As filed with the Securities and Exchange Commission on December 19, 2003
Registration No. 333-110080

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO
FORM F-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Telesp Celular Participações S.A.

(Exact name of registrant as specified in its charter)
Telesp Cellular Holding Company
(Translation of registrant’s name into English)

The Federative Republic of Brazil	4812	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Av. Roque Petroni Júnior, 1,464 — Morumbi

04707-000 — São Paulo, SP, Brazil
011-55-11-5105-1207
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue, 13th Floor
New York, NY 10011
(212) 894-8400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

S. Todd Crider, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
(212) 455-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	to be Registered(1)(2)	1,000 Shares(3)	Price(2)(3)	Registration Fee

Preferred shares, no par value(1)	207,917,781,420	U.S.$4.03	U.S.$838,884,079	U.S.$67,866(4)

(1)	155,138,393,685 of these shares will initially be represented by the registrant’s American Depositary Shares (“ADSs”), each of which represent 2,500 preferred shares and are evidenced by American Depositary Receipts (“ADRs”). The ADSs have been registered under a separate registration statement on Form F-6 (Registration No. 333-100644). The remaining 52,779,387,735 shares will not be represented by ADSs.

(2)	Includes a maximum number of the registrant’s shares expected to be issued in connection with the merger of shares described in the accompanying prospectus. The securities to be issued in connection with the merger of shares outside the United States to non-U.S. residents are not registered under this registration statement.

(3)	The Proposed Maximum Aggregate Offering Price per share (estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(f) and Rule 457(c) under the Securities Act) was calculated in accordance with the exchange ratio of 1.27 preferred shares of the registrant to be exchanged for each preferred share of Tele Centro Oeste Celular Participações S.A. (“TCO”) held directly by a U.S. resident and the exchange ratio of 1.524 ADSs representing preferred shares of the registrant to be exchanged for each ADS of TCO, in each case in connection with the merger of shares described in the accompanying prospectus, based on (a) R$10.19, the average of the high and low prices of TCO’s preferred shares as reported on the São Paulo Stock Exchange on December 15, 2003 converted into U.S. dollars based on an exchange rate of R$2.9220 = U.S.$1.00, the noon buying rate on December 15, 2003, and (b) U.S.$10.55, the average of the high and low prices of TCO’s ADSs as reported on the New York Stock Exchange on December 15, 2003.

(4)	Previously paid.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated December 19, 2003

Telesp Celular Participações S.A.

(Telesp Cellular Holding Company)

       Telesp Celular Participações S.A., or TCP, has proposed a merger of shares under Brazilian law (incorporação de ações), or a merger of shares, of its subsidiary Tele Centro Oeste Celular Participações S.A., or TCO, with TCP. TCP and TCO provide cellular telecommunications services in their respective authorization areas in Brazil under the Vivo brand. If the merger of shares is approved:

•	TCO will become a wholly owned subsidiary of TCP;

•	holders of American Depositary Shares, or ADSs, of TCO will receive 1.524 ADSs of TCP for each ADS they hold upon surrender of the TCO ADSs and payment of the fees and expenses of the depositary; and

•	direct holders of preferred shares of TCO will automatically receive 1.27 preferred shares, no par value, of TCP for each preferred share they hold without any further action by those holders.

      The merger must be approved by at least 50% of the holders of common shares of both TCP and TCO at separate extraordinary general meetings, which are scheduled to occur on January 7, 2004. We expect the merger of shares to be approved because:

•	TCP holds 90.7% of the outstanding voting common stock of TCO and intends to vote those shares in favor of the merger of shares; and

•	TCP’s controlling shareholder, which directly and indirectly holds 93.66% of TCP’s voting common shares, has represented to TCP that it and its subsidiaries will vote the common shares of TCP they hold in favor of the merger of shares.

      Holders of preferred shares and ADSs of TCO do not have the right to vote on the merger of shares.

      The TCP ADSs to be received by holders of TCO ADSs will be listed on the New York Stock Exchange under the symbol “TCP.”

      This prospectus has been prepared for holders of preferred shares of TCO residing in the United States and for holders of TCO ADSs to provide information about the merger of shares. No offer is being made to holders of common shares of TCO pursuant to this prospectus.

      You should read this prospectus carefully. In particular, please read the section entitled “Risk Factors” beginning on page 23 for a discussion of risks that you should consider in evaluating the transactions described in this prospectus.

      Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger of shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      This prospectus is dated December      , 2003 and is expected first to be mailed to shareholders on or about that date.

PRESENTATION OF FINANCIAL INFORMATION
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
PART ONE -- QUESTIONS AND ANSWERS ABOUT THE MERGER OF SHARES
PART TWO -- SUMMARY
The Companies
Acquisition of TCO and Subsequent Tender Offer (Page 52)
The Merger of Shares (Page 54)
Receipt of Shares and ADSs of TCP (Page 55)
Management (Page 57)
Accounting Treatment of the Merger of Shares (Page 64)
Stock Exchange Matters (Page 80)
Absence of Appraisal or Dissenters’ Rights
Material Tax Considerations (Page 64)
Valuation Reports (Page 73)
Summary Historical and Pro Forma Financial Data
PART THREE -- RISK FACTORS
Risks Relating to the Merger of Shares
Risks Relating to the Brazilian Telecommunications Industry and the Business
Risks Relating to Our Preferred Shares and Our ADSs
Risks Relating to Brazil
PART FOUR -- RECENT DEVELOPMENTS
PART FIVE -- THE MERGER OF SHARES
Reasons for the Merger of Shares
PART SIX -- SHAREHOLDER RIGHTS
PART SEVEN -- ADDITIONAL INFORMATION FOR SHAREHOLDERS
PART EIGHT -- LEGAL AND REGULATORY MATTERS
PART NINE -- FINANCIAL STATEMENTS
CONSOLIDATED BALANCE SHEETS As of December 31, 2002 and September 30, 2003
CONSOLIDATED BALANCE SHEETS As of December 31, 2002 and September 30, 2003
CONSOLIDATED STATEMENTS OF LOSS For the Nine-month Periods Ended September 30, 2002 and 2003
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION For the Nine-month Periods Ended September 30, 2002 and 2003
CONSOLIDATED STATEMENTS OF CASH FLOWS For the Nine-month Periods Ended September 30, 2002 and 2003
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
INDEPENDENT AUDITORS’ REPORT
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS As of and for the year ended December 31, 2001 and
BALANCE SHEET As of December 31, 2001 (In thousands of Brazilian reais)
BALANCE SHEET As of December 31, 2001 (In thousand of Brazilian reais)
STATEMENTS OF LOSS For the Year Ended December 31, 2001 and For the Period from January 1, 2002 to December 27, 2002
STATEMENTS OF CHANGE IN SHAREHOLDERS’ EQUITY (DEFICIT) For the Year Ended December 31, 2001 and For the Period from January 1 to December 27, 2002 (In thousand of Brazilian reais)
STATEMENTS OF CHANGES IN FINANCIAL POSITION For the Year Ended December 31, 2001 and For the Period from January 1 to December 27, 2002
STATEMENTS OF CASH FLOWS For the Year Ended December 31, 2001 and For the Period from January 1 to December 27, 2002
PART I
Item 1. Identity of Directors, Senior Management and Advisers
Item 2. Offer Statistics and Expected Timetable
Item 3. Key Information
Item 4. Information on the Company
Item 5. Operating and Financial Review and Prospects
Item 6. Directors, Senior Management and Employees
Item 7. Major Shareholders and Related Party Transactions
Item 8. Financial Information
Item 9. The Offer and Listing
Item 10. Additional Information
Item 11. Quantitative and Qualitative Disclosures About Market Risk
Item 12. Description of Securities Other Than Equity Securities
PART II
Item 13. Defaults, Dividend Arrearages and Delinquencies
Item 14. Material Modifications to the Rights of Security Holders and Use of Proceeds
Item 15. Controls and Procedures
Item 16. [Reserved]
PART III
Item 17. Financial Statements
Item 18. Financial Statements
Item 19. Exhibits
INDEPENDENT AUDITORS’ REPORT
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers
Item 21. Exhibits and Financial Statements
Item 22. Undertakings
SIGNATURES
EXHIBIT INDEX
1ST AMENDMENT TO THE PROTOCOL OF THE MERGER
1ST AMENDMENT TO THE JUSTIFICATION OF THE MERGER
APPRAISAL OF KPMG CORPORATE FINANCE LTDA
OPINION OF MACHADO, MEYER, ET. AL.
OPINION OF MACHADO, MEYER, ET. AL.
AGREEMENT FOR PURCHASE OF SHARES
TERMS OF CLOSING
TERMS OF ASSIGNMENT AND TRANSFER OF SHARES
PRIVATE INSTRUMENT OF THE TERMS
LETTER OF DELOITTE TOUCHE TOHMATSU AUDITORES
CONSENT OF DELOITTE TOUCHE TOHMATSU AUDITORES
CONSENT OF DELOITTE TOUCHE TOHMATSU AUDITORES
CONSENT OF DELOITTE TOUCHE TOHMATSU AUDITORES
CONSENT OF DELOITTE TOUCHE TOHMATSU AUDITORES
CONSENT OF DELOITTE TOUCHE TOHMATSU AUDITORES
CONSENT OF ERNST & YOUNG AUDITORES
CONSENT OF KPMG AUDITORES
CONSENT OF KPMG AUDITORES
CONSENT OF KPMG AUDITORES
CONSENT OF KPMG CORPORATE FINANCE LTDA
CONSENT OF CONSULT CONSULTORIA, ENGENHARIA ETC.
CONSENT OF CITIGROUP GLOBAL MARKETS INC.
CONSENT OF MERRILL LYNCH, PIERCE, FENNER & SMITH
CONSENT OF MACHADO, MEYER, SENDACZ E OPICE
CONSENT OF PLANCONSULT PLANEJAMENTO E CONSULTORIA

i

PRESENTATION OF FINANCIAL INFORMATION

      The following financial statements are included in this prospectus:

•	the audited consolidated financial statements of TCP at December 31, 2001 and 2002 and for the three years in the period ended December 31, 2002 included in Annex AA to this prospectus;

•	the unaudited consolidated interim financial statements of TCP at September 30, 2003 and for the nine months ended September 30, 2002 and 2003 included in “Part Nine: Financial Statements” of this prospectus;

•	the audited consolidated financial statements of TCO at December 31, 2001 and 2002 and for the three years in the period ended December 31, 2002 included in Annex B to this prospectus (Information Derived from TCO’s Annual Report on Form 20-F for the Fiscal Year Ended December 31, 2002);

•	the unaudited consolidated interim financial statements of TCO at September 30, 2003 and for the nine months ended September 30, 2002 and 2003 included in Annex D to this prospectus (Information Derived from TCO’s Report on Form 6-K Furnished November 19, 2003);

•	the unaudited consolidated interim financial statements of TCO at March 31, 2003 and for the three months ended March 31, 2003 and 2002 included in Annex C to this prospectus (Information Derived from TCO’s Report on Form 6-K Furnished May 16, 2003);

•	the audited combined financial statements of Globaltelcom Telecomunicações S.A., Daini do Brasil S.A. and GTPS S.A. Participações em Investimentos de Telecomunicações as of December 31, 2001, for the periods from February 6, 2001 to December 31, 2001 and from January 1, 2002 to December 27, 2002 included in Annex AA to this prospectus;

•	the audited consolidated financial statements of Daini do Brasil S.A. as of December 31, 2001 and for the year ended December 31, 2001 and for the period from January 1 to December 27, 2002 included in “Part Nine: Financial Statements” of this prospectus;

•	the audited consolidated financial statements of DDI do Brasil Ltda. (whose name was subsequently changed to Daini do Brasil S.A.) as of and for the years ended December 31, 1999 and 2000 included in Annex E to this prospectus;

•	the audited consolidated financial statements of Global Telecom S.A. as of December 31, 2001 and for the year ended December 31, 2001 and for the period from January 1 to December 27, 2002 included in “Part Nine: Financial Statements” to this prospectus; and

•	the audited consolidated financial statements of Global Telecom S.A. as of December 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2001 included in Annex F to this prospectus.

      We prepare our financial statements using accounting practices in accordance with Brazilian corporate law, standards applicable to holders of authorizations for the provision of Brazilian public telecommunication services and accounting standards and procedures established by the Brazilian Securities Commission (Comissão de Valores Mobiliários), or CVM. We refer to these accounting practices in this prospectus as “Brazilian corporate law.” Brazilian corporate law provided a simplified methodology for the effects of inflation until December 31, 1995. The audited consolidated financial statements of TCO at December 31, 2001 and 2002 and for the three years in the period ended December 31, 2002 included in this prospectus have been prepared using generally accepted accounting principles in Brazil, or “Brazilian GAAP.” Brazilian GAAP requires companies to recognize inflationary effects in their financial statements until December 31, 2000. These financial statements contain a reconciliation of shareholders’ equity and net income from Brazilian corporate law to Brazilian GAAP.

      Brazilian corporate law and Brazilian GAAP differ in significant respects from generally accepted accounting principles in the United States, or U.S. GAAP. For a discussion of these differences, please see note 37 to TCP’s audited consolidated financial statements included in this prospectus and note 29 to TCO’s audited consolidated financial statements included in this prospectus.

      References to the “real,” “reais” or “R$” are to Brazilian reais (plural) and the Brazilian real (singular) and references to “U.S. dollars” or “U.S.$” are to United States dollars.

      This prospectus contains translations of various real amounts into U.S. dollars at specified rates solely for your convenience. You should not construe these translations as representations by us that the real amounts actually represent these U.S. dollar amounts or could be converted into U.S. dollars at the rates indicated. Unless otherwise indicated, we have translated the Brazilian currency amounts for the year ended December 31, 2002 using a rate of R$3.533 to U.S.$1.00, the Brazilian Central Bank’s PTAX commercial selling rate at December 31, 2002, and we have translated the Brazilian currency amounts for the nine months ended September 30, 2003 using a rate of R$2.9234 to U.S.$1.00, the Brazilian Central Bank’s PTAX commercial selling rate at September 30, 2003.

      In this prospectus, “TCP,” “we,” “us” and “our” refer to Telesp Celular Participações S.A. and its consolidated subsidiaries.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

      We have made forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements relate to among other things:

•	management strategy;

•	synergies;

•	operating efficiencies;

•	integration of new business units;

•	market position;

•	revenue growth;

•	cost savings;

•	capital expenditures;

•	flexibility in responding to market conditions and the regulatory regime;

•	influence of controlling shareholders;

•	litigation; and

•	the timetable for the merger of shares.

      Forward-looking statements also may be identified by words such as “believes,” “expects,” “anticipates,” “projects,” “intends,” “should,” “seeks,” “estimates,” “future” or similar expressions. The sections of this prospectus that contain forward-looking statements include:

•	“Part One: Questions and Answers About the Merger of Shares”;

•	“Part Two: Summary”;

•	“Part Three: Risk Factors”;

•	“Part Five: The Merger of Shares — Reasons for the Merger of Shares”, “— Management” and “— Unaudited Pro Forma Combined Financial Data”;

•	“Part Six — Shareholder Rights”;

•	“Part Seven — Additional Information for Shareholders — Enforceability of Civil Liabilities Under U.S. Securities Laws”; and

•	“Part Eight — Legal and Regulatory Matters — General.”

      These statements reflect our current expectations. They are subject to a number of risks and uncertainties, including but not limited to changes in technology, regulation, the global cellular communications marketplace and local economic conditions. In light of the many risks and uncertainties surrounding this marketplace, you should understand that we cannot assure you that the forward-looking statements contained in this prospectus will be realized. You are cautioned not to put undue reliance on any forward-looking information.

PART ONE — QUESTIONS AND ANSWERS ABOUT THE MERGER OF SHARES

Q:	What is the merger of shares?

A:	Telesp Celular Participações S.A., or TCP, has proposed a merger of shares (incorporação de ações) of its subsidiary Tele Centro Oeste Celular Participações S.A., or TCO, with TCP. The merger of shares is a Brazilian law procedure under which TCO will become a wholly owned subsidiary of TCP and holders of preferred shares of TCO will receive preferred shares of TCP upon approval of the merger of shares by the requisite percentage of the common shares of both TCP and TCO.

Q:	What are the reasons for the merger of shares?

A:	We believe the merger of shares will enable us to:

• align the interests of the shareholders of TCP and TCO;

• take advantage of commercial and financial synergies because we will be a larger company;

• simplify our shareholding structure and expand our shareholder base;

• provide you with securities that we expect will enjoy greater market liquidity than the securities you currently hold; and

• eliminate the costs of separate public reporting requirements for TCO and the separate listing of TCO securities.

Q:	What will happen to my shares in the merger of shares?

A:	If you are a holder of TCO ADSs, you will receive 1.524 ADSs, each representing 2,500 preferred shares of TCP, for each ADS of TCO that you hold upon surrender of the TCO ADSs and payment of the fees and expenses of the depositary.

If you are a direct holder of TCO preferred shares, you will automatically receive 1.27 preferred shares of TCP for each preferred share of TCO you hold. If you hold preferred shares directly, an entry or entries will be made in the share registry of TCP to evidence the preferred shares of TCP you will receive in the merger of shares.

Q:	What shareholder approvals are needed?

A:	The merger of shares of TCO with TCP will require the affirmative vote of holders representing at least 50% of the outstanding common shares of TCO and of TCP at separate extraordinary general meetings. You are not entitled to vote at the TCO shareholder meeting, but you may participate if you directly hold preferred shares.

We believe the merger of shares will be approved by both companies because we hold 90.7% of the outstanding common shares of TCO, and Brasilcel N.V., or Brasilcel, which directly and indirectly holds 93.66% of our common shares, has represented to us that it and its subsidiaries will vote the common shares of our company they hold in favor of the merger of shares.

Q:	Do I have appraisal rights?

A:	No. Holders of TCO preferred shares and ADSs are not entitled to appraisal rights in connection with the merger of shares.

Q:	Why am I receiving this document?

A:	This document is a prospectus of TCP relating to the preferred shares of TCP that the shareholders of TCO will receive in the merger of shares. You are receiving this prospectus because TCP may be deemed to be offering you its shares for purposes of the U.S. Securities Act of 1933, as amended.

Q:	What will be the accounting treatment of the reorganization?

A:	Under Brazilian corporate law, the body of accounting principles we use to prepare our consolidated financial statements, the merger of shares will be accounted for at book value.

Under U.S. generally accepted accounting principles, the exchange of shares between TCP and the holders of common and preferred shares of TCO other than TCP will be accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations.

PART ONE — QUESTIONS AND ANSWERS ABOUT THE MERGER OF SHARES

Q:	What are the U.S. federal income tax consequences of the merger of shares?

A:	The receipt of TCP preferred shares or ADSs representing such shares and cash, if any, in exchange for TCO preferred shares or ADSs representing such shares pursuant to the merger of shares will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the sum of the fair market value of the TCP preferred shares (or TCP ADSs) received plus the amount of cash received (if any) and your tax basis in the TCO preferred shares (or TCO ADSs) exchanged. The tax consequences to you of the merger of shares will depend on your particular facts and circumstances. You should consult your own tax advisor for a full understanding of the tax consequences of the merger of shares to you.

Q:	When will the merger of shares be completed?

A:	The extraordinary general shareholder meetings of TCO and TCP will be held on January 7, 2004, unless any of the meetings is postponed. The merger of shares of TCO with TCP will take place automatically upon approval of the merger of shares at the shareholder meetings.

Q:	Are any other approvals necessary for the completion of the merger of shares?

A:	No.

Q:	After the merger of shares, will I have the same ownership percentage that I now have?

A:	No. After the merger of shares, we will be a significantly larger company than TCO and will be significantly larger than we were before the merger of shares. You will have a lower percentage ownership in TCP than you currently have in TCO. Assuming that none of the common shareholders of TCP or TCO exercises appraisal rights, former TCO shareholders, other than TCP, will hold approximately 22.2% of the total capital stock of TCP following the merger of shares.

Q:	How will my rights as a shareholder change after the merger of shares?

A:	Your rights as a shareholder of TCP will generally be similar to your rights as a shareholder of TCO. See “Part Six: Shareholder Rights.”

Q:	When will I receive my TCP ADSs and any cash attributable to any fractional TCP security?

A:	Assuming the merger of shares is completed, we will make the ADSs representing preferred shares of TCP issued in the merger of shares available to U.S. shareholders within three business days after the related preferred shares are deposited with the depositary’s custodian in Brazil. We will make available to you any cash to which you are entitled within three business days after the TCP ADSs are available.

Q:	Will I have to pay brokerage commissions?

A:	You will not have to pay brokerage commissions if your TCO shares are registered in your name. If your securities are held through a bank or broker or a custodian linked to a stock exchange, you should consult with them as to whether or not they charge any transaction fee or service charges in connection with the merger of shares.

Q:	What do I need to do now?

A:	If you hold preferred shares directly, you may attend the extraordinary general shareholders’ meeting of TCO at which the merger of shares will be approved, but you may not vote. The TCO shareholders’ meeting is currently expected to be held on January 7, 2004, at 8 a.m., local time, at TCO’s principal executive offices at SCS — Quadra 2, Bloco C, 226, Edifício Telebrasília Celular — 7° andar, 70319-900 — Brasília, D.F., Brazil. If you hold TCO ADSs, you are not entitled to attend the shareholders’ meeting.

If you hold preferred shares directly, you do not need to do anything to receive TCP preferred shares in the merger of shares. The TCP preferred shares are book-entry shares, and an entry or entries will be made in the

PART ONE — QUESTIONS AND ANSWERS ABOUT THE MERGER OF SHARES

share registry of TCP to evidence the preferred shares you will receive.

If you hold TCO ADSs, the preferred shares underlying those ADSs will become TCP preferred shares by operation of law. However, to receive American Depositary Receipts, or ADRs, of TCP evidencing the ADSs that represent those TCP preferred shares, you will need to surrender your TCO ADRs to the depositary, pay the depositary’s fees for the surrender of TCO ADSs under the TCO deposit agreement (which will not be in excess of $5.00 or less per 100 ADSs (or portion thereof)) and for the issuance of TCP ADSs under the TCP deposit agreement (which will not be in excess of $5.00 or less per 100 ADSs (or portion thereof)) and pay expenses of the depositary as provided in the deposit agreements.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger of shares, you should contact:

Tele Centro Oeste Celular
Participações S.A.
SCS — Quadra 2, Bloco C, 226,

Edifício Telebrasília Celular — 7° andar

70319-900 — Brasília, D.F.
Brazil

Attention: Luis André Carpintero Blanco

Telephone: 55-61-3962-7701
Facsimile: 55-61-321-3426

or

Telesp Celular Participações S.A.
Av. Roque Petroni Júnior, 1.464 — Morumbi
04707-000 — São Paulo, SP
Brazil
Attention: Fernando Abella Garcia
Telephone: 55-11-5105-1358
Facsimile: 55-11-5105-2988

If you are a holder of TCO ADSs, you may also contact:

The Bank of New York

101 Barclay Street

New York, NY 10286

Telephone: 1-888-BNY-ADRS

PART TWO — SUMMARY

      The following summary highlights selected information from this prospectus and may not contain all the information that may be important to you. To understand the merger of shares more fully, you should read carefully this entire prospectus.

Summary of the Merger of Shares

The Companies

TCP

      We are a leading provider of cellular telecommunications services in Brazil through our subsidiaries Telesp Celular S.A., or Telesp Celular, Global Telecom S.A. or Global Telecom, and TCO. In the nine months ended September 30, 2003, we had net operating revenues of R$4,169.0 million and at September 30, 2003 had 11.7 million cellular lines in service. The following chart shows our corporate structure as of December 15, 2003, except that the percentages of common shares and preferred shares of TCO’s subsidiaries that TCO holds are based on the most recent information available to us and may now be slightly higher.

      Telesp Celular is the leading cellular operator, by number of customers, in the State of São Paulo, according to data published by the National Telecommunications Agency (Agência Nacional de Telecomunicações), or Anatel. Telesp Celular provides services on the A band frequency in two authorization areas in the State of São Paulo that together cover approximately 248,209 square kilometers, representing approximately 2.9% of Brazil’s territory. These authorization areas are home to more than 38.3 million people, representing 21.9% of Brazil’s population, including the city of São Paulo, Brazil’s largest city, with more than 10 million people, estimated based on information published by the Brazilian Institute of Geography and Statistics (Instituto Brasileiro de Geografia e Estatística), or IBGE, and Target 2002 “Brasil em Foco.” Telesp Celular’s authorization areas include 63 municipalities with populations in excess of 100,000.

      Telesp Celular had net operating revenues of R$2,766.7 million, R$2,946.2 million and R$3,390.6 million in 2000, 2001 and 2002, respectively. In the nine months ended September 30, 2003, Telesp Celular had net operating revenues of R$2,871.9 million. At September 30, 2003, Telesp Celular had 6.7 million cellular lines

PART TWO — SUMMARY

in service and a market share of approximately 63% in its authorization areas, estimated based on the total number of cellular lines in service in those areas as published by Anatel.

      Global Telecom provides cellular telecommunications services on the B band frequency in the states of Paraná and Santa Catarina. These two states cover an area of approximately 294,661 square kilometers, representing approximately 3.5% of Brazil’s territory. The states of Paraná and Santa Catarina are home to approximately 15.3 million people, representing 8.8% of Brazil’s population, estimated based on information published by the IBGE and Target 2002 “Brasil em Foco.” These states include 22 municipalities with populations in excess of 100,000 people.

      Global Telecom had net operating revenues of R$246.7 million, R$425.9 million and R$512.2 million in 2000, 2001 and 2002, respectively. In the nine months ended September 30, 2003, Global Telecom had net operating revenues of R$465.5 million. At September 30, 2003, Global Telecom had 1.4 million cellular lines in service and a market share of approximately 43% in its authorization areas, estimated based on the total number of cellular lines in service in those areas as published by Anatel.

      Telesp Celular has been our wholly owned subsidiary since we completed a corporate restructuring in January 2000. We acquired an 81.61% indirect economic interest in Global Telecom in February 2001, and Global Telecom became our wholly owned subsidiary on December 27, 2002. We acquired 61.10% of the voting capital stock of TCO on April 25, 2003. We acquired additional shares of voting capital stock of TCO in a public tender offer, bringing the percentage of TCO’s outstanding voting capital stock we own to 90.7%. Our net operating revenues for the nine months ended September 30, 2003 included R$836.1 million attributable to the consolidation of TCO for the months of May through September 2003 and R$461.0 million attributable to the consolidation of Global Telecom for the nine months ended September 30, 2003. After consolidation adjustments, our net operating revenues were R$4,169.0 million.

      Our principal executive offices are located at Av. Roque Petroni Júnior, 1.464 — Morumbi, 04707-000 — São Paulo, SP, Brazil, and our telephone number is +55 11 5105-1207.

      For more information about our company, please see Annex A to this prospectus (Information Derived from TCP’s Annual Report on Form 20-F for the Fiscal Year Ended December 31, 2002), including the following sections of Annex A:

•	“Item 4. Information on the Company”;

•	“Item 5. Operating and Financial Review and Prospects”;

•	“Item 7. Major Shareholders and Related Party Transactions”;

•	“Item 8. Financial Information — Consolidated Statements and Other Financial Information — Legal Matters”; and

•	“Item 11. Quantitative and Qualitative Disclosures About Market Risk.”

TCO

      TCO is the leading cellular operator (A Band), by number of customers, in its authorization region, the former Area 7 under the Cellular Mobile Service (Serviço Móvel Celular), or SMC, regime, which is now part of Region II of the Terms of Authorization of the Personal Communication Services (Serviço Móvel Pessoal), or SMP, regime. TCO’s A Band authorization region covers the states of Acre, Goiás, Mato Grosso, Mato Grosso do Sul, Rondonia and Tocantins and the Federal District of Brazil. TCO’s subsidiary Norte Brasil Telecom S.A., or NBT, is the second cellular operator (B Band), by number of customers, in its authorization region, the former Area 8 under the SMC regime, which is now part of Region I of the SMP regime, a region covering the states of Amapá, Amazonas, Maranhão, Pará and Roraima. TCO conducts business through the following companies:

•	TCO conducts business directly in the Federal District;

PART TWO — SUMMARY

•	TCO’s subsidiary Telegoiás Celular S.A., or Telegoiás, operates in the states of Goiás and Tocantins;

•	TCO’s subsidiary Telemat Celular S.A., or Telemat, operates in the State of Mato Grosso;

•	TCO’s subsidiary Telems Celular S.A., or Telems, operates in the State of Mato Grosso do Sul;

•	TCO’s subsidiary Teleron Celular S.A., or Teleron, operates in the State of Rondonia;

•	TCO’s subsidiary Teleacre Celular S.A., or Teleacre, operates in the State of Acre; and

•	NBT operates in the northern Brazilian states of Amapá, Amazonas, Maranhão, Pará and Roraima.

      Before the merger of Telebrasília Celular S.A., or Telebrasília, into TCO on April 26, 2002, TCO conducted business in the Federal District through Telebrasília.

      TCO’s authorization regions cover an aggregate area of approximately 5,803,501 square kilometers, representing approximately 68% of Brazil’s territory. These authorization areas are home to approximately 31.2 million people, representing 18% of Brazil’s population, estimated based on information published by the IBGE. These areas include 35 municipalities with populations in excess of 100,000.

      TCO and its subsidiaries had aggregate net operating revenues of R$930.6 million, R$1,248.1 million and R$1,561.3 million in 2000, 2001 and 2002, respectively. In the nine months ended September 30, 2003, TCO had net operating revenues of R$1,406.4 million. At September 30, 2003, TCO and its subsidiaries had 3.6 million cellular lines in service and a market share of approximately 57% in its authorization areas, estimated based on the total number of cellular lines in service in those areas as published by Anatel.

      For more information about TCO, please see Annex B to this prospectus (Information Derived from TCO’s Annual Report on Form 20-F for the Fiscal Year Ended December 31, 2002), including the following sections of Annex B:

•	“Item 4. Information on the Company”;

•	“Item 5. Operating and Financial Review and Prospects”;

•	“Item 7. Major Shareholders and Related Party Transactions”;

•	“Item 8. Financial Information — Consolidated Statements and Other Financial Information — Legal Matters”; and

•	“Item 11. Quantitative and Qualitative Disclosures About Market Risk.”

      TCO’s principal executive offices are located at SCS — Quadra 2, Bloco C, 226, Edifício Telebrasília Celular — 7° andar, 70319-900 — Brasília, DF, Brazil, and its telephone number is +55 61 3962-7001.

PART TWO — SUMMARY

Combined Region

      The map below shows the regions in Brazil in which we and our subsidiaries, including TCO, operate.

Acquisition of TCO and Subsequent Tender Offer (Page 52)

      On April 25, 2003, we acquired 61.10% of the voting capital stock of TCO from Fixcel S.A., representing 20.37% of TCO’s total capital. The total consideration was R$1,529.0 million at April 25, 2003, including a payment of R$23.5 million to acquire a future obligation by TCO to issue capital stock to its previous owner. Of this amount, R$1,287.2 million had been paid though September 30, 2003 (including cash payments and debt and deferred payments that have been paid in full) and the remaining R$294.3 million consists of debt and deferred payments. The amounts paid and to be paid reflect interest and exchange variations from April 25, 2003 to the date of payment or to September 30, 2003, as applicable. We made an additional payment of R$145.5 million in November 2003.

      Under Brazilian law, our acquisition of control of TCO triggered a requirement that we launch a tender offer for the remaining publicly held common shares of TCO for a price not less than 80% of the price paid per share in our acquisition of a controlling interest in TCO. We launched the tender offer for the remaining common shares of TCO on October 9, 2003. We completed the tender offer for the TCO common shares on November 18, 2003, paying R$16.73 per 1,000 outstanding common shares. We now hold 90.7% of the outstanding voting capital stock of TCO, representing 29.3% of TCO’s total outstanding capital.

PART TWO — SUMMARY

The Merger of Shares (Page 54)

      We are proposing the merger of shares of TCO with TCP under Brazilian law. If the merger of shares is approved:

•	TCO will become a wholly owned subsidiary of TCP;

•	holders of ADSs of TCO will receive 1.524 ADSs of TCP for each ADS they hold upon surrender of the TCO ADSs and payment of any fees and expenses of the depositary; and

•	direct holders of preferred shares of TCO will automatically receive 1.27 preferred shares of TCP for each preferred share they hold without any further action by those holders.

      The exchange ratios for the TCO preferred shares and ADSs are different because the ADS exchange ratio takes into account the difference in the ratio of ADSs to preferred shares under the TCO and TCP ADS programs.

      Brasilcel holds, directly and indirectly, 93.66% of the common shares of our company, and we hold 90.7% of the common shares of TCO, excluding treasury shares. Brasilcel has represented to us that it and its subsidiaries will vote the common shares of our company they hold in favor of the merger of shares. We intend to vote the common shares of TCO we hold in favor of the merger of shares.

      The merger of shares of TCO with TCP will require the affirmative vote of holders representing at least 50% of the outstanding common shares of TCP and of TCO at separate extraordinary general meetings. The extraordinary general meeting of TCO is scheduled to be held as follows:

January 7, 2004

8 a.m., local time
Tele Centro Oeste Celular Participações S.A.
SCS — Quadra 2, Bloco C, 226,
Edifício Telebrasília Celular — 7° andar
70319-900 — Brasília, D.F.
Brazil

      If you hold preferred shares directly, you may attend the meeting. Under the Brazilian corporation law, you may be required to show a document proving your identity to gain admittance to the meeting. If you hold TCO ADSs, you are not entitled to attend the shareholder’s meeting. No holder of preferred shares or ADSs of TCO may vote at the meeting.

      There are no conditions to the completion of the merger of shares other than shareholder approval by both TCP and TCO and the completion of the conversion of TCP preferred shares into common shares described in “Part Five: The Merger of Shares — Background for the Merger of Shares — Conversion of TCP Preferred Shares Into Common Shares.” The approval of the NYSE of the listing of the ADSs of TCP to be delivered in connection with the merger of shares, for which we will apply, must be obtained for these shares to be traded by their holders. However, this approval is not a condition to the completion of the merger of shares.

      Although the approval of the merger of shares by the CVM is not a condition to the merger of shares, on December 11, 2003, the CVM sent us a letter requiring a postponement of the extraordinary general meetings to approve the merger of shares to permit the CVM additional time to analyze the legality of the proposals for the merger of shares being submitted to the shareholders of our company and TCO, and we and TCO have rescheduled the meetings from December 22, 2003 to January 7, 2004. Although we affirm that the proposed merger of shares is legal and provides equitable treatment to TCP and TCO, we cannot predict the outcome of the CVM’s analysis of the transaction. See “Part Three: Risk Factors — Risks Relating to the Brazilian Telecommunications Industry and the Business — Certain holders of TCO’s preferred shares have presented complaints to the CVM, the Brazilian securities regulator, related to the terms of the merger of shares, and the CVM’s review is ongoing.”

PART TWO — SUMMARY

Receipt of Shares and ADSs of TCP (Page 55)

      If the merger of shares is approved, each preferred share of TCO will automatically become 1.27 preferred shares of TCP without any action by you. Because the preferred shares of TCP are book-entry shares, an entry or entries will be made in the share registry of TCP to evidence the preferred shares received in the merger of shares. Neither you nor any other person will receive certificates evidencing preferred shares of TCP. If you hold ADSs representing preferred shares of TCO, you will receive 1.524 ADSs representing preferred shares of TCP in the merger of shares for each TCO ADS you hold.

      When the merger of shares becomes effective, TCP will deposit with a custodian for The Bank of New York, as depositary under TCO’s ADS program, the TCP preferred shares issuable in respect of the TCO then held in that program. In accordance with an amendment to the TCO deposit agreement that has been entered into and will become effective at the time of the merger of shares, The Bank of New York, as depositary, will consider itself to have been directed by TCO and the holders of the TCO ADSs to deposit those TCP preferred shares with the custodian for The Bank of New York, as depositary under TCP’s ADS program, and instruct that depositary to cause to be issued and to deliver, subject to payment of the fees and expenses of the depositary under the TCP deposit agreement (which will not be in excess of $5.00 or less per 100 ADSs (or portion thereof)), ADSs representing those TCP preferred shares to the depositary for the TCO ADS program. When the TCP ADSs are received in the TCO ADS program, the TCO ADSs will be deemed to have been converted into a right only to receive TCP ADSs, and The Bank of New York, as depositary under TCO’s ADS program, will call for the surrender of the ADRs evidencing those former TCO ADSs. Upon surrender of those ADRs and payment of the depositary’s fees and expenses as provided in the TCO deposit agreement (which will not be in excess of $5.00 or less per 100 ADSs (or portion thereof)), the depositary will deliver the TCP ADSs (and cash in lieu of any fractions as described in “Part Five: The Merger of Shares — Fractional Shares and ADSs”) to the holders of the former TCO ADSs.

Management (Page 57)

      TCP is managed by a board of directors of 11 members, each serving a three-year term expiring in March 2006, except that the term of António Gonçalves de Oliveira will expire in April 2004. The board of executive officers of TCP consists of seven members, led by Francisco José Azevedo Padinha as chief executive officer.

      TCP is headquartered in São Paulo, Brazil and will maintain that headquarters after the merger of shares.

Accounting Treatment of the Merger of Shares (Page 64)

      Under Brazilian corporate law, the body of accounting principles we use to prepare our consolidated financial statements, the merger of shares will be accounted for at book value. Under U.S. generally accepted accounting principles, the exchange of shares between TCP and the holders of common and preferred shares of TCO other than TCP will be accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations.

Stock Exchange Matters (Page 80)

      After the merger of shares is complete, TCP preferred shares will continue to be traded on the São Paulo Stock Exchange under the ticker symbol “TSPP4,” and ADSs representing preferred shares of TCP will continue to be traded on the New York Stock Exchange under the ticker symbol “TCP.”

      After the merger of shares is complete, TCO’s preferred shares will be delisted from the São Paulo Stock Exchange, and TCO’s ADSs will be delisted from the New York Stock Exchange.

PART TWO — SUMMARY

Absence of Appraisal or Dissenters’ Rights

      Holders of TCO preferred shares or ADSs are not entitled to appraisal or dissenters’ rights in connection with the merger of shares under Brazilian law.

Material Tax Considerations (Page 64)

      The merger of shares will be a taxable transaction for U.S. federal income tax purposes. As a result, you generally will recognize gain or loss on TCP preferred shares or TCP ADSs and cash, if any, received in exchange for your TCO preferred shares or TCO ADSs in an amount equal to the difference between the sum of (1) the fair market value of the TCP preferred shares or TCP ADSs received (determined as of the closing date of the merger of shares) plus (2) the amount of cash received, if any, including cash received in lieu of fractional TCP preferred shares and TCP ADSs and your tax basis in the TCO preferred shares or TCO ADSs exchanged. See “Part Five: The Merger of Shares — Material Tax Considerations — United States Federal Income Tax Considerations.”

      There are reasonable Brazilian legal grounds to sustain that the exchange (resulting from the merger of shares) by a U.S. person of preferred shares that are registered as a foreign portfolio investment under Resolution 2,689 of the National Monetary Council or are registered as a foreign direct investment under Law 4,131/62 would not be subject to income tax pursuant to Brazilian law. See “Part Five: The Merger of Shares — Material Tax Considerations — Brazilian Tax Considerations.”

Valuation Reports (Page 73)

      In connection with the merger of shares, our board of directors received valuation reports from each of Merrill Lynch & Co. and Citigroup Global Markets Inc. expressing the view of each such firm that, as of the dates of those reports and based on and subject to the assumptions and considerations described in those reports, the exchange ratio of 1.27 TCP shares for each TCO share proposed in the merger of shares provides equitable treatment to TCP and TCO, as required by Article 30 of our bylaws. We urge you to read carefully the summaries of the valuation reports set forth in “Part Five: The Merger of Shares — Valuation Reports,” which include information on how to obtain copies of the full reports.

PART TWO — SUMMARY

Summary Historical and Pro Forma Financial Data

      The following information is provided to aid you in your analysis of the financial aspects of the merger of shares. The information is only a summary derived from the following financial statements included in this prospectus:

•	the audited consolidated financial statements of TCP at December 31, 2001 and 2002 and for the three years in the period ended December 31, 2002 included in this prospectus;

•	the unaudited consolidated interim financial statements of TCP at September 30, 2003 and for the nine months ended September 30, 2002 and 2003 included in this prospectus;

•	the audited consolidated financial statements of TCO at December 31, 2001 and 2002 and for the three years in the period ended December 31, 2002 included in this prospectus;

•	the unaudited consolidated interim financial statements of TCO at September 30, 2003 and for the nine months ended September 30, 2002 and 2003 included in this prospectus; and

•	the audited consolidated financial statements of each of TCP and TCO at December 31, 1998, 1999 and 2000 and for the years in the period ended December 31, 1998 and 1999 that have not been included in this prospectus.

      You should read this summary historical and pro forma financial data together with these financial statements.

      The results of operations of TCP and TCO for the nine months ended September 30, 2003 are not necessarily indicative of the operating results to be expected for the entire year ended December 31, 2003.

      The financial statements of TCP and the unaudited consolidated interim financial statements of TCO at September 30, 2003 and for the nine months ended September 30, 2002 and 2003 have been prepared using accounting practices in accordance with Brazilian corporate law, standards applicable to holders of authorizations for the provision of Brazilian public telecommunication services and accounting standards and procedures established by the Brazilian Securities Commission (Comissão de Valores Mobiliários), or CVM. We refer to these accounting practices in this prospectus as “Brazilian corporate law.” Brazilian corporate law provided a simplified methodology for the effects of inflation until December 31, 1995. The audited consolidated financial statements of TCO at December 31, 2001 and 2002 and for the three years in the period ended December 31, 2002 have been prepared using generally accepted accounting principles in Brazil, or “Brazilian GAAP.” Brazilian GAAP requires companies to recognize inflationary effects in their financial statements until December 31, 2000. The audited consolidated financial statements of TCO at December 31, 2001 and 2002 and for the three years in the period ended December 31, 2002 included in this prospectus contain a reconciliation of shareholders’ equity and net income from Brazilian corporate law to Brazilian GAAP.

      Brazilian corporate law and Brazilian GAAP differ in significant respects from generally accepted accounting principles in the United States, or U.S. GAAP. For a discussion of these differences, please see note 37 to TCP’s audited consolidated financial statements at December 31, 2001 and 2002 and for the three years in the period ended December 31, 2002 included in this prospectus and note 29 to TCO’s audited consolidated financial statements at December 31, 2001 and 2002 and for the three years in the period ended December 31, 2002 included in this prospectus.

      For convenience only, Brazilian currency amounts for the year ended December 31, 2002 have been translated into U.S. dollars at a rate of R$3.533 to U.S.$1.00, the Brazilian Central Bank’s PTAX commercial selling rate at December 31, 2002, and Brazilian currency amounts for the nine months ended September 30, 2003 have been translated into U.S. dollars at a rate of R$2.9234 to U.S.$1.00, the Brazilian Central Bank’s PTAX commercial selling rate at September 30, 2002.

PART TWO — SUMMARY

Summary of Selected Historical TCP Financial Data

							At or for the nine months ended
	At or for the year ended December 31,						September 30,

	1998	1999	2000	2001	2002	2002	2002	2003	2003

						(U.S.$)(4)			(U.S.$)(4)
	(R$ million, except per share data)
Income Statement Data(2):
Brazilian corporate law
Net operating revenue	1,682.5	2,211.6	2,766.7	2,946.2	3,390.6	959.6	2,481.2	4,169.0	1,426.1
Cost of services and goods sold	(641.3)	(1,353.2)	(1,689.2)	(1,656.4)	(1,648.4)	(466.5)	(1,188.1)	(2,070.9)	(708.4)

Gross profit	1,041.2	858.4	1,077.5	1,289.8	1,742.2	493.1	1,293.2	2,098.1	717.7
Operating expenses:
Selling expenses	(181.1)	(387.0)	(554.2)	(605.0)	(617.9)	(174.9)	(454.3)	(938.9)	(321.2)
General and administrative expenses	(76.2)	(131.7)	(217.9)	(271.2)	(288.5)	(81.7)	(254.9)	(392.9)	(134.4)
Other net operating income (expenses)	(40.2)	61.4	33.9	(67.6)	(70.1)	(19.8)	(52.3)	2.2	0.8

Operating income before equity in losses of unconsolidated subsidiary and net financial expenses	743.7	401.1	339.3	346.0	765.7	216.7	531.7	768.5	262.9
Equity in losses of unconsolidated subsidiary	—	—	—	(653.6)	(890.7)	(252.1)	(540.6)	—	—
Net financial expenses	(87.5)	(206.0)	(137.1)	(541.5)	(808.4)	(228.8)	(449.0)	(843.0)	(288.4)

Operating income (loss)	656.2	195.1	202.2	(849.1)	(933.4)	(264.2)	(457.9)	(74.5)	(25.5)
Net non-operating income (expenses)	0.2	1.3	(0.6)	(0.4)	10.0	2.8	10.6	(4.9)	(1.7)

Income (loss) before income taxes, minority interests and extraordinary item	656.4	196.4	201.6	(849.5)	(923.4)	(261.4)	(447.3)	(79.4)	(27.2)
Income taxes	(169.4)	(36.4)	(49.4)	14.7	(46.5)	(13.2)	(113.4)	(228.4)	(78.1)
Minority interests	(118.6)	(47.1)	—	—	—	—	—	(154.9)	(53.0)
Extraordinary item, net of taxes	(47.0)	—	—	(278.8)	(170.9)	(48.4)	—	—	—

Net income (loss)	321.4	112.9	152.2	(1,113.6)	(1,140.8)	(323.0)	(560.7)	(462.8)	(158.3)

Net income (loss) per 1,000 shares	0.96	0.34	0.33	(2.43)	(0.97)	(0.28)	(0.48)	(0.34)	(0.1)
Dividends declared per thousand common shares(3)	0.269525	0.092498	0.112948	—	—	—	—	—	—
Dividends declared per thousand preferred shares(3)	0.269525	0.092498	0.245220	—	—	—	—	—	—
U.S. GAAP
Net operating revenue	2,035.7	2,379.8	2,963.7	3,599.7	4,550.6	1,287.9	3,250.7	5,652.8	1,933.6
Operating income	587.0	310.6	220.2	198.0	328.8	93.0	537.3	747.5	255.7
Net financial expenses	(23.4)	(315.4)	(192.1)	(743.5)	(1,149.6)	(325.4)	(1,294.1)	(153.5)	(52.5)
Equity in losses of unconsolidated subsidiaries	—	—	—	(733.8)	(759.1)	(214.8)	(719.2)	—	—

PART TWO — SUMMARY

							At or for the nine months ended
	At or for the year ended December 31,						September 30,

	1998	1999	2000	2001	2002	2002	2002	2003	2003

						(U.S.$)(4)			(U.S.$)(4)
	(R$ million, except per share data)
Net non-operating income (expenses)	0.2	1.3	(0.6)	(9.6)	9.8	2.8	10.4	(5.1)	(1.7)
Income (loss) before income taxes, minority interests and extraordinary item	563.8	(3.5)	27.5	(1,288.9)	(1,570.1)	(444.4)	(1,465.7)	588.9	201.5
Income taxes and minority interest	(265.4)	15.6	9.4	97.5	74.4	21.1	154.9	(577.7)	(197.6)
Extraordinary item, net of tax	—	—	—	(12.7)	—	—	—	—	—

Net income (loss)	298.4	12.1	36.9	(1,204.1)	(1,495.7)	(423.3)	(1,310.7)	11.2	3.9

Basic and diluted net income (loss) per 1,000 shares — common and preferred(1)	0.89	0.04	0.09	(2.63)	(2.18)	(0.62)	(2.5)	0.01	0.003
Cash Flow Data:
Brazilian corporate law
Cash flows from operating activities	—	—	597.4	779.7	984.4	278.6	824.2	871.0	297.9
Cash flows from investing activities	—	—	(868.2)	(1,767.7)	(3,820.5)	(1,081.3)	(2,870.2)	(572.5)	(195.8)
Cash flows from financing activities	—	—	(501.1)	683.4	2,772.3	784.6	1,970.9	791.3	270.7
U.S. GAAP
Cash flows from operating activities	—	—	552.2	784.0	1,061.6	300.5	849.9	905.2	309.6
Cash flows from investing activities	—	—	(823.0)	(1,745.3)	(3,835.0)	(1,085.4)	(2,876.9)	(584.9)	(200.1)
Cash flows from financing activities	—	—	501.1	656.7	2,709.6	766.9	1,951.9	769.5	263.2
Balance Sheet Data(2):
Brazilian corporate law
Property, plant and equipment, net	2,420.6	3,219.8	3,454.0	3,695.8	4,778.1	1,352.3	—	5,106.8	1,746.9
Total assets	3,205.5	5,454.3	6,204.0	6,872.2	9,654.4	2,732.4	—	12,570.8	4,300.1
Loans and financing	719.7	1,690.0	1,399.4	2,580.1	4,460.8	1,262.5	—	5,767.5	1,972.9
Net assets	1,125.5	2,267.0	3,857.1	2,742.6	4,010.0	1,134.9	—	3,548.6	1,213.9
Capital stock	355.4	434.7	1,873.3	1,873.3	4,373.7	1,237.9	—	4,373.7	1,496.1
Number of thousands of shares as adjusted to reflect changes in capital	334,399,027	334,399,027	458,367,772	458,367,772	1,171,784,352	—	—	1,171,784,352	—
U.S. GAAP
Property, plant and equipment, net	3,692.4	3,490.2	3,555.7	3,783.5	4,855.5	1,374.2	—	5,100.2	1,744.6
Total assets	3,556.2	6,057.0	7,089.1	7,218.3	10,202.0	2,887.4	—	13,313.3	4,554.0
Total liabilities	1,907.2	3,415.6	3,414.7	4,787.4	6,894.7	1,951.3	—	8,771.2	3,000.3
Net assets	1,216.9	2,229.8	3,674.4	2,430.9	3,307.3	936.0	—	3,320.0	1,135.7
Capital stock	355.4	434.7	1,873.3	1,873.3	4,373.7	1,237.9	—	4,373.7	1,496.1
Number of thousands of shares as adjusted to reflect changes in capital	334,399,027	334,399,027	458,367,772	458,367,772	1,171,784,352	—	—	1,171,784,352	—

PART TWO — SUMMARY

(1)	Basic net income (loss) per share was equal to diluted net income (loss) per share for the years ended December 31, 1998 and 1999 because TCP did not have any potentially diluted shares outstanding. As result of a corporate restructuring completed on January 2000, TCP was obligated to issue shares to its controlling shareholder for the amount of the tax benefit realized on the amortization of the intangible related to a concession that was transferred in the corporate restructuring. The number of issuable shares, which are determined on the basis of estimates using TCP’s share price at the date of the balance sheet, are considered dilutive and are included in the denominator for purposes of calculating dilutive earnings per share for the years ended December 31, 2001 and 2002. The potentially dilutive shares, consisting solely of the estimate of issuable shares mentioned above, have been excluded from the computation for 2001 and 2002 as their effect would have been anti-dilutive.

(2)	Telesp Celular was established effective in January 1998 by means of a spin-off from Telecomunicações de São Paulo S.A. — TELESP, and TCP was established effective May 22, 1998 in the privatization of Telebrás. Although the spin-off from Telecomunicações de São Paulo S.A. — TELESP was approved at a shareholders’ meeting that occurred on February 28, 1998, the statements of income for the year ended December 31, 1998 reflect the operations of Telesp Celular for the full year of 1998.

(3)	Interest on shareholders’ equity is included as part of dividends and is presented net of taxes. The right to receive 1998’s dividend has expired.

(4)	U.S. dollars in millions, except per share data.

PART TWO — SUMMARY

Summary of Selected Historical TCO Financial Data

							At or for the nine months ended
	At or for the year ended December 31,						September 30,

	1998	1999	2000	2001	2002	2002	2002	2003

						(U.S.$			(U.S.$
	(R$ million, except per share data)(1)					million)			million)
Income Statement Data:
Brazilian accounting practices(2)
Net operating revenue	637.4	666.7	930.6	1,248.1	1,561.3	441.9	1,124.7	1,406.4	481.1
Cost of services and goods sold	(260.3)	(326.5)	(532.2)	(663.2)	(779.5)	(220.6)	(500.7)	(642.4)	(219.7)
Gross profit	377.1	340.2	398.4	584.9	781.8	221.3	624.0	764.0	261.3
Operating expenses:
Selling expenses	(99.1)	(118.6)	(126.2)	(195.0)	(218.3)	(61.8)	(149.0)	(206.2)	(70.5)
General and administrative expenses	(46.3)	(64.5)	(78.4)	(110.3)	(142.3)	(40.3)	(100.7)	(139.4)	(47.7)
Other net operating income (expenses)	(1.0)	(14.0)	(9.6)	(4.5)	(3.8)	(1.0)	(9.9)	1.5	0.5
Operating income before net financial income (expenses)	230.7	143.1	184.2	275.1	417.4	118.2	364.4	419.9	143.6
Net financial income (expenses)	(69.7)	(47.6)	(30.1)	(43.5)	(90.7)	(25.7)	(63.9)	94.5	32.3
Operating income	161.0	95.5	154.1	231.6	326.7	92.5	300.5	514.4	176.0
Net nonoperating expenses	(20.6)	(6.1)	(19.5)	(25.7)	(19.7)	(5.6)	—	(2.8)	(1.0)
Employees’ participation	(1.3)	(1.9)	(1.9)	(2.3)	(3.1)	(0.9)	—	—	175.0
Income before income taxes, minority interests and reversal of interest on own capital	139.1	87.5	132.7	203.6	303.9	86.0	300.5	511.6
Income and social contribution taxes	(40.2)	(29.9)	(40.2)	(56.5)	(93.8)	(26.5)	(106.6)	(179.3)	(61.3)
Income before minority interests and reversal of interest on own capital	98.9	57.6	92.5	147.1	210.1	59.5	193.9	332.3	113.7
Minority interests	(24.1)	(11.5)	(20.0)	(13.9)	0.4	0.1	(4.5)	(6.0)	(2.1)
Reversal of interest on own capital	91.7	53.5	31.0	45.3	94.6	26.8	40.8	—	—
Net income	166.5	99.6	103.5	178.5	305.1	86.4	230.2	326.3	111.6
Net income per 1,000 shares	0.50	0.27	0.28	0.49	0.80	0.23	0.87	0.62	0.2
Dividends declared per thousand common shares(3)	0.153	0.085	0.096	0.204	0.212	0.06	—	—	—
Dividends declared per thousand preferred shares(3)	0.153	0.085	0.096	0.204	0.212	0.06	—	—	—
U.S. GAAP(4)
Net income	164.0	32.6	104.8	194.5	287.4	81.3	—	—	—
Basic and diluted net income per 1,000 shares outstanding (reais)	0.49	0.09	0.29	0.53	0.78	0.2	—	—	—
Cash Flow Data:
Brazilian accounting practices
Cash flows from operating activities	—	—	231.8	436.5	563.6	159.5	—	—	—
Cash flows from investing activities	—	—	(199.7)	(391.5)	(505.8)	(143.1)	—	—	—
Cash flows from financing activities	—	—	348.5	(168.5)	(225.9)	(63.9)	—	—	—
Balance Sheet Data:
Brazilian accounting practices
Property, plant and equipment, net	874.3	994.5	1,083.7	1,078.9	1,035.5	293.1	—	857.3	293.3
Total assets	1,224.2	1,819.1	2,155.0	2,240.3	2,506.4	709.3	—	2,517.3	861.1
Loans and financing	56.3	143.8	509.1	517.0	627.8	177.7	—	404.6	138.4

PART TWO — SUMMARY

							At or for the nine months ended
	At or for the year ended December 31,						September 30,

	1998	1999	2000	2001	2002	2002	2002	2003

						(U.S.$			(U.S.$
	(R$ million, except per share data)(1)					million)			million)
Net assets	799.1	1,230.6	1,042.2	1,126.4	1,310.7	371.0	—	1,547.1	529.2
Capital stock	230.7	386.9	386.9	588.9	617.9	174.9	—	570.1	195.0
Number of billions of shares as adjusted to reflect changes in capital	334.4	334.4	364.4	366.5	379.2	—	—	379.2	—
U.S. GAAP(4)
Property, plant and equipment, net	819.3	947.6	1,057.6	1,071.2	1,046.2	296.0	—	—	—
Total assets	1,192.7	1,426.6	2,113.0	2,389.4	2,468.5	698.6	—	—	—
Loans and financing	56.3	143.8	509.1	517.0	627.8	177.7	—	—	—
Net assets	758.4	814.6	1,000.1	1,100.3	1,265.3	358.1	—	—	—

(1)	Information is presented in constant reais as of December 31, 2000 and nominal reais as of December 31, 2001 and 2002.

(2)	The unaudited financial data as of September 30, 2003 and for the nine months ended September 30, 2002 and 2003 has been prepared in accordance with Brazilian corporate law, which provided a simplified methodology for accounting for the effects of inflation until December 31, 1995. The audited financial data at December 31, 1998, 1999, 2000, 2001 and 2002 and for the five years in the period ended December 31, 2002 have been prepared using Brazilian GAAP. Brazilian GAAP requires companies to recognize inflationary effects in their financial statements until December 31, 2000. The audited consolidated financial statements of TCO at December 31, 2001 and 2002 and for the three years in the period ended December 31, 2002 included in this prospectus contain a reconciliation of shareholders’ equity and net income from Brazilian corporate law to Brazilian GAAP.

(3)	Interest on shareholders’ equity is included as part of dividends and is presented net of taxes. The right to receive 1998’s dividend has expired.

(4)	Since TCO has been consolidated by TCP as from April 25, 2003, U.S. GAAP information for TCO has not been presented separately at September 30, 2003 or for the nine months ended September 30, 2002 and 2003.

PART TWO — SUMMARY

Summary of Selected Condensed Pro Forma Financial Data

      The following unaudited pro forma combined financial data gives pro forma effect to our acquisition of control of Global Telecom in December 2002 and our acquisition of the control of TCO in April 2003. This financial data should be read in conjunction with “Part Five: The Merger of Shares — Unaudited Pro Forma Combined Financial Data.” The unaudited pro forma combined financial data for the year ended December 31, 2002 and nine months ended September 30, 2003 give effect to the acquisitions described above as if they had occurred on January 1, 2002.

      The unaudited pro forma combined financial data were prepared for illustrative purposes only. This information does not purport to represent what the actual results of operations or financial position of TCP would have been if the acquisitions had actually occurred on the dates assumed and does not necessarily indicate what TCP’s future operating results or combined financial position will be.

			At and for the nine months
	At and for the year ended		ended
	December 31,		September 30,

	2002	2002	2003	2003

	(R$ million)	(U.S.$ million)	(R$ million)	(U.S.$ million)

	(Unaudited)
Income Statement Data:
Brazilian corporate law
Net operating revenue	5,438.6	1,539.2	4,815.7	1,647.0
Cost of services and goods sold	(2,794.3)	(790.8)	(2,348.2)	(803.2)
Gross profit	2,644.3	748.4	2,467.5	844.1
Operating expenses:
Selling expenses	(957.6)	(271.0)	(1,020.4)	349.0
General and administrative expenses	(476.0)	(134.7)	(454.5)	(155.5)
Other net operating expenses	(284.5)	(97.3)	(71.8)	(24.6)
Operating income before equity in losses of unconsolidated subsidiary and net financial expenses	926.2	316.8	920.8	315.0
Equity in losses of unconsolidated subsidiary	—	—	—	—
Net financial expenses	(1,952.5)	(667.9)	(979.1)	(334.9)
Operating loss	(1,026.3)	(351.1)	(58.3)	(19.9)
Net non-operating expenses	(8.0)	(2.3)	(20.5)	(7.0)

Loss before income taxes, minority interests and extraordinary item	(1,034.3)	(353.8)	(78.8)	(27.0)
Income taxes	(154.1)	(43.6)	(304.4)	(104.1)
Minority interests	(6.1)	(2.1)	(6.0)	(2.1)
Extraordinary item, net of taxes	(421.4)	(119.3)	—	—
Net loss	(1,615.9)	(552.7)	(389.2)	(133.1)
Net loss per 1,000 shares	(1.07)	(0.3)	(0.26)	(0.09)

U.S. GAAP
Net loss	(2,475.2)	(700.6)	(213.5)	(73.0)
Basic and diluted net loss per 1,000 shares outstanding (reais)	(2.42)	(0.68)	(0.14)	(0.06)

Balance Sheet Data:
Brazilian corporate law
Property, plant and equipment, net	—	—	5,106.8	1,746.9
Total assets	—	—	12,952.7	4,430.7
Loans and financing	—	—	6,306.3	2,157.2
Net assets	—	—	4,561.4	1,560.3
Capital stock	—	—	5,386.5	1,842.5
Number of billions of shares as adjusted to reflect changes in capital	—	—	1,507.0	—

U.S. GAAP
Shareholders’ equity	—	—	5,985.7	2,047.5

PART TWO — SUMMARY

Summary Comparative Per Share Data

      We present below book value, cash dividend and income (loss) from continuing operations per share data on both a historical basis and an unaudited pro forma basis under Brazilian corporate law and U.S. GAAP.

      We have derived the unaudited pro forma information appearing below from the unaudited pro forma condensed financial data appearing elsewhere in this prospectus.

      You should read the information below together with the historical and pro forma financial data of TCP and the historical financial statements of TCO appearing elsewhere in this prospectus. The unaudited pro forma data appearing below is for illustrative purposes only. TCP and TCO may have performed differently had they always been a combined entity. You should not rely on this information as being indicative of the actual results of that the combined businesses of these companies will experience after the merger of shares.

      For more information about historical dividend payments by TCP and TCO, see “Part Six: Shareholder Rights — Information About Historical Dividend Payments.”

Brazilian Corporate Law

	Year ended December 31, 2002

				TCO
	TCP	TCO	TCP	Per Share
	(Historical)	(Historical)	(Pro Forma)	Equivalent(1)

	(Reais)
Book value per 1,000 shares	3.42	3.26	—	4.34
Cash dividends declared per 1,000 preferred shares(2)	—	0.21	—	—
Income (loss) from continuing operations per 1,000 shares	(0.97)	0.88	(1.07)	(1.23)

(1)	The TCO per share equivalent data are calculated by multiplying the TCP pro forma per share amounts by 1.27, the number of TCP preferred shares that will be received for each TCO preferred share in the merger of shares.

(2)	After the pro forma adjustments described in “Part Five: The Merger of Shares — Unaudited Pro Forma Combined Financial Data,” pro forma net income of TCP under Brazilian corporate law was negative for the period, primarily due to the losses of Global Telecom and the financial cost related to the acquisitions of Global Telecom and TCO. Therefore, no dividends would have been payable on a pro forma basis for the period.

	Nine months ended September 30, 2003

				TCO
	TCP	TCO	TCP	Per Share
	(Historical)	(Historical)	(Pro Forma)	Equivalent(1)

	(Reais)
Book value per 1,000 shares	3.03	4.14	3.03	3.85
Cash dividends declared per 1,000 preferred shares(2)	—	—	—	—
Income (loss) from continuing operations per 1,000 shares	(0.39)	0.87	(0.26)	(0.50)

(1)	The TCO per share equivalent data are calculated by multiplying the TCP pro forma per share amounts by 1.27, the number of TCP preferred shares that will be received for each TCO preferred share in the merger of shares.

(2)	After the pro forma adjustments described in “Part Five: The Merger of Shares — Unaudited Pro Forma Combined Financial Data,” pro forma net income of TCP under Brazilian corporate law was negative for

PART TWO — SUMMARY

the period, primarily due to the losses of Global Telecom and the financial cost related to the acquisitions of Global Telecom and TCO. Therefore, no dividends would have been payable on a pro forma basis for the period.

U.S. GAAP

	Year ended December 31, 2002

				TCO
	TCP	TCO	TCP	Per Share
	(Historical)	(Historical)	(Pro Forma)	Equivalent(1)

	(Reais)
Book value per 1,000 shares	2.82	3.39	—	3.58
Cash dividends declared per 1,000 preferred shares(2)	—	0.21	—	—
Income (loss) from continuing operations per 1,000 shares	(2.18)	0.78	(2.42)	(2.77)

(1)	The TCO per share equivalent data are calculated by multiplying the TCP pro forma per share amounts by 1.27, the number of TCP preferred shares that will be received for each TCO preferred share in the merger of shares.

(2)	Historical cash dividends under U.S. GAAP for TCO are the same as presented above under Brazilian corporate law because TCO paid dividends only based on its Brazilian corporate law results. After the pro forma adjustments described in “Part Five: The Merger of Shares — Unaudited Pro Forma Combined Financial Data,” pro forma net income of TCP under Brazilian corporate law was negative for the period, primarily due to the losses of Global Telecom and the financial cost related to the acquisitions of Global Telecom and TCO. Therefore, no dividends would have been payable on a pro forma basis for the period.

	Nine months ended September 30, 2003

				TCO
	TCP	TCO	TCP	Per Share
	(Historical)	(Historical)	(Pro Forma)	Equivalent(1)

	(Reais)
Book value per 1,000 shares	2.83	4.09	3.93	3.59
Cash dividends declared per 1,000 preferred shares(2)	—	—	—	—
Income (loss) from continuing operations per 1,000 shares	0.01	0.92	(0.14)	0.01

(1)	The TCO per share equivalent data are calculated by multiplying the TCP pro forma per share amounts by 1.27, the number of TCP preferred shares that will be received for each TCO preferred share in the merger of shares.

(2)	Historical cash dividends under U.S. GAAP for TCO are the same as presented above under Brazilian corporate law because TCO paid dividends only based on its Brazilian corporate law results. After the pro forma adjustments described in “Part Five: The Merger of Shares — Unaudited Pro Forma Combined Financial Data,” pro forma net income of TCP under Brazilian corporate law was negative for the period, primarily due to the losses of Global Telecom and the financial cost related to the acquisitions of Global Telecom and TCO. Therefore, no dividends would have been payable on a pro forma basis for the period.

PART TWO — SUMMARY

Exchange Rates

Brazilian Central Bank Rates

      There are two legal exchange rates in Brazil:

•	the commercial rate exchange market and

•	the floating rate exchange market.

      Most trade and financial foreign-exchange transactions, including transactions relating to the purchase or sale of preferred shares or the payment of dividends, are carried out on the commercial market at the applicable commercial market rate. Purchase of foreign currencies in the commercial market may be carried out only through a Brazilian bank authorized to buy and sell currency in that market. In both markets, rates are freely negotiated but may be strongly influenced by Brazilian Central Bank intervention.

      Between March 1995 and January 1999, the Central Bank permitted gradual devaluation of the real against the U.S. dollar pursuant to an exchange rate policy that established a band within which the real/ U.S. dollar exchange rate could fluctuate.

      Responding to pressure on the real, on January 13, 1999, the Central Bank widened the foreign exchange band and, on January 15, 1999, allowed the real to float freely. Since then, the real reached a low of R$1.4659 on January 15, 1999 and a high of R$3.9552 on October 22, 2002. At December 15, 2003, the commercial market rate for purchasing U.S. dollars was R$2.9293 to U.S.$1.00.

      The Brazilian government may impose temporary restrictions on the conversion of reais into foreign currencies and on the remittance to foreign investors of proceeds from their investments in Brazil. Brazilian law permits the government to impose those restrictions whenever there is a serious imbalance in Brazil’s balance of payments or reason to foresee a serious imbalance.

      The following tables show, for the periods indicated, certain information regarding the real/ U.S. dollar commercial exchange rate.

	Exchange rate of R$ per U.S.$

	Low	High	Average(1)	Year End

Year ended December 31, 1998	1.1165	1.2087	1.1644	1.2087
Year ended December 31, 1999	1.2078	2.1647	1.8514	1.7890
Year ended December 31, 2000	1.7234	1.9847	1.8348	1.9554
Year ended December 31, 2001	1.9357	2.8007	2.3532	2.3204
Year ended December 31, 2002	2.2709	3.9552	2.9983	3.5333
Nine months ended September 30, 2003	2.8219	3.6623	3.1139	2.9234

Source:	Brazilian Central Bank, PTAX. PTAX is the average of the exchange rates negotiated in the commercial rate market on a given day.

(1)	Represents the average of the exchange rates (PTAX) on the last day of each month during the relevant period.

PART TWO — SUMMARY

	Exchange rate of
	R$ per U.S.$

Month ended	Low	High

June 2003	2.8491	2.9780
July 2003	2.8219	2.9655
August 2003	2.9531	3.0740
September 2003	2.8898	2.9840
October 2003	2.8268	2.9034
November 2003	2.8559	2.9546
December 2003 (through December 15, 2003)	2.9273	2.9439

Source:	Brazilian Central Bank, PTAX. PTAX is the average of the exchange rates negotiated in the commercial rate market on a given day.

Federal Reserve Bank of New York Rates

      The following tables show, for the periods indicated, certain information regarding the real/ U.S. dollar exchange rate, based on the noon buying rate of the Federal Reserve Bank of New York. At December 15, 2003, the noon buying rate was R$2.9220 to U.S.1.00.

Year ended December 31,	Period End	Average(1)	High	Low

1998	1.2085	1.1640	1.2090	1.1160
1999	1.8090	1.8640	2.2000	1.2074
2000	1.9510	1.8350	1.9840	1.7230
2001	2.3120	2.3530	2.7880	1.9380
2002	3.5400	2.9945	3.9450	2.2650
Nine months ended September 30, 2003	2.9280	3.1107	3.6640	2.8230

Source:	Federal Reserve Bank of New York

(1)	Average of the noon buying rate on the last day of each month in the period.

	Exchange rate of
	R$ per U.S.$

Month ended	Low	High

June 2003	2.8550	2.9770
July 2003	2.8230	2.9650
August 2003	2.9520	3.1130
September 2003	2.8860	2.9750
October 2003	2.8270	2.9060
November 2003	2.8550	2.9485
December 2003 (through December 15, 2003)	2.9220	2.9450

Source:	Federal Reserve Bank of New York

PART TWO — SUMMARY

Historical and Pro Forma Share Information

      The following table shows the closing prices of the preferred shares and ADSs of TCP and TCO, as well as the equivalent value of TCO’s preferred shares and ADSs based on the merger ratio, as of January 15, 2003, which was the date preceding public announcement of the signing of the agreement by which TCP acquired TCO, and December 15, 2003.

	January 15, 2003			December 15, 2003

	TCP	TCO	TCO (Per share	TCP	TCO	TCO (Per share
	(Actual)	(Actual)	equivalent)(1)(2)	(Actual)	(Actual)	equivalent)(1)(2)

1,000 Preferred shares	R$4.42	R$5.12	R$5.61	R$8.11	R$10.15	R$10.30
ADSs	U.S.$3.37	U.S.$4.60	U.S.$5.14	U.S.$6.90	U.S.$10.44	U.S.$10.52

(1)	The TCO preferred share per share equivalent data are calculated by multiplying the TCP actual amounts by 1.27, the number of TCP preferred shares that will be received for each TCO preferred share in the merger of shares.

(2)	The TCO ADS per share equivalent data are calculated by multiplying the TCP actual amounts by 1.524, the number of TCP ADSs that will be received for each TCO ADS in the merger of shares.

      We urge you to obtain current market quotations.

PART THREE — RISK FACTORS

PART THREE — RISK FACTORS

Risks Relating to the Merger of Shares

We may have actual or potential conflicts of interest relating to the merger of shares.

      We may have actual or potential conflicts of interest because we exercise voting control over the board of directors of TCO. We have not negotiated the terms of this merger of shares with any person acting on behalf of the minority shareholders of TCO.

The TCP securities you receive in the merger of shares will represent an investment in a fundamentally different business from that in which you originally invested.

      You will receive TCP preferred shares or ADSs for your TCO preferred shares or ADSs, respectively, in the merger of shares. TCP is a holding company that is significantly larger than TCO and has other operating subsidiaries, Telesp Celular and Global Telecom, besides TCO. TCP’s other subsidiaries operate in the states of São Paulo, Paraná and Santa Catarina, where TCO does not conduct business. In addition, TCP’s board of executive officers, including its chief executive officer, is different from TCO’s. You should carefully consider the information about TCP that is included in this prospectus.

Because we are a larger company than TCO, your ownership percentage in our company will, as a result of the merger of shares, be less than from your ownership percentage in TCO.

      You should be aware that because we are a larger company than TCO, your ownership percentage of our company will be different from those you have as a shareholder of TCO. Assuming that none of the common shareholders of TCP or TCO exercises appraisal rights, former TCO shareholders, other than our company, will hold approximately 22.2% of the total capital stock of our company in the aggregate following the merger of shares. In addition, TCP is obligated to issue shares to its controlling shareholder for the amount of a tax benefit realized as a result of a corporate restructuring completed in 2000. This issuance of shares will further dilute your holdings of TCP in the future. See note 34 to our consolidated financial statements as of December 31, 2001 and 2002 and for the three years in the period ended December 31, 2002 included in this prospectus.

We are more leveraged than TCO, and a significant portion of our cash flow must be used to service our obligations.

      At September 30, 2003, we had R$5,767.5 million of consolidated total debt, only R$404.6 million of which was attributable to TCO. We are subject to the risks normally associated with significant amounts of debt, which could have important consequences to you. Our indebtedness could, among other things:

•	require us to use a substantial portion of our cash flow from operations to pay our obligations, thereby reducing the availability of our cash flow to fund working capital, operations, capital expenditures, dividend payments, strategic acquisitions, expansion of our operations and other business activities;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit, along with financial and other restrictive covenants in our debt instruments, our ability to borrow additional funds or dispose of assets; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

      We may also need to refinance all or a portion of our debt on or before maturity, and we may not be able to do this on commercially reasonable terms or at all.

PART THREE — RISK FACTORS

We do not anticipate being able to pay dividends in 2003 and possibly in subsequent years.

      TCO has paid dividends to its shareholders in each of the last three fiscal years, but we did not pay dividends in 2001 or 2002 because of losses incurred from our equity investment in Global Telecom in those years and the financial cost related to the Global Telecom and TCO acquisitions. We recorded a net loss of R$462.8 million in the nine months ended September 2003, and we expect that we will record a net loss for the year ended December 31, 2003. If we record a net loss in 2003, we will not pay dividends for that year. We may also record net losses in subsequent years and be unable to pay dividends in those years.

The Brazilian antitrust authorities may not approve our acquisition of control of TCO in April 2003.

      The acquisition of TCO is subject to the approval of Brazilian antitrust authorities. The Administrative Council for Economic Defense, or CADE is the antitrust authority ultimately responsible for reviewing and authorizing transactions that may lead to economic concentration.

      We submitted the terms and conditions of our acquisition of control of TCO to the Brazilian antitrust authorities on February 5, 2003. These authorities will determine whether the acquisition of control of TCO adversely impact competitive conditions in the relevant markets or whether they would negatively affect consumers. Brazilian antitrust law does not prevent parties from closing a transaction on a provisional basis until the Brazilian antitrust authorities render a final decision. In other words, prior approval by the Brazilian antitrust authorities was not a condition to the closing of our acquisition of control of TCO and is not a condition to the completion of the merger of shares. Accordingly, we completed our acquisition of 61.10% of the common shares of TCO on April 25, 2003 and a tender offer for the remaining common shares of TCO on November 18, 2003, purchasing 32,205,823 common shares and bringing our ownership of the outstanding common shares of TCO to 90.7%. We do not intend to wait for approval of the Brazilian antitrust authorities before completing the merger of shares.

      CADE is still reviewing our acquisition of control of TCO and may not approve the transaction unconditionally. CADE could impose retroactive conditions or performance commitments on our company or could seek to unwind the transaction. Any such action could result in a material adverse effect on our results of operations, financial condition and prospects.

You are being offered a fixed number of shares and TCP ADSs, which involves the risk of market fluctuations.

      You will receive fixed number of TCP ADSs in the merger of shares, rather than a number of TCP ADSs with a fixed market value. Consequently, the market values of our shares and ADSs and of the shares of TCO at the time of the completion of the merger of shares may fluctuate significantly from the date of this registration statement. On December 15, 2003, the last reported closing price on the New York Stock Exchange, or NYSE, for TCP ADSs was U.S.$6.90, and the market value of 1.524 TCP ADSs, the number of ADSs to be received for each TCO ADS in the merger of shares, was U.S.$10.52. On December 15, 2003, the last reported closing price on the NYSE for TCO ADSs was U.S.$10.44.

Risks Relating to the Brazilian Telecommunications Industry and the Business

Extensive government regulation of the telecommunications industry may limit our flexibility in responding to market conditions, competition and changes in our cost structure.

      Our business is subject to extensive government regulation. Anatel, which is the main telecommunications industry regulator in Brazil, regulates, among other things:

•	industry policies and regulations;

•	licensing;

PART THREE — RISK FACTORS

•	tariffs;

•	competition;

•	telecommunications resource allocation;

•	service standards;

•	technical standards;

•	interconnection and settlement arrangements; and

•	universal service obligations.

      This extensive regulation and the conditions imposed by the authorizations to provide telecommunication services held by us and our subsidiaries, including TCO, may limit our flexibility in responding to market conditions, competition and changes in our cost structure.

Our results may be affected in the medium or long term as a result of the new SMP rules.

      In 2002, Anatel changed the Personal Mobile Service (Serviço Móvel Pessoal), or SMP, regime (first enacted in December 2000), encouraging companies operating under the Mobile Cellular Service (Serviço Móvel Celular), or SMC, regime to migrate to the SMP regime. New rules will be applicable to the migrating companies, as contemplated by Anatel Resolutions nos. 316/02 through 321/02 and 326/02.

      Under the SMP regime, we will no longer receive payment from our customers for outbound long distance traffic but will receive payment for the use of our network in accordance with a network usage remuneration plan. However, the interconnection fees that we will receive from long distance operators may not compensate us for the revenues that we would have received from our customers for outbound long distance traffic. Until June 30, 2004, SMP service providers may opt to establish a price cap or freely negotiate their interconnection charges. After that date, free negotiation will be the rule, subject to Anatel regulations relating to the traffic capacity and interconnection infrastructure that must be made available to requesting parties.

      In addition, under the SMP regime, an SMP cellular operator will pay for the use of another SMP cellular operator’s network in the same registration area only if the traffic carried from the first operator to the second exceeds 55% of the total traffic exchanged between them. In that case, only those calls that have surpassed the 55% level will be subject to payment for network usage. This rule is valid until June 30, 2005, after which no payments will be due for network usage between SMP networks, regardless of the amount of traffic. As a result, if the traffic we terminate for other SMP cellular operators exceeds the traffic they terminate for our company, our revenues and results of operations may be adversely affected.

      The new rules may negatively affect our revenues and results of operations.

If the inflation adjustment index now applied to our tariffs is changed, the new index may not be adequate.

      The Brazilian government is considering replacing the General Price Index, or the IGP-DI (the Índice Geral de Preços — Disponibilidade Interna), an inflation index developed by the Fundação Getúlio Vargas, a private Brazilian economic organization, that is currently used in connection with the tariffs applied in the telecommunications industry, with another index, that has not yet been identified. A new index, if any, might not adequately reflect the true effect of inflation on our tariffs.

Anatel’s proposal regarding the consolidation of tariffs could have an adverse effect on our results.

      Anatel has proposed new regulations that would require cellular telecommunications providers that operate in more than one authorization area to consolidate tariffs charged to their customers so that the same

PART THREE — RISK FACTORS

tariffs are applied to all customers throughout the regions in which those providers operate. If these regulations take effect, they would have an adverse effect on our results of operations because the tariffs we charge in some regions in which we operate are higher than those in other regions. If we were to consolidate those tariffs, competitive pressures and other factors would cause our consolidated tariffs to be lower than our current average tariffs and would therefore reduce our revenues.

We face substantial competition that may reduce our market share and harm our financial performance.

      There is substantial competition in the telecommunications industry. We not only compete with cellular telecommunications companies but also with companies that provide fixed-line telecommunications and Internet access services.

      We expect competition to intensify as a result of the entrance of new competitors and the rapid development of new technologies, products and services. Our ability to compete successfully will depend on our marketing techniques and on our ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by our competitors. If we do not keep pace with technological advances, or if we fail to respond timely to changes in competitive factors in our industry, we could lose a portion of our market share or suffer a decline in our revenue. Competition from other cellular communications service providers in the regions in which we operate may also affect our financial results by causing, among other things, the decrease in our customer growth rate and may bring about decreases in tariff rates and increases in selling expenses. All these factors could have a material adverse effect on our results of operations.

      Recently, there has been consolidation in the Brazilian telecommunications market, and we believe this trend may continue. Consolidation may result in increased competitive pressures within our market. We may be unable adequately to respond to pricing pressures resulting from consolidation, which would adversely affect our business, financial condition and results of operations.

Our results of operations would be affected by a high rate of customer turnover or a decrease in our customer growth.

      A high rate of customer turnover or a decrease in our customer growth could adversely affect our results of operations and our competitive position. These effects can result from several factors, including limited network coverage and lack of sufficient reliability of our services, as well as increased competition in the regions in which we operate and economic conditions in Brazil.

The industry in which we conduct our business is subject to rapid technological changes, and these changes could have a material adverse effect on our ability to provide competitive services.

      The telecommunications industry is subject to rapid and significant technological changes. Our success depends, in part, on our ability to anticipate and adapt in a timely manner to technological changes. We expect that new products and technologies will emerge and that existing products and technologies will be further developed.

      The advent of new products and technologies could have a variety of consequences for us. These new products and technologies may reduce the price of our services by providing lower-cost alternatives, or they may be superior to, and render obsolete, the products and services we offer and the technologies we use, requiring investment in new technology. The cost of upgrading our products and technology in order to continue to compete effectively could be significant, and our ability to fund this upgrading may depend on our ability to obtain additional financing.

PART THREE — RISK FACTORS

Our controlling shareholders have a great deal of influence over our business.

      PT Móveis S.G.P.S., S.A. and Telefónica Móviles, S.A., our principal shareholders, currently own through Brasilcel, directly and indirectly, approximately 93.66% of our common shares and 65.12% of our total capital. PT Móveis is a wholly owned subsidiary of Portugal Telecom S.G.P.S., S.A. Our principal shareholders have the power to control us and our subsidiaries, including the power to elect our directors and officers and determine the outcome of any action requiring shareholder approval, including transactions with related parties, corporate reorganizations and the timing and payment of our dividends. In addition, Portugal Telecom and Telefónica Móviles share their participation in us equally. Any disagreement or dispute between our controlling shareholders may have an impact on the decision-making capabilities of our management.

The cellular industry, including our company, may be harmed by reports suggesting that radio frequency emissions cause health problems and interfere with medical devices.

      Media and other reports have suggested that radio frequency emissions from cellular handsets and base stations may cause health problems. If consumers harbor health-related concerns, they may be discouraged from using cellular handsets. These concerns could have an adverse effect on the cellular communications industry and, possibly, expose cellular providers, including our company, to litigation. We cannot predict whether further medical research and studies will refute a link between the radio frequency emissions of cellular handsets and base stations and these health concerns. Government authorities could increase regulation of cellular handsets and base stations as a result of these health concerns or cellular companies, including our company, could be held liable for costs or damages associated with these concerns, which could have an adverse effect on our business. The expansion of our network may be affected by these perceived risks if we experience problems in finding new sites to expand our network, which in turn may delay the expansion and may affect the quality of our services.

Our investment in Global Telecom has adversely affected, and could continue to adversely affect, our financial performance.

      Our investment in Global Telecom presents operational and financial risks. Global Telecom started operations in 1999, and its principal competitor in its authorization area has been in operation for a longer period of time and has a larger market share in that area. Global Telecom has had substantial net losses (R$408.4 million in 2000, R$856.1 million in 2001, R$771.1 million in 2002 and R$370.2 million in the nine months ended September 30, 2003) resulting in significant part from capital expenditures, indebtedness and increased expenses in connection with the rapid expansion of its network infrastructure and upgrading its marketing and commercial capabilities.

      Our financial results have been adversely affected by (1) our equity losses in the three former holding companies of Global Telecom of R$653.7 million in 2001 and R$890.7 million in 2002, (2) extraordinary adjustments in 2001 and 2002 from our investment in Global Telecom and (3) the interest expense arising from indebtedness we incurred to finance our acquisition of Global Telecom, which resulted in a net losses of R$1,113.6 million in 2001 and R$1,140.8 million in 2002, compared to net income of R$152.2 million in 2000. On December 27, 2002, we acquired control of Global Telecom and now consolidate it in our consolidated financial statements.

We face risks associated with litigation.

      We and our subsidiaries are party to a number of lawsuits and other proceedings. An adverse outcome in, or any settlement of, these or other lawsuits could result in significant costs to us. In addition, our senior management may be required to devote substantial time to these lawsuits, which they could otherwise devote to our business.

PART THREE — RISK FACTORS

      These lawsuits include actions seeking payment by TCO’s subsidiary Telegoiás in the amount of R$30.6 million and by TCO’s former subsidiary Telebrasília (since merged into TCO) in the amount of R$51.8 million, plus adjustment for exchange variations in each case, on Telebrás loans assigned to those companies in connection with the privatization of the Telebrás system. The Court of Appeals of the Federal District rendered decisions unfavorable to TCO in these actions, and TCO is awaiting publication of the decisions before it considers possible appeals. Several other lawsuits involving regulatory, intellectual property, tax and other matters are described in “Item 8.A. Consolidated Statements and Other Financial Information — Legal Matters” of Annex A to this prospectus (Information Derived from TCP’s Annual Report on Form 20-F for the Fiscal Year Ended December 31, 2002) and the corresponding section of Annex B to this prospectus (Information Derived from TCO’s Annual Report on Form 20-F for the Fiscal Year Ended December 31, 2002).

Certain holders of TCO’s preferred shares have presented complaints to the CVM, the Brazilian securities regulator, related to the terms of the merger of shares, and the CVM’s review is ongoing.

      Certain holders of TCO’s preferred shares have presented correspondence to the CVM seeking an investigation into the proposed merger of shares based on the allegation that the terms of the merger of shares are unfair to you as holders of preferred shares. This correspondence is based upon the difference in price paid by us for the common shares of TCO and the implied value for the preferred shares of TCO that you will receive based upon the exchange ratio for the merger of shares. We replied to an inquiry from the CVM denying any wrongdoing.

      On November 19, 2003, we were notified of additional correspondence presented to the CVM on November 18, 2003 by a holder of TCO’s preferred shares seeking an injunction or postponement of the shareholders’ meetings originally scheduled for December 22, 2003 pending an investigation of certain allegations related to the merger of shares. The correspondence alleges certain technical deficiencies in the valuation of the shareholders’ equity of our company at market prices produced in connection with the merger of shares, which we have corrected, and argues that the exchange ratio for the TCO shares is unfair and that the delay between the announcement of the ratio on January 16, 2003 and the proposed closing is too lengthy and unfairly disadvantages TCO’s holders of preferred shares. On December 11, 2003, the CVM sent us a letter requiring a postponement of the extraordinary general meetings to approve the merger of shares to permit the CVM additional time to analyze the legality of the proposals for the merger of shares being submitted to the shareholders of our company and TCO, and we and TCO have rescheduled the meetings for January 7, 2004.

      Although we affirm that the proposed merger of shares is legal and provides equitable treatment to TCP and TCO and deny the various allegations of unfairness or continuing deficiencies, we cannot predict the outcome of the CVM’s analysis of the transaction. In addition, the CVM may initiate administrative proceedings against us and require us to file a defense.

Risks Relating to Our Preferred Shares and Our ADSs

Our preferred shares and our ADSs representing preferred shares generally do not have voting rights.

      In accordance with the Brazilian corporation law and our by-laws, holders of our preferred shares, and therefore of our ADSs representing preferred shares, are not entitled to vote at meetings of our shareholders, except in limited circumstances.

      Our bylaws state that holders of preferred shares will have full voting rights in the event that we do not pay minimum dividends to those shareholders for three consecutive fiscal years, and those shareholders will retain those voting rights until the minimum dividends are paid. Because we did not pay minimum dividends for the years ended December 31, 2001 and 2002 and do not anticipate being able to pay dividends for the year ended December 31, 2003, we expect that holders of preferred shares will be able to exercise voting rights after

PART THREE — RISK FACTORS

the 2004 general shareholders’ meeting and until we pay the minimum dividends for 2003 or any subsequent year. However, once we pay the minimum dividends for 2003 or any subsequent year, those voting rights will cease.

If you hold our ADSs after the merger of shares, you will be unable to exercise preemptive rights with respect to our preferred shares unless there is a current registration statement in effect that covers those rights or unless an exemption from registration applies.

      If you hold our ADSs after the merger of shares, you will not be able to exercise the preemptive rights relating to our preferred shares underlying ADSs unless a registration statement under the U.S. Securities Act of 1933, as amended, or the Securities Act, is effective with respect to those rights, or unless an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement. Unless we file a registration statement or an exemption from registration applies, you may receive only the net proceeds from the sale of your preemptive rights by the depositary, or, if the preemptive rights cannot be sold, they will lapse and you will not receive any value for them. For more information on the exercise of your rights, see “Part Six: Shareholder Rights.”

If you exchange ADSs for preferred shares and do not register your investment with the Central Bank, you will not be able to remit amounts abroad and may lose Brazilian tax advantages.

      The ADSs benefit from the certificate of foreign capital registration that permits The Bank of New York, as depositary, to convert dividends and other distributions with respect to preferred shares into foreign currency, and to remit the proceeds abroad. Holders of ADSs who exchange their ADSs for preferred shares will then be entitled to rely on the depositary’s certificate of foreign capital registration for five business days from the date of exchange. Thereafter, they will not be able to remit non-Brazilian currency abroad unless they obtain the appropriate registration, either under Resolution 2,689 of the National Monetary Council and CVM Instruction 325 or under Law No. 4,131/62, as described in “Part Six: Shareholder Rights — Description of TCP Capital Stock — Exchange Controls and Central Bank Registration.”

      If a former holder of ADSs is not registered under Resolution 2,689, it may be subject to less favorable tax treatment. See “Part Five: The Merger of Shares — Material Tax Considerations — Brazilian Tax Considerations.”

The relative volatility and illiquidity of the Brazilian securities markets may adversely affect holders of ADSs.

      Investments in securities, such as our preferred shares and our ADSs, of issuers from emerging market countries, including Brazil, involve a higher degree of risk than investments in securities of issuers from more developed countries.

      The Brazilian securities market is substantially smaller, less liquid, more concentrated and more volatile than major securities markets in the United States. These features may substantially limit the ability to sell the preferred shares underlying the ADSs at a price and time at which holders wish to do so. BOVESPA had a market capitalization of U.S.$124 billion as of December 31, 2002, and an average monthly trading volume of approximately U.S.$4.1 billion for 2002. In comparison, the NYSE had a market capitalization of U.S.$9.7 trillion as of December 31, 2002, and an average monthly trading volume of approximately U.S.$859 billion for 2002.

      There is also significantly greater concentration in the Brazilian securities market than in major securities markets in the United States. The ten largest companies in terms of market capitalization represented

PART THREE — RISK FACTORS

approximately 46.8% of the aggregate market capitalization of BOVESPA as of December 31, 2002. The top ten stocks in terms of trading volume accounted for approximately 56.5% of all shares traded on BOVESPA.

Risks Relating to Brazil

The Brazilian government has exercised, and continues to exercise, significant influence over the Brazilian economy. Brazilian political and economic conditions have a direct impact on our business, operations and the market price of our preferred shares and our ADSs.

      In the past, the Brazilian economy has experienced unstable economic cycles, and the Brazilian government has intervened in the Brazilian economy and occasionally made drastic changes in policy. To influence the course of Brazil’s economy, control inflation and effect other policies, the Brazilian government has taken various actions, including using wage and price controls, currency devaluations, capital controls, limits on imports and blocking access to bank accounts. We have no control over, and cannot predict, what measures or policies the Brazilian government may take in the future. Our business, financial condition, results of operations and the market price of our preferred shares and ADSs may be adversely affected by changes in government policies, as well as general economic factors, including, without limitation:

•	fluctuations in exchange rates;

•	inflation;

•	exchange control policies;

•	Gross Domestic Product growth;

•	social instability;

•	liquidity of domestic capital and lending markets;

•	price instability;

•	energy shortages;

•	interest rates;

•	tax policies; and

•	other political, diplomatic, social and economic developments in or affecting Brazil.

      Luiz Inácio Lula da Silva of the Labor Party took office as President of Brazil on January 1, 2003. While President da Silva’s government has adopted economic measures that are more conservative than expected by some observers, there is no certainty that these policies will continue or that President da Silva will continue to pursue economic stabilization and liberalization policies. We cannot predict what future fiscal, monetary, social security and other policies will be adopted by Mr. da Silva’s administration and whether these policies will result in adverse consequences to the economy and to our business, results of operations or financial condition.

Tax reforms may affect our tariff rates.

      President da Silva has proposed tax reforms that are currently being considered by the Brazilian Congress. If TCP or TCO experience a higher tax burden as a result of the tax reform, they may have to pass the cost of that tax increase to their customers. This increase may have a material negative impact on the dividends paid by our subsidiaries to our company and on our revenues and operating results.

PART THREE — RISK FACTORS

Inflation and certain government measures to curb inflation may have adverse effects on the Brazilian economy, the Brazilian securities market and/or our business and operations.

      Brazil has historically experienced extremely high rates of inflation. Inflation and some of the Brazilian government’s measures taken in an attempt to curb inflation have had significant negative effects on the Brazilian economy. Since 1994, Brazil’s inflation rate has been substantially lower than in previous periods. However, inflationary pressures persist, and actions taken in an effort to curb inflation, coupled with public speculation about possible future governmental actions, have contributed to economic uncertainty in Brazil and heightened volatility in the Brazilian securities market. In 2002, the IGP — DI reflected inflation of 26.4%, compared to 10.4% in 2001 and 9.8% in 2000. Inflation in the first nine months of 2003 was 6.0%. If Brazil experiences significant inflation, we may be unable to increase service rates to our customers in amounts that are sufficient to cover our increasing operating costs, and our business may be adversely affected.

Fluctuations in the value of the real against the value of the U.S. dollar may adversely affect our ability to pay U.S. dollar-denominated or U.S. dollar-linked obligations and could lower the market value of our preferred shares and our ADSs.

      The Brazilian currency has been devalued frequently over the past four decades. Throughout this period, the Brazilian government has implemented various economic plans and used various exchange rate policies, including sudden devaluations, periodic mini-devaluations (during which the frequency of adjustments has ranged from daily to monthly), exchange controls, dual exchange rate markets and a floating exchange rate system. From time to time, there have been significant fluctuations in the exchange rate between the Brazilian currency and the U.S. dollar and other currencies. For example, the real devalued against the U.S. dollar by 9.3% in 2000, and by 18.7% in 2001 and 52.3% in 2002. In the first nine months of 2003, the real appreciated 17.3% against the U.S. dollar.

      Devaluation of the real relative to the U.S. dollar could create additional inflationary pressures in Brazil by generally increasing the price of imported products and requiring recessionary government policies to curb aggregate demand. On the other hand, appreciation of the real against the U.S. dollar may lead to a deterioration of the country’s current account and the balance of payments, as well as dampen export-driven growth.

      As of September 30, 2003, we had R$5,767.5 million in consolidated total debt, of which 72.7% was denominated in foreign currencies, primarily the U.S. dollar and the euro. Also, significant costs relating to our network infrastructure are payable or linked to payment by us in U.S. dollars. At the same time, while our foreign currency debt obligations were covered by derivative contracts as of September 30, 2003 and we may derive income from these and other derivative transactions, all of our operating revenues are generated in reais. To the extent that the value of the real decreases relative to the U.S. dollar, our debt becomes more expensive to service and it becomes more costly for us to import the technology and the goods that are necessary to operate our business.

Brazilian government exchange control policies could adversely affect our ability to make payments on foreign currency-denominated debt.

      The purchase and sale of foreign currency in Brazil is subject to governmental control. In the past, the Central Bank has centralized certain payments of principal on external obligations.

      Many factors could cause the Brazilian government to institute a more restrictive exchange control policy, including, without limitation, the extent of Brazil’s foreign currency reserves, the availability of sufficient foreign exchange, the size of Brazil’s debt service burden relative to the economy as a whole, Brazil’s policy towards the International Monetary Fund, or IMF, and political constraints to which Brazil may be subject. A more restrictive policy could affect the ability of Brazilian debtors (including us) to make payments outside of Brazil to meet foreign currency-denominated obligations.

PART THREE — RISK FACTORS

Deterioration in economic and market conditions in other countries, especially emerging market countries, may adversely affect the Brazilian economy and our business.

      The market for securities issued by Brazilian companies is influenced by economic and market conditions in Brazil and, to varying degrees, market conditions in other Latin American and emerging market countries. Although economic conditions are different in each country, the reaction of investors to developments in one country may cause the capital markets in other countries to fluctuate. Developments or conditions in other emerging market countries have at times significantly affected the availability of credit in the Brazilian economy and resulted in considerable outflows of funds and declines in the amount of foreign currency invested in Brazil.

      For example, in 2001, after a prolonged recession, followed by political instability, Argentina announced that it would no longer continue to service its public debt. In order to address the deteriorating economic and social crisis, the Argentine government abandoned its decade-old fixed dollar-peso exchange rate, allowing the peso to float to market rate levels. In 2002, the Argentine peso experienced a 237% devaluation against the U.S. dollar. The situation in Argentina has negatively affected investors’ perceptions towards Brazilian securities.

      The recent political crisis in Venezuela may also influence investors’ perception of risk in Brazil. If market conditions in Argentina and Venezuela continue to deteriorate, they may adversely affect our ability to borrow funds at favorable interest rates or to raise equity capital when and if there is a need. Adverse developments in Argentina, in Venezuela or in other emerging market countries could lead to a reduction in the price for our preferred shares and ADSs.

PART FOUR — RECENT DEVELOPMENTS

PART FOUR — RECENT DEVELOPMENTS

Management’s Discussion and Analysis of Financial Condition and Results of Operations

      The unaudited consolidated interim financial statements of TCP at September 30, 2003 and for the nine months ended September 30, 2003 and 2002 are included in Part Nine of this prospectus. The unaudited consolidated interim financial statements of TCO at September 30, 2003 and for the nine months ended September 30, 2003 and 2002 are included in Annex D to this prospectus (Information Derived from TCO’s Report on Form 6-K Furnished on November 19, 2003). These financial statements have been prepared in accordance with the Brazilian corporate law, standards applicable to holders of authorizations for the provision of Brazilian public telecommunication services and accounting standards and procedures established by the CVM. Brazilian corporate law provided for a simplified method for accounting for the effects of inflation until December 31, 1995.

      The accounting provisions of Brazilian corporate law differ in significant respects from U.S. GAAP. For an explanation of these differences, see note 37 to TCP’s audited consolidated financial statements at December 31, 2001 and 2002 and for the three years in the period ended December 31, 2002 included in this prospectus; note 29 to TCO’s audited consolidated financial statements at December 31, 2001 and 2002 and for the three years in the period ended December 31, 2002 included in this prospectus; and note 17 to TCP’s unaudited consolidated financial statements at September 30, 2003 and for the nine months ended September 30, 2002 and 2003 included in this prospectus.

      The audited consolidated financial statements of TCO at December 31, 2001 and 2002 and for the three years in the period ended December 31, 2002 included in this prospectus were prepared using generally accepted accounting principles in Brazil, or Brazilian GAAP. Brazilian GAAP requires companies to recognize inflation effects in their financial statements until December 31, 2000. See note 2 to TCO’s audited financial statements included in this prospectus containing a reconciliation of shareholders’ equity and net income from Brazilian corporate law to Brazilian GAAP.

      Set forth below is management’s discussion and analysis of financial condition and results of operations for the nine months ended September 30, 2003 for TCP and TCO.

TCP’s Results of Operations for the Nine Months Ended September 30, 2002 and 2003

      All TCP figures at and for the nine months ended September 30, 2003 were affected by the consolidation of the operating results of Global Telecom as from January 1, 2003 and the consolidation of the operating results of TCO as from April 25, 2003.

      As of July 6, 2003, cellular telecommunications operators in Brazil were required by the SMP rules to implement long distance Carrier Selection Codes (Códigos de Seleção de Prestadora, or CSP) used by customers to choose their carrier for domestic long distance services (VC2 and VC3) and international cellular calls. VC2 is a designation given to long distance calls within a primary area, and VC3 is a designation given to long distance calls from one primary area to another. A primary area includes cities that have the same decimal range code. For example, calls between cities that have codes from 11 to 19, or from 21 to 29, are calls within a primary area. TCP no longer receives revenues from VC2 or VC3 calls and now receives interconnection revenues from the use of its network to complete those calls.

      Additionally, in accordance with Anatel regulations, “Bill & Keep” rules were adopted for interconnection charges in July 2003. The rules provide that companies under the SMP regime are not required to pay tariffs for the use of the local network of another SMP provider as long as customers use local service (i.e., make calls in the same registration area) and as long as there is a traffic balance between them. However, when traffic from the SMP provider that originates the call to the SMP provider that terminates the call

PART FOUR — RECENT DEVELOPMENTS

represents more than 55% of the local traffic between the two providers, the SMP provider who originates the higher traffic must pay the other provider the local usage tariff for the portion of the traffic that exceeds 55%.

      The following table sets forth certain components of TCP’s income for the periods indicated.

	Nine Months Ended
	September 30,

	2002	2003

	(R$ millions)
Net operating revenue	2,481.2	4,169.0
Cost of services and goods	(1,188.1)	(2,070.9)

Gross profit	1,293.2	2,098.1

Operating expenses:
Selling expenses	(454.3)	(938.9)
General and administrative expenses	(254.9)	(392.9)
Other net operating (expenses) income	(52.3)	2.2

Operating income before losses of unconsolidated affiliates and net financial expense	531.7	768.5

Equity in losses of unconsolidated affiliates	(540.6)	—
Net financial expense	(449.0)	(843.0)

Operating loss	(457.9)	(74.5)

Net non-operating (expenses) income	10.6	(4.9)

Loss before minority interests and taxes	(447.3)	(79.4)

Income taxes	(113.4)	(228.4)
Minority interest	—	(154.9)

Net loss	(560.7)	(462.8)

Net Operating Revenue

      The composition of operating revenues by category of service is presented in TCP’s consolidated financial statements and discussed below before deduction of value-added and other taxes. TCP does not determine operating revenues on a net basis (i.e., after deduction of taxes) by category of service.

PART FOUR — RECENT DEVELOPMENTS

      The following table sets forth the components of TCP’s operating revenues for the periods indicated, as well as the percentage change of each component from period to period.

	Nine Months Ended
	September 30,

	2002	2003	% Change

	(R$ millions)
Gross operating revenue:
Usage charges	935.9	1,478.8	58.0%
Sales of handsets and accessories	479.5	989.0	106.3%
Monthly subscription charges	719.0	1,017.5	41.5%
Interconnection fees	986.5	1,765.6	79.0%
Other	29.6	163.4	452.0%

Total gross operating revenue	3,150.5	5,414.3	71.9%

Value-added and other indirect taxes	(556.5)	(930.7)	67.2%
Sales and services discounts and return of goods sold	(112.8)	(314.5)	178.8%

Net operating revenue	2,481.2	4,169.0	68.0%

      The net operating revenue of TCP increased 68.0% to R$4,169.0 million for the nine months ended September 30, 2003 from R$2,481.2 million for the nine months ended September 30, 2002, principally due to the consolidation of R$461.0 million of net operating revenues attributable to Global Telecom and the consolidation of R$836.1 million of net operating revenues attributable to TCO for the months of May through September 2003. Telesp Celular’s net operating revenue increased 15.7% to R$2,871.9 million in the nine months ended September 30, 2003 from R$2,481.2 million in the nine months ended September 30, 2002, primarily due to an increase in revenues from sales of goods, interconnection revenues and monthly subscription revenues.

      Usage charges. Revenues from usage charges increased 58.0% to R$1,478.8 million for the nine months ended September 30, 2003 from R$935.9 million for the nine months ended September 30, 2003, primarily due to the consolidation of R$145.0 million in revenues from usage charges attributable to Global Telecom and the consolidation of R$474.8 million in revenues from usage charges attributable to TCO for the months of May through September 2003. This increase was partially offset by an 8.2% decrease in the revenues from usage charges of Telesp Celular to R$859.0 million in the nine months of September 30, 2003 from R$935.9 million in nine months of September 30, 2002. This decrease was principally due to a change in accounting practices related to prepaid services. Before January 1, 2003, revenues from prepaid services were recognized on a cash basis, and the related costs were estimated and accrued based on past gross margins. As of January 1, 2003, Telesp Celular began to defer revenues from prepaid services and amortize that revenue based on subscriber airtime usage. Management believes this new accounting practice better reflects Telesp Celular’s operating performance and industry practices. This change in accounting practices had a negative impact of R$108.5 million in the nine months of September 30, 2003. This decrease was partially offset by the increase of outgoing traffic caused by a 17.3% increase in the customer base to 6.37 million average lines in service for the nine months of September 30, 2003 from 5.43 million average lines in service for nine months of September 30, 2002. Beginning in July 2003, this increase was offset by the impact of the new rules relating to the long distance Carrier Selection Code described above.

      Sales of handsets and accessories. Revenues from sales of handsets and accessories increased 106.3% to R$989.0 million for the nine months ended September 30, 2003 from R$479.5 million for the nine months ended September 30, 2002. This increase was mainly due to a 50.9% increase in Telesp Celular’s revenues from sales of handsets and accessories to R$723.7 million for the nine months ended September 30, 2003 from R$479.5 million for nine months ended September 30, 2002, revenues from sales of handsets and accessories

PART FOUR — RECENT DEVELOPMENTS

of R$99.3 million attributable to the consolidation of Global Telecom and revenues from sales of handsets and accessories of R$166.0 million attributable to the consolidation of TCO for the months of May through September 2003. Telesp Celular’s increase in the sales of handsets and accessories was principally due to the sale of more sophisticated and expensive models and an increase in the number of handsets sold.

      Monthly subscription charges. Revenues from monthly subscription charges increased 41.5% to R$1,017.5 million for the nine months ended September 30, 2003 from R$719.0 million for the nine months ended September 30, 2002. The increase in the monthly subscription charges was principally due to the 20.0% increase in Telesp Celular’s revenues from monthly subscription charges to R$862.9 million for the nine months ended September 30, 2003 from R$719.0 million for the nine months ended September 30, 2002. This increase was principally due to increases in tariffs and a 3.6% increase in the postpaid customer base to 1.44 million average lines in service for the nine months ended September 30, 2003 from 1.39 million lines in service for the nine months of September 30, 2002. In addition, the consolidation of revenues from monthly subscription charges attributable to Global Telecom had a positive impact of R$91.2 million and the consolidation of revenues from monthly subscription charges attributable to TCO for the months of May through September 2003 had a positive impact of R$63.4 million.

      Interconnection fees. Revenues from interconnection fees increased 79.0% to R$1,765.6 million for the nine months ended September 30, 2003 from R$986.5 million for the nine months ended September 30, 2002. The consolidation of revenues from interconnection fees of Global Telecom had a positive impact of R$204.4 million, and the consolidation of revenues from interconnection fees of TCO for the months of May through September 2003 had a positive impact of R$335.9 million. Telesp Celular’s revenues from interconnection fees increased 24.2% to R$1,225.4 million for the nine months ended September 30, 2003 from R$986.5 million for the nine months ended September 30, 2002, principally due to an increase in tariffs in February 2003 and an increase in incoming traffic. This increase was partially offset by discounts amounting to R$52.0 million for the nine months ended September 30, 2003 given to Telecomunicações de São Paulo S.A. — Telesp on certain tariffs for local calls during off-peak hours under an agreement with Anatel signed in February 2003. After July 2003, this figure was impacted by the new rules relating to the long distance Carrier Selection Code and the Bill & Keep rules described above.

      Other. Revenues from other services increased 452.0% to R$163.4 million for the nine months ended September 30, 2003 from R$29.6 million for the nine months ended September 30, 2002. This increase was principally due to the increase of Telesp Celular’s other revenues to R$125.1 million for the nine months ended September 30, 2003 from R$29.6 million for the nine months ended September 30, 2002. This increase was principally due to an increase in use of data services, including short message services, or SMS, and an increase in use of other value-added services. In addition, as a result in the change in accounting practices described under “— Usage Charges” above, Telesp Celular began as of January 1, 2003 to record prepaid minutes that expired unused as other revenues. The consolidation of revenues from other services of Global Telecom also had a positive impact of R$21.7 million, and the consolidation of revenues from other services of TCO for the months of May through September 2003 had a positive impact of R$16.6 million.

      Value-added and other indirect taxes. Value-added taxes and other indirect taxes were 17.2% of TCP’s gross operating revenue in the nine months ended September 30, 2003 and 17.7% in the nine months ended September 30, 2002. The decrease was principally due to an increase in the proportion of gross operating revenues attributable to revenues from interconnection fees that are not subject to the Tax on the Circulation of Goods and Services (Imposto sobre Circulação de Mercadorias e Serviços), or ICMS, and from goods sold, which are subject to a lower ICMS rate than the rate imposed on telecommunication services. This decrease was partially offset by the increase in the Social Integration Program Tax (Programa de Integração Social), or PIS, rate imposed on goods sold in December 2002 from 0.65% to 1.65%.

      Sales and services discounts and return of goods sold. Deductions from operating revenues include discounts on cellular handset sales, discounts on services and returns of goods sold. Discounts and returns increased 178.8% to R$314.5 million for the nine months ended September 30, 2003 from R$112.8 million for

PART FOUR — RECENT DEVELOPMENTS

nine months ended September 30, 2002. The increase was principally due to a 173.0% increase in Telesp Celular’s deductions from operating revenues resulting from an increase in the recognition of discounts granted on the sales of handsets and accessories and the change in accounting practices described under “— Usage Charges” above, which change in accounting practices had an impact of R$83.4 million in the nine months ended September 30, 2003. In connection with this change in accounting practices, Telesp Celular began to record prepaid service revenues on a gross basis and to recognize free minutes offered to prepaid customers as service discounts. Before the change in accounting practices, Telesp Celular had recognized prepaid services net of service discounts offered to customers. The remaining 5.8% increase in sales and services discounts and return of goods sold was attributable to the consolidation of deductions from operating revenues of Global Telecom in the amount of R$6.5 million.

Cost of Services and Goods

      The following table sets forth the components of TCP’s costs of services and goods sold for the periods indicated, as well as the percentage change of each component from period to period.

	Nine Months Ended
	September 30,

	2002	2003	% Change

	(R$ millions)
Depreciation and amortization	409.8	641.3	56.5%
Material and services	314.8	463.0	47.1%
Personnel	19.9	33.0	65.8%
Rental, insurance and condominium fees	59.2	66.5	12.3%
Cost of goods sold	380.2	811.6	113.5%
Fistel and other taxes	4.2	55.5	1,221.4%

Cost of services and goods	1,188.1	2,070.9	74.3%

      Cost of services and goods increased 74.3% to R$2,070.9 million for the nine months ended September 30, 2003 from R$1,188.1 million for the nine months ended September 30, 2002, principally due to the consolidation of costs of R$329.5 million attributable to Global Telecom and the consolidation of costs of R$381.1 million attributable to TCO for the months from May through September 2003. Telesp Celular’s cost of services and goods increased 14.5% to R$1,360.3 million for the nine months ended September 30, 2003 from R$1,188.1 million for the nine months ended September 30, 2002, mainly due to the sale of more sophisticated and expensive models, an increase in the number of handsets sold and an increase in depreciation and amortization, partially offset by a decrease in costs of material and services. The gross profit margin (gross profit as a percentage of net revenues) of Telesp Celular was 52.6% for the nine months ended September 30, 2003, compared to 52.1% for nine months ended September 30, 2002.

      Depreciation and amortization. Depreciation and amortization expenses increased 56.5% to R$641.3 million for the nine months ended September 30, 2003 from R$409.8 million for the nine months ended September 30, 2002. The consolidation of depreciation and amortization expenses of Global Telecom had a negative impact of R$121.3 million, and the consolidation of depreciation and amortization expenses of TCO for the months of May through September 2003 had a negative impact of R$71.1 million. Telesp Celular’s depreciation and amortization expenses increased 9.5% to R$448.9 million for the nine months ended September 30, 2003 from R$409.8 million for the nine months ended September 30, 2002, principally due to an increase in capital expenditures related to the network and depreciation charges relating to investments that had been classified as construction projects in progress and are now operational.

      Material and services. Cost of material and services increased 47.1% to R$463.0 million for the nine months ended September 30, 2003 from R$314.8 million for the nine months ended September 30, 2002. The consolidation of costs of material and services of Global Telecom had a negative impact of R$67.5 million, and

PART FOUR — RECENT DEVELOPMENTS

the consolidation of costs of material and services of TCO for the months of May through September 2003 had a negative impact of R$97.0 million. Telesp Celular’s cost of materials and services decreased 5.2% to R$298.5 million in the nine months ended September 30, 2003 from R$314.8 million in the nine months ended September 30, 2002, principally because (1) Telesp Celular’s network usage charges decreased 11.5% to R$155.0 million in the nine months ended September 30, 2003 from R$172.8 million in the nine months ended September 30, 2002, mainly due to a decrease in the usage of other networks by Telesp Celular subscribers despite an overall increase in traffic on Telesp Celular’s network and (2) Telesp Celular’s leased line charges decreased 15.9% to R$46.4 million in the nine months ended September 30, 2003 from R$55.2 million in the nine months ended September 30, 2002, mainly due to favorable renegotiations of existing contracts. This decrease in Telesp Celular’s cost of materials and services was partially offset by an increase in the cost of maintaining Telesp Celular’s network.

      Personnel. Personnel expenses increased 65.8% to R$33.0 million in the nine months ended September 30, 2003 from R$19.9 million in the nine months ended September 30, 2002. The consolidation of personnel expenses of Global Telecom had a negative impact of R$3.4 million, and the consolidation of personnel expenses of TCO for the months of May through September 2003 had a negative impact of R$8.2 million. Telesp Celular’s personnel expenses increased 7.5% to R$21.4 million in the nine months ended September 30, 2003 from R$19.9 million in the nine months ended September 30, 2002, principally due to a 4.0% average increase in personnel salaries.

      Rental, insurance and condominium fees. Rental, insurance and condominium fees increased 12.3% to R$66.5 million in the nine months ended September 30, 2003 from R$59.2 million in the nine months ended September 30, 2002. The consolidation of rental, insurance and condominium fees of Global Telecom had a negative impact of R$6.8 million, and the consolidation of rental, insurance and condominium fees of TCO for the months of May through September 2003 had a negative impact of R$6.1 million. Telesp Celular’s rental, insurance and condominium fees decreased 9.5% to R$53.6 million in the nine months ended September 30, 2003 from R$59.2 million in nine months ended September 30, 2002, principally due to favorable renegotiations of existing contracts.

      Cost of goods sold. Cost of goods sold increased 113.5% to R$811.6 million in the nine months ended September 30, 2003 from R$380.2 million in the nine months ended September 30, 2002. The consolidation of cost of goods sold of Global Telecom had a negative impact of R$111.5 million, and the consolidation of cost of goods sold of TCO for the months of May through September 2003 had a negative impact of R$165.6 million. Telesp Celular’s cost of goods sold increased 40.6% to R$534.5 million in the nine months ended September 30, 2003 from R$380.2 million in the nine months ended September 30, 2002, principally due to the sale of more sophisticated and expensive handset models and an increase in the number of handsets sold.

      Fistel and other taxes. TCP recorded Fistel and other taxes of R$55.5 million in the nine months ended September 30, 2003, compared to R$4.2 million in the nine months ended September 30, 2002. This increase was primarily attributable to the consolidation of Fistel and other taxes of Global Telecom in the amount of R$19.0 million and of TCO for the months of May through September 2003 in the amount of R$33.1 million.

PART FOUR — RECENT DEVELOPMENTS

Operating Expenses

      The following table sets forth the components of TCP’s operating expenses for the periods indicated, as well as the percentage change of each component from period to period.

	Nine Months Ended
	September 30,

	2002	2003	% Change

	(R$ millions)
Selling expenses	(454.3)	(938.9)	106.7%
General and administrative expenses	(254.9)	(392.9)	54.1%
Other net operating (expenses) income	(52.3)	2.2	NA

Operating expenses	(761.5)	(1,329.6)	74.6%

      TCP’s operating expenses increased 74.6% to R$1,329.6 million in the nine months ended September 30, 2003 from R$761.5 million in the nine months ended September 30, 2002. The increase resulted mainly from the consolidation of operating expenses of Global Telecom in the amount of R$197.7 million, and the consolidation of operating expenses of TCO for the months of May through September 2003 in the amount of R$200.2 million. The increase in Telesp Celular’s operating expenses was led by the increase in selling expenses.

      Selling expenses. Selling expenses increased 106.7% to R$938.9 million for the nine months ended September 30, 2003 from R$454.3 million for the nine months ended September 30, 2002. This increase was principally due to a 52.7% increase in Telesp Celular’s selling expenses to R$693.6 million for the nine months ended September 30, 2003 from R$454.3 million for the nine months ended September 30, 2002, principally due to expenses related to the launch of the Vivo brand, an increase in dealers’ commissions, an exclusivity fee that Telesp Celular negotiated with its dealers, expenses related to Telesp Celular’s call center and an increase in depreciation expenses. The increase in depreciation of selling expenses was principally due to a decrease as of January 1, 2003 in the estimated useful life of handsets loaned to customers from 36 months to 18 months to match the terms of the related subscription contracts, resulting in an increase in depreciation expense of R$21.9 million for the nine months ended September 30, 2003. The consolidation of selling expenses of Global Telecom had a negative impact of R$120.6 million, and the consolidation of selling expenses of TCO for the months of May through September 2003 had a negative impact of R$124.7 million.

      Provisions for doubtful accounts increased 25.8% to R$57.4 million for the nine months ended September 30, 2003 from R$72.2 million for the nine months ended September 30, 2002, principally due to the consolidation of provisions for doubtful accounts of Global Telecom in the amount of R$7.9 million and the consolidation of provisions for doubtful accounts of TCO for the months of May through September 2003 in the amount of R$24.5 million. Provisions for doubtful accounts of Telesp Celular decreased 30.7% to R$39.8 million for the nine months ended September 30, 2003 from R$57.4 million for the nine months ended September 30, 2002. In spite of the increase in provisions for doubtful accounts, these provisions were 1.3% of gross revenues for the nine months ended September 30, 2003, compared to 1.8% of gross revenues for the nine months ended September 30, 2002. The decrease in the ratio of provisions for doubtful accounts to gross revenues was principally due to the adoption of more effective methods of evaluating customer credit and the growth of TCP’s prepaid customer base.

      General and administrative expenses. General and administrative expenses increased 54.1% to R$392.9 million for the nine months ended September 30, 2003 from R$254.9 million for the nine months ended September 30, 2002. The consolidation of general and administrative expenses of Global Telecom had a negative impact of R$50.6 million, and the consolidation of general and administrative expenses of TCO for the months of May through September 2003 had a negative impact of R$77.8 million. General and administrative expenses of Telesp Celular and TCP (on an unconsolidated basis) increased 3.8% to

PART FOUR — RECENT DEVELOPMENTS

R$264.5 million for the nine months ended September 30, 2003 from R$254.9 million for the nine months ended September 30, 2002, principally due to an increase in outsourced services.

      Other net operating expense (income). TCP recorded other net operating income of R$2.2 million for the nine months ended September 30, 2003, compared to other net operating expense of R$52.3 million in the nine months ended September 30, 2002. TCP (on an unconsolidated basis) and Telesp Celular recorded other net operating income of R$26.4 million in the nine months ended September 30, 2003, compared to other net operating expense of R$52.3 million in the nine months ended September 30, 2002. The other net operating income recorded by TCP (on an unconsolidated basis) and Telesp Celular in the nine months ended September 30, 2003 was principally due to the reversal of a R$68.5 million provision relating to litigation over the assessment of ICMS tax on activation fees. Telesp Celular had established the provision in connection with litigation in the Treasury Court of the State of São Paulo seeking a decision that the ICMS tax does not apply to cellular activation fees. Telesp Celular reversed the provision on March 31, 2003 when the Higher Justice Court (Superior Tribunal de Justiça) determined in an action filed by Teleamazon Celular, another wireless operating company, that the ICMS tax could not be assessed on activation fees. The other net operating income recorded by TCP and Telesp Celular in the nine months ended September 30, 2003 was partially offset by the consolidation of other net operating expense of Global Telecom of R$26.5 million. TCP’s other net operating income also included R$2.3 million attributable to the consolidation of other net operating revenue of TCO for the months of May through September 2003.

Net Financial Expense

      Net financial expense increased 87.8% to R$843.0 million in the nine months ended September 30, 2003 from R$449.0 million in the nine months ended September 30, 2002. This increase reflected (1) the consolidation of R$282.7 million in net financial expense of Global Telecom, (2) a 10.1% increase in the CDI rate, an interbank market interest rate to which a portion of the debt and derivatives of Telesp Celular, Global Telecom and TCO is subject and (3) an increase in the consolidated debt of TCP to R$5,767.5 million at September 30, 2003 compared to R$3,693.6 million at September 30, 2002, of which R$1,819.3 million represented an increase in the debt of Telesp Celular and TCP relating to the acquisition of the remaining 17% stake in Global Telecom in December 2002 and the acquisition of a controlling interest in TCO in April 2003. This increase in net financial expense was partially offset by the consolidation of net financial income of TCO for the months of May through September 2003 in the amount of R$50.7 million.

      In the second quarter of 2003, TCP unwound an excess euro hedge position of Global Telecom. Because hedging transactions are not recorded at fair value under Brazilian corporate law, accounting losses recorded in the nine months ended September 30, 2003 due to this reversal amounted to R$166.6 million. From a cash flow perspective, the unwinding of the hedge resulted in R$247.1 million of additional cash, net of R$42.4 million of withholding tax TCP intends to use as a tax credit.

Income Taxes

      Income taxes increased 101.4% to R$228.4 million for the nine months ended September 30, 2003 from R$113.4 million for the nine months ended September 30, 2002. The increase was principally due to the consolidation of income taxes of Global Telecom in the amount of R$21.2 million and the consolidation of income taxes of TCO in the amount of R$107.5 million for the months of May through September 2003, partially offset by a decrease of R$13.7 million in Telesp Celular’s income taxes. Telesp Celular’s income taxes decreased 12.1% to R$99.7 million for the nine months ended September 30, 2003 from R$113.4 million for the nine months ended September 30, 2002, primarily due to Telesp Celular’s distribution of interest on shareholders’ equity in June 2003.

PART FOUR — RECENT DEVELOPMENTS

Equity Losses in Unconsolidated Affiliates

      TCP’s equity losses in unconsolidated affiliates, all of which were attributable to Global Telecom, were R$540.6 million in the nine months ended September 30, 2002. Global Telecom’s results were consolidated in TCP’s results during the nine months ended September 30, 2003.

Net Loss

      As a result of the foregoing, TCP recorded R$462.8 million of net losses for the nine months ended September 30, 2003, compared with R$560.7 million of net losses for the nine months ended September 30, 2002.

TCP’s Liquidity and Capital Resources

Sources of Funds

      TCP generated cash flow from operations of R$871.1 million and R$824.2 million in the nine months ended September 30, 2003 and 2002, respectively. In addition to the R$247.1 million in cash received from unwinding the excess euro hedge position of Global Telecom described under “—TCP’s Results of Operations for the Nine Months Ended September 30, 2002 and 2003 — Net Financial Expense,” TCP had cash flow from investing activities in the amount of R$760.4 million related to the payment by Fixcel S.A., the former controlling shareholder of TCO, on debentures held by TCO, which payment date coincided with the terms of the scheduled payments for the acquisition of TCO from Fixcel S.A.

      TCP had R$3,273.4 million in long-term loans and financing as of September 30, 2003. TCP’s R$2,494.1 million in short-term indebtedness as of September 30, 2003 consisted primarily of funding from financial institutions and related parties. At September 30, 2003, TCP had a working capital deficit (current liabilities minus current assets) of R$710.8 million, attributable primarily to R$2,494.1 million in short-term debt. This working capital deficit represented an improvement of R$1,142.9 million compared to negative working capital of R$1,853.7 million recorded at December 31, 2002, primarily due to (1) an increase of R$1,089.8 million in cash and cash equivalents, due primarily to the consolidation of cash and cash equivalents of TCO in the amount of R$995.8 million and (2) an increase in net trade accounts receivable of R$502.4 million, due primarily to the consolidation of net trade accounts receivable of TCO in the amount of R$367.2 million.

      TCP’s principal assets are the shares of its subsidiaries. TCP relies exclusively on dividends from TCO, Telesp Celular and Global Telecom to meet its cash needs, including the payment of dividends to its shareholders. TCP controls the payment of dividends by TCO, Telesp Celular and Global Telecom, subject to limitations under Brazilian law. There are no contractual restrictions on the payment of dividends by TCP’s subsidiaries to it.

Uses of Funds

      TCP’s principal uses of funds are for capital expenditures, servicing of its debt, payments of dividends to shareholders and, in the nine months ended September 30, 2003, the acquisition of a controlling interest in TCO.

      During the nine months ended September 30, 2003, TCP paid R$1,310.7 million to Fixcel S.A. (including interest expenses) in connection with the acquisition of a controlling interest in TCO. Capital expenditures (including capitalized interest) consumed cash flows of R$256.3 million in the nine months ended September 30, 2003 (including capital expenditures of Global Telecom in the amount of R$48.1 million and capital expenditures of TCO in the months of May through September 2003 in the amount of R$70.5 million), compared to R$193.3 million in the nine months ended September 30, 2002. Repayment of debt consumed cash flows of R$3,308.0 million and R$2,470.7 million in the nine months ended September 30, 2003 and 2002,

PART FOUR — RECENT DEVELOPMENTS

respectively. TCP did not pay dividends or interest on shareholders’ equity in the nine months ended September 30, 2003 and 2002, respectively. Capital expenditures were as set forth in the table below.

	Nine Months
	Ended
	September 30,

	2002	2003

	(R$ millions)
Switching equipment	76.3	59.2
Transmission equipment	34.4	70.1
Information Technology	46.5	58.7
Others(1)	36.1	68.3

Total capital expenditures	193.3	256.3

(1)	Handsets to be loaned to customers, network construction, furniture and fixtures, office equipment and store layouts.

      We believe that our available borrowing capacity, together with funds generated by operations, should provide sufficient liquidity and capital resources to pursue our business strategy for the foreseeable future with respect to working capital, capital expenditures and other operating needs.

Contractual Obligations and Commercial Commitments

      The following table represents our consolidated contractual obligations and commercial commitments as of September 30, 2003:

	Payments Due by Period in Millions of Reais

		Less than			After 5
	Total	1 Year	1-3 Years	4-5 Years	Years

Contractual obligations:
Long-term debt	3,774.7	501.3	2,371.8	900.0	1.6
Capital lease obligations(1)	24.2	22.3	1.9	—	—
Operating leases	440.4	35.7	206.1	71.2	127.4
Unconditional purchase obligations	516.5	498.4	17.8	0.3	—
Other long-term obligations(2)	715.4	697.3	12.0	4.9	1.2

Total contractual cash obligations	5,471.2	1,755.0	2,609.6	976.4	130.2

(1)	This lease represents a network equipment lease that is accounted for as an operating lease under Brazilian corporate law. This lease has been presented above as a capital lease since it contains a bargain purchase option. Under U.S. GAAP, this lease is accounted for as a capital lease.

(2)	Contracted long-term suppliers or contracted short-term suppliers with penalties for early termination and exclusivity fees paid to dealers.

      Additionally, we have a rental commitment with Telecomunicações de São Paulo S.A. — Telesp, a related party, in an annual amount of R$32.3 million that includes all costs related to the rental of certain facilities used in providing telecommunications services, including electrical and air conditioning equipment.

PART FOUR — RECENT DEVELOPMENTS

Debt

      As of September 30, 2003, TCP’s total debt position was as follows:

Amount
Outstanding
as of
September 30,
Debt	2003

(R$ millions)
Loans	1,578.3
Financing from suppliers	11.9
Related parties	1,683.2

Total long-term debt, excluding the short-term portion	3,273.4

Short-term debt	2,494.1

Total debt	5,767.5

      TCP’s long-term debt as of September 30, 2003 matures in accordance with the following schedule. The table below represents only the long-term debt as of September 30, 2003 and does not include the short-term portion of long-term debt in the amount of R$501.3 million outstanding as of September 30, 2003.

Year Ending December 31,	Principal Amount

(R$ millions)
2004 (from September 30 to December 31)	1,943.1
2005	314.2
2006	153.4
2007	352.3
2008	510.4

      As of September 30, 2003, TCP’s total debt was R$5,767.5 million, of which R$4,194.6 million, or 72.7%, was denominated in foreign currencies and therefore exposed to currency fluctuations. Of that amount, R$2,514.6 million was denominated in U.S. dollars (U.S.$860.2 million), R$1,591.0 million was denominated in euros (€466.1 million) and R$89.0 million was denominated in yen (¥3,391.6 million). Devaluation of the real results in exchange losses on foreign currency indebtedness. In order to protect against the risk of devaluation of the real, we have entered into over-the-counter derivatives transactions with international and domestic financial institutions. In the nine months ended September 30, 2003, our derivatives positions produced a loss of R$864.1 million, which was partially offset by the R$460.1 million of exchange gains on our foreign currency-denominated debt. At September 30, 2003, we had derivative contracts that covered amounts in excess of our foreign currency-denominated debt.

      We are exposed to interest rate risk as a consequence of our floating rate debt. At September 30, 2003, approximately 59.0% of our interest-bearing liabilities bore interest at floating rates, primarily EURIBOR for euro-denominated debt, LIBOR for U.S. dollar-denominated debt and CDI, TJLP and UMBND, a local index, for real-denominated debt.

      In February 2003, TCP issued promissory notes in the aggregate principal amount of R$700.0 million with maturity of six months. In August 2003, this debt was partially refinanced with an issue of debentures in the aggregate principal amount of R$506.7 million. (We issued R$700.0 million of debentures but sold only R$506.7 million.) The debentures bear interest at 104.6% of the CDI rate per annum. The stated maturity of the debentures is in August 2008, but the debentures provide for an annual renegotiation (repactuação) of their terms beginning in 2004. Holders of debentures that do not agree to the revised terms in any given year may require us to purchase the debentures they hold.

PART FOUR — RECENT DEVELOPMENTS

      In June 2003, TCP issued eurobonds in the aggregate principal amount of U.S.$150 million. The bonds bear interest at 6.75% and mature in December 2004.

      As of September 30, 2003, TCP had R$767.6 million of outstanding indebtedness to Banco Nacional de Desenvolvimento Econômico e Social — BNDES, the Brazilian national development bank, under a real-denominated loan secured by a pledge of accounts receivable. See note 10 to TCP’s unaudited consolidated interim financial statements included in this prospectus.

      Some of the debt agreements of TCP and its subsidiaries contain restrictive covenants. Financial ratios apply to some indebtedness of Global Telecom and TCO and involve (1) current ratios, (2) capitalization ratios, (3) EBITDA margins, (4) interest coverage ratios and (5) debt to capital ratios. At September 30, 2003, Global Telecom was not in compliance with certain of those covenants with respect to debt in the aggregate amount of R$278.9 million owed to BNDES, but it has obtained a waiver that expires in December 2003. Global Telecom is currently seeking to amend the terms and conditions of such contract. Other than as described above, at September 30, 2003, TCP and its subsidiaries were in compliance with their restrictive covenants in all material respects.

      All majority-owned subsidiaries are included in our consolidated financial statements. We do not have any interests in, or relationships with, any special purpose entities that are not reflected in its consolidated financial statements.

      On November 18, 2003 as a result of the tender offer, TCP acquired 32,205,823 thousand shares of TCO, representing 74.2% of TCO’s outstanding common shares not already owned by TCP. The total purchase amount was R$538.8 million and was funded by new loans.

TCO’s Results of Operations for the Nine Months Ended September 30, 2002 and 2003

      As of July 6, 2003, cellular telecommunications operators in Brazil were required by the SMP rules to implement long distance Carrier Selection Codes (Códigos de Seleção de Prestadora, or CSP) used by customers to choose their carrier for domestic long distance services (VC2 and VC3) and international cellular calls. VC2 is a designation given to long distance calls within a primary area, and VC3 is a designation given to long distance calls from one primary area to another. A primary area includes cities that have the same decimal range code. For example, calls between cities that have codes from 11 to 19, or from 21 to 29, are calls within a primary area. TCO no longer receives revenues from VC2 or VC3 calls and now receives interconnection revenues from the use of its network to complete those calls.

      Additionally, in accordance with Anatel regulations, “Bill & Keep” rules were adopted for interconnection charges in July 2003. The rules provide that companies under the SMP regime are not required to pay tariffs for the use of the local network of another SMP provider as long as customers use local service (i.e., make calls in the same registration area) and as long as there is a traffic balance between them. However, when traffic from the SMP provider that originates the call to the SMP provider that terminates the call represents more than 55% of the local traffic between the two providers, the SMP provider who originates the higher traffic must pay the other provider the local usage tariff for the portion of the traffic that exceeds 55%.

PART FOUR — RECENT DEVELOPMENTS

      The following table sets forth certain components of TCO’s income for the periods indicated.

	Nine Months Ended
	September 30,

	2002	2003

	(R$ millions)
Net operating revenue	1,124.7	1,406.4
Cost of services and goods	(500.7)	(642.4)
Gross profit	624.0	764.0

Operating expenses:
Selling expenses	(149.0)	(206.2)
General and administrative expenses	(100.7)	(139.4)
Other net operating (expenses) income	(9.9)	1.5
Operating income before net financial (expense) income	364.4	419.9

Net financial (expenses) income	(63.9)	94.5
Operating income	300.5	514.4

Net non-operating expense	—	(2.8)
Income before minority interests, income taxes and reversal of interest on own shareholders’ equity	300.5	511.6

Income and social contribution taxes	(106.6)	(179.3)
Minority interests	(4.5)	(6.0)
Reversal of interest on own shareholders’ equity	40.8	—
Net income	230.2	326.3

Net Operating Revenue

      The composition of operating revenues by category of service is presented in TCO’s consolidated financial statements and discussed below before deduction of valued-added and other taxes. TCO does not determine operating revenues on a net basis (i.e., after deductions of taxes) by category of service.

      The following table sets forth the components of TCO’s operating revenues for the periods indicated, as well as the percentage change of each component from period to period.

	Nine Months Ended
	September 30,

	2002	2003	% Change

	(R$ millions)
Usage charges	490.2	577.5	17.8%
Monthly subscription charges	82.7	108.5	31.2%
Network usage charges	476.7	579.0	21.5%
Sales of handsets and accessories	352.1	490.6	39.3%
Others	10.8	24.1	123.1%

Gross operating revenue	1,412.5	1,779.7	26.0%

Value-added and other indirect taxes	(265.5)	(342.1)	28.9%
Sales and services discount and return of goods sold	(22.3)	(31.2)	39.9%

Net operating revenue	1,124.7	1,406.4	25.0%

PART FOUR — RECENT DEVELOPMENTS

      Net operating revenue increased 25.0% to R$1,406.4 million for the nine months ended September 30, 2003 from R$1,124.7 million for the nine months ended September 30, 2002. The increase in net revenues was principally due to tariff increases and an increase in demand for cellular service.

      Usage charges. Revenues from usage charges increased 17.8% to R$577.5 million for the nine months ended September 30, 2003 from R$490.2 million for the nine months ended September 30, 2002. This increase was principally due to an increase of 26.6% in the total number of subscribers to 3.33 million average total lines in service for the nine months ended September 30, 2003 from 2.63 million average total lines in service for the nine months ended September 30, 2002. Beginning in July 2003, this increase was partially offset by the impact of the new rules relating to the long distance Carrier Selection Code described above.

      Monthly subscription charges. Revenues from monthly subscription charges increased 31.2% to R$108.5 million for the nine months ended September 30, 2003 from R$82.7 million for the nine months ended September 30, 2002. This increase was principally due to an increase of 15.9% in the number of postpaid customers and the launch of new postpaid plans that are designed to fit a customer’s profile.

      Network usage charges. Revenues from network usage charges increased 21.5% to R$579.0 million for the nine months ended September 30, 2003 from R$476.7 million for the nine months ended September 30, 2002. This increase was principally due to an increase in the total number of subscribers to 3.59 million at September 30, 2003 from 2.85 million at September 30, 2002, which led to an increase of the traffic originating from outside TCO’s network to TCO’s subscribers and an increase in interconnection tariffs in February 2003. Beginning in July 2003, this figure was also impacted by the new rules relating to the long distance Carrier Selection Code and the Bill & Keep rules described above.

      Sales of handsets and accessories. Revenues from sales of handsets and accessories increased 39.3% to R$490.6 million for the nine months ended September 30, 2003 from R$352.1 million for the nine months ended September 30, 2002. This increase was principally due to an increase in sales volume, especially in sales of medium and higher value handsets. Revenues from handset sales are reported before commissions and promotional discounts and include value-added taxes. In general, the purpose of handset sales is to encourage growth in customers and traffic, as opposed to generating profits on the sales, and TCO therefore subsidizes varying portions of the costs of handsets. Although profit margins vary from one handset model to another and from time to time, profit margins are generally negative after taxes and discounts.

      Others. Revenues from other services increased 123.1% to R$24.1 million for the nine months ended September 30, 2003 from R$10.8 million for the nine months ended September 30, 2002. The increase was principally due to an increase in the revenues from data services caused by the growth in their use (especially short message services) and in number of subscribers.

      Value-added and other indirect taxes. Value-added and other indirect taxes increased 28.9% to R$342.1 million for the nine months ended September 30, 2003 from R$265.5 million for the nine months ended September 30, 2002. This increase was principally due to an increase of 26.0% in the gross operating revenue, an increase in the ICMS rate of the State of Rondonia from 25% to 35% in July 2002 and in the State of Mato Grosso do Sul from 25% to 27% in January 2003, and an increase in the PIS rate imposed on goods sold in December 2002 from 0.65% to 1.65%. This increase was partially offset by the effects of the decrease in the ICMS rate imposed by the State of Mato Grosso on prepaid cards from 30% to 25% in January 2003.

      Sales and services discount and return of goods sold. Deductions from operating revenues include discounts on cellular handset sales, discounts on services and returns of goods sold. Discounts and returns increased 39.9% to R$31.2 million for the nine months ended September 30, 2003 from R$22.3 million for the nine months ended September 30, 2002. The increase was principally due to an increase in the recognition of discounts in connection with the sales of prepaid cards to retailers.

PART FOUR — RECENT DEVELOPMENTS

Cost of Services and Goods

      The following table sets forth the components of TCO’s costs of services and goods sold for the periods indicated, as well as the percentage change of each component from period to period.

	Nine Months
	Ended
	September 30,

	2002	2003	% Change

	(R$ millions)
Depreciation and amortization	92.0	122.7	33.4%
Materials and services	123.9	158.1	27.6%
Personnel	11.3	13.8	22.1%
Rental, insurance and condominium fees	32.7	37.6	15.0%
Cost of goods sold	199.2	258.7	29.9%
Fistel and other taxes	41.6	51.5	23.8%
Cost of services and goods	500.7	642.4	28.3%

      TCO’s cost of services and goods increased 28.3% to R$642.4 million for the nine months ended September 30, 2003 from R$500.7 million for the nine months ended September 30, 2002. The increase was principally due to (1) an increase in the cost of goods sold; (2) an increase in materials and services and (3) an increase in depreciation and amortization costs.

      Depreciation and Amortization. Depreciation and amortization expenses increased 33.4% to R$122.7 million for the nine months ended September 30, 2003 from R$92.0 million for the nine months ended September 30, 2002. The increase was principally due to an expansion of TCO’s network and increased investments in technical support systems.

      Materials and services. Materials and services include cost of materials and services received from third-parties, including network usage charges paid to other cellular telecommunications service providers, to fixed-line companies and carriers for the completion on their networks of calls originated by TCO’s customers. Cost of materials and services increased 27.6% to R$158.1 million for the nine months ended September 30, 2003 from R$123.9 million for the nine months ended September 30, 2002. The increase was principally due to (1) an increase of R$21.2 million in the network usage chargers payable to other telecommunications service providers, due to increases in traffic and in tariffs and (2) an increase in the cost of maintaining TCO’s network.

      Personnel. Personnel expenses increased 22.1% to R$13.8 million for the nine months ended September 30, 2003 from R$11.3 million for the nine months ended September 30, 2002. This increase was principally due to severance costs relating to a former executive and to an overall increase in personnel salaries.

      Rentals, insurance and condominium fees. Rentals, insurance and condominium fees increased 15.0% to R$37.6 million for the nine months ended September 30, 2003 from R$32.7 million for the nine months ended September 30, 2002. The increase was principally due to annual adjustments of fees under contracts, including inflation adjustments.

      Cost of goods sold. The cost of goods sold increased 29.9% to R$258.7 million for the nine months ended September 30, 2003 from R$199.2 million for the nine months ended September 30, 2002. The increase was principally due to an increase in sales volume and an increase in the average cost of handsets and the sale of more sophisticated and expensive handset models.

      Fistel and other taxes. The Fistel tax increased 23.8% to R$51.5 million for the nine months ended September 30, 2003 from R$41.6 million for the nine months ended September 30, 2002. The increase was principally due to the expansion of TCO’s network.

PART FOUR — RECENT DEVELOPMENTS

Operating Expenses

      The following table sets forth the components of TCO’s operating expenses for the periods indicated, as well as the percentage change of each component from period to period.

	Nine Months
	Ended
	September 30,

	2002	2003	% Change

	(R$ millions)
Selling expense	(149.0)	(206.2)	38.4%
General and administrative expense	(100.7)	(139.4)	38.4%
Other net operating income (expense), net	(9.9)	1.5	NA
Operating expense	(259.6)	(344.1)	32.6%

      Operating expenses increased 32.6% to R$344.1 million for the nine months ended September 30, 2003 from R$259.6 million for the nine months ended September 30, 2002. The increase resulted mainly from an increase of 38.4% in selling expense, which included sales commissions to independent distributors, and an increase of 38.4% in general and administrative expense.

      Selling expense. Selling expense increased 38.4% to R$206.2 million for the nine months ended September 30, 2003 from R$149.0 million for the nine months ended September 30, 2002. The increase was principally due to an increase of R$39.3 million in outside services, which included sales commissions to independent distributors reflecting net additions of subscribers, and a 54.4% increase in provisions for doubtful accounts to R$38.3 million for the nine months ended September 30, 2003 from R$24.8 million for the nine months ended September 30, 2002. These provisions were 2.0% and 2.5% of gross revenues in the nine months ended September 30, 2002 and 2003. During the nine months ended September 30, 2002, the provision for doubtful accounts was positively affected by agreements made with other operators, which resulted in the recovery of approximately R$7.5 million.

      General and administrative expense. General and administrative expense increased 38.4% to R$139.4 million for the nine months ended September 30, 2003 from R$100.7 million for the nine months ended September 30, 2002. The increase was principally due to an increase of R$18.5 million in outside services, primarily related to corporate information technology services.

      Other net operating (expense) income. For the nine months ended September 30, 2003, TCO had other net operating income in the amount of R$1.5 million, and in the nine months ended September 30, 2002, TCO had net operating expenses in the amount of R$9.9 million. The income in the nine months ended September 30, 2003 was mainly due to the reversal of a R$5.3 million provision relating to litigation over the assessment of ICMS tax on activation fees similar to that reversed by Telesp Celular, as described under “TCP’s Results of Operations for the Nine Months Ended September 30, 2002 and 2003 — Operating Expense — Other net operating expense (income).”

Net Financial Income (Expenses)

      TCO had net financial income of R$94.5 million for the nine months ended September 30, 2003, compared to net financial expenses of R$63.9 million for the nine months ended September 30, 2002. This change was principally due to the appreciation of the real in relation to the U.S. dollar, leading to gains on the TCO’s unhedged debt positions.

Income and Social Contribution Taxes

      TCO recorded income and social contribution expense of R$179.3 million and R$106.6 million for the nine months ended September 30, 2003 and 2002, respectively. The increase in income and social contribution

PART FOUR — RECENT DEVELOPMENTS

expense occurred primarily because TCO recorded interest on shareholders’ equity in each quarter of 2002, reducing income before minority interests and taxes, but did not record interest on shareholders’ equity in 2003. TCO’s effective tax rate was 35.0% and 35.5% for the nine months ended September 30, 2003 and 2002, respectively.

Net Income

      As a result of the foregoing, TCO recorded net income of R$326.3 million for the nine months ended September 30, 2003, compared to R$230.2 million for the nine months ended September 30, 2002.

PART FIVE — THE MERGER OF SHARES

PART FIVE — THE MERGER OF SHARES

Reasons for the Merger of Shares

      We acquired 61.10% of the common shares of TCO on April 25, 2003. Our acquisition of a controlling interest required us under Brazilian law to launch a tender offer for the remaining publicly held common shares of TCO. We commenced that tender offer on October 9, 2003, and the tender offer expired on November 18, 2003. We now hold 90.7% of the common shares of TCO, excluding treasury shares.

      We believe that the merger of shares will enable us to:

•	align the interests of the shareholders of TCP and TCO;

•	take advantage of commercial and financial synergies because we will be a larger company;

•	simplify our shareholding structure and expand our shareholder base;

•	provide you with securities that we expect will enjoy greater market liquidity than the securities you currently hold; and

•	eliminate the costs of separate public reporting requirements for TCO and the separate listing of TCO securities.

Background for the Merger of Shares

Privatization of Telebrás

      Before its privatization in the 1998, Telebrás and its operating subsidiaries, which we refer to collectively as the “Telebrás system,” held a near monopoly over the provision of public telecommunications services in Brazil. In 1995, the Brazilian federal government began a comprehensive reform of Brazil’s telecommunications regulatory system.

      In July 1997, Brazil’s national congress adopted the General Telecommunications Law, which provided for the establishment of a new regulatory framework, the introduction of competition and the privatization of the Telebrás system.

      In January 1998, in preparation for the restructuring and privatization of the Telebrás system, the cellular telecommunications operations of the Telebrás system were spun off into separate companies. In May 1998, the Telebrás system was restructured to form, in addition to Telebrás, 12 new holding companies. Virtually all of the assets and liabilities of Telebrás’s operating subsidiaries were allocated to the new holding companies, which we refer to as the New Holding Companies. The New Holding Companies, together with their respective subsidiaries, consisted of (1) eight cellular holding companies, each in one of eight cellular regions, holding one or more operating companies that provide cellular services; (2) three wireline holding companies, each in one of three wireline regions, holding one or more operating companies that provide local and intraregional long distance services; and (3) Embratel Participações S.A., a holding company of Empresa Brasileira de Telecomunicações S.A. — Embratel.

      TCP and TCO were New Holding Companies. In connection with the reorganization of the Telebrás system:

•	TCP was allocated all of the share capital held by Telebrás in Telesp Celular, one of the cellular operating companies that provided cellular telecommunications service in the State of São Paulo; and

•	TCO was allocated all of the share capital held by Telebrás in the operating subsidiaries that provided cellular telecommunications service in the concession region formerly known as Area 7.

PART FIVE — THE MERGER OF SHARES

      In July 1998, as part of its restructuring and privatization plan, the Brazilian federal government sold substantially all of its common shares of the New Holding Companies, including TCP and TCO, to private sector buyers.

Ownership of TCP and TCO After Privatization

TCP and its Subsidiaries

      The federal government’s shares of TCP were purchased by Portelcom Participações S.A., or Portelcom, a consortium comprised of Portugal Telecom S.A., or Portugal Telecom, which owned 64.2% of Portelcom, and Telefónica, which owned the remaining 35.8% of the shares in Portelcom. In July 1998, Portelcom acquired 51.8% of the common stock of TCP. Through a subsequent reorganization, Telesp Celular became a wholly owned subsidiary of TCP in January 2000. In 2000, Portugal Telecom increased its participation in TCP to 85.1% of the common shares and 17.7% of the preferred shares through a public tender offer and a later capital increase of TCP.

      In November 2000, after the approval of Anatel, Telefónica effected a stock swap transaction with Portugal Telecom involving their participations in Telesp Celular and Telecomunicações de São Paulo S.A.-TELESP, known as Telesp, respectively. In the stock swap transaction, Telefónica swapped 35.8% of its direct and indirect stake in Portelcom for Portugal Telecom’s 23% indirect stake in SP Telecomunicações Holding. This transaction increased Portugal Telecom’s participation in Telesp Celular from 36.2% to 41.2%.

      In September 2002, TCP undertook a R$2.5 billion capital increase. After this capital increase, Portugal Telecom’s participation in TCP increased to 93.7% of the voting shares, 49.8% of the preferred shares and 65.1% of the total capital.

      On January 23, 2001, Portugal Telecom and Telefónica Móviles entered into a strategic agreement to create a cellular services company in Brazil that would aggregate all of their investments in cellular telecommunications businesses to the extent permitted under Brazilian law. In December 2002, Anatel approved the joint venture between Portugal Telecom and Telefónica Móviles. This joint venture, named Brasilcel N.V., or Brasilcel, with headquarters in the Netherlands, is managed by Portugal Telecom and Telefónica Móviles on an equal basis.

      In December 2002, Portugal Telecom and Telefónica Móviles transferred to Brasilcel all their direct and indirect interests in TCP, Tele Leste Celular Participações S.A., Tele Sudeste Celular Participações S.A. and Celular CRT Participações S.A.

      At September 30, 2003, we were controlled by Brasilcel (57.26% of our total capital stock) and Portelcom (7.86% of our total capital stock). Portelcom is an indirect wholly owned subsidiary of Brasilcel.

      Global Telecom was formed to acquire a B Band cellular concession in the states of Paraná and Santa Catarina, known as Area 5. In April 1998, Global Telecom won the concession for Area 5 and, after building out its network, began commercial operations in December 1998. In February 2001, we acquired an 81.61% indirect economic interest in Global Telecom through the acquisition of 49% of the voting shares and 100% of the non-voting shares of each of three holding companies that collectively held 95% of the voting shares and 100% of the non-voting shares of Global Telecom. The remaining 5% of Global Telecom’s voting shares were held by another investor who, upon authorization from Anatel in July 2001, sold them to the three holding companies. On December 11, 2002, after all of the TCP operators had switched over to the SMP system, Anatel approved our acquisition of the remaining capital stock of the three holding companies, and we acquired the remaining portion of those three holding companies on December 27, 2002. On March 31, 2003, after a restructuring process, TCP became the direct holder of 100% of the capital stock of Global Telecom.

PART FIVE — THE MERGER OF SHARES

TCO and its Subsidiaries

      The federal government’s shares of TCO were purchased by Splice do Brasil Telecomunicações e Electrônica S.A., or Splice, through BID S.A., its subsidiary at the time.

      Telebrasília, Telegoiás, Telemat, Telems, Teleron and Teleacre were formed on January 5, 1998 by spinning off the cellular telecommunications operations of operating subsidiaries of Telebrás. Telebrasília merged into TCO on April 26, 2002.

      On October 19, 1998, Tele Centro Oeste/ Inepar, a consortium comprised of Inepar S.A. Indústria e Construções and TCO, was awarded a license to provide cellular telecommunications services in the concession area formerly known as Area 8. On May 21, 1999, TCO acquired 45% of Tele Centro Oeste/ Inepar from Inepar, increasing its holding in the consortium to 95%. Upon acquiring control, TCO renamed Tele Centro Oeste/ Inepar “Norte Brasil Telecom S.A.,” or NBT, and registered it as a non-publicly held company.

      On November 21, 2000, SPLICE IP S.A. was formed as a closed corporation. TCO held 100% of its preferred shares and Splice held 99.99% of its common shares. As of March 5, 2001, the control of SPLICE IP S.A. changed to TCO when TCO bought 99.99% of the common shares from Splice and renamed the entity TCO IP S.A.

      On December 31, 2001, Splice transferred all of its shares of BID S.A. to Fixcel S.A., or Fixcel.

      In 2000 and 2001, TCO conducted tender offers for the remaining publicly held common and preferred shares of Telegoiás, Telemat, Telems, Teleron and Teleacre. Although these tender offers are complete, from time to time TCO voluntarily repurchases small numbers of publicly held shares.

Acquisition of TCO and Subsequent Tender Offer

      On April 25, 2003, we acquired 61.10% of the voting capital stock of TCO from Fixcel, representing 20.37% of TCO’s total capital. The total consideration was R$1,529.0 million at April 25, 2003 (including a payment of R$23.5 million to acquire a future obligation by TCO to issue capital stock to its previous owner). Of this amount, R$1,287.2 million had been paid (including cash payments and debt and deferred payments that have been paid in full) and the remaining R$294.3 million consists of debt and deferred payments, as further detailed in the table below. The amounts paid and to be paid reflect interest and exchange variation from April 25, 2003 to the date of payment or to September 30, 2003, as applicable. We made an additional payment of R$145.5 million in November 2003.

      The table below sets forth the debt and deferred payments outstanding at April 25, 2003, the date of the acquisition of TCO. Since April 25, 2003, we have paid an aggregate amount of R$1,456.2 in respect of these deferred payments and debt.

		Amount in
Item	Maturity Date	R$ million	Remuneration

Deferred payment	April 25, 2004	80.2	CDI plus 2% p.a.
Retained payment(1)	April 25, 2004	42.8	CDI plus 2% p.a.
Retained payment(1)	Up to April 25, 2008	10.7	CDI plus 2% p.a.
U.S. dollar-denominated debt	March 2004 - Sept. 2004	6.6	LIBOR 2.625% p.a., plus exchange variation and income tax applicable to interest payments (at a rate of 15%)
Real-denominated debt	January 2004 - April 2004	128.0	108% to 110% of CDI

(1)	This payment has been retained by the buyer as a guarantee for contingent liabilities.

      Under Brazilian law, our acquisition of control of TCO triggered a requirement that we launch a tender offer for the remaining publicly held common shares of TCO for a price not less than 80% of the price paid per

PART FIVE — THE MERGER OF SHARES

share in our acquisition of a controlling interest in TCO. At the time we signed an agreement with Fixcel to purchase a controlling interest in TCO, we announced our intention to consummate the merger of shares after the completion of the acquisition of the controlling interest and the tender offer using an exchange ratio of 1.27 shares of TCP for each share of TCO, subject to adjustment based on our due diligence.

      We launched the tender offer for the remaining common shares of TCO on October 9, 2003. We completed the tender offer for the TCO common shares on November 18, 2003, paying R$16.73 per 1,000 outstanding common shares. We now hold 90.7% of the voting capital stock of TCO, representing 29.3% of TCO’s total capital, excluding treasury shares.

Merger of Shares

      On October 27, 2003, the boards of executive officers (diretorias) of TCP and TCO signed separate documents (protocolos) containing the terms and conditions of the merger of shares. On the same date, the boards of directors (conselhos de administração), of TCP and TCO approved the protocolos and approved separate documents (justificações) outlining the reasons for the merger of shares of TCO with TCP.

      On October 27, 2003, the auditors’ councils (conselhos fiscais) of TCP and TCO reviewed the terms and conditions of the merger of shares in separate meetings and issued favorable opinions with respect to the merger of shares.

      On October 29, 2003, TCP and TCO published notice of extraordinary meetings of their respective common shareholders to approve the merger of shares.

      On November 21, 2003, TCP and TCO amended the protocolos and justificações to reflect revisions to the appraisal of shareholders’ equity of TCP at market value prepared in connection with the merger of shares and to provide updated information regarding the capital increase of TCP that will occur as a result of the merger of shares.

      On December 11, 2003, the CVM sent us a letter requiring a postponement of the extraordinary general meetings to approve the merger of shares to permit the CVM additional time to analyze the legality of the proposals for the merger of shares being submitted to the shareholders of our company and TCO, and we rescheduled the meetings for January 7, 2004.

     Conversion of TCP Preferred Shares Into Common Shares

      On November 20, 2003, we extended to our preferred shareholders the opportunity to convert all or a portion of their preferred shares into common shares of TCP at a one-to-one ratio up to a limit of 78,752,717,772 preferred shares in the aggregate for all shareholders. The conversion is intended to ensure that, after the merger of shares, our preferred shares do not exceed two-thirds of our total capital stock in violation of Brazilian law. If the conversion option is exercised for more shares than this maximum number, shares will be converted pro rata among the shares for which the option is exercised. If the conversion option is exercised for fewer shares than this maximum number, Brasilcel, our controlling shareholder, has agreed to convert sufficient preferred shares so that the maximum number is converted, so long as there is no legal or other impediment at that time to the approval of the merger of shares of TCO with TCP immediately after the conversion. Our preferred shareholders must make this election by January 6, 2004. We expect the conversion to be approved by the holders of our common shares. If it is approved, the conversion will become effective immediately before the merger of shares. The conversion is not available to you as a future shareholder of TCP.

PART FIVE — THE MERGER OF SHARES

Terms of the Merger of Shares

General

      The merger of shares must be approved at extraordinary general meetings of the shareholders of TCP and TCO scheduled to be held on January 7, 2004. The completion of the merger of shares is contingent upon the approval of holders of at least 50% of the outstanding common shares of both TCP and TCO at the shareholder meetings. If the merger of shares is approved:

•	TCO will become a wholly owned subsidiary of TCP;

•	holders of ADSs of TCO will receive 1.524 ADSs of TCP for each ADS they hold upon surrender of the TCO ADSs and payment of the fees and expenses of the depositary; and

•	holders of preferred shares of TCO, other than preferred shares underlying ADSs of TCO, will automatically receive 1.27 preferred shares of TCP for each preferred share they hold without any further action by those holders.

      The exchange ratios for the TCO preferred shares and ADSs are different because the ADS exchange ratio takes into account the difference in the ratio of ADSs to preferred shares under the TCO and TCP ADS programs. Under the TCO ADS program, each ADS represents 3,000 shares, while under the TCP ADS program, each ADS represents 2,500 preferred shares.

      Brasilcel holds, directly and indirectly, 93.66% of the common shares of our company, and we hold 90.7% of the common shares of TCO, excluding treasury shares. Brasilcel and its subsidiaries will hold no less than 76.33% of our common shares after the conversion described under “— Background for the Merger of Shares — Conversion of TCP Preferred Shares Into Common Shares” and the merger of shares, assuming that Brasilcel does not convert any shares in the conversion and that none of the common shareholders of our company or TCO exercises appraisal rights in connection with the merger of shares. Brasilcel has represented to us that it and its subsidiaries will vote the common shares of our company they hold in favor of the merger of shares. We intend to vote the common shares of TCO we hold in favor of the merger of shares.

      Under the protocolos, or agreements, governing the merger of shares, we will undergo a capital increase in the amount of R$1,012,907,956.77 as a result of the merger of shares, from R$4,373,661,469.73 to R$5,386,569,426.50, assuming that common shareholders of TCP and TCO do not exercise appraisal rights in connection with the merger of shares. The agreements also provide that TCO shares held in treasury will be canceled and that our common shareholders must approve the conversion of certain preferred shares into common shares, as described under “—Background to the Merger of Shares — Conversion of TCP Preferred Shares Into Common Shares.” The following documents, which are filed as exhibits to the registration statement of which this prospectus is a part, are incorporated by reference into this prospectus:

•	Protocol of the Merger of Shares of Tele Centro Oeste Celular Participações S.A. into Telesp Celular Participações S.A. for the purpose of the former’s conversion into a Wholly Owned Subsidiary;

•	Justification of the Merger of Shares of Tele Centro Oeste Celular Participações S.A. into Telesp Celular Participações S.A. for the purpose of the former’s conversion into a Wholly Owned Subsidiary;

•	First Amendment to the Protocol of the Merger of Shares of Tele Centro Oeste Celular Participações S.A. by Telesp Celular Participações S.A. for the Conversion of TCO into a Wholly Owned Subsidiary; and

•	First Amendment to the Justification of the Merger of Shares of Tele Centro Oeste Celular Participações S.A. by Telesp Celular Participações S.A. for the Conversion of TCO into a Wholly Owned Subsidiary.

      See “Part Seven: Additional Information for Shareholders — Where You Can Find More Information” for instructions on how to obtain copies of these documents.

PART FIVE — THE MERGER OF SHARES

      There are no conditions to the completion of the merger of shares other than shareholder approval by both TCP and TCO and the completion of the conversion of TCP preferred shares into common shares described above.

      Although the approval of the merger of shares by the CVM is not a condition to the merger of shares, on December 11, 2003, the CVM sent us a letter requiring a postponement of the extraordinary general meetings to approve the merger of shares to permit the CVM additional time to analyze the legality of the proposals for the merger of shares being submitted to the shareholders of our company and TCO, and we and TCO have rescheduled the meetings from December 22, 2003 to January 7, 2004. Although we affirm that the proposed merger of shares is legal and provides equitable treatment to TCP and TCO, we cannot predict the outcome of the CVM’s analysis of the transaction. See “Part Three: Risk Factors — Risks Relating to the Brazilian Telecommunications Industry and the Business — Certain holders of TCO’s preferred shares have presented complaints to the CVM, the Brazilian securities regulator, related to the terms of the merger of shares, and the CVM’s review is ongoing.”

Date, Time and Place of the Meeting

      The extraordinary general meeting of TCO is scheduled to be held as follows:

January 7, 2004

8 a.m., local time
Tele Centro Oeste Celular Participações S.A.
SCS — Quadra 2, Bloco C, 226,
Edifício Telebrasília Celular — 7° andar
70319-900 — Brasília, D.F.
Brazil

      If you hold preferred shares directly, you may attend the meeting. Under the Brazilian corporation law, you may be required to show a document proving your identity to gain admittance to the meeting. However, no holder of preferred shares or ADSs of TCO may vote at the meeting.

Receipt of Shares and ADSs of TCP

      If the merger of shares is approved, each preferred share of TCO will automatically become 1.27 preferred shares of TCP without any action by you. Because the preferred shares of TCP are book-entry shares, an entry or entries will be made in the share registry of TCP to evidence the preferred shares you receive in the merger of shares. Neither you nor any other person will receive certificates evidencing preferred shares of TCP.

      For 30 days after the publication of the minutes of the shareholders’ meeting of TCO to approve the merger of shares, TCP preferred shares received by direct holders of TCO preferred shares will trade on the São Paulo Stock Exchange under the ticker symbol for TCO’s preferred shares, “TCOC4.” After 30 days, those shares will trade under the ticker symbol for TCP’s preferred shares, “TSPP4.” TCP intends to submit a request to the São Paulo Stock Exchange that this 30-day period be eliminated and that all TCP preferred shares be allowed to trade under the same ticker symbol as soon as possible after the merger of shares. However, TCP cannot predict whether the São Paulo Stock Exchange will grant this request.

Delivery of TCP ADRs

      If you hold ADSs representing preferred shares of TCO, you will receive 1.524 ADSs representing preferred shares of TCP in the merger of shares for each TCO ADS you hold.

      When the merger of shares becomes effective, TCP will deposit with a custodian for The Bank of New York, as depositary under TCO’s ADS program, the TCP preferred shares issuable in respect of the

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TCO preferred shares then held in that program. In accordance with an amendment to the TCO preferred share deposit agreement that has been entered into and will become effective at the time of the merger of shares, The Bank of New York, as depositary, will consider itself to have been directed by TCO and the holders of the TCO ADSs to deposit those TCP preferred shares with the custodian for The Bank of New York, as depositary under TCP’s ADS program, and instruct that depositary to cause to be issued and to deliver, subject to payment of the fees and expenses of the depositary under the TCP deposit agreement (which will not be in excess of $5.00 or less per 100 ADSs (or portion thereof)), ADSs representing those TCP preferred shares to the depositary for the TCO ADS program. When the TCP ADSs are received in the TCO ADS program, the TCO ADSs will be deemed to have been converted into a right only to receive TCP ADSs, and The Bank of New York, as depositary under TCO’s ADS program, will call for the surrender of the ADRs evidencing those former TCO ADSs. Upon surrender of those ADRs and payment of the depositary’s fees and expenses as provided in the TCO deposit agreement (which will not be in excess of $5.00 or less per 100 ADSs (or portion thereof)), the depositary will deliver the TCP ADSs (and cash in lieu of any fractions as described below) to the holders of the former TCO ADSs.

Termination of TCO ADS Program

      The Bank of New York, as depositary under TCO’s ADS program, has, at the direction of TCO, mailed notice to the owners of all outstanding TCO ADRs in accordance with the deposit agreement of the termination of the deposit agreement and the ADS program at the time of effectiveness of the merger of shares. The notice mailed by the depositary also contained notice that the depositary and TCO would amend the deposit agreement, effective 30 days after notice of the amendment was given to authorize and provide for the procedures described under “— Delivery of TCP ADRs.”

      The terms of the ADSs of TCP that will be received upon the effectiveness of the merger of shares are described in “Part Six: Shareholder Information — Description of American Depositary Shares.”

Fractional Shares and ADSs

      If you hold TCO preferred shares directly and the product of 1.27 and the number of TCO preferred shares you hold is not a whole number, the number of preferred shares of TCP you will receive in the merger of shares will be rounded up to the largest whole number.

      If you hold TCO ADSs and the product of 1.524 and the number of TCO ADSs you hold is not a whole number, the number of TCP ADSs you will receive in the merger of shares will be rounded down to the largest whole number. The depositary under TCP’s ADS program will:

•	sell into the open market the fractional TCP ADS to which you would otherwise be entitled; and

•	remit to your broker or custodian or mail you a check for cash in lieu of any fractional TCP ADS you are entitled to receive based on the net proceeds (after deducting applicable fees and expenses, including sales commissions) from the sale on the New York Stock Exchange of the aggregate number of fractional entitlements to TCP ADSs.

      You will receive your cash payment, if applicable, at or about the time that you receive your new TCP ADRs. You do not have to pay in cash any fees or commissions to the depositary for the sale of your fractional ADS, since fees and expenses will have already been deducted from any amounts you receive.

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Management

      A description of TCP’s management is set forth below.

Board of Directors

      Our administration consists of a board of directors and a board of executive officers. Our shareholders elect the members of the board of directors. The board of directors should maintain a number of members ranging from eight to 12, each serving a three-year term. The term of office of the current members of the board of directors will expire in March 2006, except for António Gonçalves de Oliveira, who was elected on April 10, 2001 (his term will expire in April 2004). The board of directors holds regular quarterly meetings, and the chairman or two board members may call special meetings.

      The following are the current members of our board of directors and their respective positions.

Name	Position

Félix Pablo Ivorra Cano	President of the Board of Directors
Iriarte José Araújo Esteves	Director
Fernando Xavier Ferreira	Director
Antonio Viana Baptista	Director
Ernesto Lopez Mozo	Director
Ignacio Aller Malo	Director
Zeinal Abedin M. Bava	Director
Carlos Manuel L. Vasconcellos Cruz	Director
Eduardo Perestrelo Correia de Matos	Director
Pedro Manuel Brandão Rodrigues	Director
António Gonçalves de Oliveira	Director

      Set forth below are brief biographical descriptions of the directors.

      Félix Pablo Ivorra Cano, 56 years old, is the president of the board of directors. He is also the president of the boards of directors of Tele Leste Celular Participações, Celular CRT Telecomunicações S.A., Tele Sudeste Celular Telecomunicações S.A. and TCP and a member of the board of directors of Telecomunicações de São Paulo S.A. — Telesp and TCO. He is a director of Atento Brasil S.A., 4A Telemarketing, Telefónica Peru and Portelcom Participações S.A. He is the main executive officer for Telefónica Móviles in Brazil and the vice president of Telefónica Móviles Latino-America. He is also the president of the board of directors of Brasilcel. After graduating, he joined the Telefónica Group, where he worked in the areas of technical specifications, network planning and commercial planning and developed new services. In 1993 he was the general director of the group that funded and developed Telefónica Móviles. In 1997 and a portion of 1998, Mr. Cano was the president of the board of directors of Mensatel S.A. and Radiored S.A., which are part of Telefónica Móviles. He has a degree in telecommunication engineering from Escola Técnica Superior de Engenharia — ETSI in Madrid, and a post-graduate degree in Business Administration from the Instituto Católico de Administração de Empresas — ICADE.

      Iriarte José Araújo Esteves, 53 years old, is currently also the chairman of the board of directors of TMN-Telecomunicações Móveis Nacionais, S.A., the chief executive officer of TMN, the chief executive officer of PT Móveis, S.G.P.S., S.A., and a member of the board of directors of each of Portugal Telecom S.G.P.S., S.A., PT Prime S.G.P.S., S.A., Tele Leste Celular Participações S.A., Celular CRT Participações S.A., Tele Sudeste Celular Participações S.A., TCO and TCP. From 1981 until 1992, Mr. Esteves performed several functions at CTT, Correios e Telecomunicações de Portugal, including regional telecommunications general manager, manager of the telecommunications business planning department, deputy general manager of telecommunications, director-general of telecommunications and member of the board of directors. From

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1991 until 1997, Mr. Esteves was the chairman of the board of directors of Telepac, Serviços de Telecomunicações, S.A., and from 1991 until 1992 he was the vice chairman of the board of directors of TMN. Mr. Esteves was also a vice chairman of the board of directors of Portugal Telecom Internacional S.G.P.S., S.A. from 2000 until 2002. He holds a degree in electronic engineering from the Higher Education Technical Institute, Portugal.

      Fernando Xavier Ferreira, 55 years old, is currently also the president of the Telefónica Group in Brazil, the chairman of the board of directors and chief executive officer of Sudestecel Participações S.A, TBS Celular Participações S.A., Iberoleste Participações S.A. and Telecomunicações de São Paulo S.A. — Telesp, and vice chairman of the board of directors of Telefônica Data Brasil Holding S.A. He is also member of the board of directors of each of Telefónica Móviles, Brasilcel, Tele Sudeste Celular Participações S.A., TCP, Tele Leste Celular Participações S.A., Celular CRT Participações S.A. and TCO. He also currently serves as chief executive officer of SP Telecomunicações Holding S.A. and Telefônica Data Brasil Holding S.A. Participações S.A. Beginning in 1971, he held various positions at Telecomunicações do Paraná S.A. — Telepar, including those of vice president, economic-financial and market relations officer and president. Since that time he has served on the board of directors of Telebrás, Telesp Participações S.A., Embratel Participações S.A., Embratel-Empresa Brasileira de Telecomunicações S.A., Empresa Brasileira de Corrêios e Telégrafos-ECT, Companhia Riograndense de Telecomunicações, Telebahia Celular, Telergipe Celular, Telesp Celular and Portugal Telecom S.A. Mr. Ferreira served as officer and chief executive officer of Telecomunicações Brasileiras S.A.-Telebrás, chairman of the board of directors of Telerj Celular, chairman of the board of directors of Telest Celular, chairman of the board of directors of Ceterp-Centrais Telefônicas de Ribeirão Preto S.A., and chief financial officer, chief executive officer, chairman and vice chairman of the board of directors of Tele Sudeste Celular Participações S.A. From December 2001 to April 2003, he was chief executive officer of Tele Leste Celular Participações S.A. and Celular CRT Participações S.A. During 1998, he has also served as a member of a consulting committee of Anatel, and at present is a member of the Latin American Committee of the New York Stock Exchange and the Global Information Infrastructure Commission — GIIC. He holds a degree in electrical engineering from the Catholic University of Rio de Janeiro, Brazil, and attended a business administration course at Western Ontario University, Canada, in 1982.

      Antonio Viana Baptista, 45 years old, is an economist who graduated from the Catholic University of Lisbon in 1980. He has a post-graduate degree in European Economy (1981) and an MBA, obtained with a mention of distinction, from INSEAD (Fontainebleu). In August 2002, he was appointed as Executive President of Telefónica Móviles. He is member of the board of directors of the Delegate Committee and the Executive Committee of Telefónica S.A. He is also a member of the board of directors of Terra Network, S.G.P.S., S.A., Portugal Telecom S.G.P.S., S.A., Brasilcel, TCP, Tele Sudeste Celular Participações S.A., TCO and Celular CRT Participações S.A. Until July 2002, he served as President of Telefónica Internacional and Executive President of Telefónica LATAM. Before that he also served from 1991 until 1996, as Executive Director of BPI (Banco Português de Investimento). From 1985 until 1991 he was Principal Partner of McKinsey & Co. in Madrid and Lisbon.

      Ernesto Lopez Mozo, 39 years old, serves as Chief Financial Officer General Manager for Finance and Management Control of Telefónica Móviles S.A. Mr. Lopez is a member of the board of directors of each of Telefónica Móviles de España, S.A., Terra Mobile, S.A., Telefónica Móviles México, S.A. de C.V., Brasilcel, TCP, Tele Sudeste Celular Participações S.A., TCO, Tele Leste Celular Participações S.A. and Celular CRT Participações S.A. He was previously a senior manager in the financing department of Telefónica, S.A., where he was also responsible for relationships with credit rating agencies. Before joining Telefónica in March 1999, Mr. Lopez worked for five years at J.P. Morgan where he was a vice president in charge of the interest rate derivatives trading desk for Spain and Portugal for three years. At J.P. Morgan, he was also involved in sales to mutual and pension funds. Before joining J.P. Morgan, Mr. Lopez worked as an engineer, managing the construction of highways and other infrastructure. He holds a degree in civil engineering from ETSICCP in Madrid and a master’s degree in business administration from the Wharton School.

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      Ignacio Aller Malo, 58 years old, serves as Chief Operating Officer of Telefónica Móviles. Mr. Aller is a member of the board of directors of Terra Mobile, S.A., Mobipay España, S.A., Mobipay Internacional, S.A., Medi Telecom, Telefónica Móviles de España, S.A., Telefónia Móviles México, S.A. de C.V., Brasilcel, TCP, Tele Sudeste Celular Participações S.A., TCO, Tele Leste Celular Participações S.A. and Celular CRT Participações S.A. Mr. Aller has held several positions at Telefónica de España since 1967, including Director of Operations and Information Services in 1986, General Director of Mensatel in 1995 and General Executive Director of Operations of Telefónica Servicios Móviles in 1999. Mr. Aller has also served as a member of the board of directors of Venturini España, S.A., Mensatel and is currently a board member of Telyco and PMT.

      Zeinal Abedin Mahomed Bava, 37 years old, is currently also the chief financial officer of Portugal Telecom S.G.P.S., S.A., the vice chairman of the board of directors of PT Multimédia-Serviços Telecomunicações e Multimédia, S.G.P.S., S.A., a member of the board of directors of Brasilcel, the chairman of the board of directors of P T PRO-Serviços de Gestão S.A., and a member of the board of directors of each of BEST-Banco Electrónico de Serviço Total, S.A., Tele Sudeste Celular Participações S.A., TCP, TCO, Tele Leste Celular Participações S.A. and Celular CRT Participações S.A. Mr. Bava was vice chairman of the board of directors of Portugal Telecom Internacional, S.G.P.S., S.A. from 2000 until 2002; the director and relationship manager for Portugal of Merrill Lynch International from 1998 until 1999; an executive director of Deutsche Morgan Grenfell from 1997 until 1998; and an executive director of Warburg Dillon Read from 1989 until 1996. He holds a degree in electronic and electrical engineering from the University of London B.S.C.

      Carlos Manuel L. Vasconcellos Cruz, 45 years old, is currently also a member of the board of directors of Portugal Telecom S.G.P.S., S.A., the chairman and chief executive officer of PT Prime S.G.P.S., S.A., the chairman of the board of directors of PT Contact-Telemarketing e Serviços de Informação, S.A., chief executive officer of PT Comunicações, S.A. and a member of the board of directors of each of Brasilcel, Telecomunicações Móveis Nacionais S.A. — TMN, Tele Leste Celular Participações S.A., Celular CRT Participações S.A., Tele Sudeste Celular Participações S.A., TCO and TCP. From 1978 to 1983, Mr. Cruz was an economist at the Ministry of Finance of Portugal, and from 1983 to 1985 he was a senior economist at LEASEINVEST. From 1985 until 1999, Mr. Cruz performed several functions worldwide at Dun & Bradstreet Corporation, including president and chief executive officer of Dun & Bradstreet for Portugal, Iberia and the Middle East, executive vice president of Dun & Bradstreet for Europe, president and chief executive officer of Dun & Bradstreet GMC and member of the worldwide board and executive vice president of Dun & Bradstreet Corporation. From 1990 to 1993, he was also vice president of Associação Portuguesa para a Qualidade. In 1996, he was vice president of A.P.E.I.N.-Associação Portuguesa de Empresas de Informação de Negócios. From 1999 to 2001, Mr. Cruz was the president and chief executive officer of Tradecom S.G.P.S., and from 2000 he also served as executive manager of PT Prime S.G.P.S., S.A. From 2000 to 2001 he was an invited professor at Portuguese Catholic University and ISCTE for postgraduate courses and MBA programs. He also served as president of Telesp Celular, from May 2001 until May 2002, and as vice president of TCP from September 2001 until May 2002. Mr. Cruz holds a degree in business from the I.S.C.T.E. (Instituto Superior de Ciências do Trabalho e da Empresa or Higher Education Institute for Labor and Corporate Sciences), Portugal, and a post-graduate degree in management from D.S.E. (the German Foundation for International Development), Germany.

      Eduardo Perestrelo Correia de Matos, 54 years old, is currently also the president of Portugal Telecom Brasil S.A. and a member of the board of directors of each of PT Móveis, Serviços de Telecomunicações, S.G.P.S., S.A., Tele Sudeste Celular Participações S.A., TCP, TCO, Tele Leste Celular Participações S.A. and Celular CRT Participações S.A. From 1976 to 1984, Mr. Matos held various operational positions in the planning and control areas of CTT — Correios e Telecomunicações de Portugal S.A. and TLP — Telefones de Lisboa e Porto S.A. From 1984 to 1987 he served as general post master of CTT and from 1987 to 1990 he was the secretary of state for external transportation and communications in Portugal. In addition, he served as president at Marconi S.G.P.S. Comunicações, S.A. from 1990 to 1991 and at Mobitel S.A. from 1991 to 1996.

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Mr. Matos was also a member of the board of Portugal Telecom, S.G.P.S., S.A. from 1996 until May 2002. He holds a degree in economics from the Technical University of Lisbon, Portugal.

      Pedro Manuel Brandão Rodrigues, 52 years old, is currently a director and member of the executive committee of Telecomunicações Móveis Nacionais — TMN and PT Móveis, S.G.P.S., S.A. Mr. Brandão was elected to the Portuguese Parliament (Assembleia da República) in March 2002 and has been a member of the Portuguese National Education Council (Conselho Nacional de Educação) since July 2000. He is a director of the Portuguese Business Directors Forum (Forum de Administradores de Empresas) and is President of Portuguese Permanent Offset Commission (Comissão Permanente de Contrapartidas). From 1980 to 1987, Mr. Brandão performed various functions at Alusuisse-Lonza AG group in Zurich. At various times from 1987 to 1993, he was Managing Director of Promindústria, Sociedade Portuguesa de Capital de Risco, SA, a director of EVCA — European Venture Capital Association and president of APCRI — Associação Portuguesa de Capital de Risco. From 1987 to 2000, he was a Professor at the Instituto Superior Técnico in Lisbon in the Autonomous Section for Economics and Management and in the Department of Materials. From 1993 to 2000, Mr. Brandão was also a member of the Board and the Executive Committee of Banco Mello and Banco Mello de Investimentos, where he oversaw the Division of Investment Banking and performed other functions. Mr. Brandão has served as a member of the boards of directors and other supervisory bodies of numerous Portuguese companies. He holds a degree in chemical engineering from Instituto Superior Técnico and holds a Masters degree in Production Processes and Management and a Ph.D. in Engineering from the University of Birmingham, England. He has been honored with the Portuguese National Defense Medal, first class (Medalha da Defesa Nacional, primeira classe).

      Antonio Gonçalves de Oliveira, 58 years old, was nominated to serve on our board of directors by Previ, a board member of the Small and Medium Company Working Group sponsored by the Brazilian government, a coordinator of the international integration foreign trade committee of the Small Company Permanent Forum sponsored by the Brazilian government, a coordinator for the Small Company National Seminar, the vice president of the Brazilian Businessmen Association for Market Reintegration (ADEBIM), a member of the orientation and steering council of Banco do Povo do Estado de São Paulo and a member of the decision council of the National Employee Association of Banco do Brasil (ANABB). From 1991 to 1995 he served as director of the Latin American Sociology Association and from 1993 to 1994 he served as the executive coordinator of the Small and Medium Company National Movement (MONAMPE). He was also a member of the Group for Company/ University Technological Integration sponsored by the Development Forum of the State of São Paulo from 1992 to 1994, a member of the “Science and Technology” Group of the Competition Corporate Commission from 1991 to 1994; a consultant for the Inter-American Development Bank in 1995; a director of the Micro and Small Industry Union of the State of São Paulo — SIMPI and the president of the ESP Sociology Association from 1990 to 1993. He holds a degree in social sciences from the University of São Paulo, Brazil, and a master’s degree in communication sciences from the same university.

      In accordance with Brasilcel’s shareholders agreement, PT Movéis is responsible for the appointment of our Chief Executive Officer and Telefónica Móviles is responsible for the appointment of our Chief Financial Officer. PT Movéis and Telefónica Móviles appointed 10 (five each) of the 11 members of our Board of Directors.

Executive Officers

      Our bylaws provide for a board of executive officers with eight positions, and each executive officer is elected by the board of directors for a term of three years. Our board of executive officers currently has seven members, one of whom holds two positions. The chief executive officer is the chairman and, in his absence or temporary inability to perform his duties, he will be replaced by the vice president for finance, planning and control. In the case of a vacancy in any position in the board of executive officers, the respective replacement will be appointed by the board of directors. In the case of any inability, the chief executive officer will choose a replacement for that officer from among the remaining officers. One officer may be elected for more than one

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position on the board of executive officers, but the members of the board of executive officers cannot be elected to the board of directors. The board of directors may remove executive officers from office at any time.

      The following are the current executive officers, appointed on April 16, 2003, and their respective positions.

Name	Position

Francisco José Azevedo Padinha	Chief Executive Officer
Fernando Abella Garcia	Executive Vice President for Finance, Planning and Control and Investor Relations Officer
Paulo Cesar Pereira Teixeira	Executive Vice President for Operations
Javier Rodriguez Garcia	Vice President for Technology and Networks
Guilherme Silverio Portela Santos	Vice President for Customers
Luis Filipe Saraiva Castel-Branco de Avelar	Executive Vice President for Marketing and Innovation and Vice President for IT and Product and Service Engineering
José Carlos de la Rosa Guardiola	Vice President for Regulatory Matters and Institutional Relations

      Set forth below are brief biographical descriptions of the executive officers.

      Francisco José Azevedo Padinha, 56 years old, is currently also the chief executive officer of each of Brasilcel, Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., TCP, Celular CRT Participações S.A., Telerj Celular, Telest Celular, Telebahia Celular, Telergipe Celular, Telesp Celular and Global Telecom; the chairman of the board of directors of each of PT Prime Tradecom Soluções Empresariais de Comércio Electrónico, S.A., Megamedia Soluções Multimédia, S.A., PT Prime, S.G.P.S., S.A., the vice chairman of the board of directors of PT Ventures S.A.; a member of the board of directors of PT Comunicações S.A.; and a member of the scientific committee of Taguspark Sociedade de Promoção e Desenvolvimento do Parque da Ciência e Tecnologia da área de Lisboa, S.A. He was also the chairman of the board of directors of Prymesys — Soluções Empresariais S.A. From 1989 until 1992 Mr. Padinha was the manager of the central department for research and development of Companhia Portuguesa Rádio Marconi, S.A., and from 1992 until 1994 he was the chairman of the board of directors of Telecom Portugal, S.A. Mr. Padinha was also the chairman of the board of directors of each of Cabo TV Açoreana, S.A. (from 1993 until 1996) and INESCTEL Engenharia de Sistemas e Computadores nas Telecomunicações, Lda (from 1996 until 1999). From 1994 until 1998, he was a member of the board of directors of Taguspark Sociedade de Promoção e Desenvolvimento do Parque da Ciência e Tecnologia da Área de Lisboa, S.A., and from 1999 until 2000, he was the chairman of the board of directors of each of PT Inovação, S.A. and PT Sistemas de Informação, S.A. From 2000 until 2001, Mr. Padinha was the chief executive officer of PT Prime S.G.P.S., S.A., and from 1994 until 2002, he was a member of the board of directors of Portugal Telecom. He holds a telecommunications and electronic engineering degree from the Technical University of Lisbon, Portugal, a degree in corporate upper management from AESE/ University of Navarra, Spain, and a master’s degree in innovation and technology management from the Sloan School of Management/ MIT, United States.

      Fernando Abella Garcia, 39 years old, is currently also the executive vice president for finance, planning and control of each of Brasilcel, Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., TCP, Celular CRT Participações S.A., Telerj Celular, Telest Celular, Telebahia Celular, Telergipe Celular, Telesp Celular and Global Telecom; the investor relations officer of Tele Sudeste Celular Participações S.A., TCP, Celular CRT Participações S.A. and Tele Leste Celular Participações S.A.; and a member of the board of directors of Telefónica Factoring do Brasil Ltda. From 1994 until 1997, Mr. Garcia worked as an external consultant for the Telefónica Group in several different areas. He joined the Telefónica Group in 1997, where he served in different positions in the financial and strategic planning areas in Spain and Brazil. He was also a member of the board of directors of Telefónica Móviles S.A.C. in Peru, Telefónica

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Móvil S.A. in Chile, Telefónica Móviles El Salvador, S.A. de C.V. in El Salvador and Telefónica Centroamérica Guatemala, S.A. in Guatemala. Mr. Garcia holds a degree in business from the Faculty of Economic and Corporate Sciences at Valladolid, Spain, and master’s degree in business administration from the Corporate Institute of Madrid, Spain.

      Paulo Cesar Pereira Teixeira, 45 years old, is currently also the executive vice president for operations of Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., TCP, Celular CRT Participações S.A., Telerj Celular, Telest Celular, Telebahia Celular, Telergipe Celular, Telesp Celular and Global Telecom. From 1980 until 1987, Mr. Teixeira performed several different managerial duties at Companhia Riograndense de Telecomunicações S.A. — CRT and was also a member of the board of directors (1985-1986). In 1987 and 1988, he served at several different positions in Telebrás or in the companies of the Telebrás group, including vice president of Tele Celular Sul Participações S.A., Superintendent Officer of Telepar Celular S.A., Telesc Celular S.A. and CTMR Celular S.A., engineering officer of Telecomunicações do Mato Grosso do Sul S.A., manager of the investment management department of Telecomunicações Brasileiras S.A. — Telebrás, assistant to the planning and engineering officer of Telecomunicações Brasileiras S.A. — Telebrás and manager of the coordination and expansion division of Telecomunicações Brasileiras S.A. — Telebrás. Mr. Teixeira holds an electrical engineering degree from the Catholic University of Pelotas, Brazil.

      Javier Rodríguez García, 47 years old, is currently also the chief technology officer of each of Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., TCP, Celular CRT Participações S.A., Telerj Celular, Telest Celular, Telebahia Celular, Telergipe Celular, Telesp Celular and Global Telecom. From 1986 until 1988, Mr. García worked at INDELEC — Indústria Electrónica de Comunicaciones S.A., as the manager responsible for the implementation of an automatic mobile telecommunications project for Telefónica de España S.A. From 1988 until 1990, he worked at Red Electrica de España S.A., as the person responsible for the project, installation and maintenance of radio mobile systems in Spain. From 1990 until 1992, Mr. García served as an engineering manager at Telcel S.A., where he was responsible for the implementation of automatic mobile telecommunication system for Telefónica de España S.A. in Barcelona, Madrid and Palma de Mallorca. From 1992 until 1996, he was an engineering manager responsible for the installation and maintenance of systems at Compañia Europea de Radiobusqueda S.A., and from 1996 until 1998, he worked in cellular businesses for Telefónica Group in Spain and Peru, as a network quality manager and technical area sub-manager, respectively. From 1998 until 2000, Mr. García was the technology manager in the cellular business of Telefónica Group in Brazil and from 2000 until 2002 he was the network manager of Telerj Celular and Telest Celular. He holds a degree in technical telecommunications engineering from the Technical University of Madrid, Spain.

      Guilherme Silvério Portela Santos, 37 years old, is also currently the vice president for customers of each of Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., TCP, Celular CRT Participações S.A., Telerj Celular, Telest Celular, Telebahia Celular, Telergipe Celular, Telesp Celular and Global Telecom; and an executive manager at PT Móveis, S.G.P.S., S.A. From 1989 until 1993, Mr. Santos was a consultant at McKinsey & Co., and from 1994 until 1998 he worked as an officer for operations and an officer for special projects at Parque Expo ’98, S.A. He was also a coordination officer at Companhia de Seguros Tranquilidade (1998 - 2000) and a member of our board of directors (April 2001-April 2003). Mr. Santos holds a civil engineering degree from the Higher Education Technical Institute, Portugal, and a master’s degree from INSEAD, France.

      Luis Filipe Saraiva Castel-Branco de Avelar, 49 years old, is also currently the vice president for IT and product and service engineering and Executive Vice President for Marketing and Innovation of each of Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., TCP, Celular CRT Participações S.A., Telerj Celular, Telest Celular, Telebahia Celular, Telergipe Celular, Telesp Celular and Global Telecom. In 1989, 1991 and 1993, Mr. Avelar was respectively the corporate accounts director of Telefones de Lisboa e Porto, an expert in telecommunications services for the European Commission (DG XIII, Telecom

PART FIVE — THE MERGER OF SHARES

Policy Unit) and a strategic planning director at Comunicações Nacionais. From 1993 to 1998 he was a consultant in privatization and regulation projects for the World Bank, the European Bank for Reconstruction and Development and the European Commission. From 1996 to 1998 he was a portfolio director of Portugal Telecom Group in the strategic marketing board of Portugal Telecom. From 1998 to 2000, Mr. Avelar was a special consultant to the president of TCP for the areas of marketing, sales, strategy, regulation and special projects, and, from 2000 to 2001, he was a director at the internet and e-commerce business unit at the same company. He holds an electrical-technical engineering degree (specialized in telecommunications and electronics) from the Lisbon Higher Education Technical Institute.

      José Carlos de la Rosa Guardiola, 55 years old, is also currently the vice president for regulatory matters and institutional relations of each of Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., TCP, Celular CRT Participações S.A., Telerj Celular, Telest Celular, Telebahia Celular, Telergipe Celular, Telesp Celular and Global Telecom. From November 1998 until February 2002, Mr. Guardiola was engaged in the Regulation and Operations Departments of these companies, and occupied the function of vice president of Operations responsible for the commercial, administrative and operations activities of each of Telebahia Celular and Telergipe Celular. During the last 25 years, he worked in American, European and Japanese multinational companies in the areas of commercialization to security instrumentation equipments to petrochemical, semiconductors, IT companies and communication equipment. He occupies the position of chairman in companies as Saint Gobain (France), National Semiconductors (USA) and NEC Electronics (Japan). He holds a degree in telecommunications engineering from Universidad Politecnica de Madrid, Spain.

Auditors’ Council (Conselho Fiscal)

      We have a permanent auditors’ council that consists of a minimum of three and a maximum of five members. They are elected annually at a general shareholders’ meeting. The council currently consists of three members.

      The auditors’ council is responsible for overseeing our management. Its main duties are:

•	to review and provide an opinion on the annual report of our management;

•	to review and approve the proposals of management to be submitted to shareholders’ meetings regarding changes in share capital, issuance of debentures and subscription rights, capital investment plans and budgets, distribution of dividends, changes in corporate form, consolidations, mergers or split-ups; and

•	to review and approve the financial statements for the fiscal year.

      The following are the current members of our auditors’ council and their alternates.

Name	Position

Sidney Alberto Latini(1)	Member
Norair Ferreira do Carmo	Member
José Alberto Bettencourt da Câmara Graça	Member
Nelson Jimenes(1)	Alternate
Wolney Quirino Schüler Carvalho	Alternate
João Luís Tenreiro Barroso	Alternate

(1)	Appointed by our preferred shareholders.

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Compensation

      For the year ended December 31, 2002, we paid to our directors and executive officers as compensation an aggregate amount of R$6.2 million, including bonuses and profit sharing plans. This amounts includes performance remuneration and profit sharing arrangements applicable to all employees. Furthermore, the members of our board of executive officers are eligible to participate in the same complementary retirement pension plan available to our employees, called TCP Prev. In 2002, we contributed R$71,556 to TCP Prev on behalf of our executive officers. The aggregate amount of compensation we paid to members of our board of auditors was approximately R$1,107.

     Share Ownership

      As of December 31, 2002, each of the members of the board of directors and the board of executive officers owned, directly or indirectly, less than 0.01% of any class of our shares.

Mailing of Prospectus

      We will mail the prospectus to record holders of TCO preferred shares who are residents of the United States and whose names appear on our shareholder list. We will mail the prospectus to record holders of TCO ADSs whose names appear on the list of record holders of TCO ADSs maintained by the depository, and will also furnish the prospectus to brokers, banks and similar persons who are listed as participants in a clearing agency’s security position listing for subsequent transmission to beneficial owners of TCO ADSs.

Brokerage Commissions

      You do not have to pay any brokerage commissions in connection with the merger of shares if you have your TCO shares registered in your name. If your securities are held through a bank or broker or a custodian linked to a stock exchange, you should consult with them as to whether or not they charge any transaction fee or service charges in connection with the merger of shares. If you hold TCO ADSs, you will have to pay the fees and expenses described in “— Receipt of Shares and ADSs of TCP — Delivery of TCP ADSs” in connection with the merger of shares.

Accounting Treatment of the Merger of Shares

      Under Brazilian corporate law, the body of accounting principles we use to prepare our consolidated financial statements, the merger of shares will be accounted for at book value.

      Under U.S. generally accepted accounting principles, the exchange of shares between TCP and the holders of common and preferred shares of TCO other than TCP will be accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations.

Material Tax Considerations

Brazilian Tax Considerations

The Merger of Shares

      The following discussion is the opinion of Machado, Meyer, Sendacz e Opice Advogados, our Brazilian counsel, as to the material tax consequences to you of the merger of shares. The following discussion is based on Brazilian law and practice as applied and interpreted as of the date of this prospectus, which are subject to change at any time. There is currently no treaty for the avoidance of double taxation between Brazil and the United States. The following discussion does not address all possible Brazilian tax consequences relating to the merger of shares. You should consult your own tax advisor regarding taxes that may arise in connection with the merger of shares.

PART FIVE — THE MERGER OF SHARES

      Despite the lack of specific provisions in Brazilian tax legislation with respect to the merger of shares, there are reasonable Brazilian legal grounds to sustain that the exchange (resulting from the merger of shares) by a U.S. person of preferred shares that are registered as a foreign portfolio investment under Resolution 2,689 of the National Monetary Council or are registered as a foreign direct investment under Law 4,131/62 would not be subject to income tax pursuant to Brazilian law.

Acquiring, Owning and Disposing of Preferred Shares and ADSs

      The following discussion mainly summarizes the principal Brazilian tax consequences of the acquisition, ownership and disposition of preferred shares or ADSs by a U.S. holder not deemed to be domiciled in Brazil for Brazilian tax purposes (a “U.S. holder”). This discussion does not address all the Brazilian tax considerations that may be applicable to any particular non-Brazilian holder, and each non-Brazilian holder should consult its own tax advisor about the Brazilian tax consequences of investing in preferred shares or ADSs.

      Taxation of Dividends. Dividends paid by us in cash or in kind from profits generated on or after January 1, 1996 (i) to the depositary in respect of preferred shares underlying ADSs or (ii) to a U.S. holder or non-Brazilian holder in respect of preferred shares will generally not be subject to Brazilian withholding tax. We do not have any undistributed profits generated before January 1, 1996.

      Distributions of Interest on Capital. Brazilian corporations may make payments to shareholders characterized as interest on capital as an alternative form of making dividend distributions. The rate of interest may not be higher than the federal government’s long-term interest rate, or the TJLP, as determined by the Central Bank from time to time. The total amount distributed as interest on capital may not exceed the greater of (i) 50% of net income (before taking the distribution and any deductions for income taxes into account) for the year in respect of which the payment is made or (ii) 50% of retained earnings for the year prior to the year in respect of which the payment is made. Payments of interest on capital are decided by the shareholders on the basis of recommendations of the company’s board of directors.

      Distributions of interest on capital paid to Brazilian and non-Brazilian holders of preferred shares, including payments to the depositary in respect of preferred shares underlying ADSs, are deductible by us for Brazilian corporate income tax purposes. These payments to U.S. holders or non-Brazilian holders are subject to Brazilian withholding tax at the rate of 15%. If the recipient of the payment is domiciled in a tax haven jurisdiction (i.e., a country that does not impose any income tax or that imposes tax at a rate of less than 20%), the rate will be 25%.

      No assurance can be given that our board of directors will not recommend that future distributions of profits will be made by means of interest on capital instead of by means of dividends.

      Amounts paid as interest on capital (net of applicable withholding tax) may be treated as payments in respect of the dividends we are obligated to distribute to our shareholders in accordance with our by-laws (estatutos) and the Brazilian corporate law. Distributions of interest on capital in respect of the preferred shares, including distributions to the depositary in respect of preferred shares underlying ADSs, may be converted into U.S. dollars and remitted outside of Brazil, subject to applicable exchange controls.

      Taxation of Gains. Gains realized outside Brazil by a U.S. holder or a non-Brazilian holder on the disposition of ADSs or preferred shares to another U.S. holder or non-Brazilian holder are not subject to Brazilian tax. However, the Brazilian government enacted Provisional Measure No. 135 on October 30, 2003 that may cause the taxation of the gains realized outside Brazil by a U.S. holder or a non-Brazilian holder on the disposition of preferred shares to another U.S. holder or non-Brazilian holder as of January 1, 2004.

      Gains realized by a U.S. holder or a non-Brazilian holder on dispositions of preferred shares in Brazil or in transactions with Brazilian residents may be free of Brazilian tax, taxed at a rate of 20% or taxed at a rate of 15%, depending on the circumstances.

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      Gains on the disposition of preferred shares obtained upon cancellation of ADSs are not taxed in Brazil if the disposition is made and the proceeds are remitted abroad within five business days after cancellation, unless the investor is a resident of a jurisdiction that, under Brazilian law, is deemed to be a tax haven.

      Gains realized through transactions with Brazilian residents or through transactions in Brazil off of the Brazilian stock exchanges are generally subject to tax at a rate of 15%.

      Gains realized through transactions on Brazilian stock exchanges are generally subject to tax at a rate of 20%, unless the investor is entitled to tax-free treatment for the transaction under Resolution 2,689 of the National Monetary Council Regulations, described immediately below.

      Resolution 2,689, which as of March 31, 2000 superseded the Annex IV Regulations that previously provided tax benefits to foreign investors, extends favorable tax treatment to a U.S. holder or non-Brazilian holder of preferred shares who has (i) appointed a representative in Brazil with power to take action relating to the investment in preferred shares, (ii) registered as a foreign investor with the CVM and (iii) registered its investment in preferred shares with the Central Bank. Under Resolution 2,689 securities held by foreign investors must be maintained under the custody of, or in deposit accounts with, financial institutions duly authorized by the Central Bank and the CVM. In addition, the trading of securities is restricted under Resolution 2,689 to transactions on Brazilian stock exchanges or qualified over-the-counter markets. Investors previously holding preferred shares under the Annex IV Regulations were required to bring their investments into conformity with Resolution 2,689 by June 30, 2000. The preferential treatment generally afforded under Resolution 2,689 and afforded to investors in ADSs is not available to residents of tax havens.

      There can be no assurance that the current preferential treatment for U.S. holders and non-Brazilian holders of ADSs and U.S. holders and non-Brazilian holders of preferred shares under Resolution 2,689 will be maintained.

      Gain on the disposition of preferred shares is measured by the difference between the amount in Brazilian currency realized on the sale or exchange and the acquisition cost of the shares sold, measured in Brazilian currency, without any correction for inflation. The acquisition cost of shares registered as an investment with the Central Bank is calculated on the basis of the foreign currency amount registered with the Central Bank. See “Part Six: Shareholders Rights — Description of TCP Capital Stock — Exchange Controls and Central Bank Registration.”

      Under current law, the tax rate for transactions on a Brazilian stock exchange is 20%. Brazil’s tax treaties do not grant relief from taxes on gains realized on sales or exchanges of preferred shares.

      Gains realized by a U.S. holder and non-Brazilian holder upon the redemption of preferred shares will be treated as gains from the disposition of such preferred shares to a Brazilian resident occurring off of a stock exchange and will accordingly be subject to tax at a rate of 15%.

      Any exercise of preemptive rights relating to the preferred shares or ADSs will not be subject to Brazilian taxation. Gains on the sale or assignment of preemptive rights relating to the preferred shares will be treated differently for Brazilian tax purposes depending on (i) whether the sale or assignment is made by the depositary or the investor and (ii) whether the transaction takes place on a Brazilian stock exchange. Gains on sales or assignments made by the depositary on a Brazilian stock exchange are not taxed in Brazil, but gains on other sales or assignments may be subject to tax at rates up to 15%.

      The deposit of preferred shares in exchange for the ADSs is not subject to Brazilian income tax if the preferred shares we registered under Resolution 2,689 and the respective holder is not in a tax haven jurisdiction. If the preferred shares are not so registered or the holder is in a tax haven jurisdiction, the deposit of preferred shares in exchange for ADSs may be subject to Brazilian capital gains tax at a rate of 15%.

      The withdrawal of preferred shares in exchange for ADSs is not subject to Brazilian tax. On receipt of the underlying preferred shares, a U.S. holder or non-Brazilian holder entitled to benefits under Resolution 2,689

PART FIVE — THE MERGER OF SHARES

will be entitled to register the U.S. dollar value of such shares with the Central Bank. If a U.S. holder or non-Brazilian holder does not qualify under Resolution 2,689, he will be subject to the less favorable tax treatment described above in respect of exchanges of preferred shares.

      Other Brazilian Taxes. There are no Brazilian inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of preferred shares or ADSs by a non-Brazilian holder except for gift and inheritance taxes levied by some states in Brazil on gifts made or inheritances bestowed by individuals or entities not resident or domiciled in Brazil or in the relevant state to individuals or entities that are resident or domiciled within this state in Brazil. There are no Brazilian stamp, issue, registration, or similar taxes or duties payable by holders of preferred shares or ADSs.

      A financial transaction tax, or the IOF tax, may be imposed on a variety of transactions, including the conversion of Brazilian currency into foreign currency (e.g., for purposes of paying dividends and interest). The IOF tax rate on such conversions is currently 0%, but the minister of finance has the legal power to increase the rate to a maximum of 25%. Any increase will be applicable only prospectively.

      The IOF may also be levied on transactions involving bonds or securities, or IOF/ Títulos, even if the transactions are effected on Brazilian stock, futures or commodities exchanges. The rate of the IOF/ Títulos with respect to preferred shares and ADSs is currently 0%. The minister of finance, however, has the legal power to increase the rate to a maximum of 1.5% of the amount of the taxed transaction per each day of the investor’s holding period, but only to the extent of gain realized on the transaction and only on a prospective basis.

      In addition to the IOF tax, a second, temporary tax that applies to the removal of funds from accounts at banks and other financial institutions, or the CPMF tax, will be imposed on distributions in respect of ADSs at the time these distributions are converted into U.S. dollars and remitted abroad by the custodian for the preferred shares underlying the ADSs. The CPMF tax was to expire in June 2002 but was extended until December 31, 2004. It is currently imposed at a rate of 0.38%. This rate will continue until December 31, 2003. After that date, the rate will be decreased to 0.08% beginning on January 1, 2004. From July 13, 2002, transactions conducted through the Brazilian stock exchanges in current accounts specified for stock exchange transactions are exempt from the CPMF tax.

      The tax consequences described under this subsection “—Acquiring, Owning and Disposing of Preferred Shares and ADSs” also apply to the acquisition, ownership and disposition of TCO preferred shares or ADSs by a U.S. holder.

United States Federal Income Tax Considerations

      The following summary describes the material U.S. federal income tax consequences of the merger of shares and the consequences of ownership of TCP preferred shares or TCP ADSs received pursuant to the merger of shares. The discussion set forth below is only applicable to U.S. Holders (as defined below). Except where noted, it deals only with preferred shares or ADSs held as capital assets and does not address all aspects of U.S. federal income taxation that may be applicable to a holder subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”) (including, but not limited to, banks, tax-exempt organizations, insurance companies and dealers in securities or foreign currency, holders who have a functional currency other than the U.S. dollar, and holders who acquired shares pursuant to the exercise of an employee stock option or otherwise as compensation). In addition, the discussion does not address the state, local or foreign tax consequences (or other tax consequences such as estate or gift tax consequences) of the merger of shares or ownership of TCP preferred shares or TCP ADSs. The discussion below is based upon the provisions of the Code, and U.S. Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (with possible retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below. Shareholders should consult their own tax advisors concerning the U.S. federal tax consequences of the merger of shares and ownership of

PART FIVE — THE MERGER OF SHARES

TCP preferred shares or TCP ADSs in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

      If a partnership holds preferred shares of TCP or TCO (or TCP ADSs or TCO ADSs), the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If a U.S. Holder is a partner of a partnership holding such preferred shares or ADSs, the holder is urged to consult its tax advisors regarding the tax consequences of the merger of shares and the ownership of TCP preferred shares or TCP ADSs.

      As used herein, the term “U.S. Holder” means a beneficial holder of TCP preferred shares or TCP ADSs that is (i) a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (X) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Code or (Y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

The Merger of Shares

Consequences of the Merger of Shares

      The receipt of TCP preferred shares (or TCP ADSs) and cash, if any (including cash in lieu of fractional TCP ADSs), in exchange for TCO preferred shares (or TCO ADSs) pursuant to the merger of shares will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder of TCO preferred shares or TCO ADSs will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the sum of (i) the fair market value of the TCP preferred shares (or TCP ADSs) received (determined as of the date of the closing of the merger of shares) plus (ii) the amount of cash received, if any, (including cash received in lieu of fractional TCP ADSs) and the U.S. Holder’s tax basis in the TCO preferred shares (or TCO ADSs) exchanged. Gain or loss must be calculated separately for each block of TCO preferred shares (or TCO ADSs) exchanged by the U.S. Holder. Subject to the discussion under “— Passive Foreign Investment Company Rules and TCO,” such gain or loss generally will be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year at the time the preferred shares or ADSs are exchanged are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

      Any TCP preferred shares (or TCP ADSs) received in the merger of shares will have a basis for U.S. federal income tax purposes equal to their fair market value (determined as of the closing date of the merger of shares) and a holding period beginning on the day after the closing of the merger of shares.

      If a U.S. Holder exchanges TCO preferred shares or TCO ADSs with underlying TCO preferred shares that qualify as “section 306 stock” as defined in section 306 of the Code, such holder’s tax consequences may be different than those described above. Such holders should consult their own tax advisors with respect to their TCO preferred shares (or TCO ADSs) and the application of the rules thereto under section 306 of the Code.

Passive Foreign Investment Company Rules and TCO

      Based on the projected composition of its income and valuation of its assets, including goodwill, TCP, as the majority shareholder in TCO, does not believe that TCO will be in the current year or has been in 1998 or any subsequent taxable year a passive foreign investment company (“PFIC”), although there can be no assurance in this regard. However, PFIC status is a factual determination that is made annually. Accordingly, it is possible that TCO may have been a PFIC in prior taxable years or may become a PFIC in the current taxable year. If TCO has been or becomes a PFIC, U.S. Holders could be subject to certain adverse U.S. federal income tax consequences as more fully described below.

PART FIVE — THE MERGER OF SHARES

      In general, a company is considered a PFIC for any taxable year if either (i) at least 75% of its gross income is passive income, or (ii) at least 50% of the value of its assets is attributable to assets that produce or are held for the production of passive income.

      The 50% of value test is based on the average of the value of TCO’s assets for each quarter during the taxable year. If TCO owns at least 25% by value of another company’s stock, it will be treated, for purposes of the PFIC rules, as owning its proportionate share of the assets and receiving its proportionate share of the income of that company.

      In determining that TCP does not believe TCO is a PFIC in the current year, TCP is relying on TCO’s projected capital expenditure plans and projected revenue for the current year. In addition, its determination is based on a current valuation of its assets, including goodwill. In calculating goodwill, TCP has valued TCO’s total assets based on its total market value, which, in turn, is based on the market value of TCO’s shares and is subject to change. In addition, TCP has made a number of assumptions regarding the amount of this value allocable to goodwill. TCP believes its valuation approach is reasonable. However, it is possible that the Internal Revenue Service may challenge the valuation of TCO’s goodwill, which may also result in it being classified as a PFIC. Because TCP has valued TCO’s goodwill based on the market value of TCO’s shares, a decrease in the price of TCO’s shares may also result in TCO becoming a PFIC.

      If TCO is or was a PFIC for any taxable year during which a U.S. Holder holds TCO preferred shares or TCO ADSs, such U.S. Holder will be subject to special tax rules with respect to any gain realized from the merger of shares, including a pledge, of TCO preferred shares or TCO ADSs. Under these special tax rules (i) the gain will be allocated ratably over the U.S. Holder’s holding period for the TCO preferred shares or TCO ADSs, (ii) the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which TCO was a PFIC, will be treated as ordinary income, and (iii) the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

      If a U.S. Holder holds TCO preferred shares or TCO ADSs in any year in which TCO is classified as a PFIC, such holder would be required to file Internal Revenue Service Form 8621.

      In certain circumstances, a U.S. Holder, in lieu of being subject to the excess distribution rules discussed above, may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method provided that such stock is regularly traded on a qualified exchange. If a valid mark-to-market election was made by a U.S. Holder in the current or any prior taxable year (and such election remains in effect), the special tax rules discussed above do not apply. Any gain recognized pursuant to the merger of shares will be treated as ordinary income in the current taxable year. U.S. Holders are urged to consult their tax advisor about the mark-to-market election and whether any such election would be applicable with respect to their particular circumstances.

      U.S. Holders are urged to consult their tax advisors concerning the U.S. federal income tax consequences of holding TCO preferred shares or TCO ADSs if TCO is or has been a PFIC in any taxable year.

Information Reporting and Backup Withholding

      In general, information reporting requirements will apply to the cash payments received pursuant to the merger of shares paid within the United States (and in certain cases, outside of the United States) to U.S. Holders other than certain exempt recipients (such as corporations), and backup withholding may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number or to report dividends required to be shown on its U.S. federal income tax returns. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability provided the required information is provided to the Internal Revenue Service.

PART FIVE — THE MERGER OF SHARES

Ownership of TCP Preferred Shares or TCP ADSs

ADSs

      In general, for U.S. federal income tax purposes, a U.S. Holder who is a beneficial owner of a TCP ADS will be treated as the owner of the underlying TCP preferred share that is represented by such ADS. However, the U.S. Treasury has expressed concerns that parties to whom depositary shares are pre-released may be taking actions that are inconsistent with the claiming of foreign tax credits by the holders of ADSs. Accordingly, the analysis of the creditability of Brazilian taxes described in this registration statement could be affected by future actions that may be taken by the U.S. Treasury. Deposits or withdrawals of TCP preferred shares by U.S. Holders for ADSs will not be subject to U.S. federal income tax.

Distributions on TCP Preferred Shares

      Subject to the discussion under “— Passive Foreign Investment Company Rules and TCP,” the gross amount of distributions paid to U.S. Holders of TCP preferred shares or TCP ADSs will be treated as dividend income to such U.S. Holders, to the extent paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income will be includable in the gross income of a U.S. Holder as ordinary income on the day received by the U.S. Holder. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code.

      The amount of any dividend paid in reais will equal the United States dollar value of the reais received calculated by reference to the exchange rate in effect on the date the dividend is received by the U.S. Holder regardless of whether the reais are converted into United States dollars. If the reais received as a dividend is not converted into United States dollars on the date of receipt, a U.S. Holder will have a basis in the reais equal to its United States dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the reais will be treated as United States source ordinary income or loss for U.S. federal income tax and foreign tax credit limitation purposes.

      Subject to certain conditions and limitations, Brazil’s withholding taxes on dividends, if any, may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on the TCP preferred shares (including TCP preferred shares underlying TCP ADSs) will be treated as income from sources outside the United States and will generally constitute “passive income” or, in the case of certain U.S. Holders, “financial services income.” Special rules apply to certain individuals whose foreign source income during the taxable year consists entirely of “qualified passive income” and whose creditable foreign taxes paid or accrued during the taxable year do not exceed $300 ($600 in the case of a joint return). Further, in certain circumstances, a U.S. Holder that (i) has held TCP preferred shares or TCP ADSs for less than a specified minimum period during which it is not protected from risk of loss, (ii) is obligated to make payments related to the dividends or (iii) holds the TCP preferred shares or TCP ADSs in arrangements in which the U.S. Holder’s expected economic profit, after non-U.S. taxes, is insubstantial will not be allowed a foreign tax credit for foreign taxes imposed on dividends paid on TCP preferred shares or TCP ADSs. The rules governing the foreign tax credit are complex. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

      To the extent that the amount of any distribution exceeds TCP’s current and accumulated earnings and profits for a taxable year (as determined under U.S. federal income tax principles), the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the TCP preferred shares or TCP ADSs (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by the investor on a subsequent disposition of the TCP preferred shares or TCP ADSs), and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange (as discussed below). Consequently, such distributions in excess of TCP’s current and accumulated earnings and profits would not give rise to foreign source income and a U.S. Holder would not be able to use the foreign tax credit arising

PART FIVE — THE MERGER OF SHARES

from Brazilian withholding tax, if any, imposed on such distribution unless such credit can be applied (subject to applicable limitations) against U.S. tax due on other foreign source income in the appropriate category for foreign tax credit purposes.

      Subject to the discussion under “— Passive Foreign Investment Company Rules and TCP,” with respect to U.S. Holders who are individuals, certain dividends received from a foreign corporation before January 1, 2009, on shares (or ADSs backed by such shares) that are readily tradable on an established securities market in the United States may be subject to reduced rates of taxation. The TCP preferred shares are traded on the São Paulo Stock Exchange and the TCP ADSs are listed on the NYSE. However, with respect to preferred stock, it is unclear which securities markets, if any, will be considered to be established securities markets and what constitutes readily tradable for purposes of the reduced rates of taxation on dividends. As a result, there can be no assurance that dividends received by U.S. Holders will be eligible for such reduced rates. Individuals that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of the trading status of TCP preferred shares or TCP ADSs. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Holders should consult their own tax advisors regarding the application of these rules given their particular circumstances.

Sale or Exchange of TCP Preferred Shares or TCP ADSs

      Subject to subject to the discussion under “— Passive Foreign Investment Company Rules and TCP,” for U.S. federal income tax purposes, a U.S. Holder will recognize taxable gain or loss on any sale or exchange of a TCP preferred share or TCP ADS in an amount equal to the difference between the amount realized for the TCP preferred share or TCP ADS and the U.S. Holder’s adjusted tax basis (determined in United States dollars) in such preferred share or ADS. Such gain or loss will generally be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder will generally be treated as United States source gain or loss for foreign tax credit purposes. Consequently, a U.S. Holder may not be able to use any foreign tax credits arising from any Brazilian withholding or other taxes imposed on the disposition of a TCP preferred share or TCP ADS unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources.

Other Brazilian Taxes

      Certain other Brazilian taxes, as discussed in “— Brazilian Tax Consequences,” may not be creditable foreign taxes for U.S. federal income tax purposes, but U.S. holders may be able to deduct such taxes, subject to certain limitations under the Code. U.S. Holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of these taxes.

Passive Foreign Investment Company Rules and TCP

      Based on the projected composition of its income and valuation of its assets, including goodwill, TCP does not believe that it will be a PFIC for the current year and does not expect to become one in the future, although there can be no assurance in this regard. However, PFIC status is a factual determination that is made annually. Accordingly, it is possible that TCP may become a PFIC in the current or any future taxable year due to changes in valuation or composition of its income or assets. If TCP is or becomes a PFIC, U.S. Holders could be subject to certain adverse U.S. federal income tax consequences as more fully described below.

PART FIVE — THE MERGER OF SHARES

      In general, a company is considered a PFIC for any taxable year if either (i) at least 75% of its gross income is passive income, or (ii) at least 50% of the value of its assets is attributable to assets that produce or are held for the production of passive income.

      The 50% of value test is based on the average of the value of TCP’s assets for each quarter during the taxable year. If TCP owns at least 25% by value of another company’s stock, it will be treated, for purposes of the PFIC rules, as owning its proportionate share of the assets and receiving its proportionate share of the income of that company.

      In determining that it does not expect to be a PFIC, TCP is relying on its projected capital expenditure plans and projected revenue for the current year and for future years. In addition, its determination is based on a current valuation of its assets, including goodwill. In calculating goodwill, TCP has valued its total assets based on its total market value, which, in turn, is based on the market value of its shares and is subject to change. In addition, TCP has made a number of assumptions regarding the amount of this value allocable to goodwill. TCP believes its valuation approach is reasonable. However, it is possible that the Internal Revenue Service may challenge the valuation of TCP’s goodwill, which may also result in it being classified as a PFIC. Because TCP has valued its goodwill based on the market value of its shares, a decrease in the price of its shares may also result in TCP becoming a PFIC.

      If TCP is a PFIC for any taxable year during which a U.S. Holder holds its TCP preferred shares or TCP ADSs, such U.S. Holder will be subject to special tax rules with respect to any “excess distribution” received and any gain realized from a sale or other disposition, including a pledge, of TCP preferred shares or TCP ADSs. Distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the TCP preferred shares or TCP ADSs will be treated as excess distributions. Under these special tax rules (i) the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the TCP preferred shares or TCP ADSs, (ii) the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which TCP was a PFIC, will be treated as ordinary income, and (iii) the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

      If a U.S. Holder holds TCP preferred shares or TCP ADSs in any year in which TCP is classified as a PFIC, such holder would be required to file Internal Revenue Service Form 8621.

      In certain circumstances, a U.S. Holder, in lieu of being subject to the excess distribution rules discussed above, may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method provided that such stock is regularly traded on a qualified exchange. The TCP preferred shares are listed on the São Paulo Stock Exchange, which must meet certain trading, listing, financial disclosure and other requirements to be treated as a qualified exchange under applicable U.S. Treasury regulations for purposes of the mark-to-market election, and no assurance can be given that the TCP preferred shares will be “regularly traded” for purposes of the mark-to-market election. Under current law, however, the mark-to-market election may be available to U.S. Holders, because the TCP ADSs are listed on the NYSE, which constitutes a qualified exchange as designated in the Code, although there can be no assurance that the TCP ADSs will be “regularly traded.”

      If a U.S. Holder makes an effective mark-to-market election, such holder will include in each year as ordinary income the excess of the fair market value of such holder’s PFIC shares or ADSs at the end of the year over such holder’s adjusted tax basis in the shares or ADSs. U.S. Holders will be entitled to deduct as an ordinary loss each year the excess of such holder’s adjusted tax basis in the TCP preferred shares or TCP ADSs over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

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      A U.S. Holder’s adjusted tax basis in PFIC preferred shares or ADSs will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. If a U.S. Holder makes a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the TCP preferred shares or TCP ADSs are no longer regularly traded on a qualified exchange or the Internal Revenue Service consents to the revocation of the election. U.S. Holders are urged to consult their tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in their particular circumstances.

      Alternatively, a U.S. Holder of shares or ADSs in a PFIC can sometimes avoid the rules described above by electing to treat the PFIC as a “qualified electing fund” under section 1295 of the Code. This option is not available to U.S. Holders because TCP does not intend to comply with the requirements necessary to permit U.S. Holders to make this election.

      U.S. Holders who are individuals will not be eligible for reduced rates of taxation on any dividends received from TCP prior to January 1, 2009, if TCP is a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year. U.S. Holders are urged to consult their tax advisors concerning the U.S. federal income tax consequences of holding TCP preferred shares or TCP ADSs if TCP is considered a PFIC in any taxable year.

     Information Reporting and Backup Withholding

      In general, information reporting requirements will apply to dividends in respect of the TCP preferred shares or TCP ADSs or the proceeds received on the sale, exchange, or redemption of TCP preferred shares or TCP ADSs paid within the United States (and in certain cases, outside of the United States) to U.S. Holders other than certain exempt recipients (such as corporations), and backup withholding may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number or to report dividends and interest required to be shown on its U.S. federal income tax returns. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability provided the required information is provided to the Internal Revenue Service.

Valuation Reports

      Under Article 30 of TCP’s by-laws, approval of any merger, spin-off, share exchange, consolidation, or dissolution transaction involving, or winding up, any of TCP’s controlled subsidiaries must be preceded by an economic and financial analysis conducted by an independent firm as to whether any such transaction provides equitable treatment to TCP and any of the other companies involved in the transaction. Accordingly, TCP retained each of Citigroup Global Markets and Merrill Lynch to render a report on the valuation of the shares of TCP and TCO solely for the purpose of valuing such shares and expressing its view as to whether, as of the date of its report and subject to the assumptions and considerations described in its report, the exchange ratio of 1.27 TCP shares for each TCO share proposed in the merger of shares provided equitable treatment to TCP and TCO as required by Article 30 of TCP’s by-laws.

     Valuation Report of Citigroup Global Markets Inc.

      On October 27, 2003, Citigroup Global Markets rendered a valuation report to TCP solely for the purpose of valuing the TCP shares and the TCO shares and expressing its view, based upon its valuations of TCP and TCO and subject to the considerations and limitations set forth in the report, that the exchange ratio proposed in the merger of shares provided equitable treatment to TCP and TCO as required by Article 30 of TCP’s by-laws. Citigroup Global Markets’ valuation report should not be relied upon for any other purpose.

      The summary of Citigroup Global Markets’ valuation report set forth below is qualified in its entirety by reference to the full text of the report, which is included as part of Exhibit 2.1 to our registration statement on

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Form F-4 filed in connection with the proposed merger of shares, and which you can obtain as described below in “Part Seven: Additional Information for Shareholders — Where You Can Find More Information.”

      In rendering its valuation report, Citigroup Global Markets held discussions with TCP and TCO representatives concerning the past performance and future prospects of the business, financial, and operating results of TCP and TCO. Citigroup Global Markets’ valuation report was also based upon business plans of TCP and TCO approved by the boards of directors of TCP and TCO respectively, certain publicly available information on the sector in which TCP and TCO operate, and financial statements of TCP and TCO for the year ended December 31, 2002 and for September 30, 2003. In addition to the foregoing, Citigroup Global Markets also reviewed such other financial studies and analyses and took into account such other matters as it deemed necessary, including its assessment of general economic and market conditions.

      In rendering its valuation report, Citigroup Global Markets assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with it. With respect to financial forecasts and other information and data provided to or otherwise revised by or discussed with Citigroup Global Markets, Citigroup Global Markets was advised and assumed that such information and data were reasonably prepared and reflect the best currently available estimates and judgments of TCP and TCO’s management, respectively, as to the expected future financial performance of TCP and TCO. Citigroup Global Markets was advised that the boards of directors of TCP and TCO had approved the business plans that were provided to Citigroup Global Markets and were used in its analysis. Notwithstanding the foregoing, neither TCP nor TCO, nor its managers or controlling shareholders, imposed any restrictions on Citigroup Global Markets’ ability to (i) obtain all information required by Citigroup Global Markets to produce the valuation report and reach the conclusions set forth in the report, (ii) choose independently the methodologies used by Citigroup Global Markets to reach the conclusions set forth in the report, and (iii) reach independently the conclusions set forth in the report.

      For purposes of its valuation analysis, Citigroup Global Markets did not take into account tax-related effects that TCO shareholders may experience in connection with the exchange of TCO shares for TCP shares, and any fees and expenses that may be incurred in connection with the settlement of that exchange (such as fees that TCO ADS holders may be charged for certain depositary services). Citigroup Global Markets also did not take into account tax-related effects relating to the unamortized goodwill resulting from the acquisition by TCP of 61.10% of the outstanding common shares of TCO on April 25, 2003.

      Citigroup Global Markets’ valuation report relates to the relative values of TCP and TCO. Citigroup Global Markets did not express any opinion as to what the value of the TCP shares actually will be when issued pursuant to the merger of shares or the price at which the TCP shares will trade subsequent to the merger of shares. Citigroup Global Markets did not make and was not provided with an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of TCP or TCO nor did Citigroup Global Markets make any physical inspection of the properties or assets of TCP or TCO. Citigroup Global Markets was not requested to, and did not participate in, the negotiation or structuring of the merger of shares, nor was Citigroup Global Markets requested to, and its valuation report did not, address the relative merits of the merger for TCP or TCO or the effect of any other transaction in which TCP or TCO might engage. Citigroup Global Markets was not requested to, and did not, solicit third-party indications of interest in the possible acquisition of all or a part of TCP or TCO.

      Citigroup Global Markets’ valuation report is necessarily based on information available to it, and financial, stock market and other conditions and circumstances existing and disclosed to Citigroup Global Markets as of the date of the valuation report. Citigroup Global Markets has no obligation to update or otherwise revise the valuation report.

      The scope of Citigroup Global Markets’ valuation analysis was limited to the economic value of TCP and TCO and did not distinguish between different classes of shares of the companies. Citigroup Global Markets

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conducted its analysis on the basis that the proposed exchange ratio would provide equitable treatment to both companies, within the meaning of Article 30 of TCP’s by-laws, if it fell within the range of exchange ratios resulting from Citigroup Global Markets’ valuations of TCP and TCO.

      Citigroup Global Markets’ valuation report was not intended to be and does not constitute a recommendation to TCP, TCO or their respective stockholders, nor does it constitute a recommendation to any stockholder as to any matters relating to the merger of shares.

      The following is a summary of the material analyses undertaken by Citigroup Global Markets in connection with the rendering of its valuation report. The summary includes information presented in tabular format. In order to understand fully the financial analyses used by Citigroup Global Markets, the table must be read together with the text of the summary. The table alone does not constitute a complete description of the financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to September 30, 2003 and is not necessarily indicative of current or future market conditions.

      Given the availability of ten-year management business plans for TCP, TCO and their respective subsidiaries, which were approved by the boards of directors of TCP and TCO respectively, and the opportunity to review those plans with representatives of TCP and TCO, and given the limitations of the public market comparables and precedent transaction methodologies, Citigroup Global Markets elected discounted cash flow analysis as the best methodology for the assessment of TCP and TCO’s economic values.

      Citigroup Global Markets performed a discounted cash flow analysis to estimate a range of implied present values per share of each of TCP and TCO, as of September 30, 2003. This analysis assumed that each of TCP and TCO continued to operate as a stand-alone entity but took into account TCP’s existing 61.10% ownership of the outstanding common shares of TCO acquired on April 25, 2003, valued at the value estimated for TCO in the valuation report as described further below. This range was determined in each case by adding (1) the “present value” of TCP’s or TCO’s projected unlevered free cash flows from 2003 through 2012 and (2) the “present value” of the “terminal value” of TCP or TCO, respectively, as of 2012. “Present value” refers to the current value of future cash flows obtained by discounting such future cash flows at an interest rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns, and other appropriate factors. “Terminal value” refers to the value of a particular asset at a specific future time. In the case of each company, Citigroup Global Markets calculated, on the basis of management’s forecasts, unlevered free cash flow as net income, plus or minus net interest expenses (and the related tax impact), plus depreciation and amortization, minus capital expenditures and plus or minus additional changes in net working capital (but, in the case of TCP, without taking into account the value of the unamortized goodwill relating to the acquisition by TCP of 61.10% of the outstanding common shares of TCO on April 25, 2003). Unlevered free cash flow was calculated on the basis of projections in nominal Brazilian reais and then converted into U.S. dollars for purposes of the valuation analysis. Citigroup Global Markets assumed, for purposes of its analysis, that the tender offer by TCP for the remaining publicly held common shares of TCO (launched on October 9, 2003) had not yet been consummated; however, Citigroup Global Markets expressed the view that the results of the tender offer would not affect the conclusion reached in its valuation report that the proposed exchange ratio would provide equitable treatment to both companies.

      In calculating a terminal value of TCP shares at the end of the period, Citigroup Global Markets applied a range of multiples of management’s forecasted EBITDA in 2012 ranging from 5.5x to 6.5x with the respective implied perpetuity growth rates of unlevered free cash flow in 2012 ranging from 4.5% to 4.8%. In calculating a terminal value of TCO shares at the end of the period, Citigroup Global Markets applied a range of multiples of management’s forecasted EBITDA in 2012 ranging from 4.5x to 5.5x with the respective implied perpetuity growth rates of unlevered free cash flow in 2012 of 3.5% to 4.1%. These different EBITDA multiples and perpetuity growth rates reflected the impact of future expected differences in per capita income and relevant penetration rates in the markets covered by TCP and TCO. In the case of each company, the unlevered free cash flows and terminal values were then discounted back to September 30, 2003 using a low-

PART FIVE — THE MERGER OF SHARES

end U.S. dollar-based weighted average cost of capital (adjusted for Brazilian risk) of 14.4% and a high-end U.S. dollar-based weighted average cost of capital (adjusted for Brazilian risk) of 15.9%. Citigroup Global Markets viewed this discount rate range as appropriate for companies with TCP’s and TCO’s risk characteristics.

      Based on these assumptions, Citigroup Global Markets derived a range of implied equity values per TCP share and per TCO share and a resulting range of implied exchange ratios, as set forth in the following table:

	Low	High

TCO Equity Value Per Share	U.S.$11.46	U.S.$13.39
TCP Equity Value Per Share	U.S. $8.85	U.S.$10.94
Selected Exchange Ratio Range	1.22x	1.30x

      Citigroup Global Markets noted that the exchange ratio of 1.27 TCP shares for each TCO share proposed in the merger of shares fell within the range of implied exchange ratios. Subject to the foregoing and on the basis of the results of the above valuations of TCP and TCO, Citigroup Global Markets expressed the view that the exchange ratio proposed in the merger of shares provided equitable treatment to TCP and TCO as required by Article 30 of TCP’s by-laws.

      The preceding discussion is a summary of the material financial analyses furnished by Citigroup Global Markets to TCP’s board of directors but it does not purport to be a complete description of the analyses performed by Citigroup Global Markets or its presentation to TCP’s Board of Directors. The preparation of financial analyses and valuation reports is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Citigroup Global Markets made no attempt to assign specific weights to particular factors considered, but rather made qualitative judgments as to the significance and relevance of all the factors considered and determined to give its valuation report as described above. Accordingly, Citigroup Global Markets believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Citigroup Global Markets, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Citigroup Global Markets and its valuation report.

      In its analyses, Citigroup Global Markets made numerous assumptions with respect to TCP, TCO, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of TCP and TCO. Any estimates contained in Citigroup Global Markets’ analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of TCP, TCO, Citigroup Global Markets or any other person assumes responsibility if future results or actual values differ materially from the estimates.

      Citigroup Global Markets is an internationally recognized investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. TCP selected Citigroup Global Markets to prepare valuations of TCP and TCO in connection with the proposed exchange on the basis of Citigroup Global Markets’ international reputation. Citigroup Global Markets has in the past provided investment banking services to TCP and to its controlling shareholders unrelated to the merger of shares, for which Citigroup Global Markets has received compensation. An affiliate of Citigroup Global Markets is currently acting as a lender to TCP. In the ordinary course of its business, Citigroup Global Markets and its affiliates may actively trade or hold the securities of TCP and TCO for their own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in these

PART FIVE — THE MERGER OF SHARES

securities. In addition, Citigroup Global Markets and its affiliates may maintain other relationships with TCP and TCO and their respective affiliates. Additionally, the research department and other divisions within Citigroup Global Markets may base their analysis and publications on different market and operating assumptions and on different valuation methodologies when compared with Citigroup Global Markets’ valuation report. As a result, the research reports and other publications prepared by them may contain entirely different results.

      Pursuant to Citigroup Global Markets’ engagement letter, TCP agreed to pay Citigroup Global Markets a fee for preparation of its valuation report, which fee became payable upon the publication of the report. TCP has also agreed to reimburse Citigroup Global Markets for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and expenses of its counsel, and to indemnify Citigroup Global Markets against specific liabilities and expenses arising out of its engagement.

Valuation Report of Merrill Lynch & Co.

      On October 27, 2003, Merrill Lynch rendered a valuation report to TCP in order to express its view, based upon its valuations of TCP and TCO and subject to the assumptions made, matters considered and limits of the review set forth in the report, that the exchange ratio proposed in the merger of shares constituted equitable treatment for TCP and TCO as required by Article 30 of TCP’s by-laws. Merrill Lynch’s valuation report should not be relied upon for any other purpose.

      The following summary, which sets forth the material terms of Merrill Lynch’s valuation report, is qualified in its entirety by reference to the full text of the report, which contains many of the assumptions made, matters considered, and qualifications and limitations on the review undertaken by Merrill Lynch in connection with the delivery of the report, is included as part of Exhibit 2.1 to our registration statement on Form F-4 filed in connection with the proposed merger of shares, and which you can obtain as described below in “Part Seven: Additional Information for Shareholders — Where You Can Find More Information.” The valuation report was exclusively addressed to TCP and, although it may be available to all shareholders of TCP and TCO in accordance with Article 30 of TCP’s by-laws, its scope was limited to the exchange ratio proposed in the merger of shares; the results in the valuation report related only to the scope of Merrill Lynch’s assignment and did not extend, and should not be construed as extensive to, the acquisition by TCP of 61.10% of the outstanding common shares of TCO on April 25, 2003 or the tender offer by TCP for the remaining publicly held common shares of TCO launched on October 9, 2003, nor to any other present or future issues or transactions regarding TCP or TCO, the economic group to which they belong or the industry in which they operate. The valuation report did not address the underlying business decision by TCP and TCO to engage in the merger of shares and did not constitute a recommendation to TCP, TCO and/or any holders of TCP shares or TCO shares.

      In arriving at its valuation report, Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to TCP and TCO that Merrill Lynch deemed to be relevant;

•	reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of TCP and TCO furnished to Merrill Lynch by TCP;

•	conducted discussions with members of senior management of TCP and TCO concerning the matters described in the preceding two bullet points, and the businesses and prospects of TCP and TCO;

•	reviewed the results of operations of TCP and TCO and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch’s assessment of general economic, market and monetary conditions; and

PART FIVE — THE MERGER OF SHARES

•	prepared its valuation report on the basis that if the exchange ratio proposed in the merger of shares fell within the range of exchange ratios resulting from Merrill Lynch’s valuations of TCP and TCO, then its application would constitute equitable treatment for both companies, within the meaning of Article 30 of TCP’s by-laws.

      In preparing its valuation report and in order to carry out the actions described in the preceding paragraph, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied to or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of TCP and TCO, nor did Merrill Lynch evaluate the solvency or fair value of TCP and TCO under any laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of TCP and TCO. Accordingly, Merrill Lynch obtained a statement executed by officers of TCP as of October 27, 2003, whereby they reasserted the accuracy, legitimacy, and completeness of all such information, documents and reports which were supplied to Merrill Lynch on the dates when those were supplied to it, and whereby they confirmed that there had not been, since those dates, any material changes to the companies’ business, financial condition, assets, liabilities, business perspectives or commercial transactions and any other significant fact which would have rendered any such information incorrect or misleading in any material aspect and which could have a material effect on the results of the valuation report. Notwithstanding the foregoing, neither TCP nor TCO, nor its managers or controlling shareholders (i) interfered or limited in any manner Merrill Lynch’s ability to obtain the information required to produce the valuation report, (ii) determined, or restrained Merrill Lynch’s ability to determine, the methodologies used by Merrill Lynch to reach the conclusions set forth in the report, or (iii) determined, or restrained Merrill Lynch’s ability to determine, the conclusions set forth in the report.

      With respect to the financial forecast information furnished to or discussed with Merrill Lynch by TCP in respect of TCP and TCO, Merrill Lynch assumed that they had been reasonably prepared and reflected, at that time, the best currently available estimates and judgments of TCP and TCO’s management, respectively, as to the expected future financial performance of TCP and TCO. In addition, TCP informed Merrill Lynch that the boards of directors of TCP and TCO had approved such financial forecasts. Given that Merrill Lynch’s valuation report was based on financial projections and forecasts, it should not be construed as indicative of future results, which may be significantly more or less favorable than what was suggested as a result of the analyses conducted in connection with the preparation of the valuation report. Given that these analyses are intrinsically subject to uncertainties and various events or factors which are beyond the control of TCP, TCO and of Merrill Lynch, neither Merrill Lynch nor any of its affiliates or representatives assume any responsibility if future results differ substantially from the forecasts presented in the valuation report and makes no representation or warranty as to such forecasts.

      Merrill Lynch’s valuation report was necessarily based on market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of the valuation report. As a result, the valuation report was valid exclusively as at the date of the valuation report as future events and developments may affect its conclusions. Merrill Lynch did not assume any obligation to update, review, revise or revoke the valuation report as a result of any future development. In connection with the preparation of the valuation report, Merrill Lynch was not authorized by TCP or TCP’s board of directors to solicit, nor did Merrill Lynch solicit, third-party indications of interest for the acquisition of all or any part of the TCP or TCO shares. As a result, the results determined in the valuation report did not necessarily correspond to, and should not be construed as representative of, the effective sale value of TCP or TCO or their stock today or at a given future time.

      In addition, Merrill Lynch’s valuation report did not address: (i) the incremental value to TCO and TCP which may arise from the consummation of the exchange, and (ii) any adjustments to compensate for or which may reflect the specific rights associated with any specific class of shares of either TCP or TCO. As a

PART FIVE — THE MERGER OF SHARES

result, Merrill Lynch did not express, and its valuation report did not contain, any views regarding the distribution of the economic value among the several classes of shares of any of TCP and TCO. In preparing the valuation report, Merrill Lynch disregarded (i) the tax consequences of the exchange of TCO shares for TCP shares on holders of TCO shares, and (ii) the impact of any fees and expenses that may result from the settlement of the exchange, including without limitation, those related to the depositary services that may be charged to holders of TCO ADSs. In addition, with the consent of TCP, Merrill Lynch excluded the tax-related effects associated with the unamortized goodwill that resulted from the acquisition by TCP of 61.10% of the outstanding common shares of TCO on April 25, 2003.

      The summary set forth below does not purport to be a complete description of the analyses performed by Merrill Lynch. The preparation of a valuation report is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and therefore, such a report is not readily susceptible to partial or summary description. The estimates contained in those analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual or predictive of future results or values, which may be significantly more or less favorable than those suggested by those analyses. In addition, analyses relating to the value of businesses or securities are not appraisals and may not reflect the prices at which businesses, companies or securities actually may be sold. Accordingly, these analyses are estimates are inherently subject to substantial uncertainty.

      In arriving at its opinion, Merrill Lynch made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create an incomplete view of the processes underlying such analyses and its valuation report. In its analyses, Merrill Lynch made numerous assumptions with respect to TCP, TCO, industry performance, general business, economic, market and financial conditions as well as other matters, many of which are beyond the control of TCP and TCO and involve the application of complex methodologies and educated judgment.

      The following is a summary of the material analyses undertaken by Merrill Lynch in connection with the rendering of its valuation report.

      The range of values presented in Merrill Lynch’s valuation report, in which the economic values of TCP and TCO were found to lie, was ascertained in accordance with the discounted cash flow methodology. Merrill Lynch performed a discounted cash flow analysis to estimate a range of implied present values per share of each of TCP and TCO, as of September 30, 2003, assuming for illustrative purposes that the tender offer by TCP for the remaining publicly held common shares of TCO (launched on October 9, 2003) had already been consummated at a 90% acceptance rate. Merrill Lynch expressed the view that assuming different acceptance rates would not affect the conclusion reached in its valuation report.

      Merrill Lynch calculated TCP’s enterprise value (including its current stake in TCO) as the sum of the following items: (i) present value as of September 30, 2003 of TCP’s projected unlevered free cash flows from 2003 through 2012 (based on management forecasts); (ii) present value of TCP’s terminal value as of 2012; and (iii) present value of the value of the tax benefits obtained from the utilization of Global Telecom’s net operating losses. For purposes of this analysis, the value of TCP’s current stake in TCO was derived by applying TCP’s percentage ownership in TCO to TCO’s estimated equity value, calculated as described further below. TCP’s value per share was then calculated by subtracting TCP’s net debt from TCP’s enterprise value and dividing the remainder by the number of TCP shares outstanding. Similarly, Merrill Lynch calculated TCO’s enterprise value as the sum of the following items: (i) present value as of September 30, 2003 of TCO’s projected unlevered cash flows (based on management forecasts), and (ii) present value of TCP’s terminal value in 2012. For purposes of this analysis, TCO’s cash flows were adjusted to reflect TCO’s weighted average ownership of 98.1% of TCO’s operating subsidiaries other than NBT (which was not adjusted given TCO’s 100% ownership of it). TCO’s value per share was then calculated by subtracting TCO’s

PART FIVE — THE MERGER OF SHARES

net debt from TCO’s enterprise value and dividing the remainder by the number of TCO shares outstanding. After calculating a range of values per TCO share and TCP share as described above, Merrill Lynch derived a resulting range of implied exchange ratios.

      In calculating a terminal value of TCP and TCO at the end of the period, Merrill Lynch applied a range of annual perpetuity growth rates of unlevered free cash flow ranging from 4% to 5%. The unlevered free cash flows and terminal values were then discounted back to September 30, 2003 using a range of U.S. dollar-based discount rates (adjusted for Brazilian risk) from 13.5% to 15%. Merrill Lynch viewed this discount rate range as appropriate for companies with TCP’s and TCO’s risk characteristics.

      Based on these analyses, Merrill Lynch was of the view that the economic value of TCP ranged from R$10.7 billion to R$14.3 billion, determined as the lowest and the highest value, corresponding to a value per share of R$9.12 to R$12.20, while the economic value of TCO ranged from R$4.5 billion to R$5.6 billion, determined as the lowest and the highest value, corresponding to a value per share of R$12.16 to R$14.98. Subject to and based on the foregoing, Merrill Lynch expressed the view that the exchange ratio proposed in the merger of shares constituted equitable treatment to TCP and TCO.

      Pursuant to Merrill Lynch’s engagement letter, TCP agreed to pay Merrill Lynch a fee for the preparation of its valuation report, which fee became payable upon the rendering of the report. TCP has also agreed to indemnify Merrill Lynch and certain related persons for certain liabilities arising out of Merrill Lynch’s engagement.

      TCP retained Merrill Lynch to prepare valuations of TCP and TCO in connection with the proposed exchange based upon Merrill Lynch’s qualifications, experience, reputation and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Merrill Lynch does not have any interest, whether direct or indirect, in TCP or in the acquisition by TCP of 61.10% of the outstanding common shares of TCO on April 25, 2003, the tender offer by TCP for the remaining publicly held common shares of TCO launched on October 9, 2003, or the merger of shares, as well as in any other relevant event that may constitute a conflict of interest. Merrill Lynch has in the past provided financial advisory and financing services to TCP and/or its affiliates, and expects to continue to do so and has received, and may receive, fees for the rendering of such services. In the ordinary course of its business, Merrill Lynch may actively trade or hold the securities of TCP and/or TCO for its own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities. In addition, professionals in Merrill Lynch’s research department and other divisions may base their analyses and publications on different market and operating assumptions and on different valuation methodologies when compared with Merrill Lynch’s valuation report. As a result, the research reports and other publications prepared by them may contain entirely different results.

Comparative Share and Dividend Information

Historical Share Information

      Our preferred shares are currently listed on the São Paulo Stock Exchange under the ticker symbol “TSPP4.” Our ADSs representing preferred shares are listed on the NYSE under the ticker symbol “TCP.” Each of our ADSs represents 2,500 preferred shares of our company. The Bank of New York is our depositary and issues the ADRs evidencing our ADSs. Our ADSs commenced trading on the NYSE on November 16, 1998.

      TCO’s preferred shares are currently listed on the São Paulo Stock Exchange under the ticker symbol and “TCOC4.” TCO’s ADSs representing preferred shares are listed on the NYSE under the ticker symbol “TRO.” Each TCO ADS represents 3,000 preferred shares of TCO. The Bank of New York is TCO’s

PART FIVE — THE MERGER OF SHARES

depositary and issues the ADRs evidencing TCO’s ADSs. TCO’s ADSs commenced trading on the NYSE on November 16, 1998.

      The following table shows, for the periods indicated, the high and low of the last reported closing prices per 1,000 TCP preferred shares and per ADS and per 1,000 TCO preferred shares and per ADS. Preferred share prices are as reported on the São Paulo Stock Exchange, and ADS prices are as reported on the NYSE.

	TCP				TCO

	1,000 Preferred				1,000 Preferred
	Shares		ADSs		Shares		ADSs

	Low	High	Low	High	Low	High	Low	High

	(reais)		(U.S. dollars)		(reais)		(U.S. dollars)
1998
Annual(1)	6.80	14.50	16.94	30.44	0.39	2.26	2.0000	5.9375
1999
Annual	6.70	32.00	13.88	44.69	1.24	3.98	2.3750	7.0625
2000
Annual	16.66	45.30	21.06	64.50	3.45	8.90	5.4375	15.3750
2001
Annual	5.20	23.00	4.63	31.69	3.20	9.00	4.280	13.625
First quarter	12.68	23.00	14.81	31.69	5.66	9.00	8.000	13.625
Second quarter	12.40	17.96	14.12	19.50	5.16	7.21	6.85	9.50
Third quarter	5.21	15.17	4.72	16.05	3.20	6.81	4.28	8.57
Fourth quarter	5.20	8.74	4.63	9.55	4.34	5.87	4.73	7.25
2002
Annual	2.60	9.26	1.71	10.03	2.36	5.79	2.20	7.45
First quarter	5.72	9.26	6.33	10.03	4.36	5.79	5.40	7.45
Second quarter	4.30	6.08	3.68	6.65	3.58	5.07	3.85	6.50
Third quarter	2.60	4.07	1.73	3.66	2.36	4.20	2.20	4.46
Fourth quarter	2.66	4.42	1.71	3.20	2.85	4.90	2.27	4.24
2003
First quarter	3.17	5.05	2.20	3.81	3.90	5.73	3.28	5.01
Second quarter	4.19	4.85	3.31	4.25	5.19	5.90	4.90	6.17
Third quarter	3.93	5.99	3.19	5.20	4.90	7.67	4.74	7.86
Last six months
June 2003	4.38	4.79	3.81	4.25	5.36	5.80	5.58	6.17
July 2003	4.19	4.69	3.52	4.20	5.15	5.71	5.23	6.08
August 2003	3.93	4.90	3.19	4.15	4.90	6.15	4.74	6.20
September 2003	4.80	5.99	4.15	5.20	6.00	7.67	6.25	7.86
October 2003	5.63	6.51	4.85	5.72	7.33	8.30	7.55	8.80
November 2003	6.64	7.47	5.82	6.50	8.35	9.39	8.81	9.67
December 2003 (through December 15, 2003)	7.51	8.29	6.61	7.08	9.49	10.47	9.84	10.55

(1)	The preferred shares of TCP and TCO began trading on the São Paulo Stock Exchange on September 21, 1998. The ADSs of TCP and TCO began trading on the New York Stock Exchange on November 16, 1998.

PART FIVE — THE MERGER OF SHARES

Dividend Information

      The following table shows the amount of dividends and interest on shareholders’ equity declared by each of TCP and TCO on each lot of 1,000 preferred shares and on each ADS for the years 1998 to 2002. The dividend amounts set forth below for each year were paid in the immediately following year.

	TCP Dividends and Interest on		TCO Dividends and Interest on
	Shareholders’ Equity Per		Shareholders’ Equity Per

	1,000 Preferred		1,000 Preferred
	Shares	ADS	Shares	ADS

	(R$ per thousand)	(U.S.$ per ADS)	(R$ per thousand)	(U.S.$ per ADS)
1998	0.270	0.449	0.153	0.254
1999	0.092	0.148	0.085	0.139
2000	0.245	0.281	0.096	0.121
2001	—	—	0.204	0.155
2002	—	—	0.212	0.220

      We urge you to obtain current market quotations.

Certain Contracts

      We acquired 61.10% of the common shares of TCO from Fixcel on April 25, 2003. Since that date, TCO has been our subsidiary.

      We are parties to a number of agreements and transactions with our affiliates, who are also the affiliates of TCO by virtue of our acquisition of control of TCO. See “Item 7.B. Related Party Transactions” in Annex A to this prospectus (Information Derived from TCP’s Annual Report on Form 20-F for the Fiscal Year Ended December 31, 2002). Before the acquisition of TCO, we had no material contracts, arrangements, understandings, relationships, negotiations or transactions during the periods for which financial statements are included in this prospectus except the negotiations that led to our acquisition of control of TCO.

Unaudited Pro Forma Combined Financial Data

      The following unaudited pro forma combined financial data gives pro forma effect to our acquisition of control of Global Telecom in December 2002, our acquisition of control of TCO in April 2003, and our acquisition of the remaining common shares and preferred shares of TCO through the tender offer described in “— Background for the Merger of Shares — Acquisition of TCO and Subsequent Tender Offer” and the merger of shares, which we refer to in this subsection as the “acquisitions.” The unaudited pro forma combined financial data also gives pro forma effect to our financial expense relating to indebtedness we incurred to finance the acquisitions. This financial information was prepared from, and should be read in conjunction with, the following historical financial statements, including the applicable notes thereto:

•	The audited consolidated financial statements of TCP as of and for the year ended December 31, 2002 included in this prospectus;

•	The unaudited consolidated financial statements of TCP as of and for the nine months ended September 30, 2003 included in this prospectus;

•	The audited consolidated financial statements of TCO as of and for the year ended December 31, 2002 included in this prospectus;

•	The unaudited consolidated financial statements of TCO as of and for the nine months ended September 30, 2003 included in this prospectus; and

•	The audited financial statements of Globaltelcom Telecomunicações S.A., Daini do Brasil S.A. and GTPS S.A. Participações em Investimentos de Telecomunicações, which we refer to collectively as “Global Telecom Holdings,” for the period from January 1 to December 27, 2002 included in this prospectus.

PART FIVE — THE MERGER OF SHARES

      The unaudited pro forma combined statement of operations for the year ended December 31, 2002 and nine months ended September 30, 2003 give effect to the acquisitions described above as if they had occurred on January 1, 2002. The unaudited pro forma combined balance sheet as at September 30, 2003 gives effect to the tender offer and merger of shares as if they had occurred on that date.

      The unaudited pro forma combined financial information was prepared in accordance Brazilian corporate law, which differs in certain material respects from U.S. GAAP. Note 17 to the TCP unaudited consolidated financial statements for the nine months ended September 30, 2003 included in this prospectus, and note 37 to the TCP audited consolidated financial statements for the year ended December 31, 2002 included in this prospectus describe the principal differences between Brazilian corporate law and U.S. GAAP as they relate to TCP. The unaudited pro forma combined financial information includes a pro forma reconciliation from Brazilian corporate law to U.S. GAAP of net loss for the nine months ended September 30, 2003 and for the year ended December 31, 2002 and of shareholders’ equity as of September 30, 2003.

      The audited consolidated financial statements of TCO for the year ended December 31, 2002 were prepared using Brazilian GAAP. Brazilian GAAP requires companies to recognize inflationary effects in their financial statements until December 31, 2000. For purposes of presenting the unaudited pro forma combined financial information, the historical financial information relating to TCO was adjusted to include unaudited adjustments to conform TCO’s historical financial information to Brazilian corporate law.

      As discussed in Note 2 to the unaudited consolidated financial statements of TCP as of and for the nine months ended September 30, 2003, on January 1, 2003, Telesp Celular began to defer revenues from prepaid services and amortize that revenue based on subscriber airtime usage. The unaudited pro forma combined financial information includes pro forma adjustments to adopt this change in accounting policy as of January 1, 2002.

      The pro forma adjustments presented in the unaudited pro forma combined financial information give effect to estimates made by TCP’s management and assumptions that it believes to be reasonable. The unaudited pro forma combined financial information does not include pro forma adjustments to take into account any synergies or cost savings which may or are expected to occur as a result of the acquisitions.

      The unaudited pro forma combined financial information was prepared for illustrative purposes only. This information does not purport to represent what the actual results of operations or financial position of TCP would have been if the acquisitions had actually occurred on the dates assumed and does not necessarily indicate what TCP’s future operating results or combined financial position will be.

PART FIVE — THE MERGER OF SHARES

Telesp Celular Participações S.A.

Pro Forma Condensed Statement of Loss
For the Year Ended December 31, 2002

					Pro Forma Adjustments

						Acquisition
					Acquisition	of TCO and
		Global		Change in	of Global	Subsequent	Effect of
		Telecom		Accounting	Telecom	Tender	Merger of			Pro Forma
	TCP	Holdings	TCO(1)	Policy(2)	Holdings(3)	Offer(4)	Shares(5)	Eliminations		TCP

NET OPERATING REVENUE	3,390.6	512.2	1,561.3	(11.8)	—	—		(13.7)		5,438.6
COST OF SERVICES AND GOODS	(1,648.4)	(423.8)	(741.8)	6.0	—	—		13.7		(2,794.3)
GROSS PROFIT	1,742.2	88.4	819.5	(5.8)	—	—		—		2,644.3
OPERATING EXPENSES:
Selling expenses	(617.9)	(124.4)	(215.3)	—	—	—		—		(957.6)
General and administrative expenses	(288.5)	(45.7)	(141.8)	—	—	—		—		(476.0)
Other net operating income (expenses)	(70.1)	(26.1)	(3.8)	—	—	(175.0)	(3.0)	(6.5)		(284.5)
OPERATING INCOME BEFORE EQUITY IN LOSSES OF UNCONSOLIDATED SUBSIDIARY AND NET FINANCIAL EXPENSES	765.7	(107.8)	458.6	(5.8)	—	(175.0)	(3.0)	(6.5)		926.2
EQUITY IN LOSSES OF UNCONSOLIDATED SUBSIDIARY	(890.7)	—	—	—	—			890.7		—
NET FINANCIAL EXPENSES	(808.4)	(663.1)	4.0	—	(71.3)	(420.2)		6.5		(1,952.5)
OPERATING INCOME (LOSS)	(933.4)	(770.9)	462.6	(5.8)	(71.3)	(595.2)	(3.0)	890.7		(1,026.3)
Net nonoperating income (expenses)	10.0	(0.4)	(17.6)	—	—	—		—		(8.0)
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM, MINORITY INTEREST AND INCOME TAXES	(923.4)	(771.3)	445.0	(5.8)	(71.3)	(595.2)	(3.0)	890.7		(1,034.3)
Extraordinary item	(170.9)	—	—	—	—	—		(250.5	)(6)	(421.4)
INCOME (LOSS) BEFORE MINORITY INTEREST AND INCOME TAXES	(1,094.3)	(771.3)	445.0	(5.8)	(71.3)	(595.2)	(3.0)	640.2		(1,455.7)
Minority interest	—	—	(6.1)	—	—	(232.7)	232.7	—		(6.1)
Income taxes	(46.5)	—	(109.6)	2.0	—	—		—		(154.1)
NET INCOME (LOSS)	(1,140.8)	(771.3)	329.3	(3.8)	(71.3)	(827.9)	229.7	640.2		(1,615.9)
U.S. GAAP ADJUSTMENTS	(354.9)	(146.9)	(8.8)	3.8	(24.6)	(19.7)	(430)	121.9	(7)	(859.1)
NET INCOME (LOSS) UNDER U.S. GAAP	(1.495.7)	(918.2)	320.5	—	(95.9)	(847.6)	(200.3)	762.1		(2,475.2)
EARNINGS PER SHARE:
Loss per thousand shares — common and preferred Brazilian corporate law										(1.07)
Basic and diluted loss per thousand shares — common and preferred — U.S. GAAP										(2.42)

PART FIVE — THE MERGER OF SHARES

(1)	As discussed above, the audited consolidated financial statements of TCO for the year ended December 31, 2002 were prepared using Brazilian GAAP. Brazilian GAAP requires companies to recognize inflationary effects in their financial statements until December 31, 2000. For purposes of presenting the unaudited pro forma combined financial information, the historical financial information relating to TCO was adjusted to include unaudited adjustments to conform TCO’s historical financial information to Brazilian corporate law. The pro forma U.S. GAAP adjustments have been adjusted from the amount included in the audited consolidated financial statements of TCO for the year ended December 31, 2002 included in this prospectus as follows:

U.S. GAAP adjustments to net income included in the audited consolidated financial statements of TCO for the year ended December 31, 2002	(17.7)
Impact on U.S. GAAP adjustments for differences in accounting for inflation between Brazilian GAAP, Brazilian corporate law and U.S. GAAP	13.3
Tax effect on the above adjustment	(4.4)

As adjusted	(8.8)

(2)	As discussed in Note 2 to the unaudited condensed consolidated financial statements of TCP as of and for the nine-months ended September 30, 2003, on January 1, 2003, Telesp Celular began to defer revenues from prepaid services and amortize that revenue based on subscriber airtime usage. The pro forma adjustments are made to adopt this change in accounting policy as of January 1, 2002. For U.S. GAAP purposes, this adjustment has been reversed since the Company already records a U.S. GAAP adjustment to defer revenues from prepaid services.

(3)	The pro forma adjustments for Global Telecom Holdings represent (i) pro forma interest expense associated with the acquisition of Global Telecom Holdings and (ii) pro forma U.S. GAAP adjustments associated with the acquisition of the remaining 17% of the capital of Global Telecom Holdings. The pro forma U.S. GAAP adjustments related to the acquisition of the remaining capital of Global Telecom Holdings represent the amortization of the purchase accounting adjustments described in Note 37d., Acquisition of remaining interest in the Holdings, to the audited consolidated financial statements of TCP as of and for the year ended December 31, 2002. As discussed in Note 37d. to the audited consolidated financial statements of TCP as of and for the year ended December 31, 2002, the goodwill recorded under Brazilian corporate law related to the acquisition of Global Telecom Holdings is not being amortized.

(4)	The pro forma adjustments for the acquisition of TCO and subsequent tender offer represent (i) pro forma amortization of the goodwill recorded under Brazilian corporate law, (ii) pro forma interest expense associated with the financings obtained to fund the acquisition of TCO and subsequent tender offer, and (iii) pro forma U.S. GAAP adjustments to reflect purchase accounting in accordance with SFAS No. 141, “Business Combinations,” for these transactions.

Brazilian Corporate Law

Under Brazilian corporate law, the goodwill associated with the acquisition of TCO and subsequent tender offer has been attributed to (i) an excess of the fair values of property, plant and equipment over book value of R$170.9 and (ii) R$1,483.2 related to future profitable operations. A pro forma adjustment has been recorded to give effect to the amortization of goodwill associated with the purchase of TCO. TCP amortizes goodwill attributed to the fair values of property, plant and equipment over the respective useful lives of the underlying assets. The goodwill related to future profitable operations is amortized on a straight-line basis over a 10 year period. The pro forma adjustment to minority interests represents the recognition of the 70.69% minority interests in TCO.

PART FIVE — THE MERGER OF SHARES

U.S. GAAP

The pro forma U.S. GAAP adjustments represent the difference between the pro forma adjustment for the amortization of goodwill under Brazilian corporate law described above and the application of purchase accounting in accordance with SFAS No. 141, “Business Combinations.” Following is the estimated purchase price allocation that was used for purposes of calculating the U.S. GAAP pro forma adjustments.

	Amount

Amounts representing the historical net assets of TCO under U.S. GAAP(g)	422.5
Fair value adjustments:
Property, plant and equipment	43.7	(a)
Intangible assets — customer list	161.1	(b)
Debt	19.0	(c)
Intangible related to concession	566.1	(d)
Goodwill	865.0	(e)

Purchase price(f)	2,077.4

(a)	Difference being amortized over approximately 10 years, representing the average remaining useful lives of the relating assets.

(b)	Difference being amortized over two years, representing the average customer life.

(c)	The adjustment to long-term debt is being amortized by the effective interest method over the remaining maturities of the underlying TCO debt obligations.

(d)	The concession is being amortized on a straight-line basis over respective remaining term of TCO’s licenses, representing a weighted average period of 6 years.

(e)	In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill is not being amortized for U.S. GAAP purposes.

(f)	The purchase price is comprised of R$1,538.6 related to the acquisition of control of TCO and R$538.8 related to the tender offer.

(g)	Represents purchases of 20.37% on April 25, 2003 and 8.62% on November 18, 2003.

(5)	The pro forma adjustments for the merger of shares of TCO with TCP represent (i) the pro forma amortization of negative goodwill recorded under Brazilian corporate law, (ii) pro forma U.S. GAAP adjustments to reflect purchase accounting in accordance with SFAS No. 141, “Business Combinations” and (iii) the elimination of minority interest based on expected 100% ownership of TCO.

Brazilian Corporate Law

Under Brazilian corporate law, the merger of shares of TCO with TCP will result in pro forma negative goodwill amounting to R$29.7, representing the excess of the book value of the TCO shares to be exchanged over the book value of the TCP shares to be issued in exchange. The pro forma negative goodwill is being amortized on a straight-line basis over a 10 year period.

U.S. GAAP

The pro forma U.S. GAAP adjustments represent difference between the pro forma adjustment for the amortization of pro forma negative goodwill under Brazilian corporate law described above and the application of purchase accounting in accordance with SFAS No. 141, “Business Combinations,” for the

PART FIVE — THE MERGER OF SHARES

acquisition of the minority interest of TCO. Under U.S. GAAP, the pro forma purchase price for the TCO shares was calculated based on the market price of TCP common and preferred shares on December 3, 2003 of R$6.10 and R$7.85, respectively. As disclosed in Note 16 to TCP’s unaudited consolidated financial statements for the nine months ended September 30, 2003 included in this prospectus, TCP expects to issue 14,198,233 thousand common shares and 321,013,707 preferred shares to complete the merger. Following is the estimated purchase price allocation that was used for purposes of calculating the U.S. GAAP pro forma adjustments.

	Amount

Amounts representing 70.69% of the historical net assets of TCO under U.S. GAAP	1,028.9
Fair value adjustments:
Property, plant and equipment	114.5	(a)
Intangible assets — customer list	438.0	(b)
Debt	15.3	(c)
Intangible related to concession	1,009.9	(d)

Purchase price(e)	2,606.6

(a)	Difference being amortized over approximately 10 years, representing the average remaining useful lives of the relating assets.

(b)	Difference being amortized over two years, representing the average customer life.

(c)	The adjustment to long-term debt is being amortized by the effective interest method over the remaining maturities of the underlying TCO debt obligations.

(d)	The concession is being amortized on a straight-line basis over respective remaining term of TCO’s licenses, representing a weighted average period of 6 years.

(e)	Based on the market price on December 3, 2003 of the TCP shares to be issued to complete the merger of shares.

(6)	Pro forma elimination represents an adjustment for TCP’s portion of the negative equity of Global Telecom Holdings on the date of acquisition. This amount was recorded as equity in losses of unconsolidated subsidiary under Brazilian corporate law. For the purposes of these pro forma financial statements, this amount has been reclassified to an extraordinary item. The extraordinary item in TCP’s audited consolidated financial statements for the year ended December 31, 2002 included in this prospectus represents an impairment recorded on the goodwill associated with the acquisition of Global Telecom Holdings.

(7)	Pro forma U.S. GAAP adjustment represents the elimination of U.S. GAAP adjustments relating to the equity in losses of Global Telecom Holdings included in Note 37 TCP’s audited consolidated financial statements for the year ended December 31, 2002.

PART FIVE — THE MERGER OF SHARES

Telesp Celular Participações S.A.

Pro Forma Condensed Statement of Loss
For the Nine Month Period Ended September 30, 2003

					Pro Forma
					Adjustments

					Acquisition
					of TCO and
				Change in	Subsequent	Effect of
			TCO Eliminations	Accounting	Tender	Merger of		Pro Forma
	TCP	TCO	May-September(1)	Policy(2)	Offer(3)	Shares(4)	Eliminations	TCP

NET OPERATING REVENUE	4,169.0	1,406.4	(838.4)	93.9	—		(15.2)	4,815.7
COST OF SERVICES AND GOODS	(2,070.9)	(642.4)	383.3	(33.4)	—		15.2	(2,348.2)
GROSS PROFIT	2,098.1	764.0	(455.1)	60.5	—		—	2,467.5
OPERATING EXPENSES:
Selling expenses	(938.9)	(206.2)	124.7	—	—		—	(1,020.4)
General and administrative expenses	(392.9)	(139.4)	77.8	—	—		—	(454.5)
Other net operating income (expenses)	2.2	1.5	(2.3)	—	(75.4)	2.2	—	(71.8)
OPERATING INCOME BEFORE NET FINANCIAL EXPENSES	768.5	419.9	(254.9)	60.5	(75.4)	2.2	—	920.8
NET FINANCIAL EXPENSES	(843.0)	94.5	(50.7)	—	(179.9)		—	(979.1)
OPERATING INCOME (LOSS)	(74.5)	514.4	(305.6)	60.5	(255.3)	2.2	—	(58.3)
Net nonoperating income (expenses)	(4.9)	(19.2)	3.6	—	—		—	(20.5)
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM AND INCOME TAXES	(79.4)	495.2	(302.0)	60.5	(255.3)	2.2	—	(78.8)
Extraordinary item	—	—	—	—	—		—	—
INCOME (LOSS) BEFORE INCOME TAXES	(79.4)	495.2	(302.0)	60.5	(255.3)	2.2	—	(78.8)
Minority interest	(155)	(6.0)	3.4	—	(79.1)	230.7		(6.0)
Income taxes	(228.4)	(162.9)	107.5	(20.6)	—		—	(304.4)
NET INCOME (LOSS)	(462.8)	326.3	(191.1)	39.9	(334,4)	232.9		(389.2)
U.S. GAAP ADJUSTMENTS	537.3	17.2	4.3	(39.9)	(14.6)	(314.9)	(13.7)	175.7
NET INCOME (LOSS) UNDER U.S. GAAP	74.5	343.5	(186.8)	—	(349.0)	(82)	(13.7)	(213.5)
EARNINGS PER SHARE:
Loss per thousand shares — common and preferred Brazilian corporate law								(0.26)
Basic and diluted loss per thousand shares — common and preferred — U.S. GAAP								(0.14)

(1)	Represents the reversal of five months of operations of TCO that were consolidated in TCP.

(2)	See Note 2 to the pro forma condensed statement of loss for the year ended December 31, 2002. The pro forma adjustments are made to reverse the impact of the cumulative effect of adopting this change in accounting policy as of January 1, 2002. For U.S. GAAP purposes, this adjustment has been reversed since TCP already records a U.S. GAAP adjustment to defer revenues from prepaid services.

(3)	See Note 4 to the pro forma condensed statement of loss for the year ended December 31, 2002.

(4)	See Note 7 to the pro forma condensed statement of loss for the year ended December 31, 2002.

PART FIVE — THE MERGER OF SHARES

Telesp Celular Participaçoes S.A.

Pro Forma Condensed Balance Sheet
As of September 30, 2003

	Pro Forma Adjustments

			Effect of
			Merger of	Pro Forma
	TCP	Tender Offer(1)	Shares(2)	TCP

CURRENT ASSETS:	3,480.6	—	—	3,480.6
NONCURRENT ASSETS:
Recoverable taxes	63.5	—	—	63.5
Deferred income tax	766.4	—	—	766.4
Derivatives	874.0	—	—	874.0
Prepaid expenses	15.3	—	—	15.3
Other noncurrent assets	72.0	—		72.0

Total noncurrent assets	1,791.2	—	—	1,791.2

PERMANENT ASSETS:
Goodwill	1,919.1	411.6	(29.7)	2,301.0
Goodwill on merged subsidiary, net	60.4	—	—	60.4
Property, plant and equipment, net	5,106.8	—	—	5,106.8
Deferred assets, net	212.4	—	—	212.4
Other	0.3	—	—	0.3

Total permanent assets	7,299.0	411.6	(29.7)	7,680.9

Total assets	12,570.8	411.6	(29.7)	12,952.7

CURRENT LIABILITIES:	4,191.5	—	—	4,191.5
NONCURRENT LIABILITIES:
Loans and financing	3,273.4	538.8	—	3,812.2
Reserve for contingencies	147.3	—	—	147.3
Taxes payable	161.2	—	—	161.2
Derivatives	4.5	—	—	4.5
Other liabilities	0.5	—	—	0.5
Provision for pension plan	2.2	—	—	2.2

Total noncurrent liabilities	3,589.1	538.8	—	4,127.9

	1,241.4	(127.2)	(1,042.6)	71.6
MINORITY INTEREST
SHAREHOLDERS’ EQUITY:
Capital stock	4,373.6	—	1,012.9	5,386.5
Capital reserve	1,067.8	—	—	1,067.8
Accumulated deficit	(1,892.9)	—	—	(1,892.9)

Total shareholders’ equity	3,548.5	—	1,012.9	4,561.4
Funds for capitalization	0.3	—	—	0.3

SHAREHOLDERS’ EQUITY AND FUNDS FOR CAPITALIZATION	3,548.8	—	1,012.9	4,561.7

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	12,570.8	411.6	(29.7)	12,952.7

Shareholders’ Equity under Brazilian Corporate Law	3,548.5	—	1,012.9	4,561.4
U.S. GAAP Adjustments	(169.4)	—	1,593.7	1,424.3

Shareholders’ Equity under U.S. GAAP	3,379.1	—	2,606.6	5,985.7

(1)	The pro forma adjustments for the tender offer represent (i) the recognition of pro forma goodwill recorded under Brazilian corporate law and (ii) the recognition of the financings associated with the tender offer. The pro forma U.S. GAAP adjustments relating to the purchase accounting recorded in

PART FIVE — THE MERGER OF SHARES

accordance with SFAS No. 141, “Business Combinations,” do not result in a net adjustment to shareholders’ equity at September 30, 2003. See Note 4 to the pro forma condensed statement of loss for the year ended December 31, 2002 for the estimated purchase price allocation that was used for purposes of calculating the U.S. GAAP pro forma adjustments.

(2)	The pro forma adjustments for the merger of shares of TCO with TCP represent (i) the recognition of pro forma negative goodwill recorded under Brazilian corporate law, (ii) pro forma U.S. GAAP adjustments to reflect purchase accounting in accordance with SFAS No. 141, “Business Combinations” and (iii) the elimination of minority interest based on expected 100% ownership of TCO. See Note 5 to the pro forma condensed statement of loss for the year ended December 31, 2002. At September 30, 2003, the U.S. GAAP adjustment represents the recognition of the purchase price for the acquisition of the TCO shares based on the market price of the TCP shares to be issued.

PART SIX — SHAREHOLDER RIGHTS

PART SIX — SHAREHOLDER RIGHTS

General

      Both TCP and TCO are incorporated in the Federative Republic of Brazil. Your rights as a holder of TCO securities and your future rights as a holder of TCP securities after the merger of shares are and will be governed by Brazilian law and the bylaws (estatutos sociais) of TCO and TCP, respectively. You should read the bylaws of TCP and TCO, copies of which are attached as exhibits to TCP’s Annual Report on Form 20-F for the year ended December 31, 2002 and TCO’s Annual Report on Form 20-F for the year ended December 31, 2002. See “Where You Can Find More Information.”

      There are no material differences between your rights as a holder of TCO securities and your future rights as a holder of TCP securities after the merger of shares.

      As of December 15, 2003, TCP’s capital stock consisted of 1,171,784,352,509 outstanding shares, no par value, divided between 409,383,864,536 common shares and 762,400,487,973 preferred shares.

      As of December 15, 2003, TCO’s capital stock consisted of 379,200,036,582 outstanding shares, no par value, divided between 126,433,338,109 common shares (including 5,791,393,886 common shares held in treasury that will be cancelled in the merger of shares) and 252,766,698,473 preferred shares.

Information About Historical Dividend Payments

      The tables below summarize the history of payments of dividends and interest on shareholders’ equity of TCP and TCO for 2000, 2001 and 2002. Each table sets forth amounts in reais per thousand common shares and preferred shares and amounts in U.S. dollars per ADSs translated into U.S. dollars at the prevailing selling rate for reais into U.S. dollars at the commercial rate on each of the respective dates of those payments.

TCP

      We pay our shareholders both dividends and interest on shareholders’ equity. Interest on shareholders’ equity (juros sobre capital próprio) is a form of distribution that is tax deductible in Brazil. The payments we made in 2000 represented both dividends and interest on shareholders’ equity. We will not pay dividends or interest on shareholders’ equity for the year ended December 31, 2002 because of negative net income from equity in Global Telecom and the financial cost related to the Global Telecom and TCO acquisitions.

	Year ended December 31,

	2000(1)		2001(2)		2002(2)

	(R$ per	(U.S.$	(R$ per	(U.S.$	(R$ per	(U.S.$
	thousand)	per ADS)	thousand)	per ADS)	thousand)	per ADS)
Dividends plus interest on shareholders’ equity:
Common	0.112948	—	—	—	—	—
Preferred	0.245220	0.280655	—	—	—	—

(1)	We paid dividends for 2000 on June 8, 2001.

(2)	We did not pay dividends for 2001 and 2002 due to losses incurred from its equity investment in Global Telecom in those years.

      Our bylaws state that holders of preferred shares will have full voting rights in the event that we do not pay minimum dividends to those shareholders for three consecutive fiscal years, and those shareholders will retain those voting rights until the minimum dividends are paid. Because we do not anticipate being able to pay dividends with respect to the year ended December 31, 2003, we expect that holders of preferred shares

PART SIX — SHAREHOLDER RIGHTS

will be able to exercise voting rights after the 2004 general shareholders’ meeting and until we pay the minimum dividends for 2003 or any subsequent year.

TCO

      TCO pays its shareholders both dividends and interest on shareholders’ equity. In 2000 and 2001, payments made by TCO represented both dividends and interest on shareholders’ equity. In 2002, TCO paid only interest on shareholders’ equity.

	Year ended December 31,

	2000		2001		2002

	(R$ per	(U.S.$	(R$ per	(U.S.$	(R$ per	(U.S.$
	thousand)	per ADS)	thousand)	per ADS)	thousand)	per ADS)
Dividends plus interest on shareholders’ equity:
Common	0.0960485	—	0.204234	—	0.212425	—
Preferred	0.0960485	0.1209	0.204234	0.1547	0.212425	0.2199

      TCO paid interest on shareholders’ equity for the year ended December 31, 2002 in the amount of R$79,473.85.

Description of TCP Capital Stock

      Set forth below are the material terms of the capital stock of TCP and brief summaries of certain provisions of TCP’s bylaws and the Brazilian corporation law.

     Objectives and Purposes

      We are a publicly traded company registered with the Brazilian securities commission under No. 01771-0. Article 2 of our bylaws provides that our corporate purpose is to:

•	exercise the control of operating companies which provide cellular mobile telecommunications services, personal mobile services and other services in conformity with the concessions, authorizations and permissions that have been granted to us;

•	promote, through our subsidiaries or controlled companies, the expansion and implementation of the telecommunications services within our concessions, authorizations and permissions;

•	promote, carry out and direct the financing of capital from internal or external sources to be used by us or our controlled companies;

•	promote, carry out and encourage study and research activities aimed at the development of the telecommunications sector;

•	perform, through our subsidiaries and affiliated companies, specialized technical services related to the telecommunications sector;

•	promote, encourage, carry out and coordinate, through our subsidiaries or controlled companies, the development and training of personnel necessary to perform activities in the telecommunications sector;

•	carry out and promote the import of goods and services for the operations of our subsidiaries and controlled companies;

•	execute other activities connected or related to our objective;

•	participate in the equity capital of other companies; and

•	trade equipment and materials necessary or useful for providing telecommunications services.

PART SIX — SHAREHOLDER RIGHTS

     Directors

      The following is a description of some of the provisions of our bylaws concerning our board of directors:

•	The board of directors has the power to approve investments and acquisition of assets, assume any obligation and execute contracts not included in the budget for an amount exceeding R$300 million, the public issuance of promissory notes, and the acquisition of our shares for cancellation or deposit with a custodian; and

•	The board of directors has the power to allocate between the directors and the executive officers the total remuneration for directors and executive officers determined at a shareholders’ meeting.

      Pursuant to Brazilian corporate law, each member of the board of directors must hold at least one share of our capital stock to be elected as a director. Members of the board of directors generally stand for reelection at the same shareholders’ meeting. There are no provisions in our by-laws with respect to:

•	age limits for retirement of directors; or

•	anti-takeover mechanisms or other procedures designed to delay, defer or prevent changes in our control.

      Although there are no provisions in our bylaws, Brazilian corporate law prohibits directors from:

•	performing any act of generosity using corporate assets to the detriment of the corporation;

•	by virtue of his position, receiving any type of direct, or indirect, personal advantage from third parties, without authorization in the bylaws or from a general meeting; and

•	taking part in any corporate transaction in which he has an interest that conflicts with an interest of the corporation, nor in the decisions made by the other directors on the matter.

Allocations of Profits

      At each annual shareholders’ meeting, the board of directors is required to recommend how net profits for the preceding fiscal year are to be allocated. Under the Brazilian corporation law, this allocation may be made among (a) dividends and (b) profits reserves.

      For the purposes of the Brazilian corporation law, net profits are defined as net income after income tax and social contribution for the relevant fiscal year, net of any accumulated losses from prior fiscal years and any amounts allocated to warrants, income bonds and employees’ and management’s participation in a company’s profits.

Dividends

      Mandatory Dividends. Under the Brazilian corporation law and TCP’s bylaws, TCP is required to distribute to all shareholders as a non-cumulative mandatory dividend an amount equal to 25% of adjusted net income. For this purpose, adjusted net income is an amount equal to net profits adjusted to reflect allocations to and from:

•	the legal reserve;

•	the contingency reserve; and

•	the unrealized profits reserve.

      Allocation of the Mandatory Dividends. In the allocation of any mandatory dividend, preferred shareholders have a preference, equal to a non-cumulative annual dividend, equal to the higher of (i) 6% of the amount obtained by dividing the amount of subscribed capital by the number of TCP’s shares or (ii) 3% of the amount obtained by dividing shareholders’ equity by the number of TCP’s outstanding shares.

PART SIX — SHAREHOLDER RIGHTS

      In case the amount of mandatory dividends is greater than preferred dividends, after the payment of preferred dividends, the excess will be allocated first as dividend payments to holders of common shares in an amount equal to the preferred dividend received by the preferred shareholders, and the remainder will be distributed equally among holders of preferred and common shares.

      In case the amount of mandatory dividends is less than preferred dividends, the mandatory dividends will be fully allocated as preferred dividends and TCP will not be obligated to distribute any mandatory dividends to common shareholders. In this case, TCP must pay preferred dividends out of accumulated profits and other profits reserves, if available.

      Dividends relating to net profits remaining after allocations to mandatory dividends and profits reserves. Under the Brazilian corporation law, any net profits remaining after allocations to mandatory dividends and profits reserves (as described below) must be distributed to preferred and common shareholders, observing the same preference described above in connection with mandatory dividends.

Profits Reserves

      The Brazilian corporation law requires the allocation of 5% of the net profits to a statutory reserve (legal reserve), not to exceed 20% of the company’s paid-in capital, which may be used to absorb accumulated losses or increase capital. Other allocations may be made on a discretionary basis by the shareholders to the following reserves:

•	a contingency reserve, for an anticipated loss that is deemed probable in future years (provided that any amounts so allocated in a previous year must be reversed in the fiscal year in which such loss does not occur or charged off in the event the loss occurs);

•	an unrealized profits reserve, in an amount equal to the excess between mandatory dividends and the sum of the share of net equity earnings of affiliated companies and profits, gains and earnings in sales and services to be received after the end of the next succeeding fiscal year;

•	bylaws reserve, in the amount set forth in the bylaws (currently, TCP bylaws do not provide for such type of reserve); and

•	a retained profits reserve, for plant expansion and other capital investment projects, in an amount based on a capital expenditure budget previously approved by the shareholders (provided that if the budget is for a term greater than one year, it must be reviewed annually by the shareholders until the investment is completed).

Restrictions on the Distributions of Dividends and Allocations to Profits Reserves

      Restrictions on Distributions of Dividends. Unlike TCP’s preferred dividends (which must necessarily be distributed as described above), TCP is permitted to suspend the payment of a mandatory dividend in respect of common shares if:

•	its board of directors report to the annual shareholders’ meeting that the distribution would be incompatible with the financial circumstances of that company; and

•	the shareholders (after reviewing the opinion of the auditors’ council) ratify this conclusion at the shareholders’ meeting.

      In this case:

•	the management must forward to the CVM, within five days of the shareholders’ meeting, an explanation for the suspension of the payment of the mandatory dividends; and

PART SIX — SHAREHOLDER RIGHTS

•	the amounts not distributed would be recorded as a special reserve and, if not absorbed by losses in subsequent fiscal years, be distributed as dividends as soon as the financial condition of the company permitted.

      Restrictions on the Allocations to Profits Reserves. Under the Brazilian corporation law, allocations to the bylaws reserve and retained profits reserve may not hinder the payment of mandatory dividends. In addition, any excess of the sum of the profits reserves (other than contingency reserves and unrealized profits reserves) over total capital must be distributed as dividends.

      The amounts available for distribution are determined on the basis of financial statements prepared in accordance with Brazilian accounting principles.

Payment of Dividends

      TCP is required by the Brazilian corporation law and its bylaws to hold an annual shareholders’ meeting by April 30 of each year, at which an annual dividend may be declared by a decision of TCP’s shareholders on the recommendation of its board of directors. The payment of annual dividends in any given year is based on the financial statements prepared for the preceding fiscal year ending December 31. Under Brazilian corporation law, dividends must be paid on the date determined at a shareholders’ meeting or, in the absence of such determination, within 60 days as of the annual meeting date (and in any event within the same fiscal year in which such dividend was declared). A shareholder has a three-year period from the dividend payment date to claim dividends in respect of its shares, after which time unclaimed dividends revert to the company. Dividends are credited to the holder of record of TCP shares.

Voting Rights

Common Shareholders

      Each TCP common share entitles the holder to one vote at shareholders’ meetings. TCP’s preferred shares do not entitle their holders to vote except in the limited circumstances described below. Under the Brazilian corporation law, a shareholders’ meeting is required in order to:

•	amend the bylaws (including Article 136 Meetings, as defined below);

•	elect or discharge corporate officers and auditors at any time;

•	review the yearly accounts drawn up by the corporation’s officers and to decide on the financial statements presented by them;

•	authorize the issuance of debentures;

•	suspend the rights of a shareholder;

•	approve the appraisal of assets contributed as capital by shareholders;

•	authorize the issuance of founders’ shares;

•	effect the corporation’s transformation, consolidation, incorporation and divestment, its dissolution and liquidation, to elect and discharge its liquidators, and to examine the liquidators’ accounts; and

•	authorize the officers to file for bankruptcy or request reorganization.

      In the case of urgency, the filing for bankruptcy or the request for reorganization may be made by the officers, as agreed with the majority shareholder, if any, which officers must subsequently call a general meeting in order to vote on the matter. Such a meeting would be called by publication of a notice in the official gazette of the State of São Paulo and two other Brazilian gazettes determined by the shareholders at least 30 days prior to the meeting, but would not generally require any other form of notice.

PART SIX — SHAREHOLDER RIGHTS

Preferred Shareholders

      Under the Brazilian corporation law, TCP’s preferred shares will acquire full voting rights in the event the company fails for three consecutive fiscal years to pay the mandatory minimum dividend, and those voting rights will continue until such payment is made. In addition, in case minority preferred shareholders hold more than 10% of TCP’s total capital (or if they reach such percentage when added to the minority common shareholders, in case neither such preferred nor such common shareholders hold 10% on their own), such shareholders may appoint one board member and one alternate. In addition, minority preferred shareholders may appoint one audit council member (and one alternate). In case minority common shareholders hold more than 10% of TCP’s voting capital, such common shareholders may appoint one audit council member (and one alternate).

      Because TCP did not pay the mandatory minimum dividends for the years ended December 31, 2001 and 2002 and does not anticipate being able to pay dividends for the year ended December 31, 2003, TCP expects that holders of preferred shares will be able to exercise voting rights after the 2004 general shareholders’ meeting and until TCP pays the minimum dividends for 2003 or any subsequent year. However, once TCP pays the minimum dividends for 2003 or any subsequent year, those voting rights will cease.

      Under the bylaws of TCP, preferred shareholders are entitled (a) to vote at any meeting to approve any long term agreement between TCP and its controlled entities, on the one side, and TCP’s controlling shareholders and their affiliates (or entities related to TCP) on the other, except in case the agreement contains standard provisions and (b) to vote at any meeting to approve any changes to the bylaws that would revoke such voting rights (and TCP’s bylaws provisions that require that an equitable treatment be confirmed by a third-party appraiser in any corporate reorganization transaction involving TCP and a controlled entity and a 30-day call notice be delivered with respect to any Article 136 Meeting (as defined below)). In any circumstances in which holders of TCP’s preferred shares are entitled to vote, each preferred share will entitle its holder to one vote.

Meetings of Shareholders

      Under the Brazilian corporation law, notice of a general or extraordinary shareholders’ meeting must be published in the state’s official gazette and two other gazettes determined by the shareholders at least 15 days before the scheduled date of the meeting (other than in the case of Article 136 Meetings, which require a 30-day advance notice).

      According to the Brazilian corporate law, a general meeting of shareholders is necessary in order to change the rights of the holders of stock, except that a shareholder may not be deprived of the following rights, whether through a change in the bylaws or a shareholders’ meeting.

•	The right to participate in corporate profits;

•	The right to participate in the assets of the corporation in the case of liquidation;

•	The right to supervise the management of the corporate business as provided for in the Brazilian corporate law;

•	The right of first refusal in the subscription of shares, founders’ shares convertible into shares, debentures convertible into shares and subscription bonuses; and

•	The right to withdraw from the corporation as provided in the Brazilian corporate law.

      Article 136 Meetings are required to:

•	change the preferences, advantages and conditions for the redemption or amortization of one or more classes of preferred shares or to create a more favored class;

•	reduce the minimum dividend;

PART SIX — SHAREHOLDER RIGHTS

•	approve the merger, amalgamation or spin-off of TCP;

•	participate in a group of companies;

•	change the company’s corporate purpose;

•	suspend the liquidation of the company or in case of dissolution of the company; and

•	issue founders’ shares.

      On the first call, a meeting may be held only with a minimum quorum of one-fourth of the holders of voting shares. Extraordinary meetings whose objective is the amendment of the bylaws may be held on the first call only with minimum of two-thirds of the voting capital present. In addition, some decisions require the approval of a qualified quorum of at least one-half of the holders of voting shares.

      If the quorum is not met on the first call, a second notice must be published at least eight days before the second meeting date (other than in the case of an Article 136 Meeting, which second notice must be published at least ten days prior to the second meeting). On a second call, a meeting may be held regardless of the number of voting shares represented.

      The holders attending a general meeting must produce proof of their shareholder status, in accordance with the following rules:

•	upon request, an owner of a registered share must exhibit a document proving his or her identity; and

•	as a rule, an owner of a book entry share or of a share in custody must exhibit or deposit at the corporation, in addition to a document proving his identity, the corresponding proof produced by the financial institution.

      A shareholder may be represented at a general meeting by a proxy appointed less than one year before, which must be a shareholder, a corporation officer, a lawyer or a financial institution. An investment fund must be represented by its investment fund officer.

Preemptive Rights

      Each TCP shareholder has a general preemptive right to subscribe for shares in any capital increase in proportion to its holdings (other than in public issuance of shares or exchange offers for the acquisition of control of other companies). In the specific case of preferred shareholders, they will not have preemptive rights in connection with issuances of common shares by TCP in order to reduce the minimum number of non-voting shares to 50% of the total number of issued shares. When applicable, shareholders are given a minimum period of 30 days following the publication of a notice of a capital increase to exercise that right.

      In the event of a capital increase that would maintain or increase the proportion of capital represented by TCP’s preferred shares, holders of preferred shares would have preemptive rights to subscribe only for newly issued preferred shares. In the event of a capital increase that would reduce the proportion of capital represented by TCP’s preferred shares, holders of preferred shares would have preemptive rights to subscribe for preferred shares in proportion to their holdings and to TCP’s common shares only to the extent necessary to prevent dilution of their interests, except as described in the preceding paragraph.

      According to the Brazilian corporate law, shareholders must pay in full for the shares underwritten or acquired pursuant to the exercise of preemptive rights. Shareholders are not liable for future capital calls by TCP.

PART SIX — SHAREHOLDER RIGHTS

Redemption Rights

      Under Brazilian corporation law, a dissenting shareholder (including a preferred or a common shareholder) may seek redemption of its shares if TCP’s general shareholders’ meeting decides to:

•	create a new class of preferred shares with rights superior to those of existing classes;

•	change any right the preferred shares carry, including their amortization or redemption rights (appraisal rights in this case are limited to the holders of shares of a class whose rights are negatively impacted by such change);

•	reduce the mandatory dividends;

•	change TCP’s corporate purpose;

•	approve (1) a merger of shares (incorporação de ações) involving TCP, (2) a merger of TCP with and into another company, (3) an amalgamation of TCP with another company, (4) the acquisition of another company at a price that exceeds certain limits set forth in Brazilian corporation law, or (5) the participation in a group of companies, in each case provided that certain liquidity and dispersion standards are not met according to the Brazilian corporation law; and

•	approve a spin-off of TCP, if in connection with such transaction there is a reduction of minimum dividends, the company becomes part of a group of companies, or there is a change in the company’s corporate purposes (in this last case, except in case the entity receiving the company’s assets has a substantially identical corporate purpose).

      The right to redemption lapses 30 days after publication of the minutes of the relevant extraordinary general shareholders’ meeting or, if the resolution requires the approval of the majority of TCP’s preferred shares affected by the resolution in a special meeting within 30 days from the publication of the minutes of that special meeting. TCP would be entitled to reconsider any action giving rise to redemption rights within ten days after the expiration of those rights if the redemption of shares of dissenting shareholders would jeopardize its financial stability.

      TCP’s shares are redeemable at their book value, determined on the basis of the last annual balance sheet approved by the shareholders. If the shareholders’ meeting giving rise to redemption rights occurs more than 60 days after the date of the last annual balance sheet, a shareholder may demand that its shares be valued on the basis of a new balance sheet that is as of a date within 60 days of that shareholders’ meeting.

Rights to Share in the Event of Liquidation

      A general meeting of shareholders may decide that, before completing any liquidation of TCP and after all creditors have been paid, TCP’s assets will be distributed to the shareholders as such assets are ascertained.

Form and Transfer

      TCP’s shares are maintained in book-entry form with a custodian and transfer agent, Banco ABN AMRO Real, and the transfer of shares is effected by an entry made by the transfer agent on its books, debiting the share account of the seller and crediting the share account of the purchaser against presentation of a written order of the seller or judicial authorization or order in an appropriate document that remains in the possession of the transfer agent.

      Transfers of shares by a foreign investor are made in the same way and executed by such investor’s local agent on the investor’s behalf, except that if the original investment was registered with the Banco Central do Brasil, or the Central Bank, under Brazilian regulations governing foreign investment in capital markets, the foreign investor should also seek amendment, if necessary, of the appropriate electronic registration through its local agent to reflect the new ownership.

PART SIX — SHAREHOLDER RIGHTS

      The São Paulo Stock Exchange operates a central clearing system in which participating institutions have accounts. All shares placed into the system will be deposited in custody with the relevant stock exchange through a Brazilian institution authorized to operate by the Central Bank and having a clearing account with the relevant stock exchange. The fact that the shares are subject to custody with the relevant stock exchange will be reflected in the register of shareholders. Each participating shareholder will, in turn, be registered in the register of the beneficial shareholders to be maintained by the relevant stock exchange and will be treated in the same way as a registered shareholder.

Exchange Controls and Central Bank Registration

      There are no restrictions on ownership or voting of preferred shares or common shares by individuals or legal entities domiciled outside of Brazil (other than, in the case of common shares, if they constitute a control stake of TCP).

      The right to convert dividend or interest payments and proceeds from the sale of shares into foreign currency and to remit such amounts outside Brazil is subject to restrictions under foreign investment legislation that generally requires, among other things, that the relevant investments have been registered with the Central Bank and the CVM. These restrictions on the remittance of foreign capital abroad may hinder or prevent the holders of TCP’s shares, including the preferred shares underlying TCP’s ADSs, from converting dividends, distributions or the proceeds from any sale of these shares into U.S. dollars and remitting the U.S. dollars abroad. A non-Brazilian holder of shares may experience delays in effecting Central Bank registration, which may delay remittances abroad. This delay may adversely affect the amount in U.S. dollars received by the non-Brazilian holder.

      There are three different mechanisms for effecting Central Bank registration, one that applies to holders of ADSs and two that apply to direct holders of TCP shares.

      ADSs. The ADSs benefit from the certificate of foreign capital registration that permits The Bank of New York, as depositary, to convert dividends and other distributions with respect to preferred shares into foreign currency and to remit the proceeds abroad. Holders of ADSs who exchange their ADSs for preferred shares will then be entitled to rely on the depositary’s certificate of foreign capital registration for five business days from the date of exchange. Thereafter, they will not be able to remit non-Brazilian currency abroad unless they obtain the appropriate registration, either under Resolution 2,689 of the National Monetary Council and CVM Instruction 325 or under Law No. 4,131/62, as described below.

      Resolution 2,689. Investors residing outside Brazil, including institutional investors, are authorized to buy and sell equity instruments, including TCP shares, traded publicly in Brazil under Resolution 2,689 of the National Monetary Council and Instruction CVM 325. With certain limited exceptions, Resolution 2,689 investors are permitted to carry out any type of transaction in the Brazilian financial capital markets involving a security traded on a stock, future or organized over-the-counter market. Investments and remittances are made through the commercial rate exchange market. In order to become a Resolution 2,689 investor, an investor residing outside Brazil must appoint a representative in Brazil with powers to take actions relating to the investment, appoint an authorized custodian in Brazil for the investments, which must be a financial institution duly authorized by the Central Bank and the CVM and through its representative, register itself with the CVM and the investment with the Central Bank. If the holder is not registered under Resolution 2,689, it may be subject to a less favorable tax treatment. See “Part Five: The Merger of Shares—Material Tax Considerations—Brazilian Tax Considerations.”

      Law No. 4,131/62. Direct investors residing outside Brazil may also request registration with the Central Bank under Law No. 4,131/62, which is used by certain investors who do not wish to trade their shares publicly. Registration under Law No. 4,131/62 of preferred shares that have been previously withdrawn from TCP’s ADS program is subject to the approval of the Central Bank.

PART SIX — SHAREHOLDER RIGHTS

      Under current Brazilian legislation, the federal government may impose temporary restrictions on remittances of foreign capital abroad in the event of a serious imbalance or an anticipated serious imbalance of Brazil’s balance of payments. For approximately six months in 1989 and early 1990, the federal government froze all dividend and capital repatriations held by the Central Bank that were owed to foreign equity investors, in order to conserve Brazil’s foreign currency reserves. These amounts were subsequently released in accordance with federal government directives. The federal government may impose similar restrictions on foreign repatriations in the future.

      The legislation and regulations described in this section “—Exchange Controls and Central Bank Registration” are the same as those that apply to TCO securities.

Description of American Depositary Shares

Description of American Depositary Receipts in Respect of Preferred Shares

      The following is a summary of the material provisions of the deposit agreement among TCP, the depositary, and the registered holders and beneficial owners from time to time of ADSs, pursuant to which the ADSs representing preferred shares are to be issued. This summary is subject to and qualified in its entirety by reference to the deposit agreement, including the form of ADRs attached thereto. The deposit agreement is an exhibit to this registration statement of which this prospectus is a part. Copies of the deposit agreement are available for inspection at the Corporate Trust Office of the depositary, currently located at 101 Barclay Street, New York, NY 10286, and at the office of the custodian, Banco Itaú S.A., currently located at Av. Engenheiro Armando de Arruda Pereira 707 — 9° andar — Torre Eldoro Villela — Jabaquara — CEP 04344-902, São Paulo, Brazil, Attention: Superintendência de Serviços para o Mercado de Capitais. The depositary’s principal executive office is located at One Wall Street, New York, NY 10286.

American Depositary Receipts

      ADRs evidencing ADSs are issuable under the deposit agreement. Each ADR is in registered form and evidences a specified number of ADSs, each ADSs representing 2,500 preferred shares, deposited with the custodian and registered in the name of the depositary or its nominee. We refer to those preferred shares, together with any additional preferred shares at any time deposited or deemed deposited under the deposit agreement and any and all other securities, cash and other property received by the depositary or the custodian in respect of those preferred shares and at such time held under the deposit agreement as the “deposited securities”. Only persons in whose names ADRs are registered on the books of the depositary are treated by the depositary as the owners of the ADRs.

Deposit, Transfer and Withdrawal

      The bylaws of TCP provide that ownership of capital generally is evidenced only by a record of ownership maintained by TCP or an accredited intermediary, such as a bank, acting as a registrar for the shares. Currently, this function is performed by TCP as registrar. Accordingly, all references to the deposit, surrender and delivery of the preferred shares refer only to book-entry transfers of the preferred shares in Brazil. All references to the deposit, surrender and delivery of the ADSs or the ADRs refer not only to the physical transfer of any certificates evidencing those ADSs but also to any book-entry transfers.

      The preferred shares represented by ADSs were deposited pursuant to the deposit agreement by book-entry transfer to an account of the custodian and registered in the name of the custodian. The depositary is the holder of record on the books of the custodian of all those preferred shares.

      The depositary has agreed, subject to the terms and conditions of the deposit agreement, that upon delivery (including by book-entry credit) to the custodian of the preferred shares (or evidence of rights to receive preferred shares) pursuant to appropriate instruments of transfer in a form satisfactory to the custodian and upon payment of the fees, charges and taxes provided in the deposit agreement, the depositary will

PART SIX — SHAREHOLDER RIGHTS

execute and deliver at its Corporate Trust Office to, or upon the written order of, the person or persons named in the notice of the custodian delivered to the depositary or requested by the person depositing those preferred shares with the depositary, an ADR or ADRs registered in the name or names of such person or persons and evidencing any authorized number of ADSs requested by such person or persons.

      The depositary will refuse to accept preferred shares for deposit whenever it is notified in writing that the deposit would result in any violation of applicable laws.

      Upon surrender at the Corporate Trust Office of the depositary of an ADR for the purpose of withdrawal of the deposited securities represented by the ADSs evidenced by that ADR and upon payment of the fees of the depositary, governmental charges and taxes provided in the deposit agreement, and subject to the terms and conditions of the deposit agreement, the bylaws of TCP, the deposited securities and applicable law, the owner of that ADR will be entitled to book-entry credit with the registrar together with physical delivery, to the owner or upon the owner’s order, as permitted by applicable law, of the amount of deposited securities at the time represented by the ADSs evidenced by that ADR. Any forwarding of share certificates, other securities, property, cash and other documents of title to the owner will be at the risk and expense of the owner.

      Subject to the terms and conditions of the deposit agreement and any limitations that may be established by the depositary and unless requested by TCP to cease doing so, the depositary may execute and deliver ADRs before receipt of preferred shares (which we refer to as a “pre-release”), may deliver those preferred shares upon receipt and cancellation of ADRs that have been pre-released, whether or not the cancellation is before the termination of that pre-release or the depositary knows that the ADR has been pre-released, and may receive ADRs in lieu of preferred shares in satisfaction of a pre-release.

      Each pre-release must be:

•	preceded or accompanied by a written representation and agreement from the person to whom the ADRs are to be delivered that the pre-release or its customer (1) owns the preferred shares or ADRs to be remitted, (2) assigns all beneficial right, title and interest in those preferred shares or ADRs to the depositary for the benefit of the owners and (3) agrees to hold those preferred shares or ADRs for the account of the depositary until their delivery upon the depositary’s request;

•	at all times fully collateralized with cash or U.S. government securities;

•	terminable by the depositary on not more than five business days’ notice; and

•	subject to such further indemnities and credit regulations as the depositary deems appropriate.

      The depositary will set limits on pre-release transactions to be entered into hereunder with any particular person on a case by case basis as the depositary deems appropriate. The collateral referred to in the second bullet point above will be held by the depositary for the benefit of the owner as security for the performance of the person to whom ADRs are to be delivered of its obligations to the depositary in connection with a pre-release transaction, including that person’s obligation to deliver preferred shares or ADRs upon termination of a pre-release transaction.

      The depositary will also limit the number of ADRs involved in pre-release transactions so that preferred shares not deposited but represented by ADSs outstanding at any time as a result of pre-releases will not exceed 30% of the ADSs outstanding (without giving effect to ADSs evidenced by ADRs outstanding as a result of the pre-release), but the depositary reserves the right to disregard that limit from time to time as it deems appropriate and may, with the prior written consent of TCP, change that limit for purposes of general application. The depositary may retain for its own account any compensation received by it in connection with the foregoing. Neither TCP nor the custodian will incur any liability to owners of ADRs as a result of these transactions.

PART SIX — SHAREHOLDER RIGHTS

Dividends, Other Distributions and Rights

      The depositary is required to convert into U.S. dollars, as promptly as practicable and, in any event, within one business day of receipt, all cash dividends or other distributions, net proceeds from the sale of securities, property or rights denominated in any currency other than U.S. dollars that it receives in respect of the deposited securities if permitted under applicable laws and the depositary determines that the conversion into U.S. dollars and transfer to the United States can be effected on a reasonable basis. If at the time of conversion, the resulting U.S. dollars can, pursuant to applicable law, be transferred out of Brazil for distribution, the depositary will as promptly as practicable distribute the amount received to the owner entitled thereto in proportion to the number of ADSs evidenced by that owner’s ADRs without regard to any distinctions among owners on account of exchange restrictions or otherwise. The amount distributed will be reduced by any amounts to be withheld by TCP, the depositary or the custodian, including amounts on account of any applicable taxes and certain other expenses.

      If conversion, transfer or distribution can be effected only with the approval or license of any government or agency thereof, the depositary will file as promptly as practicable an application for approval or license. However, the depositary will be entitled to rely upon Brazilian counsel in such matters, which counsel will be instructed to act as promptly as possible. If, pursuant to applicable law, any foreign currency received by the depositary or the custodian cannot be converted to U.S. dollars, or if any approval or license of any government or agency thereof that is required for the conversion is denied or, in the opinion of the depositary, cannot be promptly obtained at a reasonable cost, the depositary will, (1) as to the portion of the foreign currency that is convertible into U.S. dollars, make the conversion and, if permitted by applicable law, transfer the U.S. dollars to the United States and distribute them to the owners entitled thereto or, to the extent that the transfer is not permitted, hold such U.S. dollars for the benefit of the owners entitled thereto, uninvested and without liability for interest thereon and (2) as to the nonconvertible balance, if any, if requested in writing by an owner, distribute or cause the custodian to distribute the foreign currency (or an appropriate document evidencing the right to receive the foreign currency) received by the depositary or the custodian to that owner, and the depositary will hold or will cause the custodian to hold any amounts of nonconvertible foreign currency not distributed uninvested and without liability for the interest thereon for the respective accounts of the owners entitled to receive those amounts.

      If TCP declares a dividend in, or free distribution of, additional preferred shares with respect to the preferred shares represented by the ADSs, the depositary may, or will if TCP so requests, distribute as promptly as practicable to the owners of outstanding ADRs entitled thereto, in proportion to the number of ADSs evidenced by their ADRs, additional ADRs evidencing an aggregate number of ADSs that represents the number of preferred shares received as that dividend or free distribution, subject to the terms and conditions of the deposit agreement including the withholding of any tax or other governmental charge and the payment of fees of the depositary.

      The depositary may withhold any such distribution of ADRs if it has not received satisfactory assurances from TCP that the distribution does not require registration under the Securities Act or is exempt from registration under the provisions of the Securities Act. In lieu of delivering ADRs for fractional ADSs in the event of any dividend or free distribution, the depositary will sell the amount of preferred shares represented by the aggregate of those fractions and distribute the net proceeds in accordance with the deposit agreement. If additional ADRs are not so distributed, each ADSs will thereafter also represent the additional preferred shares distributed upon the deposited securities represented thereby.

      If TCP offers, or causes to be offered, to the holders of preferred shares any rights to subscribe for additional preferred shares or any rights of any other nature, the depositary, after consultation with TCP, will have discretion as to the procedure to be followed in making such rights available to owners or in disposing of those rights for the benefit of the owners and making the net proceeds available to the owners. If, by the terms of that rights offering or for any other reason, it would be unlawful for the depositary to either make the rights available to any owners or dispose of the rights and make the net proceeds available to those owners, then the

PART SIX — SHAREHOLDER RIGHTS

depositary will allow the rights to lapse. If at the time of the offering of any rights, the depositary determines in its discretion that it is lawful and feasible to make the rights available to all or certain owners, the depositary may, and at the request of TCP will, distribute to any owners to whom it determines the distribution to be lawful and feasible, in proportion to the number of ADSs held by those owners, warrants or other instruments therefor in such form as it deems appropriate.

      If the depositary determines that it is not lawful or feasible to make such rights available to all or certain owners, it may, and at the request of TCP, will use its best efforts that are reasonable under the circumstances to sell the rights, warrants or other instruments in proportion to the number of ADSs held by the owners to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of those sales for the account of those owners otherwise entitled to such rights, warrants or other instruments or an averaged or other practical basis without regard to any distinctions among the owners because of exchange restrictions or the date of delivery of any ADR or ADRs or otherwise. The depositary will not be responsible for any failure to determine that it may be lawful or feasible to make those rights available to owners in general or any owner or owners in particular.

      In circumstances in which rights would not otherwise be distributed, if an owner requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs of that owner, the depositary will promptly make such rights available to that owner upon written notice from TCP to the depositary that (1) TCP has elected in its sole discretion to permit the rights to be exercised and (2) the owner has executed such documents as TCP has determined in its sole discretion are reasonably required under applicable law. Upon instruction pursuant to those warrants or other instruments to the depositary from that owner to exercise such rights, upon payment by that owner to the depositary for the account of the owner of an amount equal to the purchase price of the preferred shares to be received in exercise of the rights, and upon payment of the fees of the depositary as set forth in those warrants or other instruments, the depositary will, on behalf of that owner, exercise the rights and purchase the preferred shares, and TCP will cause the preferred shares so purchased to be delivered to the depositary on behalf of that owner. As agent for that owner, the depositary will cause the preferred shares so purchased to be deposited, and will execute and deliver ADRs to that owner pursuant to the deposit agreement. Such a disposal of rights may reduce the owners’ proportionate equity interest in TCP.

      The depositary will not offer rights to owners having an address of record in the United States unless a registration statement under the Securities Act is in effect with respect to those rights and the securities to which the rights relate or unless the offering and sale thereof to those owners are exempt from registration under the Securities Act. However, TCP will have no obligation to file a registration statement under the Securities Act to make available to owners any right to subscribe for or to purchase any of the securities.

      Whenever the depositary receives any distribution other than cash, preferred shares or rights in respect of the deposited securities, the depositary will, as promptly as practicable, cause the securities or property received by it to be distributed to the owners entitled thereto, after deduction or upon payment of any fees and expenses of the depositary or any taxes or other governmental charges, in proportion to their holdings, respectively, in any manner that the depositary may deem equitable and practicable for accomplishing such distribution. However, if in the opinion of the depositary that distribution cannot be made proportionately among the owners entitled thereto, or if for any other reason (including, but not limited to, any requirement that TCP or the depositary withhold an amount on account of taxes or other governmental charges or that the securities must be registered under the Securities Act, in order to be distributed to owners) the depositary deems the distribution not to be feasible, the depositary may, after consultation with TCP, adopt such method as it may deem equitable and practicable for the purpose of effecting the distribution, including, but not limited to, the public or private sale of the securities or property received, or any part thereof, and the net proceeds of any such sale (net of the fees and expenses of the depositary) will be distributed by the depositary to the owners entitled thereto as in the case of a distribution received in cash.

PART SIX — SHAREHOLDER RIGHTS

      In connection with any distribution to owners, TCP will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld by TCP and owing to that authority or agency by TCP; and the depositary and the custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the depositary or custodian. If the depositary determines that any distribution of property other than cash (including preferred shares and rights to subscribe therefor) is subject to any tax or governmental charge that the depositary is obligated to withhold, the depositary may, by public or private sale, dispose of all or a portion of such property in the amounts and in manner as the depositary deems necessary and practicable to pay those taxes or governmental charges, and the depositary will distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes or governmental charges to the owners entitled thereto in proportion to the number of ADSs held by them, respectively.

      Upon any change in nominal or par value, or split-up, consolidation or any other reclassification of deposited securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting TCP or to which it is a party, any preferred shares or other securities that will be received by the depositary or the custodian in exchange for, in conversion of, or in respect of deposited securities will be treated as new deposited securities under the deposit agreement, and ADSs will thenceforth represent, in addition to the existing deposited securities, the right to receive the new deposited securities so received in exchange or conversion, unless additional ADRs are delivered pursuant to the following sentence. In any such case the depositary may, and will if TCP so requests, execute and deliver additional ADRs as in the case of a distribution in preferred shares, or call for the surrender of outstanding ADRs to be exchanged for new ADRs specifically describing the new deposited securities.

Record Dates

      Whenever any cash dividend or other cash distribution becomes payable, or whenever any distribution other than cash is made, or whenever rights are issued with respect to the deposited securities, or whenever for any reason the depositary causes a change in the number of preferred shares that are represented by each ADSs or whenever the depositary receives notice of any meeting of holders of preferred shares or other deposited securities, or whenever the depositary shall find it necessary or convenient, the depositary will fix a record date, which date shall, to the extent practicable, be either the same date as the record date fixed by TCP or, if different from the record date fixed by TCP, fixed after consultation with TCP, (1) for the determination of the owners who will be entitled to receive that dividend, distribution of rights or the net proceeds of the sale thereof or entitled to give instructions for the exercise of voting rights at any such meeting, or (2) on or after which such ADSs will represent the changed number of preferred shares, all subject to the provisions of the deposit agreement.

Voting of the Deposited Securities

      Preferred shares do not entitle their holders to vote on any matter presented to a vote of shareholders of TCP except as set forth under “— Description of TCP Capital Stock — Voting Rights — Preferred Shareholders,” which subsection is hereby incorporated by reference herein. Under those circumstances and if, in the future, the terms of the preferred shares are revised or amended to provide for voting rights, or if the preferred shares obtain voting rights pursuant to the Brazilian corporation law or any change in any other laws, rules, or regulations applicable to those shares or through any change in interpretation of those laws, the following will apply.

      As soon as practicable after receipt of notice of any meeting or solicitation of consents or proxies of holders of preferred shares or other deposited securities, if requested in writing by TCP, the depositary will mail to all owners a notice, the form of which notice will be in the sole discretion of the depositary, containing:

•	the information included in the notice of meeting received by the depositary from TCP (or a summary in English of the notice of the meeting);

PART SIX — SHAREHOLDER RIGHTS

•	a statement that the owners as of the close of business on a specified record date will be entitled, subject to any applicable provision of Brazilian law, the bylaws and the provisions of the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the preferred shares or other deposited securities represented by their respective ADSs; and

•	a statement as to the manner in which such instructions may be given, including an express indication that instructions may be given or deemed given in accordance with the last sentence of the next paragraph if no instruction is received, to the depositary to give a discretionary proxy to a person designated by TCP.

      Upon the written request of an owner on the record date received on or before the date established by the depositary for that purpose, the depositary will endeavor, insofar as practicable, to vote or cause to be voted the amount of preferred shares or other deposited securities represented by the ADSs evidenced by such ADRs in accordance with the instructions set forth in such request. The depositary may not itself exercise any voting discretion over any preferred shares. If the depositary does not receive instructions from an owner on or before the date established by the depositary for that purpose, the depositary will deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by TCP to vote the underlying preferred shares, provided that no such discretionary proxy will be given with respect to any matter as to which TCP informs the depositary that (1) TCP does not wish such proxy given, (2) substantial opposition exists or (3) the rights of holders of preferred shares will be materially and adversely affected. Under Brazilian law, the depositary may vote the preferred shares or other deposited securities represented by ADSs and evidenced by ADRs in accordance with the instructions of the owners even if those instructions differ among those owners.

      Owners are not entitled to attend meetings of shareholders. An owner wishing to do so must cancel its ADRs and obtain delivery of the underlying shares, registered in the name of that owner, before the record date for attendance at the meeting.

Reports and Other Communications

      The depositary will make available for inspection by owners at its Corporate Trust Office any reports and communications, including any proxy soliciting materials, received from TCP, which are both (1) received by the depositary as the holder of the deposited securities and (2) made generally available to holders of those deposited securities by TCP. The depositary will also send to owners copies of those reports when furnished by TCP pursuant to the deposit agreement. Any reports and communications furnished to the depositary by TCP will be furnished in English to the extent that those materials are required to be translated into English pursuant to any regulations of the U.S. Securities and Exchange Commission, or the SEC.

Amendment and Termination of the Deposit Agreement

      The form of the ADRs and any provision of the deposit agreement may at any time and from time to time be amended by agreement between TCP and the depositary in any respect that they may deem necessary or desirable. Any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that otherwise prejudices any substantial existing rights of owners, will not take effect as to the outstanding ADRs until the expiration of 30 days after notice of that amendment has been given to the owners of outstanding ADRs. Every owner and beneficial owner at the time that amendment becomes effective will be deemed, by continuing to hold that ADR, to consent and agree to the amendment and to be bound by the deposit agreement as amended thereby. In no event will any amendment impair the right of any owner to surrender its ADR and receive the preferred shares and other property represented thereby, except to comply with mandatory provisions of applicable law.

      The depositary will at any time at the direction of TCP terminate the deposit agreement by mailing a notice of termination to the owners then outstanding at least 30 days before the date fixed in the notice for

PART SIX — SHAREHOLDER RIGHTS

termination. The depositary may likewise terminate the deposit agreement by mailing a notice of termination to TCP and the owners, if at any time after 60 days have expired after the depositary has delivered written notice of its election to resign to TCP, a successor depositary has not been appointed and accepted its appointment in accordance with the terms of the deposit agreement. If any ADRs remain outstanding after the date of termination, the depositary thereafter will discontinue the registration of transfer of ADRs, will suspend the distribution of dividends to the holders thereof and will not give any further notices or perform any further acts under the deposit agreement, except for (1) the collection of dividends and other distributions pertaining to the deposited securities, (2) the sale of rights and other property and (3) the delivery of preferred shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADRs (after deducting, in each case, the fees of the depositary for the surrender of an ADR and other expenses set forth in the deposit agreement and any applicable taxes or governmental charges).

      At any time after the expiration of one year from the date of termination, the depositary may sell the deposited securities then held thereunder and hold uninvested the net proceeds of the sale, together with any other cash, unsegregated and without liability for interest, for the pro rata benefit of the owners that have not theretofore surrendered their ADRs. Those owners will then become general creditors of the depositary with respect to those net proceeds. After making such a sale, the depositary will be discharged from all obligations under the deposit agreement, except to account for net proceeds and other cash (after deducting, in each case, the fee of the depositary and other expenses set forth in the deposit agreement for the surrender of an ADR and any applicable taxes or other governmental charges) and certain indemnification obligations. Upon termination of the deposit agreement, TCP will also be discharged from all obligations thereunder, except for certain obligations to the depositary.

Charges of Depositary

      The depositary will charge (to the extent permitted by applicable law) any party depositing or withdrawing preferred shares or any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by TCP or an exchange of stock regarding the ADRs or deposited securities or a distribution of ADRs pursuant to the deposit agreement), whichever is applicable:

•	taxes and other governmental charges;

•	any registration fees that may from time to time be in effect for the registration of transfers of preferred shares generally on the register of TCP or the registrar and applicable to transfers of preferred shares to the name of the depositary or its nominee or the custodian or its nominee on the making of deposits or withdrawals under the deposit agreement;

•	cable, telex and facsimile transmission expenses expressly provided in the deposit agreement to be at the expense of owners or persons depositing preferred shares;

•	expenses incurred by the depositary in the conversion of foreign currency pursuant to the deposit agreement;

•	a fee not in excess of $5.00 per 100 ADSs (or portion thereof) for the execution and delivery of ADRs pursuant to the deposit agreement and the surrender of ADRs pursuant to the deposit agreement;

•	a fee for the distribution of proceeds of sales of securities or rights pursuant to the deposit agreement.

      The fee described in the last bullet point may be deducted from such proceeds and will be in an amount equal to the lesser of (1) the fee for issuance of ADSs referred to above that would have been charged as a result of the deposit of those securities (for purposes of this sentence treating all such securities as if they were preferred shares) or preferred shares received in exercise of rights distributed to them pursuant to the deposit

PART SIX — SHAREHOLDER RIGHTS

agreement, but which securities or rights are instead sold by the depositary and the net proceeds distributed and (2) the amount of those proceeds.

      The depositary, pursuant to the deposit agreement, may own and deal in any class of securities of TCP and its affiliates and in ADRs.

Liability of Owners or Beneficial Owners for Taxes or Other Charges

      If any tax or other governmental charge becomes payable by the custodian, the depositary or its nominee with respect to any ADR or any deposited securities represented by the ADSs evidenced by that ADR, that tax or other governmental charge will be payable by the owner or beneficial owner of ADR. The depositary may refuse to effect registration of transfer of the ADR or any split-up or combination thereof or any withdrawal of deposited securities underlying such ADR until that payment is made and may withhold any dividends or other distributions or may sell for the account of that owner or beneficial owner any part or all of the deposited securities underlying that ADR and may apply such dividends or distributions or the proceeds of any such sale in payment of any such tax or other governmental charge (and any taxes or expenses arising out of such sale) and the owner or beneficial owner of such ADR will remain liable for any deficiency.

Limitation on Execution, Delivery, Transfer and Surrender of ADRs

      The ADRs are transferable on the books of the depositary, provided that the depositary may close the transfer books after consultation with TCP to the extent practicable at any time or from time to time when deemed expedient by it in connection with the performance of its duties or at the request of TCP.

      As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR, the delivery of any distribution thereon or the withdrawal of deposited securities, the depositary, TCP, the custodian or the registrar may require payment from the depositor of preferred shares or the presenter of the ADR of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax, charge or fee with respect to preferred shares being deposited or withdrawn) and payment of any other applicable fees provided for in the deposit agreement. The depositary may refuse to deliver ADRs, register the transfer of any ADR or make any distribution of, or related to, the preferred shares until it has received such proof of citizenship, residence, exchange control approval, compliance with all applicable laws or regulations or other information as it may reasonably deem necessary or proper. The delivery, transfer, registration of transfer, split-up, combination and surrender of ADRs generally may be suspended or refused during any period when the transfer books of the depositary, TCP or the registrar are closed or if any such action is deemed necessary or advisable by the depositary or TCP, at any time or from time to time.

      The depositary will keep books, at its Corporate Trust Office, for the registration and transfer of ADRs, which at all reasonable times will be open for inspection by the owners, provided that inspection will not be for the purpose of communicating with owners in the interest of a business or object other than the business of TCP or a matter related to the deposit agreement or the ADRs.

      The depositary may upon notice to TCP appoint one or more co-transfer agents reasonably acceptable to TCP for the purpose of effecting transfers, combinations and split-ups of ADRs at designated transfer offices on behalf of the depositary. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by owners or persons entitled to ADRs and will be entitled to protection and indemnity to the same extent as the depositary.

Limitation of Liability

      Neither the depositary nor TCP nor any of their respective directors, employees, agents or affiliates will be liable to any owners or beneficial owners of ADRs if by reason of any provision of any present or future law or regulation of the United States, Brazil or any other country, or of any other governmental or regulatory

PART SIX — SHAREHOLDER RIGHTS

authority or stock exchange, or by reason of any provision, present or future, of the bylaws, or by reason of any act of God or war or other circumstance beyond its control, the depositary or TCP or any of their respective directors, employees, agents, or affiliates is prevented, delayed or forbidden from, or is subject to any civil or criminal penalty on account of, doing or performing any act or thing which by terms of the deposit agreement it is provided will be done or performed; nor will the depositary or TCP incur any liability to any owner or beneficial owner of any ADR by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the deposit agreement it is provided will or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for under the deposit agreement. Where, by the terms of a distribution pursuant to the deposit agreement, or an offering or distribution pursuant to the deposit agreement, or for any other reason, the depositary is prevented or prohibited from making such distribution or offering available to owners, and the depositary is prevented or prohibited from making such distribution or offering on behalf of such owners and making the net proceeds available to such owners, then the depositary, after consultation with TCP, will not make that distribution or offering, and will allow the rights, if applicable, to lapse.

      TCP and the depositary assume no obligation, nor will they be subject to any liability, under the deposit agreement to owners or beneficial owners of ADRs, except that they agree to perform their respective obligations specifically set forth under the deposit agreement without negligence or bad faith.

Governing Law

      The deposit agreement is governed by the laws of the State of New York.

PART SEVEN — ADDITIONAL INFORMATION FOR SHAREHOLDERS

PART SEVEN — ADDITIONAL INFORMATION FOR SHAREHOLDERS

Where You Can Find More Information

      TCP and TCO file annual reports on Form 20-F and furnish reports on Form 6-K with the SEC. You may read and copy any of these reports at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC. You may also obtain information about TCP and TCO at their website, www.vivo.com.br.

      TCP and TCO, as foreign private issuers, are exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and their officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act.

      TCP and TCO are subject to the informational requirements of the Brazilian securities commission and the Brazilian stock exchanges and file reports and other information relating to their business, financial condition and other matters with the CVM and the Brazilian stock exchanges. You may read these reports, statements and other information at the public reference facilities maintained in São Paulo. Some TCP and TCO filings with the CVM are also available at the website maintained by the CVM at http://www.cvm.gov.br.

      We have filed a registration statement on Form F-4 to register under the Securities Act the ADSs of TCP to be received in the merger of shares by holders of TCO preferred shares residing in the United States and holders of TCO ADSs. This document is part of the registration statement on Form F-4 and constitutes a prospectus of TCP. As allowed by the SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

      This prospectus incorporates by reference the documents listed in “Part Five: The Merger of Shares — Terms of the Merger of Shares — General.” You can obtain documents incorporated by reference in this prospectus, as well as the valuation reports described in “Part Five: The Merger of Shares — Valuation Reports,” through TCP, TCO or the SEC. These documents are available from TCP or TCO without charge. You may obtain these documents by requesting them in writing or by telephone at the appropriate address below:

Telesp Celular Participações S.A. Av. Roque Petroni Júnior, 1.464 – Morumbi 04707-000 – São Paulo, SP Brazil Telephone: 55-11-5105-1207	Tele Centro Oeste Celular Participações S.A. SCS – Quadra 2 – Bloco C, 226 Edifício Telebrasília Celular — 7[o] andar 70319-900 – Brasília, D.F. Brazil Telephone: 55-61-3962-7001

If you are a holder of TCO ADSs, you may also contact:

The Bank of New York

101 Barclay Street
New York, NY 10286
Telephone: 1-888-BNY-ADRS

Enforceability of Civil Liabilities Under U.S. Securities Laws

      We have been advised by our Brazilian counsel, Machado, Meyer, Sendacz e Opice Advogados, that a judgment of a U.S. court for civil liabilities predicated upon the federal securities laws of the United States,

PART SEVEN — ADDITIONAL INFORMATION FOR SHAREHOLDERS

subject to certain requirements described below, may be enforced in Brazil. A judgment against TCP, TCO, their respective directors and certain of their respective officers and advisors or any such person would be enforceable in Brazil without reconsideration, of the merits, upon confirmation of that judgment by the Brazilian federal supreme court. That confirmation generally will occur if the foreign judgment:

•	fulfills all formalities required for its enforceability under the laws of the country where the foreign judgment is granted;

•	is issued by a competent court after proper service of process is made in accordance with Brazilian legislation;

•	is not subject to appeal;

•	is authenticated by a Brazilian consular office in the country where the foreign judgment is issued and is accompanied by a sworn translation into Portuguese; and

•	is not contrary to Brazilian national sovereignty or public policy or “good morals.”

      However, you cannot be certain that this confirmation will be obtained or that it will be obtained in a timely manner. In addition, you cannot be certain that a Brazilian court would enforce a monetary judgment for violations of U.S. securities laws.

      We have been further advised by Machado, Meyer, Sendacz e Opice Advogados that original actions predicated on the federal securities laws of the United States may be brought in Brazilian courts and that Brazilian courts may enforce civil liabilities in such actions against each of TCP and TCO, its directors and certain of its officers and advisors.

      A plaintiff, whether Brazilian or non-Brazilian, who resides outside Brazil during the course of litigation in Brazil must provide a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil that may ensure such payment. This bond must have a value sufficient to satisfy the payment of court fees and defendant’s attorney’s fees, as determined by the Brazilian judge, except in the case of the enforcement of foreign judgments that have been duly confirmed by the Brazilian federal supreme court.

PART EIGHT — LEGAL AND REGULATORY MATTERS

PART EIGHT — LEGAL AND REGULATORY MATTERS

General

      We are not aware of any of the following:

•	any governmental license or regulatory permit that appears to be material to the businesses of the operating companies that might be adversely affected by the merger of shares;

•	except as described below, any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the completion of the merger of shares; or

•	any consent, waiver or other approval that would be required as a result of or in connection with the merger of shares, including but not limited to, any consents or other approvals under any licenses, concessions, permits and agreements to which TCP or TCO are a party that have not been obtained.

      Although the approval of the merger of shares by the CVM is not a condition to the merger of shares, on December 11, 2003, the CVM sent us a letter requiring a postponement of the extraordinary general meetings to approve the merger of shares to permit the CVM additional time to analyze the legality of the proposals for the merger of shares being submitted to the shareholders of our company and TCO, and we and TCO have rescheduled the meetings from December 22, 2003 to January 7, 2004. Although we affirm that the proposed merger of shares is legal and provides equitable treatment to TCP and TCO, we cannot predict the outcome of the CVM’s analysis of the transaction. See “Part Three: Risk Factors — Risks Relating to the Brazilian Telecommunications Industry and the Business — Certain holders of TCO’s preferred shares have presented complaints to the CVM, the Brazilian securities regulator, related to the terms of the merger of shares, and the CVM’s review is ongoing.”

      The approval of the NYSE of the listing of the ADSs of TCP to be delivered in connection with the merger of shares, for which we will apply, must be obtained for such shares to be traded by the holders thereof. However, this approval is not a condition to the completion of the merger of shares.

      Should any such approval or other action be required, we currently contemplate that such approval will be sought or such action will be taken, as the case may be.

      We are unable to predict whether it may be necessary to delay the completion of the merger of shares pending the outcome of any approval or other action. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions. In addition, we cannot assure you that if the approvals were not obtained or other actions were not taken, adverse consequences might not result to the businesses of the operating companies.

Legal Matters

      We will receive an opinion from Machado, Meyer, Sendacz e Opice Advogados with respect to the validity of the preferred shares of TCP to be issued in connection with the merger of shares.

Experts

      The following financial statements have been audited by Deloitte Touche Tohmatsu Auditores Independentes, independent accountants, as stated in their respective reports, which are included in this prospectus, and have been included in this prospectus in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing:

•	the consolidated financial statements of TCP and its consolidated subsidiaries as of December 31, 2001 and 2002 and for each of the three years in the period ended December 31, 2002, included in this prospectus;

•	the combined financial statements of Globaltelcom Telecomunicações S.A., Daini do Brasil S.A and GTPS S.A. Participações em Investimentos de Telecomunicações as of December 31, 2001 and for the

PART EIGHT — LEGAL AND REGULATORY MATTERS

period from February 6 to December 31, 2001 and January 1 to December 27, 2002, included in this prospectus;

•	the financial statements of Daini do Brasil S.A. as of and for the year ended December 31, 2001 and for the period from January 1 to December 27, 2002, included in this prospectus;

•	the financial statements of Global Telecom S.A. as of and for the year ended December 31, 2001 and for the period from January 1 to December 27, 2002, included in this prospectus; and

•	the financial statements of Global Telecom S.A. as of and for the year ended December 31, 2001, included in this prospectus.

      The consolidated financial statements of TCO as of December 31, 2001 and 2002 and for each of the three years in the period ended December 31, 2002 included in this prospectus, have been audited by Ernst and Young Auditores Independentes S.C., independent accountants, as set forth in their report thereon included therein. Such consolidated financial statements are included in this prospectus in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The financial statements of DDI do Brasil Ltda. (whose name was subsequently changed to Daini do Brasil S.A.) as of and for the years ended December 31, 1999 and 2000 and the financial statements of Global Telecom S.A. as of December 31, 2000 and for the years ended December 31, 1999 and 2000 included in this prospectus have been audited by KPMG Auditores Independentes, independent accountants, as stated in their reports, which are included therein, and have been included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

      With respect to the unaudited interim financial information of TCO for the period ended September 30, 2003 which is included in this prospectus, Deloitte Touche Tohmatsu Auditores Independentes have conducted a review in accordance with specific standards established by the Brazilian Institute of Independent Auditors (IBRACON), together with the Federal Accounting Council. However, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte Touche Tohmatsu Auditores Independentes are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

      We have not authorized any person to give any information or to make any representations in connection with the merger of shares other than the information contained in this prospectus and, if any person gives other information or makes a representation in connection with the merger of shares, that information or representation must not be relied on as having been authorized by us.

      This prospectus does not constitute an offer to any person in any jurisdiction in which an offer is unlawful. The offer is not being made to holders of shares in any jurisdiction in which the making or acceptance of the offer would not be in compliance with the laws of that jurisdiction. However, we may, in our sole discretion, take any action we may deem necessary to make the offer in any such jurisdiction and extend the offer to holders of shares in any jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer will be deemed to be made on our behalf by the dealer manager or one or more registered brokers or dealers licensed under the laws of the relevant jurisdiction.

      The delivery of this prospectus will not, under any circumstance, create an implication that our affairs have not changed since the date as of which information is furnished or since the date of this prospectus.

PART NINE — FINANCIAL STATEMENTS

PART NINE — FINANCIAL STATEMENTS

Definitions:

      BR CL — Accounting principles in accordance with Brazilian Corporate Law

      U.S. GAAP — Accounting principles generally accepted in the United States of America

PART NINE — FINANCIAL STATEMENTS

TELESP CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED BALANCE SHEETS
As of December 31, 2002 and September 30, 2003
(In thousands of Brazilian reais)

		December 31,	September 30,
	Note	2002	2003

			(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents		17,803	1,107,651
Trade accounts receivable, net	9	540,093	1,042,466
Receivable from subsidiaries and affiliates		16,256	23,139
Inventories		147,670	164,325
Recoverable taxes		225,445	357,581
Deferred income tax		173,323	248,248
Derivatives	14b	15,870	377,297
Prepaid expenses		26,379	131,203
Other current assets		6,287	28,723

Total current assets		1,169,126	3,480,633

NONCURRENT ASSETS:
Trade accounts receivable, net	9	11,867	—
Recoverable taxes		48,266	63,449
Deferred income tax		866,567	766,428
Derivatives	14b	1,738,242	874,036
Prepaid expenses		5,730	15,341
Other noncurrent assets		4,427	71,948

Total noncurrent assets		2,675,099	1,791,202

PERMANENT ASSETS:
Goodwill, net		722,693	1,919,044
Goodwill on merged subsidiary, net		66,710	60,390
Property, plant and equipment, net		4,778,114	5,106,794
Deferred assets, net		242,574	212,436
Other		69	294

Total permanent assets		5,810,160	7,298,958

Total assets		9,654,385	12,570,793

The accompanying notes are an integral part of these consolidated financial statements.

PART NINE — FINANCIAL STATEMENTS

TELESP CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED BALANCE SHEETS
As of December 31, 2002 and September 30, 2003
(In thousands of Brazilian reais)

		December 31,	September 30,
	Note	2002	2003

			(Unaudited)
LIABILITIES, SHAREHOLDERS’ EQUITY AND FUNDS FOR CAPITALIZATION
CURRENT LIABILITIES:
Payroll and related accruals		37,436	42,619
Trade accounts payable		470,785	850,897
Taxes payable		141,720	246,222
Loans and financing	10	2,068,070	2,494,112
Dividends and interest on shareholders’ equity		9,570	25,101
Reserve for contingencies	11	36,590	49,354
Derivatives	14b	83,183	295,269
Payables to subsidiaries and affiliates		103,557	20,996
Deferred pre paid services revenue		—	124,476
Other liabilities	12	71,909	42,385

Total current liabilities		3,022,820	4,191,431

NONCURRENT LIABILITIES:
Loans and financing	10	2,392,731	3,273,353
Reserve for contingencies	11	100,275	147,337
Taxes payable		118,720	161,163
Derivatives	14b	—	4,524
Other liabilities	12	7,979	546
Provision for pension plan		1,750	2,210

Total noncurrent liabilities		2,621,455	3,589,133

MINORITY INTEREST		—	1,241,415
SHAREHOLDERS’ EQUITY:
Capital stock		4,373,661	4,373,661
Capital reserve		1,067,796	1,067,796
Accumulated deficit		(1,431,500)	(1,892,922)

Total shareholders’ equity		4,009,957	3,548,535

Funds for capitalization		153	279

SHAREHOLDERS’ EQUITY AND FUNDS FOR CAPITALIZATION		4,010,110	3,548,814

Total liabilities and shareholders’ equity		9,654,385	12,570,793

The accompanying notes are an integral part of these consolidated financial statements.

PART NINE — FINANCIAL STATEMENTS

TELESP CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF LOSS
For the Nine-month Periods Ended September 30, 2002 and 2003
(In thousands of Brazilian reais — except per share amounts)

		Nine-month Period Ended
		September 30,

	Note	2002	2003

		(Unaudited)	(Unaudited)
NET OPERATING REVENUE	3	2,481,228	4,169,036
COST OF SERVICES AND GOODS	4	(1,188,068)	(2,070,921)

GROSS PROFIT		1,293,160	2,098,115
OPERATING EXPENSES:
Selling expenses	5	(454,311)	(938,932)
General and administrative expenses	6	(254,914)	(392,871)
Other net operating income (expenses)	7	(52,267)	2,205

OPERATING INCOME BEFORE EQUITY IN LOSSES OF UNCONSOLIDATED AFFILIATE AND NET FINANCIAL EXPENSES		531,668	768,517
EQUITY IN LOSSES OF UNCONSOLIDATED AFFILIATE		(540,602)	—
NET FINANCIAL EXPENSES	8	(448,968)	(843,017)

OPERATING LOSS		(457,902)	(74,500)
Net nonoperating income (expenses)		10,593	(4,908)

LOSS BEFORE INCOME TAXES AND MINORITY INTEREST		(447,309)	(79,408)
Income taxes		(113,428)	(228,426)
Minority interest		—	(154,943)

NET LOSS		(560,737)	(462,777)

Shares outstanding at September 30 (thousands)		1,171,784,352	1,171,784,352

Loss per thousand shares		(0.4785)	(0.3360)

The accompanying notes are an integral part of these consolidated financial statements.

PART NINE — FINANCIAL STATEMENTS

TELESP CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
For the Nine-month Period Ended September 30, 2003
(In thousands of Brazilian reais)

	Capital	Capital	Accumulated
	Stock	Reserve	Deficit	Total

BALANCES AT DECEMBER 31, 2002	4,373,661	1,067,796	(1,431,500)	4,009,957
Expired dividends — declared in 1999 (unaudited)	—	—	1,355	1,355
Net loss (unaudited)	—	—	(462,777)	(462,777)

BALANCES AT SEPTEMBER 30, 2003 (unaudited)	4,373,661	1,067,796	(1,892,922)	3,548,535

The accompanying notes are an integral part of these consolidated financial statements.

PART NINE — FINANCIAL STATEMENTS

TELESP CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
For the Nine-month Periods Ended September 30, 2002 and 2003
(In thousands of Brazilian reais)

	Nine-month Period Ended
	September 30,

	2002	2003

	(Unaudited)	(Unaudited)
SOURCES OF FUNDS:
From operations:
Net loss	(560,737)	(462,777)
Items not affecting working capital	777,783	1,101,050

Equity in losses of unconsolidated affiliate	540,602	—
Depreciation and amortization	480,758	884,923
Monetary and exchange variations on noncurrent items, net	(261,692)	101,035
Net book value of property, plant and equipment and investments sold	11,654	10,947
Provision for (reversal of) contingencies	6,362	(57,306)
Reserve for pension plan	99	460
Deferred taxes	—	6,048
Minority Interest	—	154,943

Total from operations	217,046	638,273
From shareholder’s equity:
Capital increase	2,403,356	—
From third parties:
Loans and financing	—	938,767
Other sources:
Non current taxes payable	—	40,268
Transfer of noncurrent to current assets	128,544	752,964
Expired dividends	4,715	1,355
Effect on working capital arising from consolidation of TCO	—	744,648

Total sources	2,753,661	3,116,275

USES OF FUNDS
Property, plant and equipment	193,330	256,334
Transfer of noncurrent to current liabilities	559,017	153,111
Acquisition of TCO	—	1,538,593
Advanced for future capital increases	2,630,270	—
Increase in deferred assets	46,642	65
Other investments		(720)
Non current ICMS recoverable	—	1,931
Deferred expenses and other assets	—	24,065

Total uses	3,429,259	1,973,379

(Decrease) increase in working capital	(675,598)	1,142,896

Represented by:
Current assets	52,986	2,311,507

Beginning of period	947,145	1,169,126
End of period	1,000,131	3,480,633
Current liabilities	728,584	1,168,611

Beginning of period	1,319,769	3,022,820
End of period	2,048,353	4,191,431

(Decrease) increase in working capital	(675,598)	1,142,896

The accompanying notes are an integral part of these consolidated financial statements.

PART NINE — FINANCIAL STATEMENTS

TELESP CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine-month Periods Ended September 30, 2002 and 2003
(In thousands of Brazilian reais)

	Nine-month Period Ended
	September 30,

	2002	2003

	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES:
Net cash provided by operating activities	824,242	871,052

INVESTING ACTIVITIES
Additions to property, plant and equipment	(193,330)	(256,334)
Additions to deferred assets	(46,642)	(65)
Advances for future capital increases	(2,630,270)	—
Acquisition of TCO, net of cash acquired of R$ 212,224	—	(1,077,171)
Cash received on marketable securities	—	760,426
Other	—	669

Net cash used in investing activities	(2,870,242)	(572,475)

FINANCING ACTIVITIES
Loans repaid	(3,307,994)	(2,470,659)
New loans obtained	2,885,942	3,346,836
Dividends and interest on capital	(10,390)	(84,906)
Capital increase	2,403,356	—

Net cash provided by financing activities	1,970,914	791,271

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(75,086)	1,089,848
CASH AND CASH EQUIVALENTS:
At the beginning of the period	81,506	17,803

At the end of the period	6,420	1,107,651

The accompanying notes are an integral part of these consolidated financial statements.

PART NINE — FINANCIAL STATEMENTS

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

1.     Operations and Presentation of Financial Statements

      The consolidated financial statements include the accounts of Telesp Celular Participações S.A. and its subsidiaries (“TCP” or the “Company”). Intercompany transactions and balances have been eliminated. The consolidated financial statements include:

•	As of September 30, 2003, balances and transactions of the subsidiaries Telesp Celular S.A. (“TC”) and Global Telecom S.A. (“GT”) (which became a subsidiary on December 27, 2002), of Tele Centro Oeste Celular Participações S. A. and its subsidiaries (“TCO”), which became a subsidiary on April 25, 2003, and of the indirect subsidiaries Telesp Celular International Ltd. and Telesp Celular Overseas. TCO’s results of operations have been included as from April 25, 2003.

•	As of September 30, 2002, balances and transactions of the subsidiary TC and indirect subsidiaries Telesp Celular International Ltd. and Telesp Celular Overseas. GT’s results for this period are reflected in the statement of loss under the equity method.

      In the Company’s opinion, all adjustments necessary for a fair presentation of the unaudited results of operations for the nine month periods ended September 30, 2003 and 2002, are included. All such adjustments are accruals of a normal and recurring nature. The results of operations for the period ended September 30, 2003 are not necessarily indicative of the results of operations to be expected for the full year. The accompanying consolidated financial statements are unaudited and should be read in conjunction with the consolidated financial statements for the year ended December 31, 2002, as appearing in Annex AA to this prospectus.

      The presentation of the consolidated financial statements is consistent with the presentation of the published financial statements of the Company in Brazil, from which the financial information was extracted, except for certain reclassifications and changes in terminology within the consolidated balance sheets and the consolidated statements of loss which have been made to conform the previously published financial statements to the presentation included herein. The financial statements as of September 30, 2002 have been reclassified, where applicable, for comparability.

Merger of the Holding Companies of GT

      On December 27, 2002, the Company purchased the remaining 51% of the outstanding common stock (17% of total capital) of the holding companies Daini do Brasil S.A., Globaltelcom Telecomunicações S.A. and GTPS S.A. Participações em Investimentos de Telecomunicações which together held 100% of the capital stock of Global Telecom S.A.

      As of March 31, 2003, the Company, seeking to minimize administrative and financial costs, merged these holding companies into Global Telecom S.A. With this operation, the Company became the direct owner of Global Telecom S.A.

Acquisition of Tele Centro Oeste Participações S.A. (“TCO”)

      On April 25, 2003, under the terms of the Preliminary Contract for Purchase and Sale of Shares and of the Contract for Purchase and Sale of Shares, the Company acquired 61.10% of the voting capital and 20.37% of the total capital of TCO. The purchase price amounted to approximately R$ 1,505.6 million, equivalent to R$ 19.48719845 per thousand common shares, of which approximately R$ 1,256.4 million was paid to sellers

PART NINE — FINANCIAL STATEMENTS

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

as of the date of these financials statements, and the remaining balance will be paid in installments under the terms and conditions of the final contract. Additionally, the Company paid R$ 23.5 million to acquire a future obligation by TCO to issue capital stock to its previous owner and incurred costs directly related to the acquisition in the amount of R$ 9.5 million. This obligation was originally recorded by TCO as a capital reserve of R$ 25.4 million.

      The Company recorded goodwill amounting to R$ 1,247,961 based on the expectation of future profitability (R$ 1,123,419, to be amortized over ten years), appreciation of the TCO operating license (R$ 89,459 to be amortized over the remaining license period) and asset appreciation of property, plant and equipment (R$ 35,083, to be amortized over the remaining useful lives of these properties). The Company began to amortize the goodwill in May 2003.

      TCO is the controlling shareholder of operators Telegoiás Celular S.A., Telemat Celular S.A., Telems Celular S.A., Teleron Celular S.A. and Teleacre Celular S.A. and owns 100% of Norte Brasil Telecom S.A. These companies provide, through authorizations or concessions, wireless communication services in the States of Goiás, Tocantins, Mato Grosso, Mato Grosso do Sul, Rondônia, Acre, Amazonas, Roraima, Amapá, Pará and Maranhão, including related services.

      In accordance with Brazilian corporate law, TCP was required to make a tender offer for the acquisition of the voting minority shareholders of TCO. The price per share to be offered was equal to 80% of the price paid to the controlling shareholders, representing R$ 16.58 per thousands of common share. (Note 16)

      After the conclusion of the acquisition and public tender offer, TCP intends to exchange its shares for the outstanding TCO common preferred shares. The exchange ratio offered will be 1.27 shares of TCP for each share of TCO; in the U.S. market, under the American Depositary Receipts (ADRs) program, the exchange ratio will be 1.524 ADRs of TCP for each ADR of TCO.

      The acquisition of TCO is subject to approval of Brazilian antitrust authorities.

PART NINE — FINANCIAL STATEMENTS

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table summarize the book values of the assets acquired and liabilities assumed at the date of acquisition:

April 25, 2003

(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	212,224
Trade accounts receivable, net	227,294
Marketable securities	760,426
Other current assets	158,429
NONCURRENT ASSETS	100,877
PERMANENT ASSETS:
Goodwill	7,910
Property, plant and equipment, net	878,338
Deferred assets, net	30,006
CURRENT LIABILITIES:
Trade accounts payable	(111,221)
Loans and financing	(273,030)
Other liabilities	(229,480)
NONCURRENT LIABILITIES:
Loans and financing	(266,100)
Reserve for contingencies	(106,876)
Other liabilities	(10,156)
MINORITY INTEREST	(24,917)

NET ASSETS	1,353,724
RESERVE FOR FUTURE CAPITAL ISSUANCE	(72,191)

NET ASSETS ACQUIRED	1,281,533

PARTICIPATION OF NET ASSETS ACQUIRED	265,149
ACQUISITION OF RESERVE FOR FUTURE CAPITAL ISSUANCE	25,483
GOODWILL	1,247,961

TOTAL CONSIDERATION PAID	1,538,593

2.     Summary of Principal Accounting Practices

      The consolidated financial statements have been prepared in accordance with accounting practices in accordance with Brazilian corporate law, standards applicable to concessionaires of public telecommunication services, and accounting standards and procedures established by the Brazilian Securities Commission (CVM).

      The principal accounting practices adopted by the Company and its subsidiaries in the preparation of the quarterly financial statements as of September 30, 2003 are the same as those described in the consolidated financial statements and for the year ended December 31, 2002, except for a change in accounting principle

PART NINE — FINANCIAL STATEMENTS

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

related to prepaid services. Prior to January 1, 2003, revenues from prepaid services were recognized on a cash basis with the related costs estimated and accrued based on past gross margins. Effective January 1, 2003, the Company began to defer prepaid service revenue and amortize the deferred revenue based on subscriber airtime usage. The cumulative net effect of this change, amounting to approximately R$ 54 million, net of tax effects, was recorded as an increase in the Company’s net loss on January 1, 2003. The cumulative effect of this change in accounting principle has been recorded in the related line items of the Company’s consolidated statement of loss for the nine-month period ended September 30, 2003.

      Additionally, starting January 1, 2003, the Company reduced the useful life of handsets loaned from 36 months to 18 months, in order to better match the terms of the related lease contracts. The effect of this change in accounting estimate resulted on increase in an depreciation expense of R$ 29,750 for the nine-month period ended September 30, 2003.

3.     Net Operating Revenue

	Nine-month Periods Ended
	September 30,

	2002	2003

	(Unaudited)	(Unaudited)
Monthly subscription charges	718,967	1,017,454
Use of network	856,039	1,398,224
Roaming charges	36,634	33,926
Additional call charges	43,228	46,651
Interconnection	986,522	1,765,632
Other services	29,586	163,421

Total gross revenue from services	2,670,976	4,425,308
Value-added tax on sales and services — ICMS	(406,199)	(668,316)
Employees’ profit participation program — PIS/Social contribution on billing — COFINS	(97,354)	(126,741)
Service tax — ISS	(57)	(470)
Discounts granted	(3,764)	(101,249)

Net operating revenue from services	2,163,602	3,528,532

Sale of handsets and accessories	479,504	988,951
Value-added tax on sales and services — ICMS	(39,364)	(106,848)
Employees’ profit participation program — PIS/Social contribution on billing — COFINS	(13,523)	(28,354)
Discounts granted	(93,164)	(176,642)
Returns of goods	(15,827)	(36,603)

Net operating revenue from sales of handsets and accessories	317,626	640,504

Total net operating revenue	2,481,228	4,169,036

      There are no customers which contributed more than 10% of gross operating revenues in September 2002 and 2003, except for Telecomunicações de São Paulo S.A. — TELESP, a related party. Telecomunicações de

PART NINE — FINANCIAL STATEMENTS

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

São Paulo S.A. — TELESP is the fixed service provider for the Company’s area and contributed approximately 26.26% and 19.98% of the total gross revenue for the period ended September 30, 2002 and 2003, respectively, mainly in relation to network usage charges.

4.     Cost of Services and Goods

	Nine-month Periods Ended
	September 30,

	2002	2003

	(Unaudited)	(Unaudited)
Personnel	(19,874)	(32,978)
Outside services	(83,226)	(128,585)
Leased lines	(55,187)	(78,885)
Rent, insurance, condominium fees	(59,231)	(66,504)
Interconnection	(172,775)	(246,742)
Taxes and contributions	(4,176)	(55,497)
Depreciation and amortization	(409,766)	(641,310)
Cost of products sold	(380,202)	(811,617)
Other	(3,631)	(8,803)

Total	(1,188,068)	(2,070,921)

5.     Selling Expenses

	Nine-month Periods Ended
	September 30,

	2002	2003

	(Unaudited)	(Unaudited)
Personnel	(59,227)	(98,712)
Supplies	(5,941)	(10,584)
Outside services(i)	(201,222)	(489,079)
Rent, insurance, condominium fees	(11,460)	(21,879)
Taxes and contributions	(68,248)	(79,393)
Depreciation and amortization	(24,039)	(81,469)
Allowance for doubtful accounts	(57,435)	(72,150)
Other	(26,739)	(85,666)

Total	(454,311)	(938,932)

(i)	Outside services include advertising costs of R$ 50,402 and, R$ 139,296 in 2002 and 2003, respectively.

PART NINE — FINANCIAL STATEMENTS

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.     General and Administrative Expenses

	Nine-month Periods Ended
	September 30,

	2002	2003

	(Unaudited)	(Unaudited)
Personnel	(39,870)	(76,149)
Supplies	(1,840)	(4,097)
Outside services	(154,886)	(199,848)
Rent, insurance, condominium fees	(14,305)	(27,270)
Taxes and contributions	(3,300)	(3,704)
Depreciation and amortization	(40,634)	(75,047)
Other	(79)	(6,756)

Total	(254,914)	(392,871)

7.     Other Net Operating Income (Expenses)

	Nine-month Periods Ended
	September 30,

	2002	2003

	(Unaudited)	(Unaudited)
Late fees and penalties	12,491	24,468
Recovered expenses	717	2,494
Reserve for contingencies, net of reversal	(49,331)	48,410
Goodwill amortization	(6,319)	(63,350)
Amortization of preoperating expenses	—	(23,747)
Taxes other than on income	(17,961)	(35,334)
Trade discount	—	46,307
Other	8,136	2,957

Total	(52,267)	2,205

PART NINE — FINANCIAL STATEMENTS

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.     Net Financial Expenses

	Nine-month Periods Ended
	September 30,

	2002	2003

	(Unaudited)	(Unaudited)
Income:
Financial income	48,511	199,473
Exchange variation	503,640	909,560
Gains on derivatives	2,529,877	—

Total	3,082,028	1,109,033

Expense:
Financial expenses	(194,477)	(638,497)
Monetary/exchange variations	(3,336,519)	(449,424)
Loss on derivatives	—	(864,129)

Total	(3,530,996)	(1,952,050)

Net financial expenses	(448,968)	(843,017)

9.     Trade Accounts Receivable, Net

      The composition of accounts receivables is as follows:

	December 31,	September 30,
	2002	2003

		(Unaudited)
Unbilled amounts from services rendered	111,206	238,468
Billed amounts	212,575	341,215
Interconnection	143,899	352,390
Products sold	204,415	254,627
Allowance for doubtful accounts	(120,135)	(144,234)

Total	551,960	1,042,466

Current	540,093	1,042,466
Noncurrent	11,867	—

      Noncurrent receivables refer to receivables from sales of “Peg&Fale” (take and talk) sets. These receivables are realized through additional airtime purchases by “Peg&Fale” service customers and are shown net of the allowance for doubtful accounts, estimated based on past additional airtime purchases.

PART NINE — FINANCIAL STATEMENTS

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Changes in the allowance for doubtful accounts are as follows:

	Nine-month Periods Ended
	September 30,

	2002	2003

	(Unaudited)	(Unaudited)
Balance at January 1,	103,642	120,135
Provision for doubtful accounts charged to selling expenses	57,435	72,150
Impact of initial consolidation of TCO	—	29,597
Write-offs	(41,950)	(77,648)

Ending balance	119,127	144,234

10.	Loans and Financing

a)	Composition of Debt

			December 31,	September 30,
Description	Currency	Annual Interest — %	2002	2003

				(Unaudited)
Financial institutions:
Letter of credit	US$	13 to 17	—	84,471
Compror	US$	5 to 16.83	57,560	19,041
BNDES	R$	TJLP + 3.5 to 4	—	181,678
		TJLP + 4
Finem — BNDES	UMBNDES	+ 3.6	698,697	568,747
Finimp	US$	3.35 to 3.45 + Libor	—	22,662
Finimp	US$	2 to 7 + Libor	—	44,111
Resolution No. 63	US$	5.0 to 16.83	—	1,049,635
Resolution No. 63		¥1.05	—	88,387
Resolution No. 2,770	US$	US$ + 7.41 in average	—	2,623
Brazilian Short-term financings	R$	110 to 118 of CDI	427,000	—
Brazilian Short-term financings	US$	23.7 to 31.5	371,547	—
Debentures	R$	104.6% of CDI	—	506,750
BNDES	UMBNDES	Funding rate + 3.5	—	17,132
Export Development Corporation — EDC	US$	3.90 to 5.0 + Libor	—	151,631
Floating rate notes	US$	6.75	—	438,510
Suppliers:
NEC do Brasil	US$	7.30	28,721	19,803

PART NINE — FINANCIAL STATEMENTS

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

			December 31,	September 30,
Description	Currency	Annual Interest — %	2002	2003

				(Unaudited)
Affiliated companies:
Commercial Paper	US$	9.5	1,130,656	350,808
Resolution No. 4,131		€7.0 + Euribor	—	152,127
Resolution No. 4,131	US$	13.25	—	263,106
Floating rate notes		€7.0 + Euribor	1,704,845	1,420,105
Financing related to acquisition of TCO	R$	108 to 117 of CDI	—	294,278
Other	R$	FGV Column 20	—	1,941
Accrued interest			41,775	89,919

Total			4,460,801	5,767,465

Current			2,068,070	2,494,112
Noncurrent			2,392,731	3,273,353

      TJLP — Brazilian long-term interest rate.

      UMBNDES — BNDES monetary unit based on the average cost of the BNDES’s currency basket. The currency basket is a bundle of BNDES debt obligation in foreign currency.

      CDI — Interbank interest rate.

      FGV — Column — inflation index calculated by Fundação Getúlio Vargas.

b)	Repayment Schedule

      The long-term portion of loans and financing matures as follows:

September 30,
Year	2003

(Unaudited)
2004	1,943,052
2005	314,195
2006	153,448
2007	352,317
2008	510,341

Total	3,273,353

c)	Additional Information

•	As of September 30, 2003, GT was not in compliance with the financial result, debt service coverage and ratio of stockholders’ equity over assets covenants related to a loan from the National Bank for Economic and Social Development (BNDES), the balance of which was R$ 278,894 (R$ 336,447 in 2002). No adjustment has been made in these financial statements since waivers on noncompliance with these covenants have been obtained covering a period of one year from December 31, 2002.

PART NINE — FINANCIAL STATEMENTS

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	TC’s loans and financing in local currency includes R$ 296,878 at September 30, 2003 (R$ 371,045 in 2002), which represent liabilities to BNDES and are secured by customer receivables.

•	TCO’s loans and financing in local currency includes R$ 199,788 at September 30, 2003 of liabilities to BNDES. In the event of default, the BNDES loans are secured by TCO’s receivables and TCO is required to pledge CDBs (Bank Deposit Certificates) in the amount of the installments due.

•	TCO has loans with the BNDES and with the Export Development Corporation (EDC), the balances of which at September 30, 2003 were R$ 199,788 and R$ 154,276, respectively. As of the date of these financial statements, TCO was in compliance with all loan covenants related to these loans.

•	The Company entered into derivatives contracts to protect against the currency risk on foreign currencies denominated loans, as described in Note 14.

11.	Reserve for Contingencies

      The Company and its subsidiaries are parties to certain lawsuits involving labor, tax and civil matters. Management has recognized reserves for cases in which the likelihood of an unfavorable outcome is considered probable by its legal counsel.

      Components of the reserves are as follows:

	December 31,	September 30,
	2002	2003

		(Unaudited)
ICMS on activation fees and other services (b.1)	86,120	36,346
PIS/COFINS (b.2)	20,280	32,162
Additional per call and roaming (c.1)	15,077	3,770
Taxes on fringe benefits (b.3)	4,261	4,675
Loans from TELEBRÁS (c.2)	—	92,194
Other	11,127	27,544

Total	136,865	196,691

Current	36,590	49,354
Noncurrent	100,275	147,337

      The changes in the reserve for contingencies are as follows:

	Nine-month Periods Ended
	September 30,

	2002	2003

	(Unaudited)	(Unaudited)
Balance at January 1,	109,508	136,865
Additional provision, net of reversal	49,331	(48,410)
Monetary variation	—	2,782
Payments, net of reclassifications	(8,697)	(1,422)
Impact of initial consolidation of GT and TCO	—	106,876

Total	150,142	196,691

PART NINE — FINANCIAL STATEMENTS

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

a.	Potential Litigation

      Telebrás and Telesp, the legal predecessors of the Company and Telesp Celular S.A., respectively, are defendants in a number of legal proceedings and subject to certain other claims and contingencies. Liability for any claims arising out of acts committed by Telesp prior to the effective date of the spin-off of Telesp’s cellular assets and liabilities to Telesp Celular S.A. remains the responsibility of Telesp, except for those liabilities for which specific accounting provisions have been assigned to Telesp Celular S.A. Any claims against Telesp which are not satisfied by Telesp could result in claims against Telesp Celular S.A. to the extent that Telesp Celular S.A. has received assets which might have been used to settle those claims had they not been spun off from Telesp. Under the terms of the breakup of Telebrás, the liability for any claims arising out of acts committed by Telebrás prior to the effective date of the breakup remains the responsibility of Telebrás, except for labor and tax claims (in which case Telebrás and the New Holding Companies are jointly and severally liable) and any liability for which specific accounting provisions have been assigned to the Company. Creditors of Telebrás may challenge this allocation of liability. Management believes that the chances of any such claims materializing and having a material adverse financial effect on the Company are remote and, therefore, no provision has been recorded.

b.	Tax Claims

b.1	ICMS on Activation Fees and Other Services

      On June 19, 1998, the Revenue Secretaries of the individual Brazilian states approved an agreement interpreting existing Brazilian tax law and broadening the application of the ICMS, a State value-added tax, to cover not only telecommunication services but also other services, including cellular activation fees, which had not been previously subject to such tax. Pursuant to this new interpretation of tax law, the ICMS tax may be applied retroactively for such services rendered during the last five years.

      Management believes that the attempt by the State Revenue Secretaries to extend the scope of ICMS tax to services which are supplementary to basic telecommunication services is unlawful because: (a) the State Secretaries acted beyond the scope of their authority, (b) their interpretation would subject certain services to taxation which are not considered telecommunication services, and (c) new taxes may not be applied retroactively. In addition, the Company believes that Telecomunicações de São Paulo S.A. — TELESP, the legal predecessor of TC, and the companies that are predecessors of the operators controlled by TCO would be liable for any obligation in connection with any claim arising out of the retroactive application of the ICMS tax on activation fees for periods prior to 1998.

      In connection with a lawsuit filed by Teleamazon Celular, another wireless operating company, the Higher Justice Court (Superior Tribunal de Justiça) issued a final decision, ruling that the ICMS tax could not be assessed on activation fees. Based on this decision, the activation fees of Teleamazon Celular are not classified as a telecommunication service and therefore, are not be subject to the ICMS as required by the state public finance authorities. Based on this decision and the opinion of Company’s legal counsel, the Company reversed reserves related to ICMS on activation fees amounting to R$ 68,516 that were recorded on December 31, 2002.

      In the period from August 1999 to December 2001, GT was granted a tax benefit which reduced ICMS payable in the State of Santa Catarina, according to article 7 of the ICMS tax regulations/ Santa Catarina. However, article 30 of the regulations provides for the reversal of credits in excess of benefits used. The reserve recorded as of September 30, 2003 was R$ 8,295 (R$ 4,800 as of December 31, 2002).

PART NINE — FINANCIAL STATEMENTS

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      TC, based on the opinion of its legal counsel, recorded a provision in the amount of R$ 28,051 (R$ 12,804 in 2002) related to ICMS on handsets sold for which an unfavorable outcome is probable.

b.2	PIS/COFINS (Taxes on Revenue)

      TC and TCO are parties to two lawsuits: the first challenges the increase in the COFINS rate and the second the change in the calculation basis of PIS and COFINS. Amounts for the COFINS rate increase have been totally accrued while the effect of the expansion of the PIS and COFINS calculation basis has not been accrued, based on legal counsel’s opinion as to the chances of success in that litigation.

      The amount reserved as of September 30, 2003 was R$ 32,162 (R$ 20,280 as of December 31, 2002).

b.3.	Taxes on Fringe Benefits

      The company, based on the opinion of its legal counsel, has recorded a provision in the amount of R$ 4,675 (R$ 4,261 in 2002) related to income taxes on fringe benefits for which an unfavorable outcome is probable.

b.4.	Tax Credits

      Under certain conditions, Brazilian law permits companies to benefit from tax credits related to the amortization of goodwill. Despite this fact, an action was filed on December 16, 1999 against ANATEL and the holding companies created as a result of the Breakup of Telebrás, including TCP, that have undergone a corporate restructuring to recognize tax credits to offset premiums paid by their controlling shareholders at the time of their acquisition. Based on the opinion of external legal counsel, an unfavourable outcome related to this action is possible. On September 30, 2003 the total benefit utilized from tax credits related to the amortization of goodwill was R$ 298,924 (R$ 219,904 on December 31, 2002).

c.	Other Matters

c.1. Additional per Call and Roaming

      The Company is involved in judicial processes resulting from the charge for additional per call (AD) and roaming (DSL-I) related to certain alternative service plans. The amount of the provision at September 30, 2003 was R$ 3,770 (R$ 15,077 on December 31,2002). Telesp Celular has already suspended the billing of “AD” and “DSL-I” in the intra-area region.

c.2. Loans from TELEBRÁS

      This item corresponds to original loans from Telecomunicações Brasileiras S.A. — TELEBRÁS, that, according to Attachment II to the Spin-off Report dated February 28, 1998, approved by the Shareholders’ Meeting held in May 1998, and in the opinion of the TCO’s management, should be allocated to the respective controlling companies of Telegoiás and Telebrasília Celular S.A. Based on management’s understanding that there was an error in the allocation of the loans upon the spin-off, TCO suspended payment on the loans and is restating the loans based on the general market price index (IGP-M) plus 6% in annual interest.

      In June 1999, TCO filed a lawsuit claiming that all assets corresponding to these loans and financing liabilities are owned by TCO, as well as the accessory items of these assets, and also claiming for indemnities for the installments paid. In November 1999, management decided to transfer to the holding company the

PART NINE — FINANCIAL STATEMENTS

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

liability arising from the loan originally payable to Telecomunicações Brasileiras S.A. — TELEBRÁS, since the liability was absorbed in the spin-off process. On August 1, 2001, a court decision was made dismissing the TCO’s claims in the declaratory action; however, on October 8, 2001, TCO filed an appeal, which has not yet been judged.

      In the opinion of the Company’s legal counsel, the chances of an unfavorable outcome regarding these contingencies is probable as to the merit of the claim and possible as to the restatement index. The Company has recorded an accrual amounting to R$ 92,194 representing the original loan amount, restated for IGP-M plus 6% in annual interest. The difference between the original contractual rates and the restatement index used to estimated the accrual amounted to R$ 35,205 as of September 30, 2003 has not been recorded.

c.3. Ownership of the Caller ID

      TCP together with other Brazilian mobile telecommunications operators, were summoned to defend in a legal action filed by Lune Projetos Especiais Telecomunicação Comércio Ind. Ltda., or Lune, pursuant to which Lune claims to be the owner of patents relating to Equipamento Controlador de Chamadas Entrantes e do Terminal Telefônico, or Caller ID, and also that the mobile telecommunications operators are using the patent without proper authorization. Therefore, Lune demands that the operators cease to provide Caller ID services and that it should be indemnified for the unauthorized use of the Caller ID system, upon payment of fees received by the operators in consideration for the use of the system by their customers.

      Based on the opinion of the Company’s management and external legal counsel, an unfavorable outcome related to this lawsuit is possible. The indemnification allegedly due by the mobile operators currently can not be accurately calculated, due to the fact that the cost of the caller ID service provided by the companies has never before been calculated separately.

c.4. Validity of the Minutes in the Prepaid Plans

      Telesp Celular and Global Telecom are the defendants in a lawsuit brought by the federal public prosecutor’s office and associations for consumers’ protection which challenged the imposition of a deadline for the use of purchased prepaid minutes. The plaintiffs allege that any purchased prepaid minutes should not have a time limitation for usage. This lawsuit is still in its initial stages. Based on the opinion of the Company’s management and external counsel, an unfavorable outcome related to this lawsuit is possible. The Company is currently unable to estimate a range of possible loss related to this claim.

c.5. Adjustment of Tariffs

      Telesp Celular increased its promotional tariffs to new tariffs, which are within the limits established by ANATEL. The prosecutor alleges that, according to Brazilian law, tariffs cannot be increased within a twelve-month period. The adjustment affected by Telesp Celular was effected in a nine-month period, allegedly in contravention to Brazilian law. The Company’s management believes that such tariff adjustments were lawful, but based on external counsel’s opinion, an unfavorable outcome related to this lawsuit is possible. The indemnification allegedly due cannot be accurately estimated due to the fact that the Company has been unable to determine the final number of plaintiffs at this time.

c.6. Tariffs Charged by the “Baby Plan”

      TC and GT are defendants in lawsuits brought by an association for consumers’ protection called ANADEC which challenges the way airtime is calculated in the “Baby” prepaid plan. Management believes

PART NINE — FINANCIAL STATEMENTS

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

that the criteria are in strict compliance with the ANATEL rules. In March 2001, a São Paulo lower court ruled in the TC lawsuit that the criteria adopted violated the Brazilian consumer protection code and that, TC would have to reimburse its customers the amounts established by the court. TC considers this decision to be contrary to ANATEL’s regulations. TC has appealed this decision. The lawsuit involving GT is in its initial stages. The amount of damages should TC and GT fail in their defense cannot be accurately estimated due to the fact that the final number of plaintiffs at this time is uncertain. Based on the opinion of external legal counsel , an unfavorable outcome related to this lawsuit is possible.

12.	Other Liabilities

	December 31,	September 30,
	2002	2003

		(Unaudited)
Premium on sale of call option(a)	19,910	11,946
Network costs and customer discounts(b)	53,290	7,463
Accrual for customer loyalty program(c)	6,241	8,273
Liabilities with customers	—	9,829
Other	447	5,420

Total	79,888	42,931

Current	71,909	42,385
Non current	7,979	546

(a)	In 2000, TC sold options to purchase US$300,000,000 at a price of R$ 2.25 to US$1.00 that mature on September 24, 2004. The premium received is being amortized to income over the life of contracts, on the accrual basis.

(b)	As of December 31, 2002 this amount related mainly to the cost of services to be provided in connection with prepaid services revenues which was previously recognized on a cash basis (Note 2). As of September 30, 2003 the amount relates solely to customer discounts.

(c)	GT and TCO have a customer loyalty program whereby the customer makes calls and earns points redeemable for prizes (handsets, call minutes, points in TAM airline loyalty program, and others). The points expire in 24 months. Accumulated points are accrued when granted, considering redemption prospects based on the consumption profile of participant customers. The accrual is reduced when points are redeemed by customers.

13.	Transactions with Related Parties

      The principal transactions with unconsolidated related parties are as follows:

(a) Use of network and long-distance (roaming) cellular communication — These transactions involve companies owned by the same Group: Telecomunicações de São Paulo S.A., Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A. and Celular CRT S.A. This group became a related party on December 27, 2002 as a result of the joint venture describe in Note 1 of the consolidated financial statements for the year ended December 31, 2002, as appearing in Annex AA to this prospectus. The table below includes balances and transaction with these companies for all periods presented. These transactions were established based on contracts between Telebrás and the operating concessionaires before privatization under the terms established by ANATEL. These transactions also

PART NINE — FINANCIAL STATEMENTS

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

include clearing services to Telecomunicações Móveis Nacionais — TMN customers regarding roaming services in the Company’s network. Beginning 2002, Telecomunicações de São Paulo S.A., in place of Embratel, provides long-distance services to operators.

(b) Corporate management advisory — Represents Company payables in connection with corporate management advisory services provided by PT SGPS.

(c) Loans and financing — Represents intercompany loans with companies of the Portugal Telecom group.

(d) Services provided — The following services are provided by Group companies:

•	Corporate services centralized at Telerj Celular S.A., transferred to subsidiaries at the cost effectively incurred.

•	Call center services, provided by Dedic, to users of TC and GT telecommunication services.

•	System development and maintenance services provided by PT Inovação.

      The commercial conditions of these transactions are based on the usual market practices applied to the Companies’ other contracts with third parties. A summary of balances and transactions with unconsolidated related parties is as follows:

	December 31,	September 30,
	2002	2003

		(Unaudited)
Assets:
Trade accounts receivable	106,377	140,520
Receivables from subsidiaries and affiliates	16,256	23,139
Liabilities:
Trade accounts payable	21,972	146,068
Loans and financing	2,855,232	2,214,249
Payables to subsidiaries and affiliate	103,557	20,996

	Nine-month Periods Ended
	September 30,

	2002	2003

	(Unaudited)	(Unaudited)
Statement of loss:
Revenue from telecommunication services	870,036	1,071,902
Cost of services provided	(177,470)	(136,414)
Selling expenses	(32,521)	(58,270)
General and administrative expenses	(40,169)	(79,009)
Financial income (expenses), net	(1,646,929)	80,215
Other operating income (expenses), net	6,531	—

PART NINE — FINANCIAL STATEMENTS

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Financial Instruments and Risk Management

     a) Risk Considerations

      TCP is the controlling shareholder of TC, GT and TCO, which is the controlling shareholder of operators Telegoiás Celular S.A., Telemat Celular S.A., Telems Celular S.A., Teleron Celular S.A. and Teleacre Celular S.A. and holds 100% of Norte Brasil Telecom S.A. These operators provide cellular mobile services in the States of São Paulo, Paraná, Santa Catarina, Goiás, Tocantins, Mato Grosso, Mato Grosso do Sul, Acre, Rondônia, Amazonas, Roraima, Amapá, Pará and Maranhão, respectively, in accordance with the terms of licenses granted by the Federal Government. All these operators are also engaged in the purchase and sale of handsets through their own sales network as well as distribution channels, thus fostering their essential activities.

      The major market risks to which TC, GT and TCO are exposed include:

•	Credit risk: arising from any difficulty in collecting accounts related to telecommunication services provided to customers and revenues from the sale of handsets by the distribution network.

•	Interest rate risk: resulting from debt and premiums on derivative instruments contracted at floating rates and involving the risk of interest expenses increasing as a result of an unfavorable upward trend in interest rates (primarily LIBOR, EURIBOR, TJLP and CDI).

•	Currency risk: related to debt and premiums on derivative instruments contracted in foreign currency and associated with potential losses resulting from adverse exchange rate movements.

      Since they were formed, TC, GT and TCO have been actively managing and mitigating risks inherent in their operations by means of comprehensive operating procedures, policies and initiatives.

     Credit Risk

      Credit risk from providing telecommunication services is minimized by strictly monitoring the Company’s customer portfolio and actively addressing delinquent receivables by means of clear policies relating to the concession of postpaid services.

      Of TC’s customers, 78.3% use prepaid services that require pre-loading, thus not representing a credit risk to the Company. Delinquent receivables in the nine months of 2003 represented 3.38% of gross revenue (1.78% as of September 30, 2002). Of GT’s customers, 19.8% use postpaid services; delinquent receivables represented 2.04% in the first nine months of 2003 (2.71% as of September 30, 2002). Of TCO’s customers, 27.0% use postpaid services; delinquent receivables represented 2.2% in May to five-month period from September 2003 (2.4% in the same period of 2002).

      Credit risk from the sale of handsets is managed by following a conservative credit granting policy which encompasses the use of advanced risk management methods that include applying credit scoring techniques, analyzing the potential customer’s balance sheet, and making inquiries of credit protection agencies’ databases. In addition, an automatic control has been implemented in the sales module for releasing products which is integrated with the distribution module of TC’s ERP system for consistent transactions. Delinquent receivables represented 1.76% of handset sales for TC for the first nine months of 2003 (9.0% as of September 30, 2002). At GT, delinquent receivables represented 2.62% of handset sales for the first nine months of 2003 (0.3% as of September 30, 2002). At TCO, delinquent receivables represented only about 0.49% of handset sales from May to September 2003 (0.31% in the same period in 2002).

PART NINE — FINANCIAL STATEMENTS

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Interest Rate Risk

      The Company is exposed to interest rate risk, especially interest associated with the cost of CDI rates, due to its derivative transactions and short-term borrowings in Brazilian reais. As of September 30, 2003, these operations amounted to R$ 3,397,350.

      The Company is also exposed to fluctuations in TJLP and UMBNDES on financing obtained from BNDES. As of September 30, 2003, these operations amounted to R$ 774,583.

      Foreign currency-denominated loans are also exposed to interest rate risk associated with foreign loans. As of September 30, 2003, these operations amounted to US$284,709 and € 460,620.

      The Company has not entered into derivative operations to hedge against these risks.

Currency Risk

      TC, GT and TCO utilize derivative financial instruments to protect against currency risk on foreign currency-denominated loans. Such instruments usually include swap, option and forward contracts.

      The Company’s net exposure to currency risk as of September 30, 2003 is shown in the table below:

	US$	¥	€

Loans and financing	860,158	3,391,564	466,121
Derivatives instruments (notional amounts)	974,367	3,369,159	460,486

Net exposure	(114,209)	22,405	5,635

      During the first nine months of 2003, the Company contracted operations to hedge its foreign-currency commitments against exchange variations (such as the BNDES basket of currencies, leasing, long-term hedging inefficiency, and suppliers).

                  b) Financial Instruments

      The Company and its subsidiaries record realized and unrealized derivative gains and losses as a component of net financial expenses.

      Book and market values of loans and financing and derivative instruments are estimated at September 30, 2003 as follows:

	Book	Market	Unrealized
	Value	Value	Gains (Losses)

Loans and financing	5,767,465	5,773,009	(5,544)
Derivative instruments	951,540	754,721	196,819

Total	4,815,925	5,018,288	(202,363)

                  c) Market Value of Financial Instruments

      The market values of loans and financing, swaps and forward contracts were determined based on the discounted cash flows, utilizing projected available interest rate information.

PART NINE — FINANCIAL STATEMENTS

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Estimated market values of the Company’s financial assets and liabilities have been determined using available market information and appropriate valuation methodologies. Accordingly, the estimates presented above are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated market values.

15.     Shareholders’ Equity

      The capital stock of Telesp Celular Participações S.A. is comprised of preferred shares and common shares, all without par value. Capital as of December 31, 2002 and September 30, 2003 is R$ 4,373,661. Subscribed paid-up capital is represented by shares without par value, distributed as follows:

Thousands
of Shares

Common shares	409,383,864
Preferred shares	762,400,488

Total	1,171,784,352

16.     Subsequent Events

      On September 30, 2003, CVM (Brazilian Securities Commission) approved through CVM/ SER/ OPA/ ALI/2003/003 the Tender Offer (OPA) to Purchase Common Shares of TCO, and the public notice containing the related conditions was published on October 9, 2003. On November 18, 2003 as a result of the tender offer, TCP acquired 32,205,823 thousands shares, representing 29.6% of the common shares of TCO. The total purchase price was R$ 538,803. After this acquisition, TCP owns 90.7% of the voting capital of TCO and 29,31% of the total capital, excluding shares held in treasury.

      On October 27, 2003, the Company’s Board of Directors proposed the conversion of up to 105,518,995 thousand of the Company’s preferred shares into common shares. On November 19, 2003, the Company offered its shareholders the option to convert up to 78,752,717,772 outstanding preferred shares for shares of common stock, aggregate for all shareholders at a one-to-one ratio.

      On October 27, 2003, the Company’s Board of Directors also proposed the merger of the shares of TCO with TCP which, if approved by the shareholders, will result in TCO becoming a wholly owned subsidiary of TCP. As discussed in Note 1, the exchange ratio offered will be 1.27 shares of TCP for each share of TCO; in the U.S. market, under the American Depositary Receipts (ADRs) program, the exchange ratio will be 1.524 ADRs of TCP for each ADR of TCO. After the conclusion of the Tender Offer described above, the Company’s disclosed that 14,198,233 thousand common shares and 321,013,707 preferred shares will be issued to complete the merger, resulting in a capital increase of R$ 1,012,908. The formal approval is subject to the Company’s shareholders meeting that will occur on January 7, 2004.

17.     Summary of the Differences Between BR CL and U.S. GAAP

      A detailed description of the Company’s accounting policies that comply with BR CL which differ significantly from generally accepted accounting principles in the United States of America (U.S. GAAP) is included in Note 37 to the consolidated financial statements for the year ended December 31, 2002, which

PART NINE — FINANCIAL STATEMENTS

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

appears in Annex AA to this prospectus. Following is a general description of these differences:

                  a.     Different Criteria for Capitalizing and Amortizing Capitalized Interest

      Until December 31, 1993, capitalized interest was not added to the individual assets in property, plant and equipment; instead it was capitalized separately and amortized over a time period different from the useful lives of the related assets. Under U.S. GAAP, capitalized interest is added to the individual assets and is amortized over their useful lives. Also, until 1997 under BR CL as applied to companies in the telecommunication industry, interest attributable to construction-in-progress was computed at the rate of 12% per annum of the balance of construction-in-progress and that part which related to interest on third-party loans was credited to interest expense based on actual interest costs, with the balance relating to own capital being credited to capital reserves. In 1998, the Company elected not to record capitalized interest for BR CL purposes. In 2001, 2002 and 2003 the Company elected to record capitalized interest for BR CL purposes, related to construction-in-progress. However, TC did not capitalize any interest in 2002 and 2003 since the conditions to capitalize under BR CL were not met.

      Under U.S. GAAP, in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 34 — “Capitalization of Interest Costs”, interest incurred on borrowings is capitalized to the extent that borrowings do not exceed construction-in-progress. The credit is a reduction of interest expense. Under U.S. GAAP, the amount of interest capitalized excludes the monetary gain associated with the borrowings and the foreign exchange gains and losses on foreign currency borrowings, and other financial expenses related to borrowings.

                  b.     Monetary Restatement of 1996 and 1997

      The amortization of the asset appreciation, which originated from the inflation accounting during 1996 and 1997, when Brazil was still considered as a highly inflationary economy for U.S. GAAP purposes, was recognized in the reconciliation to U.S. GAAP. The loss related to monetary restatement on disposals of such assets are classified for U.S. GAAP purposes as a component of net other non-operating income. The resulting step-up is amortized over the remaining lives of the related assets.

                  c.     Exchange of Shares for Minority Interests in Telesp Celular S.A. and Telebrasilia S.A.

      In January 2000, the Company exchanged 21,211,875,174 of its common shares and 61,087,072,187 of its preferred shares for the shares tendered by the minority shareholders in Telesp Celular S.A. In 2002, TCO acquired the minority interest in its subsidiary, Telebrasilia Celular S.A. (“Telebrasilia”) by exchanging shares of TCO for the shares held by the minority shareholders of Telebrasilia. The acquisition increased TCO’s interest in Telebrasilia from 88.25% to 100%. The exchange ratio for these share exchanges was based on the respective market value of the shares exchanged.

      Under BR CL, the share exchanges were recorded at book value. An increase in capital was recorded based on the market value of the Company’s shares and a capital reserve was recorded for the difference between the market price of the acquired company’s shares and the book value of the shares.

      Under U.S. GAAP, the exchange of shares for minority interests is accounted for using the purchase method of accounting. The purchase price of the shares is recorded based on the market price of the issuing Company’s shares at the date of the exchange offer. The purchase price is allocated to the proportional assets and liabilities of the acquired minority interest based on their relative fair values. If the fair values of the net

PART NINE — FINANCIAL STATEMENTS

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

assets exceed the purchase price, the difference is recorded as a reduction to the proportional long-lived assets acquired.

                  d.     Acquisitions

      Under BR CL, purchases of an equity interest of another company are recorded at book value. The difference between the purchased company’s proportional net assets and the purchase price is recorded as goodwill. The goodwill is first attributed to any appreciation in the values of the permanent assets acquired and amortized based on the useful lives of the underlying permanent assets. Excess goodwill is generally amortized over 10 years on a straight-line basis, based on the estimated future profitable operations.

      Under U.S. GAAP, the cost of an acquired entity is allocated to assets acquired, including identifiable intangible assets, and liabilities assumed based on their estimated fair values on the date of acquisition. The excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed is recognized as goodwill. Under U.S. GAAP, goodwill is not subject to amortization over its estimated useful life, but rather it is subject to at least an annual assessment for impairment by applying a fair-value-based test.

      The differences between BR CL and U.S. GAAP relate to (i) the acquisition of an equity interest in Daini do Brasil S.A. (Daini), Globaltecom Telecomunicações S.A. (Globaltelcom) and GTPS S.A. Participações em Investimentos de Telecomunicações (“GTPS”) (formerly Inepar S.A.Participação em Investimentos de Telecomunicações), the holding companies which controlled Global Telecom S.A. (collectively, the “Holdings”) on February 6, 2001, (ii) the acquisition of the remaining interest in the Holdings on December 27, 2002, and (iii) the acquisition of TCO on April 25, 2003.

                  e.     Pension and Other Post-retirement Benefits

      The Company participates in a multiemployer benefit plan for its retired employees that is operated and administered by SISTEL and provides for the costs of pension and other post-retirement benefits based on a fixed percentage of remuneration, as recommended annually by independent actuaries. For active employees, a single employer plan has been accounted for since 1998. The provisions of SFAS No. 87 — Employers’ Accounting for Pensions were applied for the multiemployer plan and the single employer plans were applied with effect from January 1, 1992, because it was not feasible to apply them from the effective date specified in the standard.

      For purposes of U.S. GAAP, the Company is only required to disclose its annual contributions and the funded status related to multiemployer plans. The Company elected to record its allocable share of actuarial liabilities with respect to its participation in multiemployer plans in accordance with CVM No. 371 as of December 31, 2001 by way of a direct charge to shareholders’ equity of approximately R$ 610, net of taxes. The multiemployer plan liability is reflected as an adjustment to U.S. GAAP shareholders’ equity, as such liabilities are not recorded.

      Under U.S. GAAP, the liability to be recorded using actuarial calculations based on SFAS No. 87 differs from actuarial calculations under BR CL. The U.S. GAAP liability exceeded the BR CL estimated liability by R$ 2,507 and R$ 2,171 as of December 31, 2002 and September 30, 2003, respectively, and has been recorded in the U.S. GAAP reconciliation as an additional liability.

      Substantially all the active employees have elected to migrate to a Company sponsored defined contribution pension plan created in 2000. Those who have migrated have been credited individually with the

PART NINE — FINANCIAL STATEMENTS

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

balance of accumulated benefits as of the date of migration. As a result, a settlement and curtailment of the defined benefit pension plan occurred, as defined in SFAS No. 88. In addition, the Company is liable for certain contributions for certain risks involving death or disability. For the year ended December 31, 2001, under BR CL, the company recorded this liability as a direct charge to shareholders’ equity amounting to R$ 382. Under U.S. GAAP such liability was recorded with a corresponding charge to operating expenses.

                  f.     Earnings per Share

      In September 30, of 2002 and 2003, the BR CL computation of earnings per share is based on shares outstanding at year end, and does not distinguish between common and preferred. Under U.S. GAAP, SFAS No., 128, “Earnings per Share”, the computation is based on the weighted average number of shares outstanding during the year. At September 30, 2002 and 2003, the Company was obligated to issue shares to the controlling shareholder for the amount of the tax benefit realized on the amortization of the intangible related to concession transferred in the merger. The number of shares issuable, which are based on estimates using the Company’s share price at the date of the balance sheet, are considered dilutive as defined in SFAS No. 128. The weighted average number of outstanding and potentially dilutive shares were 594,158,050 and 1,198,493,535 thousand of shares for the nine-month periods ended September 2002 and 2003, respectively. However, the potentially dilutive shares, consisting solely of the estimate of shares issuable mentioned above, have been excluded from the computation for September 2002 as their effect would have been anti-dilutive.

                  g.     Accounts Receivable

      At times, the Company may have certain accounts receivable that have terms in excess of one year. In accordance with U.S GAAP, such receivables are discounted to their estimated present values using interest rates in effect at the date of the transaction. The discount is then amortized to financial income over the remaining term using the effective interest method. The related unamortized discount is shown as a reconciling item for U.S. GAAP purposes.

                  h.     Leases

      The Company has leased certain computer hardware and software under non-cancelable leases. Under BR CL, all leases are considered to be operating leases, with lease expense recorded when paid. For U.S. GAAP purposes, these leases are classified as capital leases under SFAS No. 13, Accounting for Leases. Under SFAS No. 13, the Company is required to record the asset at the present value of the minimum lease payments with a corresponding debt obligation. Depreciation is recorded over the shorter of the estimated useful life of the asset or the lease. Interest expense is recognized over the life of the lease and payments under the lease are amortized to principal and interest under the effective interest method. Under U.S. GAAP, the Company recorded depreciation expense in the amount of R$ 3,825 and R$ 4,567 for the nine month periods ended September 30, 2002 and 2003 and interest expense and exchange variation in amount of R$ 29,393 and (R$ 5,086) during the nine-month periods ended September 30, 2002 and 2003, respectively. The difference between the total expense for U.S. GAAP purposes and BR CL purposes has been reflected in the reconciliation of U.S. GAAP income. The difference between these two amounts is also reflected in the U.S. GAAP reconciliation of net equity.

i. Deferred Taxes

      For BR CL purposes, deferred taxes have been calculated using a rate on social contribution on income of 9% in 2000 and 2001 based on a provisional measure. Under U.S. GAAP such provisional measure was not

PART NINE — FINANCIAL STATEMENTS

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

considered to be enacted law. Therefore, the reconciliation to U.S. GAAP for the period ended September 30, 2002 included a reversal of such increase in the social contribution on income rate from 9% to 8%. During the year ended December 31, 2002, the change in the social contribution tax rate became enacted law and consequently, as of and for the nine months ended September 30, 2003, no difference existed between BR CL and U.S. GAAP.

j. FISTEL Fee

      Under Brazilian Corporate Law, the Fistel (Telecommunication Inspection Fund) fee assessed on each activation of a new cellular line is deferred beginning on January 1st, 2001 for amortization over the customers’ estimated subscription period. For U.S. GAAP purposes, this tax would be charged directly to the consolidated statement of income.

k. Revenue Recognition

      For U.S. GAAP, the Company recognizes service revenue as the services are provided. Prepaid service revenue is deferred and amortized based on subscriber airtime usage. Sales of handsets along with the related cost of the handsets are amortized over three years. The excess of the cost over the amount of deferred revenue related to handset sales is recognized on the date of sale. The following is a reconciliation of net revenue between BR CL and U.S. GAAP:

	September 30,	September 30,
	2002	2003

	(Unaudited)	(Unaudited)
Net revenue under BR CL	2,481,228	4,169,036
Prepaid services(i)	1,259	93,863
Roaming charges(ii)	213,948	316,693
Value added and other sales taxes(iii)	556,440	930,259
Deferred revenue — sales of handsets, net of amortization(iv)	(52,100)	(52,903)
Prepaid installment sales plan(v)	49,940	33,889
Sales of handsets with minute rebates(vi)	—	(20,394)

Net revenue under U.S. GAAP	3,250,715	5,470,443

(i)	Prepaid services

Under BR CL, revenues related to prepaid services are recognized when collected and, based on past gross margins experienced in providing such services, the related costs to be incurred are accrued for concurrently with the recognition of revenue. Under U.S. GAAP, prepaid service revenue is deferred and amortized based on subscriber airtime usage. The related accrual for the cost of future service is fully reversed under U.S. GAAP and will be recognized in income as customers use airtime and the related costs are incurred. Effective January 1, 2003, under BR CL, the Company began to defer prepaid service revenue and amortize the deferred revenue based on subscriber airtime usage.

(ii)	Roaming

The Company has roaming agreements with other cellular service providers. When a call is made from within one coverage area by a subscriber of another cellular service provider, that service provider pays the Company for the service at the applicable rates. Conversely, when one of the Company’s customers

PART NINE — FINANCIAL STATEMENTS

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

roams outside the coverage area, the Company pays the charges associated with that call to the cellular service provider in whose region the call was originated and charges the same amount to its subscriber. Under BR CL, revenues for roaming charges are recorded net of the related costs when the services are provided. Under U.S. GAAP, revenues and costs for roaming charges are recorded gross. Accordingly this difference in accounting policy has no impact on net income (loss) nor in the reconciliation of shareholders’ equity.

(iii)	Value-added and other sales taxes

Under BR CL, these taxes are recorded in revenue net of the related tax expense. Under U.S. GAAP, these taxes are recorded gross as revenue and related cost of services and goods. Accordingly, this difference in accounting has no impact in net income (loss) nor in shareholders’ equity.

(iv)	Deferred revenue sales of handsets

Under BR CL, revenues and costs related to handset sales, including applicable value added and other sales taxes, are recognized when sold. Under U.S. GAAP, revenue on sales of handsets along with the related cost of the handset, including applicable value added and other sales taxes, are amortized over three years. Any excess of the cost over the amount of deferred revenue related to handset sales is recognized on the date of sale. As substantially all of the Company’s handsets are sold below cost, this difference in accounting policy had no impact on net income (loss) nor in shareholders’ equity.

(v)	Prepaid handset installment plan

The Company markets certain of its handsets in connection with a prepaid service program that allows for the payment of the handset in installments. A portion of any future purchases of minutes is allocated as an installment payment based on published pricing. Under BR CL, the Company records an amount of future handset revenue under the installment program at the date of sale based on an estimate of future minute purchases. Under U.S. GAAP, this revenue is not recognized until such future purchases are made.

(vi)	Sales of handsets with minute rebates

During 2003, the Company implemented a corporate client plan that gives a free phone to users that sign a long-term contract with a fixed amount of minutes. Under BR CL, the Company recognizes the transfer of the handset as a sale based on the fair value of the handset at the beginning of the contract period. Under US GAAP, the Company does not record the transfer of the handset as a sale; the cost of the handset is recorded as an expense at the beginning of the contract.

l. Derivative Financial Instruments

      The Company uses a variety of derivative financial instruments to mitigate its exposure to interest rate and foreign currency fluctuations related to a portion of its foreign currency denominated debt. The Company primarily uses foreign currency swaps, options and forward contracts, as well as interest rate swap agreements, to manage these risks.

      Under BR CL, foreign currency forward and swap contracts are recorded at the notional amount multiplied by the terms of the contract as if it had been settled at the balance sheet date. The premium accrued at that date is recorded as expense and payable.

PART NINE — FINANCIAL STATEMENTS

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Under U.S. GAAP, in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), as amended, derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. Changes in the derivative’s fair value are recognized currently in earnings unless specific hedge accounting criteria are met. For U.S. GAAP purposes, the Company’s derivatives have not been designated as accounting hedges, and as such, the changes in fair value are required to be recorded through earnings.

      Accordingly, an adjustment has been included in the reconciliation to U.S. GAAP for the difference between the carrying value for BR CL and the fair market value of the derivatives.

m. License Acquisition Interest Capitalization

      The incurred interest between the date of the documentation and proposal submission to obtain the license acquisition to operate Band B mobile telephone services and the date of the initial operations of GT was recorded as deferred assets under BR CL. Under U.S. GAAP the interest was capitalized as license acquisition cost. The amount of reversal relates to differences on interests accrued in 1998.

n. Amortization of License Acquisition Costs

      GT recorded amortization of license acquisition costs during the start-up period as deferred assets according to BR CL. Under U.S. GAAP such amortization was reversed and the amortization period starts on the start-up date, January 1st, 1999.

      For BR CL purposes, the amortization period of the concession (license) for the Band B Company, Norte Brasil Teelcom S.A. (NBT) is 30 years in 2000, which included an additional 15 years assuming renewal by Anatel. For U.S. GAAP purposes, the amortization period of 15 years includes only the initial term of concession.

      In 2001, the NBT changed the amortization period to 15 years with the aim of conforming BR CL treatment with US GAAP treatment.

o. Deferred Assets

      GT has recorded pre-operational costs as deferred assets, to be amortized on a straight-line basis over 10 years, as allowed by BR CL. Under U.S. GAAP such deferrals and respective amortization have been fully reversed.

p. Advance to Affiliate

      In January 2002, TCO made an advance payment, adjusted based on market rates, to BID S.A. corresponding to the present value of the tax benefit recorded in connection with the restructuring of Telebrasilia. With this transaction, TCO relieved itself of issuing the corresponding shares to BID S.A. in the future. Under BR CL, this payment was recorded as a deferred asset. Under U.S. GAAP, the amount of R$ 40,226 was recorded as a distribution to shareholder. Additionally, for U.S. GAAP purposes, no interest income would be accrued related to this transaction.

q. Classification of Debt

      As discussed in Note 10, GT was not in compliance with certain covenants relating to debt amounting to R$ 278,894. The Company has obtained a waiver on non-compliance of these covenants covering the period

PART NINE — FINANCIAL STATEMENTS

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

up to December 31, 2003 and consequently, under BR CL, the debt is maintained as noncurrent. Under US GAAP, since the waiver does not cover a period of at least one year from September 30, 2003, the debt is classified as a current liability.

r. Offering Expenses

      Under BR CL, expenses related to capital increases are recorded as net financial expenses. Under U.S. GAAP, offerings expenses are charged against the gross proceeds of the offering. The U.S. GAAP adjustment represents the reversal of net financial expenses recorded by the Company in connection with the capital increase completed during the year ended December 31, 2002. The difference did not have any impact on net equity.

      Reconciliation of the Net (Loss) Income differences between BR CL and U.S. GAAP:

	Nine-month Periods Ended
	September 30,

	2002	2003

	(Unaudited)	(Unaudited)
BR CL loss of the nine-month period	(560,737)	(462,777)
Add (deduct):
Different criteria for:
Amortization of monetary restatement of 1996 and 1997.	(22,704)	(27,769)
Loss on disposal of assets monetarily restated in 1996 and 1997.	(1,121)	(101)
Capitalized interest	6,618	12,403
Amortization of capitalized interest	(2,457)	(2,038)
Revenue recognition of prepaid service	2,532	60,485
Prepaid installment plan revenue	66,265	8,126
Sales of handsets with minute rebates	—	(20,394)
Pension plan	251	405
Exchange of shares minority interest:
Depreciation effect from reduction of fixed assets due to exchange of shares of minority interest	9,834	9,881
Amortization of concession	—	(1,719)
Amortization of client list	—	(2,090)
FISTEL fees	(1,604)	2,884
Difference in criteria for leasing	(14,090)	19,682
Forward and swap contracts	(825,769)	713,733
Call option	(39,848)	(28,797)
Discount on long-term accounts receivable	7,233	—
Amortization of license acquisition costs	—	(2,937)
Advance to affiliate	—	(1,785)
Amortization of deferred assets	—	25,639
Acquisitions:
Reversal of goodwill amortization according to BR CL	—	56,380
Depreciation impact	6,864	8,713

PART NINE — FINANCIAL STATEMENTS

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Nine-month Periods Ended
	September 30,

	2002	2003

	(Unaudited)	(Unaudited)
Amortization of purchase price allocations to customer list	(28,252)	(37,579)
Amortization of intangible related to concession	(39,444)	(118,626)
Difference in equity in net loss of Holdings	(178,609)	—
Additional interest expense on purchase price allocation of debt	—	(6,074)
Deferred social contribution calculated using enacted law instead of provisional measure	(562)	—
Offering expenses	35,980	—
Deferred tax effect on the above adjustments	268,904	(196,824)
Minority interests on the above adjustments	—	2,478

U.S. GAAP net income (loss) of the period	(1,310,716)	11,299

Basic EPS Computation:
Income (loss) available to common and preferred stockholders	(1,310,716)	11,299
Basic and diluted earnings per thousands shares — common and preferred	(2.50)	0.01
Weighted average common and preferred shares outstanding (in thousands)	523,698,961	1,171,784,352
Diluted average common and preferred shares outstanding (in thousands)	594,158,050	1,198,493,535

      Reconciliation of the Shareholders’ Equity differences between BR CL and U.S. GAAP:

	December 31,	September 30,
	2002	2003

		(Unaudited)
BR CL shareholders’ equity	4,009,957	3,548,535
Add (deduct):
Different criteria for:
Monetary restatement of 1996 and 1997.	241,620	328,755
Amortization of monetary restatement of 1996 and 1997.	(175,277)	(273,379)
Capitalized interest	45,338	55,986
Amortization of capitalized interest	(24,391)	(4,982)
Revenue recognition of prepaid service	(60,485)	—
Unbilled receivables – prepaid installment plan	(15,503)	(7,377)
Sales of handsets with minute rebates	—	(20,394)
Pension plan	(2,507)	(2,171)
Exchange of shares minority interest:
Adjustment to fixed assets	(101,671)	(99,719)
Accumulated depreciation	44,758	54,335
Adjustment to concession	—	15,270
Amortization of concession	—	(3,584)
Adjustment to client list	—	10,031
Amortization of client list	—	(8,778)

PART NINE — FINANCIAL STATEMENTS

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31,	September 30,
	2002	2003

		(Unaudited)
FISTEL fees	(30,457)	(27,573)
Value of fixed assets net of depreciation — capital leases	40,800	43,915
Capital lease obligations	(42,287)	(23,488)
Fair value of forward and swap contracts	(777,107)	(60,622)
Fair value of call option	(107,400)	(136,197)
Interest capitalized on license acquisition costs	42,006	42,006
Amortization of license acquisition costs	21,118	16,499
Deferred assets	(308,559)	(353,340)
Deferred assets, accumulated amortization	100,489	140,903
Advance to affiliate	—	(43,330)
Acquisitions:
Acquisition of GT and Holdings	141,133	46,759
Acquisition of TCO	—	558
Deferred taxes on the above adjustments	265,732	65,570
Minority interests	—	15,773

U.S. GAAP shareholders’ equity	3,307,307	3,319,961

Supplementary balance sheet information U.S. GAAP:
Total assets	10,202,052	13,313,338

Current liabilities	3,740,198	4,621,453

Noncurrent liabilities	3,154,547	4,149,792

Net property, plant and equipment	4,855,521	6,427,355

      Changes in the Consolidated Shareholders’ Equity Position for the ninex-month period ended September 30, 2003 in conformity with U. S. GAAP:

(Unaudited)
Shareholders’ equity under U.S. GAAP as of December 31, 2002	3,307,307
Expired dividends — declared 1999.	1,355
Net income	11,299

Shareholders’ equity under U.S. GAAP as of September 30, 2003.	3,319,961

18.     Additional Disclosures Required by U.S. GAAP

a. Acquisition of TCO

      As described in Note 1, on April 25, 2003 the Company acquired TCO for approximately R$1,506 million. The results of operations of TCO have been included in the income statement of the Company as from the date of acquisition. The following table presents the Company’s unaudited consolidated pro forma results under BR CL of TCP for the nine-month periods ended September 30, 2002 and 2003, as if

PART NINE — FINANCIAL STATEMENTS

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the acquisitions of TCO and the Holdings been completed on January 1, 2002. The consolidated pro forma information includes adjustments related to additional financing that was required to complete the acquisitions. The pro forma information is presented for comparative purposes only and does not purport to be indicative of what would have occurred had the acquisition actually been made at such date, nor is it necessarily indicative of future operating results:

	September 30,

	2002	2003

Net operating revenues	3,953,132	4,815,686
Operating income (loss)	(655,637)	49,377
Net loss	(1,007,687)	(540,355)
Basic and dilute earnings per thousands shares — common and preferred	(0.86)	(0.46)

b. Summarized Financial Information for the Holdings

      The following summarizes financial information under BR CL for the Holdings relating to the period for which the Company’s investment in the Holdings was accounted for using the equity method of accounting.

Period Ended
September 30,
2002

Net operating revenues	66,856
Operating loss	(651,311)
Net loss	(651,327)

c. Intangible Assets

      Following is a summary of the Company’s intangible assets subject to amortization under U.S. GAAP:

	September 30, 2003

		Customer	Software
	Concession	List	Use Rights

Gross	2,605,594	257,774	955,917
Accumulated amortization	(532,499)	(154,468)	(404,113)
Write-off	(89,533)	—	—

Net	1,983,562	103,306	551,804

Amortization expense	(173,620)	(25,853)	(143,133)

Amortization period	(a)	2 years	5 years

(a)	Amortized on a straight line method over the concession period until April 2013.

(b)	Amortized over the terms of the contracts, ranging from one to three years.

PART NINE — FINANCIAL STATEMENTS

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The estimated aggregate amortization expense for the next five years is as follows:

Amount

July 1 to December 31, 2003	116,803
2004	368,798
2005	329,024
2006	282,325
2007	219,708
January 1 to June 30, 2008.	137,184

d. Capital Leases

      The future minimum payments, by year and in the aggregate, under the Company’s non-cancelable lease obligations classified as capital leases are as follows:

2003	9,673
2004	13,803
2005	717

Total minimum lease payments	24,193
Less amount representing interest	(705)

Liabilities recorded in the balance sheet for U.S. GAAP purposes	23,488
Less current portion	(3,841)

Long-term capital lease obligation	19,647

      The following summarizes the amounts related to the assets and accumulated depreciation for U.S. GAAP purposes of the related assets under the Company’s capital lease obligations:

      Property, Plant and Equipment:

Software	59,694
Less: accumulated amortization	(15,779)

43,915

e. Concentration of Risks

      Credit risk with respect to trade accounts receivable is diversified. The Company continually monitors the level of trade accounts receivable and limits the exposure to bad debts by cutting access to the telephone network if any invoice is 15 days past due. Exceptions comprise telephone services that must be maintained for reasons of safety or national security.

      In conducting their business, TCP, GT and TCO are fully dependent upon the cellular telecommunications authorizations, granted by the Federal Government.

      There is no concentration of available sources of labor, services, concessions or rights, other than those mentioned above, that could, if suddenly eliminated, severely impact the Company’s operations.

PART NINE — FINANCIAL STATEMENTS

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

f. Commitments

      Planned capital expenditures for 2003 are approximately R$ 592,793. Most of the 2003 capital expenditures relate to infrastructure, information technology and transmission equipment.

      The Company is subject to obligations concerning quality of services, network expansion and modernization, as established in our authorizations and our original concession agreements. The Company believes that it is currently in compliance with its quality of service and expansion obligations.

g.	Segment Information

      The Company has determined that its reportable segments are those that are based on the Company’s method of internal reporting. The reportable segments of the Company are Telesp Celular, Global Telecom and TCO. These reportable segments are strategic business subsidiaries that operate in different concession areas and are in different phases of development and therefore, are managed and funded separately. TCP acquired the remaining indirect and direct interests in Global Telecom on December 27, 2002 and began to consolidate Global Telecom as of that date. Additionally, as discussed in Note 1, TCP acquired TCO on April 25, 2003. Consequently, the Company has not presented segment information related to the separate operations of Telesp Celular, Global Telecom and TCO for the nine month period ended September 30, 2002.

      The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Intersegment sales are recorded at cost.

      Following is information on the Company’s reportable segments as of and for the nine-month period ended September 30, 2003 (unaudited):

	Telesp	Global	Tele Centro
	Celular	Telecom	Oeste	Other	Eliminations	Consolidated

Net operating revenue	2,871,930	465,547	838,414	—	(6,855)	4,169,036
Operating income (loss) before equity in losses of unconsolidated affiliate and net financial expenses	646,526	(66,230)	254,854	(22,927)	(43,706)	768,517
Total assets	5,639,478	2,124,089	2,517,322	7,451,904	(5,162,000)	12,570,793

                  h.     New Accounting Pronouncements

SFAS No. 143 — “Accounting for Asset Retirement Obligations”

      In June 2001 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 143 (SFAS No. 143), Accounting for Asset Retirement Obligations”. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement cost are capitalized as part of the carrying amount of the long-lived asset. Under SFAS No. 143 the liability for an asset retirement obligation is discounted and accretion expense is recognized using the credit-adjusted risk-free interest rate in effect when the liability was initially recognized. In addition, disclosure requirements contained in SFAS No. 143 will provide more information about asset retirement obligations. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15 ,2002 with earlier application encouraged. The adoption of SFAS No. 143 on January 1, 2003 did not result in any impact to the Company’s financial position, cash flows and results of operations.

PART NINE — FINANCIAL STATEMENTS

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SFAS No. 145 — “Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS 13, and Technical Corrections as of April 2002 of “SFAS 145”

      In April 2002, the FASB issued Statements of Accounting Standards No. 145, “Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS No. 13, and Technical Corrections as of “April 2002” (“SFAS 145”). SFAS No. 145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” SFAS No. 44, “Accounting for Intangible Assets of Motor Carriers,” and SFAS No. 64, “Extinguishments of Debt made to satisfy Sinking-Fund requirements.” As a result, gains and losses from extinguishment of debt will no longer be classified as extraordinary items unless they meet the criteria of unusual or infrequent as described in Accounting Principles Boards Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” In addition, SFAS No. 145 amends SFAS No. 13, “Accounting for Leases,” to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SFAS No. 145 is effective for fiscal years beginning after 15 May 2002. The adoption of SFAS No. 145 on January 1, 2003 did not result in any impact to the Company’s financial position, cash flows and results of operations.

SFAS No. 146 — “Accounting for Costs Associated with Exit or Disposal Activities”

      In June 2002, the FASB issued Statement of Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (“EITF 94-3”). SFAS No. 146 eliminates the definition and requirements for recognition of exit costs in EITF No. 94-3. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost as defined in EITF No. 94-3 was recognized at the date of an entity’s commitment to an exit plan. SFAS No. 146 also concluded that an entity’s commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. SFAS No. 146 is applicable for exit or disposal activities initiated after December 31, 2002. SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability. Since the Company did not have any exit or disposal activities during the nine months ended September 30, 2003, the adoption of SFAS No. 146 during 2003 did not have an impact on the Company’s financial statements.

SFAS No. 150 — “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”

      In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 (“SFAS No. 150”), “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. SFAS No. 150 requires certain financial instruments that have historically been classified as equity to be classified as liabilities (or as an asset in certain circumstances). SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. Since the requirements of SFAS No. 150 apply prospectively to financial instruments

PART NINE — FINANCIAL STATEMENTS

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

entered into or modified after May 31, 2003, the Company cannot reasonably estimate the impact of adopting these new rules until and unless it undertakes relevant activities in future periods.

EITF 00-21 Revenue Arrangements with Multiple Deliverables

      At the September and October 2002 meetings of the Emerging Issues Task Force (EITF), the Task Force reached a tentative conclusion on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, which outlines an approach to be used to determine when a revenue arrangement for multiple deliverables should be divided into separate units of accounting and, if separation is appropriate, how the arrangement consideration should be allocated to the identified accounting units. Specifically, in an arrangements with multiple deliverables, the delivered item(s) should be considered a separate unit of accounting if (1) the delivered item(s) has value to the customer on a standalone basis, (2) there is objective and reliable evidence of the fair value of the undelivered item(s) and (3) if the arrangement includes a general right of return, delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the vendor.

      The arrangement consideration allocable to a delivered item(s) that does not qualify as a separate unit of accounting within the arrangement should be combined with the amount allocable to the other applicable undelivered item(s) within the arrangement. The appropriate recognition of revenue should then be determined for those combined deliverables as a single unit of accounting.

      The adoption of EITF 00-21 on July 1, 2003 did not result in a change in the Company’s revenue recognition policies.

FIN No. 45 — “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”

      In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN No. 45”). This interpretation requires certain disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of FIN No. 45 are effective for interim and annual periods after December 15, 2002.. The initial recognition and initial measurement requirements of FIN No. 45 are effective prospectively for guarantees issued or modified after December 31, 2002. The adoption of FIN No. 45 on January 1, 2003 did not result in any impact to the Company’s financial position, cash flows and results of operations.

FIN No. 46 — “Consolidation of Variable Interest Entities — an interpretation of ARB No. 51”

      In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities — an interpretation of ARB No. 51,” or FIN No. 46. FIN No. 46 clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 explains how to identify variable interests entities and how an enterprise assesses its interests in a variable interest entity to decide whether to consolidate that entity. It requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not

PART NINE — FINANCIAL STATEMENTS

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

effectively disperse risks among parties involved. It also requires certain disclosures by the primary beneficiary of a variable interest entity and by an enterprise that holds significant variable interests in a variable interest entity where the enterprise is not the primary beneficiary. FIN No. 46 is effective immediately to variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date, and effective for the first interim or annual period ending after December 15, 2003 to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. FIN No. 46 requires an entity to disclose certain information regarding a variable interest entity, if when the Interpretation becomes effective, it is reasonably possible that an enterprise will consolidate or have to disclose information about that variable interest entity, regardless of the date on which the variable entity interest was created. As of the date of these financial statements, the Company has not created nor invested in variable interest entity and consequently, management believes that the implementation of this statement will not result in any impact to the Company’s financial position, cash flows and results of operations.

* * * * *

PART NINE — FINANCIAL STATEMENTS

INDEPENDENT AUDITORS’ REPORT

To Daini do Brasil S.A.:

1.	We have audited the accompanying consolidated balance sheet of Daini do Brasil S.A. (a Brazilian Corporation formerly named DDI do Brasil Ltda.) and subsidiary as of December 31, 2001, and the related statements of loss, changes in financial position and changes in shareholders’ equity (deficit) for the year ended December 31, 2001 and for the period from January 1, 2002 to December 27, 2002.These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

2.	We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

3.	In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Daini do Brasil S.A. and subsidiary as of December 31, 2001, and the results of its operations and changes in its financial positions for the year ended December 31, 2001 and for the period from January 1, 2002 to December 27, 2002, in conformity with accounting practices adopted in Brazil.

4.	As explained in Note 3(b) to the consolidated financial statements, effective January 1, 2001, the Company’s subsidiary changed its method of accounting for subscriber acquisition costs.

5.	Accounting practices adopted in Brazil vary in certain respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net loss attributable to shareholders for the year ended December 31, 2001 and for the period from January 1, 2002 to December 27, 2002, and the determination of shareholders’ equity as of December 31, 2001 to the extent summarized in Note 28 to the consolidated financial statements.

6.	Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The statements of cash flow for the year ended December 31, 2001 and for the period from January 1 to December 27, 2002 are presented for purposes of additional analysis and are not a required part of the basic financial statements under the accounting practices adopted in Brazil. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ DELOITTE TOUCHE TOHMATSU

June 18, 2003

São Paulo, Brazil

PART NINE — FINANCIAL STATEMENTS

DAINI DO BRASIL S.A.

CONSOLIDATED BALANCE SHEET

As of December 31, 2001
(In thousands of Brazilian reais)

	Note	2001

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	12	52,925
Trade accounts receivable, net	13	62,306
Inventories	14	56,877
Deferred and recoverable taxes	11	7,869
Other assets	15	10,260

Total current assets		190,237

NONCURRENT ASSETS:
Deferred and recoverable taxes	11	255,611
Other noncurrent assets	15	234

Total noncurrent assets		255,845

PERMANENT ASSETS:
Property, plant and equipment, net	16	1,462,693
Deferred assets, net	17	239,733
Goodwill	18	161,532

Total permanent assets		1,863,958

Total		2,310,040

The accompanying notes are an integral part of these consolidated financial statement.

PART NINE — FINANCIAL STATEMENTS

DAINI DO BRASIL S.A.

CONSOLIDATED BALANCE SHEET

As of December 31, 2001
(In thousands of Brazilian reais)

	Note	2001

LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Payroll and related accruals	19	9,412
Trade accounts payable	20	247,158
Taxes payable	21	16,481
Loans and financing	22	212,465
Other liabilities		8,272

Total current liabilities		493,788

NONCURRENT LIABILITIES:
Loans and financing	22	2,094,763
Taxes payable	21	37,679
Reserve for contingencies and other	23	7,654

Total noncurrent liabilities		2,140,096

MINORITY INTEREST		(168,195)
SHAREHOLDERS’ DEFICIT:	26
Capital stock		447,430
Advances for future capital increase		210,543
Special reserve of goodwill		142,237
Accumulated deficit		(955,859)

Total shareholders’ deficit		(155,649)

Total liabilities and shareholders’ deficit		2,310,040

The accompanying notes are an integral part of these consolidated financial statement.

PART NINE — FINANCIAL STATEMENTS

DAINI DO BRASIL S.A.

CONSOLIDATED STATEMENT OF LOSS

For the Year Ended December 31, 2001 and For the Period from January 1 to December 27, 2002
(In thousands of Brazilian reais — except per thousand shares)

	Note	2001	2002

NET OPERATING REVENUE	5	390,797	512,168
COST OF SERVICES AND GOODS	6	(407,907)	(423,774)

GROSS MARGIN		(17,110)	88,394
OPERATING EXPENSES:
Selling expenses	7	(139,653)	(124,402)
General and administrative expenses	8	(47,067)	(45,571)
Other net operating expenses	9	(52,421)	(26,084)

OPERATING LOSS BEFORE EQUITY IN LOSSES OF UNCONSOLIDATED SUBSIDIARY AND NET FINANCIAL EXPENSES		(256,251)	(107,663)
EQUITY IN LOSSES OF UNCONSOLIDATED SUBSIDIARY		(30,525)	—
NET FINANCIAL EXPENSES	10	(536,464)	(663,147)

OPERATING LOSS		(823,240)	(770,810)
Net nonoperating expenses		(372)	(417)

LOSS BEFORE MINORITY INTEREST		(823,612)	(771,227)
Minority interest		197,873	188,557

NET LOSS		(625,739)	(582,670)

Shares outstanding at December 31, 2001 and December 27, 2002 (in thousands)		44,742,947	44,742,947

Loss per thousand shares		(13.99)	(13.02)

The accompanying notes are an integral part of these consolidated financial statement.

PART NINE — FINANCIAL STATEMENTS

DAINI DO BRASIL S.A.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

For the Year Ended December 31, 2001 and for the Period from January 1 to December 27, 2002
(In thousands of Brazilian reais)

		Advance	Special
		for Future	Reserve
	Capital	Capital	of	Accumulated
	Stock	Increase	Goodwill	Deficit	Total

BALANCE AT DECEMBER 31, 2000	447,430	—	—	(261,021)	186,409
Prior year adjustment (Note 3(b))	—	—	—	(69,099)	(69,099)
Advance for future capital increase	—	210,543	—	—	210,543
Special reserve of goodwill	—	—	142,237	—	142,237
Net loss	—	—	—	(625,739)	(625,739)

BALANCE AT DECEMBER 31, 2001	447,430	210,543	142,237	(955,859)	(155,649)
Net loss	—	—	—	(582,670)	(582,670)

BALANCE AT DECEMBER 27, 2002	447,430	210,543	142,237	(1,538,529)	(738,319)

The accompanying notes are an integral part of these consolidated financial statement.

PART NINE — FINANCIAL STATEMENTS

DAINI DO BRASIL S.A.

CONSOLIDATED STATEMENT OF CHANGES IN FINANCIAL POSITION

For the Year Ended December 31, 2001 and for the Period from January 1 to December 27, 2002
(In thousands of Brazilian reais)

	2001	2002

SOURCES OF FUNDS:
From operation (see below)	—	332,575
From shareholders :
Advances for future capital increase	210,543	2,630,270
From third parties :
Long-term debt	2,048,893	215,584
Noncurrent tax payable, other than income taxes	33,629	68,273
Intercompany payables	—	531,440

Total sources	2,293,065	3,778,142

USES OF FUNDS:
In operations (see below)	336,865	—
Property, plant and equipment	421,034	152,321
Increase in deferred charges	—	7,525
Prepayment of noncurrent liabilities	1,199,794	2,927,634
Investments	203,106	—
Consolidation of negative working capital of GT as of February 7, 2001	423,090	—
Noncurrent assets	16,833	453,654

Total uses	2,600,722	3,541,134

INCREASE IN NEGATIVE WORKING CAPITAL	(307,657)	(237,008)

REPRESENTED BY:
Ending negative working capital:
Current assets	190,237	160,240
Current liabilities	493,788	226,783

	(303,551)	(66,543)
Less — beginning working capital	4,106	(303,551)

INCREASE IN NEGATIVE WORKING CAPITAL	(307,657)	(237,008)

FUNDS PROVIDED BY (USED IN) OPERATIONS
Net loss	(625,739)	(582,670)
Items not affecting working capital:
Minority interests	(176,873)	(188,557)
Depreciation and amortization	145,122	202,935
Exchange and monetary variations on noncurrent items, net	291,020	893,997
Net book value of property, plant and equipment sold	1,637	3,842
Reserve for contingencies and other	7,297	3,840
Provision for losses on property, plant and equipment	20,671	(812)

Total provided by (used in) operations	(336,865)	332,575

The accompanying notes are an integral part of these consolidated financial statement.

PART NINE — FINANCIAL STATEMENTS

DAINI DO BRASIL S.A.

CONSOLIDATED STATEMENT OF CASH FLOW

For the Year Ended December 31, 2001 and for the Period from January 1 to December 27, 2002
(In thousands of Brazilian reais)

	2001	2002

OPERATING ACTIVITIES:
Net loss	(625,739)	(582,670)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	145,122	202,935
Exchange and monetary variation on noncurrent items, net	291,020	893,997
Provision for doubtful accounts	14,535	8,832
Provision for loss on property, plant and equipment	20,671	(812)
Net book value of property, plant and equipment sold	1,637	3,842
Provision for contingencies	7,297	3,840
Minority interest	(176,873)	(188,557)
Changes in operating assets:
(Increase) in accounts receivable	(796)	(35,598)
(Increase)/Decrease in inventories	(44,600)	17,227
Decrease in recoverable taxes	1,012	(7,749)
(Increase)/Decrease in other current assets	(762)	(40)
(Increase) in other noncurrent assets	(16,833)	(4,344)
Changes in operating liabilities:
Increase/(Decrease) in payroll and related accruals	5,900	(1,974)
Increase/(Decrease) in suppliers	187,098	(141,567)
Increase in taxes payable	3,263	899
Increase (Decrease) in other account payable	(11,317)	3,428
Increase in noncurrent liabilities	33,629	68,273

Net cash used in operating activities	(165,736)	239,962

INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(421,034)	(152,321)
Deferred assets	—	(7,525)
Payment of license of concession	(289,648)	—
Purchase of Global Telecom, net of cash and cash equivalents acquired of R$ 24,990.	(207,186)	—

Net cash used in investing activities	(917,868)	(159,846)

FINANCING ACTIVITIES:
Net increase in current loans	76,170	(258,367)
Payment of noncurrent liabilities	(1,199,794)	(616,454)
New loans obtained — noncurrent	2,048,893	215,584
Advances for future capital increase	210,543	—
Intercompany payables	—	531,440

Net cash provided by (used in) financing activities	1,135,812	(127,797)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	52,208	(47,681)
CASH AND CASH EQUIVALENTS IN THE BEGINNING OF THE YEAR	717	52,925

CASH AND CASH EQUIVALENTS AT END OF THE YEAR	52,925	5,244

SUPPLEMENTARY CASH FLOW INFORMATION:
Interest paid	146,548	132,215
Payment of GT loan by TCP	—	2,630,270
Recognition of tax benefit related to corporate restructuring	142,237	—

PART NINE — FINANCIAL STATEMENTS

DAINI DO BRASIL S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the year ended December 31, 2001 and
for the Period From January 1 to December 27, 2002
(In thousands of Brazilian reais, unless otherwise indicated)

1.	Background and Operations

      Daini do Brasil S.A. (“Daini” or the “Company”) is a closely held Company established on February 14, 1997 under the name of DDI do Brasil Ltda., becoming Daini do Brasil S.A. on January 2nd, 2001. Daini is the majority holding Company of Global Telecom S.A. (“GT” or the “Subsidiary”) and has no other significant investments or operations other than those related to its investment in the common and preferred stock of GT. Until February 6, 2001, the Company held 47.80% of the total capital and 48.34% of the voting stock of GT. On February 6, 2001, the Company acquired additional direct and indirect interests of 27.75% and 18.61% of GT’s capital stock and voting stock, respectively, under the terms of Contract of Purchase and Sale of Shares agreement entered into on January 13, 2001 (the “Purchase Agreement”). The indirect interests were acquired through Takotel Telecom Ltda. (“Takotel”), an intermediate holding company that previously held an equity interest in GT. As a result of the February 6, 2001 acquisition, the Company obtained control of GT and began to consolidate GT from that date. These acquisitions were financed by advances for future capital increases made by Telesp Celular Participações S.A. (“TCP”), amounting to R$ 210,543. In connection with the Purchase Agreement, on February 6, 2001 TCP acquired 49% of the voting shares and 100% of the non-voting shares of the Company and committed to acquire the remaining 51% of common voting shares. On December 27, 2002, after obtaining approval from ANATEL, TCP purchased the remaining 51% of the outstanding common stock of the Holdings (representing an economic interest of 17%). Considering TCP’s direct and indirect interests, TCP now owns 100% of the capital of the Holdings and GT and, as of the date of the acquisition, began to consolidate the Holdings.

      On February 6, 2001, GT’s shareholders, composed by the following holding companies (“The Holdings”): — Daini do Brasil (“Company”), — Global Telcom Telecomunicações S.A. (“Globaltelcom”) and — Inepar S.A. — Participações em Investimentos de Telecomunicações (“Inepar”), acquired all Motorola NMG Brasil Ltda’s share capital, changing the company’s name to Takotel Telecom Ltda. (“Takotel”), which held 24.31% of common shares and 42.24% of preferred shares of GT’s capital stock (36.26% of GT’s total capital).

      Due to current acquisitions, “TCP” and “The Holdings” contributed goodwill in the amount of R$ 585,548 and R$ 175,502, respectively, to GT according to the shareholder’s participation in the acquired companies. The goodwill contributed by Daini amounted to R$ 118,491.

      Through several legal acts, on December 2001, “TCP” and “The Holdings” created new holdings companies with the contribution of investment and paid goodwill generated from the acquisition of GT shares. The newly created holding companies and Takotel, before Takotel was merged into GT, recorded a provision for controlling shareholder’s integrity, which reflects the net value between the total goodwill to be amortized and its correspondent tax credit.

      After the formation of the newly created holding companies and the merger of Takotel into GT, the difference between the goodwill and the provision for controlling shareholder’s integrity, was recorded as Special Reserve of Goodwill in GT’s books, which represents the related tax benefits associated with the goodwill and which will be capitalized when and if such tax benefits are realized.

      At December 31, 2001, the Company held 66.95% of the voting capital and 75.55% of the total capital of GT.

PART NINE — FINANCIAL STATEMENTS

DAINI DO BRASIL S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

GT Background

      GT was initially constituted on December 22, 1997 as a limited liability company. On January 29, 1999, the shareholders converted GT into a closely held corporation called Global Telecom S.A. GT provides mobile telephone services under a license granted by the National Agency for Telecommunications (“ANATEL”) in accordance with Brazilian laws and sells telecommunication equipment.

      On April 8, 1998, under Act 098 of ANATEL, GT was granted a license to operate B Band mobile telephone services for concession area 5, covering two states of Brazil (Paraná and Santa Catarina), for a 15-year period, renewable for an additional 15 year term, subject to review and approval by ANATEL.

      The license acquisition price was R$ 773,918, with a down payment of R$ 309,567, corresponding to 40% of the total price. The remaining 60% was paid in three equal annual installments, starting on April 8, 1999, restated by the variation of IGP-DI from Fundação Getúlio Vargas, plus interest at the rate of 1% per month, starting from April 7, 1997, the date the proposal for license was delivered to ANATEL.

2.	Liquidity

      The Company has incurred operating losses and negative cash flows from operations since inception and has a working capital and shareholders’ deficit at December 31, 2001. Consequently, the Company has been dependent on their shareholders (or their affiliates) to provide funds to support operations and meet debt service requirements.

      On September 18, 2002, TCP made an advance for future capital increase to GT amounting to R$ 2,630,270.

Migration from SMC to SMP

      On December 10, 2002, ANATEL and GT signed a document authorizing Personal Mobile Service (SMP), effective from the date of publication in the official gazette on December 12, 2002.

      Under the above-mentioned document, Mobile Cellular Service (SMC), provided under license, was replaced by Personal Mobile Service (SMP), provided under authorization, both granted by the Federal Government.

      The authorization granted to the Company is valid for the remaining period of the license previously granted and currently replaced, to April 8, 2013, and may be renewed once for fifteen years, on a chargeable basis.

      The principal changes arising from the migration from SMC to SMP are:

•	Consolidation of the joint venture between Telefónica Móviles and PT Móveis in Brazil;

•	The SMP user will have the right to choose the long distance service provider through the provider selection code (CSP) for calls within the access areas;

•	More demanding quality goals;

•	Free negotiation of interconnection tariffs beginning June 2004.

PART NINE — FINANCIAL STATEMENTS

DAINI DO BRASIL S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Joint Venture

      On December 27, 2002, the assets in the Brazilian mobile telephony market held by the shareholders PT Móveis — Serviços de Telecomunicações, SGPS (“PT”) and Telefónica Móviles S.A. (“TEM”), represented by the direct and indirect equity interests in Telesp Celular Participações S.A., Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., and CRT Celular Participações S.A., were transferred to Brasilcel N.V., to form a joint venture based in the Netherlands (50% owned by PT and 50% owned by TEM).

      As a result, as of December 31, 2002, Telesp Celular Participações S.A. is a publicly held company owned by Brasilcel N.V. (57.26% of total capital) and Portelcom Participações S.A. (7.86% of total capital) which is wholly owned by Brasilcel N.V. Total voting capital directly and indirectly owned by Brasilcel N.V. as of December 31, 2002 was 93.7%.

      The Senior Management of the companies involved understand that the mentioned process will result in significant gains for all the corporations, mainly due to the synergies achieved with the operations increase volume and unification of operative processes, which may case systemic adjustments.

3.	Presentation of the Consolidated Financial Statements

      These consolidated financial statements are being presented to comply with the requirements of Rule 3-05 of Regulation S-X of the Securities and Exchange Commission (“SEC”) in connection with a registration statement to be filed by TCP with the SEC. As described in Note 1, TCP acquired the remaining common stock of the Company on December 27, 2002, and began to consolidate the Company as from that date. Consequently, these financial statements have been presented for periods prior to date of this acquisition.

      These Financial Statements were prepared in accordance with accounting practices adopted in Brazil (“BR CL”) and the applicable rules for telecommunications service companies, established by ANATEL.

a)	Consolidated Financial Statements

      As Daini holds a majority of the outstanding voting stock of GT, the financial statements of Daini include the accounts of GT on a consolidated basis from February 6, 2001, the date upon which Daini owned more than 50% of the voting capital stock of GT. The consolidation was made in according with CVM Instruction No. 247/96 and the principal procedures are:

•	Elimination of intercompany balances, as well as of revenue and expenses of intercompany transactions;

•	Elimination of the investor’s shareholding, reserves and accumulated results in the investees;

•	Segregation of the portions of shareholders’ equity and the minority shareholders’ interest.

      Previous to the majority acquisition, GT results from January 1, 2001 to February 6, 2001 were accounted for under the equity method of accounting and were included in the Statement of loss as equity in losses of unconsolidated subsidiary.

PART NINE — FINANCIAL STATEMENTS

DAINI DO BRASIL S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

b)	Change in Accounting Practices

      Effective January 1, 2001, the Company changed its method of accounting for subscriber acquisition costs. The effect of this change has been recorded as an adjustment to the Company’s beginning accumulated deficit balance (Note 26c). The accounting change is described below:

Subscriber acquisition cost — Prior to January 1, 2001, the Company deferred losses on sales of handsets below cost. The losses were amortized during the estimated period over which the subscriber was expected to remain as a customer. Although this accounting is acceptable under BR CL, the Company decided to conform this practice to US GAAP, as allowed by BR CL. Since January 1, 2001 these loses recorded as merchandising expenses when incurred. The accumulated deferred asset was written-off as a prior year adjustment.

4.	Summary of the Principal Accounting Practices

      (a) Cash and Cash Equivalents — Are considered to be all available balances in cash and banks and all highly liquid temporary cash investments, stated at cost plus interest accrued to the balance sheet date, with original maturity dates of three months or less.

      (b) Trade Accounts Receivable — Accounts receivables from customers are calculated at the tariff rate on the date the services were rendered. Trade accounts receivable also include services provided to customers up to the balance sheet date, but not yet invoiced, as well as the accounts receivable from sale of handsets and accessories.

      (c) Allowance for Doubtful Accounts — Provision is made for accounts receivable for which recoverability is considered to be remote.

      (d) Inventories — Consist of handsets and accessories stated at the average acquisition cost. A provision is recognized to adjust the cost of handsets and accessories to net realizable value for inventory considered obsolete.

      (e) FISTEL fees — Fees related to activations of new customers are being deferred and amortized over the estimated customer relationship period. This amortization period commences upon the date of activation.

      (f) Foreign currency transactions — Are recorded at the prevailing exchange rate at the time of the related transactions. Foreign currency denominated assets and liabilities are translated using the exchange rate at the balance sheet date. Gains and losses related to exchange variations on foreign currency denominated assets and liabilities are recognized in the statements of loss as they occur. Exchange variation related to derivative contracts are calculated and recorded monthly regardless of the settlement period.

      (g) Property, Plant and Equipment — Is stated at the cost of acquisition or construction, less accumulated depreciation calculated under the straight-line method based on the estimated useful lives of these assets. The license acquisition cost of GT is include in property, plant and equipment, which is being amortized using the straight-line method over the initial license period (15 years) beginning in the month of its acquisition. The interest on loans for financing construction in progress is capitalized as part of the cost of the asset.

      Costs incurred for repairs and maintenance that represent improvements, increases in capacity or in the useful lives of the assets are capitalized. All other routine costs are charged to results of operations.

PART NINE — FINANCIAL STATEMENTS

DAINI DO BRASIL S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      (h) Deferred assets — Represents preoperating expenses incurred by GT that have been deferred. Preoperating expenses are being amortized using the straight-line method over a period of ten years, starting from the beginning of operations.

      (i) Goodwill — which represents the excess of purchase price over the proportional share of carrying value of net assets acquired, is not being amortized as it was based on the future profitability of the associated company. Thus, when the associated company starts to generate profit the goodwill amortization will start. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved. For the periods presented in these financial statements, the Company has not recognized an impairment on the recorded goodwill based on its assessment of recoverability.

      (j) Vacation Payable Accrual — Cumulative vacation payable due to employees is accrued as incurred.

      (k) Income and Social Contribution Taxes — Are calculated and recorded based on the tax rates in effect on the balance sheet date, on an accrual basis. The deferred taxes attributable to temporary differences, taxes losses and social contribution tax loss carryforwards are recorded when their realization is considered to be more likely than not.

      However, to date, the Company has not recorded deferred tax assets related to its net operating losses tax carryforwards, since their realization is not considered to be more likely than not.

      (l) Loans and Financing — Loans and financing are updated for monetary and/or exchange variations and include accrued interest to the balance sheet date.

      (m) Reserve for Contingencies — Are based on legal advice and management’s opinion as to the likely outcome of the outstanding matters at the balance sheet date.

      (n) Revenue Recognition — Revenues from cellular telephone services consist of monthly subscription charges, usage charges, network usage charges and charges for maintenance and other customer services. Revenues for all services are recognized when the services are provided. Revenues for pre-paid services are deferred and recognized when the service is rendered, based on airtime usage. Billings are on monthly basis. Unbilled revenues from the billing date to the month end are estimated and recognized as revenues during the month in which the service is provided. Revenues from the sales of handsets and accessories are recorded when delivered.

      (o) Net Financial Expense — Represents interest earned (incurred) during the period and exchange and monetary variation resulting from financial investments and loans and financing. Exchange gains and losses on forward contracts and swaps are included in net financial expenses.

      (p) Research and Development — Research and development costs are charged to expense as incurred.

      (q) Derivative Financial Instruments — GT enters into currency swap contracts in order to manage its exposure to the devaluation of the Real to other foreign currencies, specifically as it relates to its obligations. The derivatives are recorded at their settlement amounts at the balance sheet date.

      (r) Segment Information — The Company’s operates solely in one segment for local and regional cellular telecommunications. All revenues are generated in states of Paraná and Santa Catarina.

      (s) Use of Estimates — The preparation of financial statements in accordance with accounting practices adopted in Brazil requires management to make estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and

PART NINE — FINANCIAL STATEMENTS

DAINI DO BRASIL S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the reported amounts of revenues and expenses during the period reported. Actual results could differ from those estimates.

5.     Net Operating Revenue

	2001	2002

Monthly subscription charges	91,720	107,069
Usage charges	123,087	169,398
Interconnection charges	133,921	204,063
Sale of merchandise	139,852	139,571
Other	4,263	14,461

Total gross operating revenue	492,843	634,562
Value added and other sales taxes	(92,328)	(110,270)
Discounts granted and other	(9,718)	(12,124)

Net operating revenue	390,797	512,168

      There are no customers which contributed more than 10% of gross operating revenues in 2001 and 2002, except for Brasil Telecom S.A., the fixed service provider for the area, that contributed approximately 22% of the total gross revenue in 2002 (17% in 2001), mainly in relation to interconnection charges.

6.     Cost of Services and Goods

	2001	2002

Depreciation	(45,467)	(89,034)
License acquisition right amortization	(54,886)	(61,064)
Personnel	(5,002)	(4,341)
Interconnection	(60,172)	(56.771)
Materials and services	(14,748)	(43,312)
Rentals and insurance	(25,131)	(8,968)
Fistel regulated taxes	(10,629)	(19,269)
Cost of merchandise sold	(189,770)	(140,853)
Other	(2,102)	(162)

Total	(407,907)	(423,774)

PART NINE — FINANCIAL STATEMENTS

DAINI DO BRASIL S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.     Selling Expenses

	2001	2002

Personnel	(20,428)	(17,695)
Marketing and publicity	(44,055)	(39,985)
Third-party services	(33,921)	(30,797)
Leases and insurance	(1,515)	(3,914)
Provision for doubtful accounts receivable	(29,699)	(8,832)
Depreciation	(6,981)	(11,151)
Other	(3,054)	(12,028)

Total	(139,653)	(124,402)

8.     General and Administrative Expenses

	2001	2002

Personnel	(15,937)	(14,124)
Third-party services	(17,735)	(17,648)
Leases and insurance	(1,609)	(2,692)
Depreciation	(6,154)	(10,023)
Other	(5,632)	(1,084)

Total	(47,067)	(45,571)

9.     Other Net Operating Expenses

	2001	2002

Provision for losses on property, plant and equipment	(20,671)	812
Amortization of deferred assets	(28,366)	(31,663)
Accrued liability for contingencies (net of reversals)	(7,297)	(3,840)
Other	3,883	8,607

Total	(52,421)	(26,084)

PART NINE — FINANCIAL STATEMENTS

DAINI DO BRASIL S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.     Net Financial Expenses

	2001	2002

Income:
Interest	9,022	8,500
Gains on swap contracts	27,391	620,412

Total financial income	36,413	628,912

Expense:
Interest	(116,375)	(175,971)
Monetary/exchange variations	(201,291)	(1,037,619)
Loss on swaps contracts	(221,794)	—
Other financial expenses	(48,622)	(88,801)

Financial expenses	(588,082)	(673,479)

Net financial expenses before interest capitalization	(551,669)	(673,479)
Less capitalized interest	15,205	10,332

Net financial expenses	(536,464)	(663,147)

11.     Recoverable and Deferred Taxes

      Brazilian income taxes comprise federal income tax and social contribution tax. At December 31, 2001 and December 27, 2002 the statutory rate for income tax was 25%, and the statutory rates for social contribution tax was 9%. The combined statutory rate was 34% as of December 31, 2001 and December 27, 2002.

      At December, 31, 2001, GT had accumulated tax loss carryforwards, in the amount of R$ 1,397,029, whose related tax asset, in the amount of R$ 461,020 was not recorded in the financial statements since their realization is not considered to be more likely than not.

      The accumulated tax loss carryforwards do not expire and can be offset against taxable income. The tax legislation also define that tax loss carryforwards can be used, in any year, up to the limit of 30% of income before taxes, determined in accordance with Brazilian accounting practices and considering adjustments defined by tax legislation.

      Deferred income tax assets and recoverable taxes are comprised of the following:

2001

Deferred taxes from corporate restructuring (Note 1)	237,508
Value Added Tax (ICMS)	25,537
Other	435

Total	263,480

Current	7,869
Noncurrent	255,611

PART NINE — FINANCIAL STATEMENTS

DAINI DO BRASIL S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Value added tax (ICMS) represent the amount paid on the acquisition of equipment and inventories and can be offset against future ICMS payable generated from telecommunications services revenues. Recovery of ICMS taxes associated with equipment purchase is generally limited to 1/48th per month of the credit amount. The long-term portion of recoverable ICMS was R$ 18,103 at December 31, 2001.

12.     Cash and Cash Equivalents

2001

Cash and banks	2,319
Temporary cash investments:
Certificates of Deposit	50,606

Total	52,925

      Temporary cash investments refer principally to fixed income deposit certificates (CDBs) which are indexed to interbank deposit (CDI) rates.

13.     Trade Accounts Receivable, Net

2001

Billed amounts to customers	25,044
Billed amounts for sales of handsets and accessories	23,683
Unbilled services to customers	12,542
Interconnection	10,674
Allowance for doubtful accounts	(9,637)

Total	62,306

      The changes in the allowance for doubtful accounts were as follows:

	2001	2002

Beginning balance	(6,968)	(9,637)
Provision for doubtful accounts charged to selling expense	(14,535)	(8,832)
Write-offs	11,866	8,167

Ending balance	(9,637)	(10,302)

14.     Inventories

2001

Handsets and accessories	65,008
Other	493

65,501
Provision for excess and obsolete inventories	(8,624)

Total	56,877

PART NINE — FINANCIAL STATEMENTS

DAINI DO BRASIL S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.     Other Assets

2001

Deferred Fistel Taxes	6,490
Prepaid expenses	2,819
Advances to suppliers	950
Other	235

Total	10,494

Current	10,260
Noncurrent	234

      Prepaid expenses consist primarily of contracted services, which are being charged to expense over the terms of the service contracts.

16.     Property, Plant and Equipment, Net

a. Composition

2001

License acquisition costs	915,926
Transmission equipment	408,009
Computer hardware and software	152,210
Automatic switching equipment	62,795
Supports and protectors	79,690
Buildings	10,976
Handsets	9,149
Land	2,986
Other assets	20,081
Construction-in-progress	158,208

Total cost	1,820,030
Accumulated amortization of license acquisition costs	(228,948)
Accumulated depreciation	(128,389)

Property, plant and equipment, net	1,462,693

      During the periods from February 6, 2001 to December 31, 2001 and January 1 to December 27, 2002, interest capitalized by GT on loans and financing for construction-in-progress amounting to R$ 15,205 and R$ 10,332, respectively.

PART NINE — FINANCIAL STATEMENTS

DAINI DO BRASIL S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

b. Depreciation Rates

      The annual depreciation rates applied to property, plant and equipment are as follows:

License acquisition	6.70
Transmission equipment	10.00
Computer hardware and software	20.00
Supports and protectors	3.50
Automatic switching equipment	10.00
Buildings	2.80
Private handsets	33.00
Other assets (excluding land)	4.00 to 20.00

c. Rentals

      The Company rents premises and cellular tower through a number of operating lease agreements that expire at different dates. Total annual rental expense under these agreements was R$ 34,333 in 2002 (R$ 32,072 in 2001).

      Rental commitments of operating leases with noncancellable terms are:

2001

Year ending December 31,
2002	32,884
2003	31,021
2004	30,289
2005	29,817
2006	28,552
2007 and after	43,610

Total minimum payments	196,173

17.     Deferred Assets, Net

2001

Preoperating expenses:
License amortization	80,496
Financial expenses	184,430
General and administrative expenses	43,633

Total	308,559
Accumulated amortization	(68,826)

Deferred assets, net	239,733

PART NINE — FINANCIAL STATEMENTS

DAINI DO BRASIL S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.     Goodwill

2001

Initial goodwill	43,041
Goodwill on Takotel’s acquisition	118,491

Total	161,532

      The amount of goodwill will be amortized over a ten-year period based on GT’s expected future profitability.

19.     Payroll and Related Accruals

2001

Wages, salaries	1,232
Accrued vacation and social security charges	3,641
Accrued benefits	4,400
Other	139

Total	9,412

20.     Trade Accounts Payable

2001

Materials and services — local currency	234,361
Services — foreign currency	10,931
Other	1,866

Total	247,158

21.     Taxes Payable

2001

State VAT (ICMS)	40,786
Withholding income tax	7,826
Fistel fees	2,577
Other taxes on revenues	2,971

Total	54,160

Current	16,481
Non-current	37,679

      The long-term portion refers to the “ICMS — Programa Paraná Mais Emprego”, an agreement made with the Paraná State Government, on July 21, 2000, for deferral of ICMS payments. Pursuant to this agreement, the due date of ICMS is the 49th month after the amount is determined. The balances are subjected to monetary correction based on FCA — Fator de Conversão e Atualização da Secretária da Fazenda do Paraná, a monetary correction rate established by State of Paraná.

PART NINE — FINANCIAL STATEMENTS

DAINI DO BRASIL S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

22.     Loans and Financing

a) Composition of Debt

	Annual Interest
	Rate	2001

Working capital:
J. P. Morgan(1)	32.17%	35,386
Banco do Brasil(2)	0.8%	65,372
Floating Rate Notes — (3)	EURIBOR + 2.75%	1,671,540
BNDES(4)	UMBNDES and TJLP + 3.6%	311,444
Interest payable on the above loans and settlement value of swap contracts		223,486

Total		2,307,228

Current		212,465
Non current		2,094,763

(1)	JP Morgan — This loan was contracted in November 29, 2001, and was due in a single installment in February 2002. This loan was paid in full on the due date.

(2)	Banco do Brasil — This loan was contracted on April 2001, equivalent to ¥ 3,707,351 thousands, with maturity in a single installment on March 2002. This loan was paid in full on due date.

(3)	Floating Rate Notes — These notes, issued by GT in July 2001, were acquired by Portugal Telecom International Finance B.V. (a related finance company of the parent company of “TCP” — See Note 1), equivalent to EUR 810 million, and are due in a single installment in 2004. The interest was due annually. Proceeds from this loan were used for prepayment on July 2001 of the following loans:

•	Motorola — Working capital — This loan was contracted in December 1998, with a total credit line of US$110 million.

•	Eximbank — Working capital — financing of operational activities. This loan was contracted in September 1999, in the amount of US$220 million.

•	Motorola — Equipment — This loan was contracted on December 1998, with a total credit line of US$220 million.

These debts were repaid at their approximate carrying amount on each prepayment date. No significant gains or losses resulted from these early extinguishments of debt.

Considering the effects of derivatives financial instruments, the cost of debt is proportionate to the interbank offered rate in Brazil (CDI). At December 31, 2001 the CDI rate was 19% per annum.

On August 9, 2002 and September 16, 2002, TCP paid down the Floating Rate Notes at their approximate carrying value on behalf of GT. This amount was recorded as an advance for future capital increases made by TCP.

(4)	Banco Nacional de Desenvolvimento Econômico e Social (BNDES) — This loan was contracted with BNDES and the banks Bradesco S.A. and Alfa S.A. in July 2001. Principal of this loan will be paid in 60 monthly installments starting in November 2002. This loan is guaranteed by the pledge of the

PART NINE — FINANCIAL STATEMENTS

DAINI DO BRASIL S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company’s revenues, which can be retained up to a limit of 140% of the highest monthly installment, and also guaranteed by Telesp Celular S.A.

      This loan agreement requires compliance with certain covenants such as the maintenance of minimum indexes of capitalization, the current ratio, financial results and debt service coverage, as well as places restrictions on the creation of new loans and financing. As of December 27, 2002, GT was not in compliance with the current ratio, financial result and debt service coverage covenants contained in the loan agreement. GT has obtained waivers relating to these covenants through December 31, 2003.

              b)     Repayment Schedule

As December 27, 2002 the outstanding debt consisted of R$ 336,447 related to the loan contracted with BNDES, maturing as follows:

Amount

2003	72,506
2004	71,103
2005	71,103
2006	71,103
2007	50,632

Total	336,447

c) Swap Contracts

      During 2001, the Company entered into currency swap contracts to reduce the impact of the devaluation of the Brazilian real on its Euro and Yen denominated obligations. Under the terms of these swap arrangements, the Company is required to pay the counterparts the amounts, if any, that represents the excess of the variation of the CDI (interbank) rate or a fixed interest rate over the variations of the applicable foreign currency exchange rate, all computed on the notional amounts. If the inverse occurs, GT is entitled to receive the difference from the counterparts. At each balance sheet date the swap contracts are being carried at their estimated net settlement amount. The gains and losses attributable to these instruments are being recognized in income on a current basis.

      At December 31, 2001 the Company had currency swap contracts in the notional equivalent of R$ 1,128,707 denominated in foreign currencies (equivalent to EUR 509,834 and ¥ 3,707,351 in 2001) with the purpose to reduce the effect of a potential devaluation of the Brazilian currency. The parameters for the currency swap contracts in Euro and Yens are subject to foreign currency variation plus fixed interest rates from 0.8% to 8.39%. During 2001, the result of these instruments was a unrealized loss of R$ 194,403 recorded as loan and financing. At December 27, 2002, GT had currency swaps contracts denominated in Euros in the amount of EUR 299,693, unrealized gains related to these swaps of R$ 620,411 was recorded in the statements of income as net financial expenses during 2002.

      Part of the currency swap contracts in Euros, in the amount of R$ 96,443, was subrogated from a swap currency contract originally signed with a commercial bank by Telesp Celular Participações S.A.

PART NINE — FINANCIAL STATEMENTS

DAINI DO BRASIL S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

23.     Reserve for Contingencies and Other

      GT is party to certain legal proceedings arising in the normal course of business, including civil, administrative, tax and labor proceedings. GT considers the risk of loss of each contingency, such risk being classified as probable, possible or remote, considering the advice of its legal advisors. The contingencies for which a loss is considered probable to occur are recorded in the financial statements.

      The composition of the provisions recorded as liabilities, is as follows:

2001

Labor	1,244
Tax	6,000
Civil and other	410

Total	7,654

      The labor contingencies were computed based on an estimate made by management of GT, supported by the advice of its legal advisors, of the probable losses with judicial processes from former employees.

      The tax contingencies primarily relate to matters linked to the taxation of the portable terminals of cellular mobile telephony, in the State of Paraná, during the period from December 14, 2000 to July 02, 2001. In this period, the tax rate was reduced for 7%, according to item 14-A of the Table I of the Attachment II of RICMS/ PR (Value-added tax regulation in the state of Paraná), which was later revoked with retroactive effect.

      In the State of Santa Catarina, GT had a reduction in the base computation of VAT on sales, for the period from August 1999 to December 2001. The tax rule prescribes that any amount of benefit resulting from VAT credit on purchases, should not be used to reduce future obligations. The Company is contesting such tax ruling.

      The provisions for civil contingencies were computed based on an estimate of the cases filed against the GT.

      GT is subject to potential contingencies, related to civil claims, classified as possible risk of loss by the legal advisors, which was not accrued by the Company, amounting to R$ 1,320 as of December 31, 2001.

24.     Transactions with Related Parties

      The principal transactions with unconsolidated related parties are as follows:

a) Use of network, long-distance and roaming cellular communication — These transactions involve companies owned by the same group: Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Celular CRT S.A. and Telesp Celular S.A.. This group became a related party on December 27, 2002 as a result of the joint venture described in Note 2. The table below includes balances and transactions with these companies for all periods presented. These transactions were established following guidance issued by ANATEL.

b) Advances for capital increase — represents advances made by TCP to the Holdings and GT for future capital increases.

c) Intercompany payable — in order to optimize the financial resources of the Group companies, TCP and Telesp Celular S.A made payments to suppliers of cellular handsets which were jointly

PART NINE — FINANCIAL STATEMENTS

DAINI DO BRASIL S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

negotiated and charged to GT, as intercompany loans subject to charges and restatement compatible with market conditions. The commercial conditions of these services are based on the usual market practices applied to the Companies’ other contracts.

d) Loans and financing — Represents intercompany loans with the Portugal Telecom Group.

      A summary of balances and transactions with unconsolidated related parties is as follows:

	2001	2002

Assets:
Account receivable by services	1,374	N/A
Liabilities:
Account payable	2,158	N/A
Intercompany payable	2,693	N/A
Income:
Services revenues	5,511	5,497
Cost of services	(6,116)	(6,238)
Financial expenses, net	(5,640)	156,871

25.     Financial Instruments and Risk Management

      Estimated fair values of the Company’s financial assets and liabilities have been determined using available market information and valuation methodologies identified to be appropriate by the management of the Company. However, considerable judgment was required in interpreting the market data to determine the estimated fair values. Accordingly, the estimates presented below are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values.

      The fair value information as of December 31, 2001 presented below is based on pertinent information available to management as of those dates. Although management is not aware of any factors that would significantly affect the estimated fair value amounts at December 31, 2001 current estimates of fair values may differ significantly from the amounts shown.

	Book	Fair	Unrealized
	Value	Value	Gains (Losses)

Loans and financing	2,067,697	1,987,094	80,603
Derivatives instruments	239,531	292,005	(52,474)

Total	2,307,228	2,279,099	28,129

     Loans and Financing

      The fair values of loans and financing were determined based on current market interest rates of similar instruments, with similar maturities and credit risk.

PART NINE — FINANCIAL STATEMENTS

DAINI DO BRASIL S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash, Cash Equivalents, Accounts Receivable, Other Current Assets, Accounts Payable and Accrued Expenses

      The carrying value of cash, cash equivalents, accounts receivable, other current assets, accounts payable and accrued expenses approximate of their fair value.

Currency Swap Contracts

      The derivative financial instruments held by the Company consist of foreign currency swap contracts, which are described in note 221 (c). The Company engages in these currency swap contracts for hedging purposes.

      The fair market value of these instruments has been determined based on the discounted projected cash flow as of the balance sheet date. The projected cash flow considers estimated future exchange rates, future interest rates and other factors present at balance sheet date.

26.     Shareholders’ Deficit

a) Capital

      The capital stock is comprised of preferred shares and common shares, all without par value. Capital as of December 31, 2001 amounts to R$ 447,430, which is represented by shares distributed as follows:

Shares Issued
and Outstanding

Common shares	14,914,315,604
Preferred shares	29,828,631,206

Total	44,742,946,810

      An amount of R$ 210,543 was received from TCP on February and July, 2001 as advances for future capital increase. This amount was recorded as an advance for future capital increase that was authorized by an Extraordinary Shareholders’ meeting and will be capitalized after the approval of ANATEL.

      Each common share has one voting right in the general meetings. Also, preferred shares are nonvoting and have priority in the reimbursement of capital in case of dissolution of the Company.

      According to the Brazilian corporate legislation, preferred shareholders, as there is no provision in the corporate by-laws to the contrary, will have the right to an additional 10% of dividends paid to the common shareholders, when profitability are in place and if income is available for distribution.

      Under Brazilian corporate law, the number of non-voting shares or shares with limited voting rights, such as the preferred shares, may not exceed two-thirds of the total number of shares.

1 Currency Swap contracts were entered into in order to reduce the currency exchange risk resulting from the Company’s Euro and Yen denominated loans. Although the amounts and maturities related to the contracts are not fully matched to the Company’s foreign currency denominated liabilities, the amounts hedged represent management’s estimate of the Company’s foreign currency liabilities expected to mature at or near the maturity dates of the derivative contracts. Foreign currency swap contracts are recorded at the settlement amount at the balance sheet date.

PART NINE — FINANCIAL STATEMENTS

DAINI DO BRASIL S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

b) Special Reserve of Goodwill

      The goodwill special reserve on incorporation represents the balancing item of the goodwill registered as noncurrent asset. When the tax credit benefit related to the goodwill occurs, will be capitalized in the name of the original shareholders.

c) Prior Year Adjustment

      The prior year adjustment was recorded as a result of the change in accounting for subscriber acquisition costs as described in Note 3(b), which was recorded as an adjustment to the Company’s accumulated deficit on January 1, 2001 as follows:

2001

Write off of subscriber acquisition cost	(81,198)
Write off of subscriber acquisition cost — accumulated amortization	12,099

Total adjustments (See Note 3b)	(69,099)

      Write off of subscriber acquisition costs and accumulated amortization. Prior to 2001, the Company deferred the costs associated with the acquisition of new subscriber. In 2001, new subscriber acquisition costs were expensed as incurred and the unamortized accumulated balance of prior years was written-off as a prior year adjustment.

27.     Subsequent Events

a. Capital Increase

      On December 30, 2002, R$ 2,310,878 of the advance for future capital increases made by TCP were formally capitalized in exchange for 5,934,625 additional shares of GT stock.

b.	Merger of Daini do Brasil S/A, Globaltelcom Telecomunicações S/A and GTPS S/A Participações em Investimentos de Telecomunicações into GT

      As described in Note 1, on December 27, 2002, TCP purchased the remaining 51% of the outstanding common stock of (17% of total capital) of the Holdings (Daini do Brasil S/ A, Globaltelcom Telecomunicações S/ A and GTPS S/ A Participações em Investimentos de Telecomunicações). As of March 31, 2003, TCP, aiming to minimize administrative and financial costs, completed the merger of Daini do Brasil S/ A, Globaltelcom Telecomunicações S/ A and GTPS S/ A Participações em Investimentos de Telecomunicações into GT. With this operation, TCP became the direct owner of GT.

c. Cancellation of Derivative Contracts

      Between April 2 and May 8, 2003, GT cancelled all of its outstanding swap contracts with notional amounts of € 299,693,000, resulting in the recognition of a loss for the period of R$ 164,704.

PART NINE — FINANCIAL STATEMENTS

DAINI DO BRASIL S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

28.	Summary of Differences Between Accounting Practices Adopted in Brazil (“BR CL”) and “US GAAP”

      The Company’s accounting policies comply with accounting practices adopted in Brazil (“BR CL”), which differ significantly from accounting principles generally accepted in the United States of America (“US GAAP”). These differences are described below:

a. Different Criteria for Capitalizing and Amortizing Capitalized Interest

      In 2001 and for the period from January 1 to December 27, 2002, the Company elected to record capitalized interest for BR CL purposes, on its construction-in-progress.

      Under US GAAP, in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 34 — Capitalization of Interest Costs, interest incurred on borrowings is capitalized to the extent that borrowings do not exceed construction-in-progress. The credit is a reduction of interest expense. Under US GAAP, the amount of interest capitalized excludes the monetary gain associated with the borrowings and the foreign exchange gains and losses on foreign currency borrowings, and other financial expenses related to borrowings.

      The effects of these different criteria for capitalizing and amortizing capitalized interest for 2001 and 2002 operations, are presented below:

	2001	2002

Capitalized interest difference:
US GAAP capitalized interest —
Interest which would have been capitalized and credited to income	5,360	6,456

Less — BR CL capitalized interest —
Interest capitalized and credited to income (up to the limit of interest and foreign exchange variation incurred on loans obtained for financing capital investments)	(15,205)	(10,331)

US GAAP difference	(9,845)	(3,875)

Amortization of capitalized interest difference:
Amortization under BR CL	506	1,940
Less — Amortization under US GAAP	(986)	(1,849)

US GAAP difference	(480)	91

b. Classification of Financial Expenses

      Under BR CL financial expenses are classified as operating expenses. For US GAAP purposes financial expenses are usually disclosed in the statement of income or operations as other expenses not related to operations.

PART NINE — FINANCIAL STATEMENTS

DAINI DO BRASIL S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

c. Permanent Assets

      Losses on disposals of permanent assets were R$ 1,637 in 2001 and R$ 3,842 in 2002. Such losses were included in non-operating expenses for BR CL. Under US GAAP such losses would have reduced operating income.

d. Valuation of Long-lived Assets

      For U.S. GAAP, effective January 1, 1996 the Company adopted SFAS No. 121 Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of. In accordance with this standard, the Company periodically evaluates the carrying value of long-lived assets to be held and used, when events and circumstances warrant such a review. The carrying value of long-lived assets is considered impaired when the anticipated undiscounted cash flow from such assets is separately identifiable and is less than their carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the assets.

      In October 2001, the Financial Accounting Standards Board issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 superseded SFAS No. 121, and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS No. 144 also amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. SFAS No. 144 also broadens the presentation of discontinued operations to include more disposal transactions. The Company adopted SFAS No. 144, effective January 1, 2002.

      The Company has performed a review of its long-lived assets and concluded that the recognition of an impairment charge was not required. The Company’s evaluation of its ability to recover the carrying value of its long-lived assets was based upon projections of future operations that assumed a higher level of revenues and gross margin percentages that the Company has historically achieved. There can be no assurance that the Company will be successful in achieving these improvements in its revenues and gross margin percentages. Should the Company be unable to achieve such improvements, future impairment provisions may be recorded related to its investments in property, plant and equipment and the licenses acquired to operate its cellular networks.

e. Currency Swap Contracts

      Statement of Financial Accounting Standards (SFAS) No. 133 “Accounting for Derivative Instruments and Hedging Activities” established accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value.

      SFAS 133 requires that the changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. During June 2000, the FASB issued Statement of Financial Accounting Standards No. 138 (SFAS 138) which amends SFAS 133 for certain derivative instruments and certain hedging activities. SFAS 133, as amended is effective for fiscal years beginning after June 15, 2000 and should not be retroactively applied to financial statements of prior periods.

PART NINE — FINANCIAL STATEMENTS

DAINI DO BRASIL S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company adopted SFAS 133, as amended on January 1, 2001. Since the Company did not have significant derivatives outstanding as of December 31, 2000, the implementation of SFAS 133 did not have a material impact on the Company’s results of operations and financial position.

      As mentioned in Note 22(c) the Company contracted swap contracts for long term agreements at various exchange rates, in a total amount of R$ 1,128,707. There were EUR 509,834 and ¥ 3,707,351 at December 31, 2001 (notional amount outstanding at the balance sheet date). Under BR CL, foreign currency swap contracts are recorded at the notional amount multiplied by the terms of the contract as if it had been settled at the balance sheet date. The premium accrued at that date is recorded as an expense and payable.

      For US GAAP purposes, these swap contracts do not qualify for hedge accounting. US GAAP requires that financial instruments of this nature be recorded at fair value through earnings. Accordingly, an adjustment has been included in the reconciliation to US GAAP.

      During the year ended December 31, 2001 and for the period from January 1 to December 27, 2002, GT incurred losses on swap contracts of R$ 194,403 and gains of R$ 620,411, respectively. As of December 31, 2001, unrealized losses, which represent the fair value of the currency swap contracts amounted to R$ 292,005.

      The table below shows the fair value of the Company’s derivatives as of December 31, 2001:

			Fair Value/
	Expiration Date	Notional Amount	Unrealized Losses

Foreign exchange swap CDI/EURO	July 2004	EUR 299,692	124,897
Foreign exchange swap CDI/EURO	November 2004	EUR 210,142	94,667
Foreign exchange swap CDI/YEN	March 2002	¥ 3,707,351	72,441

f. Commissions Fees

      Until December 31, 2000, arrangement fees paid, in order to obtain new financing, were recorded as expenses under Brazilian GAAP. Under US GAAP these fees have been recorded as prepaid expenses and have been amortized over the period of the related financing.

g. License Acquisition Interest Capitalization

      The incurred interest between the date of the documentation and proposal submission to obtain the license acquisition to operate B Band mobile telephone services, and the date of the initial operations of the Company was recorded as deferred assets according to Brazilian GAAP. Under US GAAP the interest was capitalized as license acquisition cost. The amount of reversal relates to differences on interests accrued in 1998.

h. Amortization of License Acquisition Costs

      The Company recorded amortization of license acquisition costs during the start-up period as deferred assets according to Brazilian GAAP. Under US GAAP such amortization was reversed and the amortization period starts on the start-up date, January 1st, 1999.

PART NINE — FINANCIAL STATEMENTS

DAINI DO BRASIL S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

i. Special Reserve of Goodwill

      The related tax benefits transferred to the Company as a result of the corporate restructurings, above and recorded as an equity contribution under BR CL as a Special Reserve of Goodwill, are reversed for U.S. GAAP purposes, as the basis in such tax benefits of the transferring entities reflects a valuation allowance in accordance with U.S. GAAP.

j. Deferred Income Taxes

      GT, as mentioned in Note 11, has net loss carryforwards amounting R$ 1,397,029 at December 31, 2001. The net tax loss carryforwards (tax benefit), amounted to R$ 461,020 at December 31, 2001.

      These tax carryforwards do not have a time limitation or expiration date and are subject to a limit of 30% of income before taxes, per each fiscal year, determined in accordance with Brazilian accounting practices and considering adjustments defined by Brazilian tax legislation.

      In addition during 2001, the Company and GT recorded a total deferred tax asset amounting to R$ 237,508 referring to the future benefit arising from the amortization of an intangible asset originating from the corporate restructuring as previously described in Note 1 to the accompanying financial statements. The related tax benefits transferred to the Company as a result of the corporate restructurings, recorded as a contribution of equity under BR CL, are reversed for U.S. GAAP purposes as the basis in such tax benefits of the transferring entities reflects a valuation allowance in accordance with U.S. GAAP.

k. Deferred Assets

      The Company has recorded pre-operational costs and subscribers acquisition costs as deferred assets, to be amortized on a straight-line basis over 10 and 5 years, respectively, as allowed by BR CL. Under US GAAP such deferrals and respective amortization have been fully reversed.

l. FISTEL Fee

      Under Brazilian GAAP, the Fistel (Telecommunication Inspection Fund) fee assessed on each activation of a new cellular line is deferred beginning on January 1st, 2001 for amortization over the customers’ estimated subscription period (20 months). For US GAAP purposes, this tax is charged directly to the consolidated statement of income.

m. Classification of License Acquisition Cost

      Under BR CL license acquisition costs are reported as a component of property, plant and equipment, net on the balance sheet. For US GAAP purposes, the license fee would be reported as an intangible asset and not included in property, plant and equipment.

PART NINE — FINANCIAL STATEMENTS

DAINI DO BRASIL S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

n. Revenue Recognition

      For US GAAP, the Company recognizes service revenue as the service are provided. Prepaid service revenue is deferred and amortized based on subscriber airtime usage. Sales of handsets along with the related cost of the handset are amortized over three years. The excess of the cost over the amount of deferred revenue related to handset sales is recognized on the date of sale. The following is a reconciliation of net revenue between BR CL and US GAAP.

	2001	2002

Net revenue under BR CL	390,797	512,168
Value added and other sales taxes	72,411	93,667
Deferred revenue — sales of handsets, net of amortization	(88,416)	(40,124)

Net revenue under US GAAP	374,792	565,711

(i) Value-added and Other Sales Taxes

Under BR CL, these taxes are recorded as a reduction to revenues. Under US GAAP, these taxes are recorded gross as revenue and related costs of services and goods. Accordingly, this difference in accounting policy has no impact in net income (loss) nor in shareholders’ equity. The impact of this difference under US GAAP was to increase both net revenues and cost of services and goods by R$ 72,411 and R$ 93,667 for 2001 and 2002, respectively.

(ii) Deferred Revenue Sales of Handsets

Under BR CL, revenues and costs related to handset sales, including applicable value added and other sales taxes, are recognized when sold. Under US GAAP, revenue on sales of handsets along with the related cost of the handset, including applicable value added and other sales taxes are amortized over three years. Any excess of the cost over the amount of deferred revenue related to handset sales is recognized on the date of sale. As substantially all of the Company’s handsets are sold below cost, this difference in accounting policy had no impact on net income (loss) nor in shareholders’ equity. The amount of unamortized deferred revenue and the related amounts of unamortized deferred costs was R$ 183,528 at December 31, 2001.

o. Acquisition of Interest in GT

      During the period from October 29, 1999 to February 6 2001, the Company completed a series of step acquisitions of interests in GT. At February 6, 2001, the Company held 47,80% of the outstanding voting shares and 48,34% of the total share capital of GT.

      Under BR CL, purchases of the majority of the voting shares of another company are recorded at the book value. The difference between the purchased company’s net assets and the purchase price is recorded as goodwill and amortized over the concession term of the purchased company. Goodwill is recorded up to the amount of the purchase price. As permitted under BR CL, Holdings elected to defer amortization of goodwill until GT generates positive cash flow. Under BR CL, TCP will amortize goodwill on a straight-line basis over a ten-year period based on projections of future profitability.

      Under U.S. GAAP, the cost of an acquired entity is allocated to assets acquired, including identifiable intangible assets, and liabilities assumed based on their estimated fair values on the date of acquisition. The

PART NINE — FINANCIAL STATEMENTS

DAINI DO BRASIL S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed is recognized as goodwill, which is not amortized and is tested for impairment at least annually.

      On February 6, 2001 and July 27, 2001 the Company indirectly acquired an additional 27.75% of GT’s total shares for R$ 212,939. For U.S. GAAP purposes, the Company allocated this difference as follows:

Amounts representing 36.27% of the historical net assets of GT under US GAAP	26,414
Property, plant and equipment	(42,249	)(a)
Intangible assets — customer list	37,840	(b)
Debt	7,209	(c)
Intangible related to concession	183,725	(d)

Purchase Price	212,939

(a)	Difference being amortized over approximately 11 years, representing the average remaining useful lives of the relating assets.

(b)	Difference being amortized over two years, representing the average customer life.

(c)	The long-term debt was reduced by R$ 7,209 related to the fair value of the underlying GT debt instruments. The majority of these related GT debt instruments were subsequently repaid during 2001. The adjustment to long-term debt was being amortized by the effective interest method over the remaining maturities of the underlying GT debt obligations. The related interest amortization during 2001 was approximately R$ 1,700 and is included in net finance expenses for U.S. GAAP purposes. The remaining R$ 5,509 was charged to income with the repayment of the related obligations by GT and is considered an extraordinary item on the early extinguishment of debt for U.S. GAAP purposes.

(d)	The intangible related to the concession is being amortized on a straight-line basis over a 12 year period, representing the remaining term of the license.

      The Company’s accounting policies comply with BR CL. As such, the Company’s investment in GT differs by the accumulated differences between BR CL and U.S. GAAP.

      The differences at GT are primarily related to the following:

•	Start-up and customer acquisition expenses incurred by GT which are being deferred over a period of 5 years for BR CL which are expensed as incurred for U.S. GAAP purposes;

•	Differences in methods of capitalizing and amortizing interest expense related to the acquisition of property plant and equipment; and

•	Differences between the carrying value of derivative instruments for BR CL and their fair values, for which such difference are recorded for U.S. GAAP purposes in the statement of income.

      These differences at GT impact the recorded amounts of the assets and liabilities by the Company for its previous acquisitions of interests in GT as well as recorded net income or loss (including the results of GT) for U.S. GAAP purposes.

      Also, under BR CL, the goodwill recognized by the Company will be amortized over 10 years based on the estimated future profitability, to commence when profitable operations are achieved which is anticipated to occur in 2005. For U.S. GAAP purposes, the intangible related to concession is being amortized over a period representing the remaining term of GT’s operating license from the date of each related acquisition.

PART NINE — FINANCIAL STATEMENTS

DAINI DO BRASIL S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The unaudited pro forma U.S. GAAP results of operations for the year ended December 31, 2001 as if the Company had acquired a controlling interest in GT on January 1, 2001, are as follows:

Net operating revenue	425,930
Net loss	(962,775)

      The pro forma net loss above includes adjustments related to the amortization of the concession intangible and the acquired customer base. The pro forma information is presented for information purposes only and is not necessarily indicative of what would have occurred if the acquisition had been made as of January 1, 2001 nor does it purport to be indicative of the results that will be obtained in the future.

      Furthermore, as a result of the significant operating losses incurred by GT during 2001 and its negative equity balance under U.S. GAAP the minority interests on such deficit amounting to R$ 25,537 at December 31, 2001 was assumed by Daini and recognized as an addition to shareholder’s deficit. The effect in 2001 current operations amounting to R$ 212,108 was recognized as an addition to net losses for U.S. GAAP purposes.

Reconciliation of the Net Loss between BR CL and US GAAP:

		The Period from
		January 1 to
		December 27,
	2001	2002

BR CL net loss for the year	(625,739)	(582,670)
Add (deduct):
Different criteria for:
Capitalized interest	(9,845)	(3,875)
Amortization of capitalized interest	(480)	91
Amortization of license acquisition costs	(5,648)	(6,159)
Amortization of deferred assets	29,024	31,663
FISTEL fees	(6,490)	(1,807)
Swap contracts	(52,474)	(115,999)
Amortization of commissions fees	(2,782)	—
Amortization of fair value of property, plant and equipment	4,231	4,614
Amortization on purchase price allocations to customers list	(17,735)	(19,214)
Amortization of intangible related to concession	(20,974)	(22,580)
Finance charges and extraordinary loss on early extinguishment of debt	(7,209)	—
Reversal of recoverable taxes	480	—
Minority interest loss transferred to the Company	(212,108)	—

US GAAP net loss for the year	(927,749)	(715,936)

PART NINE — FINANCIAL STATEMENTS

DAINI DO BRASIL S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reconciliation of the Shareholders’ Deficit between BR CL and US GAAP:

At December 31,
2001

BR CL shareholders’ Deficit	(155,649)
Add (deduct):
Different criteria for —
Capitalized interest	(290)
Amortization of capitalized interest	(1,214)
Interest capitalized on license acquisition costs	42,006
Amortization of license acquisition costs	27,790
Deferred assets	(308,559)
Deferred assets, accumulated amortization	66,187
FISTEL fees	(6,490)
Swap contracts	(52,474)
Special reserve of goodwill	(237,508)
Amortization of fair value of property, plant and equipment	4,235
Amortization on purchase price allocation to customer list	(17,833)
Amortization of intangible related to concession	(23,384)
Finance charges and extraordinary loss on early extinguishment of debt	(7,209)
Reversal of recoverable taxes	(165)
Minority interest loss transferred to the Company	(25,537)

US GAAP shareholders’ Deficit	(696,094)

Statement of Changes in Shareholders Equity (Deficit) in Accordance with US GAAP:

2001

Shareholders’ equity under US GAAP as of beginning of the year	21,112
Advance for future capital increase	210,543
Net loss for the year	(927,749)

Deficit under US GAAP as of ending of the year	(696,094)

29.     Additional Disclosures Required by US GAAP

a. Concentration of Risks

      Credit risk with respect to trade accounts receivable is diminished due to the diversified nature of the Company’s customers. The Company continually monitors the level of trade accounts receivable and limits the exposure to bad debts by cutting access to the telephone network if any invoice is 15 days past due. Exceptions comprise telephone services that must be maintained for reasons of safety or national security.

      In conducting its business, the Company is fully dependent upon the cellular telecommunications concession, granted by the Federal Government.

PART NINE — FINANCIAL STATEMENTS

DAINI DO BRASIL S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The collective labor agreements currently in force expire in August 2003 with a salary renegotiation scheduled for September 2003.

b. Commitments (Unaudited)

      Planned capital expenditures for 2003 are approximately R$116,142. Most of the 2003 capital expenditures relate to infrastructure, information technology and transmission equipment.

      The Company is subject to obligations concerning quality of services, network expansion and modernization. The Company believes that it is currently in compliance with its quality of service and expansion obligations.

c. Post-retirement Benefits

      The Company has no pension plan, post-retirement health care insurance or other benefits plan. Therefore, SFAS No. 87 — “Employers’ Accounting for Pensions” and SFAS No. 106 — “Employers’ Accounting for Post-retirement Benefits other than Pensions” has no effect on Company’s financial statements.

d. New Accounting Pronouncements

SFAS No. 141 — Business Combinations

      During June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141 (SFAS 141), “Business Combinations”. SFAS 141 addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16 (Opinion 16), “Business Combinations” and FASB Statement No. 38, “Accounting for Preacquisition Contingencies of Purchased Enterprises”. All business combinations in the scope of SFAS 141 are to be accounted for using one method the purchase method. In addition, SFAS 141 requires that intangible assets be recognized as assets apart from goodwill if they meet two criteria-the contractual-legal criterion or the separability criterion. To assist in identifying acquired intangible assets, SFAS 141 also provides a list of intangible assets that meet either of those criteria. In addition to the disclosure requirements prescribed in Opinion 16, SFAS 141 requires disclosure of the primary reasons for a business combination and the allocation of the purchase price paid to the assets acquired and liabilities assumed by major balance sheet caption. SFAS 141 also requires that when the amounts of goodwill and intangible assets acquired are significant to the purchase price paid, disclosure of other information about those assets is required, such as the amount of goodwill by reportable segment and the amount of the purchase price assigned to each major intangible asset class. The provisions of SFAS 141 apply to all business combinations initiated after June 30, 2001. SFAS 141 also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. The adoption of SFAS 141 on January 1, 2002 did not result in any impact to the Company’s financial position, cash flows and results of operations.

SFAS No. 142 — “Goodwill and Other Intangible Assets”

      During June 2001, FASB issue SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion 17, Intangible Assets. SFAS No. 142 also amends SFAS No. 121, “Accounting for the Impairment of Long Lived Assets and for long-lived Assets to Be Disposed Of”, to exclude from its scope goodwill and intangible assets that are not amortized. SFAS No. 142 addresses how intangible assets that are

PART NINE — FINANCIAL STATEMENTS

DAINI DO BRASIL S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The provision of SFAS No. 142 is required to be applied starting with fiscal years beginning after December 15, 2001. Early application is permitted for entities with fiscal years beginning after March 15, 2001, provided that the first interim financial statements have not been issued. An exception to SFAS No. 142 application date is for goodwill and intangible assets acquired after June 30, 2001, which will be immediately subject of the nonamortization and amortization provisions of this statement. The adoption of SFAS No. 142 on January 1, 2002 did not have an impact on the Company’s financial position, cash flows and results of operations.

SFAS No. 143 — “Accounting for Asset Retirement Obligations”

      During June 2001 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 143 (SFAS No. 143), “Accounting for Asset Retirement Obligations”. SFAS No. 143 basically requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement cost are capitalized as part of the carrying amount of the long-lived asset. Under SFAS No. 143 the liability for an asset retirement obligation is discounted and accretion expense is recognized using the credit-adjusted risk-free interest rate in effect when the liability was initially recognized. In addition, disclosure requirements contained in SFAS No. 143 will provide more information about asset retirement obligations. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15 ,2002 with earlier application encouraged. Based on an initial assessment of the provisions and requirements of SFAS 143, management believes that the implementation of this statement will not result in any impact to the Company’s financial position, cash flows and results of operations.

SFAS No. 145 — “Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS 13, and Technical Corrections as of April 2002 of “SFAS 145”

      In April 2002, the FASB issued Statements of Accounting Standards No. 145, “Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS No. 13, and Technical Corrections as of “April 2002” (“SFAS 145”). SFAS No. 145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” SFAS No. 44, “Accounting for Intangible Assets of Motor Carriers,” and SFAS No. 64, “Extinguishments of Debt made to satisfy Sinking-Fund requirements.” As a result, gains and losses from extinguishment of debt will no longer be classified as extraordinary items unless they meet the criteria of unusual or infrequent as described in Accounting Principles Boards Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” In addition, SFAS No. 145 amends SFAS No. 13, “Accounting for Leases,” to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SFAS No. 145 is effective for fiscal years beginning after 15 May 2002. The Company is currently evaluating the impact that the adoption of SFAS No. 145 will have on its results of operations and financial position. However, the Company does not believe that the adoption of SFAS No. 145 will have a material impact on the Company’s financial position, cash flows and results of operations.

PART NINE — FINANCIAL STATEMENTS

DAINI DO BRASIL S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SFAS No. 146 — “Accounting for Costs Associated with Exit or Disposal Activities”

      In June 2002, the FASB issued Statement of Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (“EITF 94-3”). SFAS No. 146 eliminates the definition and requirements for recognition of exit costs in EITF No. 94-3. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognised when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost as defined in EITF No. 94-3 was recognised at the date of an entity’s commitment to an exit plan. SFAS No. 146 also concluded that an entity’s commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. SFAS No. 146 is applicable for exit or disposal activities initiated after December 31, 2002, and as such, the Company cannot reasonably estimated the impact of the adoption of these new rules until and unless they affect relevant activities in future periods.

SFAS No. 150 — “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”

      In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 (“SFAS No. 150”), “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. SFAS No. 150 requires certain financial instruments that have historically been classified as equity to be classified as liabilities (or as an asset in certain circumstances). SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities. Since the requirements of SFAS No. 150 apply prospectively to financial instruments entered into or modified after May 31, 2003, the Company cannot reasonably estimate the impact of adopting these new rules until and unless it undertakes relevant activities in future periods.

FIN No. 45 — “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”

      In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN No. 45”). This interpretation requires certain disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of FIN No. 45 are effective for interim and annual periods after December 15, 2002. The initial recognition and initial measurement requirements of FIN No. 45 are effective prospectively for guarantees issued or modified after December 31, 2002. Based on an initial assessment of the provisions and requirements of FIN No. 45, management believes that the implementation of this statement will not result in any impact to the Company’s financial position, cash flows and results of operations.

EITF 00-21 Revenue Arrangements with Multiple Deliverables

      At the September and October 2002 meetings of the Emerging Issues Task Force (EITF), the Task Force reached a tentative conclusion on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, which outlines an approach to be used to determine when a revenue arrangement for multiple deliverables

PART NINE — FINANCIAL STATEMENTS

DAINI DO BRASIL S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

should be divided into separate units of accounting and, if separation is appropriate, how the arrangement consideration should be allocated to the identified accounting units. Specifically, in an arrangement with multiple deliverables, the delivered item(s) should be considered a separate unit of accounting if (1) the delivered item(s) has value to the customer on a standalone basis, (2) there is objective and reliable evidence of the fair value of the undelivered item(s) and (3) if the arrangement includes a general right of return, delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the vendor.

      The arrangement consideration allocable to a delivered item(s) that does not qualify as a separate unit of accounting within the arrangement should be combined with the amount allocable to the other applicable undelivered item(s) within the arrangement. The appropriate recognition of revenue should then be determined for those combined deliverables as a single unit of accounting.

      The guidance in EITF 00-21 is effective prospectively for revenue arrangements entered into in fiscal years beginning after June 15, 2003. Alternatively, entities may elect to report the change in accounting as a cumulative-effect adjustment in accordance with Accounting Principles Board Opinion 20, Accounting Changes. We are currently evaluating the impact of EITF 00-21 in our financial statements, specifically including our treatment of revenue from handset sales under US GAAP. The Company cannot reasonably estimate the impact of the adoption of these new rules until and unless they affect relevant activities in future periods.

PART NINE — FINANCIAL STATEMENTS

INDEPENDENT AUDITORS’ REPORT

To Global Telecom S.A:

      1.     We have audited the accompanying balance sheet of Global Telecom S.A. (a Brazilian Corporation) as of December 31, 2001, and the related statements of loss, changes in financial position and changes in shareholders’ deficit for the year ended December 31, 2001 and for the period from January 1, 2002 to December 27, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      2.     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      3.     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Telecom S.A. as of December 31, 2001, and the results of its operations and changes in its financial position for the year ended December 31, 2001 and for the period from January 1, 2002 to December 27, 2002, in conformity with accounting practices adopted in Brazil.

      4.     As explained in Note 3(a) to the financial statements, effective January 1, 2001, the Company changed its method of accounting for subscriber acquisition costs.

      5.     Accounting practices adopted in Brazil vary in certain respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net loss attributable to shareholders for the year ended December 31, 2001 and for the period from January 1, 2002 to December 27, 2002 and the determination of shareholders’ deficit as of December 31, 2001 to the extent summarized in Note 27 to the financial statements.

      6.     Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The statements of cash flow for the year ended December 31, 2001 and for the period from January 1, 2002 to December 27, 2002 are presented for purposes of additional analysis and are not a required part of the basic financial statements under accounting practices adopted in Brazil. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ DELOITTE TOUCHE TOHMATSU

June 18, 2003, except for Note 26, as to which

the date is September 18, 2003
São Paulo, Brazil

PART NINE — FINANCIAL STATEMENTS

GLOBAL TELECOM S.A.

BALANCE SHEET
As of December 31, 2001
(In thousands of Brazilian reais)

	Note	2001

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	12	52,904
Trade accounts receivable, net	13	62,306
Inventories	14	56,877
Deferred and recoverable taxes	11	7,704
Other assets	15	10,259

Total current assets		190,050

NONCURRENT ASSETS:
Deferred and recoverable taxes	11	113,374
Other noncurrent assets	15	234

Total noncurrent assets		113,608

PERMANENT ASSETS:
Property, plant and equipment, net	16	1,462,693
Deferred assets, net	17	239,733

Total permanent assets		1,702,426

Total		2,006,084

The accompanying notes are an integral part of these financial statements.

PART NINE — FINANCIAL STATEMENTS

GLOBAL TELECOM S.A.

BALANCE SHEET
As of December 31, 2001
(In thousand of Brazilian reais)

	Note	2001

LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Payroll and related accruals	18	9,412
Trade accounts payable	19	247,158
Taxes payable	20	16,481
Loans and financing	21	212,465
Other liabilities		8,272

Total current liabilities		493,788

NONCURRENT LIABILITIES:
Taxes payable	20	37,679
Loans and financing	21	2,094,763
Reserve for contingence and other	22	7,654

Total noncurrent liabilities		2,140,096

SHAREHOLDERS’ DEFICIT:	25
Capital stock		696,997
Advances for future capital increase		128,471
Special reserve of goodwill		95,271
Accumulated deficit		(1,548,539)

Total shareholders’ deficit		(627,800)

Total		2,006,084

The accompanying notes are an integral part of these financial statements.

PART NINE — FINANCIAL STATEMENTS

GLOBAL TELECOM S.A.

STATEMENTS OF LOSS

For the Year Ended December 31, 2001 and
For the Period from January 1, 2002 to December 27, 2002
(In thousands of Brazilian reais — except per thousand shares)

	Note	2001	2002

NET OPERATING REVENUE	5	425,930	512,168
COST OF SERVICES AND GOODS	6	(452,209)	(423,774)

		—	—
GROSS MARGIN		(26,279)	88,394
OPERATING EXPENSES:
Selling expenses	7	(149,780)	(124,402)
General and administrative expenses	8	(50,649)	(45,484)
Other net operating expenses	9	(54,617)	(26,084)

		—	—
OPERATING LOSS BEFORE NET FINANCIAL EXPENSES		(281,325)	(107,576)
NET FINANCIAL EXPENSES	10	(574,441)	(663,150)

		—	—
OPERATING LOSS		(855,766)	(770,726)
Net nonoperating expenses		(350)	(417)

		—	—
NET LOSS		(856,116)	(771,143)

Shares outstanding at December 31, 2001 and December 27, 2002 (thousands)		1,789,974	7,724,599

Loss per thousand shares		(0.478)	(0.100)

The accompanying notes are an integral part of these financial statements.

PART NINE — FINANCIAL STATEMENTS

GLOBAL TELECOM S.A.

STATEMENTS OF CHANGE IN SHAREHOLDERS’ EQUITY (DEFICIT)

For the Year Ended December 31, 2001 and
For the Period from January 1 to December 27, 2002
(In thousand of Brazilian reais)

		Advances for	Special
	Capital	Future Capital	Reserve of	Accumulated
	Stock	Increase	Goodwill	Deficit	Total

BALANCE AT DECEMBER 31, 2000	615,481	210,000	—	(551,148)	274,333
Prior year adjustment (Note 3(a))	—	—	—	(141,275)	(141,275)
Takotel’s shareholder’s deficit merged	81,516	(81,529)	—	—	(13)
Special Reserve of Goodwill	—	—	95,271	—	95,271
Net loss	—	—	—	(856,116)	(856,116)

BALANCE AT DECEMBER 31, 2001	696,997	128,471	95,271	(1,548,539)	(627,800)
Net loss	—	—	—	(771,143)	(771,143)

BALANCE AT DECEMBER 27, 2002	696,997	128,471	95,271	(2,259,682)	(1,398,943)

The accompanying notes are an integral part of these financial statements.

PART NINE — FINANCIAL STATEMENTS

GLOBAL TELECOM S.A.

STATEMENTS OF CHANGES IN FINANCIAL POSITION

For the Year Ended December 31, 2001 and
For the Period from January 1 to December 27, 2002
(In thousand of Brazilian reais)

	2001	2002

SOURCES OF FUNDS:
From operations (see below)	—	332,658
From shareholders:
Advance for future capital increase	—	2,630,270
Takotel’s shareholder’s equity merged	(13)	—
From third parties:
Long term debt	2,048,893	215,584
Noncurrent tax payable, other than income taxes	33,629	68,273
Intercompany payables	—	531,440

Total sources	2,082,509	3,778,225

USES OF FUNDS
In operations (see below)	376,584	—
Property, plant and equipment	422,559	152,321
Increase in deferred charges	—	7,525
Payment of license acquisition rights	—	—
Prepayment of noncurrent liabilities	1,288,325	2,927,634
Noncurrent assets	16,854	453,654

Total uses	2,104,322	3,541,134

Increase (decrease) in negative working capital	(21,813)	237,091
Represented by:
Current assets	41,485	(30,001)

Beginning of period	148,565	190,050
End of period	190,050	160,049
Current liabilities	63,298	(267,092)

Beginning of period	430,490	493,788
End of period	493,788	226,696

Increase (decrease) in negative working capital	(21,813)	237,091

FUNDS PROVIDED BY (USED IN) OPERATIONS
Net loss	(856,116)	(771,143)
Items not affecting working capital:
Depreciation and amortization	158,932	202,935
Monetary and exchange variations on noncurrent items, net	291,020	893,996
Net book value of property, plant and equipment and investments sold	1,612	3,842
Reserve for contingencies and other	7,297	3,840
Provision for loss on property, plant and equipment	20,671	(812)

Total provided by (used in) operations	(376,584)	332,658

The accompanying notes are an integral part of these financial statements.

GLOBAL TELECOM S.A.

STATEMENTS OF CASH FLOWS
For the Year Ended December 31, 2001 and For the Period from January 1 to December 27, 2002
(In thousands of Brazilian reais)

	2001	2002

OPERATING ACTIVITIES:
Net loss	(856,116)	(771,143)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	158,932	202,935
Exchange and monetary variation	339,988	457,893
Provision for doubtful accounts	32,823	8,832
Provision for loss on property, plant and equipment	20,671	(812)
Net book value of property, plant and equipment	1,612	3,842
(Increase) in accounts receivable	(52,864)	(34,545)
(Increase) decrease in inventories	(34,899)	17,227
(Increase) in recoverable taxes	(16,378)	(7,740)
(Increase) decrease in prepaid expenses	(3,916)	456
(Increase) in other current assets	(174)	(704)
(Increase) in other noncurrent assets	(24)	(4,344)
Increase (decrease) in payroll and related accruals	5,441	(1,974)
Increase (decrease) in trade accounts payable	139,188	(141,045)
Increase in taxes payable	31,687	61,170
Increase in other current liabilities	3,322	2,394
Increase in other noncurrent liabilities	7,297	3,840

Net cash used in operating activities	(223,410)	(203,718)

INVESTING ACTIVITIES
Payments of license of concession	(292,691)	—
Additions to property, plant and equipment	(422,559)	(152,321)
Acquisition of intangible assets	—	(7,525)

Net cash used in investing activities	(715,250)	(159,846)

FINANCING ACTIVITIES
Net increase in current loans	293,984	185,310
Payment of noncurrent liabilities	(1,421,299)	(616,454)
New loans obtained — non current	2,048,893	215,584
Takotel’s shareholder’s equity merged	(13)	—
Intercompany payables	—	531,440

Net cash provided by financing activities	921,565	315,880

DECREASE IN CASH AND CASH EQUIVALENTS	(17,095)	(47,684)
CASH AND CASH EQUIVALENTS:
At the beginning of the year	69,999	52,904

At the end of the year	52,904	5,220

SUPPLEMENTARY CASH FLOW INFORMATION:
Interest paid	146,548	132,215
Payment of GT loan by TCP	—	2,630,270
Recognition of tax benefit related to corporate restructuring	95,271	—

The accompanying notes are an integral part of these financial statements.

PART NINE — FINANCIAL STATEMENTS

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS

As for the Year Ended December 31, 2001 and
For the Period from January 1 to December 27, 2002
(In thousand of Brazilian reais, unless otherwise indicated)

1.     Background and Operations

      Global Telecom Ltda. was constituted on December 22, 1997 as a limited liability company. On January 29, 1999, the shareholders converted the Company into a closely held corporation called Global Telecom S.A. (GT or the Company). The Company provides mobile telephone services under a license granted by the National Agency for Telecommunications (“ANATEL”) in accordance with Brazilian laws and sells telecommunication handsets.

      On April 8, 1998, under Act 098 of ANATEL, the Company was granted a license to operate B Band mobile telephone services for concession area 5, covering two states of Brazil (Paraná and Santa Catarina), for a 15-year period.

      The license acquisition price was R$ 773,918, with a down payment of R$ 309,567, corresponding to 40% of the total price. The remaining 60% were paid in three equal annual installments, starting on April 8, 1999, restated by the variation of IGP-DI from Fundação Getúlio Vargas, plus interest at the rate of 1% per month, starting from April 7, 1997, the date the proposal for license was delivered to ANATEL.

      On February 6, 2001, Global Telecom S.A.’s shareholders, composed by the following holding companies (“The Holdings”): — Daini do Brasil (“Daini”), — Global Telcom Telecomunicações S.A. (“Globaltelcom”) and — Inepar S.A. — Participações em Investimentos de Telecomunicações (“Inepar”), acquired all Motorola NMG Brasil Ltda’s share capital, changing the company’s name to Takotel Telecom Ltda. (“Takotel”), which held 19.31% of common shares and 42.24% of preferred shares of GT’s capital stock.

      On the same date, “The Holdings” which held in a majority of GT’s capital stock, sold 49% of their common shares and 100% of their preferred shares (in total representing 83% of the economic interest in GT) to Telesp Celular Participações S.A. (“TCP”), in accordance with the Purchase and Stock Sales Agreement, signed on January 13, 2001.

      Due to current acquisitions, “TCP” and “The holdings” settled a goodwill in the amount of R$ 585,548 and R$ 175,502, respectively, according to the shareholder’s participation in the acquired companies.

      Prior to the transactions described above, the shareholders of GT were as follow:

Participation in
The Holdings	Capital Stock

Daini	49.08%
Globaltelcom	10.26%
Inepar	6.07%
Takotel	34.59%

Total	100.00%

      Through several legal acts, on December 2001, “TCP” and “The Holdings” created new holdings companies with contribution of investment and paid goodwill, generated at the acquisition of GT shares.

PART NINE — FINANCIAL STATEMENTS

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

      The new created holding companies and Takotel, before being merged by GT, recorded a provision for controlling shareholder’s integrity, which reflects the net value between the total goodwill to be amortized and its correspondent tax credit.

      After the merger of the new created holding companies and Takotel into GT, the difference between the goodwill and the provision for controlling shareholder’s integrity, was recorded as Special Reserve of Goodwill in GT’s books, which will be capitalized when the tax benefit are realized.

      After the completion of the transactions described above, the participation of “The Holdings” at GT, is as follows:

Participation in
The Holdings	Capital Stock

Daini	75.55%
Globaltelcom	15.73%
Inepar	8.72%

Total	100.00%

      After merger of Takotel into GT through a series of transactions, in effect, the participation of “TCP” on “The holdings” referred above, remain unchanged in 83% of total capital stock.

      On December 27, 2002, after obtaining approval from ANATEL, TCP purchased the remaining 51% of the outstanding common stock of the Holdings (representing an economic interest of 17%). Considering TCP’s direct and indirect interests, TCP now owns 100% of the capital of the Holdings and GT and, as of the date of the acquisition, began to consolidate the Holdings.

Effects on Global Telecom S.A.

      On December 21st, 2001, an Extraordinary Shareholders Meeting, approved the new created holdings companies and Takotel incorporation by Global Telecom. The goodwill amounting to R$ 95,271 was recorded at Global Telecom as Noncurrent Assets, against Special Reserve of Goodwill. As required by CVM Instruction No.349/01, the Company recorded a reduction in the reserve in the shareholders’ equity and the goodwill. The net amounts remaining on the balance sheet reflect only the potential future tax benefit related to the corporate restructuring.

      The goodwill amortization will be based on the expected future income streams from Company’s operations.

2.     Liquidity

      The Company has incurred operating losses and negative cash flow from operations since inception and has a working capital and shareholders’ equity deficit at December 31, 2001. Consequently, the Company has been dependent on their shareholders (or their affiliates) to provide funds to support operations and meet debt service requirements.

      On September 18, 2002, TCP made an advance for future capital increase to GT amounted to R$ 2,630,270.

PART NINE — FINANCIAL STATEMENTS

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Migration from SMC to SMP

      On December 10, 2002, ANATEL and GT signed a document authorizing Personal Mobile Service (SMP), effective from the date of publication in the official gazette on December 12, 2002.

      Under the above-mentioned document, Mobile Cellular Service (SMC), provided under license, was replaced by Personal Mobile Service (SMP), provided under authorization, both granted by the Federal Government.

      The authorization granted to the Company is valid for the remaining period of the license previously granted and currently replaced, to April 8, 2013, and may be renewed once for fifteen years, on a chargeable basis.

      The principal changes arising from the migration from SMC to SMP are:

•	Consolidation of the joint venture between Telefónica Móviles and PT Móveis in Brazil;

•	The SMP user will have the right to choose the long distance service provider through the provider selection code (CSP) for calls within the access areas;

•	More demanding quality goals;

•	Free negotiation of interconnection tariffs beginning June 2004.

Joint Venture

      On December 27, 2002, the assets in the Brazilian mobile telephony market held by the shareholders PT Móveis — Serviços de Telecomunicações, SGPS (“PT”) and Telefónica Móviles S.A. (“TEM”), represented by the direct and indirect equity interests in Telesp Celular Participações S.A., Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., and CRT Celular Participações S.A., were transferred to Brasilcel N.V., to form a joint venture based in the Netherlands (50% owned by PT and 50% owned by TEM).

      As a result, as of December 31, 2002, Telesp Celular Participações S.A. is a publicly held company owned by Brasilcel N.V. (57.26% of total capital) and Portelcom Participações S.A. (7.86% of total capital) which is wholly owned by Brasilcel N.V. Total voting capital directly and indirectly owned by Brasilcel N.V. as of December 31, 2002 was 93.7%.

      The Senior Management of the companies involved understand that the mentioned process will result in significant gains for all the corporations, mainly due to the synergies achieved with the operations increase volume and unification of operative processes, which may case systemic adjustments.

3.	Presentation of Financial Statements

      These consolidated financial statements are being presented to comply with the requirements of Rule 3-05 of Regulation S-X of the Securities and Exchange Commission (“SEC”) in connection with a registration statement filed by TCP with the SEC.

      These financial statements have been prepared in accordance with accounting practices adopted in Brazil (“BR CL”) and the applicable rules for telecommunications service companies, established by ANATEL.

PART NINE — FINANCIAL STATEMENTS

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

a) Change in Accounting Practices

      Effective January 1, 2001, the Company changed its method of accounting for subscriber acquisition costs. The effect of this change has been recorded as an adjustment to beginning accumulated deficit balance (Note 25c). The accounting changes are described below:

Subscriber acquisition cost — Prior to January 1, 2001, the Company deferred losses on sales of handsets below cost. The losses were amortized during the estimated period over which the subscriber was expected to remain as a customer. Although this accounting is acceptable under BR CL, the Company decided to conform this practice to US GAAP requirements as allowed by BR CL. Since January 1, 2001 these losses recorded as merchandising expenses when incurred. The accumulated deferred asset was written-off as a prior year adjustment.

4.	Summary of Principal Accounting Practices

      (a) Cash and Cash Equivalents — Are considered to be all available balances in cash and banks and all highly liquid temporary cash investments, stated at cost plus interest accrued to the balance sheet date, with original maturity dates of three months or less.

      (b) Trade Accounts Receivable — Accounts receivables from customers are calculated at the tariff rate on the date the services were rendered. Trade accounts receivable also include services provided to customers up to the balance sheet date, but not yet invoiced, as well as the accounts receivable from sale of handsets and accessories.

      (c) Allowance for Doubtful Accounts — Provision is made for accounts receivable for which recoverability is considered to be remote.

      (d) Inventories — Consist of handsets and accessories stated at the average acquisition cost. A provision is recognized to adjust the cost of handsets and accessories to net realizable value for inventory considered obsolete.

      (e) FISTEL fees — Fees related to activations of new customers are being deferred and amortized over the estimated customer relationship period. This amortization period commences upon the date of the activation.

      (f) Foreign currency transactions — Are recorded at the prevailing exchange rate at the time of the related transactions. Foreign currency denominated assets and liabilities are translated using the exchange rate at the balance sheet date. Gains and losses related to exchange variations on foreign currency denominated assets and liabilities are recognized in the statements of loss as they occur. Exchange variation related to derivative contracts are calculated and recorded monthly regardless of the settlement period.

      (g) Property, Plant and Equipment — Is stated at the cost of acquisition or construction, less accumulated depreciation calculated under the straight-line method based on the estimated useful lives of these assets. License acquisition costs are included in property, plant and equipment, which is being amortized using the straight-line method over the initial license period (15 years) beginning in the month of its acquisition. The interest on loans for financing construction in progress is capitalized as part of the cost of the asset.

      Costs incurred for repairs and maintenance that represent improvements, increases in capacity or in the useful lives of the assets are capitalized. All other routine costs are charged to results of operations.

PART NINE — FINANCIAL STATEMENTS

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

      (h) Deferred assets — Represents preoperating expenses incurred that have been deferred. Preoperating expenses are being amortized using the straight-line method over a period of ten years, starting from the beginning of operations.

      (i) Vacation Payable Accrual — Cumulative vacation payable due to employees is accrued as incurred.

      (j) Income and Social Contribution Taxes — Are calculated and recorded based on the tax rates in effect on the balance sheet date, on an accrual basis. The deferred taxes attributable to temporary differences, taxes losses and social contribution tax loss carryforwards are recorded when their realization is considered to be more likely than not.

      However, to date, the Company has not recorded deferred tax assets related to its net operating losses tax carryforwards, since their realization is not considered to be more likely than not.

      (k) Loans and Financing — Loans and financing are updated for monetary and/or exchange variations and include accrued interest to the balance sheet date.

      (l) Reserve for Contingencies — Are based on legal advice and management’s opinion as to the likely outcome of the outstanding matters at the balance sheet date.

      (m) Revenue Recognition — Revenues from cellular telephone services consist of monthly subscription charges, usage charges, network usage charges and charges for maintenance and other customer services. Revenues for all services are recognized when the services are provided. Revenues for pre-paid services are deferred and recognized when the service is rendered, based on airtime usage. Billings are on monthly basis. Unbilled revenues from the billing date to the month end are estimated and recognized as revenues during the month in which the service is provided. Revenues from the sales of handsets and accessories are recorded when delivered.

      (n) Net Financial Expense — Represents interest earned (incurred) during the period and exchange and monetary variation resulting from financial investments and loans and financing. Exchange gains and losses on forward contracts and swaps are included in net financial expenses.

      (o) Research and Development — Research and development costs are charged to expense as incurred.

      (p) Derivative Financial Instruments — GT enters into currency swap contracts in order to manage its exposure to the devaluation of the Real to other foreign currencies, specifically as it relates to its obligations. The derivatives are recorded at their settlement amounts at the balance sheet date.

      (q) Segment Information — The Company’s operates solely in one segment for local and regional cellular telecommunications. All revenues are generated in states of Paraná and Santa Catarina.

      (r) Use of Estimates — The preparation of financial statements in accordance with accounting practices adopted in Brazil requires management to make estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the period reported. Actual results could differ from those estimates.

PART NINE — FINANCIAL STATEMENTS

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

5.	Net Operating Revenue

	2001	2002

Monthly subscription charges	99,819	107,069
Usage charges	138,234	147,324
Interconnection charges	147,088	226,137
Sales of merchandise	147,451	139,571
Other	4,570	14,461

Gross operating revenue from services	537,162	634,562

Value-added and other sales taxes	(100,787)	(110,270)
Discounts granted and other	(10,445)	(12,124)

Net operating revenue	425,930	512,168

      There are no customers which contributed more than 10% of gross operating revenues in 2001 and 2002, except for Brasil Telecom S.A., the fixed service provider for the area, that contributed approximately 22% of the total gross revenue in 2002 (17% in 2001), mainly in relation to interconnection charges.

6.	Cost of Services and Goods

	2001	2002

Depreciation	(52,778)	(89,033)
License acquisition right amortization	(61,065)	(61,064)
Personnel	(5,707)	(4,399)
Interconnection	(65,602)	(58,161)
Materials and services	(16,315)	(11,851)
Rentals and insurance	(26,677)	(28,930)
Fistel regulated taxes	(11,285)	(19,124)
Cost of merchandise sold	(201,393)	(140,853)
Other	(11,387)	(10,359)

Total	(452,209)	(423,774)

PART NINE — FINANCIAL STATEMENTS

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

7.	Selling Expenses

	2001	2002

Personnel	(22,111)	(17,735)
Marketing and publicity	(46,601)	(39,168)
Third-party services	(34,861)	(30,965)
Leases and insurance	(1,634)	(2,742)
Provision for doubtful accounts receivables	(32,823)	(8,832)
Depreciation	(6,085)	(11,151)
Other	(5,665)	(13,809)

Total	(149,780)	(124,402)

8.	General and Administrative Expenses

	2001	2002

Personnel	(17,380)	(14,212)
Third-party services	(18,290)	(13,721)
Leases and insurance	(1,774)	(1,662)
Depreciation	(7,341)	(10,024)
Other	(5,864)	(5,865)

Total	(50,649)	(45,484)

9.	Other Net Operating Expenses

	2001	2002

Provision for losses on property, plant and equipment	(20,671)	812
Amortization of deferred assets	(31,663)	(31,663)
Accrued liability for contingencies (net of reversals)	(7,282)	(3,993)
Other	4,999	8,760

Net operating expenses	(54,617)	(26,084)

PART NINE — FINANCIAL STATEMENTS

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

10.	Net Financial Expenses

	2001	2002

Income:
Interest	9,022	8,497
Gains on swap contracts	27,391	620,411

Total financial income	36,413	628,908
Expense:
Interest	(129,402)	(171,368)
Monetary/exchange variations	(209,516)	(1,031,890)
Loss on swaps contracts	(221,794)	—
Other financial expenses	(50,142)	(88,800)

Financial expenses	(610,854)	(1,292,058)

Net financial expenses	(574,441)	(663,150)

11.	Deferred and Recoverable Taxes

      Brazilian income taxes comprise federal income tax and social contribution tax. At December 31, 2001 and December 27, 2002 the statutory rate for income tax was 25%, and the statutory rates for social contribution tax was 9%. The combined statutory rate was 34% as of December 31, 2001 and December 27, 2002.

      At December, 31, 2001, GT had accumulated tax loss carryforwards, in the amount of R$ 1,397,029, whose related tax asset, in the amount of R$ 461,020 was not recorded in the financial statements since their realization is not considered to be more likely than not.

      The accumulated tax loss carryforwards do not expire and can be offset against taxable income. The tax legislation also define that tax loss carryforwards can be used, in any year, up to the limit of 30% of income before taxes, determined in accordance with Brazilian accounting practices and considering adjustments defined by tax legislation.

      Deferred income tax assets and recoverable taxes are comprised of the following:

2001

Merged tax credit (Note 1)	95,271
Value Added Tax (ICMS)	25,537
Other	270

Total	121,078

Current	7,704
Noncurrent	113,374

      Value added tax (ICMS) represent the amount paid on the acquisition of equipment and inventories and can be offset against future ICMS payable generated from telecommunications services revenues. Recovery of ICMS taxes associated with equipment purchase is generally limited to 1/48th per month of the credit amount. The long-term portion of recoverable ICMS was R $18,103 at December 31, 2001.

PART NINE — FINANCIAL STATEMENTS

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

12.	Cash and Cash Equivalents

2001

Cash and banks	2,298
Certificates of Deposit	50,606

Total	52,904

      Temporary cash investments refer principally to fixed income deposit certificates (CDBs) which are indexed to interbank deposit (CDI) rates.

13.	Trade Accounts Receivable, Net

2001

Billed amounts to customers	25,044
Billed amounts for sales of handsets and accessories	23,683
Unbilled services to customers	12,542
Interconnection	10,674
Allowance for doubtful accounts	(9,637)

Total	62,306

      The changes in the allowance for doubtful accounts were as follows:

	2001	2002

Beginning balance	(6,968)	(9,637)
Provision for doubtful accounts charged to selling expense	(32,823)	(8,832)
Write-offs	30,154	8,167

Ending balance	(9,637)	(10,302)

14.	Inventories

2001

Handsets and accessories	65,008
Other	493
Provision for excess and obsolete inventories	(8,624)

Total	56,877

PART NINE — FINANCIAL STATEMENTS

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

15.	Other Assets

2001

Deferred Fistel taxes	6,490
Prepaid expenses	2,819
Advances to suppliers	950
Other	234

Total	10,493

Current	10,259
Noncurrent	234

      Prepaid expenses consist primarily of contracted services, which are being charged to expense over the terms of the service contracts.

16.	Property, Plant and Equipment, Net

a)	Composition

2001

License acquisition costs	915,926
Transmission equipment	408,009
Computer hardware and software	152,210
Automatic switching equipment	62,795
Support and protectors	79,690
Buildings	10,976
Handsets	9,149
Land	2,986
Other assets	20,081
Construction-in-progress	158,208

Total cost	1,820,030
Accumulated amortization of license acquisition costs	(228,948)
Accumulated depreciation	(128,389)

Total	1,462,693

      During the year ended December 31, 2001 and for the period from January 1 to December 27, 2002, interest capitalized by GT on loans and financing for construction-in-progress amounting to R$ 15,205 and R$ 10,331, respectively.

PART NINE — FINANCIAL STATEMENTS

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

b)	Depreciation Rates

      The annual depreciation rates applied to property, plant and equipment are as follows:

License acquisition	6.70
Transmission equipment	10.00
Computer hardware and software	20.00
Supports and protectors	3.50
Automatic switching equipment	10.00
Buildings	2.80
Private handsets	33.00
Other assets (excluding land)	4.00 to 20.00

c)	Rentals

      The Company rents premises and cellular towers through a number of operating lease agreements that expire at different dates. Total annual rental expense under these agreements was R$ 34,333 for the period from January 1 to December 31, 2002 (R$ 32,072 in 2001).

      Rental commitments of operating leases with noncancellable terms are:

2001

Year ending December 31,
2002	32,884
2003	31,021
2004	30,289
2005	29,817
2006	28,552
2007 and after	43,610

Total minimum payments	196,173

17.	Deferred Assets, Net

2001

Preoperating expenses:
Amortization of license	80,496
Financial expenses	184,430
General and administrative expenses	43,633

Total	308,559
Accumulated amortization	(68,826)

Deferred assets, net	239,733

PART NINE — FINANCIAL STATEMENTS

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

18.	Payroll and Related Accruals

2001

Wages and salaries	1,232
Accrued vacation and social security charges	3,641
Accrued benefits	4,400
Other	139

Total	9,412

19.	Trade Accounts Payable

2001

Materials and services — local currency	234,384
Services — foreign currency	10,931
Other	1,843

Total	247,158

20.	Taxes Payable

2001

State VAT (ICMS)	40,786
Withholding income tax	7,826
FISTEL fees	2,577
Other taxes on revenues	2,971

Total	54,160

Current	16,481
Noncurrent	37,679

      The noncurrent portion refers to the “ICMS — Programa Paraná Mais Emprego”, an agreement made with the Paraná State Government, on July 21, 2000, for deferral of ICMS payments Pursuant to this agreement the due date of ICMS is the 49th month after the amount determined. The balances are subjected to monetary correction based on FCA — Fator de Conversão e Atualização da Secretária da Fazenda do Paraná, a monetary correction rate established by State of Paraná.

PART NINE — FINANCIAL STATEMENTS

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

21.	Loans and Financing

a.	Composition of Debt

	Annual Interest rate	2001

Working capital:
J. P. Morgan(1)	32.17%	35,386
Banco do Brasil(2)	0.8%	65,372
Floating Rate Notes—(3)	EURIBOR + 2.75%	1,671,540
BNDES(4)	UMBNDES and TJLP + 3.6%	311,444
Interest payable on the above loans and settlement value of swap contracts		223,486

Total		2,307,228

Current		212,465
Noncurrent		2,094,763

(1)	JP Morgan — This loan was contracted in November 29, 2001, and was due in a single installment in February 2002. This loan was paid in full on the due date.

(2)	Banco do Brasil — This loan was contracted on April 2001, equivalent to ¥3,707,351 thousands, with maturity in a single installment on March 2002. This loan was paid in full on due date.

(3)	Floating Rate Notes — These notes, issued by GT in July 2001, were acquired by Portugal Telecom International Finance B.V. (a related finance company of the parent company of “TCP” — See Note 1), equivalent to EUR 810 million, and are due in a single installment in 2004. The interest is due annually. Proceeds from this loan were used for prepayment on July 2001 of the following loans:

•	Motorola — Working capital — This loan was contracted in December 1998, with a total credit line of US$110 million.

•	Eximbank — Working capital — financing of operational activities. This loan was contracted in September 1999, in the amount of US$220 million.

•	Motorola — Equipment — This loan was contracted on December 1998, with a total credit line of US$220 million.

These debts were repaid at their approximate carrying amount on each prepayment date. No significant gains or losses resulted from these early extinguishments of debt.

Considering the effects of derivatives financial instruments, the cost of debt is proportionate to the interbank offered rate in Brazil (CDI). At December 31, 2001 the CDI rate was 19% per annum.

On August 9, 2002 and September 16, 2002, TCP paid down the Floating Rate Notes at their approximate carrying value on behalf of GT. This amount was recorded as an advance for future capital increases made by TCP.

(4)	Banco Nacional de Desenvolvimento Econômico e Social (BNDES) — This loan was contracted with BNDES and the banks Bradesco S.A. and Alfa S.A. in July 2001. Principal of this loan will be paid in 60 monthly installments starting in November 2002. This loan is guaranteed by the pledge of the

PART NINE — FINANCIAL STATEMENTS

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Company’s revenues, which can be retained up to a limit of 140% of the highest monthly installment, and also co-signed by Telesp Celular S.A.

      This loan agreement requires compliance with certain covenants such as the maintenance of minimum indexes of capitalization, the current ratio, financial results and debt service coverage, as well as places restrictions on the creation of new loans and financing. As of December 27, 2002, GT was not in compliance with the current ratio, financial result and debt service coverage covenants contained in the loan agreement. GT has obtained waivers relating to these covenants through December 31, 2003.

      As December 27, 2002 the outstanding debt consisted of R$ 336,447 related to the loan contracted with BNDES., maturing as follows:

Amount

2003	72,506
2004	71,103
2005	71,103
2006	71,103
2007	50,632

Total	336,447

c)	Swap Contracts

      During 2001, GT entered into currency swap contracts to reduce the impact of the devaluation of the Brazilian real on its Euro and Yen denominated obligations. Under the terms of these swap arrangements, the Company is required to pay the counterparts the amounts, if any, that represents the excess of the variation of the CDI (interbank) rate or a fixed interest rate over the variations of the applicable foreign currency exchange rate, all computed on the notional amounts. If the inverse occurs, GT is entitled to receive the difference from the counterparts. At each balance sheet date the swap contracts are being carried at their estimated net settlement amount. The gains and losses attributable to these instruments are being recognized in income on a current basis.

      At December 31, 2001 GT had currency swap contracts in the notional equivalent of R$ 1,128,707 denominated in foreign currencies (equivalent to EUR 509,834 and ¥ 3,707,351 in 2001) with the purpose to reduce the effect of a potential devaluation of the Brazilian currency. The parameters for the currency swap contracts in Euro and Yens are subject to foreign currency variation plus fixed interest rates from 0.8% to 8.39%. During 2001 the result of these instruments was a unrealized loss of R$ 194,403 recorded as loan and financing. At December 27, 2002, GT had currency swaps contracts denominated in Euros in the amount of EUR 299,693, unrealized gains related to these swaps of R$ 620,411 was recorded in the statements of income as net financial expenses during 2002.

      Part of the currency swap contracts in Euros, in the amount of R$ 96,443, was subrogated from a swap currency contract originally signed with a commercial bank by Telesp Celular Participações S.A.

22.     Reserve for Contingencies and Other

      GT is part to certain legal proceedings arising in the normal course of business, including civil, administrative, tax and labor proceedings. GT considers the risk of loss of each contingency, such risk being

PART NINE — FINANCIAL STATEMENTS

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

classified as probable, possible or remote, considering the analysis of their legal advisors. The contingencies for which a loss is considered probable are accrued for in the financial statements.

      The composition of the provisions recorded as liabilities, is as follows:

2001

Labor	1,244
Tax	6,000
Civil and other	410

Total	7,654

      The labor contingencies were computed based on an estimate made by management of GT, supported by the advice of its legal advisors, of the probable losses with judicial processes from former employees.

      The tax contingencies primarily relate to matters linked to the taxation of the portable terminals of cellular mobile telephony, in the State of Paraná, during the period from December 14, 2000 to July 02, 2001. In this period, the tax rate was reduced for 7%, according to item 14-A of the Table I of the Attachment II of RICMS/PR (Value-added tax regulation in the state of Paraná), which was later revoked with retroactive effect.

      In the State of Santa Catarina, GT had a reduction in the base computation of VAT on sales, for the period from August 1999 to December 2001. The tax rule prescribes that any amount of benefit resulting from VAT credit on purchases, should not be used to reduce future obligations. The Company is contesting such tax ruling.

      The provisions for civil contingencies were computed based on an estimate of the cases filed against the GT.

      GT is subject to potential contingencies, related to civil claims, classified as possible risk of loss by the legal advisors, which was not accrued by the Company, amounting to R$ 1,320 as of December 31, 2001.

23.	Transactions with Related Parties

      The principal transactions with unconsolidated related parties are as follows:

a) Use of network, long-distance and roaming cellular communication — These transactions involve companies owned by the same group: Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Celular CRT S.A. and Telesp Celular S.A.. This group became a related party on December 27, 2002 as a result of the joint venture described in Note 2. The table below includes balances and transactions with these companies for all periods presented. These transactions were established following guidance issued by ANATEL.

b) Advances for capital increase — represents advances made by TCP to the Holdings and GT for future capital increases.

c) Intercompany payable — in order to optimize the financial resources of the Group companies, TCP and TC made payments to suppliers of cellular handsets which were jointly negotiated and charged to GT, as intercompany loans subject to charges and restatement compatible with market conditions. The commercial conditions of these services are based on the usual market practices applied to the Companies’ other contracts.

PART NINE — FINANCIAL STATEMENTS

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

d) Loans and financing — Represents intercompany loans with the Portugal Telecom Group. A summary of balances and transactions with unconsolidated related parties is as follows:

	2001	2002

Assets:
Account receivable by services	1,374	N/A
Liabilities:
Account payable	2,158	N/A
Intercompany payable	2,693	N/A
Income:
Services revenues	5,511	5,497
Cost of services	(6,116)	(6,238)
Financial expenses, net	(5,640)	156,871

24.     Financial Instruments and Risk Management

      Estimated fair values of the Company’s financial assets and liabilities have been determined using available market information and valuation methodologies identified to be appropriate by the management of the Company. However, considerable judgment was required in interpreting the market data to determine the estimated fair values. Accordingly, the estimates presented below are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values.

      The fair value information as of December 31, 2001 presented below is based on pertinent information available to management as of those dates. Although management is not aware of any factors that would significantly affect the estimated fair value amounts at December 31, 2001 current estimates of fair values may differ significantly from the amounts shown.

	Book	Fair	Unrealized
	Value	Value	Gains (Losses)

Loans and financing	2,067,697	1,987,094	80,603
Derivatives instruments	239,531	292,005	(52,474)

Total	2,307,228	2,279,099	28,129

Loans and Financing

      The fair values of loans and financing were determined based on current market interest rates of similar instruments, with similar maturities and credit risk.

Cash, Cash Equivalents, Accounts Receivable, Other Current Assets, Accounts Payable and Accrued Expenses

      The carrying value of cash, cash equivalents, accounts receivable, other current assets, accounts payable and accrued expenses approximate of their fair value.

PART NINE — FINANCIAL STATEMENTS

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Currency Swap Contracts

      The derivative financial instruments held by the Company consist of foreign currency swap contracts, which are described in note 21 (c). The Company engages in these currency swap contracts for hedging purposes. Currency Swap contracts were entered into in order to reduce the currency exchange risk resulting from the Company’s Euro and Yen denominated loans. Although the amounts and maturities related to the contracts are not fully matched to the Company’s foreign currency denominated liabilities, the amounts hedged represent management’s estimate of the Company’s foreign currency liabilities expected to mature at or near the maturity dates of the derivative contracts. Foreign currency swap contracts are recorded at the settlement amount at the balance sheet date.

      The fair market value of these instruments has been determined based on the discounted projected cash flow as of the balance sheet date. The projected cash flow considers estimated future exchange rates, future interest rates and other factors present at balance sheet date.

25.	Shareholders’ Deficit

a — Capital

      The capital stock is comprised of preferred shares and common shares, all without par value. Capital as December 31, 2001 amounted to R$ 696,997, which is represented by shares distributed as follows:

Shares Issued
and Outstanding

Common shares	596,658
Preferred shares	1,193,316

Total	1,789,974

      Each common share has one voting right in the general meetings. Preferred shares are nonvoting and have priority in the reimbursement of capital in case of dissolution of the Company. According to the Brazilian corporate legislation, preferred shareholders, if there is no provision in the corporate by-laws to the contrary, will have the right to an additional 10% of dividends paid to the common shareholders, when profitability are in place and if income is available for distribution

      Under Brazilian corporate law, the number of nonvoting shares or shares with limited voting rights, such as the preferred shares, may not exceed two-thirds of the total number of shares.

b — Special Reserve of Goodwill

      This reserve resulted from the corporate restructuring implemented by the Company and will be capitalized in favor of the shareholders when the tax benefit is effectively realized.

PART NINE — FINANCIAL STATEMENTS

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

c — Prior Year Adjustment

      The prior year adjustment was recorded as a result of the change in accounting for subscriber acquisition costs as described in Note 3(a), which was recorded as an adjustment to the accumulated deficit on January 1, 2001, as follows:

2001

Write off of subscriber acquisition cost	(166,381)
Write off of subscriber acquisition cost — accumulated amortization	25,106

Total adjustments (See Note 3a)	(141,275)

26.	Subsequent Events

a. Capital Increase

      On December 30, 2002, R$ 2,310,878 of the advance for future capital increases made by TCP were formally capitalized contributed as capital in exchange for 5,934,625 additional shares of GT stock. On September 18, 2003, R$ 595,472 of the advance for future capital increases made by TCP were formally capitalized contributed as capital in exchange for 1,916,859 additional shares of GT stock.

     b.                             Merger of Daini do Brasil S/ A, Globaltelcom Telecomunicações S/ A and GTPS S/ A Participações em Investimentos de Telecomunicações into GT

      As described in Note 1, on December 27, 2002, TCP purchased the remaining 51% of the outstanding common stock of (17% of total capital) of the Holdings (Daini do Brasil S/A, Globaltelcom Telecomunicações S/A and GTPS S/A Participações em Investimentos de Telecomunicações). As of March 31, 2003, TCP, aiming to minimize administrative and financial costs, completed the merger of Daini do Brasil S/A, Globaltelcom Telecomunicações S/A and GTPS S/A Participações em Investimentos de Telecomunicações into GT. With this operation, TCP became the direct owner of GT.

c. Cancellation of Derivative Contracts

      Between April 2 and May 8, 2003, GT cancelled all of its outstanding swap contracts with notional amounts of € 299,693,000, resulting in the recognition of a loss for the period of R$ 164,704.

27.                 Summary of the Differences Between Accounting Practices Adopted in Brazil (“BR CL”) and “US GAAP”

      The Company’s accounting policies comply with accounting practices adopted in Brazil (“BR CL”), which differ significantly from accounting principles generally accepted in the United States of America (“US GAAP”). and are described below:

a.	Different Criteria for Capitalizing and Amortizing Capitalized Interest

      In 2000, the Company elected record capitalized interest for BR CL purposes. In 2001 and 2002, the Company elected to record capitalized interest for BR CL purposes, on its construction-in-progress.

      Under US GAAP, in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 34 — Capitalization of Interest Costs, interest incurred on borrowings is capitalized to the extent

PART NINE — FINANCIAL STATEMENTS

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

that borrowings do not exceed construction-in-progress. The credit is a reduction of interest expense. Under US GAAP, the amount of interest capitalized excludes the monetary gain associated with the borrowings and the foreign exchange gains and losses on foreign currency borrowings, and other financial expenses related to borrowings.

      The effects of these different criteria for capitalizing and amortizing capitalized interest are presented below:

	2001	2002

Capitalized interest difference:
US GAAP capitalized interest —
Interest which would have been capitalized and credited to income	4,465	6,456

Less — BR CL capitalized interest —
Interest capitalized and credited to income (up to the limit of interest and foreign exchange variation incurred on loans obtained for financing capital investments)	(15,205)	(10,331)

US GAAP difference	(10,740)	(3,875)

Amortization of capitalized interest difference:
Amortization under BR CL	552	1,940
Less — Amortization under US GAAP	(1,076)	(1,849)

US GAAP difference	(524)	91

b.	Classification of Financial Expenses

      Under BR CL financial expenses are classified as operating expenses. For US GAAP purposes financial expenses are usually disclosed in the statement of operations as other expenses not related to operations.

c.	Permanent Assets

      Losses on disposals of permanent assets were R$ 1,612 in 2001 and R$ 3,842 in 2002. Such losses were included in non-operating expenses for BR CL. Under US GAAP such losses would have reduced operating income.

d.	Valuation of Long-lived Assets

      For U.S. GAAP, effective January 1, 1996 the Company adopted SFAS No. 121 Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of. In accordance with this standard, the Company periodically evaluates the carrying value of long-lived assets to be held and used, when events and circumstances warrant such a review. The carrying value of long-lived assets is considered impaired when the anticipated undiscounted cash flow from such assets is separately identifiable and is less than their carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the assets.’

      In October 2001, the Financial Accounting Standards Board issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 superseded SFAS

PART NINE — FINANCIAL STATEMENTS

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

No. 121, and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS No. 144 also amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. SFAS No. 144 also broadens the presentation of discontinued operations to include more disposal transactions. The Company adopted SFAS No. 144, effective January 1, 2002.

      The Company has performed a review of its long-lived assets and concluded that the recognition of an impairment charge was not required. The Company’s evaluation of its ability to recover the carrying value of its long-lived assets was based upon projections of future operations that assumed a higher level of revenues and gross margin percentages that the Company has historically achieved. There can be no assurance that the Company will be successful in achieving these improvements in its revenues and gross margin percentages. Should the Company be unable to achieve such improvements, future impairment provisions may be recorded related to its investments in property, plant and equipment and the licenses acquired to operate its cellular networks.

e.	Currency Swap Contracts

      Statement of Financial Accounting Standards (SFAS) No. 133 “Accounting for Derivative Instruments and Hedging Activities” established accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value.

      SFAS 133 requires that the changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. During June 2000, the FASB issued Statement of Financial Accounting Standards No. 138 (SFAS 138) which amends SFAS 133 for certain derivative instruments and certain hedging activities. SFAS 133, as amended is effective for fiscal years beginning after June 15, 2000 and should not be retroactively applied to financial statements of prior periods.

      The Company adopted SFAS 133, as amended on January 1, 2001. Since the Company did not have significant derivative outstanding as of December 31, 2000, the implementation of SFAS 133 did not have a material impact on the Company’s results of operations and financial position.

      As mentioned in Note 21 (c) the Company contracted swap contracts for long term agreements at various exchange rates, in a total amount of R$ 1,128,707. These contracts had notional amounts of EUR 509,834 and ¥ 3,707,351 at December 31, 2001. Under BR CL, foreign currency swap contracts are recorded at the notional amount multiplied by the terms of the contract as if it had been settled at the balance sheet date. The premium accrued at that date are recorded as an expense and payable. For US GAAP purposes, these swap contracts do not qualify for hedge accounting. US GAAP requires that financial instruments of this nature be recorded at fair value through earnings. Accordingly, an adjustment has been included in the reconciliation to US GAAP.

      During 2001 and the period from January 1 to December 27, 2002, incurred losses on swap contracts of R$ 194,403 and gains of R$ 620,411, respectively. As of December 31, 2001, unrealized losses, which represent the fair value of the currency swap contracts amounted to R$ 292,005.

PART NINE — FINANCIAL STATEMENTS

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

      The table below shows the fair value of the Company’s derivatives as of December 31, 2001:

	Expiration	Notional	Fair Value /
	Date	Amount	Unrealized Losses

Foreign exchange swap CDI/EURO	July 2004	EUR 299,692	124,897
Foreign exchange swap CDI/EURO	November 2004	EUR 210,142	94,667
Foreign exchange swap CDI/YEN	March 2002	¥ 3,707,351	72,441

f. Commissions fees

      Until December 31, 2000, arrangement fees paid, in order to obtain new financing, were recorded as expenses under Brazilian GAAP. Under US GAAP these fees have been recorded as prepaid expenses and have been amortized over the period of the related financing.

g. License acquisition interest capitalization

      The incurred interest between the date of the documentation and proposal submission to obtain the license acquisition to operate B Band mobile telephone services and the date of the initial operations of Company was recorded as deferred assets according to BR CL. Under US GAAP the interest was capitalized as license acquisition cost. The amount of reversal relates to differences on interest accrued in 1998.

h. Amortization of license acquisition costs

      The Company recorded amortization of license acquisition costs during the start-up period as deferred assets according to BR CL. Under US GAAP such amortization is reversed and the amortization period starts on the start-up date, January 1st, 1999.

i. Special Reserve of Goodwill

      The related tax benefits transferred to the Company as a result of the corporate restructurings and recorded as an equity contribution under BR CL as a Special Reserve of Goodwill, are reversed for U.S. GAAP purposes, as the basis in such tax benefits of the transferring entities reflects a valuation allowance in accordance with U.S. GAAP.

j. Deferred Income Taxes

      The Company, as mentioned in Note 11, has net loss carryforwards amounting to R$ 1,397,029 at December 31, 2001. The net tax loss carryforwards (tax benefit), amounting to R$ 461,020 at December 31, 2001.

      These tax carryforwards do not have a time limitation or expiration date and are subject to a limit of 30% of income before taxes, per each fiscal year, determined in accordance with Brazilian accounting practices and considering adjustments defined by Brazilian tax legislation.

      In addition during 2001, the Company recorded a deferred tax asset amounting to R$ 95,271 referring to the future benefit arising from the amortization of an intangible asset originating from the corporate restructuring as previously described in note 1 to the accompanying financial statements. The related tax

PART NINE — FINANCIAL STATEMENTS

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

benefits transferred to the Company as a result of the corporate restructurings, recorded as a contribution of equity under BR CL, are reversed for U.S. GAAP purposes as the basis in such tax benefits of the transferring entities reflects a valuation allowance in accordance with U.S. GAAP.

k. Deferred assets

      The Company has recorded pre-operational costs and subscribers acquisition costs as deferred assets, to be amortized on a straight-line basis over 10 and 5 years, respectively, as allowed by BR CL. Under US GAAP such deferrals and respective amortization have been fully reversed.

l. FISTEL fee

      Under BR CL, the Fistel (Telecommunication Inspection Fund) fee assessed on each activation of a new cellular line is deferred for amortization over the customers’ estimated subscription period. For US GAAP purposes, this tax is charged directly to the statement of operations as incurred.

m. Classification of license acquisition cost

      Under BR CL license acquisition costs are reported as a component of property, plant and equipment, net on the balance sheet. For US GAAP purposes, the license fee would be reported as an intangible asset and not included in property, plant and equipment.

n. Revenue recognition

      For US GAAP, the Company recognizes service revenue as the service are provided. Prepaid service revenue is deferred and amortized based on subscriber airtime usage. Sales of handsets along with the related cost of the handset are amortized over three years, representing the useful life of the handsets. The excess of the cost over the amount of deferred revenue related to handset sales is recognized on the date of sale. The following is a reconciliation of net revenue between BR CL and US GAAP.

	2001	2002

Net revenue under BR CL	425,930	512,168
Value added and other sales taxes	80,400	93,667
Deferred revenue — sales of handsets, net of amortization	(88,377)	(40,124)

Net revenue under US GAAP	417,953	565,711

(i)	Value-added and other sales taxes

Under BR CL, these taxes are recorded as a reduction to revenues. Under US GAAP, these taxes are recorded gross as revenue and related costs of services and goods. Accordingly, this difference in accounting policy has no impact in net income (loss) nor in shareholders’ equity. The impact of this difference under US GAAP was to increase both net revenues and cost of services and goods by R$ 80,400 and R$ 93,667 for 2001 and 2002, respectively.

(ii)	Deferred revenue sales of handsets

Under BR CL, revenues and costs related to handset sales, including applicable value added and other sales taxes, are recognized when sold. Under US GAAP, revenue on sales of handsets along with the related cost of the handset, including applicable value added and other sales taxes are amortized over

PART NINE — FINANCIAL STATEMENTS

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

three years. Any excess of the cost over the amount of deferred revenue related to handset sales is recognized on the date of sale. As substantially all of the Company’s handsets are sold below cost, this difference in accounting policy had no impact on net income (loss) nor in shareholders’ equity. The amount of unamortized deferred revenue and the related amounts of unamortized deferred costs was R$ 183,528 at December 31, 2001.

Reconciliation of the Net Loss between BR CL and US GAAP:

	2001	2002

BR CL net loss	(856,116)	(771,143)
Add (deduct):
Different criteria for:
Capitalized interest	(10,740)	(3,875)
Amortization of capitalized interest	(524)	91
Reversal of deferred assets	—	—
Amortization of license acquisition interest costs	(6,161)	(6,159)
Amortization of deferred assets	31,663	31,663
FISTEL fee	(6,490)	(1,807)
Swap contracts	(52,474)	(115,999)
Amortization of commissions fees	(2,782)	—
Loss on incorporation of advance for future capital increase	(13)	—

US GAAP net loss	(903,637)	(867,229)

Reconciliation of the Shareholders’ Deficit between BR CL and US GAAP:

2001

BR CL shareholders’ deficit	(627,800)
Add (deduct):
Different criteria for-
Capitalized interest	(1,185)
Amortization of capitalized interest	(1,258)
Interest capitalized on license acquisition costs	42,006
Amortization of license acquisition costs	27,277
Deferred assets	(308,559)
Deferred assets, accumulated amortization	68,826
FISTEL Fee	(6,490)
Swap contracts	(52,474)
Special reserve of goodwill	(95,271)

US GAAP shareholders’ deficit	(954,928)

PART NINE — FINANCIAL STATEMENTS

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Statements of changes in shareholder’s equity in accordance with US GAAP:

2001

Shareholder’s equity (deficit) under US GAAP as of beginning of the year	(51,291)
Net loss for the year	(903,637)

Shareholder’s equity (deficit) under US GAAP as of ending of the year	(954,928)

28.     Disclosures Required by US GAAP

a. Concentration of Risks

      Credit risk with respect to trade accounts receivable is diminished due to the diversified nature of the Company’s customers. The Company continually monitors the level of trade accounts receivable and limits the exposure to bad debts by cutting access to the telephone network if any invoice is 15 days past due. Exceptions comprise telephone services that must be maintained for reasons of safety or national security.

      In conducting its business, Global Telecom S.A. is fully dependent upon the cellular telecommunications concession, granted by the Federal Government.

      The collective labor agreements currently in force expire in August 2003 with a salary renegotiation scheduled for September 2003.

b. Commitments (Unaudited)

      Planned capital expenditures for 2003 are approximately R$ 116,142. Most of the 2003 capital expenditures relate to infrastructure, transmission equipment and information technology.

      The Company is subject to obligations concerning quality of services, network expansion and modernization. The Company believes that it is currently in compliance with its quality of service and expansion obligations.

c. Post-retirement Benefits

      The Company has no pension plan, post-retirement health care insurance or other benefits plan. Therefore, SFAS No. 87 — “Employers’ Accounting for Pensions’ and SFAS No. 106 — “Employers’ Accounting for Post-retirement Benefits other than Pensions” has no effect on Company’s financial statements.

d. New Accounting Pronouncements

SFAS No. 141 — Business Combinations

      During June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141 (SFAS 141), “Business Combinations”. SFAS 141 addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16 (Opinion 16), “Business Combinations” and FASB Statement No. 38, “Accounting for Preacquisition Contingencies of Purchased Enterprises”. All business combinations in the scope of SFAS 141 are to be accounted for using one method the purchase method. In addition, SFAS 141 requires that intangible assets be recognized as assets apart from goodwill if they meet two criteria-the contractual-legal criterion or the separability criterion. To assist in identifying acquired intangible assets, SFAS 141 also provides a list of intangible assets that meet

PART NINE — FINANCIAL STATEMENTS

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

either of those criteria. In addition to the disclosure requirements prescribed in Opinion 16, SFAS 141 requires disclosure of the primary reasons for a business combination and the allocation of the purchase price paid to the assets acquired and liabilities assumed by major balance sheet caption. SFAS 141 also requires that when the amounts of goodwill and intangible assets acquired are significant to the purchase price paid, disclosure of other information about those assets is required, such as the amount of goodwill by reportable segment and the amount of the purchase price assigned to each major intangible asset class. The provisions of SFAS 141 apply to all business combinations initiated after June 30, 2001. SFAS 141 also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. The adoption of SFAS 141 on January 1, 2002 did not result in any impact to the Company’s financial position, cash flows and results of operations.

SFAS No. 142 — “Goodwill and Other Intangible Assets”

      During June 2001, FASB issue SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion 17, Intangible Assets. SFAS No. 142 also amends SFAS No. 121, “Accounting for the Impairment of Long Lived Assets and for long-lived Assets to Be Disposed Of”, to exclude from its scope goodwill and intangible assets that are not amortized. SFAS No. 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The provision of SFAS No. 142 is required to be applied starting with fiscal years beginning after December 15, 2001. Early application is permitted for entities with fiscal years beginning after March 15, 2001, provided that the first interim financial statements have not been issued. An exception to SFAS No. 142 application date is for goodwill and intangible assets acquired after June 30, 2001, which will be immediately subject of the nonamortization and amortization provisions of this statement. The adoption of SFAS No. 142 on January 1, 2002 did not have an impact on the Company’s financial position, cash flows and results of operations.

SFAS No. 143 — “Accounting for Asset Retirement Obligations”

      During June 2001 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 143 (SFAS No. 143), Accounting for Asset Retirement Obligations”. SFAS No. 143 basically requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement cost are capitalized as part of the carrying amount of the long-lived asset. Under SFAS No. 143 the liability for an asset retirement obligation is discounted and accretion expense is recognized using the credit-adjusted risk-free interest rate in effect when the liability was initially recognized. In addition, disclosure requirements contained in SFAS No. 143 will provide more information about asset retirement obligations. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002 with earlier application encouraged. Based on an initial assessment of the provisions and requirements of SFAS 143, management believes that the implementation of this statement will not result in any impact to the Company’s financial position, cash flows and results of operations.

PART NINE — FINANCIAL STATEMENTS

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

SFAS No. 145 — “Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS 13, and Technical Corrections as of April 2002 of “SFAS 145”

      In April 2002, the FASB issued Statements of Accounting Standards No. 145, “Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS No. 13, and Technical Corrections as of “April 2002” (“SFAS 145”). SFAS No. 145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” SFAS No. 44, “Accounting for Intangible Assets of Motor Carriers,” and SFAS No. 64, “Extinguishments of Debt made to satisfy Sinking-Fund requirements.” As a result, gains and losses from extinguishment of debt will no longer be classified as extraordinary items unless they meet the criteria of unusual or infrequent as described in Accounting Principles Boards Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” In addition, SFAS No. 145 amends SFAS No. 13, “Accounting for Leases,” to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SFAS No. 145 is effective for fiscal years beginning after 15 May 2002. The Company is currently evaluating the impact that the adoption of SFAS No. 145 will have on its results of operations and financial position. However, the Company does not believe that the adoption of SFAS No. 145 will have a material impact on the Company’s financial position, cash flows and results of operations.

SFAS No. 146 — “Accounting for Costs Associated with Exit or Disposal Activities”

      In June 2002, the FASB issued Statement of Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (“EITF 94-3”). SFAS No. 146 eliminates the definition and requirements for recognition of exit costs in EITF No. 94-3. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognised when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost as defined in EITF No. 94-3 was recognised at the date of an entity’s commitment to an exit plan. SFAS No. 146 also concluded that an entity’s commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. SFAS No. 146 is applicable for exit or disposal activities initiated after December 31, 2002, and as such, the Company cannot reasonably estimated the impact of the adoption of these new rules until and unless they affect relevant activities in future periods.

SFAS No. 150 — “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”

      In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 (“SFAS No. 150”), “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. SFAS No. 150 requires certain financial instruments that have historically been classified as equity to be classified as liabilities (or as an asset in certain circumstances). SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. Since the requirements of SFAS No. 150 apply prospectively to financial instruments

PART NINE — FINANCIAL STATEMENTS

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

entered into or modified after May 31, 2003, the Company cannot reasonably estimate the impact of adopting these new rules until and unless it undertakes relevant activities in future periods.

FIN No. 45 — “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”

      In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN No. 45”). This interpretation requires certain disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of FIN No. 45 are effective for interim and annual periods after December 15, 2002. The initial recognition and initial measurement requirements of FIN No. 45 are effective prospectively for guarantees issued or modified after December 31, 2002. Based on an initial assessment of the provisions and requirements of FIN No. 45, management believes that the implementation of this statement will not result in any impact to the Company’s financial position, cash flows and results of operations.

EITF 00-21 Revenue Arrangements with Multiple Deliverables

      At the September and October 2002 meetings of the Emerging Issues Task Force (EITF), the Task Force reached a tentative conclusion on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, which outlines an approach to be used to determine when a revenue arrangement for multiple deliverables should be divided into separate units of accounting and, if separation is appropriate, how the arrangement consideration should be allocated to the identified accounting units. Specifically, in an arrangements with multiple deliverables, the delivered item(s) should be considered a separate unit of accounting if (1) the delivered item(s) has value to the customer on a standalone basis, (2) there is objective and reliable evidence of the fair value of the undelivered item(s) and (3) if the arrangement includes a general right of return, delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the vendor.

      The arrangement consideration allocable to a delivered item(s) that does not qualify as a separate unit of accounting within the arrangement should be combined with the amount allocable to the other applicable undelivered item(s) within the arrangement. The appropriate recognition of revenue should then be determined for those combined deliverables as a single unit of accounting.

      The guidance in EITF 00-21 is effective prospectively for revenue arrangements entered into in fiscal years beginning after June 15, 2003. Alternatively, entities may elect to report the change in accounting as a cumulative-effect adjustment in accordance with Accounting Principles Board Opinion 20, Accounting Changes. We are currently evaluating the impact of EITF 00-21 in our financial statements, specifically including our treatment of revenue from handset sales under US GAAP. The Company cannot reasonably estimate the impact of the adoption of these new rules until and unless they affect relevant activities in future periods.

ANNEXES TO PROSPECTUS OF TELESP CELULAR PARTICIPAÇÕES S.A.

Page

Information derived from TCP’s Annual Report on Form 20-F for the fiscal year ended December 31, 2002 filed June 23, 2003, as amended by TCP’s Annual Report on Form 20-F/A filed on June 24, 2003	A-1
Financial statements of Telesp Celular Participações and Subsidiaries as of December 31, 2001 and 2002 and for the years ended December 31, 2000, 2001 and 2002 and combined financial statements of Globaltelcom Telecomunicações S.A., Daini do Brasil S.A. and GTPS S.A. Participações em Investimentos de Telecomunicações as of December 31, 2001 and for the periods from February 6, 2001 to December 31, 2001 and from January 1, 2002 to December 27, 2002
AA-1
Information derived from TCO’s Annual Report on Form 20-F for the fiscal year ended December 31, 2002 filed June 30, 2003	B-1
Information derived from TCO’s Report on Form 6-K furnished May 16, 2003	C-1
Information derived from TCO’s Report on Form 6-K furnished November 19, 2003	D-1
Financial statements of DDI do Brasil Ltda. (whose name was subsequently changed to Daini do Brasil S.A.) as of and for the years ended December 31, 1999 and 2000, originally set forth on pages F-70 through F-85 of TCP’s Registration Statement on Form F-3/A filed July 1, 2002
E-1
Financial statements of Global Telecom S.A. as of December 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2001, originally set forth on pages F-127 through F-163 of TCP’s Registration Statement on Form F-3/A filed July 1, 2002
F-1

ANNEX A

INFORMATION DERIVED FROM TCP’S ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002 FILED JUNE 23, 2003, AS AMENDED BY TCP’S ANNUAL REPORT ON FORM 20-F/A FILED ON JUNE 24, 2003

INTRODUCTION

      All references in this annual report to:

•	“Telesp Celular Participações S.A.,” “TCP,” “we,” “our” and “us” are to Telesp Celular Participações S.A. and its consolidated subsidiaries (unless the context otherwise requires), including the operations of Telesp Celular S.A., known as Telesp Celular, and Global Telecom S.A., known as Global Telecom;

•	“Brazilian government” are to the federal government of the Federative Republic of Brazil;

•	“real,” “reais” or “R$” are to Brazilian reais, the official currency of Brazil;

•	“U.S.$,” “dollars” or “U.S. dollars” are to United States dollars;

•	“ADSs” are to our American Depositary Shares, each representing 2,500 shares of our non-voting preferred stock;

•	“Commission” are to the U.S. Securities and Exchange Commission;

•	“CVM” are to the Comissão de Valores Mobiliários, the Brazilian securities commission;

•	“Brazilian Central Bank,” “Central Bank of Brazil” or “Central Bank” are to the Banco Central do Brasil, the Brazilian central bank;

•	“General Telecommunications Law” are to Lei Geral de Telecomunicações, as amended, which regulates the telecommunications industry in Brazil;

•	“Brazilian corporate law” are to Law No. 6,404 of December, 1976, as amended;

•	“Anatel” are to Agência Nacional de Telecomunicações — ANATEL, the Brazilian telecommunication regulatory agency; and

•	“SMP” are to Serviço Móvel Pessoal, a service rendered pursuant to a new legislation that authorizes wireless companies to provide wireless services.

      Unless otherwise specified, data relating to the Brazilian telecommunications industry included in this annual report was obtained from Anatel.

      The “Appendix A — Glossary of Telecommunications Terms” provides the definitions of certain technical terms used in this annual report.

PRESENTATION OF FINANCIAL INFORMATION

      Our consolidated financial statements as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000, have been prepared in accordance with accounting principles adopted in Brazil as prescribed by the Brazilian corporate law, or the Brazilian corporate law method, which differs in certain significant respects from generally accepted accounting principles in the United States, or U.S. GAAP. Note 37 to our financial statements appearing elsewhere in this annual report describes the principal differences between the Brazilian corporate law method and U.S. GAAP as they relate to us, and provides a reconciliation to U.S. GAAP of net income (loss) and shareholders’ equity. These consolidated financial statements have been audited by Deloitte Touche Tohmatsu Auditores Independentes.

      The consolidated financial statements included in this annual report, and the selected financial data presented herein, have been prepared on the same basis of accounting as that used in our annual and interim financial statements published in Brazil.

      Before December 31, 2000, we presented financial information using price-level accounting methodology prescribed by the Brazilian Federal Accountancy Council. On December 31, 2000, we changed the presentation of our financial information to the Brazilian corporate law method, which does not permit price-level accounting since 1996, because we do not primarily rely on price-level accounting to report our financial information to investors and authorities in Brazil. For consistency, we presented all of our financial information in this annual report according to the Brazilian corporate law method.

      This annual report also contains the audited combined financial statements of Globaltelcom Telecomunicações S.A., Daini do Brasil S.A. and Inepar S.A. — Participações em Investimentos de Telecomunicações (which, as of December 31, 2002, is known as GTPS S.A. Participações em Investimentos de Telecomunicações), collectively known as Global Telecom Holdings, as of December 31, 2001, and for the periods from February 6, 2001 to December 31, 2001 and from January 1, 2002 to December 27, 2002. These combined financial statements have been audited by Deloitte Touche Tohmatsu Auditores Independentes.

      On February 6, 2001, TCP acquired 49% of the voting shares and 100% of the non-voting shares of Global Telecom Holdings, which collectively held 95% of the voting shares and 100% of non-voting shares of Global Telecom. After obtaining authorization from Anatel, Global Telecom Holdings acquired the remaining 5% of the voting shares of Global Telecom. On December 31, 2001, TCP’s aggregate direct economic interest in Global Telecom Holdings represented an indirect 83% interest of the total equity of Global Telecom, which is a mobile operator in the Brazilian states of Paraná and Santa Catarina. On December 27, 2002, after obtaining approval from Anatel, TCP purchased the remaining 51% of the outstanding common stock of Global Telecom Holdings and now indirectly and directly owns 100% of the capital of Global Telecom.

      The combined financial statements of Global Telecom Holdings included in this annual report have been prepared in accordance with the Brazilian corporate law method. A discussion of the principal differences between the Brazilian corporate law method and U.S. GAAP relevant to Global Telecom Holdings is set out in Note 27 to Global Telecom Holdings’s audited combined financial statements.

FORWARD-LOOKING STATEMENTS

      The U.S. Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain sections in this annual report, principally in “Item 3D. Risk Factors,” “Item 4. Information on the Company” and “Item 5. Operating and Financial Review and Prospects,” contains information that is forward-looking, including but not limited to:

•	statements concerning our operations and prospects;

•	the size of the Brazilian telecommunications market;

•	estimated demand forecasts;

•	our ability to secure and maintain telecommunications infrastructure licenses, rights-of-way and other regulatory approvals;

•	our strategic initiatives and plans for business growth;

•	industry conditions;

•	our funding needs and financing sources;

•	network completion and product development schedules;

•	expected characteristics of competing networks, products and services; and

•	other statements of management’s expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

      Forward-looking statements may also be identified by words such as “believe,” “expect,” “anticipate,” “project,” “intend,” “should,” “seek,” “estimate,” “future” or similar expressions. Forward-looking information involves risks and uncertainties that could significantly affect expected results. The risks and uncertainties include, but are not limited to:

•	the short history of our operations as an independent, private-sector entity and the introduction of competition to the Brazilian telecommunications sector;

•	the cost and availability of financing;

•	uncertainties relating to political and economic conditions in Brazil;

•	inflation and exchange rate risks;

•	the Brazilian government’s telecommunications policy; and

•	the adverse determination of disputes under litigation.

      We undertake no obligation to update publicly or revise any forward-looking statements because of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking information, events and circumstances discussed in this annual report might not occur. Our actual results and performance could differ substantially from those anticipated in our forward-looking statements.

PART I

Item 1.	Identity of Directors, Senior Management and Advisers

      Not applicable.

Item 2.	Offer Statistics and Expected Timetable

      Not applicable.

Item 3.	Key Information

A.     Selected Financial Data

      The selected financial data as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000 included in this annual report have been derived from, and should be read in conjunction with, our audited consolidated financial statements and notes thereto included elsewhere in this annual report and audited by Deloitte Touche Tohmatsu Auditores Independentes. The selected financial data as of December 31, 2000 and 1998 and for the years ended December 31, 1999 and 1998 included in this annual report have been derived from our audited financial statements and notes thereto also audited by Deloitte Touche Tohmatsu Auditores Independentes, which are not included in this annual report. The selected financial data as of December 31, 1999 included in this annual report have been derived from our audited financial statements and notes thereto audited by Arthur Andersen S/C, which are not included in this annual report. See “Presentation of Financial Information” above for more information on the presentation of our financial data.

      In February 2001, we acquired an interest of 49% of the outstanding common stock and 100% of the outstanding preferred shares in Globaltelecom Telecomunicações S.A., Daini do Brasil S.A. and GTPS S.A. Participações em Investimentos de Telecomunicações, or Global Telecom Holdings, that held 95% of the voting shares and 100% of the non–voting shares of Global Telecom for aggregate consideration of approximately R$902 million, and we incurred R$700 million in indebtedness to finance part of the acquisition price. In July 2001, we financed part of the acquisition by the holding companies of the remaining 5% of the voting shares of Global Telecom. The total amount paid by us in 2001 in the acquisition of our indirect economic interest in Global Telecom, including acquisition expenses, was R$932.4 million. On December 27, 2002, after obtaining approval from Anatel, TCP purchased the remaining 51% of the outstanding common stock of each of the holding companies for R$290.3 million and now owns directly and indirectly 100% of the capital of Global Telecom. In September 2002, we made advances to future capital increases in Global Telecom in the total amount of R$2,630.3 million and in December 2002, part of this advance for future capital increases (in the amount of R$2,310.9 million) was capitalized. The selected financial information reflects our investment in Global Telecom Holdings since the date of acquisition until December 27, 2002 under the equity method of accounting. As of December 31, 2002, the balance sheets of Global Telecom and the holding companies that became TCP’s subsidiaries on December 27, 2002 were fully consolidated. Results of Operations of Global Telecom and the holding companies for the year ended December 31, 2002 are reflected in the statement of income under the equity method of accounting.

Accounting Consequences of the Restructuring of Telebrás

      At the May 22, 1998 shareholders’ meeting for Telecomunicações Brasileiras S.A. — Telebrás, or Telebrás, the shareholders established the shareholders’ equity of each new holding company formed as a result of the reorganization of the Telebrás system, or the Breakup of Telebrás, and allocated to each a portion of the retained earnings of Telebrás. Telebrás preserved sufficient retained earnings from which to pay certain dividends and other amounts. The balance of its retained earnings was allocated to each new holding company in proportion to the total net assets allocated to each such company. TCP was one of these new holding companies.

Brazilian Corporate Law Method Accounting

      Our consolidated financial statements included in this annual report, and the selected financial data presented below, have been prepared in accordance with the Brazilian corporate law method, which is the same basis of accounting as that used in our annual and interim financial statements published in Brazil.

Brazilian Corporate Law Method and U.S. GAAP

      Our consolidated financial statements are prepared in accordance with the Brazilian corporate law method, which differs in certain material respects from U.S. GAAP. See Note 37 to our consolidated financial statements for a summary of the differences between the Brazilian corporate law method and U.S. GAAP.

      The following tables present a summary of our selected financial data at the dates and for each of the periods indicated. You should read the following information together with our financial statements and the notes thereto included elsewhere in this annual report and with “Item 5. Operating and Financial Review and Prospects.”

	Year Ended December 31,

	1998	1999	2000	2001	2002	2002

						U.S.$(4)
	(R$ million, except per share data)
Income Statement Data(2):
Brazilian corporate law method
Net operating revenue	1,682.5	2,211.6	2,766.7	2,946.2	3,390.6	959.6
Cost of services and goods sold	(641.3)	(1,353.2)	(1,689.2)	(1,656.4)	(1,648.4)	(466.5)

Gross profit	1,041.2	858.4	1,077.5	1,289.8	1,742.2	493.1
Operating expenses:
Selling expenses	(181.1)	(387.0)	(554.2)	(605.0)	(617.9)	(174.9)
General and administrative expenses	(76.2)	(131.7)	(217.9)	(271.2)	(288.5)	(81.7)
Other net operating income (expenses)	(40.2)	61.4	33.9	(67.6)	(70.1)	(19.8)

Operating income before equity in losses of unconsolidated subsidiary and net financial expenses	743.7	401.1	339.3	346.0	765.7	216.7
Equity in losses of unconsolidated subsidiary	—	—	—	(653.6)	(890.7)	(252.1)
Net financial expenses	(87.5)	(206.0)	(137.1)	(541.5)	(808.4)	(228.8)

Operating income (loss)	656.2	195.1	202.2	(849.1)	(933.4)	(264.2)
Net non-operating income (expenses)	0.2	1.3	(0.6)	(0.4)	10.0	2.8

Income (loss) before income taxes, minority interests and extraordinary item	656.4	196.4	201.6	(849.5)	(923.4)	(261.4)
Income taxes	(169.4)	(36.4)	(49.4)	14.7	(46.5)	(13.2)
Minority interests	(118.6)	(47.1)	—	—	—	—
Extraordinary item, net of taxes	(47.0)	—	—	(278.8)	(170.9)	(48.4)

Income before interest income, unallocated interest expense and taxes	0.54	0.18	0.36	—	—	—
Net income (loss)	321.4	112.9	152.2	(1,113.6)	(1,140.8)	(323.0)

	Year Ended December 31,

	1998	1999	2000	2001	2002	2002

						U.S.$(4)
	(R$ million, except per share data)
Net income (loss) per 1,000 shares	0.96	0.34	0.33	(2.43)	(0.97)	(0.28)
Dividends declared per thousand preferred shares(3)	0.269525	0.092498	0.245220	—	—	—
Dividends declared per thousand common Shares(3)	0.269525	0.092498	0.112948	—	—	—
U.S. GAAP
Net operating revenue	2,035.7	2,379.8	2,963.7	3,599.7	4,550.6	1,287.9
Operating income	587.0	310.6	220.2	198.0	328.8	93.0
Net financial expenses	(23.4)	(315.4)	(192.1)	(743.5)	(1,149.6)	(325.4)
Equity in losses of unconsolidated subsidiaries	—	—	—	(733.8)	(759.1)	(214.8)
Net non-operating income (expenses)	0.2	1.3	(0.6)	(9.6)	9.8	2.8
Income (loss) before income taxes, minority interests and extraordinary item	563.8	(3.5)	27.5	(1,288.9)	(1,570.1)	(444.4)
Income taxes and minority interest	(265.4)	15.6	9.4	97.5	74.4	21.1
Extraordinary item, net of tax	—	—	—	(12.7)	—	—

Net income (loss)	298.4	12.1	36.9	(1,204.1)	(1,495.7)	(423.3)

Basic and diluted net income (loss) per 1,000 shares — common and preferred(1)	0.89	0.04	0.09	(2.63)	(2.18)	(0.62)

	Year Ended December 31,

	2000	2001	2002	2002

				U.S.$(4)
	(R$ million)
Cash Flow Data:
Brazilian corporate law method
Cash flows from operating activities	597.4	779.7	984.4	278.6
Cash flows from investing activities	(868.2)	(1,767.7)	(3,820.5)	(1,081.3)
Cash flows from financing activities	(501.1)	683.4	2,772.3	784.6
U.S. GAAP
Cash flows from operating activities	552.2	784.0	1,061.6	300.5
Cash flows from investing activities	(823.0)	(1,745.3)	(3,835.0)	(1,085.4)
Cash flows from financing activities	501.1	656.7	2,709.6	766.9

	As of December 31,

	1998	1999	2000	2001	2002	2002

						U.S.$(4)
	(R$ million, except for per share data)
Balance Sheet Data(2):
Brazilian corporate law method
Property, plant and equipment, net	2,420.6	3,219.8	3,454.0	3,695.8	4,778.1	1,352.3
Total assets	3,205.5	5,454.3	6,204.0	6,872.2	9,654.4	2,732.4
Loans and financing	719.7	1,690.0	1,399.4	2,580.1	4,460.8	1,262.5
Net assets	1,125.5	2,267.0	3,857.1	2,742.6	4,010.0	1,134.9
Capital Stock	355.4	434.7	1,873.3	1,873.3	4,373.7	1,237.9
Number of shares as adjusted to reflect changes in capital	334,399,027	334,399,027	458,367,772	458,367,772	1,171,784,352	—
U.S. GAAP
Property, plant and equipment, net	3,692.4	3,490.2	3,555.7	3,783.5	4,855.5	1,374.2
Total assets	3,556.2	6,057.0	7,089.1	7,218.3	10,202.0	2,887.4
Total liabilities	1,907.2	3,415.6	3,414.7	4,787.4	6,894.7	1,951.3
Net assets	1,216.9	2,229.8	3,674.4	2,430.9	3,307.3	936.0
Capital stock	355.4	434.7	1,873.3	1,873.3	4,373.7	1,237.9
Number of shares as adjusted to reflect changes in capital	334,399,027	334,399,027	458,367,772	458,367,772	1,171,784,352

(1)	Basic net income (loss) per share was equal to diluted net income (loss) per share for the years ended December 31, 1998 and 1999 because the Company did not have any potentially diluted shares outstanding. As result of the corporate restructuring completed on January 2000, the Company was obligated to issue shares to the controlling shareholder for the amount of the tax benefit realized on the amortization of the intangible related to concession that was transferred in the merger. The number of issuable shares, which are determined on the basis of estimates using the Company’s share price at the date of the balance sheet, are considered dilutive and are included in the denominator for purposes of calculating dilutive earnings per share for the year ended December 31, 2000, 2001 and 2002. The potentially dilutive shares, consisting solely of the estimate of issuable shares mentioned above, have been excluded from the computation for 2001 and 2002 as their effect would have been anti-dilutive.

(2)	Telesp Celular was established effective in January 1998 by means of a spin-off from Telecomunicações de São Paulo S.A. — TELESP, and we were established effective May 22, 1998 in the Breakup of Telebrás. Although the spin-off from Telecomunicações de São Paulo S.A. — TELESP was approved at a shareholders’ meeting that occurred on February 28, 1998, the statements of income for the year ended December 31, 1998 reflect the operations of Telesp Celular for the full year of 1998.

(3)	Interest on shareholders’ equity are included as part of the dividends and they are presented net of taxes. The right to receive 1998’s dividend is expired.

(4)	U.S. dollar amounts in millions, except per share data, for the year ended December 31, 2002 are translated from reais solely for the convenience of the reader, at an exchange rate of R$3.5333 per U.S.$1.00. See “Presentation of Financial Information” above.

Exchange Rates

      There are two legal exchange markets in Brazil:

•	the commercial rate exchange market, and

•	the floating rate exchange market.

      Most trade and financial foreign-exchange transactions, including transactions relating to the purchase or sale of preferred shares or the payment of dividends, are carried out on the commercial market at the applicable commercial market rate. Purchase of foreign currencies in the commercial market may be carried out only through a Brazilian bank authorized to buy and sell currency in that market. In both markets, rates are freely negotiated but may be strongly influenced by Central Bank intervention.

      Between March 1995 and January 1999, the Brazilian Central Bank permitted the gradual devaluation of the real against the U.S. dollar pursuant to an exchange rate policy that established a band within which the real/ U.S. dollar exchange rate could fluctuate.

      Responding to pressure on the real, on January 13, 1999, the Brazilian Central Bank widened the foreign exchange band and, on January 15, 1999, allowed the real to float freely. Since then, the real reached a low of R$1.4659 on January 15, 1999 and a high of R$3.9552 on October 22, 2002. At June 18, 2003, the commercial market rate for purchasing U.S. dollars was R$2.8902 to U.S.$1.00.

      The Brazilian government may impose temporary restrictions on the conversion of reais into foreign currencies and on the remittance to foreign investors of proceeds from their investments in Brazil. Brazilian law permits the government to impose these restrictions whenever there is a serious imbalance in Brazil’s balance of payments or reason to foresee a serious imbalance.

      [Text deleted.]

B.     Capitalization and Indebtedness

      Not applicable.

C.     Reasons for the Offer and Use of Proceeds

      Not applicable.

D.     Risk Factors

      This section is intended to be a summary of more detailed discussions contained elsewhere in this annual report. The risks described below are not the only ones we face. Our business, results of operations or financial condition could be harmed if any of these risks materializes and, as a result, the trading price of the ADSs could decline.

Risks Relating to Brazil

The Brazilian government has exercised, and continues to exercise, significant influence over the Brazilian economy. Brazilian political and economic conditions have a direct impact on our business, operations and the market price of our preferred shares and our ADSs.

      In the past, the Brazilian government has intervened in the Brazilian economy and occasionally made drastic changes in policy. The Brazilian government’s actions to control inflation and effect other policies have often involved wage and price controls, currency devaluations, capital controls, and limits on imports, among other things. Our business, financial condition, results of operations and the market price of our preferred shares and ADSs may be adversely affected by changes in government policies, as well as general economic factors, including:

•	currency fluctuations;

•	inflation;

•	price instability;

•	energy policy;

•	interest rates;

•	tax policy; and

•	other political, diplomatic, social and economic developments in or affecting Brazil.

Tax reforms may affect our tariff rates.

      If our subsidiaries providing telecommunication services experience a higher tax burden as a result of the tax reform, they may have to pass the cost of such tax increase to their customers. This increase may have a material negative impact on their and our revenues and operating results, and as a result, in the dividends paid by them to us.

Inflation and certain government measures to curb inflation may have adverse effects on the Brazilian economy, the Brazilian securities market and/or our business and operations.

      Brazil has historically experienced extremely high rates of inflation. Inflation and certain of the Brazilian government’s measures taken in the attempt to curb inflation have had significant negative effects on the Brazilian economy. Since 1994, Brazil’s inflation rate has been substantially lower than in previous periods. However, inflationary pressures persist, and actions taken in an effort to curb inflation, coupled with public speculation about possible future governmental actions, have contributed to economic uncertainty in Brazil and heightened volatility in the Brazilian securities market. In 2002, the general price index, or the IGP-DI (the Índice Geral de Preços — Disponibilidade Interna), an inflation index developed by the Fundação Getúlio Vargas, a private Brazilian economic organization, reflected inflation of 26.4% compared to 10.4% in 2001 and 9.8% in 2000. If Brazil experiences significant inflation, we may be unable to increase service rates to our customers in amounts that are sufficient to cover our increasing operating costs, and our business may be adversely affected.

Fluctuations in the value of the real against the value of the U.S. dollar may adversely affect our ability to pay U.S. dollar-denominated or U.S. dollar-linked obligations and could lower the market value of our preferred shares and ADSs.

      The Brazilian currency has historically experienced frequent devaluations. The real devalued against the U.S. dollar by 9.3% in 2000 and by 18.7% in 2001. During 2002, the real continued to undergo significant devaluation due in part to the political uncertainty in connection with the elections and the global economic slowdown. In 2002, the real devalued against the U.S. dollar by 52.3%. See “— Selected Financial Data — Exchange Rates” for more information on exchange rates.

      As of December 31, 2002, we had R$4,460.8 million in total debt, of which 74.4% was denominated in foreign currencies, primarily the U.S. dollar and the euro. As of December 31, 2002, we had currency derivatives in place to cover 127.5% of our foreign currency-denominated debt. This excess hedge was a consequence of the capital increase that took place in 2002. We are considering unwinding our overhedge position, which could create financial losses because, under Brazilian corporate law, currency derivatives are carried at book value and not at market value. Also, significant costs relating to our network infrastructure are payable or linked to payment by us in U.S. dollars. At the same time, while we may derive income from derivative transactions denominated in foreign currencies, all of our operating revenues are generated in reais. To the extent that the value of the real decreases relative to the U.S. dollar, our debt becomes more expensive to service and it becomes more costly for us to import the technology and the goods that are necessary to operate our business.

Deterioration in economic and market conditions in other countries, especially emerging market countries, may adversely affect the Brazilian economy and our business.

      The market for securities issued by Brazilian companies is influenced by economic and market conditions in Brazil and, to varying degrees, market conditions in other Latin American and emerging market countries. Although economic conditions are different in each country, the reaction of investors to developments in one country may cause the capital markets in other countries to fluctuate. Developments or conditions in other emerging market countries have at times significantly affected the availability of credit in the Brazilian economy and resulted in considerable outflows of funds and declines in the amount of foreign currency invested in Brazil.

      For example, in 2001, after a prolonged recession, followed by political instability, Argentina announced that it would no longer continue to service its public debt. In order to address the deteriorating economic and social crisis, the Argentine government abandoned its decade-old fixed dollar-peso exchange rate, allowing the peso to float to market rate levels. In 2002, the Argentine peso experienced a 237% devaluation against the U.S. dollar. The situation in Argentina has negatively affected investors’ perceptions towards Brazilian securities.

      The recent political crisis in Venezuela may also influence investors’ perception of risk in Brazil. If market conditions in Argentina and Venezuela continue to deteriorate, they may adversely affect our ability to borrow funds at favorable interest rates or to raise equity capital, when and if there is a need. Adverse developments in Argentina, in Venezuela or in other emerging market countries could lead to a reduction in both demand and the market price for our preferred shares and ADSs.

Risks Relating to the Brazilian Telecommunications Industry and Us

Extensive government regulation of the telecommunications industry may limit our flexibility in responding to market conditions, competition and changes in our cost structure.

      Our business is subject to extensive government regulation, including any changes that may occur during the period of our authorization to provide telecommunication services. Anatel, which is the main telecommunications industry regulator in Brazil, regulates, among other things:

•	industry policies and regulations;

•	licensing;

•	tariffs;

•	competition;

•	telecommunications resource allocation;

•	service standards;

•	technical standards;

•	interconnection and settlement arrangements; and

•	universal service obligations.

      This extensive regulation and the conditions imposed by our authorization to provide telecommunication services may limit our flexibility in responding to market conditions, competition and changes in our cost structure.

Our results may be affected in the medium or long term as a result of the new SMP rules.

      In 2002, Anatel changed the SMP regime (first enacted in December 2000), thus encouraging companies operating under the SMC system to migrate to the SMP system. New rules will be applicable to the migrating companies, as contemplated by Anatel Resolutions Nos. 316/02 through 321/02 and 326/02.

      Under the SMP regime, we will no longer receive payment from our customers for outbound long distance traffic, but will receive payment for the use of our network, in accordance with the network usage remuneration plan. However, there is no assurance that the interconnection fees that we will receive from long distance operators will compensate us for the revenues that we would have received from our customers for outbound long distance traffic.

      The SMP regime establishes free negotiation of the network usage fee among telecommunication service providers or a confirmation, until June 30, 2004, of the maximum fee by Anatel. After that date, negotiation of that fee will be the rule.

      We cannot assure you that the new rules will not affect negatively our revenues and results of operations.

If the inflation adjustment index now applied to our tariffs is changed, the new index may not be adequate.

      The Brazilian government is considering replacing the IGP-DI, the monetary adjustment index currently used in connection with the tariffs applied in the telecommunications industry, with another index, which has not yet been identified. We cannot assure you that a new index, if any, would adequately reflect the true effect of inflation on our tariffs.

We face substantial competition that may reduce our market share and harm our financial performance.

      There is substantial competition in the telecommunications industry. We not only compete with wireless telecommunications companies, but also with companies that provide fixed-line telecommunications and Internet access services.

      We expect competition to intensify as a result of the entrance of new competitors and the rapid development of new technologies, products and services. Our ability to compete successfully will depend on our marketing techniques, as well as on our ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by our competitors. To the extent that we do not keep pace with technological advances, or fail to timely respond to changes in competitive factors in our industry, we could lose a portion of our market share or experience a decline in our revenue. Competition from other mobile communications service providers in the region in which we operate may also affect our financial results by causing, among other things, the rate of our customer growth to decline and bring about decreases in tariff rates and increases in selling expenses. This could have a material adverse effect on our results of operations.

      There has been consolidation in the Brazilian telecommunications market, and we believe this trend may continue. Consolidations may result in increased competitive pressures within our market. We may be unable to adequately respond to pricing pressures resulting from consolidation, which would adversely affect our business, financial condition and results of operations.

Our results of operations would be affected by a high rate of customer turnover or a decrease in our customer growth.

      A high rate of customer turnover and/or a decrease in our customer growth could adversely affect our results of operations as well as our competitive position. The rate of customer turnover may be the result of several factors, including limited network coverage and lack of sufficient reliability of our services, as well as increased competition in the region in which we operate and the economic conditions in Brazil.

The industry in which we conduct our business is subject to rapid technological changes and these changes could have a material adverse effect on our ability to provide competitive services.

      The telecommunications industry is subject to rapid and significant technological changes. Our success depends, in part, on our ability to anticipate and adapt in a timely manner to technological changes. We expect that new products and technologies will emerge and that existing products and technologies will be further developed.

      The advent of new products and technologies could have a variety of consequences for us. These new products and technologies may reduce the price of our services by providing lower-cost alternatives, or they may be superior to, and render obsolete, the products and services we offer and the technologies we use, requiring investment in new technology. The cost of upgrading our products and technology in order to continue to compete effectively could be significant, and our ability to fund this upgrading may depend on our ability to obtain additional financing.

Our controlling shareholders have a great deal of influence over our business.

      PT Móveis S.G.P.S., S.A. and Telefónica Móviles, S.A., our principal shareholders, currently own through Brasilcel, N.V., directly and indirectly, approximately 93.7% of our common shares and 65.1% of our total capital. PT Móveis S.G.P.S., S.A. is 100% controlled by Portugal Telecom, S.G.P.S., S.A. See “Item 7. Major Shareholders and Related Party Transactions — Major Shareholders.” Due to their share ownership, our principal shareholders have the power to control us and our subsidiaries, including the power to elect our directors and officers and determine the outcome of any action requiring shareholder approval, including transactions with related parties, corporate reorganizations and the timing and payment of our dividends. In addition, Portugal Telecom and Telefónica Móviles share their participation in us equally. Any disagreement or dispute between our controlling shareholders may have an impact on the decision-making capabilities of our management.

The wireless industry, including us, may be harmed by reports suggesting that radio frequency emissions cause health problems and interfere with medical devices.

      Media and other reports have suggested that radio frequency emissions from wireless handsets and base stations may cause health problems. If consumers harbor health-related concerns, they may be discouraged from using wireless handsets. These concerns could have an adverse effect on the wireless communications industry and, possibly, expose wireless providers, including us, to litigation. We cannot assure you that further medical research and studies will refute a link between the radio frequency emissions of wireless handsets and base stations and these health concerns. Government authorities could increase regulation of wireless handsets and base stations as a result of these health concerns or wireless companies, including us, could be held liable for costs or damages associated with these concerns, which could have an adverse effect on our business. The expansion of our network may be affected by these perceived risks if we experience problems in finding new sites to expand our network, which in turn may delay the expansion and may affect the quality of our services.

Our investment in Global Telecom Holdings has adversely affected, and could continue to adversely affect, our financial performance.

      Our investment in Global Telecom Holdings presents operational and financial risks. Global Telecom started operations in 1999, and its principal competitor in its concession area has been in operation for a longer period of time and has a larger market share in that area. Global Telecom has had substantial net losses (R$408.4 million in 2000, R$856.1 million in 2001 and R$771.1 million in 2002) resulting in significant part from capital expenditures, indebtedness and increased expenses in connection with the rapid expansion of its network infrastructure and upgrading its marketing and commercial capabilities.

      In 2002, our financial results were adversely affected by (a) our R$890.7 million of equity losses in Global Telecom Holdings, (b) an extraordinary adjustment from our investment in Global Telecom and (c) the interest expense arising from indebtedness we incurred to finance our acquisition of Global Telecom, which resulted in a net loss of R$1,140.8 million in 2002, compared to a net loss of R$1,113.6 million in 2001 and a net income of R$152.2 million for 2000.

We may not be able to successfully integrate new operations into our business and may not be able to achieve the anticipated benefits of the acquisition.

      In April 2003 we acquired 61.1% of the voting capital of Tele Centro-Oeste Celular Participações S.A., or TCO (NYSE: TRO). TCO provides telecommunications services in the mid-west region of Brazil, which includes 11 states and the Federal District. The integration of TCO’s operations into our business involves numerous risks, including:

•	difficulties in incorporating TCO’s services and operations into our business;

•	the diversion of our resources and of our management’s attention from other business concerns;

•	the potential loss of key TCO employees; and

•	our estimation of the liability we may assume as a result of the acquisition, including tax and litigation claims, may not be accurate.

      Our failure to integrate and manage TCO’s business successfully could adversely affect our business and financial performance. In addition, if TCO’s operations and financial results do not meet our expectations, we may not realize the synergies, operating efficiencies, market position or revenue growth we anticipate from the acquisition.

We face risks associated with litigation.

      We are party to lawsuits and other proceedings in the ordinary course of our business. An adverse outcome in, or any settlement of, these or other lawsuits could result in significant costs to us. In addition, our senior management may be required to devote substantial time to these lawsuits, which they could otherwise devote to our business. For a more detailed description of these lawsuits, see “Item 8. A Legal Matters.”

Risks Relating to Our Preferred Shares and Our ADSs

Our preferred shares and our ADSs generally do not have voting rights.

      In accordance with Brazilian corporate law and our by-laws, holders of our preferred shares, and therefore of our ADSs, are not entitled to vote at meetings of our shareholders, except in limited circumstances. See “Item 10B. Memorandum and Articles of Association.”

You might be unable to exercise preemptive rights with respect to our preferred shares unless there is a current registration statement in effect that covers those rights or unless an exemption from registration applies.

      You will not be able to exercise the preemptive rights relating to our preferred shares underlying your ADSs unless a registration statement under the U.S. Securities Act of 1933, as amended, or the Securities Act, is effective with respect to those rights, or unless an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement. Unless we file a registration statement or an exemption from registration applies, you may receive only the net proceeds from the sale of your preemptive rights by the depositary, or, if the preemptive rights cannot be sold, they will lapse and you will not receive any value for them. For more information on the exercise of your rights, see “Item 10. Additional Information.”

The relative volatility and illiquidity of the Brazilian securities markets may adversely affect holders of ADSs.

      Investments in securities, such as the preferred shares or the ADSs, of issuers from emerging market countries, including Brazil, involves a higher degree of risk than investing in securities of issuers from more developed countries.

      The Brazilian securities market is substantially smaller, less liquid, more concentrated and more volatile than major securities markets in the United States. These features may substantially limit the ability to sell the preferred shares underlying the ADSs at a price and time at which holders wish to do so. The São Paulo Stock Exchange (Bolsa de Valores de São Paulo), or BOVESPA, the main Brazilian stock exchange, had a market capitalization of U.S.$124 billion as of December 31, 2002, and an average monthly trading volume of approximately U.S.$4.1 billion for 2002. In comparison, the NYSE had a market capitalization of U.S.$9.7 trillion as of December 31, 2002, and an average monthly trading volume of approximately U.S.$859 billion for 2002.

      There is also significantly greater concentration in the Brazilian securities market than in major securities markets in the United States. The ten largest companies in terms of market capitalization represented approximately 46.8% of the aggregate market capitalization of BOVESPA as of December 31, 2002. The top ten stocks in terms of trading volume accounted for approximately 56.5% of all shares traded on BOVESPA.

Item 4.	Information on the Company

A.	Our History and Development

General

      We are incorporated under the laws of the Federative Republic of Brazil under the name Telesp Celular Participações S.A., as a corporation with unlimited duration, known as TCP. We have the legal status of a sociedade por ações, or a stock corporation, operating under the Brazilian corporate law. Our principal executive offices are located at Rua Abílio Soares, 409, 04005-001 São Paulo, SP, Brazil. Our telephone number is +55 11 3059-7530, our facsimile number is +55 11 3059-7563, and our website is www.vivo.com.br. The information on our website is not part of this annual report. Our agent for service of process in the United States is CT Corporation System, located at 111 Eighth Avenue, New York, New York 10011.

      We are a holding company engaged through wholly owned companies in cellular telecommunications businesses in Brazil. We control, directly and/or indirectly, Telesp Celular, and, since December 27, 2002, Global Telecom.

      Below you will find a chart showing the major companies in our ownership structure as of December 31, 2002:

(1)	PT Móveis S.G.P.S., S.A. is a 100% controlled by Portugal Telecom S.G.P.S., S.A.

Telebrás and the Privatization

      TCP was created as a result of a restructuring of Telebrás in May 1998. Before 1972, there were more than 900 telecommunications companies operating throughout Brazil. Between 1972 and 1975, Telebrás and its operating subsidiaries, known as the Predecessor Companies, and collectively known as the Telebrás System, were created, acquiring almost all of the telecommunication companies in Brazil, and creating a near monopoly over the provision of public telecommunications services in Brazil.

      On August 5, 1993, our predecessor company began providing cellular telecommunications services as a Telebrás System operating company in the state of São Paulo.

      In 1995, the federal government began a comprehensive reform of Brazil’s telecommunications regulatory system. In July 1997, Brazil’s national congress adopted the General Telecommunications Law, which provided for the establishment of a new regulatory framework, the introduction of competition and the privatization of the Telebrás System.

      In January 1998, in preparation for the restructuring and privatization of the Telebrás System, the cellular telecommunications operations of the Telebrás System were spun off into separate companies. In May 1998, the Telebrás System was restructured to form, in addition to Telebrás, 12 new holding companies. Virtually all of the Predecessor Companies’ assets and liabilities were allocated to the new holding companies, which we refer to as the New Holding Companies. The New Holding Companies, together with their respective subsidiaries, consisted of: (i) eight cellular holding companies, each in one of eight cellular regions, holding one or more operating companies that provide cellular services; (ii) three wireline holding companies, each in one of three wireline regions, holding one or more operating companies that provide local and intraregional long distance services; and (iii) Embratel Participações S.A., a holding company of Empresa Brasileira de Telecomunicações S.A. — Embratel.

      TCP was one of the New Holding Companies. In connection with the reorganization of the Telebrás system, or the Breakup of Telebrás, TCP was allocated all of the share capital held by Telebrás in Telesp Celular, one of the cellular operating companies that provided cellular telecommunications service in the state of São Paulo. In July 1998, as part of its restructuring and privatization plan, the federal government sold substantially all its common shares of the New Holding Companies, including TCP, to private sector buyers.

      The federal government’s shares of TCP were purchased by Portelcom Participações S.A., or Portelcom, a consortium comprised of Portugal Telecom S.A., or Portugal Telecom, which owned 64.2% of Portelcom and Telefónica, which owned the remaining 35.8% of the shares in Portelcom. In July 1998, Portelcom acquired 51.8% of the common stock of TCP.

Reorganization

      As part of a corporate reorganization conducted in 1999 and 2000 to allow us to use certain tax credits, Portelcom established a subsidiary called Celular Telecom Holding S.A., or CTH, and it contributed goodwill and its shares of TCP to CTH. Effective December 14, 1999, CTH was merged into TCP. Effective January 14, 2000, TCP conducted a partial spin-off and merged the spun-off assets and liabilities into Telesp Celular. Effective January 14, 2000, all the shares of Telesp Celular owned by shareholders other than TCP were exchanged for newly-issued shares of TCP. As a result of these transactions, in January 2000, Telesp Celular, which previously had a substantial public float, became our wholly owned subsidiary.

Public Offering

      In a public offering in June 2000, Portugal Telecom acquired 30.29% of the common stock of TCP. As a result, Portugal Telecom’s ownership increased to 83.6% of our common stock, representing 35.5% of TCP’s total capital.

Capital Increase

      In October 2000, TCP had a capital increase of R$1.125 billion. As a consequence, Portugal Telecom increased its participation in TCP to 36.2% corresponding to 85.1% of the common shares and 17.7% of the preferred shares.

Swap With Telefónica

      In November 2000, after Anatel’s approval, Telefónica participated in a stock swap transaction with Portugal Telecom, involving their participations in Telesp Celular and Telecomunicações de São Paulo S.A.-TELESP, known as Telesp, respectively. In the stock swap transaction, Telefónica swapped 35.8% of its direct and indirect stake in Portelcom for Portugal Telecom’s 23% indirect stake in SP Telecommunicações Holding. This transaction increased Portugal Telecom’s participation in Telesp Celular from 36.2% to 41.2%.

Ceterp Celular S.A.

      On November 27, 2000, we acquired 100% of the share capital of Ceterp Celular S.A., or Ceterp Celular, from Centrais Telefônicas de Ribeirão Preto S.A. Ceterp Celular is the A Band mobile operator in the Ribeirão Preto region of Brazil. The Ribeirão Preto region is a medium-sized metropolitan area in the northwest region of the state of São Paulo with approximately 500,000 inhabitants. During the reorganization of Telesp Celular, Ceterp was merged into Telesp Celular S.A.

Global Telecom

      Global Telecom was formed to acquire a B Band cellular concession in the states of Paraná and Santa Catarina, known as Area 5. In April 1998, Global Telecom won the concession for Area 5 and, after building out its network, it began commercial operations in December 1998.

      In February 2001, we acquired an 81.61% indirect economic interest in Global Telecom, through the acquisition of 49% of the voting shares and 100% of the non-voting shares of each of three holding companies that collectively held 95% of the voting shares and 100% of the non-voting shares of Global Telecom. The remaining 5% of Global Telecom’s voting shares were held by another investor who, upon authorization from Anatel in July 2001, sold them to the three holding companies.

      On December 11, 2002, after all of the TCP operators had switched over to the SMP system, Anatel approved our acquisition of the remaining capital stock of Global Telecom Holdings and, on December 27,

2002, we acquired the remaining portion of those three holding companies. We own, directly and indirectly, 100% of the voting stock and economic interest of Global Telecom.

      On March 31, 2003, after a restructuring process, TCP became the direct holder of 100% of the capital stock of Global Telecom S.A.

Increase in Capital

      In September 2002, TCP’s R$2.5 billion capital increase was successfully completed. After this capital increase of TCP, Portugal Telecom’s participation in TCP increased to 93.7% of the voting shares, 49.8% of the preferred shares and 65.1% of the total capital.

Brasilcel

      On January 23, 2001, Portugal Telecom and Telefónica Móviles entered into a strategic agreement to create a mobile services company in Brazil that would aggregate all of their investments in cellular telecommunications businesses to the extent permitted under Brazilian law. In December 2002, Anatel approved the joint venture between Portugal Telecom and Telefónica Móviles. This joint venture, named Brasilcel N.V., or Brasilcel, with headquarters in the Netherlands, created a company that has 40% of the total market in Brazil, with 13.7 million users at December 31, 2002. Its operations cover an area of more than 100 million inhabitants, or 56% of the Brazilian population, and approximately 71% of its GDP. Portugal Telecom and Telefónica Móviles are managing the joint venture on an equal basis.

      In December 2002, Portugal Telecom and Telefónica transferred to Brasilcel all of their direct and indirect interests in:

•	TCP, which controls an A Band operator in the state of Sao Paulo and a B Band operator in the states of Parana and Santa Catarina;

•	Tele Sudeste Celular Participações S.A., which controls A Band operators in the states of Rio de Janeiro and Espirito Santo;

•	Tele Leste, which controls A Band operators in the states of Bahia and Sergipe; and

•	Celular CRT Participações S.A., which controls an A Band operator in the state of Rio Grande do Sul.

      Portugal Telecom and Telefónica Móviles agreed to propose to the operating companies controlled by Brasilcel to retain financial services of related third parties, at market conditions.

Acquisition of TCO

      On April 25, 2003, TCP acquired 61.10% of the voting capital stock of TCO for approximately R$1.505 billion, corresponding to R$19.48719845 per each lot of 1,000 shares acquired. At the date hereof, we have paid R$284.7 million of the total amount and the remaining will be paid in installments. TCO is an A Band operator providing cellular telecommunications services in the Federal District of Brazil, as well as in the Brazilian states of Goiás, Mato Grosso do Sul, Mato Grosso, Rondônia, Acre and Tocantins. The agreement also included the acquisition of TCO’s B Band subsidiary NBT, which provides cellular telecommunications service in the Brazilian states of Amapá, Amazonas, Maranhão, Pará and Roraima.

      We will launch, in the third quarter of 2003, a tender offer for the voting shares of the minority shareholders of TCO, as legally required by the acquisition of the control of TCO. The price per share to be offered is fixed by law at 80% of the price paid to the controlling shareholders. After the acquisition and the tender offer, TCP expects to issue shares in exchange of the preferred shares of TCO and the remaining common shares that were not tendered in the tender offer. Considering merge TCO into TCP. With the acquisition of its participation in TCO, Brasilcel provides services to approximately 50% of the total Brazilian market. Brasilcel, including TCO, covers 86% of the Brazilian territory.

Capital Expenditures

      The following table sets forth Telesp Celular’s capital expenditures for the periods indicated:

	Year Ended December 31,

	2000	2001	2002

	(R$ million)
Switching equipment	339.2	153.0	105.7
Transmission equipment	225.5	387.8	90.8
Information Technology	130.1	245.0	76.2
Others(1)	89.2	151.0	54.6

Total capital expenditures	784.0	936.8	327.3

(1)	Handsets for rental, network constructions, furniture and fixtures, office equipment, and store layouts.

      The following table sets forth Global Telecom’s capital expenditures for the periods indicated:

	Year Ended December 31,

	2000	2001	2002

	(R$ million)
Switching equipment	10.9	93.0	23.0
Transmission equipment	100.3	268.4	89.3
Information Technology	32.8	46.9	22.2
Others(1)	6.6	14.3	17.8

Total capital expenditures	150.6	422.6	152.3

(1)	Handsets for rental, network constructions, furniture and fixtures, office equipment and store layouts.

      We anticipate that our capital expenditures for 2003 will be approximately R$402.1 million, of which R$116.1 million is related to Global Telecom. We expect to increase our capital expenditures for 2003 due to the consolidation of TCO’s financial results into our consolidated financial statements to reflect TCO’s capital expenditures. We expect to fund these expenditures with cash generated from operations.

      The primary focus of our capital expenditure program has been, and continues to be, the expansion of the capacity of the services we currently offer and the provision of new services.

B.	Business Overview

Overview

      Telesp Celular is the leading cellular operator, by number of customers, in the state of São Paulo and in Brazil, according to data published by Anatel, and Global Telecom is one of the cellular operators in the states of Paraná and Santa Catarina. TCP’s net operating revenues in 2000, 2001 and 2002 were R$2,766.7 million, R$2,946.2 million and R$3,390.6 million, respectively. Until December 27, 2002, Global Telecom’s results were not fully consolidated into TCP. The table below sets forth the net operating revenues in each of our operating subsidiaries:

	Year Ended December 31,(1)

	2000	2001	2002

	(R$ million)
Telesp Celular	2,766.7	2,946.2	3,390.6
Global Telecom	246.7	425.9	512.2

(1)	Global Telecom’s net revenues were not consolidated in the periods indicated.

      The state of São Paulo covers an area of 248,209 square kilometers, representing approximately 2.9% of Brazil’s territory. Its population is approximately 38.3 million, and represents 21.9% of Brazil’s total population. In 2002, the state of São Paulo was the most economically developed in Brazil, and its gross domestic product, or GDP, in 2002 was an estimated R$461.3 billion, or approximately U.S.$130.6 billion, representing approximately 34.9% of Brazil’s GDP in 2002. Its per capita income during 2002 was an estimated R$12,055.51, or approximately U.S.$3,412.26, according to “Brasil em Foco” Target 2002, our estimates based on percentages of the states’ GDP published by IBGE in previous years and Brazil’s GDP 2002 calculated by IBGE and published by the Diário Oficial do Estado de São Paulo on March 28, 2003.

      The states of Paraná and Santa Catarina cover an area of 294,661 square kilometers, representing approximately 3.5% of Brazil’s territory. The population of the states of Paraná and Santa Catarina is approximately 15.3 million, representing 8.8% of Brazil’s total population. The GDP of the states of Paraná and Santa Catarina in 2002 was an estimated R$132.0 billion, or approximately U.S.$37.4 billion, representing approximately 10.0% of Brazil’s GDP for 2002. The income per capita in the states of Paraná and Santa Catarina during 2002 was an estimated R$8,539.11 and R$8,719.24, respectively, or approximately U.S.$2,416.96 and U.S.$2,467.94, respectively, according to “Brasil em Foco” Target 2002, our estimates based on percentages of the states’ GDP published by IBGE in previous years and Brazil’s GDP 2002 calculated by IBGE and published by the Diário Oficial do Estado de São Paulo on March 28, 2003.

      Telesp Celular uses a frequency range known as A Band that covers 76% of the municipalities in the state of São Paulo and 97% of the population of São Paulo. At December 31, 2002, Telesp Celular had 6.1 million cellular lines in service, which represented an 18.7% increase from December 31, 2001, and a market share of approximately 67% in São Paulo.

      Global Telecom uses a frequency range known as B Band that covers 28% of the municipalities in the states of Paranáand Santa Catarina and 74% of the population of Paraná and Santa Catarina. At December 31, 2002, Global Telecom had 1.2 million cellular lines in service, which represented a 36.5% net increase from December 31, 2001, and a market share of approximately 41% in those states.

Our Operations

      The following tables set forth information on Telesp Celular and Global Telecom’s cellular telecommunication base, coverage and related matters at the dates and for the years indicated.

Telesp Celular

	Year Ended December 31,

	2000	2001	2002

Cellular lines in service at year-end (in thousands)	4,302	5,104	6,060
Contract customers	1,604	1,369	1,426
Prepaid customers	2,698	3,735	4,634
Digital	3,496	4,764	5,913
Analog	806	340	147
Growth in cellular lines in service during year	48.7%	18.6%	18.7%
Churn(1)	14%	20%	17%
Estimated population of concession areas (million)(2)	37.1	37.7	38.3
Estimated covered population (million)(3)	36.4	36.7	37.2
Percentage of population covered(4)	98.1%	97.3%	97.1%
Penetration at year-end(5)	18.0%	21%	23.8%
Percentage of authorization areas covered	NA	63%	63%
Average monthly minutes of use per customer(6)	125	117	110
Estimated market share(7)	63%	65%	67.2%

(1)	Churn is the number of customers that leave us during the year, calculated as a percentage of the simple average of customers at the beginning and the end of the year.

(2)	Projections based on estimates of the Instituto Brasileiro de Geografia e Estatística — IBGE and Target 2002 “Brasil em Foco.”

(3)	Number of people within our Region that can access our cellular telecommunication signal. The decrease in covered population was due to a decrease of the population in the municipalities covered.

(4)	Percentage of the population in our Region that can access our cellular telecommunication signal. The decrease in covered population was due to a decrease of the population in the municipalities covered.

(5)	Number of cellular lines in service in our Region, including our competitors, divided by the population of our Region.

(6)	Average monthly minutes of use per lines in service is the total minutes of calls received and made by our customers divided by the simple average of lines in service during the relevant year (includes roaming in and excludes roaming out).

(7)	Estimated percentage of all lines in service in our Region at year-end.

Global Telecom

	Year Ended December 31,

	2000	2001	2002

Cellular lines in service at year-end (in thousands)	463	862	1,177
Contract customers	353	323	252
Prepaid customers	110	539	924
Growth in cellular lines in service during year	282%	86%	36.5%
Churn(1)	16%	23%	20%
Estimated population of concession areas (million)(2)	14.9	15.1	15.3
Estimated covered population (million)(3)	8.9	10.6	11.0
Percentage of population covered(4)	60%	71%	74%
Penetration at year-end(5)	13%	17%	19%
Percentage of authorization areas covered	17%	30%	35%
Average monthly minutes of use per customer(6)	183	133	97
Estimated market share(7)	25%	35%	41%

(1)	Churn is the number of customers that leave us during the year, calculated as a percentage of the simple average of customers at the beginning and the end of the year.

(2)	Projections based on estimates of the Instituto Brasileiro de Geografia e Estatística — IBGE and TARGET 2002 “Brasil em Foco”.

(3)	Number of people within our Region that can access our cellular telecommunication signal.

(4)	Percentage of the population in our Region that can access our cellular telecommunication signal.

(5)	Number of cellular lines in service in our Region, including our competitors, divided by the population of our Region.

(6)	Average monthly minutes of use per lines in service is the total minutes of calls received and made by our customers divided by the simple average of lines in service during the relevant year (includes roaming in and excludes roaming out).

(7)	Estimated percentage of all lines in service in our Region at year-end.

Our Services

      We provide cellular telecommunications services using both digital and analog technologies. Our network provides both CDMA digital service and AMPS, or analog services. We began providing digital services in the São Paulo metropolitan area in November 1998. All our services are provided in the frequency of 850 MHz. We offer ancillary services, including voicemail and voicemail notification, call forwarding, three-way calling, caller identification, short text messaging for our digital network customers and wireless Internet access, or Waaap. Our services can be offered in packages or prepaid plans.

      In June 2000, we launched “Waaap,” which allows our CDMA customers to access Internet pages on their cellular phone display. They can also send and receive e-mails, use search engines, play games, and access the banking system and other Internet-based services and applications. Through our Waaap PAG service, our CDMA customers can also conduct secure micro payments, or small value payment transactions, through their WAP-enabled mobile handsets. Customers who subscribe to our prepaid plans are now able to recharge their prepaid minutes directly through their handsets. The Waaap PAG service plans offer customers the ability to purchase a wide variety of products and services, such as movie tickets and gasoline, from their WAP-enabled handsets. At December 31, 2002, more than 46% of our total customers already had WAP-enabled handsets and more than 13% of these had already accessed Waaap in December at Telesp Celular. At Global Telecom, 58% of the total customers had WAP-enabled handsets and 13% of these had already accessed Waaap in December 2002.

      In September 2001, we launched a line of products focused on providing mobile telecommunication solutions to small- and medium-sized companies and large corporate customers called “Telesp Celular Empresas.”

      We divide up our corporate customer base in accordance with value criteria, increasing our ability to protect ourselves against new competitors, as well as our ability to attract new high-value customers.

      In 2002 Global Telecom implemented a sales model focused on small- and medium-sized companies, with tariffs adjusted to meet the needs of customers and competitive pressures. In an effort to take advantage of opportunities in its market, Global Telecom launched the “Elections” project, which consisted of the temporary activation of handsets to be used in the election campaigns, and the “Summer” project to be used for temporary workers at Santa Catarina’s seaside.

      We began to offer 2.5G services using CDMA 1xRTT technology in December 2001, enabling us to provide high-speed packet data service by increasing potential data transmission speeds from current Waaap circuit switched at 14.4 kb per second to packet switched at up to 144 kb per second. Our current commercial pilot program has an average speed of approximately 100 kb per second, ranging from a low of 60 kb per second to a high of 144 kb per second. Building on our 2.5G network, we are now offering three types of high-speed data services:

•	“Waaap Turbo,” which provides access to existing Waaap services from 2.5G cellular phones, and bills customers according to the amount of information transferred (Kbytes) rather than on a per-minute basis;

•	“Zaaap,” which offers direct access to the Internet through either PCMCIA cards designed to connect compatible PDAs and laptops to 2.5G service or through 2.5G cellular phones by cable connection; and

•	“Zaaap VPN,” which offers our corporate customers secure access to their intranet and office resources.

      Waaap Turbo, Zaaap and Zaaap VPN customers are billed monthly and their subscriptions include the transfer of a certain amount of megabytes for free.

      We offer roaming services through agreements with local cellular service providers throughout Brazil and in other countries that allow our customers to make and receive calls outside of our Region. In turn, we provide reciprocal roaming services in our Region to customers of those cellular service providers while they are in our authorization areas. See “— Roaming Agreements.”

      Global Telecom launched 1xRTT service in the Curitiba and São José dos Pinhais areas in March 2003.

Our Regions

      Telesp Celular provides mobile telecommunications services on the A Band frequency range in two authorization areas of Region III of the General Authorization Plan — PGA, which together cover approxi-

mately 248,209 square kilometers, representing approximately 2.9% of Brazil’s territory, or our Region. These authorization areas consist of more than 38.3 million people, representing 21.9% of Brazil’s population, and 63 municipalities with populations in excess of 100,000, including the City of São Paulo, Brazil’s largest city, with more than ten million people.

      Global Telecom provides mobile telecommunications services on a frequency range known as B Band in its authorization area, which encompasses the states of Paraná and Santa Catarina in area II of the General Authorization Plan. This area is composed of 294,661 square kilometers, representing approximately 3.5% of Brazil’s territory, with a population of approximately 15.3 million people, representing 8.8% of Brazil’s population, and 22 municipalities with populations in excess of 100,000 people.

      Before December 2002, we provided telecommunication services under an SMC concession. In December 2002, we began providing our services under an SMP authorization. Under our SMP authorization, we will provide cellular telecommunication services with more flexibility. See also “— Our Network” and “— Regulation of the Brazilian Telecommunications Industry — SMP Regulation.”

      The following tables set forth population, GDP and per capita income statistics for each state in our Regions at the dates and for the year indicated.

     Telesp Celular

	At December 31, 2002		Year Ended December 31, 2002

	Population	% of Brazil’s	GDP (Billions of	% of Brazil’s	Per Capita Income
Area	(Million)(1)	Population(1)	reais)(2)(3)	GDP(3)	(reais)(2)(3)

Sao Paulo state	38.3	21.9%	461.3	34.9%	12,055.51

(1)	Estimates from Target 2002 — “Brazil em Foco.”

(2)	Our estimates expressed in nominal reais.

(3)	Nominal Brazilian GDP was R$1,320 billion as of December 2002 calculated by IBGE and published by the Diário Oficial do Estado de São Paulo on March 28, 2003. Source: IBGE. We calculated the GDP for the states based on percentages published by IBGE in previous years.

Global Telecom

	At December 31, 2002		Year Ended December 31, 2002

	Population	% of Brazil’s	GDP (Billions of	% of Brazil’s	Per Capita Income
Area	(Million)(1)	Population(1)	reais)(2)(3)	GDP(3)	(reais)(2)(3)

Parana state	9.8	5.6%	83.7	6.3%	8,539.11
Santa Catarina state	5.5	3.2%	48.3	3.7%	8,719.24
Our Region	15.3	8.8%	132.0	10.0%	8,604.16

(1)	Estimates from Target 2002 — “Brazil em Foco.”

(2)	Our estimates expressed in nominal reais.

(3)	Nominal Brazilian GDP was R$1,320 billion as of December 2002 calculated by IBGE and published by the Diário Oficial do Estado de São Paulo on March 28, 2003. Source: IBGE. We calculated the GDP for the states based on percentages published by IBGE in previous years.

Our business, financial condition, results of operations and prospects depend in part on the performance of the Brazilian economy. See “Item 3D. Risk Factors.”

Marketing and Sales

      During 2002, we continued to invest in the expansion of our customer base and in the increase of our penetration rate, building on the increased capacity made available by our intensive investment program during 2000 and 2001.

      In 2001, we launched our prepaid “Peg & Fale Gol” service, which was targeted at the soccer fans in the state of São Paulo, because its handsets are identified with the main soccer teams of the state. During the soccer season, customers of “Peg & Fale Gol” have the right to reduced tariffs in cellular-to-cellular calls within our network.

      In 2001, we also launched our prepaid “Baby MTV” service targeted at the teenage segment. The “Baby MTV” handsets have headphones for listening to radio broadcasts. “Baby MTV” customers receive a 50% discount on calls made between 8:00 p.m. and 8:00 a.m. from Monday to Thursday, and on the weekends between 8:00 p.m. on Friday and 8:00 a.m. on Monday.

      In 2002, we created a plan targeted at younger segments of the population and other plans designed to increase the use of the SMS service, known as Coisa, which offers users a 50% discount on local calls between Telesp Celular handsets in our Region from Monday through Friday, from 8 p.m. until 8 a.m. and during the weekends. Customers using this plan may also choose one Telesp Celular number, register the number, and obtain a 50% discount on local calls for any time of the day.

      Telesp Celular kept its focus on profitable growth and customer value in 2002, with an emphasis on investment returns. We implemented the new model for service and customer management (call center and marketing) on the basis of segmentation by customer profitability in 2001, and in 2002 targeted increased loyalty and focused on customer retention. One of our main strategies concentrated on attracting the younger population set, with the launching of the Coisa campaign.

      In 2002, we developed several campaigns for prepaid customers, including the Carrega Brasil promotion during the World Cup, and the call discount promotions implemented at the end of the year, in order to celebrate our growth to a customer base of six million. Our campaigns will continue in 2003, with such plans as the “Recarregou Identificou” promotion, launched in February, whereby customers recharging their credits for any amount will be entitled to caller ID at no charge, for varied lengths of time depending upon the amount that is recharged.

      Global Telecom also developed several campaigns for prepaid customers in 2002.

      Since March 2003, as a result of the Tagarela promotion, prepaid customers in Paraná and Santa Catarina (as well as in Rio Grande do Sul, Rio de Janeiro, Bahia and Sergipe) may earn up to 100% in bonuses for local calls between handsets of the same operating company by recharging their cellular credits. This promotion enables customers to speak for twice as much time, with the same amount of prepayment.

      We divide our consumer market into two main categories: individual customers and business customers. We market and promote our services in varied ways and occasionally develop special plans and services for particular categories of customers. We promote our services to large corporations through a major accounts program pursuant to which we identify contacts and support large corporate customers.

      As required by Brazilian regulations, we provide cellular telecommunications service to all individual applicants, regardless of income level, in the order in which we receive applications. Nonetheless, in May 1998, we began performing credit checks on potential customers to assist in management of payment default risk. We may interrupt services if a customer fails to make timely payments. See “— Billing and Collection.”

      In addition to our consumer marketing efforts, and to enhance public relations and institutional marketing, we contributed approximately R$8 million in sponsorships for several major cultural and sporting events in the state of São Paulo in 2002, including the Summer Project (Blue Summer), Skol Beats, Casa Cor 2002, Winter Festival at Campos do Jordão, a Red Hot Chili Peppers concert, the Peace Parade, the “Circuito Universitário Project” and the tenth series of Formula Renault Brasil.

      Our marketing efforts for Internet-based and messaging services have been primarily focused on our Waaap and SMS services and applications, in an effort to increase the usage and number of customers for these services. Our marketing and sales efforts have resulted in almost doubling Telesp Celular’s net revenues from data-related services, from R$30.8 million in 2001 to R$51.5 million in 2002. The Coisa plan offers a broad portfolio of Waaap and SMS services. This plan was launched in October 2002 by Global Telecom and is responsible for an increase in its net revenues from R$1.6 million in 2001 to R$6.8 million in 2002.

      The launch of our 2.5G commercial pilot program in December 2001 made us the first mobile operator in Latin America to offer 2.5G services using 1xRTT technology. Before the launch, we joined with leading application service providers in order to provide high quality applications that run on 1xRTT technology to customers of our 2.5G services. See “— Our Services.” Global Telecom launched this 2.5G service in March 2003.

      On April 13, 2003, Brasilcel launched a new trademark and logo, known as Vivo, for all of its telecommunication companies in Brazil, including us. In connection with the launch of the new trademark, we are changing the names of the services we offer to our customers.

Network Sales

      We market our services and provide customer service through a network of stores. In December 2002, Telesp Celular’s network included 2,345 point of sale stores, covering substantially all of the cities in its Region. We operated 65 stores, while independent distributors operated the remaining 2,280 stores. We also had three regional centers in the City of São Paulo and three in the interior of the state of São Paulo to supervise the stores and to strengthen marketing and customer relations.

      In December 2002, Global Telecom’s network included 776 point-of-sale stores, covering substantially all of the cities in its Region. We operated 26 stores, while independent distributors operated the remaining 750 stores.

      In 2002, we opened 21 new stores, reaching a total of 65 stores by December 2002. Until the end of the first quarter of 1999, our stores had focused on customer services, but, as a result of a renovation effort that began in 1999, their focus shifted to the sale of products and services, in addition to customer services. The Excellency Program was initiated in 2002 against this background, with the purposes of standardizing the processes and visual identities of our stores, as well as improving customer services. The granting of the ISO 9002 award at the end of 2000 marked the successful development of this program.

Customer Service

      We have outsourced to Mobitel S/ A Telecomunicações, a subsidiary of Portugal Telecom, all customer service for Telesp Celular and Global Telecom, including managing the call center and dealing with customer complaints. Customer Service is available 24-hours a day through the call centers and through our website.

Telesp Celular

      On December 31, 2002, Telesp Celular had 2,135 attendants working in 894 positions during peak hours, which represented one customer service attendant per 2,839 customers. During 2002, the customer service team answered, on average, 182,147 calls per business day.

      Telesp Celular’s back office (technical assistance and billing customer service department) consist of 275 employees, who respond to requests made by e-mails, letters, faxes, the website, the call center and in the stores. In 2002, the department answered approximately 73,894 requests per month.

Global Telecom

      On December 31, 2002, Global Telecom had 642 attendants working in 325 positions during peak hours, which represented one customer service attendant per 1,833 customers. During 2002, the customer service team answered, on average, 23,933 calls per business day.

      Global Telecom’s back office (technical assistance and billing customer service department) consists of 35 employees, who respond to requests made by e-mails, letters, faxes, the website, the call center and in the stores. In 2002, the department answered approximately 21,365 requests per month.

Quality of Service

      Telesp Celular’s and Global Telecom’s services, and customers’ perception of the quality of our services, are an important aspect of our business. Both companies consider three main points when evaluating the way in which customers perceive the quality of our services:

•	infrastructure;

•	terminal equipment and its performance in its environmental conditions (either in home area or when roaming nationally or internationally); and

•	our Customer Care departments and their effectiveness in handling customers’ complaints.

      Telesp Celular and Global Telecom have addressed these concerns in several ways:

•	through frequent network performance evaluations based on drive-testing and collected data analyses;

•	by evaluating the data gathered from the several event counters available in the network as well as specific analysis tools; and

•	through customer complaints handled by the Customer Care and Corporate Sales teams.

      Another important aspect of our quality-of-service analysis relates to our methods for comparison with our competitors. We use the following three types of analyses to analyze the competition:

•	tests and performance comparisons, to address issues such as call completion, dropped calls, interference levels or signal-to-noise ratios, voice quality scoring, etc.;

•	comparisons with the monthly data reported to Anatel and the data that is publicly available; and

•	use of competitors’ services in the guise of customers, in order to evaluate the way that their customer care centers evaluate and solve complaints.

      Recent tests have increasingly shown that Telesp Celular and Global Telecom QoS’s services compare favorably with those provided by its competitors in all geographic areas. Its technology minimizes the potential problems that can be linked to “bugs” in the software programs or hardware malfunctioning.

      As a standard procedure of both companies, before making a product available for the general public, a device (either a cell phone or a PCMCIA card) must be closely evaluated:

•	Suppliers are required to present a CDG2 certificate issued by each major infrastructure manufacturer, along with a general compliance statement. This certificate provides assurance that the device has been tested in a laboratory environment, and is able to operate properly with the particular manufacturer’s technology. This is a “pass/fail” procedure with the standard infra version, which does not guaranty that the terminal equipment will operate properly in the specific and customized implementation in the operator plant.

•	In an effort to eliminate any possible problems resulting from that implementation, the device is also evaluated in another set of tests (known as CDG3), which will show clearly if the equipment complies with the issued specification, and is able to function properly with the network in all aspects related to the regular service provisioning. If not, it will be possible to immediately identify which function does not meet the requirements, and locate the source of the problem. The device also supplies the manufacturers with information that will allow them to solve the problem in a short period of time.

•	Some other characteristics are also tested and evaluated in a lab before the device is submitted for legal approval. These characteristics are mainly related to their radio properties (transmitted frequencies, spurious, radiation level, etc.).

      The Customer Care department is one of our key areas of operation, and it has been made a priority in terms of organization and human resources management.

      In 2000 the Customer Care department received the ISO 9002 certificate of quality for its operation of the call centers for São Paulo and Campinas. On May 1, 2001, the system of Quality Control was extended to the Relationship Board with customers accomplishing the transition of Regulation ISO 9002 certification for the servicing of the required regulation NBR ISO 9001/1994.

      In the continued search for quality during 2002, regulation ISO 9001 was updated to a newer version called Regulation 2000. This newer version incorporated fundamental changes, such as increasing the focus on customer service, systematically encouraging products quality, demanding clearer measures and results, and continuously striving for excellence. We received this certificate On October 23, 2002. The certificate has a validity of three years, with a yearly re-evaluation by the Certification department.

Our Network

      Before November 1998, our network used only AMPS analog technology. After our privatization in 1998, we began to use CDMA digital technology. Digitalization offers certain advantages, such as greater network capacity and additional revenue through the sale of value-added services. Digital cellular telecommunications service also reduces the risk of fraud. We continue to increase network capacity and coverage to improve the quality of service and to meet customer demand.

      At December 31, 2002, Telesp Celular’s telecommunications network, which provides both CDMA digital and AMPS analog services, covered 76% of the municipalities in the state of São Paulo, representing 97% of the population in its Region. Telesp Celular’s network is connected primarily through a fiber-optic transmission system leased from Telesp, consisting of 48 cellular switches, 15 of which are digital, 24 are dual mode and nine are analog, 2,920 base stations, 2,141 of which are digital (12 mobile base stations may be added to these, if necessary) and 779 are analog, and 90 other network elements such as voicemail, prepaid service, short message service and home location registers and gateways, as of December 31, 2002. NEC do Brasil S.A., Nortel Networks — Northern Telecom do Brasil, Motorola do Brasil Ltda. (presently Motorola Industrial Ltda. and Motorola Services Ltda.), Lucent Technologies do Brasil, Ind. e Com. Ltda. and Ericsson Telecomunicações S.A. are Telesp Celular’s main suppliers.

      Global Telecom began its activities in December 1998 and only offers services through CDMA digital technology.

      At December 31, 2002, Global Telecom’s telecommunications network covered 28% of the municipalities in the Region, representing 74% of the population. Global Telecom’s network is primarily connected by a fiber-optic transmission system leased from fixed operating companies (Brasil Telecom and Embratel) and Copel — Companhia Paranaense de Energia S.A., consisting of eight cellular switches, 633 base stations and 24 other network elements, such as: voicemail, prepaid service, short message service and home location registers and gateways, as of December 31, 2002. Motorola and Ericsson are Global Telecom’s main suppliers.

      Our advanced network management technology ensures global management and supervision of all our network processes and network performance. The network management center is located in São Paulo and monitors the base stations, switching centers and all critical network operational parameters of Telesp Celular and Global Telecom. This center is able to identify abnormalities in both our network and in other networks, using the failure and signal monitoring systems. In addition, quality and service standards are constantly monitored. The network management center is integrated into the maintenance and operations center and is designed to maintain network elements, as well as cellular infrastructure and transmission, in addition to operating the radio network elements and computing bases, service platforms and backbone.

      Our network is prepared to provide continuity of service for our customers in the event of network interruptions due to power failures. We have developed the following standard operating and maintenance procedures for use in such emergencies:

•	Contingency plan for catastrophes in our switching centers. This plan allows us to recover the most important BTSs, or digital base stations, which are connected to the trunk line that has been affected by an accident, by redirecting the transmission route of these BTSs.

•	Contingency plan for interruption of the public power supply. This plan ensures autonomy in our network, through a battery system in all BTSs that provides between six and eight consecutive hours of power, in addition to generators at strategic sites.

•	Security contingency plan. This plan includes a detection and alarm system, restricted access and a fire combat system for our sites.

      The introduction of the 2.5G network in December 2001 in Telesp Celular has provided for the development of new services, diversification and the improvement of Internet applications available to our customers. This technological advance allows for “always on” services, meaning that the customer is constantly connected to the Internet. Customers of these services are billed for the amount of information transferred (Kbytes) rather than on a per-minute basis. Notebooks, palmtops and PDAs that are connected to standard PCMCIA 1xRTT cards operating like a wireless modem or that are connected to 2.5G handsets by cable are now able to access Internet services and corporate intranets. Our 2.5G network allows for greater spectrum efficiency, accommodating approximately 1.6 times more customers than the standard second-generation network.

      During 2002, Telesp Celular experienced significant growth:

•	92 new sites were activated;

•	90 1xRTT carriers were activated;

•	a new prepaid platform was activated allowing data billing in packet way rather than in time basis;

•	prepaid roaming between Telesp Celular and Global Telecom was activated;

•	chat platform was implemented, connecting Global Telecom’s and Telesp Celular’s networks;

•	the transmission system in the state of Sao Paulo was improved, reducing the leasing cost of the transmission system; and

•	the interconnection IP between Telesp Celular and Telerj Celular S.A. was activated.

      Likewise, Global Telecom also experienced significant growth by:

•	deploying 127 sites;

•	servicing 22 new municipalities;

•	reducing costs by sharing 70 sites with its competitors;

•	improving the fiber optical system;

•	reducing monthly lease lines costs by optimization of the transmission system routes;

•	activating a new switching center in Curitiba;

•	replacing the prepaid platform;

•	activating the voice chat platform; and

•	activating the interconnection of SMS with a competitor.

      Under our authorizations, we are obligated to meet certain requirements for service quality and annual network expansion. See “— Regulation of the Brazilian Telecommunications Industry — Obligations of Telecommunications Companies.” We have already achieved all of our required network expansion obligations.

Sources of Revenue

      We generate revenue from:

•	usage charges, which include measured service charges for calls and other similar charges;

•	network usage charges (or interconnection charges), which are amounts we charge other cellular and fixed-line service providers for the use of our network;

•	monthly subscription charges, which are not charged to our prepaid customers;

•	the sale of cellular handsets and accessories; and

•	other charges, including charges for call forwarding, call waiting, short message service and call blocking, which are charged only when the customer’s plan does not include these services.

      Our rates are subject to approval by Anatel. See “— Regulation of the Brazilian Telecommunications Industry — Rate Regulation.”

Contract Customers

      Since October 1994, cellular telecommunications service in Brazil has been offered on a “calling party pays” basis, under which the customer pays only for calls that it originates. In addition, customers pay roaming charges on calls made or received outside their home registration area.

      Customer charges are calculated based on the customer’s calling plan, the location of the party called, the place from which the call originates and certain other factors, as described below. Our Region is divided into 18 areas, called registration areas, designated for payment purposes.

Interconnection Charges

      We earn revenues from any call that originates from another cellular or fixed-line service provider network connecting one of our customers. We charge the service provider from whose network the call originates a network usage charge for every minute that our network is used in connection with the call. See “Operating Agreements — Interconnection Agreements.” For Telesp Celular, our average interconnection charges for 2000, 2001 and 2002 were R$0.1964, R$0.2407 and R$0.2670 per minute net of value-added taxes, respectively. For Global Telecom, our average interconnection charges for 2001 and 2002 were R$0.2321 and R$0.2667 per minute net of value-added taxes, respectively. In February 2003, Anatel authorized the increase of Telesp Celular’s tariff per minute to R$0.3296, and Global Telecom’s tariff per minute to R$0.3329. Cellular operating companies, once authorized to increase the tariff, are now obligated to grant a 30% discount on certain tariffs for local calls during off peak hours originating with Telecomunicações de São Paulo S.A., in the case of Telesp Celular and Brasil Telecom and Sercomtel, in the case of Global Telecom.

Bill and Keep

      Under the SMP system, usage of the network remuneration between SMP mobile operators will only be due if traffic carried in the same registration area between two networks, in a given direction, exceeds 55% of the total traffic exchanged between them. In this case, only those calls which have surpassed the 55% threshold will be subject to payment for network usage. This rule is valid until June 30, 2005. Thereafter, SMP operators will adopt full Bill and Keep, by which no remuneration will be due for network usage among SMP networks, regardless of the amount of carried traffic.

Roaming Fees

      We receive revenue pursuant to roaming agreements with other cellular service providers. When a customer of another cellular service provider makes a call within our Region, that service provider pays us for the call at the applicable rate. Conversely, when one of our customers makes a cellular call outside of our Region, we must pay the charges associated with that call to the cellular service provider in whose Region the call originates. See “— Operating Agreements — Roaming Agreements.”

Handset Sales

      We sell dual-mode (800MHz CDMA-1xRTT/ AMPS and 800MHz CDMA/ AMPS) and tri-mode (1900MHz CDMA and 800MHz CDMA/ AMPs) cellular handsets and PCMCIA boards through our own stores and dealers. Although we still have some customers using analog service (approximately 2.4% of our total customer base at December 31, 2002), we have implemented a series of actions, such as providing discounts on digital handsets, discounts on monthly fees for digital services, digital handset rentals and free digital handsets to our high value customers, to encourage analog customers to transfer to digital service. Our current suppliers are Motorola, LG, Samsung, Nokia and Toshiba.

Operating Agreements

      We have an agreement with Telesp, which enables us to share physical space and real estate and that pertains to the supply of air conditioning, energy, security and cleaning services. Under this agreement, we use approximately 520 of Telefónica’s sites and Telefónica uses approximately 207 of our sites.

      We also lease from Telesp, transmission capacity necessary to complete the construction of our network infrastructure. In December 2001, we renegotiated this leasing arrangement with Telesp. The lease will last for five years, expiring on December 31, 2006.

Interconnection Agreements

      The terms of our interconnection agreements include provisions with respect to the number of connection points and traffic signals. See “— Regulation of the Brazilian Telecommunications Industry — Obligations of Telecommunications Companies” and “— Interconnection.” At the beginning of our operations, we entered into interconnection agreements with Embratel Participações S.A., or Embratel, and the Predecessor Companies.

      Telesp Celular entered into a new interconnection agreement with Telesp in January 1998, with BCP S.A., or BCP, in May 1998, with Tess S.A., or Tess, its competitor, in November 1998, and with Vésper S.A., or Vésper, a WLL (Wireless Local Loop) company that provides fixed-line services in December 1999. In May 2000 and in June 2001, Telesp Celular entered into new interconnection agreements with two long distance carriers, Intelig Telecomunicações Ltda., or Intelig, and Embratel. During 2002, Telesp Celular also entered into interconnection agreements with Nextel Telecomunicações Ltda., or Nextel, and our new competitor, TIM São Paulo S.A.

      Global Telecom entered into interconnection agreements with Brasil Telecom and Sercomtel S.A. Telecomunicações, in April 1999, with Telepar Celular S.A. and Telesc Celular S.A. in September 1999, with Global Village Telecom S.A. a WLL (Wireless Local Loop) company that provides fixed line services, in May 2000, and with Sercomtel Celular S.A., its competitor, in May 2002.

      In July 1998 and in December 2000, Global Telecom entered into interconnection agreements with two long distance carriers, Embratel and Intelig. In addition, in 2002, Global Telecom also entered into interconnection agreements with Nextel.

      In 2002, we entered into an interconnection agreement with our competitors for the supply of SMS among our customers and, through the Brazilian Roaming Committee, we entered into an interconnection agreement for remitting and receiving SMS to and from all operating companies in Brazil.

Roaming Agreements

      We are a member of the Brazilian Roaming Committee, a group comprised of 21 cellular telecommunications service providers operating in Brazil through either A Band or B Band. The Brazilian Roaming Committee was created to independently conduct the activities related to roaming services in Brazil and the international roaming agreements entered into by Brazilian companies with telecommunications service providers operating in the member countries of the Mercosur.

      Automatic roaming permits our customers to use their cellular handsets on the networks of other cellular service providers while traveling or “roaming” outside our Regions. Conversely, we provide cellular telecommunications service to customers of other cellular service providers from outside of our Regions when those customers are within our Regions.

      The roaming agreements require us and the other cellular service providers to provide service to roaming customers on the same basis that each member provides service to its own customers, and to carry out a monthly reconciliation of roaming customer usage charges.

      We offer international roaming in United States, Canada, Mexico, the Caribbean, Argentina and Uruguay. In 1999, we began providing international GSM (Global System for Mobile) services, through the use of GSM handsets, in most parts of Europe, Africa, Asia and Oceania. In the first half of 2002 we launched international roaming in South Korea.

Taxes on Telecommunications Services and Handset Sales

      The cost of telecommunications services and handset sales to customers incorporates a variety of taxes, including:

•	ICMS. The principal tax is the Imposto sobre Circulação de Mercadorias e Serviços, or the ICMS. The ICMS is a tax that the Brazilian states impose at varying rates on certain revenues from the sale of goods and services, including telecommunications services. The ICMS rates for domestic telecommunications in the States of São Paulo, Santa Catarina and Paraná are 25%, 25% and 27%, respectively. During 2002, the states of São Paulo and Paraná imposed ICMS rates of 7% for Motorola and LG handsets, and 18% for other handsets. In the state of Santa Catarina the ICMS rate was 7% for all handset sales.

•	COFINS. The Contribuição Para Financiamento da Seguridade Social, or COFINS, is a social contribution tax on gross operating revenues. On November 27, 1998, the Brazilian federal government, through Law No. 9,718, increased the COFINS rate from 2% to 3%, allowing a set-off of up to one-third of the COFINS amount with the amount owed as a result of the Contribuição Social Sobre Lucro Líquido, or CSLL. On January 1, 2000, we began to include the COFINS tax in our bills at a rate of 3%.

•	PIS. The Programa de Integração Social, or PIS, is another social contribution tax that is imposed on gross operating revenue at a rate of 0.65%. Law No. 9,718 also indirectly raised the PIS contribution tax owed by Telesp Celular and Global Telecom, leading our subsidiaries to challenge such increase judicially. See “Item 8A. Consolidated Statements and Other Financial Information — Legal Matters.” In October 2002, Law No. 10,637 was enacted, making such contribution noncumulative and increasing the rate to 1.65%, except in connection with telecommunication services, where the rate continues to be 0.65%.

•	FUST. On August 17, 2000, the Brazilian federal government, through Law No. 9,998, created the Fundo de Universalização dos Serviços de Telecomunicações, or FUST, a social contribution tax applicable to all telecommunications services. The purpose of the FUST tax is to fund a portion of the costs incurred by telecommunication service providers to meet the universal service targets required by Anatel, in case these costs are not entirely recoverable through the provision of the telecommunications services. The FUST is imposed at a rate of 1% of gross operating revenues exclusively from telecommunication services, net of ICMS, PIS and COFINS and its cost may not be passed on to customers. It became effective on January 1, 2001.

•	FUNTTEL. On November 28, 2000, the Brazilian federal government, through Law No. 10,052, created the Fundo para Desenvolvimento Tecnológico das Telecomunicações, or FUNTTEL, a social contribution tax applicable to all telecommunications services. The purpose of the FUNTTEL tax is to promote the development of telecommunications technology in Brazil and to improve competition in the industry by:

•	encouraging research and the development of new technologies;

•	promoting the training of personnel;

•	creating new employment opportunities; and

•	allowing small-and medium-sized companies to access the lending market.

      FUNTTEL is imposed at a rate of 0.5% of gross operating revenues exclusively from telecommunication services, net of ICMS, PIS and COFINS, and its cost may not be passed on to customers. It became effective on March 1, 2001.

•	FISTEL. On July 7, 1966, the Brazilian federal government, through Law No. 5,070, created the Fundo de Fiscalização das Telecomunicações, or FISTEL, a tax applicable to telecommunications transmission equipment. The purpose of FISTEL is to provide financial resources for the Brazilian federal government to control and inspect the industry.

      The FISTEL tax is comprised of two different fees:

•	an installation and inspection fee that is assessed every time we activate a new cellular number, as well as every time an authorization certificate is issued with respect to new equipment in telecommunications stations; and

•	an operation and inspection fee, assessed annually on the basis of the total number of cellular numbers in use and the total number of radio base stations installed at the end of the fiscal year, which is equal to 50% of the installation and inspection fee.

      Effective April 2001, the installation and inspection fee has been assessed based on the net activation of cellular numbers, i.e., the number of new cellular activations subtracted from the number of cancelled subscriptions, as well as on the basis of the net additions of radio base stations.

Billing and Collection

      In 2002, we improved our billing system by implementing revenue assurance processes throughout all of our operational cycles, including traffic recording, rating, billing and collections in an effort to maximize performance. We improved our practices in order to increase our level of service and to meet customers’ expectations.

      We offer over 165 price plans and other services in our billing system, targeted towards different customer profiles. Telesp Celular uses six staggered billing cycles and six different payment dates each month while Global Telecom uses eight staggered billing cycle and eight different payment dates each month. The customer can choose the date of payment when the contract is signed.

      Pursuant to Brazilian law, customers must receive a bill at least five days before the due date, and companies must allow customers at least 15 days from the due date before suspending outgoing service for nonpayment. Customers may choose from a number of billing options, including traditional paper bills, direct withdrawal from the customer’s bank account and some deferred payment options. We have also introduced a new billing service through which customers can receive and pay bills via the Internet.

      Telesp Celular and Global Telecom have established a uniform policy for dealing with delinquent customer accounts. Service may only be suspended after notice has been provided to the customer. If a customer’s payment is more than 15 days past due, outgoing service is suspended, and if payment is more than 90 days past due, both outgoing and incoming services are suspended until full payment for all outstanding charges is received. If a customer’s payment is more than 180 days past due, service is discontinued. In 2002, approximately 58% of our mobile bills were paid in full within the due date, 76% were paid before the first reminder was sent, and 94% of our mobile bills were paid by the time that the second reminder was sent.

      Telesp Celular’s collection system has a mechanism for tracking customers who are delinquent in making payments, and its collections department has had a high rate of success in the collection of payments from customers. In addition, Telesp Celular employed six outside collection agencies to recover payments from accounts from customers that were over 95 days past due.

      We make provisions for customer accounts when we determine that the likelihood of collection is no longer probable, and write off customer accounts that are over 180 days past due. We wrote off R$53.4 million in Telesp Celular and R$8.1 million in Global Telecom for accounts more than 180 days past due in 2002 related to telecommunication service charges.

      Telesp Celular’s provisions for doubtful accounts (Provision for doubtful accounts including handsets/ Gross operating revenue) were 3.5%, 2.45% and 1.57% of gross operating revenue of service in 2000, 2001 and 2002, respectively. Global Telecom Holdings’s provisions for doubtful accounts (Allowance for doubtful accounts including handsets/ Gross operating revenue) were 6.03% and 1.39% of gross operating revenue of service in 2001 and 2002, respectively. See “Item 5A. Operating Results — Results of Operations for 2000, 2001 and 2002 for TCP — Operating Expenses.”

      After each collection cycle, we and other telecommunications service providers settle the roaming and network usage fees outstanding balances. See “— Sources of Revenue — Roaming Fees” and “— Sources of Revenue — Network Usage Charges.” For international calls made by our customers, we forward the gross amounts collected for such calls to the international long distance carrier and charge them a fee for the use of our cellular telecommunications network. Domestic long distance fees are reconciled and distributed to each Brazilian telecommunication operating company by a clearinghouse operated by Embratel.

Fraud Detection and Prevention

      We incur costs associated with the unauthorized use of our wireless networks, particularly our analog cellular networks. These costs include administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraud also affects interconnection costs, capacity costs, administrative costs and payments to other carriers for unbillable fraudulent roaming.

      The three most prevalent types of fraud are cloning fraud, subscription fraud and default fraud. Cloning fraud consists of duplicating the cellular signal of a bona fide customer, enabling the perpetrator of the fraud to make calls using the customer’s signal. We ultimately bear the costs of all fraudulent calls originating from our cell phone base. We have installed a fraud detection system that analyzes various aspects of customers’ usage in order to detect cloning fraud. In addition, the introduction of digital service is significantly reducing the incidence of cloning fraud. We do not consider cloning fraud a significant problem.

      Subscription fraud occurs when a person, typically using false or stolen documents, obtains cellular telecommunications service, and then incurs substantial charges that are billed to a customer who does not exist or who did not request the service.

      Default fraud is similar to subscription fraud, except that the customer does not make use of false documentation, but nonetheless fails to pay for services used.

      Historically, the majority of our fraud-related losses are related to the types of fraud listed above. In order to safeguard ourselves against these fraudulent activities, we review documentation provided by customers and conduct a credit check prior to initiating service. We use credit bureaus to enhance our reviews.

      We have implemented certain fraud detection and fraud prevention measures in an effort to reduce fraud-related losses, including the automatic review of call detail records in the state of São Paulo, Paraná and Santa Catarina. These records are analyzed to identify abnormal calling patterns. When abnormal patterns are found, our fraud control staff contacts the customer and, if cloning has occurred, the customer’s number is changed or an exchange of handsets is made. Fraud prevention measures include restrictions on international calls from a given number, restrictions on international calls to certain high-risk destinations, automatic blocking of calls to certain high-risk destinations and restrictions on three-way calling by customers with international direct-dial access.

      We have installed, and are a part of, a nationwide fraud detection system. This system aids in fraud detection in various ways, including identifying simultaneous usage by a single customer, call frequency and unusually high usage patterns. We are able to monitor telecommunication usage by our customers even when they are located outside of our Region. In the state of São Paulo, the antifraud system became operational in 1998.

Competition

A Band

      The Brazilian territory was initially divided by Anatel into eight separate cellular service regions, each known as A Band, and each serviced by one of the New Holding Companies operating in the cellular telecommunications business, created with the Breakup of Telebrás (see “— Our History and Development — Telebrás and the Privatization”).

      The New Holding Companies operate in the 800+ MHz frequency, according to concessions or authorizations granted and regulations issued by Anatel. TCP is one of these companies operating in the state of São Paulo and using AMPS/ CDMA technology.

      Global Telecom’s current competitor, Tele Celular Sul Participações S.A, or TIM Sul, is another of these companies and uses AMPS/ TDMA technology. TIM Sul, which is controlled by Telecom Italia Mobile, or TIM, migrated to authorization and announced its intention of doing an overlay in GSM/ GPRS technology.

B Band

      The General Telecommunications Law provided for the introduction of competition to telecommunications services in Brazil. The Brazilian federal government has granted ten licenses to provide cellular telecommunications service within certain regions in Brazil, known as B Band. There are two B Band service providers operating in Telesp Celular’s region, BCP Telecomunicações S.A., or BCP, which operates in the metropolitan area of the state of São Paulo, and Tess, which operates in the rest of São Paulo.

      Global Telecom is the B Band operator in the states of Paraná and Santa Catarina and uses CDMA technology.

      BCP is controlled by a consortium led by BellSouth and the Safra family. Tess is controlled by Telecom Américas Ltd. (controlled by América Móvil S.A. de C.V.). The rights and obligations of BCP and Tess under their respective licenses are substantially identical to Telesp Celular’s right and obligations under its authorizations. Although BCP and Tess provide only digital service, their customers use dual-mode cellular handsets that can operate with analog networks.

C Band

      There are no providers of C Band services in our Region.

D Band and E Band

      In February 2002, TIM acquired the D Band license for the entire state of São Paulo (Region III-SMP). In September 2002, TIM began operations in São Paulo, using the GSM/ GPRS technology.

      In November 2002, the Telecom Américas Group acquired an E Band license for the metropolitan area of São Paulo (Region III-SMP). Vésper acquired the E Band license for the São Paulo countryside (Region III-SMP). Both companies are scheduled to begin operations in 2003.

      On February 13, 2001, Anatel held an auction for the D Band SMP licenses. Tele Norte Leste Participações S.A., or Telemar, the primary fixed-line operator in Region I-SMP, bid successfully for the license covering the region in which Telemar offers fixed-line telecommunications services, comprising 16 states in northeastern Brazil. TNL PCS S.A. started its operating activities on June 24, 2002 under the brand name Oi and provides SMP services using GSM/ GPRS digital technology.

      The D Band license of the mid-south region of Brasil was awarded to TIM.

      On March 13, 2001, Anatel held an auction for the E Band SMP authorization. TIM was the only bidder and acquired a license to provide services in the region comprising 16 states in northeastern Brazil, in which Telemar operates as a fixed-line provider.

      At that time, there were no bidders for the E Band authorizations covering the two remaining SMP service regions.

      Through an auction held in October 2002, the remaining D Band and E Band licenses were allocated to the remaining nine areas as follows: three licenses to the Telecom Américas Group, controlled by América Móvil, three licenses to Brasil Telecom in the regions in which it already operated wireline telecommunications and three licenses to Vésper.

      TIM controls two A Band operators serving the states of Paraná and Santa Catarina and the Northeast region, and two B Band service providers, one operating in the state of Minas Gerais and the other in the states of Bahia and Sergipe. TIM also acquired two D band licenses and one E band license in the SMP service auctions carried out by the Brazilian government during 2001. However, TIM had to give back part of its SMP license to provide mobile services in those areas within the D Band, including Paraná and Santa Catarina, and the E Band where it is already providing mobile services. TIM is able to offer wireless services nationwide. TIM began its operations in the new areas in September 2002.

      The Telecom Américas Group, which already controls ATL (B Band operator in Rio de Janeiro and Espírito Santo), Tess (B Band operator in the inner region of the state of São Paulo), Telet (B Band operator in Rio Grande do Sul) and Americel (B Band operator in the Region encompassing the states of Mato Grosso do Sul, Minas Gerais, Goiás, Tocantins, Rondônia and Acre), purchased the D Band remaining license in connection with the region of Paraná and Santa Catarina. It also purchased the E Band SMP license in the states of Bahia and Sergipe and the metropolitan region of São Paulo. These operators migrated to SMP service and, in March 2003, Telecom Américas Group communicated that it is acquiring BSE (B Band operator in the northeastern area).

      Brasil Telecom S.A., or Brasil Telecom, purchased the remaining E Band license in the region of Rio Grande do Sul and in the region encompassing the states of Acre, Goiás, Mato Grosso, Mato Grosso do Sul, Rondônia and Tocantins and the Federal District. It also purchased the E Band SMP service licenses in the states of Paraná and Santa Catarina. Brasil Telecom is controlled by Grupo Opportunity, which also has shareholding in Telemig Celular Participações S.A. and Tele Norte Celular Participações S.A.

      Vésper purchased the remaining E Band license in the inner region of São Paulo. In the region of Minas Gerais, Vésper purchased the E Band SMP license, and it also purchased the E Band SMP license in the states of the northeastern region: Alagoas, Ceará, Paraíba, Pernambuco, Piauí and Rio Grande do Norte.

      We estimate that Telesp Celular’s and Global Telecom’s market share in their respective Region as of December 31, 2002 were approximately 67% and 41%.

Other Competition

      We also compete with wireline telecommunication service providers. Some existing and potential customers may shift to wireline service providers for a number of reasons, including price, if sufficient capital is invested in the wireline telecommunication industry in our Regions to increase wireline availability and improve service. The main wireline service provider in Telesp Celular’s Region is Telesp and in Global Telecom’s Region is Brasil Telecom.

      We also compete with certain other wireless telecommunications services, such as mobile radio (including digital trunking technology, offered by Nextel), paging and beeper services, which are used by some in our Region as a substitute for cellular telecommunications services. Satellite services, which provide nationwide coverage, are also available in Brazil. Although satellite services have the benefit of covering a much greater area than cellular telecommunications services, they are considerably more expensive than cellular telecommunications services and do not offer comparable coverage inside buildings. We do not plan to offer mobile satellite services (other than pursuant to a roaming arrangement with a satellite service provider).

Regulation of the Brazilian Telecommunications Industry

General

      Our business, the services we provide and the prices we charge are subject to regulation under the General Telecommunications Law and various administrative enactments, which regulate the services provided by Brazilian telecommunications operators.

      Anatel is the agency that regulates telecommunications under the General Telecommunications Law and the July 2001 Regulamento da Agência Nacional de Telecomunicações, known as the Anatel Decree. Anatel is financially autonomous, and administratively independent of the federal government. Anatel maintains a close relationship with the Ministry of Communications. Any regulation proposed by Anatel is subject to a period of public comment, which may include public hearings. Anatel’s actions may be challenged in the Brazilian courts. On November 25, 1998, Anatel enacted “Resolution 73 — Regulation of Telecommunication Services,” which regulates in detail the new comprehensive framework for the provision of telecommunications services in Brazil established by the General Telecommunications Law.

Concessions and Authorizations

      Before January 2000, Anatel had only authorized two mobile service providers in each of the ten franchise areas under A Band and B Band. A Band and B Band mobile service providers were granted concessions pursuant to the Lei Mínima, or the Minimum Law. Each concession is a specific grant of authority to supply cellular telecommunications services, subject to certain requirements contained in the applicable list of obligations appended to each concession. If a mobile service provider wishes to offer any telecommunications service other than those authorized by its concession, it may apply to Anatel for an authorization to offer such other services.

      In accordance with the General Telecommunications Law, a concession relates to the provision of telecommunication services under the public regime, as determined by the public administration. A concession may only be granted upon a prior auction bidding process. As a result, regulatory provisions are included in the relevant concession agreements and the concessionaire is subject to public service principles of continuity, changeability and equal treatment of customers. Also, Anatel is empowered to direct and control the performance of the services, to apply penalties and to declare the expiration of the concession and the return of assets of the concessionaire to the government authority upon termination of the concession. Another distinctive feature is the right of the concessionaire under the concession agreement to be able to maintain certain economic and financial standards. The concession is granted for a fixed period of time and is generally renewable only once.

      An authorization is a permission granted by the public administration under the private regime, which may or may not be granted upon a prior auction bidding process, to the extent that the authorized party complies with the objective and subjective conditions deemed necessary for the rendering of the relevant type of telecommunication service in the private regime. The authorization is granted for an indeterminate period of time. Under the authorization, the government does not guarantee to the authorized company certain economic and financial standards, as was the case under the concessions.

SMP Regulation

      In November 2000, Anatel adopted certain regulations for the issuance of new licenses, which are authorizations to provide wireless communication services through SMP, personal mobile service, to compete with the then existing cellular operators in the various regions of Brazil. These regulations divided Brazil into three main regions covering the same geographic areas as the concessions for the fixed-line telecommunication services. Anatel organized auctions for three new licenses for each of those regions. The new licenses provided that the new services would be operated in the 1,800 MHz radio frequency bands, and they were denominated C Band, D Band and E Band. These new licenses were auctioned by Anatel and awarded during the first quarter of 2001 and at the end of 2002.

      Under these new licenses:

•	services are to be provided using the 1,800 MHz frequency;

•	each operator may provide domestic and international long distance services in its licensed area;

•	existing cellular service providers, as long as they do not have partnerships with fixed-line operators, as well as new entrants into the Brazilian telecommunications market can bid for C Band, D Band and E Band licenses. However, fixed-line operators, their controlling shareholders and affiliated cellular providers can only bid for D Band and E Band licenses;

•	a cellular or SMP operator, or its respective controlling shareholders, may not have geographical overlap between licenses; and

•	current A Band and B Band cellular service providers can apply for an extra frequency range.

      Pursuant to the SMP services regulation, each of the three main regions is divided into registration areas, or tariff areas.

      In order to transfer our services to SMP, we were required to comply with several technical and operational conditions, including, among others, the adoption of a carrier selection code for long distance calls originating from our network.

      Under the General Telecommunications Law, all mobile telecommunications service providers must provide interconnection upon the request of any other mobile or fixed-line telecommunications service provider. Until June 30, 2004, SMP service providers may opt to establish a price cap or freely negotiate their interconnection charges. Thereafter, the terms and conditions of the interconnection are freely negotiated between wireless and fixed-line operators, subject to compliance with regulations established by Anatel relating to the traffic capacity and interconnection infrastructure that must be made available to requesting parties. If a service provider offers any party an interconnection tariff below the price cap, it must offer the same tariff to any other requesting party on a nondiscriminatory basis. If the parties cannot reach an agreement on the terms of interconnection, including with respect to the interconnection tariff, Anatel will act as the final arbiter. Because Anatel considers us to be affiliated with Telefónica, which already provides wireline long distance services in the state of São Paulo and was awarded a license to provide these services nationwide, Anatel will not award a wireline long distance license to us. Though we and other mobile operators have requested that Anatel revise the current SMP regime, there can be no assurance it will do so. Under the SMP regime, we will receive revenues from interconnection fees paid to us by wireline long distance operators due to long distance traffic originating and terminating on our network.

      The authorizations consist of two licenses — one to provide mobile telecommunications services, and another to use the frequency spectrum for a period of 15 years. The frequency license is renewable for another 15-year period upon the payment of an additional license fee.

Benefit of the SMP System

      According to the General Telecommunications Law and Decree No. 2056/96, control of the concessionaire can only be transferred after five years from the date of the privatization in the case of A Band concessionaires or the commencement of services in the case of B Band concessionaires. On the other hand, under the SMP system, the authorization or control of the authorized party can be transferred through merger of the relevant cellular mobile service provider, whether it is providing services under the A Band or the B Band.

Obligations of Telecommunications Companies

      As a telecommunications service provider, we are subject to regulations concerning quality of service and network expansion, as established in our authorizations and our original concession agreements.

      Any breach by the companies of telecommunications legislation or of any obligation set forth in their authorizations may result in a fine of up to R$50 million.

      Telesp Celular’s and Global Telecom’s authorizations impose obligations to meet such quality of service standards as: the system’s ability to make and receive calls, call failure rates, the network’s capacity to handle peak periods, failed interconnection of calls and customer complaints. Anatel published the method for collecting these quality service standards data on April 23, 2003 (Anatel Resolution No. 335/03).

Interconnection

      Under the General Telecommunications Law, telecommunications service providers are classified as providers of either collective or restricted services. All cellular operators, including SMP service providers, are classified by Anatel as collective service providers. All providers of collective services are required to provide interconnection upon request to any other collective service provider. The terms and conditions of interconnection are freely negotiated between parties, subject to price caps and other rules established by Anatel. Providers must enter into interconnection agreements, regarding, among other things, tariffs, commercial conditions and technical issues, with all requesting parties on a nondiscriminatory basis. If the parties cannot agree upon the terms and conditions of interconnection, Anatel may determine terms and conditions by arbitration.

      Interconnection agreements must be approved by Anatel and may be rejected if they are contrary to the principles of free competition and the applicable regulations.

Rate Regulation

      Our authorizations continue to provide for a price-cap mechanism to set and adjust rates on an annual basis. The cap is a maximum weighted average price for a package of services. The package consists of the services in our Basic Plan, including activation fees, monthly subscription fees, and certain roaming charges, which are charged for the use of mobile services under the SMP regime. The price cap is revised annually to reflect the rate of inflation as measured by the IGP-DI. However, mobile operators are able to freely set the rates for alternative service plans.

      The initial price cap agreed to by Anatel and us in our authorizations had been based on the previously existing or bidding prices, and was adjusted annually on the basis of a formula contained in our authorizations. The price cap has been revised to reflect the rate of inflation as measured by the IGP-DI. The weighted average price for the entire package of services may not exceed the price cap, but the price for individual services within the package may be increased.

      Other telecommunications companies that interconnect with and use our network must pay certain fees, primarily an interconnection fee. The interconnection fee is a flat fee charged per minute of use. The interconnection fee charged by us and other A and B Band service providers is still subject to a price cap stipulated by Anatel. The price cap for the interconnection fee varies from company to company, on the basis of the underlying cost characteristics of each company’s network. B Band service providers are subject to price caps established during the auction process for their licenses.

Internet and Related Services in Brazil

      In Brazil, Internet service providers, or ISPs, are deemed to be suppliers of value-added services and not telecommunications service providers. Anatel’s Resolution 190 requires cable operators to act as carriers of third-party Internet service providers. The Brazilian House of Representatives is considering a law that would penalize Internet service providers for knowingly providing services that allow illegal goods or services to be sold on the Internet, and would impose confidentiality requirements on Internet service providers regarding nonpublic information transmitted or stored on their networks.

C.     Organizational Structure

      As of December 31, 2002, our voting shares were indirectly controlled by two major shareholders: Portugal Telecom and Telefónica Móviles, through Brasilcel N.V., with 93.7% of our voting stock, 49.8% of our preferred shares and 65.1% of our total capital stock.

      For a more detailed description of our ownership structure and the joint venture between Portugal Telecom and Telefónica Móviles, see “— Our History and Development.”

D.     Property, Plant and Equipment

      Our principal physical property consists of transmission equipment, switching equipment and base stations. All switches, cell sites, administrative buildings, administrative facilities, warehouses and stores are insured against damages for policy operation risks.

      At December 31, 2002, Telesp Celular had 48 cellular switches and other equipment installed in nine owned spaces and 29 shared spaces. Telesp Celular leases almost all of the sites in which its cellular telecommunications network equipment is installed. Its 2,920 permanent base stations were installed in 2,244 cell sites, administrative buildings, administrative facilities and warehouses, and the average term of these leases is five years. In addition, Telesp Celular leases administrative facilities (approximately 41,063 square meters), warehouse space (approximately 4,483 square meters) and 66 retail stores (1 of which is under construction) throughout its Region.

      At December 31, 2002, Global Telecom had eight cellular switches and other equipment installed in five owned spaces. Global Telecom leases almost all of the sites in which its cellular telecommunications network equipment is installed. Its 633 permanent base stations and other network equipment were installed in 724 cell sites, and the average term of these leases is five years. In addition, Global Telecom has one administrative building (approximately 4,272 square meters) in which it has one store, and leases administrative facilities (approximately 3,547 square meters), one kiosk and 25 retail stores (one of which is under construction) throughout its Region.

Item 5.	Operating and Financial Review and Prospects

      You should read the following discussion in conjunction with our consolidated financial statements and accompanying notes and other financial information included elsewhere in this annual report, and in conjunction with the financial information included under “Item 3A. Selected Financial Data.”

Critical Accounting Policies

      The significant accounting policies that we believe are critical to aid in fully understanding and evaluating our reported financial position and results of operations reported under Brazilian Corporate Law are described in Note 3 to our consolidated financial statements. A description of the differences in accounting policies between Brazilian Corporate Law and U.S. GAAP is included in Note 37 to our consolidated financial statements. The accounting policies require us to make estimates, judgments and assumptions that we believe are reasonable based upon the information available. The most important estimates include: (i) the valuation and useful lives of our permanent assets, including equipment, concession/authorization/license intangible assets, and goodwill on our investments; (ii) the allowance for doubtful accounts; (iii) realization of deferred tax assets; (iv) reserve for loss contingencies; and (v) the fair value of our financial instruments, including derivatives, as further explained below. While our revenue recognition policy does not require the exercise of significant judgment or the use of estimates, we believe that our policy is significant as revenue is a key component of our results of operations.

•	Depreciation on property, plant and equipment is calculated on a straight-line method of the estimated useful lives of the underlying assets, which consider historical information available to us, as well as known industry trends. The sensitivity of an impact in changes in the useful lives of property, plant and equipment was assessed by applying a hypothetical decrease of 10% to the useful lives of switching and transmission equipment existing at December 31, 2002. This hypothetical change would result in an incremental increase in the annual depreciation expense of R$81 million in the year of the change.

•	Realization of the deferred tax assets is dependent on our ability to generate future taxable income. Income and Social Contribution Taxes are calculated and recorded based on the tax rates in effect on the balance sheet date, on an accrual basis. The deferred taxes attributable to temporary differences, tax losses and social contribution tax loss carryforwards of Telesp Celular are recorded as assets, based on the assumption of their future realization. The deferred tax assets of TCP and Global Telecom have not been recorded since their realization is not considered to be more likely than not. However, there can be no assurance that we will meet our expectations of future income. Management frequently evaluates the likelihood of realizing the deferred tax assets and assesses the need for valuation allowances. A future possible increase in our estimate of the valuation allowance would result in a reduction in net income in the period that the increase in valuation allowance is recorded.

•	We are subject to proceedings, lawsuits and other claims related to tax, labor and civil matters. We are required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies are made after careful analysis of each individual issue, based on legal advice. The required reserves may change in the future due to new developments in each matter or changes in approach, such as a change in settlement strategy in dealing with these matters. Future possible changes in the recorded reserve amounts would impact our results of operations in the period that such changes are recorded.

•	With respect to financial instruments, we must make assumptions as to future foreign currency exchange and interest rates. For a discussion of the possible impact of fluctuations in the foreign currency exchange and interest rates on our principal financial instruments and positions, see “Item 11 — Quantitative and Qualitative Disclosures About Market Risk.”

      As of December 31, 2002, we have U.S.$12.9 million in off-balance sheet financing related to the leasing of network equipment. The expenses related to this financing are included as costs and amounted to R$26.7 million.

      We have no majority-owned subsidiaries that are not included in our consolidated financial statements, nor do we have any interests in, or relationships with, any special purpose entities that are not reflected in our consolidated financial statements.

U.S. GAAP Reconciliation

      We prepare our consolidated financial statements in accordance with the Brazilian corporate law method, which differs in significant respects from U.S. GAAP, as described in more detail in Note 37 to our consolidated financial statements. Net income (loss) for 2000, 2001 and 2002 was R$36.9 million, (R$1,204.1 million) and (R$1,495.7) million under U.S. GAAP, compared to a net income (loss) of R$152.2 million, (R$1,113.6) million and (R$1,140.8) million under the Brazilian corporate law method. Shareholders’ equity at December 31, 2001 and 2002 was R$2,430.9 million and R$3,307.3 million under U.S. GAAP, compared to R$2,742.6 million and R$4,010.0 million under the Brazilian corporate law method.

      The principal differences between U.S. GAAP and the Brazilian corporate law method that affected our net income (loss) as well as our shareholders’ equity, relate to the accounting for purchase of Global Telecom the treatment of derivative instruments, the deferred tax effect of the U.S. GAAP adjustments, and the accounting for prepaid installment plan revenues.

      See Note 37 to our audited consolidated financial statements for a description of the principal differences between the Brazilian corporate law method and U.S. GAAP as they relate to us, and a reconciliation to U.S. GAAP of net income/loss and total shareholders’ equity. See Note 27 to the combined financial statements of Global Telecom Holdings for a description of the principal differences between Brazilian Corporate Law and U.S. GAAP as they relate to Global Telecom Holdings and a reconciliation to U.S. GAAP of its results of operations and total shareholders’ deficit.

New U.S. GAAP Accounting Pronouncements

SFAS No. 141 — “Business Combinations”

      In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141 (SFAS No. 141), “Business Combinations.” SFAS No. 141 addresses financial accounting and reporting for business combinations and supersedes Accounting Principles Board, or APB Opinion No. 16 (APB No. 16), “Business Combinations” and FASB Statement No. 38, “Accounting for Preacquisition Contingencies of Purchased Enterprises.” All business combinations within the scope of SFAS No. 141 are to be accounted for using the purchase method. In addition, SFAS No. 141 requires that intangible assets be recognized as assets apart from goodwill if they meet two criteria: the contractual-legal criterion or the separability criterion. To assist in identifying acquired intangible assets, SFAS No. 141 also provides a list of intangible assets that meet either one of these criteria. In addition to the disclosure requirements prescribed in APB No. 16, SFAS No. 141 requires disclosure of the primary reasons for a business combination and the allocation of the purchase price paid to the assets acquired and liabilities assumed by a major caption on the balance sheet. SFAS No. 141 also requires that when the amounts of goodwill and intangible assets acquired are significant to the purchase price paid, disclosure of other information about those assets is required, such as the amount of goodwill by reportable segment and the amount of the purchase price assigned to each major intangible asset class. The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001. SFAS No. 141 also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. The adoption of SFAS No. 141 on January 1, 2002, did not have any impact on our financial position, cash flows or results of operations.

SFAS No. 142 — “Goodwill and Other Intangible Assets”

      In June 2001, FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. SFAS No. 142 also amends SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of,” to exclude from its scope goodwill and intangible assets that are not amortized. SFAS No. 142 addresses the manner in which intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses the way that goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The provision of SFAS No. 142 is required to be applied in fiscal years beginning after December 15, 2001. Early application is permitted for entities with fiscal years beginning after March 15, 2001, provided that the first interim financial statements have not been issued. An exception to the SFAS No. 142 application date is for goodwill and intangible assets acquired after June 30, 2001, which will be immediately subject to the non-amortization and amortization provisions of this statement. The adoption of SFAS No. 142 on January 1, 2002 did not have any impact on our financial position, cash flows or results of operations.

SFAS No. 143 — “Accounting for Asset Retirement Obligations”

      In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 143 “Accounting for Asset Retirement Obligations,” (SFAS No. 143). SFAS No. 143 basically requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. Under SFAS No. 143, the liability for an asset retirement obligation is discounted and accretion expense is recognized using the credit-adjusted risk-free interest rate in effect when the liability was initially recognized. In addition, disclosure requirements contained in SFAS No. 143 will provide more information about asset retirement obligations. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002 with earlier application encouraged. Based on an initial assessment of the provisions and requirements of

SFAS No. 143, our management believes that the implementation of this statement will not result in any impact on our financial position, cash flows or results of operations.

SFAS No. 144 — “Accounting for the Impairment or Disposal of Long-Lived Assets”

      In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” (SFAS No. 144) which supersedes Statement of Financial Accounting Standards No. 121 (SFAS No. 121), “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of” but retains SFAS No. 121’s fundamental provisions for (a) recognition/measurement of impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale. SFAS No. 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30 (APB No. 30),” Reporting the Results of Operations” for segments of a business to be disposed of but retains APB No. 30’s requirement to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of or is classified as “held for sale.” SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those years. The adoption of SFAS No. 144 on January 1, 2002, did not have any impact on our financial position, cash flows or results of operations.

SFAS No. 145 — “Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS 13, and Technical Corrections as of April 2002 of SFAS 145”

      In April 2002, the FASB issued Statements of Accounting Standards No. 145, “Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS No. 13, and Technical Corrections as of “April 2002” (“SFAS No. 145”). SFAS No. 145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” SFAS No. 44, “Accounting for Intangible Assets of Motor Carriers,” and SFAS No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements.” As a result, gains and losses from extinguishment of debt will no longer be classified as extraordinary items unless they meet the criteria of unusual or infrequent as described in ABP No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” In addition, SFAS No. 145 amends SFAS No. 13, “Accounting for Leases,” to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002. We are currently evaluating the impact that the adoption of SFAS No. 145 will have on our results of operations, cash flows and financial position, but do not believe that the impact will be material.

SFAS No. 146 — “Accounting for Costs Associated with Exit or Disposal Activities”

      In June 2002, the FASB issued Statement of Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (SFAS No. 146). This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)” (EITF 94-3). SFAS No. 146 eliminates the definition and requirements for recognition of exit costs in EITF No. 94-3. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost as defined in EITF No. 94-3 was recognized at the date of an entity’s commitment to an exit plan. SFAS No. 146 also states that an entity’s commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. In addition, SFAS No. 146 establishes that fair value is the objective for initial measurement of the liability. The requirements of SFAS No. 146 apply prospectively to activities initiated after December 31, 2002, and, as such, we cannot reasonably estimate the impact that the adoption of these new rules will have until and unless they affect relevant activities in future periods.

FIN No. 45 — “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”

      In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN No. 45”). This interpretation requires certain disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of FIN No. 45 are effective for interim and annual periods ending after December 15, 2002. The initial recognition and initial measurement requirements of FIN No. 45 are effective prospectively for guarantees issued or modified after December 31, 2002. Based on an initial assessment of the provisions and requirements of FIN No. 45, our management believes that the implementation of this statement will not result in any impact on our financial position, cash flows or results of operations.

EITF 00-21 Revenue Arrangements with Multiple Deliverables

      At the September and October 2002 meetings of the Emerging Issues Task Force (EITF), the Task Force reached a tentative conclusion on Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables,” which outlines an approach to be used to determine when a revenue arrangement for multiple deliverables should be divided into separate units of accounting and, if separation is appropriate, how the arrangement consideration should be allocated to the identified accounting units. Specifically, in an arrangement with multiple deliverables, the delivered item(s) should be considered a separate unit of accounting if: (1) the delivered item(s) has value to the customer on a stand-alone basis, (2) there is objective and reliable evidence of the fair value of the undelivered item(s) and (3) the arrangement includes a general right of return, delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the vendor.

      The arrangement consideration allocable to a delivered item(s) that does not qualify as a separate unit of accounting within the arrangement should be combined with the amount allocable to the other applicable undelivered item(s) within the arrangement. The appropriate recognition of revenue should then be determined for those combined deliverables as a single unit of accounting.

      The guidance in EITF 00-21 is effective prospectively for revenue arrangements entered into for the fiscal years beginning after December 15, 2002. In the alternative, entities may elect to report the change in accounting as a cumulative-effect adjustment in accordance with APB Opinion No. 20, “Accounting Changes.” We are currently evaluating the impact of EITF 00-21 on our financial statements, specifically our treatment of revenue from handset sales under U.S. GAAP. We currently cannot reasonably estimate the impact that the adoption of the new rule would have on us.

A.     Operating Results

      In February 2001 and December 2002 we completed a series of transactions to acquire 100% of the ownership interests in Global Telecom Holdings, which owned 100% of the ownership interests in Global Telecom. See “Item 4A. Our History and Development — Global Telecom.” Until December 27, 2002, we accounted for Global Telecom by the equity method, and we included our initial 83.0% equity in its net results on our income statement as equity in losses of unconsolidated subsidiaries. Beginning December 27, 2002, we are consolidating 100% of the results of Global Telecom. Except as otherwise specified, the following discussion does not reflect our investment in Global Telecom.

      In 2002 and 2001, our results of operations were significantly impacted by our investment in Global Telecom Holdings. We recorded our equity in the losses of Global Telecom of R$890.7 million and R$653.6 million, respectively. In addition, we recognized additional losses on our investment in Global Telecom Holdings of R$170.9 million and R$278.8 million for the same periods.

      Our investment in Global Telecom will continue to have a material effect on our financial condition and results because of three factors: (1) the indebtedness we incurred to make the investment; (2) our expectation that Global Telecom (which began operations in December 1998) will continue to report net losses for an indeterminate period; and (3) we will consolidate 100% of such losses (as opposed to 83%) in 2003. Please see “— Results of Operations for 2001 and 2002 for Global Telecom Holdings” below.

Results of Operations for 2000, 2001 and 2002 for TCP

Net Operating Revenue

      Our operating revenue consists of the following:

•	usage charges, which include charges for outgoing calls, roaming and similar services, and revenues from the sale of airtime for prepaid services;

•	revenues from the sale of cellular handsets and accessories;

•	monthly subscription charges paid by our contract customers;

•	network usage charges, which are amounts we charge other cellular, fixed-line or long distance service providers for calls completed by our network; and

•	other charges, including charges for the transfer of cellular lines, call forwarding, call waiting, additional voicemail services and call blocking, SMS and WAP services.

      The composition of our operating revenues has been affected by the shift toward prepaid services (which generate usage charges and interconnection charges but do not generate monthly subscription charges, and which have attracted lower income customers to our services) and more recently by our new strategic focus on profitability and selective customer growth. The shift from contract services to prepaid services was greatest in 2000. Our contract customer base stabilized in 2001. Net additions increased the number of contract customers by 4.2% to 1.426 million in 2002 and decreased by 14.7% to 1.369 million in 2001 from 1.604 million in 2000. Net additions increased the number of prepaid customers by 24.1% to 4.634 million in 2002 and by 38.4% to 3.735 million in 2001 from 2.698 million in 2000. Interconnection charges increased by 12.1% in February 2002 and 21.9% since February 2003. Anatel authorizes cellular operators to increase tariffs based upon the prior 12-month period’s cumulative inflation, measured by the IGP variation from February to January of each year.

      The composition of operating revenues by category of service is presented in our consolidated financial statements and discussed below before deduction of value-added and other taxes. We do not determine operating revenues on a net basis (i.e., after deduction of taxes) by category of service.

      The following table sets forth the components of our net operating revenues for each of the years ended December 31, 2000, 2001 and 2002.

	Year Ended December 31,			% Change

	2000	2001	2002	2000-2001	2001-2002

	(R$ million)			(In percentages)
Usage charges	1,128.5	1,158.1	1,272.1	2.6	9.8
Sales of handsets and accessories	1,004.4	706.2	717.9	(29.7)	1.7
Monthly subscription charges	798.7	820.7	972.5	2.8	18.5
Interconnection	706.3	1,120.0	1,346.7	58.6	20.2
Other	44.5	36.2	43.0	(18.7)	18.8

Total gross operating revenue	3,682.4	3,841.2	4,352.2	4.3	13.3
Value-added and other indirect taxes	(701.6)	(675.8)	(787.9)	(3.7)	16.6
Sales and services discount and return of goods sold	(214.1)	(219.2)	(173.7)	2.4	(20.8)

Net operating revenues	2,766.7	2,946.2	3,390.6	6.5	15.1

      Net operating revenues increased by 15.1% to R$3,390.6 million in 2002, and by 6.5% to R$2,946.2 million in 2001 from R$2,766.7 million in 2000. The growth in net operating revenues over the three-year period was primarily due to the growth of our customer base and tariff increases. The growth in customers has primarily reflected an increase in prepaid customers. The decrease in average monthly revenue in 2001 was due to the increase in the participation of prepaid customers in the customer base, who generate lower average revenue per user than contract customers. Prepaid customers tend to be lower income customers or youngsters who select our prepaid service because it enables them to control and limit spending with the purchase of airtime prior to usage. Since the second quarter of 2001, we have been focusing more on profitability, and so we began targeting the corporate segment, high-income customers and the youth segment. Higher income and corporate customers tend to be contract customers and often use our ancillary services. Customers in the youth segment are generally prepaid customers but tend to be high volume users who also use our ancillary services. This approach has allowed us in 2002 to reverse the trend of decreasing contract customers and to improve average revenue per user in 2002.

      Usage charges. Revenues from usage charges increased by 9.8% to R$1,272.1 million in 2002 and by 2.6% to R$1,158.1 million in 2001 from R$1,128.5 million in 2000. These increases were principally attributable to the growth in the customer base. Usage charges grew only slightly in 2001 as a result of the increase in the number of prepaid customers and the launch of our customer loyalty plans that provided free minutes of usage.

      Sales of handsets and accessories. Revenues from sales of handsets and accessories increased by 1.7% to R$717.9 million in 2002 from R$706.2 million in 2001, which in turn represented a 29.7% decrease from R$1,004.4 million in 2000. Revenues from handset sales declined in 2001, as a result of a reduction in the number of handsets and accessories sold, as well as a decrease in handset prices. Revenues from handset sales grew in 2002 as a result of an increase in the number of handsets and accessories sold, in conjunction with an increase in prices. Revenues from handset sales are reported before commissions and promotional discounts, and include value-added taxes. In general, the purpose of handset sales is to encourage growth in customers and traffic, as opposed to generating profits on the sales, and we therefore subsidize varying portions of the costs of handsets. Although profit margins vary from one handset model to another and from time to time, on average profit margins are negative after taxes and discounts. In 2000 and 2001, the subsidy strategy resulted in a gross loss (calculated as the difference from net operating revenues from sales minus the cost of goods sold) of approximately R$16.4 million and R$113.1 million on handsets sales in 2000 and 2001, respectively. In 2002, we recorded a gross loss on handsets sales of approximately R$78.5 million, as a result of the lower subsidy strategy and lower handset costs.

      Monthly subscription charges. Revenues from monthly subscription charges increased by 18.5% to R$972.5 million in 2002 from R$820.7 million in 2001, which in turn represented a 2.8% increase in 2001 from R$798.7 million in 2000. The increase in 2002 was due to the introduction of new monthly plans, which, together with the loyalty plans, attracted new contract customers, increasing our contract customer base by 4.2% to 1.426 million. In 2001, our contract customer base decreased by 14.7% to 1.369 million, from 1.604 million in 2000. The increase in monthly subscription revenue in 2001 was a result of the launch of our loyalty plans, which include free minutes of usage, but have higher monthly subscription charges.

      Interconnection charges. Revenues from interconnection charges increased by 20.2% to R$1,346.7 million in 2002 and increased by 58.6% to R$1,120.0 million in 2001 from R$706.3 million in 2000. The increase in 2002 was due to the higher volume of incoming calls from outside our network due to the increase in our customer base as well as due to a rate increase in interconnection charges in 2002. The increase in 2001 was principally due to a higher volume of incoming calls from outside our network because of the increase in prepaid customers, which receive high numbers of incoming calls.

      Value-added and other indirect taxes. Taxes on operating revenues were 19.1% of our gross operating revenues in 2000, 17.6% in 2001 and 18.1% in 2002. The principal tax is the ICMS, which is 25% on services and up to 18% on goods sold. ICMS is not payable with respect to interconnection charges. See “Item 4B. Business Overview — Taxes on Telecommunications Services and Handset Sales.” Two federal social contribution taxes, the PIS and the COFINS, are imposed on gross revenues at a combined rate of 3.65%.

Beginning in 2001, all telecommunications service providers were required to contribute 1.0% to FUST and 0.5% to FUNTEL. The effective rate of taxes on gross operating revenues varies depending upon the composition of our revenues; as interconnection charges are not subject to ICMS, the increase in our interconnection charges as a result of the increased use of prepaid plans tends to reduce our effective tax rate.

      Sales and services discount and return of goods sold. Deductions from operating revenues include discounts on cellular handset sales, discounts on services and returns of goods sold. Discounts and returns decreased by 20.8% in 2002 to R$173.7 million, compared to R$219.2 million in 2001, after an increase of 2.4% compared to R$214.1 million in 2000, due to discounts on services that were offered in 2000 and 2001 to encourage the migration of customers from our analog to our digital service.

Cost of Services and Goods

      The following table sets forth the components of our costs of services and goods sold for 2000, 2001 and 2002.

	Year Ended December 31,			% Change

	2000	2001	2002	2000-2001	2001-2002

	(R$ million)			(In percentages)
Depreciation and amortization	510.5	519.8	564.1	1.8	8.5
Materials and services	395.5	457.0	422.9	15.5	(7.5)
Personnel	28.4	25.4	27.2	(10.6)	7.1
Rental, insurance, condominium fees	38.9	70.1	80.2	80.2	14.4
Cost of goods sold	666.6	580.6	548.9	(12.9)	(5.5)
Fistel and other taxes	49.3	3.5	5.1	(92.9)	45.7

Cost of services and goods	1,689.2	1,656.4	1,648.4	(1.9)	(0.5)

      Cost of services and goods decreased by 0.5% in 2002 to R$1,648.4 million, from R$1,656.4 million in 2001, mainly as a result of the decrease in the cost of materials and services. The decrease in the cost of materials and services was, in turn, due principally to the renegotiation of rents for dedicated lines and base station sites with our fixed-line and long distance providers, which resulted in a decrease of R$40.6 million. A decrease in equipment maintenance costs also accounted for an additional decrease of R$13.9 million in the cost of materials and services. However, these decreases were partially offset by a R$20.5 million increase in interconnection charges of other operators. Tariff increases of the network usage charges of the other operators (TU-M) and the larger customer base increased the number of outgoing calls.

      Cost of goods in 2002 decreased by R$31.7 million, mainly as a result of sharply lower cost of handsets, which was substantially offset by the devaluation of the real. Offsetting these declines was an 8.5% increase in depreciation and amortization from 2001 to 2002, resulting from the growth of our network. Our depreciation and amortization expenses in 2001 increased modestly to 1.8% because the effect of the expansion of our network in that year was largely offset by our re-evaluation of the expected life of our equipment, where, in many cases, we extended our assessment of useful life.

      Cost of services and goods decreased by 1.9% in 2001 to R$1,656.4 million, from R$1,689.2 million in 2000, mainly as a result of decreased product costs due to a lower traded volume in 2001.

      Gross margin, which is defined as gross profit as a percentage of net revenues, increased to 51.4% in 2002 from 43.8% in 2001, and from 38.9% in 2000.

Operating Expenses

      The following table sets forth the components of our operating expenses for each of the years ended December 31, 2000, 2001 and 2002.

	Year Ended December 31,			% Change

	2000	2001	2002	2000-2001	2001-2002

	(R$ million)			(In percentages)
Selling expenses	554.2	605.0	617.9	9.2	2.1
General and administrative expense	217.9	271.2	288.5	24.5	6.4
Other net operating expense (income)	(33.9)	67.6	70.1	299.4	3.7

      Selling expenses. Selling expenses increased by 2.1% to R$617.9 million in 2002, from R$605.0 million in 2001, which in turn represented a 9.2% increase from R$554.2 million in 2000.

      The main reasons for the variation from 2001 to 2002 were:

•	The allowance for doubtful accounts decreased by 27.3% to R$68.3 million in 2002 from R$94.0 million in 2001. The decrease was mainly a result of the adoption of more effective credit standards and the continued growth in our prepaid customer base.

•	These decreases were offset in large part by a substantial increase in depreciation and amortization expense, from R$21.8 million in 2001 to R$55.9 million in 2002, due to (i) the amortization of the premiums we pay to our dealers in order to guarantee the exclusivity of our products and services, and (ii) the larger number of loaned handsets resulting from our emphasis on corporate customers. The decreases were further offset by an increase in the Fistel tax expense, from R$67.8 million in 2001 to R$91.5 million in 2002.

      The main reasons for the variation from 2000 to 2001 were:

•	Expenses for outside services increased by R$44.6 million, from R$229.1 million in 2000 to R$273.7 million in 2001, principally as a result of higher advertising and publicity costs, increased call center costs and an increase in agent commissions.

•	An approximate R$24.6 million increase in the Fistel tax and other taxes paid, from R$43.2 million in 2000 to R$67.8 million in 2001.

•	An increase in depreciation and amortization expenses, from R$8.8 million in 2000 to R$21.8 million in 2001, reflecting the amortization of billing software and systems acquired in 2001.

•	These increases were offset by a 27.1% decrease in the allowance for doubtful accounts, from R$128.9 million in 2000 to R$94.0 in 2001. This decrease was mainly due to better credit policies and the growth in our prepaid customer base.

      General and administrative expenses. General and administrative expenses increased by 6.4% in 2002 to R$288.5 million and by 24.5% in 2001 to R$271.2 million from R$217.9 million in 2000. The R$17.3 million increase in 2002 was due principally to higher personnel costs and higher depreciation and amortization costs. The R$53.3 million increase in 2001 was due principally to higher personnel costs, increased depreciation relating to various new product systems, such as prepaid and Waaap service systems, substantial increases in third-party services relating to consulting and, finally, systems and building adaptations and maintenance.

      Other net operating expenses (income). The net amount of other operating expenses increased by 3.7% to R$70.1 million in 2002, from R$67.6 million in 2001, and was R$33.9 million in income in 2000.

      Other operating expenses principally include provisions for tax and legal contingencies and the consulting fee payable to Portugal Telecom.

      The variations in the components of other net operating expenses from 2001 to 2002 were not significant.

      The R$101.5 million variation in 2001, from other net operating income of R$33.9 million to other net operating expense of R$67.6 million in 2001, was due to the recording of significant income items in 2000 that did not recur in 2001. The most important of those were:

•	The reversal of a provision we established in 1998 related to our share of the underfunding of the pension plan for employees of the former Telebrás System was R$29.4 million in 2000. Pursuant to an agreement concluded in early 2000, we are no longer jointly liable for the underfunding of obligations to active employees of the other former Telebrás Companies.

•	Other operating income for 2000 included a catch-up payment by the fixed-line provider in our Region for rural cellular connections that it had utilized but had not paid for since the Privatization.

•	Our assessed late payment fees decreased approximately R$10 million as a result of the introduction of our new billing system.

      In 2001, other operating expenses increased mainly due to the establishment of an approximate R$29.6 million contingency relating to AD/ DSL litigation and an approximate R$5.0 million increase in the consulting fee paid to Portugal Telecom. In 2001, we also amortized the goodwill related to Ceterp Celular.

Net Financial Expense

	Year Ended December 31,			% Change

	2000	2001	2002	2000-2001	2001-2002

	(R$ million)			(In percentages)
Financial income	66.7	65.9	69.2	(1.2)	5.0
Exchange gains and losses	(111.8)	(270.7)	(1,475.5)	142.1	445.1
Gains on foreign currency derivative contracts	96.5	175.3	1,079.1	81.7	515.6
Financial expenses	(188.5)	(512.0)	(481.2)	171.6	(6.0)

	(137.1)	(541.5)	(808.4)	295.0	49.3

      Net financial expense reflects financial income, financial expense, exchange gain and loss and gains on foreign currency derivatives. See Note 9 to the consolidated financial statements. During 2000, the Brazilian government reduced the basic target interbank offer rate in Brazil, or the Certificado de Depósitos Interbancário (Interbank Deposit Certificate), or CDI, from 19.0% per annum to 15.75% per annum due to improved macroeconomic conditions. However, during 2001, the government raised the target CDI rate to 19.0% again as a result of a declining international environment. During 2002, following a reduction of 1% during the months of January through September, the basic rate started climbing again to close the year at 25.0% per annum.

      Financial income decreased by 1.2% from R$66.7 million in 2000 to R$65.9 million in 2001 and increased by 5.0% to R$69.2 million in 2002. Financial income remained largely unchanged in 2001 due to a reduction in the level of short-term investments that was offset by an increase in financial discounts from suppliers. Financial income in 2002 was R$3.3 million higher than in 2001 due to higher interest on past dues received from customers, which compensated for a reduction in interest from treasury investments due to a lower level of interest rates from January through September 2002.

      Financial expenses net of exchange gains and losses and gains on foreign currency derivative contracts increased by 49.3% to R$808.4 million in 2002 and increased by 295% to R$541.5 million in 2001 from R$137.1 million in 2000. The increase in 2002 was mainly due to a R$267.0 million provision for foreign exchange losses on those derivatives contracts that bear carrying costs indexed to the U.S. dollar. Some of our hedging contracts carry premium payments linked to the CDI that apply to the notional value in U.S. dollars. In previous years, increases in interest rates have been compensated by decreases in the exchange rate (or vice versa), in such a way that these contracts behaved and were accounted for essentially like a regular fixed U.S. dollar-floating real swap. With both the rising interest rates and the depreciation of the real in 2002, we decided to institute this provision. Also, we had no capitalization of interest in 2002, compared to

R$55.7 million of interest expenses that were capitalized in 2001. As a result of the devaluation of the real against the U.S. dollar during 2001, we had an exchange loss of R$270.7 million, which was partially offset by a gain of R$175.3 million on foreign currency derivative contracts. In 2000, we had an exchange loss of R$111.8 million, which was significantly offset by a gain of R$96.5 million on foreign currency derivative contracts.

      The level of effective interest rates, represented by the CDI rate, affects the cost of real-denominated debt and the carrying cost of floating U.S. dollar-real swaps linked to the CDI. The effective CDI rate was 19.11% in 2002, 17.29% in 2001 and 17.32% in 2000. The increase in financial expenses from R$188.5 million in 2000 to R$512.0 million in 2001 was a reflection of higher indebtedness incurred by us due to the acquisition of Global Telecom in February 2001. The decrease in financial expenses from R$512.0 million in 2001 to R$481.2 million in 2002 was a reflection of the lower level of interest rates until September 2002, in addition to the debt reduction that followed the capital increase that occurred in September 2002.

Income Taxes

      In 2002, net losses before income taxes were R$1,094.3 million. Despite this net loss, we registered R$46.5 million in income taxes, which are due solely to the operating results of Telesp Celular. According to Brazilian law, the results from the equity participation are not subject to taxes, while the losses from TCP’s operations were not recognized as deferred assets, given that it is not “more likely than not” that these benefits will be offset with future taxable income.

Equity Losses in Subsidiaries

      Despite better operational results (other than financial results) in 2002, due to the increase in revenues and a decrease in operational costs, Global Telecom had net losses of R$771.1 million mainly due to financial expenses incurred in connection with its exposure to the U.S. dollar and euro exchange rates. In September 2002, Global Telecom effected a reorganization of its capital structure to decrease its debt. Nevertheless, the financial result was impacted due to the devaluation of the real against the euro (which was 86.7% in the first nine months of 2002).

      Our equity losses in subsidiaries, all of which were attributable to Global Telecom, were R$890.7 million and R$653.6 million in 2002 and 2001, respectively.

Extraordinary Items

      As a result of the significant operating losses incurred by Global Telecom during 2001 and 2002, we elected to record provisions for losses on our investment amounting to R$278.8 million for 2001 and R$170.9 million for 2002. This provision was recorded as an extraordinary item in the statement of income.

Net Income (Loss)

      Our net loss decreased by 2.4% in 2002 to R$1,140.8 million, compared to R$1,113.6 million in 2001. Our net income in 2000 was R$152.2 million.

Results of Operations for 2001 and 2002 for Global Telecom Holdings

      As discussed in “Item 3. Key Information,” on February 6, 2001 we acquired 49% of the voting shares and 100% of the non-voting shares of Global Telecom Holdings, which collectively held 95% of the voting shares and 100% of non-voting shares of Global Telecom. Global Telecom Holding’s financial results of operation are incorporated into our Brazilian corporate law method financial results on the basis of equity method of accounting. See “— Equity Losses in Subsidiaries” and “— U.S. GAAP Reconciliation” above. On December 27, 2002, we purchased the remaining 51% of the outstanding common stock of Global Telecom Holdings and began to consolidate Global Telecom Holdings.

      The audited combined financial statements of Global Telecom Holdings have been presented in this annual report for the period that Global Telecom Holdings was a non-consolidated equity investment in order to comply with the requirement of Rule 3-09 of Regulation S-X of the Commission. The following discussion compares Global Telecom Holdings’s results of operations and capital expenditures for the period from February 6, 2001 to December 31, 2001 with the period from January 1, 2002 to December 27, 2002. The variations are affected by the fact that the 2001 period presented is shorter than the 2002 period presented.

      The table below presents the combined statements of operations of Global Telecom Holdings for the periods indicated:

	As of December 31,

	2001(1)	2002(2)

	(R$ million)
Net revenues	390.8	512.2
Cost of services and merchandise	(407.9)	(423.8)
Selling expense	(139.7)	(124.4)
General and administrative expense	(46.8)	(45.7)
Net interest expense	(536.5)	(663.1)
Operating loss	(791.9)	(770.9)
Net loss	(786.8)	(771.3)

(1)	Period from February 6, 2001 to December 31, 2001.

(2)	Period from January 1, 2002 to December 27, 2002.

      Global Telecom Holdings’s financial results of operations are incorporated into our Brazilian corporate law method financial results on the basis of the equity method of accounting. See “— Equity Losses in Subsidiaries” and “— U.S. GAAP Reconciliation” above.

      On December 31, 2002, our results include our equity participation of R$771.3 million in Global Telecom Holdings.

      Global Telecom’s net operating revenues increased 31.1% from R$390.8 in 2001 to R$512.2 in 2002, primarily as a result of an increase in the number of customers.

      Global Telecom’s new initiatives included: (i) acquisition of a new prepaid platform; (ii) expansion of the coverage of its network service; and (iii) increase of owned stores and qualification of reliable points of sale. These initiatives were undertaken in order to accommodate a significant growth in subscribers, from 862 thousand to 1.177 million lines in service between December 31, 2001 and December 31, 2002, as well as an expansion of the coverage area from 71% to 74% over the same period. Investments in network infrastructure also benefit us in two ways: (i) they enable us to use Global Telecom’s existing network more efficiently and (ii) they enable Global Telecom to offer mobile data services to its subscribers (especially business subscribers who generate higher average revenue per user as a result of more stable postpaid service arrangements), an important component of future revenue growth.

      Global Telecom’s expenses, other than net interest expenses, increased at a lower rate than its net operating revenues. The costs of services and merchandise increased 3.9% from R$407.9 million to R$423.8 million in 2002. Selling expenses decreased 11% from R$139.7 million in 2001 to R$124.4 million in 2002. General and administrative expenses decreased 2.4% from R$46.8 million in 2001 to R$45.7 million in 2002. Net operating losses before interest decreased 57.8% from a loss of R$255.4 million in 2001 to R$107.8 million in 2002.

      In 2002 there were significant structural and organizational changes in Global Telecom, which resulted in a decrease in selling expenses, general and administrative expenses and other operational expenses. Despite the improvement in operational expenditures, net operating loss only improved by R$15.5 million, from R$786.8 million in 2001 to R$771.3 million in 2002, due to high exposure to foreign exchange fluctuations that were not fully compensated by derivatives transactions, which caused financial expenses to increase from R$536.5 million in 2001 to R$663.1 million in 2002. In the second half of 2002, through resources capitalized from shareholders, Global Telecom paid the loans indexed in foreign currency, thereby reducing the exposure to foreign currency fluctuations.

      Third-party loans and financing in connection with the expansion of Global Telecom’s business decreased 85.4% from R$2,307.2 million as of December 31, 2001 to R$336.4 million as of December 31, 2002, due to the advance for a future capital increase of R$2,630.3 million made by TCP in September 2002.

      Net interest expenses increased 23.6% from R$536.5 million in 2001 to R$663.1 million in 2002 due to an increase in its total amount of indebtedness, as well as foreign exchange related losses associated with the cost of servicing foreign currency-denominated debt due to the devaluation of the real against the U.S. dollar and the euro during 2002. See “— U.S. GAAP Reconciliation” above and “Item 11. Quantitative and Qualitative Disclosures about Market Risk.” Global Telecom’s net interest expenses in 2001 reflect an annualized installment over a four-year period beginning in 1998 and ending on December 31, 2001, relating to payment for Global Telecom’s license. As of December 31, 2001, the total amount paid for Global Telecom’s license over the four-year period was R$1,128 million. In 1998, 1999, 2000 and 2001, the payments amounted to R$365 million, R$213 million, R$257 million and R$290 million, respectively. No payment for Global Telecom’s license will be payable in 2003 or in the subsequent 11 years (the expiration date of its license).

      Capital expenditures decreased from R$421.0 million in 2001 to R$152.3 million in 2002. Global Telecom estimates that its capital expenditures for 2003 will be approximately R$116.1 million.

      In addition, Global Telecom intends to improve its profitability by increasing subscriber retention and focusing mainly on postpaid subscribers, particularly in the business sector, which generates higher average revenues per user.

B.     Liquidity and Capital Resources

Sources of Funds

      We generated cash flow from operations of R$984.4 million, R$779.7 million and R$597.4 million in 2002, 2001 and 2000, respectively. See our consolidated statement of cash flows.

      We had R$2,392.7 million in long-term loans and financing as of December 31, 2002. Our R$2,068.1 million in short-term indebtedness as of December 31, 2002 consisted primarily of funding from financial institutions applied to long lived assets.

      At December 31, 2002, we had a working capital deficit (current liabilities minus current assets) of R$1,853.7 million, attributable primarily to R$2,068.1 million in short-term debt. Excluding financial items, working capital at December 31, 2002 was R$263.9 million, representing an increase of R$178.3 million compared to December 31, 2001, attributable primarily to (i) an increase of R$97.7 million in accounts receivable from customers due to a 16% increase in service revenues; (ii) an increase of R$62.8 million in handset inventories due to a higher sales volume, a higher number of different models and the need to hold enough inventory to be able to program and distribute pre-programmed handsets to a number of different calling areas throughout the region; and (iii) a decrease of R$36.1 million in accounts payable due to a lower level of capital expenditures. In 2000, a capital increase of R$1,125.1 million, subscribed almost entirely by Portugal Telecom, permitted us to fund capital expenditures and reduce indebtedness. In 2002, we also had a capital increase in the amount of R$2,500.4 million, mostly subscribed by Portugal Telecom, R$2,403.4 million of which were applied to reduce indebtedness at Global Telecom and R$97.0 million were a non-cash contribution related to capitalization of reserves from tax benefits.

      Our principal assets are the shares of our subsidiaries. We rely exclusively on dividends from Telesp Celular to meet our cash needs, including the payment of dividends to our shareholders. We control the payment of dividends by Telesp Celular, subject to limitations under Brazilian law. There are no contractual restrictions on the payment of dividends by our subsidiary to us.

Uses of Funds

      Our principal uses of funds are for capital expenditures, service of our debt, and payments of dividends to shareholders. In 2001 and 2002 we used our funds for the acquisition of Global Telecom.

      Capital expenditures (including capitalized interest) consumed cash flows of R$327.3 million in 2002, R$835.3 million in 2001 and R$731.5 million in 2000. Repayment of debt consumed cash flows of R$3,597.8 million, R$523.4 million and R$1,367.0 million in 2002, 2001 and 2000, respectively. Dividends and interest on shareholders’ equity payments consumed cash flows of R$5.7 million, R$87.1 million and R$62.6 million in 2002, 2001 and 2000, respectively.

      We believe that our available borrowing capacity, together with funds generated by operations, should provide sufficient liquidity and capital resources to pursue our business strategy for the foreseeable future, with respect to working capital, capital expenditures and other operating needs.

Capital Expenditures

      Our capital expenditures over the past three years related primarily to increasing our network capacity and coverage. See “Item 4. Information on the Company — Capital Expenditures” for a breakdown of Telesp Celular and Global Telecom’s capital expenditures on property, plant and equipment in 2000, 2001 and 2002.

      Our capital expenditure budget for 2003 is R$402.1 million, including R$116.1 million of Global Telecom. Approximately R$69.6 million of our budgeted capital expenditures is committed. Planned 2003 capital expenditures will be funded initially by cash generation from operations. Most of the planned 2003 capital expenditures will be dedicated to the expansion of the capacity of the services we currently offer and the provision of new services. We believe that our working capital is sufficient for funding our operations and almost all of our requirements. Should additional working capital be needed, we would seek loans from financial institutions.

Payments of Dividends to Shareholders

      Holders of our preferred shares are entitled under Brazilian corporate law to receive, to the extent of available distributable profits and reserves, a noncumulative preferred dividend in the amount of the greater of (i) 6% of the share capital attributable thereto, and (ii) 3% of the shareholders’ equity attributable thereto, or the preferred dividend. To the extent there are additional distributable profits, we are also required to distribute to all shareholders an amount equal to 25% of adjusted net income, or the general dividend, determined in accordance with Brazilian corporate law, including any realization of the unrealized net income reserve. Our obligation, if any, to pay a general dividend to holders of our preferred shares is satisfied to the extent of any preferred dividend paid. We may also make additional distributions to the extent of available distributable profits and reserves. Our subsidiaries are also subject to mandatory distribution requirements and, to the extent of distributable profits and reserves, are accordingly required to pay dividends to the minority shareholders as well as to us. All of the aforementioned distributions may be made as dividends or as tax-deductible interest on capital. In 2000, we recorded a provision for dividends and interest on equity of R$39.4 million and R$60.9 million, respectively. No dividends were declared in 2001 and 2002 due to our net losses in those years.

Investment in Global Telecom

      We paid R$932.4 million and R$290.3 million in cash in February 2001, June 2001 and December 2002, respectively, for our interest in Global Telecom Holdings. We financed R$700 million of the purchase price of part of our interest in Global Telecom with a real-denominated syndicated bridge loan that matured in May 2001. To refinance this loan, we issued R$900 million of 180-day commercial paper in the domestic market that matured on November 28, 2001. This commercial paper was replaced with a floating rate note denominated in euros and fully subscribed by Portugal Telecom. In order to acquire the remaining 17% of our participation in Global Telecom Holdings in December 2002, we issued R$268.3 million in short-term debt in the Brazilian market. We also issued R$410.0 million in short-term debt in order to fund a euro 110 million-

debt repayment at Global Telecom in December 2002. In September 2002 we made advances to future capital increases in Global Telecom in the total amount of R$2,630.3 million and in December 2002, part of this advance for future capital increases (in the amount of R$2,310.9 million) was capitalized. These amounts were used to repay floating rate notes in the amount of euro 862 million due to Portugal Telecom.

      As a result of our investment in Global Telecom Holdings, we had R$4,460.8 million of total indebtedness at December 31, 2002, representing an increase of R$1,880.7 million since December 31, 2001 due to the full consolidation of Global Telecom Holdings and gross foreign exchange losses. Global Telecom had R$336.4 million in indebtedness at December 31, 2002 in addition to R$531.4 million in intercompany loans. Some of our debt agreements contain restrictive covenants. In terms of financial ratios, restrictive covenants presently only apply at the level of Global Telecom and involve (i) current ratio, (ii) capitalization, (iii) EBITDA margin, (iv) interest coverage, and (v) debt to capital ratio. At December 31, 2002, Global Telecom was not in compliance with certain of those covenants, but it has obtained a waiver from its creditors. At December 31, 2002, at Telesp Celular and Global Telecom, 15.7% of total debt, or R$698.7 million, represented a real-denominated loan by Banco Nacional de Desenvolvimento Econômico e Social — BNDES, which is secured by a pledge of accounts receivable.

Contractual Obligations and Commercial Commitments

      The following table represents our contractual obligations and commercial commitments as of December 31, 2002:

	Payments Due by Period in Millions of reais

		Less
		Than 1	1-3	4-5	After 5
	Total	Year	Years	Years	Years

Contractual obligations:
Long-term debt	3,592.3	1,199.6	2,024.1	368.6	—
Capital lease obligations	45.8	30.5	15.3	—	—
Operating leases	127.2	33.2	53.0	41.0	—
Unconditional purchase obligations	69.3	69.3	—	—	—
Other long-term obligations(1)	353.9	342.9	11.0	—	—

Total contractual cash obligations	4,188.5	1,675.5	2,103.4	409.6	—

(1)	Contracted long-term suppliers or contracted short-term suppliers with penalties for early termination and exclusivity fees paid to dealers.

      Additionally, we have a rental commitment with Telecomunicações de São Paulo S.A. — Telesp, a related party, in an annual amount of R$29.3 million that includes all costs related to the rental of certain facilities used in providing telecommunications services, including electrical and air conditioning equipment.

Debt

      We have substantial debt denominated in foreign currency, primarily in U.S. dollars and euros. The amount outstanding at December 31, 2002 was R$1,602.1 million (U.S.$453.4 million) and R$1,716.6 million (€463.8 million), which constituted 74.4% of our indebtedness. Devaluation of the real results in exchange losses on foreign currency indebtedness. In order to protect against the risk of devaluation of the real, we have entered into over-the-counter derivatives transactions with international and domestic financial institutions. In 2002, our derivatives positions produced a gain of R$1,079.1 million, which largely offset R$1,475.5 million of exchange loss on our foreign currency-denominated debt. In 2001, our derivatives positions produced a gain of R$175.3 million, which largely offset R$270.7 million of exchange loss on our foreign currency-denominated debt. In 2000, our derivatives positions produced a gain of R$96.5 million, which largely offset R$111.8 million of exchange loss on our U.S. dollar-denominated debt. The unrealized gain, net of unrealized costs on foreign exchange derivatives contracts at December 31, 2002 was R$1,670.9 million. At Decem-

ber 31, 2002, we had U.S. $300 million and U.S. $280 million in forward purchase agreements allowing us to purchase U.S. dollars in September 2004 and September 2006 at R$1.1807 and R$1.23 per U.S. dollar, respectively. In order to reduce the costs of our derivatives contracts, in 2000 we sold call options on U.S. dollars exercisable in September 2004 if the value of the real falls below R$2.25 to one U.S. dollar. The notional amount of options we sold is U.S.$300 million and the associated losses offset with the gains from the U.S.$300 million forward contract. At December 31, 2002, 127.5% of our foreign currency-denominated debt was covered by hedging contracts. This unbalanced position resulted from debt capitalization that occurred in 2002 by virtue of a capital increase. We are following up on market conditions and will eventually unwind the position and/or apply it to other foreign currency-denominated commitments.

      We are exposed to interest rate risk as a consequence of our floating rate debt. At December 31, 2002, approximately 64% of our interest-bearing liabilities bore interest at floating rates, primarily EURIBOR for euro-denominated debt, LIBOR for U.S. dollar-denominated debt and CDI and TJLP for real-denominated debt. Accordingly, our financing expenses will increase if market interest rates, such as LIBOR, EURIBOR, CDI or TJLP, rise. At December 31, 2002, all of our foreign currency derivatives contracts bore interest payments linked to the Brazilian CDI rate. We have not hedged against the risk of interest rates increasing.

      As of December 31, 2002, we have U.S.$12.9 million of off-balance sheet financing related to the lease of network equipment. The expenses related to this financing are included as costs and amounted to R$26.7 million.

      We have no majority-owned subsidiaries that are not included in our consolidated financial statements, nor do we have any interests in, or relationships with, any special purpose entities that are not reflected in our consolidated financial statements.

Investment in TCO

      We finalized the acquisition of TCO on April 25, 2003. The total consideration was R$1,505.5 million, of which R$284.7 million was paid in cash and the remaining R$1,220.8 million in debt and deferred payments, as further detailed in the table below:

		Amount in
Item	Maturity Date	R$ million	Remuneration

Deferred payment	04/25/2004	80.2	CDI plus 2% p.a.
Retained payment(*)	04/25/2004	42.8	CDI plus 1% p.a.
Retained payment(*)	Up to 04/25/2008	10.7	CDI plus 2% p.a.
Debentures — 1st Tranche	06/27/2003	561.2	CDI plus 2% p.a.
Debentures — 2nd Tranche	08/08/2003	296.5	CDI plus 2% p.a.
U.S. dollar-denominated debt	April 03-Sept 04	45.7	LIBOR + 2.625% p.a. to fixed 20.7% p.a.
Real-denominated debt	April 03-April 04	183.7	108% to 110% of CDI

(*)	payment has been retained as a guarantee for contingent liabilities

      We will launch, in the third quarter of 2003, a tender offer for the voting shares of the minority shareholders of TCO, as legally required by the acquisition of the control of TCO. The price per share to be offered is fixed by law at 80% of the price paid to the controlling shareholders, or R$15.58975876 per thousand common shares. After the acquisition and the tender their shares will be compensated pro rata, in the same manner offer, TCP expects to issue shares in exchange of the preferred shares of TCO and the remaining common shares that were not tendered in the tender offer. Considering the acquisition of its participation in TCO, Brasilcel provides services to approximately 50% of the total Brazilian market. Brasilcel, including TCO, covers 86% of the Brazilian territory.

      We will rely on our cash flow generation and funding capability to meet these requirements. We are studying a combination of funding alternatives that will best serve our future cash needs, including but not limited to, a debenture issuance in the Brazilian market, medium-term note program and funding with export credit agencies and multilateral organizations.

C.     Research and Development, Patents and Licenses, Etc.

      In connection with the Breakup of Telebrás, we were required to enter into a three-year contract in May 1998 with the Centro de Pesquisa e Desenvolvimento da Telebrás, or the Center, the research and development center formerly operated by Telebrás. Since the Breakup of Telebrás, the Center has continued to develop telecommunications technology as a private, independently administered nonprofit foundation financed by resources from the public and private sector. While that agreement was effective, we had access to telecommunications software developed, and other technological services provided, by the Center, such as equipment testing and consulting and training services.

      Our aggregate expenditures on research and development, including our contribution to the Center, were R$2.788 million and R$2.187 million for 2000 and 2001, respectively. We did not make any contributions or incur in any expenses relating to research and development during 2002.

D.     Trend Information

      We expect an increase in competition over the next few years. During 2001 and 2002, Anatel auctioned many telecommunications licenses and newcomers began operating in our Region. Nevertheless, we believe these newcomers may increase competition and the competition may affect our market share and profit margin.

Item 6.	Directors, Senior Management and Employees

A.     Directors and Senior Management

[See “Part Five: The Merger of Shares — Management.”]

B.     Compensation

      For the year ended December 31, 2002, we paid to our directors and executive officers as compensation an aggregate amount of R$6.2 million, including bonuses and profit sharing plans. This amount includes performance remuneration and profit sharing arrangements applicable to all employees. Furthermore, the members of our board of executive officers are eligible to participate in the same complementary retirement pension plan available to our employees, called TCP Prev. In 2002, we contributed R$71,556 to TCP Prev on behalf of our executive officers. The aggregate amount of compensation we paid to members of the board of auditors was approximately R$1.107 million.

C.     Board Practices

      Our board of directors’ duties and responsibilities are set forth by Brazilian law and our by-laws.

      Our board of directors is comprised of a minimum of eight and a maximum of 12 members, serving for a term of three years. Our directors are elected by our shareholders at the annual general shareholders’ meeting. There are no service contracts between us and our directors providing for benefits upon termination of employment. The board of directors holds regular quarterly meetings, and the chairman or two board members may call special meetings.

D.     Employees

      At December 31, 2002, we had 2,045 full-time employees, 3 temporary employees and 11 trainees. During 2002, we had an average of 12 trainees and temporary employees.

      The following table sets forth the number of our employees and a breakdown of employees by main category of activity as of the dates indicated:

	December 31,

	2000	2001	2002

Total number of employees (including trainees)	1,849	1,705	2,055
Number by category of activity:
Technical and operations area	576	600	520
Sales and marketing	438	483	1,004
Finance and administrative support	380	296	429
Customer service	455	326	102

      Employees are represented by the Sindicato dos Trabalhadores em Empresas de Telecomunicações e Operadoras de Mesas Telefônicas no Estado de São Paulo (SINTETEL) and by the Sindicato dos Engenheiros do Estado de São Paulo (SEESP). We negotiate new collective labor agreements every year with the labor unions. The collective agreements currently in force include a salary and benefit increase of 4% effective as of December 31, 2002.

      Our management considers the relations between our work force and us to be satisfactory. We have not experienced any work stoppage that materially affected our operations.

      Each of our subsidiaries negotiates a new collective labor agreement every year with each local union. The collective agreements now in force expire on October 31, 2003.

      At the time of the privatization, employees had the right to maintain their rights and benefits in Fundação Sistel de Seguridade Social, or Sistel, a multi-employer defined benefit plan that supplements government-provided retirement benefits. Under the Sistel plan, we made monthly contributions to Sistel equal to a percentage of the salary of each employee who was a Sistel member. Each employee member also made a monthly contribution to Sistel on the basis of age and salary. Members of Sistel qualified for pension benefits when they qualified for the government-provided retirement benefits. Sistel operates independently from us, and its assets and liabilities are fully segregated from us. Employees hired since January 1999 are not members of Sistel.

      Before December 1999, the Sistel plan covered the employees of the former Telebrás System and we were contingently liable for all of the unfunded obligations of the plan. In January 2000, we and the other companies that formerly belonged to the Telebrás system agreed to divide the existing Sistel plan into 15 separate plans, resulting in the creation of private plans covering those employees already enrolled in the Sistel plan. These new private pension plans are still administered by Sistel and have retained the same terms and conditions of the Sistel plan. The division was carried out so as to allocate liability among the companies that formerly belonged to the Telebrás system according to each company’s contributions with respect to its own employees. Joint liability among the Sistel plan sponsors will continue with respect to retired employees, who will necessarily remain members of the Sistel plan.

      In 2000, we established the Plano de Benefícios TCP Prev, a new private pension plan for our employees. Unlike Sistel’s defined benefits plan, the Plano de Benefícios TCP Prev calls for defined contributions by our operating subsidiaries, as sponsors, and by our employees, as participants. These contributions are credited to the participants’ individual accounts. Those employees who were members of the Sistel plan had the option to transfer to the new pension plan by November 31, 2000. Newly hired employees may choose to become participants of the new plan within 30 days from the date of employment. As of December 31, 2002, approximately 60% of our employees were members of the Plano de Benefícios TCP Prev. We continue to have a contingent liability for the unfunded obligations of the plan with respect to all inactive employees of the former Telebrás and all post-retirement health care benefits for former Telebrás employees and current employees of all the new holding companies.

E.     Share Ownership

      As of December 31, 2002, each of the members of the board of directors and the board of executive officers owned, directly or indirectly, less than 0.01% of any class of our shares.

Item 7.     Major Shareholders and Related Party Transactions

A.     Major Shareholders

      The following table sets forth the principal holders of common and preferred shares and their respective shareholders as of May 31, 2003:

		Percentage of
	Number of	Outstanding	Number of	Percentage of
	Common Shares	Common	Preferred Shares	Outstanding
Name	Owned	Shares	Owned	Preferred Shares

Brasilcel	291,330,022,831	71.2	379,614,824,965	49.8
Portelcom Partic. S.A.(1)	92,112,338,122	22.5	719,908	0
All directors and executive officers as a group	37,846	0	93,138	0

(1)	Portelcom is a wholly owned subsidiary of Brasilcel.

      Any significant change in the percentage ownership held by any major shareholders during the past three years is disclosed in “Item 4A. Our History and Development.”

      We are not aware of any other shareholder owning more than 5.0% of the common shares.

      Brasilcel has the ability to control the election of our board of directors and the direction of our future operations. See also “Item 4A. Our History and Development — Brasilcel.”

B.     Related Party Transactions

      We entered into interconnection and roaming agreements with the following related parties: Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A. and Celular CRT S.A. Most of these agreements were entered into before the reorganization of Telebrás, and are subject to the rules set forth by Anatel.

      We have an interconnection agreement with Telecomunicacões de Estado de São Paulo S.A. — Telesp for the interconnection with fixed-line phones and long distance. We also have an agreement with Telecomunicacões de São Paulo S.A. — Telesp that enables us to share physical space and real estate and that pertains to the supply of air conditioning, energy, security and cleaning services. Under this agreement, we use approximately 520 of Telefónica’s sites and Telefónica uses approximately 207 of our sites. In addition, we lease from Telecomunicacões de São Paulo S.A. — TELESP, fiber-optic transmission capacity necessary to complete the construction of our network infrastructure. In December 2001, we renegotiated this leasing agreement with Telecomunicacões de São Paulo S.A. — TELESP. The new lease will expire on December 31, 2006. These companies became a related party on December 27, 2002, as a result of the joint venture described in “Item 4A. Our History and Development” and in Note 1 to our consolidated financial statements.

      We pay Portugal Telecom S.G.P.S., S.A. in the amount of up to 2% of Telesp Celular S.A.’s net operating revenues relating to consulting services. This fee is due to a related agreement dated as of January 7, 1999 entered into between Portugal Telecom S.G.P.S., S.A. and Telesp Celular S.A. approved at a shareholders’ meeting.

      We also entered into a series of loans with Portugal Telecom S.G.P.S., S.A. (or “PT SGPS”) and PT Internacional Finance B.V. (or “PT Finance”), companies from the Portugal Telecom group. TCP has a EURIBOR plus 7% per annum debt with PT Finance, with a maturity date in November 2004, for 416.05 million euros (representing R$1.54 billion at December 31, 2002). Our subsidiary Telesp Celular has three U.S. dollar-denominated loans with PT SGPS, with fixed interest rates ranging from 9.5% to 13.25% per annum, and maturity dates in 2003 and 2007. The aggregate amount of these loans is U.S.$200 million (representing R$706.7 million at December 31, 2002). Telesp Celular also has two other loans with PT Finance. One loan has floating interest rate of 7% plus EURIBOR per annum for 44.6 million euros (representing R$164.96 million at December 31, 2002) and a maturity date in December 2003. The other loan amounts to U.S.$120.0 million, representing R$424.0 million at December 31, 2002, with a fixed interest rate of 9.5% per annum and a maturity date in July 2007. Interest on these transactions is paid on a quarterly basis, with the exception of the loan for 44.6 million euros, which pays interest on a semi-annual basis. The chart below sets forth the details of these loan agreements.

			March 31,	December 31,
Loan	Currency	Interest	2003	2002

			(Consolidated)
Commercial Paper	US$	9.5% per annum	402,372	423,996
Resolution No. 4131		€7.0% per annum plus EURIBOR	163,410	164,959
Resolution No. 4131	US$	13.25% per annum(1)	301,779	706,660
Floating Rate Notes		€7.0% per annum plus EURIBOR	1,525,428	1,539,886

(1)	As of March 31, 2003, the interest rate as of December 31, 2002 was 9.5% per annum.

      Mobitel S.A. provides us call center and back office customer services. See “Item 4B. Customer Service.”

      Prymesys S.A. and Primesys Soluções Empresariais, companies that provide services in the areas of technologies, provide us with technical services, such as network support and Internet access services, among others.

      Portugal Telecom Inovação Brasil Ltda., an information and technology development company, provides us with infrastructure and equipment related to prepaid services.

      We have engaged in a number of transactions with related parties. See note 31 to our consolidated financial statements.

C.     Interests of Experts and Counsel

      Not applicable.

Item 8.	Financial Information

A.     Consolidated Statements and Other Financial Information

      See “Item 3A. Key Information — Selected Financial Data” and “Item 18. Financial Statements.”

Legal Matters

     Civil

Litigation Related to the Breakup of Telebrás

      The Breakup of Telebrás is the subject of several lawsuits in which the plaintiffs are seeking injunctions. Some preliminary injunctions were granted, but all were quashed by decisions of the relevant federal court. These courts also decided that the courts of the state of Minas Gerais has original jurisdiction over the proceedings. Several decisions quashing preliminary injunctions are on appeal, and, if any such appeals are successful, the shareholders of Telebrás may have to reapprove the Breakup of Telebrás or legislative action may be required.

      The theories on which the lawsuits regarding the Breakup of Telebrás are based include:

•	that the Brazilian constitution requires that the General Telecommunications Law specifically authorize the creation of the 12 New Holding Companies;

•	that the Telebrás shareholders’ meeting held on May 22, 1998, which approved the Breakup of Telebrás, was not properly convened;

•	that national sovereignty will be threatened if Brazil’s telecommunications companies are controlled by foreign entities; and

•	that the General Telecommunications Law requires that certain matters, such as the entry of new competitors and the administration of development and technology funds, be regulated prior to the Breakup of Telebrás either by an executive order of the President or by an act of Congress.

•	If any of these lawsuits ultimately succeeds, the Breakup of Telebrás will have to be reinitiated. This could require, depending upon the prevailing plaintiff’s theory, one or both of the following actions:

•	amending the Telecommunications Law; and

•	reconvening the May 22, 1998 Telebrás shareholders’ meeting.

      It is theoretically possible under Brazilian law for a court to require that the Breakup of Telebrás be unwound, although we believe that this would not be likely to occur. We believe that the ultimate resolution of the proceedings will be favorable and will not have a material adverse effect on our business or financial position. It is very difficult to quantify what the potential impact to us would be if the Breakup of Telebrás were to be unwound. This would require an assessment of the total amount of capital invested by controlling shareholders in the 12 New Holding Companies and a prediction as to any possible indemnification to which they may be entitled from the Brazilian government. The results could be very far reaching and would affect all of the New Holding Companies.

Litigation Arising Out of Events Prior to the Breakup of Telebrás

      Telebrás and our subsidiaries’ Predecessor Companies, our legal predecessors, and our subsidiaries, respectively, are defendants in a number of legal proceedings and subject to certain other claims and contingencies relating to events prior to the Breakup of Telebrás. Liability for claims arising out of acts committed by the Predecessor Companies prior to the effective date of the spin-off of the cellular assets and liabilities of the Predecessor Companies to our subsidiaries remains with the Predecessor Companies, except for labor and tax claims (for which the Predecessor Companies and our subsidiaries are jointly and severally liable, as the case may be, by operation of law) and those liabilities with respect to which the Predecessor Companies had made specific accounting provisions prior to the Breakup of Telebrás, assigning them to our subsidiaries. Any claims against the Predecessor Companies which are not satisfied by the Predecessor Companies could result in claims against our subsidiaries to the extent that our subsidiaries have received assets which might have been used to settle those claims had they not been spun off from the Predecessor Companies. However, under the shareholders’ resolution pursuant to which the spin-off was effected, our subsidiaries have contribution rights against their Predecessor Companies with respect to the entire amount of any payments made by our subsidiaries in connection with any labor or tax claims brought against our subsidiaries and relating to acts committed by the Predecessor Companies prior to the effective date of the spin-off.

      We believe that the likelihood that claims of this kind will materialize and have a material adverse financial effect on us is remote.

Litigation Related to Tax Credits

      Under certain conditions, Brazilian law permits companies to benefit from tax credits related to the amortization of goodwill. Despite this fact, an action was filed on December 16, 1999 against Anatel and the New Holding Companies, including Telesp Celular, that have undergone a corporate restructuring in connection with the Breakup of Telebrás and that recognized tax credits to offset premiums paid by their controlling shareholders at the time of their acquisition. Telesp Celular did not become aware of its involvement as a defendant in this action until April 2002, and filed its answer on October 2, 2002. We do not think this action will succeed as we believe the restructuring was done in compliance with Brazilian law; however, based on the opinion of legal counsel, the chance of an unfavorable outcome is possible in this case.

      The extent of any potential liabilities in connection with this action will be determined in a separate but related lawsuit known as the “calculation of the award,” which will only take place if Telesp Celular is unsuccessful in its defense.

Litigation Related to the Ownership of Caller ID

      In July 2002, we, together with other Brazilian mobile telecommunications operators, were named as defendants in an action filed by Lune Projetos Especiais Telecomunicação Comércio Ind. Ltda., or Lune, pursuant to which Lune claims to be the owner of patents relating to Equipamento Controlador de Chamadas Entrantes e do Terminal Telefônico, or Caller ID, and also that the mobile telecommunications operators are using the patent without proper authorization. Therefore, Lune demands that the operators cease to provide Caller ID services and that it should be indemnified for the unauthorized use of the Caller ID system, upon payment of fees received by the operators in consideration for the use of the system by their customers.

      Based on the opinion of our legal counsel, the chance of an unfavorable outcome is possible in this case. However the indemnification that is allegedly due from the mobile operators cannot be accurately calculated as of yet due to the fact that the cost of the Caller ID service provided by the companies has never been separately calculated.

Litigation Related to the Validity of the Minutes in the Prepaid Plans

      Telesp Celular and Global Telecom are the defendants in a lawsuit brought by the federal public prosecutor’s office and associations for consumers’ protection, which challenged the imposition of a deadline for the use of purchased prepaid minutes. The plaintiffs allege that any purchased prepaid minutes should not have a time limitation for usage.

      This lawsuit is still in its initial stages, but our external counsel and we believe that our criteria for imposing the deadline were in strict compliance with Anatel’s rules. We are also party to a similar lawsuit where an injunction was granted against us. The defendants appealed this decision and the court agreed, on May 21, 2003, to suspend enforcement of the injunction, but Telesp Celular has not yet received an official notice of the court’s decision.

Litigation Related to the Adjustment of Tariffs

      Telesp Celular is also a defendant in a civil action relating to the change in tariffs charged by it to its contract customers. Telesp Celular increased its promotional tariffs to new tariffs, which are within the limits established by Anatel. The prosecutor alleges that, according to Brazilian law, tariffs cannot be increased within a 12-month period. The adjustment affected by Telesp Celular was effected in a nine-month period, allegedly in contravention to Brazilian law.

      We believe that our tariff adjustments were lawful but based on external counsel’s opinion we understand that an unfavorable outcome is possible.

      The indemnification allegedly due cannot be accurately estimated due to the fact that we have been unable to determine the final number of plaintiffs at that time.

Litigation Related to the Tariffs Charged by the “Baby Plan”

      Telesp Celular and Global Telecom are defendants in lawsuits brought by an association for consumers’ protection called ANADEC which challenges the way airtime is calculated in the “Baby” prepaid plan. We believe that Telesp Celular and Global Telecom’s criteria are in strict compliance with the Anatel rules. In March 2001, a São Paulo lower court ruled in the Telesp Celular lawsuit that the criteria adopted violated the Brazilian consumer protection code and that, therefore, Telesp Celular would have to reimburse its customers the amounts established by the court. Telesp Celular considers this decision to be contrary to Anatel’s regulations. Telesp Celular has appealed from this decision. The lawsuit involving Global Telecom is in its initial stages. The amount of damages should Telesp Celular and Global Telecom fail in their defense cannot be accurately estimated due to the fact that the final number of plaintiffs at this time is uncertain.

Tax-Related

Litigation Related to the Application to the ICMS

      Certain Brazilian state governments agreed to apply, effective July 1, 1998, the ICMS tax to certain service revenues, such as activation fees, and to make the application to such activation fees retroactive for the five years preceding June 30, 1998. We believe the extension of the ICMS tax to non-basic telecommunications services such as cellular activation is unlawful because:

•	the state governments acted beyond the scope of their authority;

•	their interpretation would subject certain services that are not telecommunications services to taxation; and

•	new taxes may not be applied retroactively.

      Telesp Celular filed lawsuits with the Treasury Court of the state of São Paulo, including a preliminary injunction proceeding against application of the ICMS to activation fees. The Treasury Court denied Telesp Celular’s motion for temporary relief during the duration of the lawsuits. As a result, Telesp Celular has collected ICMS on activation fees from its customers since September 1, 1998. In July 1999, the Treasury Court decided that instead of Telesp Celular, only the customers would be entitled to seek injunctive relief. This decision is currently being appealed.

      The Treasury Court has also reached a decision on Telesp Celular’s initial lawsuit regarding the application of ICMS to cellular activation fees, ruling that ICMS should not be applied on or prior to June 29, 1998, but that it shall be applied after that date. Telesp Celular has appealed this decision.

      Recently the Higher Justice Court (Superior Tribunal de Justiça) determined in an action filed by Teleamazon Celular, another wireless operating company, that the ICMS tax could not be assessed on activation fees. On the basis of this decision, in 2003 Telesp Celular reversed its $68.5 million provision on its balance sheet.

Litigation Related to the Application of the COFINS and PIS

      On November 27, 1998, Brazilian federal government through Law No. 9,718 altered the COFINS and PIS. This new law indirectly raised the COFINS and PIS contributions owed by the subsidiaries by widening their calculation basis to include finance revenues. Article 195 of the Brazilian federal constitution, which was in effect at the time Law No. 9,718 was enacted, provided for the payment of the COFINS and PIS contributions based on payrolls, invoicing and profits. However, Law No. 9,718 widened the calculation basis for the PIS contribution by determining that it be paid over the totality of revenues earned by companies, including revenues from investments, securitizations and monetary and exchange rate variations.

      Law No. 9,718 also provided for an increase of the COFINS rate from 2% to 3% over the relevant contribution base, effective as of the date of enactment of the law.

      We believe that the Brazilian federal government’s attempt to increase the COFINS and PIS contributions through Law No. 9,718 is unlawful because it did not comply with the requisite ninety-day waiting period before applying such law, and because, at the time the law was enacted, the Brazilian federal constitution:

•	set out a different calculation basis for the COFINS and PIS contributions, as described above; and

•	required that tax burdens be increased only through the use of a Lei Complementar, and not a Lei Ordinaria.

      Telesp Celular obtained an injunction allowing it to continue paying the COFINS and PIS contributions based on telecommunications services and sales revenues, and to continue paying the COFINS contribution at a 2% rate. A subsequent judicial decision confirmed the injunction and also authorized Telesp Celular to offset any PIS and COFINS amounts unduly paid with future payments of these contributions, but excluded the application of interest on the amounts unduly paid. Telesp Celular has appealed this decision.

      Global Telecom attempted to obtain an identical injunction, but it was not successful. It continues to judicially dispute the COFINS and PIS increase, and, if it wins a favorable decision, it may recoup overpaid taxes.

      Based on external counsel’s opinion, we have created a provision for the amount corresponding to the increase of the COFINS rate (corresponding to R$20.3 million in 2002), but we have not created any provision relating to the increase in the COFINS and PIS calculation basis because our external counsel believes that the possibility of loss in this lawsuit is remote.

      Notwithstanding the above, after the price war in the Brazilian cellular market stabilized, the management of our subsidiaries decided to incorporate the COFINS and PIS tax increase into their final price for goods and services.

Litigation Related to the Passing on of the COFINS and PIS to Customers

      We, together with other telecommunication carriers, are defendants in a lawsuit brought by the federal public prosecutor’s office challenging our policy of passing on the COFINS and PIS costs to our customers by incorporating them into our charges.

      We are contesting the lawsuit on the basis that, according to our understanding, the COFINS and PIS are cost components of the services provided to our customers and, as such, should be incorporated into the price of these services, as is the practice throughout the telecommunications industry. We believe that our probability of success in challenging this claim is very high.

Litigation Related to the Charge of Surcharge and Roaming Tariffs

      On November 22, 2001, IDEC, an association for the protection of consumer rights, filed suit against Telesp Celular challenging the application, since September 17, 2001, of certain tariffs to customers. On November 25, 2002, Telesp Celular has entered into an agreement and paid the amounts agreed to its customers.

      The Departamento de Cidadania do Municipío de Campinas — Procon, a consumer protection agency in the city of Campinas in the state of São Paulo, and the federal public prosecutor’s office have also brought suit against Telesp Celular and Anatel challenging the same charges. A preliminary injunction was granted requiring Telesp Celular to cease applying such tariffs and ordering Telesp Celular to reimburse customers located in 52 cities within the Campinas Region the amounts charged for such tariffs. However, Telesp Celular appealed this decision on March 18, 2002, and the court agreed to suspend enforcement of the injunction while the appeal is still pending. We have also filed a copy of the agreement and asked to terminate this lawsuit.

Other Litigation

      We are also party to certain legal proceedings arising in the normal course of business. Our reserve amounts are sufficient to cover our estimated losses due to adverse legal judgments. We believe that adverse judgments arising from these other legal proceedings would not have a material adverse effect on our business, financial condition or results of operations.

Dividend Policy and Dividends

      We pay our shareholders both dividends and interest on shareholders’ equity, which is a form of distribution that is tax deductible in Brazil. The following table summarizes our history of payments of dividends and interest on shareholders’ equity for the years, 2000, 2001 and 2002. We will not be paying dividends or interest on shareholders’ equity for the year-ended December 31, 2002, as a result of negative net income from equity in Global Telecom. The table sets forth amounts in reais per thousand common shares and preferred shares and amounts in U.S. dollars per ADS translated into U.S. dollars at the prevailing selling rate for Brazilian currency into U.S. dollars in the commercial rate exchange market on each of the respective dates of such payments.

	Year Ended December 31,

	2000(1)		2001(2)		2002(2)

	(R$ per	(U.S.$	(R$ per	(U.S.$	(R$ per	(U.S.$
	thousand)	per ADS)	thousand)	per ADS)	thousand)	per ADS)

Dividends plus interest on shareholders’ equity:
Common	0.132880	—	N/A	N/A	N/A	N/A
Preferred	0.265152	0.280655	N/A	N/A	N/A	N/A

(1)	TCP paid 2000 dividends on June 8, 2001.

(2)	TCP did not pay dividends in 2002 and 2003 due to losses incurred from its equity investment in Global Telecom in 2001 and 2002.

      Each of our preferred shares is entitled to declared dividends, with priority to receive a noncumulative annual dividend, to the extent net profits or reserves are available for distribution, equal to the higher of (i) 6% of the amount obtained by dividing the amount of subscribed capital by the number of our shares and (ii) 3% of the amount obtained by dividing shareholders’ equity by the number of our outstanding shares. To the extent there are additional distributable profits, we are also required to distribute to all shareholders an amount equal to 25% of adjusted net income, or the general dividend, determined in accordance with Brazilian corporate law, including any realization of the unrealized net income reserve. Each of our preferred shares is also entitled to receive declared profits on par with common shares, after our common shares have been paid dividends equal to the minimum priority distribution due to our preferred shares, which is 25% of our net profits for the year. The preferred dividend has priority in the distribution of our net profits for the preceding fiscal year after the following allocations:

•	5% of our net profits to a legal reserve, not to exceed 20% of our paid-in capital and

•	an amount to a reserve for realizable revenue and to a contingency reserve against future losses, which amount is approved by the shareholders’ meeting on the basis of what potential losses they consider probable.

      Any amounts distributed after the preferred dividend are allocated first to dividend payments to holders of common shares in an amount equal to the preferred dividend and then distributed equally among holders of preferred and common shares.

      The Brazilian corporate law method also provides for two additional discretionary allocations of net profits that are subject to approval by the shareholders at the annual shareholders’ meeting:

•	first, a percentage of net profits may be allocated to the contingency reserve for anticipated losses that may be charged to it in future years. Any amount so allocated in a prior year must be either:

•	reversed in the fiscal year in which the loss was anticipated if such loss does not in fact occur; or

•	written off in the event that the anticipated loss occurs; and

•	second, if the amount of unrealized revenue exceeds the sum of:

•	the statutory reserve; and

•	retained earnings, such excess may be allocated to the unrealized profit reserve at the direction of the board of directors.

      Allocations may not hinder the payment of mandatory dividends. Unrealized revenue reserve is defined under the Brazilian corporate law method as the sum of:

•	the share of equity earnings of affiliated companies, which is not paid as cash dividends; and

•	profits as a result of income from operations after the end of the next succeeding fiscal year.

      The amounts available for distribution are determined on the basis of financial statements prepared in accordance with the Brazilian corporate law method.

Payment of Dividends

      We are required by Brazilian law and by our by-laws to hold an annual shareholders’ meeting by April 30 of each year, at which, among other things, an annual dividend may be declared by a decision of our shareholders on the recommendation of our board of directors. The payment of annual dividends in any given year is based on the financial statements prepared for the preceding fiscal year ending December 31. Under the Brazilian corporate law method, dividends are required to be paid within 60 days of the annual shareholders’ meeting, or on the date determined at a shareholders’ meeting, but in any case prior to the end of the fiscal year in which such dividend was declared. A shareholder has a three-year period from the dividend payment date to claim dividends in respect of its shares, after which time unclaimed dividends revert back to us. Because our shares are issued in book-entry form, dividends will be credited to the depositary, which is responsible for the delivery of the dividends to their respective holders. We are not required to adjust the amount of paid-in capital for inflation. Annual dividends may be paid to shareholders on a pro rata basis according to the date when the subscription price is paid to us.

      Our preferred shares underlying the ADSs are held in Brazil by a Brazilian custodian, Banco Itaú S.A., as the agent for the depositary, which is the registered owner of our shares.

      Payments of cash dividends and distributions, if any, will be made in reais to the Custodian on behalf of The Bank of New York, as depositary, which will then convert those proceeds into U.S. dollars and will cause such U.S. dollars to be delivered to the depositary for distribution to holders of ADRs. In the event that the Custodian is unable to immediately convert the reais received as dividends into U.S. dollars, the amount of U.S. dollars payable to holders of ADRs may be adversely affected by devaluations of the real that occur before such dividends are converted and remitted. Dividends in respect of our preferred shares paid to resident and non-resident shareholders, including holders of ADSs, are not currently subject to Brazilian withholding tax.

B.     Significant Changes

      On April 25, 2003, TCP acquired 61.10% of the voting capital stock of TCO for approximately R$1.505 billion, corresponding to R$19.48719845 per each lot of 1,000 shares acquired. At the date hereof, we have paid R$284.7 million of the total amount and the remaining will be paid in installments. TCO is an A Band operator providing cellular telecommunications services in the Federal District of Brazil, as well as in the Brazilian states of Goiás, Mato Grosso do Sul, Mato Grosso, Rondônia, Acre and Tocantins. The agreement also included the acquisition of TCO’s B Band subsidiary NBT, which provides cellular telecommunications service in the Brazilian states of Amapá, Amazonas, Maranhão, Pará and Roraima.

      We will launch, in the second quarter of 2003, a tender offer for the voting shares of the minority shareholders of TCO, as legally required by the acquisition of the control of TCO. The price per share to be offered is equal to 80% of the price paid to the controlling shareholders. After the acquisition and the tender offer, TCP expects to incorporate TCO shares and ADSs. With the acquisition of its participation in TCO, Brasilcel provides services to approximately 50% of the total Brazilian market, representing coverage of 86% of the Brazilian territory.

      On June 12, 2003, we announced that we expect to issue on June 24, 2003 eurobonds in the amount of US$150 million and interest rate of 6.75%, which will mature on December 22, 2008. Payment under these eurobonds will be guaranteed by Telesp Celular.

Item 9.     The Offer and Listing

A.     Offer and Listing Details

      Brazilian private equity and debt are principally traded on BOVESPA, which is the trading market for our common and preferred shares. Our preferred shares began trading on the Brazilian stock exchanges on September 21, 1998. The following table sets forth the reported high and low closing sale prices for our preferred shares on BOVESPA, for the periods indicated.

	Nominal reais
	per 1,000
	Preferred Shares

	Low	High

1998
Annual	6.80	14.50
1999
Annual	6.70	32.00
2000
Annual	16.66	45.30
2001
Annual	5.20	23.00
First Quarter	12.68	23.00
Second Quarter	12.40	17.96
Third Quarter	5.21	15.17
Fourth Quarter	5.20	8.74
2002
Annual	2.60	9.26
First Quarter	5.72	9.26
Second Quarter	4.30	6.08
Third Quarter	2.60	4.07
Fourth Quarter	2.66	4.42
Last Six Months
December 2002	3.64	4.42
January 2003	3.54	5.05
February 2003	3.17	3.78
March 2003	3.46	4.55
April 2003	4.19	4.72
May 2003	3.52	4.14
June (until June 18)2003	4.43	4.81

      In the United States, our preferred shares trade in the form of ADSs, each representing 2,500 preferred shares issued by The Bank of New York, as depositary pursuant to a Deposit Agreement among TCP, the depositary and the registered holders and beneficial owners from time to time of ADRs. The ADSs commenced trading on the New York Stock Exchange on November 16, 1998 under the symbol “TCP.” At December 31, 2002, there were approximately 134 holders of record of ADSs in the United States. The following table sets forth the reported low and high closing sales prices for ADSs on the New York Stock Exchange for the dates and periods indicated.

	U.S. Dollars per
	ADS

	Low	High

1998
Annual	16.94	30.44
1999
Annual	13.88	44.69
2000
Annual	21.06	64.50
2001
Annual	4.63	31.69
First Quarter	14.81	31.69
Second Quarter	14.12	19.50
Third Quarter	4.72	16.05
Fourth Quarter	4.63	9.55
2002
Annual	1.71	10.03
First Quarter	6.33	10.03
Second Quarter	3.68	6.65
Third Quarter	1.73	3.66
Fourth Quarter	1.71	3.20
Last Six Months
December 2002	2.41	3.20
January 2003	2.49	3.81
February 2003	2.20	2.71
March 2003	2.38	3.40
April 2003	3.31	4.02
May 2003	4.27	4.85
June (until June 18)2003	3.85	4.25

B.     Plan of Distribution

      Not applicable.

C.     Markets

Trading on the São Paulo Stock Exchange

      The São Paulo Stock Exchange is a non-profit entity owned by its member brokerage firms. Trading on this exchange is limited to member brokerage firms and a limited number of authorized nonmembers.

      Since April 7, 2003, BOVESPA has open outcry trading sessions each day, from 10:00 a.m. to 1:00 p.m. and from 2:00 p.m. to 4:45 p.m. Trading is also conducted from 10:00 a.m. to 5:00 p.m. on an automated system on BOVESPA. On September 20, 1999, BOVESPA launched the After-Market, with the objective of expanding business opportunities and offering investors a more flexible trading schedule. After-Market trading takes place from 5:45 p.m. to 7:00 p.m. All stocks traded during the regular trading session of the day may be traded on the After-Market. However, only cash market trading via BOVESPA’s electronic trading system is allowed. The maximum variation allowed for stock prices, whether positive or negative, corresponds to 2% in relation to the closing price at the regular trading session.

      In order to better control volatility, BOVESPA has adopted a “circuit breaker” system pursuant to which trading sessions may be suspended for a period of 30 minutes or one hour whenever its indices fall below the limits of 10% in relation to the index registered in the previous trading session.

      There are no specialists or market makers for our shares on BOVESPA. Trading in securities listed on the BOVESPA may be effected off the Exchange in certain circumstances, although such trading is very limited.

      Settlement of transactions is effected three business days after the trade date without adjustment of the purchase price for inflation. Payment for shares is made through the facilities of a separate clearinghouse, which maintains accounts for member brokerage firms. The seller is ordinarily required to deliver the shares to the exchange on the second business day following the trade date. The clearinghouse for BOVESPA is Companhia Brasileira de Liquidação e Custódia S.A. — CBLC, which is wholly owned by that Exchange.

      At December 31, 2002, the aggregate market capitalization of the 399 companies listed on BOVESPA was approximately U.S.$124.0 billion. Although all the outstanding shares of an exchange-listed company may trade on BOVESPA, in most cases less than half of the listed shares are actually available for trading by the public, the remainder being held by small groups of controlling persons that rarely trade their shares. For this reason, data showing the total market capitalization of BOVESPA tends to overstate the liquidity of the Brazilian equity securities market.

      The Brazilian equity market is relatively small and illiquid compared to major world markets. In 2002, the combined monthly trading volumes on BOVESPA averaged approximately U.S.$4.1 billion. In 2002, the 10 most actively traded issues represented approximately 56.51% of the total trading in the cash market on BOVESPA. Trading on BOVESPA by nonresidents of Brazil is subject to certain limitations under Brazilian foreign investment legislation.

Regulation of Brazilian Securities Markets

      The Brazilian securities markets are regulated by the CVM, which has authority over stock exchanges and the securities markets generally, by the Conselho Monetário Nacional, or CMN, the National Monetary Counsel and by the Central Bank, which has, among other powers, licensing authority over brokerage firms and regulates foreign investment and foreign exchange transactions. The Brazilian securities market is governed by Law No. 6,385, as amended, known as the Brazilian securities law, and by the Brazilian corporate law.

      Law No. 10,303 of December 31, 2001 amended the Brazilian corporate law and the Brazilian securities law. Consequently, some major modifications resulted for the businesses of the publicly traded companies.

      Among the changes, Law No. 10,303, along with Executive Order No. 8 and Decree No. 3.995, all dated October 31, 2001, provided that the CVM was to have the scope of its authority altered and expanded. Additionally, CVM’s positioning in the regulatory hierarchy as well as its autonomy were modified.

      The modifications include changes in the proportions of common and preferred shares, new rules for the issuance of debentures, other parameters governing the exercise of the right of withdrawal, duties and powers of the members of the board of auditors and the board of directors, and the ability of publicly traded companies to make publications available over the Internet. Also provided is the pooling agreement, the so-called block voting by which the shareholders agree during a prior meeting on the direction of the votes that will be cast at the general meetings. The purpose of this type of vote is to prevent any possible individual dissidents or interests from harming corporate interests.

      The period established for companies to adapt their by-laws is one year from the publication of the law on November 1, 2001. Our shareholders held a general shareholders’ meeting on March 27, 2002, where they addressed these modifications in our by-laws.

      The CVM, which is the agency in charge of regulating the market, now handles some functions that were reserved to the Banco Central, for example, the regulation and organization of the futures and commodities markets.

      Under the Brazilian corporate law, a company is either public, a companhia aberta, such as our company, or private, a companhia fechada. All public companies are registered with the CVM and are subject to reporting requirements. A company registered with the CVM may have its securities traded either on BOVESPA or on the Brazilian over-the-counter market. The shares of a public company may also be traded privately, subject to certain limitations. In order to be listed on the Brazilian stock exchanges, a company must apply for registration with the CVM and the stock exchange. Once the stock exchange lists a company and the CVM accepts its registration as a public company, its securities may start to be traded.

      Trading in securities on BOVESPA may be suspended at the request of a company in anticipation of a material announcement. Trading in the securities of a particular company may also be suspended on the initiative of the BOVESPA or the CVM, among other reasons, due to a belief that the company has provided inadequate information regarding a material event or has provided inadequate responses to inquiries by the CVM or BOVESPA.

      The Brazilian securities law, Brazilian corporate law and the regulations issued by the CVM, the CMN and the Central Bank provide, among other things, disclosure requirements and restrictions on insider trading, price manipulation and protection of minority shareholders. However, the Brazilian securities markets are not as highly regulated and supervised as the U.S. securities markets or markets in some other jurisdictions.

D.     Selling Shareholders

      Not applicable.

E.     Dilution

      Not applicable.

F.     Expenses of the Issue

      Not applicable.

Item 10.	Additional Information

A.     Share Capital

      Not applicable.

B.     Memorandum and Articles of Association

      [See “Part Six: Shareholder Rights — Description of TCP Capital Stock” in the prospectus.]

C.	Material Contracts

      On January 7, 1999, Telesp Celular entered into a consulting agreement with Portugal Telecom that requires Telesp Celular to make annual payments to Portugal Telecom of up to 2% of its net operating revenues arising from cellular services. See “Item 5. Operating and Financial Review and Prospects — Operating Results — Results of Operations for 2000, 2001 and 2002 for TCP — Operating Expenses.”

      On January 13, 2001, TCP, as Purchaser, and DDI Corporation, ITX Corporation and Inepar Telecomunicações S.A., as Sellers, entered into the following agreements:

•	Share Sale and Purchase Agreement, under which we acquired 49% of the voting shares and 100% of the non-voting shares of three holding companies that collectively owned 95% of the voting shares and 100% of the non-voting shares of Global Telecom. The three holding companies purchased the remaining 5% of the voting shares of Global Telecom after receiving authorization from Anatel in July 2001.

•	Irrevocable Promise of Purchase and Sale of Shares Agreement and other Covenants, whereby we agreed to purchase all the remaining shares of Global Telecom Holdings for U.S.$76.3 million when the regulatory restrictions which prevented us from immediately acquiring the majority of the voting stock are lifted and Anatel has approved the acquisition. The purchase price of the remaining shares is adjusted at a rate of six-month LIBOR plus 4% per annum to the date of actual purchase.

      On December 11, 2002, after all of the TCP operators had switched over to the SMP system, Anatel approved our acquisition of the remainder of the capital stock Global Telecom Holdings and, on December 27, 2002, we acquired the remaining portion of those three holding companies. On December 31, 2002, we owned, directly and indirectly, 100% of the voting stock and economic interest of Global Telecom.

      For a description of such acquisitions, see “Item 4. Information on the Company — Our History and Development — Global Telecom.”

      On December 10, 2002, Telesp Celular entered into an authorization agreement with Anatel, acting as a representative of the Brazilian government, which enables it to provide personal cellular services (SMP) in the area corresponding to the state of São Paulo, with the exception of the following municipalities: Altinópolis, Aramina, Batatais, Brodowski, Buritizal, Cajurú, Cássia dos Coqueiros, Colômbia, Franca, Guaíra, Guará, Ipuã, Ituverava, Jardinópolis, Miguelópolis, Morro Agudo, Nuporanga, Orlândia, Ribeirão Corrente, Sales de Oliveira, Sta Cruz da Esperança, Sto Antonio da Alegria and São Joaquim da Barra. The authorization replaces the concession agreement entered into with Anatel on November 4, 1997, and authorizes Telesp Celular to provide SMP services until August 5, 2008. It may be renewed for an additional term of fifteen years upon payment of 2% of Telesp Celular’s net revenues from usage charges in the region described above in the year prior to the year when payment is due, and every two years during the extension period. In consideration for the authorization, Telesp Celular was required to pay R$9.0 thousand. The authorization is a legal requirement for providing telecommunication services in the region covered thereby.

      On December 10, 2002, Telesp Celular entered into an authorization agreement with Anatel, acting as a representative of the Brazilian government, which enables it to provide personal cellular services (SMP) in the municipalities of Ribeirão Preto and Guatarapá and the district of Bonfim Paulista. The authorization replaces the concession agreement entered into with Anatel on November 4, 1997, and authorizes Telesp Celular to provide SMP services until January 20, 2009. It may be renewed for an additional term of fifteen years upon payment of 2% of Telesp Celular’s net revenues from usage charges in the municipalities mentioned above in the year prior to the year when payment is due, and every two years during the extension period. In consideration for the authorization, Telesp Celular was required to pay R$9.0 thousand. The authorization is a legal requirement for providing telecommunication services in the region covered thereby.

      On December 10, 2002, Global Telecom entered into an authorization agreement with Anatel, acting as a representative of the Brazilian government, which enables it to provide personal cellular services (SMP) in the area corresponding to the states of Paraná and Santa Catarina. The authorization replaces the concession agreement entered into with Anatel on April 8, 1998, and authorizes Global Telecom to provide SMP services until April 8, 2013. It may be renewed for an additional term of fifteen years upon payment of 2% of Global Telecom’s net revenues from usage charges in its region in the year prior to the year when payment is due, and every two years during the extension period. In consideration for the authorization, Global Telecom was required to pay R$9.0 thousand. The authorization is a legal requirement for providing telecommunication services in the region covered thereby.

      On April 25, 2003, TCP acquired 61.10% of the voting capital stock of TCO for approximately R$1.505 billion, corresponding to R$19.48719845 per each lot of 1,000 shares acquired. At the date hereof, we have paid R$284.7 million of the total amount and the remaining will be paid in installments. TCO is an A Band operator providing cellular telecommunications services in the Federal District of Brazil, as well as in the Brazilian states of Goiás, Mato Grosso do Sul, Mato Grosso, Rondônia, Acre and Tocantins. The

agreement also included the acquisition of TCO’s B Band subsidiary NBT, which provides cellular telecommunications service in the Brazilian states of Amapá, Amazonas, Maranhão, Pará and Roraima.

D.	Exchange Controls

      [See “Part Six: Shareholder Rights — Description of TCP Capital Stock” in the prospectus.]

E.	Taxation

      The following discussion contains a description of the material Brazilian and United States federal income tax consequences of the purchase, ownership and disposition of preferred shares or ADSs by a holder, also called a U.S. holder, that is for U.S. federal income tax purposes a citizen or resident of the United States of America, a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States of America or any state thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust, if a court within the United States of America is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

      This description does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors or that are generally assumed to be known by investors. In particular, this summary deals only with U.S. holders that will hold preferred shares or ADSs as capital assets and does not apply to certain classes of U.S. holders, such as holders of 10% or more of our voting shares, financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, securities traders who elect to account for their investment in preferred shares or ADSs on a mark-to-market basis, persons holding preferred shares or ADSs as part of a “straddle,” “hedging transaction” or “conversion transaction,” and persons that have a “functional currency” other than the U.S. dollar.

      This summary is based upon tax laws of Brazil and the United States as in effect on the date of this annual report, which are subject to change, possibly with retroactive effect, and to differing interpretations. You should consult your own tax advisors as to the Brazilian, United States or other tax consequences of the purchase, ownership and disposition of preferred shares or ADSs, including, in particular, the effect of any non-U.S., state or local tax laws.

      Although there is presently no income tax treaty between Brazil and the United States, the tax authorities of the two countries have had discussions that may culminate in such a treaty. No assurance can be given, however, as to whether or when a treaty will enter into force or how it will affect the U.S. holders of preferred shares or ADSs.

Brazilian Tax Considerations

      [See “Part Five: The Merger or Shares — Material Tax Considerations — Brazilian Tax Considerations” in the prospectus.]

U.S. Federal Income Tax Considerations

      [See “Part Five: The Merger of Shares — Material Tax Considerations — United States Federal Income Tax Considerations” in the prospectus.]

F.     Dividends and Paying Agents

      Not applicable.

G.     Statement of Experts

      Not applicable.

H.     Documents on Display

      We are subject to the information requirements of the Exchange Act, except that, as a foreign issuer, we are not subject to the proxy rules or the short-swing profit disclosure rules of the Exchange Act. In accordance with these statutory requirements, we file or furnish reports and other information with the Commission. Reports and other information filed or furnished by us with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission’s Regional Offices at 233 Broadway, New York, New York 10279 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may also inspect these reports and other information at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005, on which our ADSs are listed.

      In addition, the Commission maintains a website that contains information filed electronically, which can be accessed over the Internet at http://www.sec.gov.

      We also file financial statements and other periodic reports with the CVM. Copies of our annual report on Form 20-F and documents referred to in this annual report and our by-laws will be available for inspection upon request at our offices at Rua Abílio Soares 409, 04005-001, São Paulo, SP, Brazil.

I.     Subsidiary Information

      Not applicable.

Item 11.	Quantitative and Qualitative Disclosures About Market Risk

      We are exposed to market risk from changes in both foreign currency exchange rates and interest rates. We are exposed to foreign currency exchange rate risk because certain of our costs (mostly interest on debt, capital expenditures and the purchase of handsets) are denominated in currencies (primarily the U.S. dollar and the euro) other than those in which we earn revenues (primarily the real). Similarly, we are subject to market risk resulting from changes in interest rates that may affect the cost of our financing. We do not hold or issue derivative or other financial instruments for trading purposes. We have a long position in euros due to debt capitalization following a capital increase in September 2002.

Exchange Rate Risk

      The principal foreign exchange rate risk faced by us arises from our U.S. dollar and euro-denominated indebtedness. At December 31, 2002, we had U.S.$453.4 million of debt denominated in U.S. dollars and € 463.8 million denominated in euros. Our revenues are earned almost entirely in reais and we have no material U.S. dollar-denominated assets. At December 31, 2002, all of our U.S. dollar-denominated indebtedness was covered by long positions of hedging agreements. Under such hedging agreements, our subsidiaries’ U.S. dollar- and euro-denominated obligations are swapped for real-denominated obligations bearing interest at rates linked to the CDI. At December 31, 2002, our outstanding hedging positions covered approximately 127.5% of our payments of principal on our foreign currency-denominated indebtedness. This unbalanced position resulted from debt capitalization that occurred in 2002 by virtue of a capital increase. We are following up on market conditions and will eventually unwind the position and/or apply it to other foreign currency-denominated commitments. At December 31, 2002, we recorded financial income from foreign currency hedging transactions of R$1,079.1 million against financial expenses from monetary and foreign exchange variations of R$1,475.5 million. At December 31, 2002 we had not engaged in hedging transactions for the purchase of equipment, handsets and other U.S. dollar- or euro-denominated liabilities. We constantly monitor this exposure and will consider hedging against this risk if market conditions improve.

      Taking into account the effects of the long-term hedges, and assuming that the short-term hedges are not renewed, a hypothetical, instantaneous and unfavorable 10% change continuing for more than one year in foreign currency exchange rates as of December 31, 2002 would represent a foreign exchange gain of approximately R$89.6 million.

      Exchange rate sensitivity was assessed by applying a 10% change to the Brazilian Central Bank exchange rate on December 31, 2002 of R$3.5 to U.S.$1.0, which would represent a devaluation of the real of R$0.35. We then assumed that this unfavorable currency move would be sustained from December 31, 2002 through December 31, 2003. The foreign exchange loss that affects financial expenses was calculated by applying such devaluation to our indebtedness and foreign exchange purchase commitments (essentially handset purchases), net of derivative instruments.

Interest Rate Risk

      At December 31, 2002, we had approximately R$4.5 billion in loans and financing outstanding, of which approximately R$1.2 billion bore interest at fixed rates and approximately R$3.3 billion bore interest at floating rates of interest (primarily LIBOR, EURIBOR, CDI and TJLP-based). Loans and financing in foreign currency are denominated in U.S. dollars and euros, and bear interest at fixed rates ranging from 7.3% to 31.5% per annum, or are subject to variable interest of 7.0% per annum above EURIBOR. On a swapped basis the cost of funding in reais is in line with market conditions taking into account the country risk and is equivalent to approximately 118.0% of CDI (the interbank offer rate in Brazil). At December 31, 2002 the CDI rate was 25.0%. We have financing in local currency with Banco Nacional de Desenvolvimento Econômico e Social — BNDES subject to a variable interest rate of 3.6% and 4.0% above the TJLP. We invest cash and cash equivalents (R$17.8 million at December 31, 2002) mainly in short-term real-denominated instruments.

      The potential loss to us over one year that would have resulted from a hypothetical, instantaneous and unfavorable change of 100 basis points in the interest rates applicable to financial assets and liabilities on December 31, 2002 would be approximately R$55.5 million. The above sensitivity analyses are based on the assumption of an unfavorable 100 basis point movement of the interest rates applicable to each homogeneous category of financial assets and liabilities and sustained over a period of one year. A homogeneous category is defined according to the currency in which financial assets and liabilities are denominated, and assumes the same interest rate movement within each homogeneous category, such as U.S. dollars. As a result, our interest rate risk sensitivity model may overstate the impact of interest rate fluctuations for such financial instruments, as consistently unfavorable movements of all interest rates are unlikely.

      Interest rate sensitivity was calculated by applying a 1% increase to all floating-rate-denominated debt, assuming that the different indexes (CDI and TJLP, LIBOR and EURIBOR) would all rise by 1% instantaneously on December 31, 2002 and that this unfavorable move would continue for one year.

Item 12.	Description of Securities Other Than Equity Securities

      Not applicable.

PART II

Item 13.	Defaults, Dividend Arrearages and Delinquencies

      None.

Item 14.	Material Modifications to the Rights of Security Holders and Use of Proceeds

      None.

Item 15.	Controls and Procedures

      Evaluation of disclosure controls and procedures. Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we have evaluated the effectiveness of the design and operation of our disclosure controls and procedures within 90 days of the filing date of this annual report pursuant to Rules 13a-15 and 15d-15 under the Securities Exchange Act of 1934 (the “Exchange Act”). Based on that evaluation, our principal executive officer and principal financial officer have concluded that these controls and procedures are effective in ensuring that all material information required to be filed in this annual report has been made known to them in a timely fashion.

      Changes in internal controls. No significant changes in our internal controls or in other factors that could significantly affect these controls subsequent to the date of the evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses, were made as a result of the evaluation.

Item 16.	[Reserved]

PART III

Item 17.	Financial Statements

      Not applicable.

Item 18.	Financial Statements

      See our consolidated financial statements beginning at page F-1.

Item 19.	Exhibits

      [Text deleted.]

APPENDIX A

GLOSSARY OF TELECOMMUNICATIONS TERMS

      The following explanations are not intended as technical definitions, but to assist the general reader to understand certain terms as used in this annual report.

      1xRTT (Single Carrier Radio Transmission Technology): An advanced data transfer technology, which is the evolution of CDMA.

      AMPS (Advanced Mobile Phone System): A form of analog technology.

      Analog: A mode of transmission or switching that is not digital, e.g., the representation of voice, video or other modulated electrical audio signals that are not in digital form.

      ARPU: Average revenue per user.

      ATM (Asynchronous Transfer Mode): A broadband switching technology that permits the use of one network for different kinds of information (e.g., voice, data and video).

      A Band Service Provider: A former Telebrás operating subsidiary that has been granted a concession to provide cellular telecommunications services in a particular area within a radio spectrum frequency range referred to by Anatel as “A Band.”

      B Band Service Provider: A cellular service provider that has been granted a concession or an authorization to provide cellular telecommunications services in a particular area within a radio spectrum frequency range referred to by Anatel as “B Band.”

      Base station: A radio transmitter/ receiver that maintains communications with the cellular handsets within a given cell. Each base station in turn is interconnected with other base stations and with the public switched telecommunication network.

      BTS: A digital base station.

      Cellular service: A cellular telecommunications service provided by means of a network of interconnected low-powered base stations, each of which covers one small geographic cell within the total cellular telecommunications system service area.

      CDI (Certificado de Depósito Interbancário, or Brazilian Interbank Offered Rate): A benchmark Brazilian interest rate that is disclosed daily. It is the rate used (a) when banks borrow money from other banks and (b) in financial transactions between companies and banks.

      CDMA (Code Division Multiple Access): A digital technology that divides the frequency spectrum into multiple code ranges.

      COFINS (Contribuição para Financiamento de Seguridade Social): A social contribution tax imposed on gross revenues.

      CPMF (Contribuição Provisória sobre Movimentação Financeira): A contribution tax imposed on financial transfers and withdrawals.

      CSLL (Contribuição Social sobre o Lucro Líquido): A social contribution tax imposed on income results.

      Digital: A mode of representing a physical variable such as speech using digits 0 and 1 only. The digits are transmitted in binary form as a series of pulses. Digital networks allow for higher capacity and higher flexibility through the use of computer-related technology for the transmission and manipulation of calls. Digital systems offer lower noise interference and can incorporate encryption as a protection from external interference.

      Exchange: See Switch.

      FGV (Fundação Getulio Vargas): A private economic research organization.

      Frame relay: A data transmission service using fast protocols based on direct use of transmission lines.

      GPRS (General Packet Radio Service): An advanced data transfer technology that is a result of the evolution of GSM.

      GSM (Global System for Mobile Communications): A form of digital technology.

      ICMS (Imposto sobre Circulação de Mercadorias e Serviços): The value-added tax that Brazilian states impose on certain revenues from the sale of goods and services, including telecommunication, intermunicipal and interstate commerce.

      IDSN (Integrated Digital Services Network): A system in which several services (e.g., speech and data) may be simultaneously transmitted end-to-end in digital form.

      IGP-DI (Índice Geral de Preços — Disponibilidade Interna or General Price Index — Internal Availability): An inflation index calculated by the FGV.

      IGP-M (Índice Geral de Preços — Mercado or General Price Index — Market): An inflation index calculated by the FGV.

      Internet: A collection of interconnected networks spanning the entire world, including university, corporate, government and research networks from around the globe. These networks all use the IP (Internet Protocol) communications protocol.

      IOF (Imposto sobre Operações Financeiras): A tax that may be imposed on a variety of financial transactions.

      IP (Internet Protocol): An interconnection protocol for sub-networks, in particular for those with different physical characteristics. It is used by the Internet.

      ISS (Imposto sobre Serviços): The value-added tax that Brazilian municipalities impose on revenues from any services that are not subject to the ICMS.

      MOU: Minutes of use per customer.

      Network: An interconnected collection of elements. In a telecommunication network, these consist of switches connected to each other and to customer equipment. The transmission equipment may be based on fiber optic or metallic cable or point-to-point radio connections.

      Network usage charge: Amount paid per minute charged by network operators for the use of their network by other network operators. Also known as an “access charge” or an “interconnection charge.”

      Optical fiber: A transmission medium that permits extremely high capacities. It consists of a thin strand of glass that provides a pathway along which waves of light can travel for telecommunications purposes.

      PBX (Private Branch Exchange): Telecommunication switchboard for private use, but linked to the national telecommunication network.

      PIS (Programa de Integração Social): A social contribution tax imposed on gross revenues.

      Private leased circuits: Voice, data or image transmission mediums leased to users for their exclusive use.

      QoS: A quality of service indicator that considers such variables as quality of coverage, noise level and dropped calls, and which permits quality comparisons between networks.

      SDH (Synchronous Digital Hierarchy): A hierarchical set of digital transport structures, standardized for the transport of suitably adapted payloads over physical transmission networks.

      SMC (Serviço Móvel Celular or Mobile Cellular Service): A system under which Anatel granted concessions to provide mobile service in a specific frequency range.

      SMP (Serviço Móvel Pessoal or Personal Mobile Service): A service rendered pursuant to a new legislation for wireless companies by which Anatel has authorized wireless companies to provide mobile communication services.

      SMS: A short message service provided by wireless telecommunications.

      Switch: These are used to set up and route calls either to the number called or to the next switch along the path. They may also record information for billing and control purposes.

      TDMA (Time Division Multiple Access): A digital technology that divides the frequency spectrum into multiple time ranges.

      Universal service: The obligation to supply basic service to all users throughout the national territory at reasonable prices.

      WAP: Wireless Applications Protocol.

ANNEX AA

FINANCIAL STATEMENTS OF TELESP CELULAR PARTICIPAÇÕES AND SUBSIDIARIES

AS OF DECEMBER 31, 2001 AND 2002 AND FOR THE YEARS ENDED
DECEMBER 31, 2000, 2001 AND 2002

COMBINED FINANCIAL STATEMENTS OF GLOBALTELCOM TELECOMUNICAÇÕES S.A., DAINI DO BRASIL S.A. AND GTPS S.A. PARTICIPAÇÕES EM INVESTIMENTOS DE TELECOMUNICAÇÕES AS OF DECEMBER 31, 2001 AND FOR THE PERIODS FROM FEBRUARY 6, 2001 TO DECEMBER 31, 2001 AND FROM JANUARY 1, 2002 TO

DECEMBER 27, 2002

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Telesp Celular Participacoes S.A. and subsidiaries
Independent Auditors’ Report	AA-3
Consolidated Balance Sheets as of December 31, 2001 and 2002	AA-4
Consolidated Statements of Income (Loss) for the years ended December 31, 2000, 2001 and 2002	AA-6
Consolidated Statements of Changes in Shareholders’ Equity for the years ended December 31, 2000, 2001 and 2002	AA-7
Consolidated Statements of Changes in Financial Position for the years ended December 31, 2000, 2001 and 2002	AA-8
Consolidated Statements of Cash Flows for the years ended December 31, 2000, 2001 and 2002	AA-10
Notes to the Consolidated Financial Statements	AA-12
Globaltelcom Telecomunicacoes S.A., Daini do Brasil S.A. and GTPS S.A. Participacoes em Investimentos de Telecomunicacoes
Independent Auditors’ Report	AA-71
Combined Balance Sheets as of December 31, 2001	AA-72
Combined Statements of Operations for the periods from February 6, 2001 to December 31, 2001 and from January 1, 2002 to December 27, 2002	AA-74
Combined Statements of Changes in Shareholders’ Equity (Deficit) for the period from February 6, 2001 to December 31, 2001	AA-75
Combined Statements of Changes in Financial Position for the periods from February 6, 2001 to December 31, 2001 and from January 1, 2002 to December 27, 2002	AA-76
Combined Statements of Cash Flows for the periods from February 6, 2001 to December 31, 2001 and from January 1, 2002 to December 27, 2002	AA-77
Notes to the Combined Financial Statements	AA-78

Definitions:

BR CL — Accounting principles in accordance with Brazilian Corporate Law
U.S. GAAP — Generally accepted accounting principles in the United States of America

Independent Auditors’ Report

To Telesp Celular Participações S.A.:

      (1) We have audited the accompanying consolidated balance sheets of Telesp Celular Participações S.A. (a Brazilian Corporation) and subsidiaries as of December 31, 2001 and 2002, and the related consolidated statements of income (loss), changes in shareholders’ equity and changes in financial position for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      (2) We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

      (3) In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Telesp Celular Participações S.A. and subsidiaries as of December 31, 2001 and 2002, and the results of their operations and changes in their financial position for the each of the three years in the period ended December 31, 2002, in conformity with accounting practices adopted in Brazil.

      (4) Accounting practices adopted in Brazil vary in certain respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net income (loss) attributable to shareholders for each of the three years in the period ended December 31, 2002 and the determination of shareholders’ equity as of December 31, 2001 and 2002 to the extent summarized in Note 37 to the consolidated financial statements.

      (5) Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The consolidated statements of cash flow for each of the three years in the period ended December 31, 2002 are presented for purposes of additional analysis and are not a required part of the basic consolidated financial statements prepared in accordance with accounting practices adopted in Brazil. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ DELOITTE TOUCHE TOHMATSU

June 18, 2003

São Paulo, Brazil.

TELESP CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2001 and 2002
(In thousands of Brazilian reais)

ASSETS

		December 31,

	Note	2001	2002

CURRENT ASSETS:
Cash and cash equivalents	12	81,506	17,803
Trade accounts receivable, net	13	442,438	540,093
Receivable from subsidiaries and affiliates	31	—	16,256
Inventories	14	84,903	147,670
Recoverable taxes	15	111,083	225,445
Deferred income tax	11	190,061	173,323
Derivatives	18	6,633	15,870
Prepaid expenses	16	18,751	26,379
Other current assets	17	11,770	6,287

Total current assets		947,145	1,169,126

NONCURRENT ASSETS:
Trade accounts receivable, net	13	30,613	11,867
Recoverable taxes	15	28,369	48,266
Deferred income tax	11	895,633	866,567
Derivatives	18	610,850	1,738,242
Prepaid expenses	16	5,707	5,730
Other noncurrent assets	17	30	4,427

Total noncurrent assets		1,571,202	2,675,099

PERMANENT ASSETS:
Investments	19	582,860	722,693
Other investments		34	69
Property, plant and equipment, net	20	3,695,791	4,778,114
Goodwill on merged subsidiary, net	21	75,136	66,710
Deferred assets, net	22	—	242,574

Total permanent assets		4,353,821	5,810,160

Total assets		6,872,168	9,654,385

The accompanying notes are an integral part of these consolidated financial statements.

TELESP CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2001 and 2002
(In thousand of Brazilian reais)

LIABILITIES, SHAREHOLDERS’ EQUITY AND FUNDS FOR CAPITALIZATION

		December 31,

	Note	2001	2002

CURRENT LIABILITIES:
Payroll and related accruals	23	26,683	37,436
Trade accounts payable	24	506,900	470,785
Taxes payable	25	103,205	141,720
Loans and financing	26	454,751	2,068,070
Dividends and interest on shareholders’ equity		19,995	9,570
Reserve for contingencies	28	29,358	36,590
Derivatives	18	91,589	83,183
Payables to subsidiaries and affiliates	31	36,822	103,557
Other liabilities	27	50,466	71,909

Total current liabilities		1,319,769	3,022,820

NONCURRENT LIABILITIES:
Loans and financing	26	2,125,373	2,392,731
Reserve for contingencies	28	80,150	100,275
Taxes payable	25	—	118,720
Provision for losses on investments	19	582,860	—
Other liabilities	27	19,910	7,979
Provision for pension plan	30	1,306	1,750

Total noncurrent liabilities		2,809,599	2,621,455

SHAREHOLDERS’ EQUITY:
Capital stock	33a	1,873,347	4,373,661
Capital reserve		1,164,754	1,067,796
Accumulated deficit		(295,454)	(1,431,500)

Total shareholders’ equity		2,742,647	4,009,957

Funds for capitalization		153	153

SHAREHOLDERS’ EQUITY AND FUNDS FOR CAPITALIZATION		2,742,800	4,010,110

Total liabilities and shareholders’ equity		6,872,168	9,654,385

The accompanying notes are an integral part of these consolidated financial statements.

TELESP CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

For the Years Ended December 31, 2000, 2001 and 2002
(In thousands of Brazilian reais — except per share amounts)

		Years Ended December 31,

	Note	2000	2001	2002

NET OPERATING REVENUE	4	2,766,706	2,946,234	3,390,593
COST OF SERVICES AND GOODS	5	(1,689,161)	(1,656,420)	(1,648,384)

GROSS PROFIT		1,077,545	1,289,814	1,742,209
OPERATING EXPENSES:
Selling expenses	6	(554,186)	(605,009)	(617,871)
General and administrative expenses	7	(217,873)	(271,195)	(288,542)
Other net operating income (expenses)	8	33,881	(67,642)	(70,113)

OPERATING INCOME BEFORE EQUITY IN LOSSES OF UNCONSOLIDATED SUBSIDIARY AND NET FINANCIAL EXPENSES		339,367	345,968	765,683
EQUITY IN LOSSES OF UNCONSOLIDATED SUBSIDIARY	19	—	(653,595)	(890,706)
NET FINANCIAL EXPENSES	9	(137,135)	(541,477)	(808,422)

OPERATING INCOME (LOSS)		202,232	(849,104)	(933,445)
Net nonoperating income (expenses)	10	(669)	(408)	10,005

INCOME (LOSS) BEFORE EXTRAORDINARY ITEM AND INCOME TAXES		201,563	(849,512)	(923,440)
Extraordinary item	19	—	(278,769)	(170,846)

INCOME (LOSS) BEFORE INCOME TAXES		201,563	(1,128,281)	(1,094,286)
Income taxes	11	(49,396)	14,664	(46,475)

NET INCOME (LOSS)		152,167	(1,113,617)	(1,140,761)

Shares outstanding at December 31 (thousands)		458,367,772	458,367,772	1,171,784,352

Earnings (loss) per thousand shares		0.3320	(2.4295)	(0.9735)

The accompanying notes are an integral part of these consolidated financial statements.

TELESP CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Years Ended December 31, 2000, 2001 and 2002
(In thousands of Brazilian reais)

			Income Reserves		Retained
					Earnings
	Capital	Capital	Legal	Unrealized	(Accumulated
	Stock	Reserve	Reserve	Profit Reserve	Deficit)	Total

BALANCES AT DECEMBER 31, 1999	434,719	1,065,044	40,539	249,153	477,521	2,266,976
Partial spin-off	(100)	(1,055,200)	—	—	—	(1,055,300)
Effect of goodwill reserve on subsidiary (Note 34)	—	1,055,200	—	—	—	1,055,200
Capital increase	1,125,085	—	—	—	—	1,125,085
Exchange of shares for minority interest	313,643	—	—	—	—	313,643
Premium on exchange of shares for minority interest	—	101,671	—	—	—	101,671
Effect of merger of minority shareholders’ portion	—	(2,026)	—	—	—	(2,026)
Profit from sale of shares (dissenting shareholders)	—	65	—	—	—	65
Net income	—	—	—	—	152,167	152,167
Realization of unrealized profit reserve	—	—	—	(220,317)	220,317	—
Legal reserve	—	—	7,608	—	(7,608)	—
Interest on shareholders’ equity	—	—	—	—	(60,908)	(60,908)
Dividends	—	—	—	—	(39,448)	(39,448)

BALANCES AT DECEMBER 31, 2000	1,873,347	1,164,754	48,147	28,836	742,041	3,857,125
Provision for pension plan, net of tax (Note 30)	—	—	—		(861)	(861)
Net loss	—	—	—	—	(1,113,617)	(1,113,617)
Reversal of reserves	—	—	(48,147)	(28,836)	76,983	—

BALANCES AT DECEMBER 31, 2001	1,873,347	1,164,754	—	—	(295,454)	2,742,647
Capital increase	2,403,356	—	—	—	—	2,403,356
Capitalization of special premium reserve	96,958	(96,958)	—	—	—	—
Expired dividends — declared in 1998	—	—	—	—	4,715	4,715
Net loss	—	—	—	—	(1,140,761)	(1,140,761)

BALANCES AT DECEMBER 31, 2002	4,373,661	1,067,796	—	—	(1,431,500)	4,009,957

The accompanying notes are an integral part of these consolidated financial statements.

TELESP CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION

For the Years Ended December 31, 2000, 2001 and 2002
(In thousands of Brazilian reais)

	Years Ended December 31,

	2000	2001	2002

SOURCES OF FUNDS:
From operations:
Net income (loss)	152,167	(1,113,617)	(1,140,761)
Items not affecting working capital	383,162	1,413,843	1,933,684

Depreciation and amortization	549,557	600,777	685,315
Monetary and exchange variations on noncurrent items, net	(47,499)	(88,168)	139,647
Net book value of property, plant and equipment and investments sold	1,124	1,124	13,134
Reserve for contingencies	13,915	29,258	8,644
Reserve for (reversal of) pension plan	(29,355)	—	444
Deferred taxes	2,428	(61,512)	24,948
Noncurrent accounts receivable	(107,073)	—	—
Equity in results of operations of affiliate	—	653,595	890,706
Provision for loss on investment	—	278,769	170,846
Profit from sale of shares (dissenting shareholders)	65	—	—

Total from operations	535,329	300,226	792,923
From shareholders’ equity:
Capital increase	1,125,085	—	2,403,356
Merged net assets from spin-off of parent company	108,553	—	—
From third parties:
Loans and financing	343,870	1,676,161	—
Other sources:
Call option contracts	31,855	—	—
Transfer of noncurrent to current assets	2,595	184,356	20,438
Expired dividends	—	—	4,715
Transfer of permanent to current assets	—	—	15,217

Total sources	2,147,287	2,160,743	3,236,649

USES OF FUNDS
Property, plant and equipment	731,491	835,284	327,285
Transfer of noncurrent to current liabilities	733,623	581,627	825,368
Proposed dividends/ interest on shareholders’ equity	100,356	—	—
Increase in deferred assets	—	—	46,642
Effect on working capital arising from consolidation of Global Telecom S.A.	—	—	66,397
Effect on working capital arising from merger of wholly-owned merged subsidiary	52,485	—	—
Goodwill on merged subsidiary	84,265	—	—
Prepaid expenses	—	110,955	—
Goodwill paid on acquisition of Global Telecom	—	585,548	290,282
Expenses paid on behalf of Global Telecom	—	—	531,439
Advances for future capital increases	—	276,081	319,393
Investments in subsidiaries and affiliates	—	70,735	2,310,878
Other investments	194	34	35

Total uses	1,702,414	2,460,264	4,717,719

Increase (decrease) in working capital	444,873	(299,521)	(1,481,070)

	Years Ended December 31,

	2000	2001	2002

Represented by:
Current assets	341,902	(312,003)	221,981

Beginning of period	917,246	1,259,148	947,145
End of period	1,259,148	947,145	1,169,126
Current liabilities	(102,971)	(12,482)	1,703,051

Beginning of period	1,435,222	1,332,251	1,319,769
End of period	1,332,251	1,319,769	3,022,820

Increase (decrease) in working capital	444,873	(299,521)	(1,481,070)

The accompanying notes are an integral part of these consolidated financial statements.

TELESP CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2000, 2001 and 2002

	Years Ended December 31,

	2000	2001	2002

	(In thousands of Brazilian reais)
OPERATING ACTIVITIES:
Net income (loss)	152,167	(1,113,617)	(1,140,761)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	549,557	600,777	685,315
Reserve for (reversal of) reserve pension plan	(29,355)	—	444
Loss on permanent asset disposals	1,124	1,124	13,134
Gains on forward and swap contracts	(96,512)	(175,328)	(1,079,128)
Provision for doubtful accounts	128,918	94,043	68,329
Monetary and exchange variation	307,501	235,896	1,326,595
Cash received on forwards and swaps contracts	—	—	402,254
Equity in results of operations of affiliate	—	653,595	890,706
Allowance for loss on investment	—	278,769	170,846
(Increase) in accounts receivable	(130,192)	(41,636)	(77,965)
(Increase) in receivable from subsidiaries and affiliates	—	—	(16,206)
Increase in inventories	(33,582)	(30,401)	(23,117)
(Increase) decrease in recoverable taxes and deferred income taxes	39,505	(73,229)	(39,361)
(Increase) decrease in other current assets	(5,520)	105,047	(2,409)
(Increase) decrease in noncurrent accounts receivable	(107,073)	76,460	18,746
(Increase) decrease in other noncurrent assets	2,564	(110,955)	1,692
Increase (decrease) in payroll and related accruals	(2,777)	6,158	3,315
Increase (decrease) in interest payable	(28,977)	182,271	(143,472)
Decrease in accounts payable	(225,630)	(35,050)	(142,228)
Increase (decrease) in taxes payable	6,509	(14,082)	32,106
Increase (decrease) in other current liabilities	37,282	151,789	(19,179)
Increase (decrease) in other noncurrent liabilities	31,855	(11,945)	54,790

Net cash provided by operating activities	597,364	779,686	984,446

INVESTING ACTIVITIES
Additions to property, plant and equipment	(731,491)	(835,284)	(327,285)
Additions to deferred assets	—	—	(46,642)
Acquisition of merged subsidiary	(136,750)	—	—
Acquisition of Holdings, net of cash acquired	—	(656,283)	(284,795)
Advances for future capital increases — Global Telecom and Holdings	—	(276,081)	(2,630,270)
Expenses paid on behalf of Global Telecom	—	—	(531,439)
Other investments	—	(34)	(35)

Net cash used in investing activities	(868,241)	(1,767,682)	(3,820,466)

FINANCING ACTIVITIES
Loans repaid	(1,366,945)	(523,376)	(3,597,817)
New loans obtained	805,537	1,293,900	3,972,489
Dividends and interest on capital	(62,652)	(87,087)	(5,711)
Capital increase	1,125,085	—	2,403,356
Others	65	—	—

Net cash provided by financing activities	501,090	683,437	2,772,317

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	230,213	(304,559)	(63,703)
CASH AND CASH EQUIVALENTS:
At the beginning of the year	155,852	386,065	81,506

At the end of the year	386,065	81,506	17,803

	Years Ended December 31,

	2000	2001	2002

SUPPLEMENTARY CASH FLOW INFORMATION:
Income tax and social contribution paid	604,261	—	—
Interest paid	191,086	161,660	410,141
Details of acquisition of Holdings:
Current assets, excluding cash acquired	—	—	155,111
Noncurrent assets	—	—	471,990
Permanent assets	—	—	1,952,769
Current liabilities	—	—	(226,995)
Noncurrent liabilities	—	—	(394,140)

Net assets on date of acquisition	—	—	1,958,735

Elimination of investment accounts:
Advances of future capital increases	—	—	(2,906,351)
Intercompany payable	—	—	(531,439)
Investments	—	—	1,473,568

Cash acquired			(5,487)

Cash paid, recorded as goodwill	—	—	290,282

Net cash paid for acquisitions	—	—	284,795

The accompanying notes are an integral part of these consolidated financial statements.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2000, 2001 and 2002
(Amounts Expressed in Thousands of Brazilian Reais, Unless Otherwise Indicated)

1.     Operations and Background

      Telesp Celular Participações S.A. (“TCP”) was incorporated in conformity with article 189 of Law No. 9.472/97 — General Telecommunications Law and Decree No. 2,546, of April 14, 1998 as a result of the spin-off of Telecomunicações Brasileiras S.A. — Telebrás, which was approved at the shareholders’ meeting held on May 22, 1998. The related appraisal report is dated February 28, 1998.

      At December 31, 2000 and 2001 and 2002 TCP held 100% of the voting capital of Telesp Celular S.A. (“TC”) and 100% of the total capital. The subsidiary is the operator of the mobile cellular telephone services in the State of São Paulo, in accordance with the terms of the concession granted by the Federal Government, which will expire in August 2008 and can be renewed for an additional 15 years if approved by the Brazilian National Telecommunications Agency (ANATEL). Management believes that the Company will qualify for such renewal.

      On November 27, 2000, TC acquired from Centrais Telefônicas de Ribeirão Preto S.A. — CETERP, holder of 100% of the shares of Ceterp Celular S.A., the concessionaire of Band A cellular mobile services in the cities of Ribeirão Preto and Guatapará, in the state of São Paulo, for R$148.6 million. On December 15, 2000, Telesp Celular S.A., for the purpose of reducing administrative, commercial and financial costs and using the synergies between companies, merged with Ceterp Celular as of November 30, 2000. Ceterp Celular was a cellular service provider owned by a municipality, with approximately 54,200 customers and R$43.0 million in net operating revenue during the eleven months ended November 30, 2000.

      On February 6, 2001, under the terms of the Contract for Purchase and Sale of Shares entered into on January 13, 2001 (the “Purchase Agreement”), TCP acquired 49% of the outstanding voting common stock and 100% of the outstanding preferred stock capital, representing 83% of the capital of Daini do
Brasil S.A. (Daini), Globaltecom Telecomunicações S.A. (Globaltelcom) and GTPS S.A. Participações em Investimentos de Telecomunicações (“GTPS”) (formerly Inepar S.A. Participação em Investimentos de Telecomunicações) (collectively, the “Holdings”), which controlled Global Telecom S.A. (“GT”). On July 27, 2001, the holding companies acquired the remaining outstanding stock of GT at which time, TCP indirectly owned 83% of the total capital of GT. Total consideration paid amounted to R$932,364. GT is the operator of the Band “B” mobile cellular telephone services in the States of Paraná and Santa Catarina in accordance with the terms of the concession granted by the Federal Government, which will expire in April, 2013 and can be renewed for an additional 15 years if approved by ANATEL.

      In connection with the Purchase Agreement, TCP agreed to acquire the remaining 51% of the common shares (17% of the remaining total equity) for a total consideration of US$ 76.3 million adjusted at a rate of LIBOR plus 4% per year to the date of actual purchase, subject to approval by ANATEL. On December 27, 2002, after obtaining approval from ANATEL, TCP purchased the remaining 51% of the outstanding common stock of each of the holding companies for R$290,282 and, considering its directly and indirect interests, now owns 100% of the capital of GT.

      As a result of these acquisitions, TCP and the Holdings have recorded goodwill of R$875,830 and R$183,282, respectively, relating to their participation in the net equity of the acquired companies. Additionally, the Holdings had recorded goodwill of R$113,196 in connection with previous acquisitions. In 2001, through a corporate restructuring plan, TCP transferred R$585,548 of goodwill paid on acquisitions to the Holdings, which recorded income tax benefits amounting to R$193,231. The Holdings, in the same manner, transferred the goodwill paid (R$183,282 and R$113,196) to GT, which recorded income tax benefits amounting to R$95,271. The completion of the above restructurings did not result in modification to the related participations and goodwill recorded in TCP’s financial statements.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Telecommunications services provided by TC and GT, including related services, are regulated by the Federal regulatory authority, ANATEL, as authorized by Law No. 9,472, of July 16, 1997, and related decrees and regulations.

      TCP and its subsidiaries are hereinafter referred to as the “Company.”

Joint Venture

      On December 27, 2002, the assets in the Brazilian mobile telephony market held by the shareholders PT Móveis — Serviços de Telecomunicações, SGPS (“PT”) and Telefónica Móviles S.A. (“TEM”), represented by the direct and indirect equity interests in Telesp Celular Participações S.A., Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., and CRT Celular Participações S.A., were transferred to Brasilcel N.V., to form a joint venture based in the Netherlands (50% owned by PT and 50% owned by TEM).

      As a result, as of December 31, 2002, Telesp Celular Participações S.A. is a publicly held company owned by Brasilcel N.V. (57.26% of total capital) and Portelcom Participações S.A. (7.86% of total capital) which is wholly owned by Brasilcel N.V. Total voting capital directly and indirectly owned by Brasilcel N.V. as of December 31, 2002 was 93.7%.

      The Senior Management of the companies involved understand that the mentioned process will result in significant gains for all the corporations, mainly due to the synergies achieved with the operations’ increased volume and unification of operative processes, which may cause systemic adjustments.

Migration from SMC to SMP

      On December 10, 2002, ANATEL and the subsidiaries TC and GT signed a document authorizing Personal Cellular Service (SMP), effective from the date of publication in the official gazette on December 12, 2002.

      Under the above-mentioned document, Mobile Cellular Service (SMC), provided under concession, was replaced by Personal Cellular Service (SMP), provided under authorization, both granted by the Federal Government.

      Authorizations granted to TC and GT are valid for the remaining periods of the concessions previously granted, to August 5, 2008 and April 8, 2013, respectively, and may be renewed once for an additional period of fifteen years, subject to a renewal fee.

      The principal changes arising from the migration from SMC to SMP are:

•	Consolidation of the joint venture between TEM and PT in Brazil.

•	The SMPuser will have the right to choose the long distance service provider by using the provider selection code (SMP) for calls within the access areas.

•	More demanding quality goals.

•	Free negotiation of interconnection tariffs beginning June 2004.

2.	Presentation of the Financial Statements

      The consolidated financial statements have been prepared in accordance with accounting practices in accordance with Brazilian corporate law, standards applicable to concessionaires of public telecommunication services, and accounting standards and procedures established by the Brazilian Securities Commission (CVM).

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A.	The Corporate Law Method

      The corporate law method provided a simplified methodology for accounting for the effects of inflation until December 31, 1995. It consisted of restating permanent assets (property, plant and equipment, investments and deferred charges) and shareholders’ equity accounts using indices mandated by the Federal Government. The net effect of these restatements was credited or charged to the statement of income in a single caption, usually entitled “Monetary correction adjustments” or “Inflation adjustments”.

B.	Consolidated Financial Statements

      The consolidated financial statements include:

•	As of December 31, 2001 and 2002, and for the three years ended December 31, 2002, balances and transactions of TC, and, Telesp Celular International Ltd and Telesp Celular Overseas, companies located in the Cayman Islands for the purposes of financial funding and lending.

•	As of December 31, 2002, the balance sheets of the Holdings and GT, which became subsidiaries on December 27, 2002, were included in consolidation. Prior to December 27, 2002, TCP’s interest in the Holdings was accounted for using the equity method of accounting.

      In consolidation, all intercompany balances and transactions and unrealized profits are eliminated in consolidation. The consolidated financial statements include monetary restatement of permanent assets and shareholders’ equity through December 31, 1995, in accordance with legislation in force.

      Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation.

3.	Summary of the Principal Accounting Practices

      (a) Cash and Cash Equivalents — Are considered to be all available balances in cash and banks and all highly liquid temporary cash investments, stated at cost plus interest accrued to the balance sheet date, with original maturity dates of three months or less.

      (b) Trade Accounts Receivable — Accounts receivable from cellular customers are calculated at the tariff rate on the date the services were rendered. Trade accounts receivable, net also include services provided to customers up to the balance sheet date, but not yet invoiced, as well as the accounts receivable from sale of handsets and accessories.

      (c) Allowance for Doubtful Accounts — Provision is made for trade accounts receivable for those receivables whose recoverability is considered remote.

      (d) Foreign Currency Transactions — Are recorded at the prevailing exchange rate at the time of the related transactions. Foreign currency denominated assets and liabilities are translated using the exchange rate at the balance sheet date. Gains and losses related to exchange variations on foreign currency denominated assets and liabilities are recognized in the statements of income as they occur. Exchange variation and premiums related to derivative contracts are calculated and recorded monthly regardless of the settlement period.

      (e) Inventories — Consist of handsets and accessories stated at the average cost of acquisition. A provision is recognized to adjust the cost of handsets and accessories to net realizable value for inventory considered obsolete or slow-moving.

      (f) Prepaid Expenses — Are stated at amounts disbursed for expenses yet to be incurred.

      (g) Investments — Represents goodwill recorded on acquisitions of consolidated subsidiaries and permanent investments in unconsolidated affiliates and subsidiaries that are accounted for under the equity method.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The financial statements of indirect subsidiaries based overseas are converted at the exchange rate as of the balance sheet date. The accounting practices of direct and indirect subsidiaries are consistent with those applied by the Company.

      (h) Property, Plant and Equipment — Are stated at the cost of acquisition or construction, less accumulated depreciation calculated under the straight-line method based on the estimated useful lives of these assets. At December 31, 2002, the concession license of GT is included in property, plant and equipment, and is being amortized using the straight-line method over the initial license term of 15 years. The interest on loans for financing construction in progress is capitalized as part of the cost of the asset.

      Costs incurred for repairs and maintenance that represent improvements, increases in capacity or in the useful lives of the assets are capitalized. All other routine costs are charged to results of operations.

      (i) Goodwill on merged subsidiary — Goodwill recognized on the acquisition of Ceterp Celular S.A. by Telesp Celular on November 27, 2000 is being amortized using the straight-line method over a period of ten years.

      (j) Deferred assets — Represent preoperating expenses incurred by GT that have been deferred. Preoperating expenses are being amortized using the straight-line method over a period of ten years. Also includes amounts paid for exclusivity agreements with certain authorized dealers of the Company. These amounts are being amortized over the term of the related agreements, ranging from one to three years.

      (k) Income and Social Contribution Taxes — are calculated and recorded based on the tax rates in effect on the balance sheet date, on an accrual basis. The deferred taxes attributable to temporary differences, tax losses and social contribution tax loss carryforwards of TC are recorded as assets, based on the assumption of their future realization.

      The deferred tax assets of TCP and GT have not been recorded, since their realization is not considered to be more likely than not.

      (l) Loans and Financing — Loans and financing are updated for monetary and/or exchange variations and include accrued interest to the balance sheet date.

      (m) FISTEL Fees — Through December 31, 2000, FISTEL (Telecommunication Inspection Fund) fees related to activations of new customers were charged to operations when paid. In light of industry practice, beginning January 1st, 2001, such charges are being deferred and amortized over a period of the estimated customer relationship period. This amortization period commences upon the date of activation fee.

      (n) Reserve for Contingencies — Is based on legal advice and management’s opinion as to the likely outcome of the outstanding matters at the balance sheet date.

      (o) Pension and Post-Retirement Benefits — TCP and TC, together with other companies of the Telecommunications System, sponsor a private pension plan entity (SISTEL) to manage the pension funds (defined benefit and defined contribution) and other pension benefits for their employees. The contributions are recognized on the accrual basis of accounting. Additional information on the pension plan is presented in Note 30.

      (p) Vacation Payable Accrual — Cumulative vacation payable due to employees is accrued as incurred.

      (q) Revenue Recognition — Revenues from cellular telephone services consist of subscription charges, usage charges, network usage charges and charges for maintenance and other customer services. Revenues for all services are recognized when the service is provided, except for pre-paid services (and the respective estimated cost of providing the service), which is recognized when the revenue is collected. Billings are made on monthly basis. Unbilled revenues from the billing date to month end are estimated and recognized as

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

revenues during the month in which the service was provided. Revenues from sales of handsets and accessories are recorded on the accrual basis.

      (r) Net Financial Expense — Represents interest earned (incurred) during the period and monetary and exchange variation resulting from financial investments and loans and financing. Exchange gains and losses on forward contracts and swaps are included in net financial expenses.

      (s) Derivatives — The Company enters into certain foreign exchange forward and swap contracts in order to manage its exposure to fluctuations in U.S. Dollars (US$) and Euros (€) to Reais (R$) exchange rates for debt denominated in Dollars and Euros. The Company also has entered into call options, selling contracts whose related premiums received are being credited to the income statement on an accrual basis during the contract period. The derivatives are recorded based on the settlement basis with gains/losses recorded as net financial expense.

      (t) Earnings (loss) per Share — Earnings (loss) per thousand shares are calculated based on the number of shares outstanding on the balance sheet date.

      (u) Research and Development — Research and development costs are charged to expense as incurred.

      (v) Segment Information — The Company operates in two segments for local and regional cellular telecommunications, which correspond to the operations in the state of São Paulo — Telesp Celular, and in the states of Paraná and Santa Catarina — Global Telecom.

      (w) Use of Estimates — The preparation of consolidated financial statements requires management to make estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the period reported. Actual results could differ from those estimates.

4.	Net Operating Revenue

	Years Ended December 31,

	2000	2001	2002

Monthly subscription charges	798,731	820,734	972,498
Use of network	1,001,393	1,025,604	1,169,983
Roaming charges	75,911	70,031	47,419
Additional call charges	51,158	62,537	54,667
Interconnection	706,341	1,119,969	1,346,746
Additional services	35,397	31,303	34,789
Other services	9,095	4,903	8,245

Total gross revenue from services	2,678,026	3,135,081	3,634,347
Value-added tax on sales and services — ICMS	(463,589)	(474,257)	(550,857)
Employees’ profit participation program — PIS/Social contribution on billing — COFINS	(97,747)	(112,626)	(132,398)
Fust/ Funtel	—	(19,886)	(24,398)
Service tax — ISS	(205)	(279)	(129)
Discounts granted	—	(49,339)	(6,372)

Net operating revenue from services	2,116,485	2,478,694	2,920,193

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Years Ended December 31,

	2000	2001	2002

Sale of handsets and accessories	1,004,371	706,165	717,850
Value-added tax on sales and services — ICMS	(111,180)	(49,186)	(59,331)
Employees’ profit participation program — PIS/Social contribution on billing — COFINS	(28,846)	(19,575)	(20,811)
Discounts granted	(165,940)	(119,555)	(145,653)
Returns of goods	(48,184)	(50,309)	(21,655)

Net operating revenue from sales of Handsets and accessories	650,221	467,540	470,400

Total net operating revenue	2,766,706	2,946,234	3,390,593

      There are no customers which contributed more than 10% of gross operating revenues in 2000, 2001 and 2002, except for Telecomunicações de São Paulo S.A. — TELESP, a related party. Telecomunicações de São Paulo S.A. — TELESP is the fixed service provider for the Company’s area and contributed approximately 16%, 25% and 26% of the total gross revenue for the years ended December 31, 2000, 2001 and 2002, respectively, mainly in relation to network usage charges.

5.	Cost of Services and Goods

	Years Ended December 31,

	2000	2001	2002

Personnel	(28,395)	(25,383)	(27,222)
Outside services	(111,791)	(125,000)	(114,219)
Leased lines	(118,462)	(113,022)	(72,392)
Rent, insurance, condominium fees	(38,885)	(70,081)	(80,171)
Interconnection	(156,518)	(210,986)	(231,466)
Taxes and contributions	(49,278)	(3,494)	(5,044)
Depreciation and amortization	(510,492)	(519,822)	(564,134)
Cost of products sold	(666,560)	(580,637)	(548,907)
Other	(8,780)	(7,995)	(4,829)

Total	(1,689,161)	(1,656,420)	(1,648,384)

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Selling Expenses

	Years Ended December 31,

	2000	2001	2002

Personnel	(53,356)	(61,797)	(82,539)
Supplies	(8,263)	(10,320)	(8,947)
Outside services(i)	(229,129)	(273,680)	(264,066)
Rent, insurance, condominium fees	(9,872)	(11,666)	(15,592)
Taxes and contributions	(43,206)	(67,850)	(91,478)
Depreciation and amortization	(8,804)	(21,845)	(55,933)
Allowance for doubtful accounts	(128,918)	(94,043)	(68,329)
Other	(72,638)	(63,808)	(30,987)

Total	(554,186)	(605,009)	(617,871)

(i)	Outside services include advertising costs amounted to R$89,807, R$95,801 and R$78,726 in 2000, 2001 and 2002, respectively.

7.     General and Administrative Expenses

	Years Ended December 31,

	2000	2001	2002

Personnel	(32,750)	(38,699)	(48,954)
Supplies	(3,295)	(4,074)	(2,451)
Outside services	(127,313)	(153,087)	(153,913)
Rent, insurance, condominium fees	(13,515)	(18,066)	(20,374)
Taxes and contributions	(1,087)	(738)	(3,069)
Depreciation and amortization	(29,558)	(50,684)	(56,822)
Management compensation	(2,902)	(3,142)	(2,318)
Other	(7,453)	(2,705)	(641)

Total	(217,873)	(271,195)	(288,542)

      Total research and development costs were R$2,788 and R$2,187 for 2000 and 2001, respectively. For 2002 there was no costs of research and development.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Other Net Operating Income (Expenses)

	Years Ended December 31,

	2000	2001	2002

Late fees and penalties	24,354	14,517	18,230
Recovered expenses	16,608	4,366	4,547
Reversal of reserve for pension plan	29,355	—	—
Reserve for contingencies	(7,721)	(37,294)	(30,813)
Consulting — technology and management	(39,828)	(46,349)	(54,678)
Ceterp Celular S.A. goodwill amortization	(703)	(8,426)	(8,426)
Taxes other than on income	(210)	—	(985)
Other	12,026	5,544	2,012

Other net operating income (expenses)	33,881	(67,642)	(70,113)

9.	Net Financial Expenses

	Years Ended December 31,

	2000	2001	2002

Income:
Financial income	66,664	65,885	69,156
Exchange variation	7,455	—	—
Gains on forward and swap contracts	96,512	175,328	1,079,128

Total	170,631	241,213	1,148,284

Expense:
Financial expenses	(188,495)	(512,015)	(481,190)
Monetary/exchange variations	(119,271)	(270,675)	(1,475,516)

Total	(307,766)	(782,690)	(1,956,706)

Net financial expenses	(137,135)	(541,477)	(808,422)

10.     Net Nonoperating Income (Expenses)

	Years Ended December 31,

	2000	2001	2002

Income:
Net gain (loss) on disposal of fixed assets	(666)	(907)	10,190
Other	(3)	499	(185)

Nonoperating income (expenses), net	(669)	(408)	10,005

11.     Income Taxes

      In 2001 and 2002, the income tax expense was calculated based on the rates in effect of 34% (25% income tax and 9% social contribution tax). In 2000, the rates were 37% (25% income tax and 12% social contribution tax) during the month of January and 34% (25% income tax and 9% social contribution tax) in the period from February to December.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The taxes on temporary differences, tax loss and social contribution tax loss carryforwards were calculated based on the rate of 34%.

A.     Components of Income Taxes

	Years Ended December 31,

	2000	2001	2002

Current tax benefit (expense)	(76)	10,691	(670)
Deferred income tax benefit (expense)	(49,320)	3,973	(45,805)

Total	(49,396)	14,664	(46,475)

B.     Reconciliation of Effective Tax Rate

      The following table provides a reconciliation of the amount calculated by applying the combined statutory tax rates on the reported income before taxes and the reported income tax expense for 2000, 2001 and 2002:

	Years Ended December 31,

	2000	2001	2002

Income (loss) before taxes	201,563	(1,128,281)	(1,094,286)
Income tax and social contribution on income at combined statutory rate	(69,364)	383,616	372,057
Permanent additions:
Interest on capital credited/forfeited	—	—	(1,829)
Nondeductible expenses	(351)	(5,359)	(3,023)
Equity in losses of unconsolidated subsidiary	—	(222,222)	(302,840)
Permanent exclusions:
Foreign subsidiaries	—	—	3,036
Interest on capital	20,703	—	—
Other:
Unrecognized income and social contribution tax benefits in TCP(i)	(384)	(141,214)	(115,789)
Other	—	(157)	1,913

Income and social contribution tax (charges) credits	(49,396)	14,664	(46,475)

(i)	The Company has not recognized these deferred income tax benefits as it is not “more likely than not” that these benefits will be the offset with future taxable income.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

C.     Composition of Deferred Income Tax Assets

      Deferred income tax assets based on temporary differences are comprised of the following:

	2001	2002

Tax credit recorded on corporate restructuring (Note 34)	837,295	728,742
Allowance for:
Inventory obsolescence	8,529	7,123
Contingencies	37,232	42,631
Doubtful accounts	33,759	29,030
Network costs and customer discounts	13,075	16,619
Derivative transactions	34,840	90,690
Profit sharing program	4,557	4,904
Other	1,864	4,037
Tax loss carryforwards	130,407	116,114
Earnings from foreign subsidiaries	(15,864)	—

Total deferred taxes	1,085,694	1,039,890

Current	190,061	173,323
Noncurrent	895,633	866,567

      Deferred taxes have been recorded in TC based on the assumption of their future realization, as follows:

a) Tax loss carryforwards of TC will be offset up to a limit of 30% per year of future taxable income. Based on projections of future taxable income, TC estimates that its tax loss carryforwards will be fully utilized in five years.

b) The tax credit recorded on corporate restructuring consists of the net balance of goodwill and the reserve for maintenance of integrity of shareholders’ equity (Note 34) and is realized as goodwill is amortized, over a period of ten years. Outside consultants’ studies used in the corporate restructuring process support the tax credit recovery within that period. These studies was made by BES Investimento do Brasil S.A.

c) Temporary differences will be realized upon payment of the accruals, effective losses on bad debts and realization of inventories.

      TC did not report taxable income for the years ended December 31, 2000 and 2001, primarily due to the amortization of merged goodwill (Note 34). In 2002, taxable income was R$2,990. Based on management’s estimates of future taxable income that were approved by the Board of Directors, the Company believes that it is more likely than not that the amounts recorded as of December 31, 2002 will be realized by the Company.

12.     Cash and Cash Equivalents

	2001	2002

Cash and banks	47,221	15,853
Temporary cash investments	34,285	1,950

Total	81,506	17,803

      Temporary cash investments refer principally to fixed income bank deposit certificates (CDBs) which are indexed to interbank deposit (CDI) rates.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.     Trade Accounts Receivable, Net

      The composition of accounts receivables is as follows:

	2001	2002

Unbilled amounts from services rendered	77,030	111,206
Billed amounts	175,389	212,575
Interconnection	117,113	143,899
Products sold	207,161	204,415
Allowance for doubtful accounts	(103,642)	(120,135)

Total	473,051	551,960

Current	442,438	540,093
Noncurrent	30,613	11,867

      Noncurrent receivables refer to receivables from sales of “Peg&Fale” (take and talk) sets. These receivables are realized through additional airtime purchases by “Peg&Fale” service customers and are shown net of the allowance for doubtful accounts, estimated based on past additional airtime purchases.

      Changes in the allowance for doubtful accounts were as follows:

	2000	2001	2002

Beginning balance	87,186	97,803	103,642
Provision for doubtful accounts charged to selling expense	128,918	94,043	68,329
Write-offs	(118,301)	(88,204)	(62,138)
Acquisition of Global Telecom S.A.	—	—	10,302

Ending balance	97,803	103,642	120,135

14.     Inventories

	2001	2002

Digital handsets	108,224	169,248
Accessories	1,763	2,442
Reserve for losses	(25,084)	(24,020)

Total	84,903	147,670

15.     Recoverable Taxes

	2001	2002

Recoverable income and social contribution taxes	33,642	50,097
Withholding income tax	48,271	117,193
Recoverable ICMS (State VAT)	57,539	104,776
Recoverable PIS and COFINS (taxes on revenue) and other	—	1,645

Total	139,452	273,711

Current	111,083	225,445
Noncurrent	28,369	48,266

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Recoverable ICMS taxes represent the amount paid in the acquisition of equipment and inventories and may be offset against ICMS on telecommunications services. The noncurrent portion refers to taxes paid on the purchase of property items, which are by law only available for offset over a period of 48 months.

16.     Prepaid Expenses

	2001	2002

FISTEL fees	20,744	30,457
Financial charges	1,314	712
Other	2,400	940

Total	24,458	32,109

Current	18,751	26,379
Noncurrent	5,707	5,730

17.     Other Assets

	2001	2002

Credits with suppliers	1,161	1,535
Credits with dealers	2,860	2,383
Escrow deposits	—	4,277
Other	7,779	2,519

Total	11,800	10,714

Current	11,770	6,287
Noncurrent	30	4,427

18.     Derivatives

      The Company’s foreign-currency loans are denominated in U.S. dollars and Euros and are translated at the exchange rates prevailing at December 31, 2001 and 2002, as follows:

	2001	2002

Exchange rate of R$ per U.S. dollar	2.3204	3.5333
Exchange rate of R$ per Euro	2.0630	3.7012

      The forward and swap contracts described below were entered into in order to mitigate exposure of the Company to foreign exchange variations.

						Current Assets				Current Liability
				Forward/		Book Value on		Non Current Assets Book		Book Value on
		Notional Amount		Swap		December 31,		Value on December 31,		December 31,
Issuance		Buy (Sell)		Exchange
Date	Maturity Date	(Thousands)		Rate(i)		2001	2002	2001	2002	2001	2002

10/6/1998	09/27/2004	US$	200,000	R	$1.1807	—	—	227,940	422,238	7,355	12,786
10/28/1998	09/27/2004	US$	100,000	R	$1.1807	—	—	113,970	211,824	3,678	6,393
01/22/1999	09/26/2006	US$	280,000	R	$1.2300	—	—	305,312	449,906	11,180	19,434

		US$	580,000			—	—	647,222	1,083,968	22,213	38,613

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

							Current Assets				Current Liability
					Forward/		Book Value on		Non Current Assets Book		Book Value on
		Notional Amount			Swap		December 31,		Value on December 31,		December 31,
Issuance		Buy (Sell)			Exchange
Date	Maturity Date	(Thousands)			Rate(i)		2001	2002	2001	2002	2001	2002

09/9/2000	09/24/2004	US$	(300,000)		R	$2.25	—	—	(21,120)	(384,990)	—	—

11/16/2001	11/27/2004		€11,145		R	$2.403	286	300	(3,782)	14,468	705	521
11/7/2001	11/29/2004		€33,291		R	$2.408	830	897	(11,470)	43,046	2,074	1,577

			€44,436				1,116	1,197	(15,252)	57,514	2,779	2,098

12/5/2001	11/29/2004		€49,588	(ii)	R	$2.163	823	1,339	—	76,252	1,397	2,250
10/26/2001	11/29/2004		€95,233	(ii)	R	$2.444	2,975	2,572	—	119,652	7,117	4,528
10/29/2001	11/29/2004		€27,646	(ii)	R	$2.485	596	747	—	33,620	2,053	1,337
11/6/2001	11/29/2004		€11,152	(ii)	R	$2.402	286	301	—	14,486	704	521
11/5/2001	11/29/2004		€22,289	(ii)	R	$2.227	584	601	—	30,396	1,385	1,053
10/31/2001	11/29/2004		€110,880		R	$2.467	—	2,996	—	136,652	—	5,325
10/30/2001	11/29/2004		€99,263		R	$2.467	—	2,682	—	120,174	—	4,809

			€416,051				5,264	11,238	—	531,232	12,656	19,823

08/06/2001	07/27/2004		€50,000	(iii)	R	$2.189	—	—	—	75,608	—	3,410
08/08/2001	07/27/2004		€56,818	(iii)	R	$2.190	—	—	—	85,846	—	3,881
09/08/2001	07/27/2004		€56,005	(iii)	R	$2.209	—	—	—	83,561	—	3,883
08/09/2001	07/27/2004		€72,659	(iii)	R	$2.223	—	—	—	107,380	—	5,164
07/27/2001	07/27/2004		€64,210	(iii)	R	$2.173	—	—	—	98,123	—	4,257

			€299,692				—	—	—	450,518	—	20,595

Premiums payable(iv)							—	—	—	—	46,686	—
Short term contracts							253	3,435	—	—	7,255	2,054

							6,633	15,870	610,850	1,738,242	91,589	83,183

(i)	Exchange rate — R$ per 1 foreign currency.

(ii)	The non current book value of 2001 was recorded on loans and financing.

(iii) Refers to GT contracts.

(iv)	In 2001 the Company bought options to purchase US$175,000,000 at fixed rates between R$2.75 and R$3.25 to US$1.00 that mature in April 2003 as well as options to purchase US$250,000,000 at fixed rates between R$2.75 and R$4.00 per US$1.00 that mature in March and April 2003. The premiums paid for these options in the amount of R$167,236 were charged to net financial expense during 2001. These options were sold during 2002, the difference between the carrying value and the premium received was charged to net financial expense at the date of sale.

      Gains and losses on forward and swap contracts are recorded as part of net financial expenses.

      During 1998 and 1999, the Company entered into long-term forward contracts in the total amount of US$580,000,000 that mature from September 2004 through September 2006. The contracts stipulate semi-annual payments of premiums of 7% to 20% (annual rates) during the initial year, and 35% to 38% of the CDI rate in subsequent years, based on the notional amount contracted. On December 31, 2001 and 2002, the CDI rate was 17.17% and 24.83%, respectively, per year. These contracts were entered into with fixed exchange rates ranging from R$1.18 to R$1.23 per US$1.00. The net settlement value of these forward contracts was R$647,222 and R$1,083,968 at December 31, 2001 and 2002, respectively, which represent unrealized gains. In addition, accrued and unpaid premiums in the amount of R$22,213 and R$38,613 are recorded in the

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

balance sheet as part of the current liabilities at December 31, 2001 and 2002. There were no realized gains or losses on the long-term forward contracts during the years ended December 31, 2000, 2001 and 2002. Expenses related to premiums amortization were R$55,020, R$80,160 and R$119,734 for the years ended December 31, 2000, 2001 and 2002, respectively.

      During 2000, the Company sold options to purchase US$ 300,000,000 at a fixed rate of R$2.25 to US$1.00, that mature on September 24, 2004. The unrealized loss on these contracts was R$21,120 and R$384,990 at December 31, 2001 and 2002. The premium received for these options is being amortized on a straight-line basis over the life of the contract. The unamortized premium was R$31,856 and R$19,910 at December 31, 2001 and 2002, and is included as a component of other liabilities in the balance sheet (Note 27).

      At December 31, 2001 and 2002, the Company had outstanding foreign currency interest rate swaps with notional amounts of € 250,342,000 and € 760,179,000, respectively, that mature in July and November 2004. At December 31, 2002, these swaps require payments of interest at a weighted average interest rate of 103.72% of CDI over/under EURIBOR + 3.20% at a weighted average fixed exchange rate of € 2.31 per R$1.00. The carrying value of these swaps, representing unrealized gains, was R$1,039,264 at December 31, 2002. In addition, accrued and unpaid premiums in the amount of R$30,082 are recorded as current liabilities at December 31, 2002.

      Additionally, at December 31, 2002 the Company had short term foreign currency swaps with notional amounts of US$121,446,000 to cover short term loans maturing in February and March, 2003. These swaps require payment of interest at an average rate of 113.04% of CDI against the right to receive an average fixed rate of 28.03% per annum in U.S. Dollar terms. The net carrying value of these swaps at December 31, 2002 was R$1,780.

      Additional details regarding foreign currency forward and swap contracts and interest rate swap contracts are described in Note 32.

19.     Investments

A.     Investments in Subsidiary/ Affiliated Companies

	December 31, 2001

	Common Stock	Preferred Stock	Total
Investee	Interest (%)	Interest (%)	Interest (%)

	(Direct interests)
Affiliate:
Telesp Celular S.A	100%	100%	100%
Unconsolidated affiliates:
Daini do Brasil S.A	49%	100%	83%
Globaltelcom Telecomunicacoes S.A	49%	100%	83%
GTPS S.A. Participacoes em Invest. de Telecom	49%	100%	83%

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2002

	Common Stock	Preferred Stock	Total
Investee	Interest (%)	Interest (%)	Interest (%)

	(Direct interests)
Consolidated subsidiaries:
Telesp Celular S.A	100%	100%	100%
Daini do Brasil S.A	100%	100%	100%
Globaltelcom Telecomunicacoes S.A	100%	100%	100%
GTPS S.A. Participacoes em Invest. Telecom	100%	100%	100%
Global Telecom S.A.	76.83%	76.83%	76.83%

B.     Quantity of Stock Held

	December 31, 2001

	Common Stock	Preferred Stock	Total
Investee	Interest (%)	Interest (%)	Interest (%)

	(Direct interests)
Affiliate:
Telesp Celular S.A.(i)	31,411,707	49,505,725	80,917,432
Unconsolidated affiliates:
Daini do Brasil S.A	7,308,014	29,828,631	37,136,645
Globaltelcom Telecomunicacoes S.A	1,338,773	5,464,381	6,803,154
GTPS S.A. Participacoes em Invest. de Telecom	6,718	27,415	34,133

	December 31, 2002

	Common Stock	Preferred Stock	Total
Investee	Interest (%)	Interest (%)	Interest (%)

	(Direct interests)
Consolidated subsidiaries:
Telesp Celular S.A.(i)	33,650,043	49,505,725	83,155,768
Daini do Brasil S.A	14,914,315	29,828,631	44,742,946
Globaltelcom Telecomunicacoes S.A	2,732,190	5,464,381	8,196,571
GTPS S.A. Participacoes em Invest. Telecom	13,710	27,415	41,125
Global Telecom S.A.	1,978	3,957	5,935

(i)	At December 31, 2001 and 2002, Telesp Celular S.A. had wholly owned investments in Telesp Celular International Ltd. and Telesp Celular overseas, financing companies located in the Cayman Islands.

C.     Subsidiary and Affiliated Company Information

	2001		2002

		Net		Net
	Shareholders’	Income	Shareholders’	Income
Investee	Equity	(Loss)	Equity	(Loss)

Telesp Celular S.A	3,178,256	21,045	3,274,152	250,491
Daini do Brasil S.A	(366,192)	(625,739)	397,526	(582,669)
Globaltelcom Telecomunicacoes S.A	(84,477)	(130,401)	74,455	(121,316)
GTPS S.A. Participacoes em Invest. Telecom	(58,341)	(72,590)	29,839	(67,340)
Global Telecom S.A.	—	—	911,935	(771,143)

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

D.     Components and Changes

      Investments of TCP are comprised of interests in the capital of TC, GT and the Holdings, as well as goodwill and advances for future capital increases, reserves for investment losses and other investments, as shown below:

	2001	2002

Goodwill paid on investment acquisition	585,548	1,172,308
Advance for future capital increase	276,081	—
Reserve for investment losses	(278,769)	(449,615)

Investment balance	582,860	722,693

      Changes in investment balances for 2002 and 2001 are as follows:

	TCP

	2001		2002

		Reserve for		Reserve for
		Excess of		Excess of
		Liabilities		Liabilities
		Over		Over
	Investments	Assets(i)	Investments	Assets(i)

Investments	—	—	582,860	(582,860)
Acquisition of equity interests	70,735	—	—	—
Equity pick-up	(70,735)	(582,860)	—	(890,706)
Goodwill paid on investment acquisitions(ii)	585,548	—	290,282	—
Reserve for investment losses(iii)	(278,769)	—	(170,846)	—
Advance for future capital increase	276,081	—	319,393	—
Investments in subsidiaries(iv)	—	—	837,312	1,473,566
Effects of consolidations of GT and Holdings:
Elimination of investment and advance for future capital increase	—	—	(1,432,786)
Recognition of pre-existing goodwill	—	—	296,478	—

Investments, net of reserve for loss	582,860	(582,860)	722,693	—

(i)	On December 31, 2001 and 2002, TCP recorded provisions for unsecured liabilities in the amount of R$582,860 and R$890,706, respectively, corresponding to its indirect participation in GT’s excess of liabilities over assets.

(ii)	The goodwill recorded on the acquisition of the interest in Holdings will be amortized over 10 years based on the estimated future profitability, to commence when profitable operations are achieved, which is anticipated to occur in 2005.

(iii)	As a result of the significant operating losses incurred by GT during 2001 and 2002, TCP elected to record provisions for losses on its investment on December 31, 2001 and 2002. These provisions were recorded as an extraordinary item in the statement of income.

(iv)	On December 30, 2002, the Company made a capital contribution in the amount of R$2,310,878 to Global Telecom S.A. and now directly holds an interest of 76.83% in GT, reducing the holding companies’ interest to 23.17%.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

20.     Property, Plant and Equipment, Net

A.     Composition

	Consolidated

	2001		2002

	Net Book		Accumulated	Net Book
	Value	Cost	Depreciation	Value

Land	37,305	39,851	—	39,851
Construction in progress	725,215	206,913	—	206,913
Transmission equipment	1,232,470	3,050,562	(1,453,729)	1,596,833
Switching equipment	552,923	1,225,184	(507,815)	717,369
Infrastructure	669,745	1,025,150	(285,097)	740,053
Software use rights	227,042	743,749	(231,939)	511,810
Buildings	85,280	127,935	(17,802)	110,133
Terminals	27,001	87,111	(32,593)	54,518
Concession license	—	915,926	(290,013)	625,913
Other assets	138,810	291,419	(116,698)	174,721

Total	3,695,791	7,713,800	(2,935,686)	4,778,114

      In 2002, the Company did not capitalize financial expenses since construction in progress was internally financed. In 2001, financial expenses in the amount of R$55,685 (R$110,627 in 2000) on loans and financing for construction in progress were capitalized.

B.     Depreciation Rates

      The useful lives of property, plant and equipment are as follows:

	Useful Lives

	2000	2001	2002

Analog automatic switching equipment	5	6	6
Digital automatic switching equipment	7	10	10
Analog transmission and other equipment	5	5 to 25	5 to 25
Digital transmission and other equipment	7	5 to 25	5 to 25
Buildings	25	35	35
Other assets (excluding land)	5 to 25	5 to 25	5 to 25

      Effective January 1, 2001, TCP revised the estimated useful lives of its property, plant and equipment. Based on the nature, current state and functional condition of property, plant and equipment as of December 31, 2000, the Company made an assessment of its plans as to the continued usage of equipment, including consideration of current and future obsolescence. The Company obtained an appraisal prepared by an independent expert (Planconsult Planejamento e Consultoria — Planconsult) of property and equipment, which suggested that the remaining useful lives of certain of its fixed assets were in excess of those currently being used. Such appraisal report considered technological developments affecting the activities of the Company’s business and the functional conditions of property and equipment.

      The range of useful lives is based on the individual useful lives of the assets. Substantially all of the analog transmission equipment is currently being depreciated from 5 to 7 years. Considering the average age of the analog network, these assets should be fully depreciated within the next 1 to 2 years. In addition, more than 97% of the digital transmission equipment is currently being depreciated over 10 years. The analog and

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

digital equipment with estimated useful lives longer than 10 years, which comprise less than 2% of total analog and digital equipment, consists mainly of general purpose equipment that can be used independently of the technology the Company may adopt.

      The useful lives adopted beginning January 1st, 2001 resulted a pre tax net credit to income of R$132,272 during 2001 as compared to using the useful lives previously used.

C.     Rentals

      The Company rents equipment and premises through a number of operating lease agreements that expire at different dates. Total annual rent expense under these agreements was as follows:

	2000	2001	2002

Rent expense	25,508	72,815	85,863

      Rental commitments, related primarily to facilities, including the future minimum rental payments, are as follows:

Year ending December 31,
2003	33,162
2004	27,365
2005	25,642
2006	21,361
2007	19,665

Total minimum payments	127,195

      Additionally, the Company has a rental commitment with Telecomunicações de São Paulo S.A. (TELESP), a related party, in an annual amount of R$29,283 that includes all costs related to the rental of certain facilities used in providing telecommunications services, including electrical and air conditioning equipment.

21.	Goodwill on Merged Subsidiary, Net

	2001	2002

Cost	84,265	84,265
Accumulated amortization	(9,129)	(17,555)

Total	75,136	66,710

      The amount of goodwill is being amortized using straight line method over a ten-year period, based on the expected future profitability of Ceterp Celular, the acquired company.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

22.	Deferred Assets, Net

	Annual Amortization
	Rate — %	2001	2002

Pre-operating expenses	10.00	—	308,559
Exclusivity agreements	33.33% to 100.00%	—	54,167
		—	362,726
Accumulated amortization:
Pre-operating expenses		—	(100,489)
Exclusivity agreements		—	(19,663)

Total, net		—	242,574

23.	Payroll and Related Accruals

	2001	2002

Wages and salaries	11,199	17,854
Accrued vacation and social security charges	13,651	17,140
Accrued benefits	1,833	2,442

Total	26,683	37,436

24.	Trade Accounts Payable

	2001	2002

Suppliers	450,193	402,910
Interconnection(i)	29,965	48,055
Other	26,742	19,820

Total	506,900	470,785

(i)	Interconnection accounts payable represents amounts due to other telecommunications operators for the use of their networks.

25.	Taxes Payable

	2001	2002

State VAT (ICMS)	82,776	178,992
Income tax withheld at source	—	24,671
Taxes on revenue (PIS and COFINS)	13,276	45,829
FISTEL fees	4,750	6,519
FUST and FUNTTEL	2,335	2,588
Other taxes	68	1,841

Total	103,205	260,440

Current	103,205	141,720
Noncurrent	—	118,720

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Of the noncurrent portion, R$93,580 relates to “ICMS — Programa Paraná Mais Emprego”, an agreement made with the Paraná State Government on July 21, 2000, to defer ICMS payments related to GT. Preliminary authorization to defer the payments was granted in November 2000. Pursuant to this agreement, ICMS is payable on the 49th months after the amount is determined. The balances are subject to monetary correction based on the FCA — Fator de Conversão e Atualização da Secretaria da Fazenda do Paraná, a monetary correction rate established by State of Parana.

26.	Loans and Financing

A.	Composition of Debt

		Annual
Description	Currency	Interest Rate — %	Maturity Date	2001	2002

Financial institutions:
Compror	US$	15 to 25.9	02/2003 to 03/2003	—	57,560
Commercial paper	US$	7.75		232,040	—
		TJLP(a) + 4
Finem — BNDES	R$	/UMBNDES(b) + 3.6	01/2003 to 09/2007	431,573	698,697
Brazilian short-term financings	R$	110% to 118% of CDI	02/2003	—	427,000
Brazilian short-term financings	US$	23.7 to 31.5	02/2003 to 03/2003	73,334	371,547
Suppliers:
NEC do Brasil	US$	7.3	05/2003 to 11/2004	35,428	28,721
Related parties (Portugal Telecom Group):
Commercial paper	US$	9.5	01/2003 to 12/2007	742,528	1,130,656
Floating rate notes		€7.0 + Euribor	12/2003 to 11/2004	1,013,330	1,704,845
Accrued interest				51,891	41,775

Total				2,580,124	4,460,801

Current				454,751	2,068,070
Noncurrent				2,125,373	2,392,731

(a)	TJLP — Brazilian long-term interest rate. The TJLP rate was 10% at December 31, 2001 and 2002.

(b)	UMBNDES — BNDES monetary unit based on the average cost of the BNDES’s currency basket. The currency basket is a bundle of BNDES debt obligation in foreign currency. The UMBNDES — BNDES rate was 0.042851 and 0.066862 per R$1 at December 31, 2001 and 2002, respectively.

B.     Repayment Schedule

      The long-term portion of loans and financing matures as follows:

2004	1,732,456
2005	220,543
2006	71,103
2007	368,629

Total	2,392,731

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

C.     Additional Information

•	TC has guaranteed a loan obtained by GT from the National Bank for Economic and Social Development (BNDES), the balance of which at December 31, 2002 was R$336,447. As of that date, GT had not complied with the current ratio, financial result and debt service coverage covenants in this agreement. No adjustment has been made in these financial statements since waivers on noncompliance with these covenants have been obtained covering a period of one year from the date of these financial statements.

•	Loans and financing in local currency amounting to R$371,045 (R$433,404 in 2001) represents foreign liabilities to BNDES and are secured by customer receivables.

•	The Company entered into derivatives contracts to protect against the currency risk on foreign denominated loans, as described in Notes 18 and 32.

27.	Other Liabilities

	December 31,

	2001	2002

Premium on sale of call option(a)	31,856	19,910
Network costs and customer discounts(b)	38,456	53,290
Accrual for customer loyalty program(c)	—	6,241
Other	64	447

Total	70,376	79,888

Current	50,466	71,909
Noncurrent	19,910	7,979

(a)	In 2000, TC sold options to purchase US$300,000,000 at a price of R$2.25 to US$1.00 that mature on September 24, 2004 (Note 18 and 32). The premium received is being amortized to income over the life of the contracts, on the accrual basis.

(b)	Relates to the cost of services that will be provided in connection with prepaid service revenue as well as customer discounts.

(c)	In April 2000, GT launched a customer loyalty program whereby the customer makes calls and earns points redeemable for telephone handsets. Accumulated points are accrued when granted, considering redemption prospects based on the consumption profile of participant customers. The accrual is reduced when handsets are redeemed by customers.

28.	Reserve for Contingencies

      The Company and its subsidiaries are parties to certain lawsuits involving labor, tax and civil matters. Management has recorded reserves for cases in which the likelihood of an unfavorable outcome is considered probable based on an analysis of available information as of the balance sheet date, including opinions received from the Company’s legal counsel.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Components of the reserves are as follows:

	2001	2002

ICMS on activation fees and other Services	62,279	73,316
PIS/ COFINS	17,871	20,280
Additional per call and roaming	24,840	15,077
Taxes on fringe benefits	4,518	4,261
Other	—	23,931

Total	109,508	136,865

Current	29,358	36,590
Noncurrent	80,150	100,275

      The changes in the reserve for contingencies are as follows:

	2000	2001	2002

Beginning balance	50,578	72,214	109,508
Additional provision	13,915	29,358	17,249
Monetary variation	7,721	7,936	13,564
Payments, net of reclassifications	—	—	(14,935)
Inclusion of Global Telecom S.A.	—	—	11,479

Total	72,214	109,508	136,865

A.     Potential Litigation

      Telebrás and Telesp, the legal predecessors of the Company and Telesp Celular S.A., respectively, are defendants in a number of legal proceedings and subject to certain other claims and contingencies. Liability for any claims arising out of acts committed by Telesp prior to the effective date of the spin-off of Telesp’s cellular assets and liabilities to Telesp Celular S.A. remains the responsibility of Telesp, except for those liabilities for which specific accounting provisions have been assigned to Telesp Celular S.A. Any claims against Telesp which are not satisfied by Telesp could result in claims against Telesp Celular S.A. to the extent that Telesp Celular S.A. has received assets which might have been used to settle those claims had they not been spun off from Telesp. Under the terms of the breakup of Telebrás, the liability for any claims arising out of acts committed by Telebrás prior to the effective date of the breakup remains the responsibility of Telebrás, except for labor and tax claims (in which case Telebrás and the New Holding Companies are jointly and severally liable) and any liability for which specific accounting provisions have been assigned to the Company. Creditors of Telebrás may challenge this allocation of liability. Management believes that the chances of any such claims materializing and having a material adverse financial effect on the Company are remote and, therefore, no provision has been reached.

B.     Tax Claims

ICMS on Activation Fees and Other Services

      On June 19, 1998, the Revenue Secretaries of the individual Brazilian states approved an agreement interpreting existing Brazilian tax law and broadening the application of the ICMS, a State value-added tax, to cover not only telecommunication services but also other services, including cellular activation fees, which had not been previously subject to such tax. Pursuant to this new interpretation of tax law, the ICMS tax may be applied retroactively for such services rendered during the last five years.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Management of TC believes that the attempt by the State Revenue Secretaries to extend the scope of ICMS tax to services which are supplementary to basic telecommunication services is unlawful because: (a) the State Secretaries acted beyond the scope of their authority; (b) their interpretation would subject certain services to taxation which are not considered telecommunication services; and (c) new taxes may not be applied retroactively. In addition, the Company believes that Telecomunicações de São Paulo S.A. — TELESP, the legal predecessor of TC, would be liable for any payments made in connection with any claim arising out of the retroactive application of the ICMS tax on activation fees for periods prior to 1998. No accrual for such taxes has been made in the accompanying consolidated financial statements for periods prior to 1998.

      There can be no assurance that TC will prevail in its position that the new interpretation by the State Revenue Secretaries is unlawful. If the ICMS tax were applied retroactively to activation fees charged during the past five years, it could give rise to a potential maximum liability estimated at R$187,000. The amount of ICMS reserved as of December 31, 2002 was R$68,516 (R$62,279 in 2001).

      In the period from August 1999 to December 2001, GT was granted a tax benefit which reduced ICMS payable in the State of Santa Catarina, according to article 7 of the ICMS tax regulations/ Santa Catarina. However, article 30 of the regulations provides for the reversal of credits in excess of benefits used. The reserve recorded as of December 31, 2002 was R$4,800.

PIS/ COFINS (taxes on revenue)

      TC is a party to two lawsuits: the first challenges the increase in the COFINS rate and the second challenges the change in the calculation basis of PIS and COFINS. Amounts for the COFINS rate increase have been fully accrued while the effect of the expansion of the PIS and COFINS calculation basis has not been accrued, based on legal counsel’s opinion as to the chances of success in that litigation.

      The amount reserved as of December 31, 2002 was R$20,280 (R$17,871 in 2001).

Taxes on Fringe Benefits

      The Company, based on the opinion of its legal counsel, recorded a provision in the amount of R$4,261 (R$4,518 in 2001) related to income taxes on fringe benefits for which an unfavorable outcome is probable.

Tax Credits

      Under certain conditions, Brazilian law permits companies to benefit from tax credits related to the amortization of goodwill. Despite this fact, an action was filed on December 16, 1999 against ANATEL and the New Holding Companies, including Telesp Celular, that have undergone a corporate restructuring in connection with the Breakup of Telebrás and that recognized tax credits to offset premiums paid by their controlling shareholders at the time of their acquisition. Based on the opinion of external legal counsel, an unfavorable outcome related this action is possible. On December 31, 2002 the total benefit utilized from tax credits related to the amortization of goodwill was R$219,904.

C.     Other Matters

Additional per Call and Roaming

      The Company is involved in judicial processes resulting from the charge for additional per call (AD) and roaming (DSL-I) related to certain alternative service plans. The amount of the provision at December 31, 2002 was R$15,077 (R$24,840 in 2001). The subsidiary has already suspended the billing of “AD” and “DSL-I” in the intra-area region. Other

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Other includes claims for compensation for moral damages and other employee claims, for which a reserve has been recorded in the amount of R$23,931 as of December 31, 2002 to cover probable losses.

Ownership of the Caller ID

      TCP together with other Brazilian mobile telecommunications operators, were summoned to defend in a legal action filed by Lune Projetos Especiais Telecomunicação Comércio Ind. Ltda., or Lune, pursuant to which Lune claims to be the owner of patents relating to Equipamento Controlador de Chamadas Entrantes e do Terminal Telefônico, or Caller ID, and also that the mobile telecommunications operators are using the patent without proper authorization. Therefore, Lune demands that the operators cease to provide Caller ID services and that it should be indemnified for the unauthorized use of the Caller ID system, upon payment of fees received by the operators in consideration for the use of the system by their customers.

      Based on the opinion of the Company’s management and external legal counsel, an unfavorable outcome related to this lawsuit is possible. The indemnification allegedly due by the mobile operators could not be accurately calculated as of yet, due to the fact that the cost of the caller ID service provided by the companies has never before been calculated separately.

Validity of the Minutes in the Prepaid Plans

      Telesp Celular and Global Telecom are the defendants in a lawsuit brought by the federal public prosecutor’s office and associations for consumers’ protection which challenged the imposition of a deadline for the use of purchased prepaid minutes. The plaintiffs allege that any purchased prepaid minutes should not have a time limitation for usage. This lawsuit is still in its initial stages. Based on the opinion of the Company’s management and external counsel, an unfavorable outcome related to this lawsuit is possible. The defendants appealed this decision and the court agreed, on May 21, 2003, to suspend enforcement of the injunction, however Telesp Celular has not received the official notice of the court’s decision.”

Adjustment of Tariffs

      Telesp Celular increased its promotional tariffs to new tariffs, which are within the limits established by ANATEL. The prosecutor alleges that, according to Brazilian law, tariffs cannot be increased within a twelve-month period. The adjustment affected by Telesp Celular was effected in a nine-month period, allegedly in contravention to Brazilian law. The Company’s management believes that our tariff adjustments were lawful, but based on external counsel’s opinion, an unfavorable outcome related to this lawsuit is possible. The indemnification allegedly due cannot be accurately estimated due to the fact that we have been unable to determine the final number of plaintiffs at that time.

Tariffs Charged by the “Baby Plan”

      TC and GT are defendants in lawsuits brought by an association for consumers’ protection called ANADEC which challenges the way airtime is calculated in the “Baby” prepaid plan. TC and GT’s criteria are in strict compliance with the ANATEL rules. In March 2001, a São Paulo lower court ruled in the TC lawsuit that the criteria adopted violated the Brazilian consumer protection code and that, therefore, TC would have to reimburse its customers the amounts established by the court. TC considers this decision to be contrary to ANATEL’s regulations. TC has appealed from this decision. The lawsuit involving GT is in its initial stages. The amount of damages should TC and GT fail in their defense cannot be accurately estimated due to the fact that the final number of defendants at this time is uncertain. Based on the opinion of external legal counsel, an unfavorable outcome related to this lawsuit is possible.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

29.     Leases

      In 2002, TC had expenses relating to lease agreements totaling R$26,728 (R$20,500 in 2001), which are denominated in U.S. dollars. The outstanding obligation under such agreements, utilizing exchange rates prevailing at December 31, 2001 and 2002, is R$43,158 and R$45,776, payable in quarterly installments through June 2004.

30.     Pension and Post-Retirement Benefit Plans

      TCP and TC sponsor private pension and other benefits to their employees, as follows:

A.     Defined Contribution Plan

      Approximately 51% TCP and TC’s employees participate in an individual defined contribution plan — the TCP PREV Plan, established by SISTEL in August 2000. This plan is maintained by contributions made by both participants (employees) and the sponsor, which are credited to participants’ individual accounts. TC is also responsible for the administrative and plan maintenance expenses, including risks of death and disability of participants.

      TCP PREV Plan participants’ contributions are as follows:

•	Basic contribution — equal to 1% of the contribution salary, limited to the portion contributed to the Government Social Security Institute (“INSS”) and 1% of the non-negative difference between the contribution salary and the social security contribution tax, according to the participant’s election and age, ranging from 1% to 8%.

•	Voluntary contribution — equal to a maximum percentage of 22% of the contribution salary, at the participant’s discretion.

•	Sporadic contribution — equal to not less than ten times the social security contribution tax.

      The sponsor’s contributions to the TCP PREV plan are as follows:

•	Basic contribution — equal to the participant’s basic contributions.

•	Specific contribution — for ensuring compliance with the minimum benefit limit established by prevailing legislation.

•	Variable contribution — the sponsor may make voluntary contributions to the plan, applying uniform, non-discriminatory criteria to all TCP PREV participants.

      In 2002, TCP and its subsidiary made contributions to TCP PREV Plan in the amount of R$2,496 (R$2,313 and R$154 in 2001 and 2000, respectively).

B.     Defined Benefit Plans

      The Company, together with other companies of the former Telebrás System, sponsor private pension and health care plans for retired employees, managed by Fundação Sistel de Seguridade Social — SISTEL. Until December 1999, all sponsors of the plans managed by SISTEL were joint and severally liable participants in relation to all plans then existent. On December 28, 1999, PBS — Telesp Celular, a single-employer sponsored pension plan for active employees, was created. PBS — Telesp Celular covers 8 active and retired participants in 2002 (compared to 39 in 2001). The PBS-A plan for retired employees (PBS-A) and the PAMA plan that provides postretirement health care benefits remained as multiemployer plans. The implementation of the restructuring was approved by the Secretaria de Previdência Complementar (Secretariat for Social Security and Supplementary Benefits) on January 31, 2000.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Contributions to the PBS — Telesp Celular, PBS-A and PAMA plans are determined based on actuarial valuations prepared by independent actuaries, in accordance with applicable rules in in Brazil. Costing is determined using the capitalization method and the contribution due by the sponsor corresponds to 13.5% of the payroll for employees covered by the plans, out of which 12% is allocated to fund the PBS Telesp Celular Plan and 1.5% for the PAMA Plan.

      In 2002, TCP and its subsidiary made contributions to PBS Telesp Celular Plan in the amount of R$18 (R$34 and R$4,726 in 2001 and 2000, respectively).

C.     CVM Resolution No. 371 — “Accounting for Pension Plans”

      TCP elected to record actuarial liabilities in connection with the plans it has sponsored as established in CVM Instruction No. 371, dated December 13, 2000, as a direct charge to shareholders’ equity as of December 31, 2001, net of the effects of the related taxes. The actuarial valuation of the plans was performed using the projected unit credit method. For multiemployer plans (PAMA and PBS-A), apportionment of assets under the plan is made based on the sponsoring entity’s actuarial liabilities in relation to the plans’ total actuarial liabilities. TCP intends to amortize actuarial gains or losses arising after adoption in accordance with CVM Instruction No. 371.

      Below is the accrual for retired employees’ defined benefit and medical assistance plans as of December 31, 2001 and 2002 and other information required by CVM Instruction No. 371 applicable to such plans:

Plan	2001	2002

TCP PREV	382	773
PAMA	924	977

Total	1,306	1,750

      Reconciliation between assets and liabilities

	2002

	TCP Prev	PAMA(i)	PBS(ii)	PBS-A(ii)

Total actuarial liabilities	2,357	1,097	6,585	5,212
Fair value of assets	(628)	(486)	(7,627)	(6,572)
Adjustment for allowed deferral — actuarial gains (losses) not recognized	(956)	366	745	407

Net liabilities (assets)	773	977	(297)	(953)

	2001

	TCP Prev	PAMA(i)	PBS(ii)	PBS-A(i)

Total actuarial liabilities	2,865	1,362	6,350	4,880
Fair value of assets	(2,483)	(438)	(6,446)	(5,584)

Net liabilities (assets)	382	924	(96)	(704)

(i)	Refers to the Company’s proportional participation in assets and liabilities of the multiemployer plans — PAMA and PBS-A.

(ii)	Although PBS and PBS-A has a surplus as of December 31, 2002, no assets were recognized by the sponsor, since reimbursing such surplus is not allowed by law. Moreover, as this is a noncontributory plan, the sponsor’s contributions cannot be reduced in the future.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Total expense recognized in the statement of income

	2002

	TCP	PAMA

Cost of current service	425	—
Interest	322	80
Expected return on plan assets	—	(2)

Total	747	78

Change in net actuarial liability

	2002

	TCP Prev	PAMA

Net liability as of December 31, 2001	382	924
Expenses for 2002	747	78
Recognition of gains for the year	(356)	(25)

Net liability recognized in the balance sheet	773	977

Change in actuarial liability

	2002

	TCP Prev	PAMA	PBS	PBS-A

Actuarial liability as of December 31, 2001	2,865	1,362	6,350	4,880
Cost of current service	425	—	34	—
Interest on actuarial liability	322	80	693	531
Benefits paid for the year	—	(39)	(517)	(426)
Actuarial (gains) losses for the year	(1,255)	(306)	25	227

Actuarial liability as of December 31, 2002	2,357	1,097	6,585	5,212

Change in plan assets

	2002

	TCP Prev	PAMA	PBS	PBS-A

Fair value of plan assets as of December 31, 2001	2,483	438	6,446	5,584
Benefits paid for the year	—	(39)	(517)	(426)
Sponsor’s contributions for the year	—	2	24	—
Return on plan assets for the year	(1,855)	85	1,674	1,414

Fair value of plan assets as of December 31, 2002	628	486	7,627	6,572

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Actuarial assumptions

	2002

	TCP Prev	PAMA	PBS-A

Rate for discount of actuarial liability to present value	11.30%	11.30%	11.30%
Expected return on plan assets	14.45%	14.45%	14.45%
Future salary increases	8.15%	8.15%	8.15%
Increase in health care costs	N/A	10.62%	N/A
Benefit increase rate	5.00%	5.00%	5.00%
Mortality table	UP84 with 1 year of aggravation	UP84 with 1 year of aggravation	UP84 with 1 year of aggravation
Biometric disability table	Mercer	Mercer	Mercer

	2001

	TCP Prev	PAMA	PBS-A

Rate for discount of actuarial liability to present value	11.30%	6.00%	11.30%
Expected return on plan assets	14.45%	6.00%	14.45%
Future salary increases	8.15%	8.15%	8.15%
Increase in health care costs	N/A	4.00%	N/A
Benefit increase rate	5.00%	5.00%	5.00%
Mortality table	UP84 with 1 year of aggravation	GAM-71	UP84 with 1 year of aggravation
Biometric disability table	Mercer	Mercer	N/A

      The foregoing rates (percentages) are annual, unless otherwise indicated.

31.     Transactions with Related Parties

      The principal transactions with unconsolidated related parties are as follows:

      a) Use of network, long-distance and roaming cellular communication — These transactions involve companies owned by the same group: Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Celular CRT S.A. and Telecomunicações de São Paulo S.A. — TELESP. This group became a related party on December 27, 2002 as a result of the joint venture described in Note 1. The table below includes balances and transactions with these companies for all periods presented. These transactions were established based on contracts between Telebrás and the operating concessionaires before privatisation under the terms established by ANATEL. They also includes call center services to Telecomunicações Móveis Nacionais — TMN customers regarding roaming services in the Company’s network.

      b) Corporate management advisory — Represents Company payables in connection with corporate management advisory services provided by Portugal Telecom SGPS, S.A.

      c) Loans and financing — Represents intercompany loans with the Portugal Telecom Group.

      d) Call centre services — represents TC payables in connection with call centre services provided by Mobitel S.A. Telecomunicações

      e) Information system manager — represents Company payable in connection with information system manager provided by Primesys S.A.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The commercial conditions of these services are based on the usual market practices applied to the Companies’ other contracts.

      A summary of balances and transactions with unconsolidated related parties is as follows:

	2000	2001	2002

Assets:
Trade accounts receivable	—	87,382	106,377
Receivables from group companies	—	—	16,256
Other assets	—	1,765	—

Liabilities:
Trade accounts payable	—	27,028	21,972
Loans and financing	—	1,727,073	2,855,232
Payables to subsidiaries and affiliates	—	36,822	103,557
Other liabilities	—	46,686	—

Statement of income:
Revenue from telecommunication services	627,911	996,276	1,175,480
Cost of services provided	(188,788)	(216,959)	(198,097)
Selling expenses	—	(15,281)	(46,031)
General and administrative expenses	—	(425)	(1,746)
Other operating income (expenses), net	(39,828)	(44,589)	(54,678)
Financial income (expenses), net	—	80,392	(1,688,196)

32.     Fair Values of Financial Assets and Liabilities

A) Risk considerations

      TCP is the controlling shareholder of TC and GT which provide cellular mobile services in the States of São Paulo, Paraná and Santa Catarina, in accordance with the terms of concessions granted by the Federal Government. Both operators are also engaged in the purchase and sale of handsets through their own sales network as well as distribution channels.

      The major market risks to which TC and GT are exposed include:

•	Credit risk — Arising from any difficulty in collecting revenues form telecommunication services provided to customers and revenues from the sale of handsets by the distribution network.

•	Interest rate risk — Resulting from debt and premiums on derivative instruments contracted at floating rates and involving the risk of interest expenses increasing as a result of an unfavorable upward trend in interest rates (primarily LIBOR, EURIBOR, TJLP and CDI).

•	Currency risk — Related to debt and premiums on derivative instruments contracted in foreign currency and associated with potential losses resulting from adverse exchange rate movements.

      Since they were formed, TC and GT have been actively managing and mitigating risks inherent in their operations by means of comprehensive operating procedures, policies and initiatives.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Credit Risk

      Credit risk from providing telecommunication services is minimized by strictly monitoring the Company’s customer portfolio and actively addressing delinquent receivables by means of clear policies relating to providing post-paid services. Of TC’s customers, 76.5% use prepaid services that require advance payments for minutes, thus not representing a credit risk to the Company. Delinquent receivables represented 1.6% of gross revenue in 2002 (2.4% in 2001). Of GT’s customers, 78.6% use prepaid services; delinquent receivables represented 1.7% of gross revenue in 2002 (6.5% in 2001).

      Credit risk from the sale of handsets is managed by following a conservative credit granting policy that includes applying credit scoring techniques, analyzing the potential customer’s balance sheet, and making inquiries of credit protection agencies’ databases. In addition, an automatic control has been implemented in the sales module for releasing products which is integrated with the distribution module of TC’s ERP system for consistent transactions. In 2002, delinquent receivables in the distribution network represented only 0.4% (1% in 2001) and 0.2% (0.07% in 2001) of handset sales for TC and GT, respectively.

Interest Rate Risk

      The Company is exposed to interest rate risk, especially interest associated with the cost of CDI rates, due to its derivative transactions and short-term borrowings in Brazilian reais. As of December 31, 2002, these operations amounted to R$2,280,880.

      The Company is also exposed to fluctuations in TJLP and UMBND (local indices) on financing received from BNDES. As of December 31, 2002, these operations amounted to R$700,100.

      Foreign currency-denominated loans are also exposed to interest rate risk associated with foreign loans. As of December 31, 2002, these operations amounted to US$200,000 and € 460,620.

      The Company has not entered into derivative operations to hedge against these risks.

Currency Risk

      TC and GT utilize financial derivative instruments to protect against the currency risk on foreign currency-denominated loans. Such instruments usually include swap, option and forward contracts.

      The Company’s net exposure to currency risk as of December 31, 2002 is shown in the table below:

	In thousands

	US$	€

Loans and financing	453,435	463,794
Derivative instruments (notional amounts)	(401,446)	(760,179)

Net exposure	51,989	(296,385)

      A portion of the net excess in euro derivative positions is being utilized to mitigate exposure in dollars since TCP believes that there is no significant difference in the short term between the dollar/euro parity; therefore this coverage is considered as an effective hedge on the dollar/real exposure.

      The Company is studying the allocation of the excess to hedge purchases of equipment and handsets indexed to dollar and other foreign currency commitments, as well as the advance liquidation of such contracts.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

B) Derivative Instruments

      The Company and its subsidiaries record derivative gains and losses as a component of net financial expenses.

      Book and market values of loans and financing and derivative instruments at December 31, 2002 are estimated as follows:

			Unrealized
	Book Value	Market Value	Gains (Losses)

Loans and financing	4,460,801	4,088,493	372,308
Derivative instruments(i)	(1,670,929)	(766,512)	(904,417)

Total	2,789,872	3,321,981	(532,109)

(i)	The book value of derivative instruments does not include the unamortized premium amounting to R$19,910 which was recorded in other liabilities (Note 27).

      The positions of the Company’s and its subsidiaries’ derivative instruments are summarized as follows (amounts in thousands):

Derivative instruments		2003	2004	2006

Forward contracts — US$- 000-s
1.	a) Principal — US$	—	300,000	280,000
	b) Contracted rate	—	1.18	1.23
Swap contracts — €/ R$
1.	a) Principal — €	—	760,179	—
			Euribor +2.75% to
	b) Asset rate	—	3.5%	—
			102.72% to
	c) Liability rate	—	110.68% of CDI	—
Option contracts — US$
1.	a) Principal — US$	—	(300,000)	—
	b) Strike	—	2.25	—
Swap contracts — US$/ R$
1.	a) Principal — US$	121,446	—	—
	b) Asset rate	15% to 31.5%	—	—
		112.5% to
	c) Liability rate	115.4% of CDI	—	—

      TCP’s management believes that unrealized losses on derivative operations, resulting from the accrual method of accounting, reflect the interest rate differences between local and foreign currency and that, over time, such differences will be offset against long-term financing costs. The principal differences refer to temporary differences in the recognition of exchange gains on the principal in dollars of the long-term forward contracts, translated at the rate on the balance sheet date. These contracts pay variable premiums between 35% and 38% of the CDI on the principal dollar amount, recognized in the financial statements on the accrual basis over the term of the contracts.

      The forwards described above in the total notional amount of US$580,000,000 were entered into with a single bank, representing a concentration of risk. However, management believes that the counter part is a reputable financial institution and accordingly the risk is mitigated.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

B) Market Value of Financial Instruments

      The market values of loans and financing, swaps and forward contracts were determined based on discounted cash flows, utilizing projected available interest rate and foreign currency information.

      The market value of option contracts was computed using the Black-Scholes option pricing model.

      Estimated market values of the Company’s financial assets and liabilities have been determined using available market information and appropriate valuation methodologies. Accordingly, the estimates presented above are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated market values.

      The carrying amounts of the all other financial instruments approximate their fair values.

33.     Shareholders’ Equity

A.     Capital

      The capital stock of Telesp Celular Participações S.A. is comprised of preferred shares and common shares, all without par value. Capital as of December 31, 2001 and 2002 is R$1,873,347 and R$4,373,661. Subscribed and paid-up capital is represented by shares without par value, distributed as follows:

	2001	2002

	Thousand Shares	Thousand Shares

Common shares	160,138,996	409,383,864
Preferred shares	298,228,776	762,400,488

Total	458,367,772	1,171,784,352

B.     Revenue Reserves and Retained Earnings

      On the basis of Art. 189 of law No. 6,404/76, the balances in the unrealized profit reserve of R$28,836 and in the legal reserve of R$48,147 were reverted to retained earnings in 2001 to offset the loss from operation and the accrual for the pension obligation arising from the adoption of CVM Instruction No. 371, as follows:

2001

Retained earnings beginning balance	742,041
Provision for pension plan, net of tax	(861)
Net loss	(1,113,617)
Absorption of reserves:
Unrealized revenue	28,836
Legal	48,147
Accumulated deficit ending balance	(295,454)

C.     Dividends and Interest on Shareholders’ Equity

      The amount representing the mandatory minimum dividend shall be applied to the preferred share priority dividend up to the priority limit; the holders of common shares shall then be paid, up to the same limit as preferred shares; the balance, if any, shall be prorated equally among all shares.

      Preferred shares do not have voting rights, except in the circumstances set forth in article 25 of the bylaws. They (1) have priority in the redemption of capital, without premium; (2) are entitled to receive dividends of at least 25% of net income for the year, calculated as defined by article 202 of corporate law;

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(3) have priority in the payment of minimum, noncumulative dividends based on the greater of the following: (a) 6% per year of the amount resulting from the division of the subscribed capital by the total number of shares outstanding, or (b) 3% per year of the amount resulting from the division of the shareholders’ equity by the total number of shares outstanding, and (4) are entitled to receive dividends equivalent to those paid to holders of common shares, after dividends in the same amount as mandatory minimum dividends on preferred shares have been paid to such holders.

      Dividends are calculated according to the bylaws and Corporate Law No. 6,404/76. In 2001 and 2002, since the Company had an accumulated deficit, dividends will not be distributed. In 2000, adjusted net income, on which the determination of dividends was based, was composed as follows:

C.1.     Compulsory Minimum Dividends

2000

Net income	152,167
Legal reserve	(7,608)
Reversal of unrealized profit reserve	220,317

Adjusted net income	364,876

Compulsory minimum dividends (25%)	91,219

Preferred shares	73,131
Common shares	18,088

Dividends per thousand preferred and common shares — R$	0.20

C.2.     Interest on Shareholders’ Equity

      As of December 31, 2000, as determined by management, interest on shareholders’ equity amounting to R$60,908 (R$0.1329 per thousand shares) was credited to shareholders, subject to 15% withholding income tax, which resulted in R$51,771 (R$0.1129 per thousand shares) being distributed. In accordance with Law No. 9,249/95, management has proposed at the Shareholders’ Meeting that the referred interest (net of income tax, when due) be offset against the mandatory dividend.

2000

Interest on shareholders’ equity:
Common shares	21,279
Preferred shares	39,629
Withholding income tax	(9,137)

Total	51,771

      Tax exempt/immune shareholders who identified themselves as being in this condition up to January 5, 2001, as established in the public notice to shareholders, will receive interest on shareholders’ equity without income tax withholding.

D.     Special Premium Reserve

      As described in Note 34, this reserve resulted from the corporate restructuring completed in January 2002. During the year ended December 31, 2002, the Company realized R$96,958 in tax benefits and consequently, issued capital stock to Portelcom for the corresponding amount.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

34.     Corporate Restructuring

      On December 1, 1999, Portelcom Participações S.A. ( “Portelcom”), announced a corporate restructuring aimed to transfer the tax benefit related to the goodwill paid by Portelcom in the privatization of TCP to TC. In essence this transaction consisted only of the transfer of the tax benefit to TC from Portelcom, through a newly created, wholly owned subsidiary of Portelcom, Celular Holding S.A. (“CTH”). However, to comply with the local income tax legislation, the restructuring involved a series of spin-offs and mergers, as follows:

•	Capital contribution for the creation of CTH by Portelcom, by means of transferring assets represented by the investment, representing 51.79% of the voting capital and 19.26% of the total capital of TCP, and goodwill generated on the acquisition of shareholding interest in TCP by Portelcom, when TCP was privatized.

•	Merger of CTH into TCP.

•	Partial spin-off of TCP related to the deferred assets (goodwill) merged from CTH and recognition, by CTH, of a provision for the maintenance and integrity of the merged company’s shareholders’ equity which reduced the goodwill to the amount of the related tax benefit.

•	Merger of TCP’s portion into subsidiary TC.

      The transferred tax benefit is being reported by TCP as a capital reserve, which will be transferred to capital when the related tax benefit is realized. The capital reserve amounting to R$1,065,044 will result in the issuance of shares in future years. The number of shares issued will be determined at each issuance date based on the market value of the shares. All of TCP’s shareholders have preemptive rights to subscribe for additional shares at the then current market prices, if such shares are issued to Portelcom.

      For statutory purposes, however, and in compliance with income tax legislation, the tax benefit was recorded in two separate components, comprised of the related goodwill transferred and the provision for the maintenance and integrity of the merged company’s equity, which are recorded net in the balance sheet as a deferred tax benefit as follows:

	At Merger	December 31,	December 31,
	Date	2001	2002

Goodwill	3,192,738	2,527,584	2,208,310
Provision	(2,127,694)	(1,690,289)	(1,479,568)

Deferred tax benefit as reported in the accompanying financial statements (note 11.c.)	1,065,044	837,295	728,742

	Years Ended December, 31

	2000	2001	2002

Amortization of goodwill	(319,274)	(319,274)	(319,274)
Less — reversal of provision	209,923	210,720	210,720
Tax benefit	109,351	108,554	108,554

Net effect on net income	—	—	—

      As stated above, the statutory accounting for the amortization of goodwill, net of the reversal of the provision and tax effects, has no impact on the Company’s net income or on the shareholders’ dividends.

      The net value of R$837,295 and R$728,742 in 2001 and 2002, respectively, which represents the transferred tax benefit, was classified in current assets (R$108,554 in 2001 and 2002, respectively) and noncurrent assets (R$728,741 and R$620,188 in 2001 and 2002, respectively), as deferred recoverable taxes, in the accompanying financial statements. The amortization of goodwill, the reversal of the provision and the

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

tax benefit are included in “Income taxes” in the income statement. Management currently believes that the tax benefit will be realized over a ten-year period.

      In January 2000, all of TC’s shares owned by the minority shareholders were exchanged for TCP shares to make it a wholly-owned subsidiary. The exchange ratio was determined based on the average closing price of the TC and TCP shares on the São Paulo Stock Exchange, calculated for the 60-trading sessions immediately previous to December 1, 1999. Based on this criterion, each common share of TC was exchanged for 5.6175 TCP common shares, and each TC preferred share for 4.8393 TCP preferred shares. This exchange in minority interest had no impact in results of operation, since it was accounted for at book value. The holders of the exchanged shares were entitled to full dividends related to the year 1999. TCP’s shares assigned to TC’s shareholders are entitled to the same rights as the present outstanding shares issued by TCP.

35.     Insurance

      The Company monitors the risks inherent in its activities. Accordingly, as of December 31, 2002, the Company had insurance to cover operating risks, civil liability, health, etc. Company management considers that the amounts are sufficient to cover possible losses. The principal assets, liabilities or interests covered by insurance are as follows:

Insured
Amount —
Type	R$

Operating risks	175,000
General civil liability	6,000
Vehicle fleet	700

36.     Subsequent Events

A) Promissory Notes

      On February 25, 2003, TCP issued Promissory Notes in the amount of R$700,000 in the Brazilian market. The Notes are subject to 111% over the interbank deposit rate (CDI) and mature on August 24, 2003. The proceeds were used to settle short-term debt resulting from the recent acquisition of the ownership control in Global Telecom S.A. and to restructure existing liabilities.

B) Acquisition of Ownership Control of Tele Centro Oeste

      On January 15, 2003, Brasilcel N.V., the controlling shareholder of TCP, executed, on behalf of TCP, a purchase and sale contract with Fixel S.A. for the acquisition of 61.10% of the voting common shares (20.37% of total capital) of Tele Centro Oeste Participações S.A. (“TCO Participações”). TCO Participações is an A Band operator in the Center West Region of Brazil and a B Band Operator in the North Region, through its subsidiary, NBT.

      The acquisition of TCO Participações was completed for the following primary reasons:

      a) to guarantee CDMA coverage in the central western and northern regions, especially in the key cities of Brasilia, Goiania and Manuas, thus enabling TCP to be in a better position to maintain its high-end customers that are roam in these areas;

      b) to strengthen CDMA (TCP’s technology) as a leading cellular technology in the Brazilian market by obtaining CDMA coverage in these regions;

      c) to be a leader in these regions with the best quality subscriber base;

      d) to gain indisputable leadership in the Brazilian market, with almost 50% the overall market share;

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      e) to achieve significant synergies in terms of operations expenditures and capital expenditures;

      f) and to create a nationwide brand that will be in a much stronger position to compete in the Brazilian market.

      The purchase price amounted to R$1,505,511; R$284.7 million was paid in cash on April 25, 2003 and the remainder will be paid as follows:

		Amount in
Item	Maturity Date	R$ Million	Remuneration

Deferred payment	04/25/2004	80.2	CDI plus 2% p.a.
Retained payment(i)	04/25/2004	42.8	CDI plus 1% p.a.
Retained payment(i)	Up to 04/25/2008	10.7	CDI plus 2% p.a.
Debentures — 1st Tranche	06/27/2003	561.2	CDI plus 2% p.a.
Debentures — 2nd Tranche	08/08/2003	296.5	CDI plus 2% p.a.
			Libor +1% p.a. to fixed
USD denominated debt	May 03-Sept 04	45.7	20.7% p.a.
Real denominated debt	April 03-April 04	183.7	108% to 110% of CDI

(i)	payment has been retained as a guarantee for contingent liabilities

      In accordance with Brazilian corporate law, TCP is required to make a tender offer for the acquisition of the voting minority shareholders of TCO Participações. The price per share to be offered is equal to 80% of the price paid to the controlling shareholders, representing R$15.59 per common share. The common shareholders that adhere to the tender offer will be paid proportionally and in the same manner as being paid to the controlling shareholders and depicted above. The remaining non-voting shareholders will be incorporated into TCP and TCO Participações shares will be de-listed. Assuming 100% of the common shareholders adhere to the tender offer, total amount to be paid to minority shareholders will ascend to R$677.5 million.

      The Company will rely on its cash flow generation and funding capability to meet these cash requirements. The company is analyzing a combination of funding alternatives that will best serve its future cash needs, including but not limited to a debenture issue in local markets, medium-term note program and funding with export credit agencies and multilateral organizations.

      After the acquisition and public tender offer are concluded, TCP will exchange its shares for the outstanding TCO shares. The exchange ratio offered will be 1.27 shares of TCP for each share of TCO; in the U.S. market, under the American Depositary Receipts (ADRs) program, the exchange ratio will be 1.524 ADRs of TCP for each ADR of TCO. This ratio may be subject to adjustments arising from the audits to be conducted.

      As of the date of these financial statements, the acquisition balance sheet of TCO Participações was not yet available.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following is summarized financial information under BR CL for TCO Participações:

	As of and for the Year
	Ended December 31,

	2001	2002

Net operating revenues	1,248,131	1,561,308
Operating income	276,605	367,898
Net income	208,104	329,183
Current assets	1,058,454	1,313,436
Long-term assets	993,682	1,051,310
Current liabilities	668,453	715,304
Long-term liabilities	315,869	406,990

C) ICMS on Activation Fees

      In first quarter of 2003, in relation with a an action filed by Teleamazon Celular, another wireless operating company, the Higher Justice Court (Superior Tribunal de Justiça) issued a final decision, determining that the ICMS tax could not be assessed on activation fees. Based on this decision, the activation fees of Telamazon Celular are not classified as a telecommunications service and therefore, should not be subject to the ICMS as required by state public finance authorities based on ICMS Arrangement 69/98. Based on this decision and the opinion of Company’s legal counsel, the reserve related to ICMS on Activation fees amounting to R$68,516 was reversed on March 31, 2002.

D) Merger of Holdings

      As described in Note 1, on December 27, 2002, the Company purchased the remaining 51% of the outstanding common stock of (17% of total capital) of the holding companies Daini do Brasil S/ A, Globaltelcom Telecomunicações S/A and GTPS S/A Participações em Investimentos de Telecomunicações, which together held the controlling interest in Global Telecom S.A. As of March 31, 2003, the Company, aiming to minimize administrative and financial costs, completed the merger of these holding companies into GT. With this operation, the Company became the direct owner of Global Telecom S/ A. This merger had no impact on the Company’s consolidated financial statements.

E) Cancellation of Derivative Contracts

      On April 2 and 16, 2003, GT cancelled swap contracts with notional amounts of € 227,033,000, resulting in the recognition of a loss of R$145,903.

37.     Summary of the Differences Between BR CL and U.S. GAAP

      The Company’s accounting policies that comply with BR CL which differ significantly from generally accepted accounting principles in the United States of America (U.S. GAAP) are described below:

A.     Different Criteria for Capitalizing and Amortizing Capitalized Interest

      Until December 31, 1993, capitalized interest was not added to the individual assets in property, plant and equipment; instead it was capitalized separately and amortized over a time period different from the useful lives of the related assets. Under U.S. GAAP, capitalized interest is added to the individual assets and is amortized over their useful lives. Also, until 1997 under BR CL as applied to companies in the telecommunication industry, interest attributable to construction-in-progress was computed at the rate of 12% per annum of the balance of construction-in-progress and that part which related to interest on third-party loans was

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

credited to interest expense based on actual interest costs, with the balance relating to own capital being credited to capital reserves. In 1998, the Company elected not to record capitalized interest for BR CL purposes. In 2000, 2001 and 2002 the Company elected to record capitalized interest for BR CL purposes, for construction-in-progress. Although, TC did not capitalized any interest in 2002 since the conditions to capitalized, under BR CL, were not met.

      Under U.S. GAAP, in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 34 — “Capitalization of Interest Costs”, interest incurred on borrowings is capitalized to the extent that borrowings do not exceed construction-in-progress. The credit is a reduction of interest expense. Under U.S. GAAP, the amount of interest capitalized excludes the monetary gain associated with the borrowings and the foreign exchange gains and losses on foreign currency borrowings, and other financial expenses related to borrowings.

      The effects of these different criteria for capitalizing and amortizing capitalized interest are presented below:

	2000	2001	2002

Capitalized interest difference:
U.S. GAAP capitalized interest —
Interest which would have been capitalized and credited to income	65,448	6,071	14,497

Less — BR CL capitalized interest —
Interest capitalized and credited to income (up to the limit of interest incurred on loans obtained for financing capital investments)	(110,627)	(28,441)	920

U.S. GAAP difference	(45,179)	(22,370)	15,417

Amortization of capitalized interest difference:
Amortization under BR CL	31,719	35,911	34,987
Less — Amortization under U.S. GAAP	(34,542)	(38,596)	(37,199)

U.S. GAAP difference	(2,823)	(2,685)	(2,212)

B.     Monetary Restatement of 1996 and 1997

      The amortization of the asset appreciation, which originated from the inflation accounting during 1996 and 1997, when Brazil was still considered as high inflationary economy for U.S. GAAP purposes, was recognized in the reconciliation to U.S. GAAP. The loss related to monetary restatement on disposals of such assets are classified for U.S. GAAP purposes as a component of net other non-operating income. The resulting step-up is amortized over the remaining lives of the related assets.

C.     Exchange of Shares for Minority Interest in Telesp Celular S.A.

      In January 2000, the Company exchanged 21,211,875,174 of its common shares and 61,087,072,187 of its preferred shares for the shares tendered by minority shareholders. The exchange ratio was based on the respective market value of the Company’s shares and the shares of Telesp Celular S.A. Under BR CL, the increase in capital was recorded based on the market value of the Company’s shares, an additional amount for the difference between the market price of the Telesp Celular S.A. shares and the book value of Telesp Celular S.A. was recorded as a capital reserve.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Under U.S. GAAP, the purchase price for the shares of Telesp Celular S.A. was the market price of the Company’s shares at the date of the offer. The total purchase price was R$313,643. The fair value of the net assets of Telesp Celular S.A. exceeded the purchase price by R$101,671. Under U.S. GAAP, this difference is recorded as a reduction to the acquired fixed assets of Telesp Celular S.A. The adjustment to reconcile to U.S. GAAP is therefore a reduction of capital reserve and fixed assets of R$101,671 and a reduction of depreciation expense, plus the tax effect, due to the reduction in fixed assets.

D.     Acquisition of GT and Holdings

Acquisition of Initial Interest

      As described in Note 1, on February 6, 2001, the Company acquired 49% of the outstanding voting shares and 100% of the outstanding non-voting preferred shares of each of the Holdings that collectively held 95% of the voting shares and 100% of the non-voting shares of GT for a total purchase price of R$914,964. The remaining 5% of the voting shares of GT were held by another investor who subsequently sold them to the three holding companies upon authorization by ANATEL in July 2001. This purchase was funded by an additional capital contribution by the Company to Holdings in the amount of R$17,400. The Company’s investment in Holdings represented an 83% aggregate indirect economic interest of the total equity of GT at December 31, 2001. The balance of the economic interest was held by Holdings.

      The acquisition of GT was initiated to increase market presence in the south of Brazil and to enable TC and GT to benefit from synergies to be derived from operations and sales of mobile telephones.

      The purchase price of R$914,964 exceeded the Company’s proportionate share of the U.S. GAAP net equity of Holdings by R$728,868. For U.S. GAAP purposes, in accordance with Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock,” the Company allocated this difference as follows:

	Amount

Amounts representing 83% of the historical net assets of Holdings under U.S. GAAP	186,096
Fair Value Adjustments:
Property and equipment	(84,116	)(a)
Intangible assets — customer list	75,339	(b)
Debt	14,353	(c)
Intangible related to concession	723,292	(d)

Purchase Price	914,964

(a)	Difference being amortized over approximately 11 years, representing the average remaining useful lives of the relating assets.

(b)	Difference being amortized over two years, representing the average customer life

(c)	The adjustment to long-term debt was being amortized by the effective interest method over the remaining maturities of the underlying GT debt obligations. The related interest amortization during 2001 was approximately R$1,700 and is included in net finance expenses for U.S. GAAP purposes. The remaining R$12,653 was charged to income with the repayment of the related obligations by GT and is considered an extraordinary item on the early extinguishment of debt for U.S. GAAP purposes. In addition to the amount recorded directly by the Company, Daini recorded a similar extraordinary loss related to the early extinguishment of these GT debt instruments in the amount of R$5,900. Such amount for U.S. GAAP purposes would also be reflected as an extraordinary item in the statement of income.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(d)	The intangible related to the concession recognized on the transaction was R$137,744 higher for U.S. GAAP purposes than for BR CL as a result of accumulated differences in the equity of Holdings that result from differences in accounting for Holdings’ investment in GT under U.S. GAAP and BR CL. This amount is not being amortized under BR CL. Under U.S. GAAP, the concession is being amortized on a straight-line basis over a 12-year period, representing the remaining term of the license.

      GT’s and Holdings’ accounting policies comply with BR CL. As such, the Company’s investment in Holdings differs by the accumulated differences between BR CL and U.S. GAAP at GT and at Holdings. The differences at GT are primarily related to the following:

•	Start-up and customer acquisition expenses incurred by GT which are being deferred over a period of 5 years for BR CL which are expensed as incurred for U.S. GAAP purposes;

•	Differences in methods of capitalizing and amortizing interest expense related to the acquisition of property plant and equipment; and

•	Differences between the carrying value of derivative instruments for BR CL and their fair values, for which such difference are recorded for U.S. GAAP purposes in the statement of income.

      These differences at GT impact the recorded amount of the investment and related intangible related to concession recorded by Holdings for its previous acquisitions of interests in GT as well as Holdings’ recorded net income or loss (including the results of GT) for U.S. GAAP purposes.

      In connection with the above acquisition, the Company committed to purchase the remaining 51% of the outstanding common stock of each of Holdings for total consideration of US$76.3 million, adjusted at a rate of LIBOR plus 4% per year to the date of actual purchase, upon regulatory approval from ANATEL or after December 2003 when the Company expects that certain regulatory requirements will no longer be applicable.

      As a result of the significant operating losses incurred by GT during 2001 and its negative equity balance at December 31, 2001, TCP elected to record a reserve for loss on its investment in Holdings of R$278,769 under BR CL, based on an independent valuation of GT, on December 31, 2001. This independent valuation was made by (Planconsult Planejamento e Consultoria — Planconsult). This provision was recorded as an extraordinary item in the statement of income for BR CL. For U.S. GAAP, the amount of the Company’s net investment in Holdings, including the intangible asset related to concession and the unamortized portion of amounts recorded as part of the allocation of purchase price, were written down to R$13,277 based on assessment of the fair value of the shares using a discounted projected cash flows, as the Company believes that the decline in value in its net investment in the Holdings is other-than-temporary. For U.S. GAAP purposes, the write down of R$89,533 is included as a component of net operating income (expenses), rather than as an extraordinary item under BR CL. At December 31, 2001, the Company’s investment was written down to zero for BR CL purposes, and was recorded gross in the balance sheet as an investment in affiliate of R$582,860 with a corresponding provision for unsecured liabilities, representing the Company’s proportionate interest in the negative equity of the Holdings. For U.S. GAAP purposes, the Company’s investment of R$13,277 was recorded as a single asset, investment in affiliates.

      Prior to the acquisition of the remaining capital stock of the Holdings described below, the Company did not control the Holdings and consequently, accounted for its investment in the Holdings under the equity method under BR CL and for U.S. GAAP purposes. The equity income or loss of unconsolidated subsidiaries is presented as non-operating income under U.S. GAAP as opposed to operating income under BR CL.

Acquisition of Remaining Interest in the Holdings

      During 2002, TCP and TC made an intercompany loan to GT amounting to R$3,161,709. As described in Note 1, on December 27, 2002, after obtaining approval from ANATEL, TCP purchased the remaining 51% of the outstanding common stock of each of the holding companies (representing an economic interest of

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17%) in accordance with the purchase commitment discussed above, for cash of R$290,282 and began to consolidate the Holdings. The total purchase price, considered for U.S. GAAP purposes amounted to R$8 27,772, representing the cash paid plus the minority interest in the intercompany loans held by Holdings immediately prior to the date of acquisition. Considering TCP’s direct and indirect interests, TCP now owns 100% of the capital of GT. On December 30, 2002, R$2,310,878 of the intercompany loan was capitalized, in exchange for additional shares of GT capital stock.

      Under BR CL, purchases of the majority of the voting shares of another company are recorded at the book value. The difference between the purchased Holdings’ net assets and the purchase price is recorded as goodwill and amortized over 10 years based on the estimated future profitable operations, which is expected to commence in 2005.

      Under U.S. GAAP, the cost of an acquired entity is allocated to assets acquired, including identifiable intangible assets, and liabilities assumed based on their estimated fair values on the date of acquisition. The excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed is recognized as goodwill. Under U.S. GAAP, goodwill is not subject to amortization over its estimated useful life, but rather it is subject to at least an annual assessment for impairment by applying a fair-value-based test.

      For U.S. GAAP purposes, the purchase price of the remaining 51% of the outstanding common stock of the Holdings was allocated as follows:

	Amount

Amounts representing 17% of the historical net assets of Holdings under U.S. GAAP	273,387
Fair Value Adjustments:
Property and equipment	4,703	(a)
Intangible assets — customer list	26,856	(b)
Debt	4,238	(c)
Intangible related to concession	97,190	(d)
Goodwill	421,398	(e)

Purchase Price	827,772

(a)	Difference being amortized over approximately 11 years, representing the weighted average remaining useful lives of the relating assets.

(b)	Difference being amortized over two years, representing the average customer life.

(c)	The adjustment to long-term debt is being amortized by the effective interest method over the remaining maturities of the underlying GT debt obligations.

(d)	The intangible asset related to the concession is being amortized on a straight-line basis over a 11 year period, representing the remaining term of the license.

(e)	The goodwill recorded for U.S. GAAP purposes represents the amount paid in excess of the fair value of the Holdings. Under BR CL, TCP recorded goodwill amounting to R$290,282.

      As discussed above, TCP acquired the remaining interest in the Holdings pursuant to a purchase commitment that fixed the purchase price for the remaining 51% of the outstanding common stock of the Holdings (representing a 17% economic interest). At the date of the acquisition, the contracted purchase price exceeded the fair value of the acquired interest in the Holdings. On December 31, 2002, under BR CL, TCP elected to record a reserve for loss on its investments of R$170,846. After the recognition of impairment, the remaining goodwill balance under BR CL amounted to R$722,693. Under U.S. GAAP, an impairment of

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

R$421,398 was recorded, representing the total amount of the goodwill balance at December 31, 2002. Under both BR CL and U.S. GAAP, the fair value of the Holdings was estimated based on an independent valuation made by “BES Investimento do Brasil S.A..”

      Following are the components of the U.S. GAAP adjustment in shareholders’ equity related to GT as of December 31, 2001 and 2002:

	2001	2002

Purchase accounting on acquisition of Holdings
Reversal of investment in Holdings under BR CL	306,779	—
Investments in Holdings and GT under U.S. GAAP	(530,315)	—
Reversal of goodwill recorded under BR CL	(306,779)	(722,676)
Intangible related to concession recorded in U.S. GAAP	723,292	1,176,710
Amortization of intangible related to concession	(55,252)	(163,873)
Provision for losses	(89,533)	(89,533)
Property, plant and equipment fair value adjustment	(84,116)	(121,661)
Amortization of fair value of property, plant and equipment adjustment	8,393	26,357
Customer list intangible asset recorded in U.S. GAAP	75,339	140,035
Amortization of customer list	(34,531)	(108,464)
Debt fair value adjustment	14,533	25,800
Amortization of debt fair value adjusment	(14,533)	(21,562)

Total of the U.S. GAAP adjustments related to acquisition Holdings	13,277	141,133

      The following table presents the Company’s unaudited consolidated pro forma results under BR CL of operations of the Holdings for the year ended December 31, 2001 and 2002, as if the above acquisitions had been completed on January 1, 2001 and 2002, respectively. The consolidated pro forma information includes adjustments related to additional financing that was required to complete the acquisitions. The pro forma information is presented for comparative purposes only and does not purport to be indicative of what would have occurred had the acquisition actually been made at such date, nor is it necessarily indicative of future operating results:

	Year Ended December 31,

	2001	2002

Net operating revenues	3,372,164	3,897,106
Operating loss	(1,142,762)	(921,885)
Net loss	(1,224,618)	(1,248,999)
Basic and dilute earnings per thousands shares — common and preferred	(2.67)	(1.82)

E.     Pension and Other Post-retirement Benefits

      The Company participates in a multiemployer benefit plan for its retired employees that is operated and administered by SISTEL and provides for the costs of pension and other post-retirement benefits based on a fixed percentage of remuneration, as recommended annually by independent actuaries. For active employees, a single employer plan has been accounted for since 1998. The provisions of SFAS No. 87 — Employers’ Accounting for Pensions were applied for the multiemployer plan and the single employer plans were applied with effect from January 1, 1992, because it was not feasible to apply them from the effective date specified in the standard.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      For purposes of U.S. GAAP, the Company is only required to disclose its annual contributions and the funded status related to multiemployer plans. As discussed in Note 30, the Company elected to record its allocable share of actuarial liabilities with respect to its participation in multiemployer plans in accordance with CVM No. 371 as of December 31, 2001 by way of a direct charge to shareholders’ equity of approximately R$610, net of taxes. The multiemployer plan liability is reflected as an adjustment to U.S. GAAP shareholders’ equity, as such liabilities are not recorded.

      Under U.S. GAAP, the liability to be recorded using actuarial calculations based on SFAS No. 87 differs from actuarial calculations under B CL. The U.S. GAAP liability exceeded the BR CL estimated liability by R$2,872 and R$2,507 as of December 31, 2001 and 2002, respectively, and has been recorded in the U.S. GAAP reconciliation as an additional liability.

      Substantially all the active employees have elected to migrate to a Company sponsored defined contribution pension plan created in 2000. Those who have migrated have been credited individually with the balance of accumulated benefits as of the date of migration. As a result, a settlement and curtailment of the defined benefit pension plan occurred, as defined in SFAS No. 88. In addition, the Company is liable for certain contributions for certain risks involving death or disability. For the year ended December 31, 2001, under BR CL, the company recorded this liability as a direct charge to shareholders’ equity amounting to R$382. Under U.S. GAAP such liability was recorded with a corresponding charge to operating expenses.

F.     Disclosure Requirements

      U.S. GAAP disclosure requirements differ from those required by BR CL. However, in these consolidated financial statements, the level of disclosure has been expanded to comply with U.S. GAAP.

G.     Interest Expense

      BR CL requires that interest be shown as part of operating income. Under U.S. GAAP interest expense would be shown after operating income and accrued interest would be included in accounts payable and accrued expenses.

H.     Earnings per Share

      In 2000, 2001 and 2002, the BR CL computation of earnings per share is based on shares outstanding at year end, and does not distinguish between common and preferred. Under U.S. GAAP, SFAS No. 128, “Earnings per Share”, the computation is based on the weighted average number of shares outstanding during the year. The dividends per share for common and preferred were the same in 2000, and no dividends were declared in 2001 and 2002. At December 31, 2001 and 2002, the Company was obligated to issue shares to the controlling shareholder for the amount of the tax benefit realized on the amortization of the intangible related to concession transferred in the merger. The number of shares issuable, which are based on estimates using the Company’s share price at the date of the balance sheet, are considered dilutive as defined in SFAS No. 128 and are included in the denominator for purposes of calculating dilutive earnings per share for 2000. The weighted average number of outstanding and potentially dilutive shares were 423,891,313, 469,200,732 and 717,065,952 shares for 2000, 2001 and 2002 respectively. However, the potentially dilutive shares, consisting solely of the estimate of shares issuable mentioned above, have been excluded from the computation for 2001 and 2002 as their effect would have been anti-dilutive.

I.     Accounts Receivable

      At time the Company may have certain accounts receivable that have terms in excess of one year. In accordance with U.S GAAP, such receivables are discounted to their estimated present values using interest rates in effect at the date of the transaction. The discount is then amortized to revenue over the remaining

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

term using the effective interest method. The related unamortized discount is shown as a reconciling item for U.S. GAAP purposes.

J.     Permanent Assets

      BR CL has a class of assets called permanent assets. This is the collective name for all assets on which indexation adjustments were calculated in the corporate and fiscal law accounts of Brazilian companies until December 31, 1995. Under U.S. GAAP the assets in this classification would be non-current assets and property, plant and equipment.

      Under BR CL, gains and losses on disposals of permanent assets are classified as non-operating results. Under U.S. GAAP, these items are recorded in operating results.

K.     Leases

      The Company has leased certain computer hardware and software under non-cancelable lease. Under BR CL, , all leases are considered to be operating leases, with lease expense recorded when paid. For U.S. GAAP purposes, this lease is considered a capital lease as defined in SFAS No. 13, Accounting for Leases. Under SFAS No. 13, the Company is required to record the asset at the present value of the minimum lease payments with a corresponding debt obligation. Depreciation is recorded over the shorter of the estimated useful life of the asset or the lease. Interest expense is recognized over the life of the lease and payments under the lease are amortized to principal and interest under the effective interest method. The Company recorded depreciation expense in the amount of R$5,100 during 2001 and 2002 and interest expense and exchange variation (as the lease is denominated in U.S. dollars) in amount of R$15,629 and R$25,854 during 2001 and 2002, respectively. The difference between the total expense for U.S. GAAP purposes and BR CL purposes has been reflected in the reconciliation of U.S. GAAP income. The difference between these two amounts is also reflected in the U.S. GAAP reconciliation of net equity (see Note 38 below for more information related to this lease).

L.     Valuation of Long-lived Assets

      For U.S. GAAP, effective January 1, 1996 the Company adopted SFAS No. 121 Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of. In accordance with this standard, the Company periodically evaluates the carrying value of long-lived assets to be held and used, when events and circumstances warrant such a review. The carrying value of long-lived assets is considered impaired when the anticipated undiscounted cash flow from such assets is separately identifiable and is less than their carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the assets.

      In October 2001, the Financial Accounting Standards Board issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 superseded SFAS No. 121, and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS No. 144 also amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. SFAS No. 144 also broadens the presentation of discontinued operations to include more disposal transactions. The Company adopted SFAS No. 144, effective January 1, 2002 and the effect of adoption was not material.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company has performed a review of its long-lived assets including property, plant and equipment, finite-lived intangible asset including concession and concluded that the recognition of an impairment charge was not required. The Company’s evaluation of its ability to recover the carrying value of its long-lived assets was based upon projections of future operations that assumed a higher level of revenues and gross margin percentages that the Company has historically achieved. There can be no assurance that the Company will be successful in achieving these improvements in its revenues and gross margin percentages, mainly due to technological and competition environment. Should the Company be unable to achieve such improvements, future impairment provisions may be recorded related to its investments in property, plant and equipment and the licenses acquired to operate its cellular networks by ANATEL.

M.     Deferred Taxes

      For BR CL purposes, deferred taxes have been calculated using a rate on social contribution on income of 9% in 2000 and 2001 based on a provisional measure. Under U.S. GAAP such provisional measure was not considered to be enacted law. Therefore, the reconciliation to U.S. GAAP for the years ended December 31, 2000 and 2001 included a reversal of such increase in the social contribution on income rate from 9% to 8%. During the year ended December 31, 2002, the change in the social contribution tax rate became enacted law and consequently, the effect of this difference was reversed.

      The intangible asset related to concession that was recorded in connection with the acquisition of GT, and subsequently been transferred to the individual holding companies and GT, is deductible under Brazilian tax law. The excess of the intangible related to concession recognized for U.S. GAAP purposes will be recognized when and if realized by the Company. As a result of the write-down of the unamortized investment/ intangible asset related to concession for BR CL and U.S. GAAP is not yet deductible for Brazilian tax purposes.

N.     FISTEL Fee

      Under Brazilian Corporate Law, the Fistel (Telecommunication Inspection Fund) fee assessed on each activation of a new cellular line is deferred beginning on January 1st, 2001 for amortization over the customers’ estimated subscription period. For U.S. GAAP purposes, this tax would be charged directly to the consolidated statement of income.

O.     Revenue Recognition

      For U.S. GAAP, the Company recognizes service revenue as the services are provided. Prepaid service revenue is deferred and amortized based on subscriber airtime usage. Sales of handsets along with the related cost of the handsets are amortized over three years. The excess of the cost over the amount of deferred revenue related to handset sales is recognized on the date of sale. The following is a reconciliation of net revenue between BR CL and U.S. GAAP:

	2000	2001	2002

Net revenue under BR CL	2,766,706	2,946,234	3,390,593
Prepaid services(i)	(25,231)	(56,792)	(11,840)
Activation fees(ii)	2,121	85	—
Roaming charges(iii)	131,733	115,664	316,205
Value added and other sales taxes(iv)	701,362	655,644	763,397
Deferred revenue — sales of handsets, net of amortization(v)	(499,459)	(156,595)	29,844
Prepaid installment sales plan(vi)	(113,543)	95,468	62,374

Net revenue under U.S. GAAP	2,963,689	3,599,708	4,550,573

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(i) Prepaid services

      Under BR CL, revenues related to prepaid services are recognized when collected and, based on past gross margins experienced in providing such services, the related costs to be incurred are accrued for concurrently with the recognition of revenue. Under U.S. GAAP, prepaid service revenue is deferred and amortized based on subscriber airtime usage. The related accrual for the cost of future service is fully reversed under U.S. GAAP and will be recognized in income as customers use airtime and the related costs are incurred. The following summarizes the effects on the reconciliation of net income (loss) under BR CL to U.S. GAAP related to prepaid services:

	2000	2001	2001

Net deferral of prepaid service revenue	(25,231)	(56,792)	(11,840)
Reversal of accrual for estimated costs	2,349	25,053	5,976

U.S. GAAP difference	(22,882)	(31,739)	(5,864)

(ii) Activation fees

      Until December 31, 1997, under both BR CL and U.S. GAAP, revenues from activation fees were recognized upon activation of customers’ services. Under U.S. GAAP, effective January 1, 1998, net revenues from activation fees have been deferred and amortized over 12 months, the estimated effective contract life. During 1999, TCP and the cellular market in Brazil discontinued to a great extent the charging of activation fees.

(iii) Roaming

      The Company has roaming agreements with other cellular service providers. When a call is made from within one coverage area by a subscriber of another cellular service provider, that service provider pays the Company for the service at the applicable rates. Conversely, when one of the Company’s customers roams outside the coverage area, the Company pays the charges associated with that call to the cellular service provider in whose region the call was originated and charges the same amount to its subscriber. Under BR CL, revenues for roaming charges are recorded net of the related costs when the services are provided. Under U.S. GAAP, revenues and costs for roaming charges should be recorded gross. Accordingly this difference in accounting policy has no impact on net income (loss) nor in the reconciliation of shareholders’ equity. The impact of this difference under U.S. GAAP was to increase both revenues and cost of goods and services by R$131,733, R$115,664 and R$316,205 for 2000, 2001 and 2002, respectively.

(iv) Value-added and other sales taxes

      Under BR CL, these taxes are recorded in revenue net of the related tax expense. Under U.S. GAAP, these taxes are recorded gross as revenue and related cost of services and goods. Accordingly, this difference in accounting has no impact in net income (loss) nor in shareholders’ equity. The impact of this difference under U.S. GAAP was to increase both revenues and cost of goods and services by R$701,362, R$655,644 and R$763,397 for 2000, 2001 and 2002, respectively, for U.S. GAAP as compared to amounts reported under BR CL.

(v) Deferred Revenue Sales of Handsets

      Under BR CL, revenues and costs related to handset sales, including applicable value added and other sales taxes, are recognized when sold. Under U.S. GAAP, revenue on sales of handsets along with the related cost of the handset, including applicable value added and other sales taxes, are amortized over three years. Any excess of the cost over the amount of deferred revenue related to handset sales is recognized on the date

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of sale. As substantially all of the Company’s handsets are sold below cost, this difference in accounting policy had no impact on net income (loss) nor in shareholders’ equity. The unamortized balance of deferred handset revenue and the related balance of unamortized deferred handset costs was R$1,140,069 and R$1,110,225 at December 31, 2001 and 2002, respectively.

                  (vi) Prepaid Handset Installment Plan

      The Company markets certain of its handsets in connection with a prepaid service program that allows for the payment of the handset in installments. A portion of any future purchases of minutes is allocated as an installment payment based on published pricing. Under BR CL, the Company records an amount of future handset revenue under the installment program at the date of sale based on an estimate of future minute purchases. Under U.S. GAAP, this revenue is not recognized until such future purchases are made.

P.     Derivative Financial Instruments

      As mentioned in Notes 18 and 32, the Company uses a variety of derivative financial instruments to mitigate its exposure to interest rate and foreign currency fluctuations related to a portion of its foreign currency denominated debt. The Company primarily uses foreign currency swaps, options and forward contracts, as well as interest rate swap agreements, to manage these risks.

      Under BR CL, foreign currency forward and swap contracts are recorded at the notional amount multiplied by the terms of the contract as if it had been settled at the balance sheet date. The premium accrued at that date is recorded as expense and payable.

      During June 1998, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133 ). SFAS 133 established accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. Changes in the derivative’s fair value are recognized currently in earnings unless specific hedge accounting criteria are met. For U.S. GAAP purposes, these derivatives have not been designated as accounting hedges, and as such, the changes in fair value are required to be recorded through earnings. The implementation of SFAS 133 did not have a material impact on the Company’s results of operations and financial position. Previous to the implementation of SFAS 133, the Company, for U.S. GAAP purposes, accounted for its derivatives at the balance sheet at fair value and their corresponding effect in current operations following the provision of SFAS 52, Foreign Currency Translation. Since the past accounting treatment is similar to the one currently being followed by the Company under the provision of SFAS 133, the initial implementation of SFAS 133 did not have an impact on the U.S. GAAP reconciliation for the year 2001.

      Accordingly, an adjustment has been included in the reconciliation to U.S. GAAP for the difference between the carrying value for BR CL and the fair market value of the derivatives.

Q.     License Acquisition Interest Capitalization

      The incurred interest between the date of the documentation and proposal submission to obtain the license acquisition to operate Band B mobile telephone services and the date of the initial operations of GT was recorded as deferred assets according to BR CL. Under US GAAP the interest was capitalized as license acquisition cost. The amount of reversal relates to differences on interests accrued in 1998.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

R.     Amortization of License Acquisition Costs

      GT recorded amortization of license acquisition costs during the start-up period as deferred assets according to BR CL. Under US GAAP such amortization was reversed and the amortization period starts on the start-up date, January 1st, 1999.

S.     Deferred Assets

      GT has recorded pre-operational costs as deferred assets, to be amortized on a straight-line basis over 10 years, as allowed by BR CL. Under US GAAP such deferrals and respective amortization have been fully reversed.

T.     Reversal of Proposed Dividends

      Under BR CL, proposed dividends are accrued for in the financial statements in anticipation of their approval at the shareholders’ meeting. Under U.S. GAAP, dividends are not accrued until they are formally declared.

      The interest on shareholders’ equity is a legal liability from the date it is declared, therefore, these amounts are included as dividends in the year they are proposed for U.S. GAAP purposes.

U.     Offering Expenses

      Under BR CL, expenses related to capital increases are recorded as net financial expenses. Under U.S. GAAP, offerings expenses are charged against the gross proceeds of the offering. The U.S. GAAP adjustment represents the reversal of net financial expenses recorded by the Company in connection with the capital increase completed during the year ended December 31, 2002. The difference did not have any impact on net equity.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Reconciliation of the Net (Loss) Income differences between BR CL and U.S. GAAP:

	2000	2001	2002

BR CL net income (loss) of the year	152,167	(1,113,617)	(1,140,761)
Add (deduct):
Different criteria for:
Amortization of monetary restatement of 1996 and 1997	(36,348)	(17,681)	(30,369)
Loss on disposal of assets monetarily restated in 1996 and 1997	—	(31,393)	(1,181)
Capitalized interest	(45,179)	(22,370)	15,417
Amortization of capitalized interest	(2,823)	(2,685)	(2,212)
Activation fees, net of taxes	(143)	—	—
Amortization of activation fees	2,264	85	—
Revenue recognition of prepaid service	(22,882)	(31,739)	(5,864)
Prepaid installment plan revenue	(103,312)	107,656	71,439
Pension plan	26,591	528	365
Depreciation effect from reduction of fixed assets due to exchange of shares of minority interest	17,447	14,185	13,126
FISTEL fees	—	(20,744)	(1,416)
Difference in criteria for leasing	—	2,741	(4,229)
Forward and swap contracts	9,398	(127,070)	(336,562)
Call option	(19,132)	(50,830)	(37,438)
Discount on long-term accounts receivable	—	(7,233)	7,233
Acquisition of GT and Holdings:
Depreciation impact	—	8,394	9,152
Amortization on purchase price allocations to customer list	—	(34,531)	(37,670)
Amortization of intangible related to concession	—	(55,252)	(52,592)
Additional interest expense on purchase price allocation of debt	—	(1,700)	—
Extraordinary loss on early extinguishment of debt	—	(12,653)	—
Difference in equity in net loss of Holdings	—	(80,217)	131,576
Reversal of reserve for loss on investments	—	278,769	170,846
Difference in recognition of impairment	—	(89,533)	(421,399)
Offering expenses	—	—	35,980
Deferred tax effect on the above adjustments	57,460	61,562	110,685
Deferred social contribution calculated using enacted law instead of provisional measure	1,424	21,271	10,210

U.S. GAAP net income (loss) of the year	36,932	(1,204,057)	(1,495,664)

Basic EPS Computation:
Income (loss) available to common and preferred stockholders	36,932	(1,204,057)	(1,495,664)

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2000	2001	2002

Basic and diluted earnings per thousands shares — common and preferred	0.09	(2.63)	(2.18)

Weighted average common and preferred shares outstanding (in thousand)	419,820,313	458,367,772	687,051,991

Diluted average common and preferred shares outstanding (in thousand)	423,891,313	458,367,772	687,051,991

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Reconciliation of the Shareholders’ Equity differences between BR CL and U.S. GAAP:

	2000	2001	2002

BR CL shareholders’ equity	3,857,125	2,742,647	4,009,957
Add (deduct):
Different criteria for:
Monetary restatement of 1996 and 1997	274,194	242,801	241,620
Amortization of monetary restatement of 1996 and 1997	(127,227)	(144,908)	(175,277)
Capitalized interest	57,351	34,980	45,338
Amortization of capitalized interest	(18,326)	(21,012)	(24,391)
Activation fees, net of taxes	(138,668)	(138,668)	—
Amortization of activation fees	138,583	138,668	—
Revenue recognition of prepaid service	(22,882)	(54,621)	(60,485)
Unbilled receivables — prepaid installment plan	(194,598)	(86,942)	(15,503)
Pension plan	(4,706)	(2,872)	(2,507)
Exchange of shares for minority interest	(101,671)	(101,671)	(101,671)
Depreciation effect from reduction of fixed assets due to exchange of shares of minority interest	17,447	31,632	44,758
FISTEL fees	—	(20,744)	(30,457)
Value of fixed assets net of depreciation — capital leases	—	45,900	40,800
Capital lease obligations	—	(43,158)	(42,287)
Fair value of forward and swap contracts	(145,002)	(272,072)	(777,107)
Fair value of call option	(19,132)	(69,962)	(107,400)
Present value of long-term accounts receivable	—	(7,233)	—
Interest capitalized on license acquisition costs	—	—	42,006
Amortization of license acquisition costs	—	—	21,118
Deferred assets	—	—	(308,559)
Deferred assets, accumulated amortization	—	—	100,489
Acquisition of GT and Holdings	—	13,277	141,133
Deferred taxes on the above adjustments	93,930	155,048	265,732
Reversal of deferred social contribution calculated using enacted law instead of provisional measure	(31,481)	(10,210)	—
Reversal of proposed dividends	39,448	—	—

U.S. GAAP shareholders’ equity	3,674,385	2,430,880	3,307,307

Supplementary balance sheet information U.S. GAAP:
Total assets	7,089,088	7,218,261	10,202,052

Current liabilities	1,658,138	1,774,119	3,740,198

Noncurrent liabilities	1,756,565	3,013,262	3,154,547

Net property, plant and equipment	3,555,745	3,783,513	4,855,521

      Changes in the Consolidated Shareholders’ Equity Position for the Years Ended December 31, 2000, 2001 and 2002 in Conformity with U.S. GAAP

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2000	2001	2002

Shareholders’ equity under U.S. GAAP as of beginning of the year	2,229,838	3,674,385	2,430,880

Capital increase	1,125,085	—	2,367,376
Partial spin-off	(100)	—	—
Exchange of shares for minority interest	343,538	—	—
Expired dividends — 1998	—	—	4,715
Net income (loss)	36,932	(1,204,057)	(1,495,664)
Dividends and interest on capital	(60,908)	(39,448)	—

Shareholders’ equity under U.S. GAAP as of ending of the year	3,674,385	2,430,880	3,307,307

38.     Additional Disclosures Required by U.S. GAAP

A.     Pension and Other Post-retirement Benefits

      The Company, together with substantially all other companies in Telebrás Group, participates in a multiemployer defined benefit pension and other post-retirement benefit plans for its retired employees, which are operated and administered by SISTEL.

      In December of 1999, the Company and the other companies which participate in the SISTEL plan reached an agreement to withdraw the active participants from the pension plan and establish a new plan for each of the New Holding Companies. The parties agreed to allocate the plan assets based on studies prepared by an independent actuary. The allocation of the initial transition obligation and unamortized gains and losses was based on the projected benefit obligation (PBO) of each individual sponsor divided by the total PBO of SISTEL at December 31, 1999 based on SFAS No. 87 calculations. The inactive employees of all of the New Holding Companies which participated in the SISTEL defined benefit pension plan will remain as part of the multiemployer plan in SISTEL. The post-retirement benefit plan will also remain as a multiemployer plan; however, SISTEL will no longer subsidize life insurance premiums for inactive (retired) employees.

      Substantially all of the Company’s employees have migrated to a new defined contribution plan created by the Company in October of 2000, which resulted in a settlement and curtailment of the pension plan under SFAS No. 88, “Employers’ Accounting and Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits” during 2001 and 2002. The accrued benefits of each participant who migrated were credited to the individual accounts maintained in the defined contribution plan also ceased to part of the postretirement health care plan.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of the liability as of December 31, 2001 and 2002 for the Company’s active employee defined benefit pension plan is as follows:

Pension Benefit Plan

	2001	2002

Funded status:
Accumulated benefit obligation —
Vested	5,887	6,106
Nonvested	319	369

Total	6,206	6,475

Projected benefit obligation	6,364	6,585
Fair value of plan assets to be allocated to the Company’s new plan	(6,459)	(7,627)

Projected obligation in excess of assets (assets in excess of projected obligation)	(95)	(1,042)
Unrecognized gains	4,224	4,816
Unrecognized net transition obligation	(333)	(290)

Accrued pension cost	3,796	3,484

The actuarial assumptions used were as follows:
Discount rate for determining projected benefit obligations	11.30%	11.30%
Rate of increase in compensation levels	8.15%	8.15%
Expected long term rate of return on plan assets	14.45%	14.45%

      A summary of the effects of curtailment and settlement on the reconciliation of the accrued pension cost as of December 31, 2001 and 2002:

	2000	2001	2002

Accrued pension cost, beginning of year	60,652	4,706	3,796

Net periodic pension cost	6,930	104	(290)
Actual Company contributions	(4,726)	(34)	(22)
Effect of curtailment	(7,644)	(970)	—
Effect of settlement	(50,506)	(10)	—

Accrued pension cost	4,706	3,796	3,484

      A summary of the SISTEL pension plan as of December 31, 2001 and 2002 for the multiemployer portion (inactive employees pension plan) is as follows:

	2001	2002

Funded status:
Accumulated benefit obligation — 100% vested	2,815,765	2,922,542
Fair value of plan assets	(3,221,443)	(3,684,884)

Assets in excess of obligation	(405,678)	(762,342)

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of the post-retirement benefits plan (which remains a multiemployer plan), as of December 31, 2001 and 2002, is as follows:

	2001	2002

Funded status:
Accumulated post-retirement benefit obligations:
Active participants	69,363	46,107
Retirees and dependents	813,918	867,041

	883,281	913,148
Fair value of plan assets	359,400	404,507

Obligations in excess of plan assets	523,881	508,641

      For 2001 and 2002, the trend of health care cost increase was projected to increase at annual rates, excluding inflation, ranging from 5.76% and 5.62%, decreasing to 2.7% in 2050 and 2.82% in 2047, in 2001 and 2002 respectively. During December 1999, SISTEL agreed with the New Holding Companies that it would no longer subsidize life insurance premiums for retired employees.

      Reconciliation of Pension Plan Adjustment:

	2000	2001	2002

U.S. GAAP:
Net periodic pension cost	(6,930)	(104)	290
Settlement and curtailment of the pension plan	58,150	980
Additional actuarial liability recorded for defined contribution plan	—	(314)	22

Net periodic pension income under U.S. GAAP	51,220	562	312

BR CL:
Charged to income statement	(4,726)	34	(53)
Pension plan liability reversion	29,355	—	—

Credited to income statement under BR CL	24,629	34	(53)

Net reconciliation effect	26,591	528	365

B.     Summarized financial information for the Holdings

      The following summarizes financial information under BR CL for the Holdings relating to the periods for which the Company’s investment in the Holdings was accounted for using the equity method of accounting.

	As of and for the Year
	Ended December 31,

	2001	2002

Net operating revenues	390,797	512,168
Operating loss	(791,863)	(770,908)
Net loss	(786,802)	(771,325)
Current assets	190,534	—
Long-term assets	2,210,471	—
Current liabilities	493,838	—
Long-term liabilities	2,416,177	—

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

C.     Intangible assets

      Following is a summary of the Company’s intangible assets subject to amortization under U.S. GAAP:

	2001			2002

		Software	Customer		Customer	Exclusivity	Software
	Concession	Use Rights	List	Concession	List	Agreement	Use Rights

Gross	723,292	297,168	75,339	2,092,636	140,035	54,167	743,749
Accumulated amortization	(55,252)	(70,126)	(34,531)	(453,889)	(108,464)	(19,663)	(231,939)
Write-off	(89,533)	—	—	(89,533)	—	—	—

Net	578,507	227,042	40,808	1,549,214	31,571	34,504	511,810

Amortization expense	55,252	52,839	34,531	52,595	37,670	17,906	94,565

Amortization period	(a)	5 years	2 years	(a)	2 years	(b)	5 years

(a)	Amortized on a straight line method over the concession period until April 2013.

(b)	Amortized over the terms of the contracts, ranging from one to three years.

      The estimated aggregate amortization expense for the next five years is as follows:

Amount

2003	304,470
2004	276,171
2005	257,283
2006	257,283

D.     Capital Leases

      The future minimum payments, by year and in the aggregate, under the Company’s non-cancelable lease obligations classified as capital leases are as follows:

2003	30,517
2004	15,259
Total minimum lease payments	45,776
Less amount representing interest	(3,489)

Liabilities recorded in the balance sheet for U.S. GAAP purposes	42,287
Less current portion	(24,164)

Long-term capital lease obligation	18,123

      The following summarizes the amounts related to the assets and accumulated depreciation for U.S. GAAP purposes of the related assets under the Company’s capital lease obligations:

Property, Plant and Equipment:
Software	51,000
Less: accumulated amortization	(10,200)

40,800

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

E.     Concentration of Risks

      Credit risk with respect to trade accounts receivable is diversified. The Company continually monitors the level of trade accounts receivable and limits the exposure to bad debts by cutting access to the telephone network if any invoice is 15 days past due. Exceptions comprise telephone services that must be maintained for reasons of safety or national security.

      In conducting their business, Telesp Celular S.A. and Global Telecom are fully dependent upon the cellular telecommunications authorizations, granted by the Federal Government.

      There is no concentration of available sources of labor, services, concessions or rights, other than those mentioned above, that could, if suddenly eliminated, severely impact the Company’s operations.

F.     Commitments (Unaudited)

      Planned capital expenditures for 2003 are approximately R$402,093. Most of the 2003 capital expenditures relate to infrastructure, information technology and transmission equipment.

      The Company is subject to obligations concerning quality of services, network expansion and modernization, as established in our authorizations and our original concession agreements. The Company believes that it is currently in compliance with its quality of service and expansion obligations.

G.	Segment Information

      The Company has determined that its reportable segments are those that are based on the Company’s method of internal reporting. The reportable segments of the Company are Telesp Celular (the leading mobile operator in the state of São Paulo) and Global Telecom (a cellular operator in the states of Paraná and Santa Catarina). These reportable segments are strategic business subsidiaries that operate in different concession areas and are in different phases of development and therefore, are managed and funded separately.

      As discussed in Note 1, TCP acquired the remaining indirect and direct interests in Global Telecom on December 27, 2002 and began to consolidate Global Telecom as of that date. Consequently, the Company has not presented segment information related to the separate operations of Telesp Celular and Global Telecom for the periods preceding the acquisition date because Global Telecom’s results of operations were accounted for using the equity method of accounting by the Company under both BR CL and U.S. GAAP.

      The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Intersegment sales are recorded at cost.

      Following is information on the Company’s reportable segments as of December 31, 2002:

	Telesp	Global
	Celular	Telecom	Other	Eliminations	Consolidated

Total assets	6,122,691	2,383,617	1,150,358	(2,281)	9,654,385

H.	New Accounting Pronouncements

SFAS No. 141 —	“Business Combinations”

      During June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141 (SFAS 141), “Business Combinations”. SFAS 141 addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16 (Opinion 16), “Business Combinations” and FASB Statement No. 38, “Accounting for Preacquisition Contingencies of Purchased Enterprises”. All business combinations in the scope of SFAS 141 are to be accounted for using one method the purchase method. In addition, SFAS 141 requires that intangible assets be recognized as

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

assets apart from goodwill if they meet two criteria-the contractual-legal criterion or the separability criterion. To assist in identifying acquired intangible assets, SFAS 141 also provides a list of intangible assets that meet either of those criteria. In addition to the disclosure requirements prescribed in Opinion 16, SFAS 141 requires disclosure of the primary reasons for a business combination and the allocation of the purchase price paid to the assets acquired and liabilities assumed by major balance sheet caption. SFAS 141 also requires that when the amounts of goodwill and intangible assets acquired are significant to the purchase price paid, disclosure of other information about those assets is required, such as the amount of goodwill by reportable segment and the amount of the purchase price assigned to each major intangible asset class. The provisions of SFAS 141 apply to all business combinations initiated after June 30, 2001. SFAS 141 also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. The adoption of SFAS 141 on January 1, 2002 did not result in any impact to the Company’s financial position, cash flows and results of operations.

SFAS No. 142 —	“Goodwill and Other Intangible Assets”

      During June 2001, FASB issue SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion 17, Intangible Assets. SFAS No. 142 also amends SFAS No. 121, “Accounting for the Impairment of Long Lived Assets and for long-lived Assets to Be Disposed Of”, to exclude from its scope goodwill and intangible assets that are not amortized. SFAS No. 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The provision of SFAS No. 142 is required to be applied starting with fiscal years beginning after December 15, 2001. Early application is permitted for entities with fiscal years beginning after March 15, 2001, provided that the first interim financial statements have not been issued. An exception to SFAS No. 142 application date is for goodwill and intangible assets acquired after June 30, 2001, which will be immediately subject of the non-amortization and amortization provisions of this statement. The adoption of SFAS No. 142 on January 1, 2002 did not have an impact on the Company’s financial position, cash flows and results of operations.

SFAS No. 143 —	“Accounting for Asset Retirement Obligations”

      During June 2001 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 143 (SFAS No. 143), Accounting for Asset Retirement Obligations”. SFAS No. 143 basically requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement cost are capitalized as part of the carrying amount of the long-lived asset. Under SFAS No. 143 the liability for an asset retirement obligation is discounted and accretion expense is recognized using the credit-adjusted risk-free interest rate in effect when the liability was initially recognized. In addition, disclosure requirements contained in SFAS No. 143 will provide more information about asset retirement obligations. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15 ,2002 with earlier application encouraged. Based on an initial assessment of the provisions and requirements of SFAS 143, management believes that the implementation of this statement will not result in any impact to the Company’s financial position, cash flows and results of operations.

SFAS No. 145 — “Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS 13, and Technical Corrections as of April 2002 of “SFAS 145”

      In April 2002, the FASB issued Statements of Accounting Standards No. 145, “Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS No. 13, and Technical Corrections as of “April 2002”

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(“SFAS 145”). SFAS No. 145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” SFAS No. 44, “Accounting for Intangible Assets of Motor Carriers,” and SFAS No. 64, “Extinguishments of Debt made to satisfy Sinking-Fund requirements.” As a result, gains and losses from extinguishment of debt will no longer be classified as extraordinary items unless they meet the criteria of unusual or infrequent as described in Accounting Principles Boards Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” In addition, SFAS No. 145 amends SFAS No. 13, “Accounting for Leases,” to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SFAS No. 145 is effective for fiscal years beginning after 15 May 2002. The Company is currently evaluating the impact that the adoption of SFAS No. 145 will have on its results of operations and financial position. However, the Company does not believe that the adoption of SFAS No. 145 will have a material impact on the Company’s financial position, cash flows and results of operations.

SFAS No. 146 —	“Accounting for Costs Associated with Exit or Disposal Activities”

      In June 2002, the FASB issued Statement of Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (“EITF 94-3”). SFAS No. 146 eliminates the definition and requirements for recognition of exit costs in EITF No. 94-3. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognised when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost as defined in EITF No. 94-3 was recognised at the date of an entity’s commitment to an exit plan. SFAS No. 146 also concluded that an entity’s commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability. SFAS No. 146 is applicable for exit or disposal activities initiated after December 31, 2002, and as such, the Company cannot reasonably estimated the impact of the adoption of these new rules until and unless they affect relevant activities in future periods.

FIN No. 45 — “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”

      In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN No. 45”). This interpretation requires certain disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of FIN No. 45 are effective for interim and annual periods after December 15, 2002. The initial recognition and initial measurement requirements of FIN No. 45 are effective prospectively for guarantees issued or modified after December 31, 2002. Based on an initial assessment of the provisions and requirements of FIN No. 45, management believes that the implementation of this statement will not result in any impact to the Company’s financial position, cash flows and results of operations.

     EITF 00-21 Revenue Arrangements with Multiple Deliverables

      At the September and October 2002 meetings of the Emerging Issues Task Force (EITF), the Task Force reached a tentative conclusion on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables,

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

which outlines an approach to be used to determine when a revenue arrangement for multiple deliverables should be divided into separate units of accounting and, if separation is appropriate, how the arrangement consideration should be allocated to the identified accounting units.

      Specifically, in an arrangement with multiple deliverables, the delivered item(s) should be considered a separate unit of accounting if (1) the delivered item(s) has value to the customer on a standalone basis, (2) there is objective and reliable evidence of the fair value of the undelivered item(s) and (3) if the arrangement includes a general right of return, delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the vendor.

      The arrangement consideration allocable to a delivered item(s) that does not qualify as a separate unit of accounting within the arrangement should be combined with the amount allocable to the other applicable undelivered item(s) within the arrangement.

      The appropriate recognition of revenue should then be determined for those combined deliverables as a single unit of accounting.

      The guidance in EITF 00-21 is effective prospectively for revenue arrangements entered into in fiscal years beginning after December 15, 2002. Alternatively, entities may elect to report the change in accounting as a cumulative-effect adjustment in accordance with Accounting Principles Board Opinion 20, Accounting Changes. We are currently evaluating the impact of EITF 00-21 in our financial statements, specifically including our treatment of revenue from handset sales under US GAAP. We currently cannot reasonably estimate the impact of adopting the new rule.

Independent Auditors’ Report

To Globaltelcom Telecomunicacoes S.A., Daini do Brasil S.A. and GTPS S.A.

Participacoes em Investimentos de Telecomunicacoes
Sao Paulo, Brazil:

      (1) We have audited the accompanying combined balance sheet of Globaltelcom Telecomunicacoes S.A., Daini do Brasil S.A. and GTPS S.A. Participacoes em Investimentos de Telecomunicacoes (the “Holdings”) as of December 31, 2001, and the related statements of operations, changes in shareholders’ deficit and changes in financial position for the periods from February 6, 2001 to December 31, 2001 and from January 1, 2002 to December 27, 2002. These combined financial statements are the responsibility of the Holdings’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

      (2) We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      (3) In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Holdings as of December 31, 2001, and the results of their operations and changes in their financial positions for the periods from February 6, 2001 to December 31, 2001 and from January 1, 2002 to December 27, 2002, in conformity with accounting practices adopted in Brazil.

      (4) Accounting practices adopted in Brazil vary in certain respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net loss attributable to shareholders for the periods from February 6, 2001 to December 31, 2001 and from January 1, 2002 to December 27, 2002 and the determination of shareholders’ deficit as of December 31, 2001 to the extent summarized in Note 27 to the combined financial statements.

      (5) Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The combined statements of cash flow for the periods from February 6, 2001 to December 31, 2001 and from January 1, 2002 to December 27, 2002 are presented for purposes of additional analysis and are not a required part of the basic combined financial statements under accounting practices adopted in Brazil. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ DELOITTE TOUCHE TOHMATSU

June 18, 2003

Sao Paulo, Brazil

GLOBALTELCOM TELECOMUNICACOES S.A., DAINI DO BRASIL S.A. AND GTPS S.A. PARTICIPACOES EM INVESTIMENTOS DE TELECOMUNICACOES

COMBINED BALANCE SHEET

As of December 31, 2001
(In thousands of Brazilian reais)

	Note	2001

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	12	53,163
Trade accounts receivable, net	13	62,306
Inventories	14	56,877
Recoverable taxes	11	7,928
Other current assets	15	10,260

Total current assets		190,534

NONCURRENT ASSETS:
Recoverable and deferred taxes	11	211,349
Other noncurrent assets	15	234

Total noncurrent assets		211,583

PERMANENT ASSETS:
Goodwill		296,462
Property, plant and equipment, net	16	1,462,693
Deferred assets, net	17	239,733

Total permanent assets		1,998,888

Total assets		2,401,005

The accompanying notes are an integral part of this financial statement.

GLOBALTELCOM TELECOMUNICACOES S.A., DAINI DO BRASIL S.A. AND GTPS S.A. PARTICIPACOES EM INVESTIMENTOS DE TELECOMUNICACOES

COMBINED BALANCE SHEET

As of December 31, 2001
(In thousands of Brazilian reais)

	Note	2001

LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Payroll and related accruals	18	9,412
Trade accounts payable	19	247,181
Taxes payable	20	16,481
Loans and financing	21	212,465
Other liabilities		8,299

Total current liabilities		493,838

NONCURRENT LIABILITIES:
Loans and financing	21	2,094,763
Taxes payable	20	37,679
Reserve for contingencies and other	22	7,654

Total noncurrent liabilities		2,140,096

SHAREHOLDERS’ DEFICIT AND ADVANCES FOR FUTURE CAPITAL INCREASES:
Capital stock	24	570,520
Special reserve of goodwill		193,231
Accumulated deficit		(1,272,761)

Total shareholders’ deficit		(509,010)

Advances for future capital increase		276,081

Total shareholders’ deficit and advances for future capital increases		(232,929)

Total liabilities and shareholder’s deficit		2,401,005

The accompanying notes are an integral part of this financial statement.

GLOBALTELCOM TELECOMUNICACOES S.A., DAINI DO BRASIL S.A. AND GTPS S.A. PARTICIPACOES EM INVESTIMENTOS DE TELECOMUNICACOES

COMBINED STATEMENTS OF OPERATIONS

For the Periods from February 6, 2001 to December 31, 2001 and
January 1 to December 27, 2002
(In thousands of Brazilian reais)

	Note	2001	2002

NET OPERATING REVENUE	5	390,797	512,168
COST OF SERVICES AND GOODS	6	(407,907)	(423,774)

GROSS MARGIN		(17,110)	88,394
OPERATING EXPENSES:
Selling expenses	7	(139,653)	(124,402)
General and administrative expenses	8	(46,828)	(45,706)
Net financial expenses	9	(536,468)	(663,110)
Other net operating expenses	10	(51,804)	(26,084)

OPERATING LOSS		(791,863)	(770,908)
Net nonoperating expenses		(350)	(417)

LOSS BEFORE MINORITIES		(792,213)	(771,325)
Minority interest in loss		5,411	—

NET LOSS		(786,802)	(771,325)

The accompanying notes are an integral part of this financial statement.

GLOBALTELCOM TELECOMUNICACOES S.A., DAINI DO BRASIL S.A. AND GTPS S.A. PARTICIPACOES EM INVESTIMENTOS DE TELECOMUNICACOES

COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

FOR THE PERIOD FROM FEBRUARY 6, 2001 TO DECEMBER 31, 2001
(In thousands of Brazilian reais)

	Capital	Special Reserve	Accumulated
	Stock	of Goodwill	Deficit	Total

BALANCE AT FEBRUARY 6, 2001	570,520	—	(485,959)	84,561
Special reserve of goodwill (Note 1)	—	193,231	—	193,231
Net loss	—	—	(786,802)	(786,802)

BALANCE AT DECEMBER 31, 2001	570,520	193,231	(1,272,761)	(509,010)

The accompanying notes are an integral part of this financial statement.

GLOBALTELCOM TELECOMUNICACOES S.A., DAINI DO BRASIL S.A. AND GTPS S.A. PARTICIPACOES EM INVESTIMENTOS DE TELECOMUNICACOES

COMBINED STATEMENTS OF CHANGES IN FINANCIAL POSITION

FOR THE PERIODS FROM FEBRUARY 6, 2001 TO DECEMBER 31, 2001 AND
JANUARY 1 TO DECEMBER 27, 2002
(In thousands of Brazilian reais)

	2001	2002

SOURCES OF FUNDS:
From operations (see below)	—	332,476
From shareholders:
Advances for future capital increase	17,400	2,630,270
From third parties
Long-term debt	2,048,893	215,584
Non-current tax payable, other than income taxes	33,629	68,273
Intercompany payables	—	531,440

Total sources	2,099,922	3,778,043

USES OF FUNDS:
In operations (see below):	326,491	—
Property, plant and equipment	421,034	152,321
Deferred assets	—	7,525
Prepayment of non-current liabilities	1,199,794	2,927,634
Acquisition of minority interest in Global Telecom	20,167	—
Non-current assets	16,872	453,654

Total uses	1,984,358	3,541,134

INCREASE IN WORKING CAPITAL	115,564	236,909

REPRESENTED BY:
Ending working capital:
Current assets	189,487	160,600
Current liabilities	492,791	226,995

	(303,304)	(66,395)
Less — beginning working capital	(418,868)	(303,304)

INCREASE in working capital	115,564	236,909
FUNDS PROVIDED BY (USED IN) OPERATIONS
Net loss	(786,802)	(771,325)
Items not affecting working capital:
Minority interest	(5,411)	—
Depreciation and amortization	145,122	202,935
Exchange and monetary variation on non-current items, net	291,020	893,996
Provision for losses on property, plant and equipment	20,671	(812)
Provision for contingencies and other	7,297	3,840
Net loss on disposal of property, plant and equipment sold	1,612	3,842

Total	(326,491)	332,476

The accompanying notes are an integral part of this financial statement.

GLOBALTELCOM TELECOMUNICACOES S.A., DAINI DO BRASIL S.A. AND GTPS S.A. PARTICIPACOES EM INVESTIMENTOS DE TELECOMUNICACOES

COMBINED STATEMENTS OF CASH FLOW

FOR THE PERIODS FROM FEBRUARY 6, 2001 TO DECEMBER 31, 2001 AND
JANUARY 1 TO DECEMBER 27, 2002
(In thousands of Brazilian reais)

	2001	2002

OPERATING ACTIVITIES:
Net loss	(786,802)	(771,325)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	145,122	202,935
Exchange and monetary variation on noncurrent items, net	316,557	457,893
Provision for doubtful accounts	14,535	8,832
Provision for losses on property, plant and equipment	20,671	(812)
Net book value of property, plant and equipment sold	1,612	3,842
Minority interest	(5,411)	—
Changes in operating assets:
(Increase) in accounts receivable	(32,992)	(35,598)
(Increase)/Decrease in inventories	(44,600)	17,227
(Increase)/Decrease in recoverable taxes	424	(7,749)
(Increase)/Decrease in other current assets	(765)	58
(Increase) in other noncurrent assets	(16,833)	(4,344)
Changes in operating liabilities:
Increase/(Decrease) in accounts payable	186,564	(141,567)
Increase in taxes payable	3,263	899
Increase/(Decrease) in payroll and related accruals	5,900	(1,974)
Increase/(Decrease) in other accounts payable	(3,973)	7,268
Increase in noncurrent liabilities	33,603	68,273

Net cash used in operating activities	(163,125)	(196,142)

INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(421,034)	(152,321)
Deferred assets	—	(7,525)
Acquisition of minority interest in Global Telecom	(20,167)	—
Goodwill paid in acquisition of minority interest in Global Telecom		—

Net cash used in investing activities	(441,201)	(159,846)

FINANCING ACTIVITIES:
Net increase in current loans	298,091	127,896
Payment of noncurrent liabilities	(1,446,836)	(616,454)
New loans obtained — noncurrent	2,048,893	265,432
Advances for future capital increase	17,400	—
Intercompany payable	—	531,440
Payment of license of concession	(289,648)	—

Net cash provided by financing activities	627,900	308,314

Increase (decrease) in cash and cash equivalents	23,574	(47,674)
Cash and cash equivalents in the beginning of the year	29,589	53,163

Cash and cash equivalents at end of the PERIOD	53,163	5,489

SUPPLEMENTARY CASH FLOW INFORMATION:
Interest paid	146,548	132,215
Payment of GT loan by TCP	—	2,630,270
Recognition of tax benefit related to corporate restructuring (Note 1)	193,231	—

The accompanying notes are an integral part of this financial statement.

GLOBALTELCOM TELECOMUNICACOES S.A., DAINI DO BRASIL S.A. AND GTPS S.A. PARTICIPACOES EM INVESTIMENTOS DE TELECOMUNICACOES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2001 AND FOR THE PERIODS FROM FEBRUARY 6, 2001 TO DECEMBER 31, 2001 AND JANUARY 1 TO DECEMBER 27, 2002
(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

1.	Background and Operations

      Globaltelcom Telecomunicações S.A. (“Globaltelcom”), Daini do Brasil S.A (“Daini”) and GTPS S.A. Participações em Investimentos de Telecomunicações (“GTPS”), (formerly Inepar S.A. Participação em Investimentos de Telecomunicações), (collectively, hereinafter referred to as the “Holdings”) are closely held companies established for the purpose of holding investments in Global Telecom S.A. (“GT or the Subsidiary”) and have no other significant investments or operations other than those related to their investments in the common and preferred stock of GT. GT is the operator of B Band mobile cellular telephone services in the State of Paraná and Santa Catarina, in accordance with the terms of the concession granted by National Agency for Telecommunications (“ANATEL”), which will expire in April 2013.

      Until February 6, 2001, the Holdings held 63.73% of the total capital and 75.69% of the voting stock of GT. On February 6, 2001, the Holdings acquired additional indirect interests of 34.6% and 19.31% of GT’s capital stock and voting stock, respectively, for R$257,544, under the terms of Contract of Purchase and Sale of Shares agreement entered into on January 13, 2001 (the “Purchase Agreement”). The indirect interests were acquired through Takotel Telecom Ltda. (“Takotel”), an intermediate holding company that previously held an equity interest in GT. On July 27, the Holdings acquired the remaining outstanding minority interests of 1.67% and 5% of GT’s capital stock and voting stock, respectively, for R$20,671. These acquisitions were financed by advances for future capital increases made by Telesp Celular Participações S.A. (“TCP”), amounting to R$276,081. In connection with the Purchase Agreement, on February 6, 2001 TCP acquired 49% of the voting shares and 100% of the non-voting shares of the Holdings and committed to acquire the remaining 51% of common voting shares of the Holdings (representing a 17% of economic interest in GT), at a fixed price, upon formal approval to be obtained from ANATEL, or by December 2003, when the Holdings expected that certain regulatory requirements would no longer be applicable.

      The above acquisitions generated goodwill amounting to R$183,263 and R$585,548, which was recorded by the Holdings and TCP, respectively. Through several legal processes on December 2001, TCP created new holding companies and contributed its investment and recorded goodwill, resulting from the acquisition of the Holdings to the newly created, temporary holding companies. The newly created holding companies recorded a provision for controlling shareholder’s integrity, which reflects the net value between the total goodwill to be amortized and its correspondent tax credit. The difference between the goodwill and the provision for controlling shareholder’s integrity, representing the tax benefit, was recorded by the Holdings as a non-current asset with a corresponding charge to the Special Reserve of Goodwill in the amount of R$193,231. This special reserve will be capitalized by issuing shares to TCP when and if such tax benefits are realized.

      In connection with the above restructuring, the Holdings completed a similar restructuring to contribute their investment and recorded goodwill to GT and merge Takotel into GT. This restructuring did not result in an impact to the combined financial statements.

GLOBALTELCOM TELECOMUNICACOES S.A., DAINI DO BRASIL S.A.
AND GTPS S.A. PARTICIPACOES EM INVESTIMENTOS DE TELECOMUNICACOES

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

      After the completion of the above described restructuring, the participation of the Holdings in GT, was as follows:

	Participation in	Participation in
The Holdings	Capital Stock	Voting Capital

Daini	75.55%	66.95%
Globaltelcom	15.73%	13.85%
GTPS	8.72%	19.20%

Total	100.00%	100.00%

      On September 18, 2002, TCP made an advance for future capital increase to GT amounted to R$2,630,270. On December 27, 2002, after obtaining approval from ANATEL, TCP purchased the remaining 51% of the outstanding common stock of the Holdings (representing an economic interest of 17%) in accordance with the purchase commitment discussed above. Considering TCP’s direct and indirect interests, TCP now owns 100% of the capital of the Holdings and GT and, as of the date of the acquisition, began to consolidate the Holdings.

2.     GT Background, Liquidity and Future Operations

      GT was initially constituted on December 22, 1997 as a Brazilian limited liability company. On January 29, 1999, the shareholders converted GT into a closely held corporation called Global Telecom S.A. GT provides B Band mobile telephone services under a license granted by ANATEL in accordance with Brazilian laws and sells telecommunication equipment.

      On April 8, 1998, under Act 098 of ANATEL, GT was granted a license to operate B Band mobile telephone services for concession area 5, covering two states of Brazil (Paraná and Santa Catarina), for a 15-year period, renewable for an additional 15 year term, subject to a renewal fee and the review and approval by ANATEL.

      The license acquisition price was R$773,918, with a down payment of R$309,567, corresponding to 40% of the total price. The remaining 60% was paid in three equal annual installments, starting on April 8, 1999, restated by the variation of IGP-DI from Fundação Getúlio Vargas, plus interest at the rate of 1% per month, starting from April 7, 1997 (the date the proposal for license was delivered to ANATEL).

      The Holdings have incurred operating losses and negative cash flows since inception and had a working capital and shareholders’ deficit at December 31, 2001. Consequently, the Holdings have been dependent on their shareholders (or their affiliates) to provide funds to support operations and meet debt service requirements.

      As discussed in Note 1, TCP made an advance for future capital increase to GT amounting to R$2,630,270 on September 18, 2002. This amount was used by the GT to meet working capital requirements and pay down existing loans and financing.

Joint Venture

      On December 27, 2002, the assets in the Brazilian mobile telephony market held by the shareholders PT Móveis — Serviços de Telecomunicações, SGPS (“PT”) and Telefónica Móviles S.A. (“TEM”), represented by the direct and indirect equity interests in Telesp Celular Participações S.A., Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., and CRT Celular Participações S.A., were transferred to Brasilcel N.V., to form a joint venture based in the Netherlands (50% owned by PT and 50% owned by TEM).

GLOBALTELCOM TELECOMUNICACOES S.A., DAINI DO BRASIL S.A.
AND GTPS S.A. PARTICIPACOES EM INVESTIMENTOS DE TELECOMUNICACOES

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

      As a result, as of December 31, 2002, Telesp Celular Participações S.A. is a publicly held company owned by Brasilcel N.V. (57.26% of total capital) and Portelcom Participações S.A. (7.86% of total capital) which is wholly owned by Brasilcel N.V. Total voting capital directly and indirectly owned by Brasilcel N.V. as of December 31, 2002 was 93.7%.

      The Senior Management of the companies involved understand that the mentioned process will result in significant gains for all the corporations, mainly due to the synergies achieved with the operations increase volume and unification of operative processes, which may case systemic adjustments.

3.     Presentation of the Combined Financial Statements

      These combined financial statements are being presented for the periods that the Holdings were a non-consolidated equity investment of TCP to comply with the requirements of Rule 3-09 of Regulation S-X of the Securities and Exchange Commission (“SEC”), for purposes of the presentation of TCP’s annual financial statements included in its annual report for the year ended December 31, 2002 to be filed on Form 20-F with the SEC .

      These combined financial statements have been prepared in accordance with accounting practices adopted in Brazil and the applicable rules for telecommunications service companies, established by ANATEL.

      The accompanying combined financial statements reflect the combined accounts of the Holdings. The accounts of GT have been consolidated by Daini, which held 66.95% and 75.55% of the voting capital and total capital, respectively, at December 31, 2001. The combination was prepared as follows:

•	The respective investments of Globaltelcom and GTPS in GT have been accounted for using the equity method of accounting;

•	Intercompany transactions have been eliminated;

•	Investor’s shareholding, reserves and accumulated results in the investees have been eliminated;

•	Minority interests in the results of GT prior to the acquisition of the remaining interests in GT completed on July 27, 2001 have been reported separately.

4.     Summary of the Principal Accounting Practices

      (a) Cash and Cash Equivalents — Are considered to be all available balances in cash and banks and all highly liquid temporary cash investments, stated at cost plus interest accrued to the balance sheet date, with original maturity dates of three months or less.

      (b) Trade Accounts Receivable — Accounts receivables from customers are calculated at the tariff rate on the date the services were rendered. Trade accounts receivable also include services provided to customers up to the balance sheet date, but not yet invoiced, as well as the accounts receivable from sale of handsets and accessories.

      (c) Allowance for Doubtful Accounts — Provision is made for accounts receivable for which recoverability is considered to be remote.

      (d) Inventories — Consist of handsets and accessories stated at the average acquisition cost. A provision is recognized to adjust the cost of handsets and accessories to net realizable value for inventory considered obsolete and monthly regardless of the settlement period.

GLOBALTELCOM TELECOMUNICACOES S.A., DAINI DO BRASIL S.A.
AND GTPS S.A. PARTICIPACOES EM INVESTIMENTOS DE TELECOMUNICACOES

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

      (e) FISTEL fees — Fees related to activations of new customers are being deferred and amortized over a period of the estimated customer relationship period. This amortization period commences upon the date of activation fee.

      (f) Foreign currency transactions — Are recorded at the prevailing exchange rate at the time of the related transactions. Foreign currency denominated assets and liabilities are translated using the exchange rate at the balance sheet date. Gains and losses related to exchange variations on foreign currency denominated assets and liabilities are recognized in the statements of income as they occur. Exchange variation related to derivative contracts are calculated and recorded monthly regardless of the settlement period.

      (g) Property, Plant and Equipment — Is stated at the cost of acquisition or construction, less accumulated depreciation calculated under the straight-line method based on the estimated useful lives of these assets. The license acquisition cost of GT is include in property, plant and equipment, which is being amortized using the straight-line method over the initial license period (15 years) beginning in the month of its acquisition. The interest on loans for financing construction in progress is capitalized as part of the cost of the asset.

      Costs incurred for repairs and maintenance that represent improvements, increases in capacity or in the useful lives of the assets are capitalized. All other routine costs are charged to results of operations.

      (h) Deferred assets — Represents preoperating expenses incurred by GT that have been deferred. Preoperating expenses are being amortized using the straight-line method over a period of ten years.

      (i) Goodwill — Representing the excess of the purchase price paid over proportional share of the carrying value of GT. The goodwill will be amortized over 10 years based on the estimated future profitability, to commence when profitable operations are achieved which is anticipated to occur in 2005.

      (j) Vacation Payable Accrual — Cumulative vacation payable due to employees is accrued as incurred.

      (k) Income and Social Contribution Taxes — Are calculated and recorded based on the tax rates in effect on the balance sheet date, on an accrual basis. The deferred taxes attributable to temporary differences, taxes losses and social contribution tax loss carryforwards are recorded when their realization is considered to more likely than not.

      However, to date, the Holdings have not recorded deferred tax assets related to its net operating losses tax carryforwards, since their realization is not considered to be more likely than not.

      (l) Loans and Financing — Loans and financing are updated for monetary and/or exchange variations and include accrued interest to the balance sheet date.

      (m) Reserve for Contingencies — Are based on legal advice and management’s opinion as to the likely outcome of the outstanding matters at the balance sheet date.

      (n) Revenue Recognition — Revenues from cellular telephone services consist of monthly subscription charges, usage charges, network usage charges and charges for maintenance and other customer services. Revenues for all services are recognized when the services are provided. Revenues for pre-paid services are deferred and recognized when the service is rendered, based on minute usage. Billings are on monthly basis. Unbilled revenues from the billing date to the month end are estimated and recognized as revenues during the month in which the service is provided. Revenues from the sales of handsets and accessories are recorded on the accrual basis.

      (o) Net Financial Expense — Represents interest earned (incurred) during the period and exchange and monetary variation resulting from financial investments and loans and financing. Exchange gains and losses on forward contracts and swaps are included in net financial expenses.

GLOBALTELCOM TELECOMUNICACOES S.A., DAINI DO BRASIL S.A.
AND GTPS S.A. PARTICIPACOES EM INVESTIMENTOS DE TELECOMUNICACOES

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

      (p) Research and Development — Research and development costs are charged to expense as incurred. .

      (q) Derivative Financial Instruments — GT enters into currency swap contracts in order to manage its exposure to the devaluation of the Real to other foreign currencies, specifically as it relates to its obligations. The derivatives are recorded at their settlement amounts at the balance sheet date.

      (r) Segment Information — The Company’s operates solely in one segment for local and regional cellular telecommunications. All revenues are generated in states of Paraná and Santa Catarina.

      (s) Use of Estimates — The preparation of financial statements in accordance with accounting practices adopted in Brazil requires management to make estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the period reported. Actual results could differ from those estimates.

5.     Net Operating Revenue

	2001	2002

Monthly subscription charges	91,720	107,069
Usage charges	123,087	147,324
Interconnection	133,921	226,137
Sale of handsets and accessories	139,852	139,571
Other services	4,263	14,461

Total gross operating revenue	492,843	634,562
Value added and other sales taxes	(92,328)	(110,270)
Discounts granted and other	(9,718)	(12,124)

Net operating revenue	390,797	512,168

      There are no customers which contributed more than 10% of gross operating revenues in 2001 and 2002, except for Brasil Telecom S.A., the fixed service provider for the area, that contributed approximately 22% of the total gross revenue in 2002 (17% in 2001), mainly in relation to interconnection charges.

6.     Cost of Services and Goods

	2001	2002

Depreciation	(45,467)	(89,033)
Amortization of license	(54,886)	(61,064)
Personnel	(5,002)	(4,399)
Interconnection	(60,172)	(58,161)
Materials and services	(14,748)	(11,851)
Rentals and insurance	(25,131)	(28,930)
Fistel regulated taxes	(10,629)	(19,124)
Cost of products sold	(189,770)	(140,853)
Other	(2,102)	(10,359)

Total	(407,907)	(423,774)

GLOBALTELCOM TELECOMUNICACOES S.A., DAINI DO BRASIL S.A.
AND GTPS S.A. PARTICIPACOES EM INVESTIMENTOS DE TELECOMUNICACOES

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

7.     Selling Expenses

	2001	2002

Personnel	(20,428)	(17,735)
Marketing and publicity	(44,055)	(39,168)
Third-party services	(33,921)	(30,965)
Leases and insurance	(1,515)	(2,742)
Allowance for doubtful accounts	(14,535)	(8,832)
Depreciation	(6,981)	(11,151)
Other	(18,218)	(13,809)

Total	(139,653)	(124,402)

8.     General and Administrative Expenses

	2001	2002

Personnel	(15,937)	(14,212)
Third-party services	(17,735)	(13,721)
Rentals and insurance	(1,609)	(1,662)
Depreciation	(6,154)	(10,024)
Other	(5,393)	(6,087)

Total	(46,828)	(45,706)

      Total research and development costs were R$94 for 2001. For 2002 there was no costs of research and development

9.     Net Financial Expenses

	2001	2002

Financial income:
Financial income	9,022	8,537
Gains on swap contracts	27,391	620,411

Total financial income	36,413	628,948

Interest expenses	(101,170)	(171,368)
Monetary exchange variation	(201,291)	(1,031,890)
Loss on swap contracts	(221,794)	—
Other financial expenses	(48,626)	(88,800)

Total financial expenses	(572,881)	(1,292,058)

Net financial expenses	(536,468)	(663,110)

GLOBALTELCOM TELECOMUNICACOES S.A., DAINI DO BRASIL S.A.
AND GTPS S.A. PARTICIPACOES EM INVESTIMENTOS DE TELECOMUNICACOES

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

10.     Other Net Operating Expenses

	2001	2002

Provision for losses on property, plant and equipment, net of reversal	(20,671)	812
Amortization of deferred assets	(28,366)	(31,663)
Accrued liability for contingencies (net of reversals)	(7,282)	(3,993)
Other	4,515	8,760

Other income and expenses, net	(51,804)	(26,084)

11.     Recoverable and Deferred Taxes

      Brazilian income taxes comprise federal income tax and social contribution tax. At December 31, 2001 and December 27, 2002 the statutory rate for income tax was 25%, and the statutory rates for social contribution tax was 9%. The combined statutory rate was 34% as of December 31, 2001 and December 27, 2002.

      At December 31, 2001, GT and Holdings had accumulated tax loss carryforwards, in the amount of R$1,398,118, whose related tax asset, in the amount of R$475,360 was not recorded in the combined financial statements since their realization is not considered to be more likely than not.

      The accumulated tax loss carryforwards do not expire and can be offset against taxable income. The tax legislation also define that tax loss carryforwards can be used, in any year, up to the limit of 30% of income before taxes, determined in accordance with Brazilian accounting practices and considering adjustments defined by tax legislation.

      Deferred income tax assets and recoverable taxes are comprised of the following:

2001

Deferred taxes from corporate restructuring (Note 1)	193,231
Value Added Tax (ICMS)	25,537
Other	509

Total	219,277

Current	7,928
Non current	211,349

      Value added tax (ICMS) represent the amount paid on the acquisition of equipment and inventories and can be offset against future ICMS payable generated from telecommunications services revenues. Recovery of ICMS taxes associated with equipment purchase is generally limited to  1/48th of the credit amount. The long-term portion of recoverable ICMS was R$18,103 at December 31, 2001.

12.     Cash and Cash Equivalents

2001

Cash and banks	2,557
Temporary cash investments — CDB’s	50,606

Total	53,163

GLOBALTELCOM TELECOMUNICACOES S.A., DAINI DO BRASIL S.A.
AND GTPS S.A. PARTICIPACOES EM INVESTIMENTOS DE TELECOMUNICACOES

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

      Temporary cash investments refer principally to fixed income deposit certificates (CDBs) which are indexed to interbank deposit (CDI) rates.

13.     Trade Accounts Receivable, Net

2001

Billed amounts to customers	25,044
Billed amounts to sales of handsets and accessories	23,683
Unbilled services to customers	12,542
Interconnection charges and other	10,674
Allowance for doubtful accounts	(9,637)

Total	62,306

      The changes in the allowance for doubtful accounts were as follows:

	2001	2002

Beginning balance	(6,968)	(9,637)
Provision charged to selling expense	(14,535)	(8,832)
Write-offs	11,866	8,167

Ending balance	(9,637)	(10,302)

14.	Inventories

2001

Handsets and accessories	65,008
Other	493

65,501
Provision for excess and obsolete inventories	(8,624)

Total	56,877

15.	Other Assets

2001

Deferred Fistel taxes	6,490
Prepaid expenses	2,819
Advances to suppliers	950
Other	235

Total	10,494

Current	10,260
Noncurrent	234

      Prepaid expenses consist primarily of contracted services, which are being charged to expense over the terms of the service contracts.

GLOBALTELCOM TELECOMUNICACOES S.A., DAINI DO BRASIL S.A.
AND GTPS S.A. PARTICIPACOES EM INVESTIMENTOS DE TELECOMUNICACOES

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

16.	Property, Plant and Equipment, Net

A.	Composition

2001

License acquisition costs	915,926
Transmission equipment	408,009
Computer hardware and software	152,210
Automatic switching equipment	62,795
Supports and protectors	79,690
Buildings	10,976
Handsets	9,149
Land	2,986
Other assets	20,081
Construction-in-progress	158,208

Total cost	1,820,030
Accumulated amortization of license acquisition costs	(228,948)
Accumulated depreciation	(128,389)

Property, plant and equipment, net	1,462,693

      During the periods from February 6, 2001 to December 31, 2001 and January 1, 2002 to December 27, 2002, interest capitalized by GT on loans and financing for construction-in-progress amounting to R$15,205 and R$10,331, respectively.

B.	Depreciation Rates

      The annual depreciation rates applied to property, plant and equipment are as follows:

	% (Per Year)

	2001	2002

License Acquisition	6.70	6.79
Transmission equipment	10.00	10.00
Computer hardware and software	20.00	20.00
Supports and protectors	3.50	3.50
Automatic switching equipment	10.00	10.00
Buildings	2.80	2.80
Private Handsets	33.00	33.00
Other assets (excluding land)	4.00 to 20.00	4.00 to 20.00

C.	Rentals

      GT rents premises and cellular tower locations through a number of operating lease agreements that expire at different dates. Total annual rental expense under these agreements was R$34,333 in 2002 (R$32,072 2001).

GLOBALTELCOM TELECOMUNICACOES S.A., DAINI DO BRASIL S.A.
AND GTPS S.A. PARTICIPACOES EM INVESTIMENTOS DE TELECOMUNICACOES

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

      Rental commitments of operating leases with noncancellable terms are:

Year Ending December 31,	2001

2003	31,021
2004	30,289
2005	29,817
2006	28,552
2007 and after	43,610

Total minimum payments	163,289

17.	Deferred Assets, Net

2001

Pre-operational expenses:
Amortization of license	80,496
Financial expenses	184,430
General and administrative expenses	43,633

Total	308,559
Accumulated amortization	(68,826)

Deferred assets, net	239,733

18.     Payroll and Related Accruals

2001

Wages, salaries and social security charges	1,232
Accrued vacation and social security charges	3,641
Accrued bonuses	4,400
Other	139

Total	9,412

19.	Trade Accounts Payable

2001

Materials and services — local currency	234,384
Services — foreign currency	10,931
Interconnection — telecommunication companies	1,866

Total	247,181

GLOBALTELCOM TELECOMUNICACOES S.A., DAINI DO BRASIL S.A.
AND GTPS S.A. PARTICIPACOES EM INVESTIMENTOS DE TELECOMUNICACOES

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

20.	Taxes Payable

2001

Value-added taxes (ICMS)	40,786
Withholding income tax	7,826
Fistel taxes	2,577
Other taxes on revenues	2,971

Total	54,160

Current	16,481
Noncurrent	37,679

      Of the long-term portion, R$37,679 refers to the “ICMS — Programa Paraná Mais Emprego”, an agreement made with the Paraná State Government for deferral of ICMS payments, on July 21, 2000, to defer ICMS payments. Preliminary authorization in November 2000. Pursuant to this agreement, ICMS is payable on the 49th month after the amount determined. The balances are subject to monetary correction based on the FCA — Fator de Conversão e Atualização da Secretaria da Fazenda do Paraná, a monetary correction rate established by State of Parana.

21.	Loans and Financing

A)	Composition of debt

      Composition of debt of GT are as follows:

	Annual Interest Rate	2001

Working capital:
J. P. Morgan(1)	32.17%	35,386
Banco do Brasil(2)	0.8%	65,372
Floating Rate Notes — (3)	EURIBOR + 2.75%	1,671,540
BNDES(4)	UMBNDES and TJLP + 3.6%	311,444
Interest payable on the above loans and settlement value of swap contracts		223,486

Total		2,307,228

Current		212,465
Non current		2,094,763

(1)	JP Morgan — This loan was contracted in November 29, 2001, and was due in a single installment in February 2002. This loan was paid in full on the due date.

(2)	Banco do Brasil — This loan was contracted on April 2001, equivalent to ¥ 3,707,351 thousands, with maturity in a single installment on March 2002. This loan was paid in full on due date.

(3)	Floating Rate Notes — These notes, issued by GT in July 2001, were acquired by Portugal Telecom International Finance B.V. (a related finance company of the parent company of “TCP” — See Note 1), equivalent to EUR 810 million, and are due in a single installment in 2004. The interest was due annually. Proceeds from this loan were used for prepayment on July 2001 of the following loans:

—	Motorola — Working capital — This loan was contracted in December 1998, with a total credit line of US$110 million.

GLOBALTELCOM TELECOMUNICACOES S.A., DAINI DO BRASIL S.A.
AND GTPS S.A. PARTICIPACOES EM INVESTIMENTOS DE TELECOMUNICACOES

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

—	Eximbank — Working capital — financing of operational activities. This loan was contracted in September 1999, in the amount of US$220 million.

—	Motorola — Equipment — This loan was contracted on December 1998, with a total credit line of US$220 million.

      These debts were repaid at their approximate carrying amount on each prepayment date. No significant gains or losses resulted from these early extinguishments of debt. On a swapped basis the cost of debt is proportionate to the interbank offered rate in Brazil (CDI). At December 31, 2001 the CDI rate was 19% per annum.

      On August 9, 2002 and September 16, 2002, TCP paid down the Floating Rate Notes at their approximate carrying value on behalf of GT. This amount was recorded as an advance for future capital increases made by TCP.

(4)	Banco Nacional de Desenvolvimento Econômico e Social (BNDES) — This loan was contracted with BNDES and the banks Bradesco S.A. and Alfa S.A. in July 2001. Principal of this loan will be paid in 60 monthly installments starting in November 2002. This loan is guaranteed by the pledge of the Company’s revenues, which can be retained up to a limit of 140% of the highest monthly installment, and also co-signed by Telesp Celular S.A.

      This loan agreement requires compliance with certain covenants such as the maintenance of minimum indexes of capitalization, the current ratio, financial results and debt service coverage, as well as places restrictions on the creation of new loans and financing. As of December 27, 2002, GT was not in compliance with the current ratio, financial result and debt service coverage covenants contained in it loan agreement. GT has obtained waivers relating to these covenants until December 31, 2003.

      As December 27, 2002 the outstanding debt consisted of R$336,447 related to the loan contracted with BNDES., maturing as follows:

12/27/02

2003	72,506
2004	71,103
2005	71,103
2006	71,103
2007	50,632

Total	336,447

C) Swap Contracts

      During 2001, GT entered into currency swap contracts to reduce the impact of the devaluation of the Brazilian real on its Euro and Yen denominated obligations. Under the terms of these swap arrangements, the Company is required to pay the counterparts the amounts, if any, that represents the excess of the variation of the CDI (interbank) rate or a fixed interest rate over the variations of the applicable foreign currency exchange rate, all computed on the notional amounts. If the inverse occurs, GT is entitled to receive the difference from the counterparts. At each balance sheet date the swap contracts are being carried at their estimated net settlement amount. The gains and losses attributable to these instruments are being recognized in income on a current basis.

      At December 31, 2001 GT had currency swap contracts in the notional equivalent of R$1,128,707 denominated in foreign currencies (equivalent to EUR 509,834 and ¥ 3,707,351 in 2001) with the purpose to reduce the effect of a potential devaluation of the Brazilian currency. The parameters for the currency swap

GLOBALTELCOM TELECOMUNICACOES S.A., DAINI DO BRASIL S.A.
AND GTPS S.A. PARTICIPACOES EM INVESTIMENTOS DE TELECOMUNICACOES

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

contracts in Euro and Yens are subject to foreign currency variation plus fixed interest rates from 0.8% to 8.39%. During 2001 the result of these instruments was a unrealized loss of R$194,403 recorded as loan and financing. At December 27, 2002, GT had currency swaps contracts denominated in Euros in the amount of EUR 299, 693, unrealized gains related to these swaps of R$620,411 was recorded in the statements of income as net financial expenses during 2002.

      Part of the currency swap contracts in Euros, in the amount of R$96,443, was subrogated from a swap currency contract originally signed with a commercial bank by Telesp Celular Participações S.A.

22.	Reserve for Contingencies and Other

      GT is part to certain legal proceedings arising in the normal course of business, including civil, administrative, tax and labor proceedings.GT considers the risk of loss of each contingency, such risk being classified as probable, possible or remote, considering the analysis of their legal advisors. The contingencies where a loss is considered probable to occur are recorded in the financial statements.

      The composition of the provisions recorded as liabilities, is as follows:

2001

Labor	1,244
Tax	6,000
Civil and other	410

Total	7,654

      The labor contingencies were computed based on an estimate made by management of GT, supported by its legal advisors, of the probable losses with judicial processes from former employees.

      The tax contingencies primarily relate to matters linked to the taxation of the portable terminals of cellular mobile telephony, in the State of Paraná, during the period from December 14, 2000 to July 02, 2001. In this period, the tax rate was reduced for 7%, according to item 14-A of the Table I of the Attachment II of RICMS/ PR (Value-added tax regulation in the state of Paraná), which was later revoked with retroactive effect.

      In the State of Santa Catarina, GT had a reduction in the base computation of VAT on sales, for the period from August 1999 to December 2001. The tax rule prescribes that any amount of benefit resulting from VAT credit on purchases, should not be used to reduce future obligations. The Company is contesting such tax ruling.

      The provisions for civil contingencies were computed based on an estimate of the causes filed against the GT.

      GT are subject to potential contingencies, related to civil claims, classified as possible risk of loss by the legal advisors, which was not accrued by the Company, amount to R$1,320.

23.	Fair Values of Financial Assets and Liabilities

      Estimated fair values of the Holdings’ financial assets and liabilities have been determined using available market information and valuation methodologies identified to be appropriate by the management of the Holdings. However, considerable judgment was required in interpreting the market data to determine the estimated fair values. Accordingly, the estimates presented below are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values.

GLOBALTELCOM TELECOMUNICACOES S.A., DAINI DO BRASIL S.A.
AND GTPS S.A. PARTICIPACOES EM INVESTIMENTOS DE TELECOMUNICACOES

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

      The fair value information as of December 31, 2001 presented below is based on pertinent information available to management as of those dates. Although management is not aware of any factors that would significantly affect the estimated fair value amounts at December 31, 2001 current estimates of fair values may differ significantly from the amounts shown.

			Unrealized
	Book	Fair	Gain
	Value	Value	(Losses)

Loans and financing	2,067,697	1,987,094	80,603
Derivatives instruments	239,531	292,005	(52,474)

Total	2,307,228	2,279,099	28,129

Loans and Financing

      The fair values of loans and financing were determined based on current market interest rates of similar instruments, with similar maturities and credit risk.

Cash, Cash Equivalents, Accounts Receivable, Other Current Assets, Accounts Payable and Accrued Expenses

      The carrying value of cash, cash equivalents, accounts receivable, other current assets, accounts payable and accrued expenses approximate of their fair value.

Currency Swap Contracts

      The derivative financial instruments held by the Holdings consists of foreign currency swap contracts, which are described in note 21(c). The Company engages in these currency swap contracts for hedging purposes.

      Currency Swap contracts were entered into in order to reduce the currency exchange risk resulting from the Company’s Euro and Yen denominated loans. Although the amounts and maturities related to the contracts are not fully matched to the Holdings’ foreign currency denominated liabilities, the amounts hedged represent management’s estimate of the Holdings’ foreign currency liabilities expected to mature at or near the maturity dates of the derivative contracts. Foreign currency swap contracts are recorded at the settlement amount at the balance sheet date.

      The fair market value of these instruments has been determined based on the discounted projected cash flow as of the balance sheet date. The projected cash flow considers estimated future exchange rates, future interest rates and other factors present at balance sheet date.

24.	Shareholders’ Deficit

A)	Capital

      The combined capital stock of the Holdings is comprised of preferred shares and common shares, all without par value. Capital as of December 31, 2001 amounted to R$570,520, as follows:

	Daini	Globaltelcom	GTPS	Total

Common capital	149,144	27,321	13,710	190,175
Preferred capital	298,286	54,644	27,415	380,345

Total	447,430	81,965	41,125	570,520

GLOBALTELCOM TELECOMUNICACOES S.A., DAINI DO BRASIL S.A.
AND GTPS S.A. PARTICIPACOES EM INVESTIMENTOS DE TELECOMUNICACOES

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

      Paid-in and authorized capital is represented by shares without par value, distributed as follows:

	Shares in Issued and Outstanding as of
	December 31, 2001

	Daini	Globaltelcom	GTPS

Common capital	14,914,315	2,732,190	13,710
Preferred capital	29,828,631	5,464,381	27,415

Total	44,742,946	8,196,571	41,125

      Each common share has one voting right in the general meetings. Also, preferred shares are nonvoting and have priority in the reimbursement of capital in case of dissolution of the holdings.

      According to the new Brazilian corporate legislation, preferred shareholders, as there is no provision in the corporate by-laws to the contrary, will have the right to an additional 10% of dividends paid to the common shareholders, when profitability are in place.

      The amount of R$276,081 was received from TCP on February and July, 2001 as advances for future capital increase. A major part of the amount was used for the acquisition of Takotel and the remaining minority interest in GT. On September 18, 2002, TCP made an advance for future capital increase to GT amounting to R$2,630,270.

B) Special Reserve of Goodwill

      The goodwill special reserve on incorporation represents the balancing item of the tax credit registered at noncurrent asset. When the tax credit benefit related to the goodwill occurs, the special reserve will be transferred to capital in the name of the original shareholders.

25.     Transactions with Related Parties

      The principal transactions with unconsolidated related parties are as follows:

      a) Use of network, long-distance and roaming cellular communication — These transactions involve companies owned by the same group: Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Celular CRT S.A. and Telesp Celular S.A.. This group became a related party on December 27, 2002 as a result of the joint venture described in Note 1. The table below includes balances and transactions with these companies for all periods presented. These transactions were established based on contracts between Telebrás and the operating concessionaires before privatization under the terms established by ANATEL.

      b) Advances for capital increase — represents advances made by TCP to the Holdings and GT for future capital increases.

      c) Intercompany payable — in order to optimize the financial resources of the Group companies, TCP and TC made payments to suppliers of cellular handsets which were jointly negotiated and charged to GT, as intercompany loans subject to charges and restatement compatible with market conditions. The commercial conditions of these services are based on the usual market practices applied to the Companies’ other contracts.

      d) Loans and financing — Represents intercompany loans with the Portugal Telecom Group.

GLOBALTELCOM TELECOMUNICACOES S.A., DAINI DO BRASIL S.A.
AND GTPS S.A. PARTICIPACOES EM INVESTIMENTOS DE TELECOMUNICACOES

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

      A summary of balances and transactions with unconsolidated related parties is as follows:

	2001	2002

Assets:
Account receivable by services	1,374	—
Liabilities:
Account payable	2,158	—
Intercompany payable	2,693	—
Income:
Services revenues	5,511	5,497
Cost of services	(6,116)	(6,238)
Financial expenses, net	(5,640)	156,871

26.     Subsequent Events

A) Capitalized of advances for future capital increase

      On December 30, 2002, R$2,310,878 of the advance for future capital increases made by TCP contributed as capital in exchange for 5,934,625 additional shares of GT stock. As of the date of the capital increase, the Holdings no longer had a shareholders’ deficit.

      As a result of the increase in capital, the ownership percentages of GT at December, 31 2002 were as follows:

	Participation in	Participation in
Company	Capital Stock	Voting Capital

Daini	17.51%	15.51%
Globaltelcom	3.64%	3.20%
GTPS	2.02%	4.46%
TCP	76.83%	76.83%

Total	100.00%	100.00%

B) Merger of Daini do Brasil S/A, Globaltelcom Telecomunicações S/A and GTPS S/A Participações em Investimentos de Telecomunicações into GT

      As described in Note 1, on December 27, 2002, TCP purchased the remaining 51% of the outstanding common stock of (17% of total capital) of the Holdings (Daini do Brasil S/A, Globaltelcom Telecomunicações S/A and GTPS S/A Participações em Investimentos de Telecomunicações). As of March 31, 2003, TCP, aiming to minimize administrative and financial costs, completed the merger of Daini do Brasil S/A, Globaltelcom Telecomunicações S/A and GTPS S/A Participações em Investimentos de Telecomunicações into GT. With this operation, TCP became the direct owner of GT.

C) Cancellation of Derivative Contracts

      On April 2 and 16, 2003, GT cancelled swap contracts with notional amounts of € 227,033,000, resulting in the recognition of a loss of R$145,903.

GLOBALTELCOM TELECOMUNICACOES S.A., DAINI DO BRASIL S.A.
AND GTPS S.A. PARTICIPACOES EM INVESTIMENTOS DE TELECOMUNICACOES

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

27.	Summary of Differences Between Accounting Practices Adopted in Brazil (“BR CL”) and “US GAAP”

      The Company’s accounting policies comply with accounting practices adopted in Brazil (BR CL), which differ significantly from US GAAP as described below:

A.     Different Criteria for Capitalizing and Amortizing Capitalized Interest

      In 2001 and 2002, GT elected to record capitalized interest for BR CL purposes, on its construction-in-progress.

      Under US GAAP, in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 34 — Capitalization of Interest Costs, interest incurred on borrowings is capitalized to the extent that borrowings do not exceed construction-in-progress. The credit is a reduction of interest expense. Under US GAAP, the amount of interest capitalized excludes the monetary gain associated with the borrowings and the foreign exchange gains and losses on foreign currency borrowings, and other financial expenses related to borrowings.

      The effects of these different criteria for capitalizing and amortizing capitalized interest for 2001 and 2002 operations, are presented below:

Capitalized Interest Difference:	2001	2002

US GAAP capitalized interest —
Interest which would have been capitalized and credited to income	5,360	6,456

Less — BR CL capitalized interest —
Interest capitalized and credited to income (up to the limit of interest and foreign exchange variation incurred on loans obtained for financing capital investments)	(15,205)	(10,331)

US GAAP difference	(9,845)	(3,875)

Amortization of capitalized interest difference:
Amortization under BR CL	506	1,940
Less — Amortization under US GAAP	(986)	(1,849)

US GAAP difference	(480)	91

B.     Classification of Financial Expenses

      Under BR CL financial expenses are classified as operating expenses. For US GAAP purposes financial expenses are usually disclosed in the statement of operations as other expenses not related to operations.

C.     Permanent Assets

      Losses on disposals of permanent assets were R$1,612 and R$3,842 in 2001 and 2002. Such losses were included in nonoperating expenses for BR CL. Under US GAAP such losses would have reduced operating income.

D.     Valuation of Long-lived Assets

      For U.S. GAAP, effective January 1, 1996 the holdings adopted SFAS No. 121 Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of. In accordance with this standard, the holdings periodically evaluates the carrying value of long-lived assets to be held and used, when

GLOBALTELCOM TELECOMUNICACOES S.A., DAINI DO BRASIL S.A.
AND GTPS S.A. PARTICIPACOES EM INVESTIMENTOS DE TELECOMUNICACOES

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

events and circumstances warrant such a review. The carrying value of long-lived assets is considered impaired when the anticipated undiscounted cash flow from such assets is separately identifiable and is less than their carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the assets.

      In October 2001, the Financial Accounting Standards Board issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 superseded SFAS No. 121, and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS No. 144 also amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. SFAS No. 144 also broadens the presentation of discontinued operations to include more disposal transactions. The holdings adopted SFAS No. 144, effective January 1, 2002.

      The holdings has performed a review of its long-lived assets and concluded that the recognition of an impairment charge was not required. The Holdings’ evaluation of its ability to recover the carrying value of its long-lived assets was based upon projections of future operations that assumed a higher level of revenues and gross margin percentages that the Holdings has historically achieved. There can be no assurance that the Holdings will be successful in achieving these improvements in its revenues and gross margin percentages. Should the Holdings be unable to achieve such improvements, future impairment provisions may be recorded related to its investments in property, plant and equipment and the licenses acquired to operate its cellular networks by ANATEL.

E.     Currency Swap Contracts

      Statement of Financial Accounting Standards (SFAS) No. 133 “Accounting for Derivative Instruments and Hedging Activities” established accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value.

      SFAS 133 requires that the changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. During June 2000, the FASB issued Statement of Financial Accounting Standards No. 138 (SFAS 138) which amends SFAS 133 for certain derivative instruments and certain hedging activities. SFAS 133, as amended is effective for fiscal years beginning after June 15, 2000 and should not be retroactively applied to financial statements of prior periods.

      The Holdings adopted SFAS 133, as amended on January 1, 2001. Since the Company did not have significant derivatives outstanding as of December 31, 2000, the implementation of SFAS 133 did not have a material impact on the Holdings’ results of operations and financial position.

      As mentioned in Note 21 (c) the Company contracted swap contracts for long term agreements at various exchange rates, in a total amount of R$1,128,707. These contracts had notional amounts of EUR 509,834 and ¥ 3,707,351 at December 31, 2001. Under BR CL, foreign currency swap contracts are recorded at the notional amount multiplied by the terms of the contract as if it had been settled at the balance sheet date. The premium accrued at that date is recorded as an expense and payable.

      For US GAAP purposes, these swap contracts do not qualify for hedge accounting, as the premium and other contract terms are subject to the effects of certain variable factors including foreign currency exchange

GLOBALTELCOM TELECOMUNICACOES S.A., DAINI DO BRASIL S.A.
AND GTPS S.A. PARTICIPACOES EM INVESTIMENTOS DE TELECOMUNICACOES

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

and interest rates. US GAAP requires that financial instruments of this nature be recorded at fair value through earnings. Accordingly, an adjustment has been included in the reconciliation to US GAAP.

      During the periods from February 6 to December 31, 2001 and January 1 to December 27, 2002, realized losses on swap contracts amounted to R$27,313 and realized gains amounted to R$620,411, respectively. As of December 31, 2001, unrealized losses, which represent the fair value of the currency swap contracts amounted to R$292,005.

      The table below shows the fair value of the Company’s derivatives as of December 31, 2001:

			Fair Value/
	Expiration Date	Notional Amount	Unrealized Losses

Foreign exchange swap CDI/ EURO	July 2004	EUR 299,692	124,897
Foreign exchange swap CDI/ EURO	November 2004	EUR 210,142	94,667
Foreign exchange swap CDI/ YEN	March 2002	(Y) 3,707,351	72,441

F.     License Acquisition Interest Capitalization

      The incurred interest between the date of the documentation and proposal submission to obtain the license acquisition to operate B Band mobile telephone services and the date of the initial operations of Holdings was recorded as deferred assets according to BR CL. Under US GAAP the interest was capitalized as license acquisition cost. The amount of reversal relates to differences on interest accrued in 1998.

G.     Amortization of License Acquisition Costs

      The Holdings recorded amortization of license acquisition costs during the start-up period as deferred assets according to BR CL. Under US GAAP such amortization is reversed and the amortization period starts on the start-up date, January 1st, 1999.

H.     Special Reserve of Goodwill

      The related tax benefits transferred to the Holdings as a result of the corporate restructurings, as described in Note 3 above and recorded as an equity contribution under BR CL as a Special Reserve of Goodwill, are reversed for U.S. GAAP purposes, as the basis in such tax benefits of the transferring entities reflects a valuation allowance in accordance with U.S. GAAP.

I.     Deferred Income Taxes

      The Holdings, as mentioned in Note 11, currently have substantial net loss carryforwards amounted to R$1,398,118 at December 31, 2001. The net tax loss carryforwards (tax benefit), amounted to R$475,360 at December 31, 2001.

      These tax loss carryforwards do not have a time limitation or expiration date and are subject to a limit of 30% of income before taxes, per each fiscal year, determined in accordance with Brazilian accounting practices and considering adjustments defined by Brazilian tax legislation.

      In addition during 2001, the Holdings recorded a total deferred tax asset amounting to R$193,231 referring to the future benefit arising from the amortization of an intangible asset originating from the corporate restructuring as previously described in Note 1 to the accompanying financial statements. The related tax benefits transferred to the holdings as a result of the corporate restructurings, recorded as a contribution of equity under BR CL, are reversed for U.S. GAAP purposes as the basis in such tax benefits of the transferring entities reflects a valuation allowance in accordance with U.S. GAAP.

GLOBALTELCOM TELECOMUNICACOES S.A., DAINI DO BRASIL S.A.
AND GTPS S.A. PARTICIPACOES EM INVESTIMENTOS DE TELECOMUNICACOES

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

J.     Deferred Assets

      The Company has recorded pre-operational costs as deferred assets, to be amortized on a straight-line basis over 10, as allowed by BR CL. Under US GAAP such deferrals and respective amortization have been fully reversed.

K.     FISTEL Fees

      Under BR CL, the Fistel (Telecommunication Inspection Fund) fee assessed on each activation of a new cellular line is deferred for amortization over the customers’ estimated subscription period. For US GAAP purposes, this tax is charged directly to the combined statement of operations as incurred.

L.     Classification of License Acquisition Cost

      Under BR CL license acquisition costs are reported as a component of property, plant and equipment, net on the balance sheet. For U.S. GAAP purposes, the license fee would be reported as an intangible asset and not included in property, plant and equipment.

M.     Acquisition of GT

      During the period from October 29, 1999 to February 6 2001, the Holdings completed a series of step acquisitions of interests in GT. At February 6, 2001, the Holdings held 75.69% of the outstanding voting shares and 63.74% of the total share capital of GT.

      Under BR CL, purchases of the majority of the voting shares of another company are recorded at the book value. The difference between the purchased company’s net assets and the purchase price is recorded as goodwill and amortized over the concession term of the purchased company. Goodwill is recorded up to the amount of the purchase price. As permitted under BR CL, Holdings elected to defer amortization of goodwill until GT generates positive cash flow. Under BR CL, TCP will amortize goodwill on a straight-line basis over a ten-year period based on projections of future profitability.

      Under U.S. GAAP, the cost of an acquired entity is allocated to assets acquired, including identifiable intangible assets, and liabilities assumed based on their estimated fair values on the date of acquisition. The excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed is recognized as goodwill.

GLOBALTELCOM TELECOMUNICACOES S.A., DAINI DO BRASIL S.A.
AND GTPS S.A. PARTICIPACOES EM INVESTIMENTOS DE TELECOMUNICACOES

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

      On February 6, 2001 and July 27, 2001 the Holdings indirectly acquired an additional 36.27% of GT’s total shares for R$278,544. For U.S. GAAP purposes, the Company allocated this difference as follows:

Amounts representing 36.27% of the historical net assets of GT under US GAAP	23,733
Property, plant and equipment	(55,458	)(a)
Intangible assets — customer list	49,458	(b)
Debt	9,422	(c)
Intangible related to concession	251,389	(d)

Purchase Price	278,544

(a)	Difference being amortized over approximately 11 years, representing the average remaining useful lives of the relating assets.

(b) Difference being amortized over two years, representing the average customer life.

(c)	The long-term debt was reduced by R$7,209 related to the fair value of the underlying GT debt instruments. The majority of these related GT debt instruments were subsequently repaid during 2001. The adjustment to long-term debt was being amortized by the effective interest method over the remaining maturities of the underlying GT debt obligations. The related interest amortization during 2001 was approximately R$1,700 and is included in net finance expenses for U.S. GAAP purposes. The remaining R$7,722 was charged to income with the repayment of the related obligations by GT and is considered an extraordinary item on the early extinguishment of debt for U.S. GAAP purposes.

(d)	The intangible related to the concession is being amortized on a straight-line basis over a 12 year period, representing the remaining term of the license.

      The Holdings’ accounting policies comply with BR CL. As such, the Holdings’ investment in GT differs by the accumulated differences between BR CL and U.S. GAAP.

      The differences at GT are primarily related to the following:

•	Start-up and customer acquisition expenses incurred by GT which are being deferred over a period of 5 years for BR CL which are expensed as incurred for U.S. GAAP purposes;

•	Differences in methods of capitalizing and amortizing interest expense related to the acquisition of property plant and equipment; and

•	Differences between the carrying value of derivative instruments for BR CL and their fair values, for which such difference are recorded for U.S. GAAP purposes in the statement of income.

      These differences at GT impact the recorded amounts of the assets and liabilities by the Holdings for its previous acquisitions of interests in GT as well as recorded net income or loss (including the results of GT) for U.S. GAAP purposes.

      Also, the goodwill recognized by the Holdings will be amortized over 10 years based on the estimated future profitability, to commence when profitable operations are achieved which is anticipated to occur in 2005, under BR CL. For U.S. GAAP purposes, this intangible related to concession is being amortized at the Holdings over a period representing the remaining term of GT’s operating license from the date of each related acquisition.

GLOBALTELCOM TELECOMUNICACOES S.A., DAINI DO BRASIL S.A.
AND GTPS S.A. PARTICIPACOES EM INVESTIMENTOS DE TELECOMUNICACOES

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

N.     Revenue Recognition

      For U.S. GAAP, the Holdings recognizes service revenue as the services are provided. Prepaid service revenue is deferred and amortized based on subscriber airtime usage. Sales of handsets along with the related cost of the handset are amortized over three years. The excess of the cost over the amount of deferred revenue related to handset sales is recognized on the date of sale. The following is a reconciliation of net revenue between BR CL and U.S. GAAP:

	2001	2002

Net revenue under BR CL	390,797	512,168
Value added and other sales taxes(i)	72,411	93,667
Deferred revenue — sales of handsets, net of amortization(ii)	(88,416)	(40,127)

Net revenue under U.S. GAAP	374,792	565,708

(i) Value-added and other sales taxes

      Under BR CL, these taxes are recorded in revenue net of the related tax expense. Under U.S. GAAP, these taxes are recorded gross as revenue and related cost of services and goods. Accordingly, this difference in accounting policy has no impact in net income (loss) nor in shareholders’ equity. The impact of this difference under U.S. GAAP was to increase both revenues and cost of merchandise and services by R$72,411 and R$93,667 for 2001 and 2002, respectively.

(ii) Deferred revenue sales of handsets

      Under BR CL, revenues and costs related to handset sales, including applicable value added and other sales taxes, are recognized when sold. Under U.S. GAAP, revenue on sales of handsets along with the related cost of the handset, including applicable value added and other sales taxes, are amortized over three years. Any excess of the cost over the amount of deferred revenue related to handset sales is recognized on the date of sale. As substantially all handsets are sold at below cost, this difference in accounting policy had no impact on net income (loss) nor in shareholders’ equity. The amount of unamortized deferred handset revenue and the related unamortized deferred handset costs was R$183,528 at December 31, 2001 and R$223,652 at December 27, 2002.

Reconciliation of the Net Loss between BR CL and US GAAP:

	The Period from	The Period from
	February 6 to	January 1 to
	December 31,	December 27,
	2001	2002

BR CL net loss for the year	(786,802)	(771,325)
Add (deduct):
Different criteria for:
Capitalized interest	(9,845)	(3,875)
Amortization of capitalized interest	(480)	91
Amortization of license acquisition costs	(5,648)	(6,159)
Amortization of deferred assets	29,024	31,663
FISTEL fees	(6,490)	(1,807)
Swap contracts	(52,474)	(115,999)
Amortization of commissions fees	(2,782)	—

GLOBALTELCOM TELECOMUNICACOES S.A., DAINI DO BRASIL S.A.
AND GTPS S.A. PARTICIPACOES EM INVESTIMENTOS DE TELECOMUNICACOES

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

	The Period from	The Period from
	February 6 to	January 1 to
	December 31,	December 27,
	2001	2002

Purchase accounting:
Amortization of fair value of property, plant and equipment	5,521	6,023
Amortization on purchase price allocations to customers list	(22,654)	(25,121)
Amortization of intangible related to concession	(29,233)	(31,716)
Finance charges and extraordinary loss on early extinguishment of debt	(9,422)	—
Reversal of recoverable taxes	44	—

US GAAP net loss for the year	(891,241)	(918,225)

Reconciliation of the Shareholders’ Deficit Between BR CL and US GAAP as of December 31, 2001:

BR CL shareholders’ deficit	(509,010)
Add (deduct):
Different criteria for:
Capitalized interest	(1,185)
Amortization of capitalized interest	(1,258)
Interest capitalized on license acquisition costs	42,006
Amortization of license acquisition costs	27,277
Deferred assets	(308,559)
Deferred assets, accumulated amortization	68,826
FISTEL fees	(6,490)
Swap contracts	(52,474)
Special reserve of goodwill	(193,231)
Purchase accounting:
Reverse of goodwill recorded under BR CL	(296,461)
Intangible related to concession recorded in U.S. GAAP	358,558
Amortization of intangible related to concession	(29,735)
Property, plant and equipment fair value adjustment	(55,372)
Amortization of fair value of property, plant and equipment	5,526
Customer list intangible recorded in U.S. GAAP	50,242
Amortization of customer list	(23,158)
Debt fair value adjustment	9,422
Amortization of debt	(9,422)
Reversal of recoverable taxes	(223)

US GAAP shareholders’ deficit	(924,721)

GLOBALTELCOM TELECOMUNICACOES S.A., DAINI DO BRASIL S.A.
AND GTPS S.A. PARTICIPACOES EM INVESTIMENTOS DE TELECOMUNICACOES

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

Statement of Changes in Shareholders’ Deficit in Accordance with US GAAP:

Balance

Shareholders’ deficit under US GAAP as of beginning of the year	(50,880)
Advance for future capital increase	17,400
Net loss for the year	(891,241)

Shareholders deficit under US GAAP as of ending of the year	(924,721)

28.	Additional Disclosures Required by US GAAP

A.	Concentration of Credit Risks

      Credit risk with respect to trade accounts receivable is diminished due to the diversified nature of the Holdings’ customers. The Holdings continually monitors the level of trade accounts receivable and limits the exposure to bad debts by cutting access to the telephone network if any invoice is 15 days past due. Exceptions comprise telephone services that must be maintained for reasons of safety or national security.

      In conducting its business, the Holdings are fully dependent upon the cellular telecommunications concession, granted by the Federal Government.

      The collective labor agreements currently in force expire in August 2003 with a salary renegotiation scheduled for September 2003.

B.	Commitments (Unaudited)

      Planned capital expenditures for 2003 are approximately R$116,142. Most of the 2003 capital expenditures relate to infrastructure, information technology and transmission equipment.

      The Holdings are subject to obligations concerning quality of services, network expansion and modernization. The Holdings believe that it is currently in compliance with its quality of service and expansion obligations.

D.	Post-Retirement Benefits

      The Holdings have no pension plan, post-retirement health care insurance or other benefits plan. Therefore, SFAS No. 87 — “Employers’ Accounting for Pensions” and SFAS No. 106 — “Employers’ Accounting for Post-retirement Benefits other than Pensions” has no effect on the Holdings’ financial statements.

E.	New Accounting Pronouncements

SFAS No. 141 — “Business Combinations”

      During June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141 (SFAS 141), “Business Combinations”. SFAS 141 addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16 (Opinion 16), “Business Combinations” and FASB Statement No. 38, “Accounting for Preacquisition Contingencies of Purchased Enterprises”. All business combinations in the scope of SFAS 141 are to be accounted for using one method, the purchase method. In addition, SFAS 141 requires that intangible assets be recognized as assets apart from goodwill if they meet two criteria — the contractual-legal criterion or the separability criterion. To assist in identifying acquired intangible assets, SFAS 141 also provides a list of intangible assets that meet either of those criteria. In addition to the disclosure requirements prescribed in Opinion 16,

GLOBALTELCOM TELECOMUNICACOES S.A., DAINI DO BRASIL S.A.
AND GTPS S.A. PARTICIPACOES EM INVESTIMENTOS DE TELECOMUNICACOES

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

SFAS 141 requires disclosure of the primary reasons for a business combination and the allocation of the purchase price paid to the assets acquired and liabilities assumed by major balance sheet caption. SFAS 141 also requires that when the amounts of goodwill and intangible assets acquired are significant to the purchase price paid, disclosure of other information about those assets is required, such as the amount of goodwill by reportable segment and the amount of the purchase price assigned to each major intangible asset class. The provisions of SFAS 141 apply to all business combinations initiated after June 30, 2001. SFAS 141 also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. The adoption of SFAS 141 on January 1, 2002 did not result in any impact to the Holdings’ financial position, cash flows and results of operations.

SFAS No. 142 — “Goodwill and Other Intangible Assets”

      During June 2001, FASB issue SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion 17, Intangible Assets. SFAS No. 142 also amends SFAS No. 121, “Accounting for the Impairment of Long Lived Assets and for long-lived Assets to Be Disposed Of”, to exclude from its scope goodwill and intangible assets that are not amortized. SFAS No. 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The provision of SFAS No. 142 is required to be applied starting with fiscal years beginning after December 15, 2001. Early application is permitted for entities with fiscal years beginning after March 15, 2001, provided that the first interim financial statements have not been issued. An exception to SFAS No. 142 application date is for goodwill and intangible assets acquired after June 30, 2001, which will be immediately subject of the non-amortization and amortization provisions of this statement. The adoption of SFAS No. 142 on January 1, 2002 did not have an impact on the Holdings’ financial position, cash flows and results of operations.

SFAS No. 143 — “Accounting for Asset Retirement Obligations”

      During June 2001 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 143 (SFAS No. 143), Accounting for Asset Retirement Obligations”. SFAS No. 143 basically requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement cost are capitalized as part of the carrying amount of the long-lived asset. Under SFAS No. 143 the liability for an asset retirement obligation is discounted and accretion expense is recognized using the credit-adjusted risk-free interest rate in effect when the liability was initially recognized. In addition, disclosure requirements contained in SFAS No. 143 will provide more information about asset retirement obligations. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15 ,2002 with earlier application encouraged. Based on an initial assessment of the provisions and requirements of SFAS 143, management believes that the implementation of this statement will not result in any impact to the Holdings’ financial position, cash flows and results of operations.

SFAS No. 145 — “Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS 13, and Technical Corrections as of April 2002 of “SFAS 145”

      In April 2002, the FASB issued Statements of Accounting Standards No. 145, “Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS No. 13, and Technical Corrections as of “April 2002” (“SFAS 145”). SFAS No. 145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” SFAS No. 44, “Accounting for Intangible Assets of Motor Carriers,” and SFAS No. 64, “Extinguish-

GLOBALTELCOM TELECOMUNICACOES S.A., DAINI DO BRASIL S.A.
AND GTPS S.A. PARTICIPACOES EM INVESTIMENTOS DE TELECOMUNICACOES

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

ments of Debt made to satisfy Sinking-Fund requirements.” As a result, gains and losses from extinguishment of debt will no longer be classified as extraordinary items unless they meet the criteria of unusual or infrequent as described in Accounting Principles Boards Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” In addition, SFAS No. 145 amends SFAS No. 13, “Accounting for Leases,” to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SFAS No. 145 is effective for fiscal years beginning after 15 May 2002. The Holdings are currently evaluating the impact that the adoption of SFAS No. 145 will have on its results of operations and financial position. However, the Holdings do not believe that the adoption of SFAS No. 145 will have a material impact on the Holdings’ financial position, cash flows and results of operations.

SFAS No. 146 — “Accounting for Costs Associated with Exit or Disposal Activities”

      In June 2002, the FASB issued Statement of Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (“EITF 94-3”). SFAS No. 146 eliminates the definition and requirements for recognition of exit costs in EITF No. 94-3. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognised when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost as defined in EITF No. 94-3 was recognised at the date of an entity’s commitment to an exit plan. SFAS No. 146 also concluded that an entity’s commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. SFAS No. 146 is applicable for exit or disposal activities initiated after December 31, 2002, and as such, the Holdings cannot reasonably estimated the impact of the adoption of these new rules until and unless they affect relevant activities in future periods.

FIN No. 45 — “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”

      In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN No. 45”). This interpretation requires certain disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of FIN No. 45 are effective for interim and annual periods after December 15, 2002. The initial recognition and initial measurement requirements of FIN No. 45 are effective prospectively for guarantees issued or modified after December 31, 2002. Based on an initial assessment of the provisions and requirements of FIN No. 45, management believes that the implementation of this statement will not result in any impact to the Holdings’ financial position, cash flows and results of operations.

EITF 00-21 Revenue Arrangements with Multiple Deliverables

      At the September and October 2002 meetings of the Emerging Issues Task Force (EITF), the Task Force reached a tentative conclusion on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, which outlines an approach to be used to determine when a revenue arrangement for multiple deliverables should be divided into separate units of accounting and, if separation is appropriate, how the arrangement

GLOBALTELCOM TELECOMUNICACOES S.A., DAINI DO BRASIL S.A.
AND GTPS S.A. PARTICIPACOES EM INVESTIMENTOS DE TELECOMUNICACOES

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

consideration should be allocated to the identified accounting units. Specifically, in an arrangement with multiple deliverables, the delivered item(s) should be considered a separate unit of accounting if (1) the delivered item(s) has value to the customer on a standalone basis, (2) there is objective and reliable evidence of the fair value of the undelivered item(s) and (3) if the arrangement includes a general right of return, delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the vendor.

      The arrangement consideration allocable to a delivered item(s) that does not qualify as a separate unit of accounting within the arrangement should be combined with the amount allocable to the other applicable undelivered item(s) within the arrangement. The appropriate recognition of revenue should then be determined for those combined deliverables as a single unit of accounting. The guidance in EITF 00-21 is effective prospectively for revenue arrangements entered into in fiscal years beginning after December 15, 2002. Alternatively, entities may elect to report the change in accounting as a cumulative-effect adjustment in accordance with Accounting Principles Board Opinion 20, Accounting Changes. We are currently evaluating the impact of EITF 00-21 in our financial statements, specifically including our treatment of revenue from handset sales under US GAAP. We currently cannot reasonably estimate the impact of adopting the new rule.

ANNEX B

INFORMATION DERIVED FROM TCO’S ANNUAL REPORT ON FORM 20-F FOR

THE FISCAL YEAR ENDED DECEMBER 31, 2002 FILED JUNE 30, 2003

INTRODUCTION

      All references in this annual report to:

•	“Tele Centro Oeste Celular Participacoes S.A.” and “TCO” are to Tele Centro Oeste Celular Participacoes S.A.;

•	“our company,” “our,” “we” and “us” are to TCO and its subsidiaries collectively;

•	“Brazilian government” are to the federal government of the Federative Republic of Brazil;

•	“REAL,” “REAIS” or “R$” are to Brazilian REAIS, the official currency of Brazil;

•	“U.S.$,” “dollars” or “U.S. dollars” are to United States dollars;

•	“ADRs” are to the American Depositary Receipts evidencing our ADSs;

•	“ADSs” are to our American Depositary Shares, each representing 3,000 shares of our preferred shares;

•	“Commission” are to the U.S. Securities and Exchange Commission;

•	“CVM” are to the COMISSAO DE VALORES MOBILIARIOS, the Brazilian securities commission;

•	“Brazilian Central Bank,” “Central Bank of Brazil” or “Central Bank” are to the BANCO CENTRAL DO BRASIL, the Brazilian central bank;

•	“General Telecommunications Law” are to LEI GERAL DE TELECOMUNICACOES, as amended, which regulates the telecommunications industry in Brazil;

•	“Brazilian corporate law” and “Brazilian corporation law” are to Law No. 6,404 of December 1976, as amended;

•	“Anatel” are to AGENCIA NACIONAL DE TELECOMUNICACOES — ANATEL, the Brazilian telecommunication regulatory agency;

•	“Telebras” are to Telecomunicacoes Brasileiras S.A. — TELEBRAS;

•	“SMC” are to SERVICO MOVEL CELULAR (Mobile Cellular Service), a system under which Anatel granted concessions to provide mobile service in a specific frequency range; and

•	“SMP” are to SERVICO MOVEL PESSOAL (Personal Cellular Service), a service rendered pursuant to a new legislation that authorizes wireless companies to provide wireless services.

      TCO’s subsidiaries are: Telegoias Celular S.A., or Telegoias; Telemat Celular S.A., or Telemat; Telems Celular S.A., or Telems; Teleron Celular S.A., or Teleron; Teleacre Celular S.A, or Teleacre; and Norte Brasil Telecom, S.A., or NBT. TCO also controls TCO IP, an unlisted company created to deliver general telecommunications services both nationally and internationally, such as multimedia telecommunications and information services. TCO IP was classified as a service provider by Anatel. On April 26, 2002, TCO approved the merger of Telebrasilia Celular S.A., or Telebrasilia, formerly a subsidiary of TCO, into our company and the consequent transfer of the concession to explore mobile cellular services previously held by Telebrasilia.

      On April 25, 2003, Telesp Celular Participacoes S.A., or TCP, acquired 61.10% of the voting capital stock of TCO for approximately R$1,505 million, corresponding to R$19.48719845 per each lot of 1,000 shares acquired. The agreement also included the acquisition of TCO’s subsidiaries, including NBT.

      TCP has announced that it will launch, in the second quarter of 2003, a tender offer for the voting shares of TCO, as legally required by the acquisition of the control of TCO. The price per share to be offered is equal to 80% of the price paid to the controlling shareholders. After the acquisition and the tender offer, TCP expects to incorporate TCO shares and ADSs.

      Unless otherwise specified, data relating to the Brazilian telecommunications industry included in this annual report was obtained from Anatel.

      The “Appendix A — Glossary of Telecommunications Terms” provides the definition of certain technical terms used in this annual report.

PRESENTATION OF FINANCIAL INFORMATION

      Our consolidated financial statements as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000 were prepared in accordance with generally accepted accounting principles in Brazil, or Brazilian GAAP, which differs in certain significant respects from generally accepted accounting principles in the United States, or U.S. GAAP. Note 29 to our financial statements appearing elsewhere in this annual report describes the principal differences between the Brazilian GAAP and U.S. GAAP as they relate to us, and provides a reconciliation to U.S. GAAP of net income/loss and shareholders’ equity. These consolidated financial statements have been audited by Ernst & Young Auditores Independentes S.C.

FORWARD-LOOKING STATEMENTS

      The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this annual report, principally in “Item 3.D — Risk Factors,” “Item 4 — Information on the Company” and “Item 5 — Operating and Financial Review and Prospects,” contain information that is forward-looking, including but not limited to:

•	statements concerning our operations and prospects;

•	the size of the Brazilian telecommunications market;

•	estimated demand forecasts;

•	our ability to secure and maintain telecommunications infrastructure licenses, rights-of-way and other regulatory approvals;

•	our strategic initiatives and plans for business growth;

•	industry conditions;

•	our funding needs and financing sources;

•	network completion and product development schedules;

•	expected characteristics of competing networks, products and services; and

•	other statements of management’s expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

      Forward-looking statements may also be identified by words such as “believe,” “expect,” “anticipate,” “project,” “intend,” “should,” “seek,” “estimate,” “future” or similar expressions. Forward-looking information involves risks and uncertainties that could significantly affect expected results. The risks and uncertainties include, but are not limited to:

•	the short history of our operations as an independent, private-sector entity and the introduction of competition to the Brazilian telecommunications sector;

•	the cost and availability of financing;

•	uncertainties relating to political and economic conditions in Brazil;

•	inflation and exchange rate risks;

•	the Brazilian government’s telecommunications policy; and

•	the adverse determination of disputes under litigation.

      We undertake no obligation to update publicly or revise any forward-looking statements because of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking information, events and circumstances discussed in this annual report might not occur. Our actual results and performance could differ substantially from those anticipated in our forward-looking statements.

PART I

Item 1.	Identity of Directors, Senior Management and Advisers

      Not applicable.

Item 2.	Offer Statistics and Expected Timetable

      Not applicable.

Item 3.	Key Information

A.     Selected Financial Data

      You should read the selected financial data presented below together with our consolidated financial statements and the notes thereto. Additionally, Ernst & Young Auditores Independentes S.C. audited our consolidated financial statements and their report appears elsewhere in this annual report.

Accounting Consequences of the Breakup of Telebras

      At the May 22, 1998 Telebras shareholders’ meeting, the shareholders established the shareholders’ equity of each New Holding Company formed as a result of the Breakup of Telebras, and allocated to each a portion of the retained earnings of Telebras. Telebras retained sufficient earnings from which to pay certain dividends and other amounts. The balance of its retained earnings was allocated to each New Holding Company in proportion to the total net assets allocated to each such company. The retained earnings so allocated do not represent the historical retained earnings of the New Holding Companies. The assets that were spun off from Telebras to TCO, in addition to its investment in TCO’s subsidiaries, resulted in an increase of R$21.2 million compared to our company’s historical divisional equity. The amount of distributable retained earnings of TCO includes retained earnings allocated to TCO in the Breakup of Telebras.

      As of December 31, 2002, minority shareholders directly and indirectly owned 2.93% of the share capital of Telegoias, 2.44% of the share capital of Telemat, 1.55% of the share capital of Telems, 2.79% of the share capital of Teleron, 1.65% of the share capital of Teleacre and 1.67% of the share capital of NBT.

Brazilian GAAP and U.S. GAAP

      Our consolidated financial statements are prepared in accordance with Brazilian GAAP, which differs in certain material respects from U.S. GAAP. See Note 29 to our consolidated financial statements for a summary of the differences between Brazilian GAAP and U.S. GAAP and a reconciliation to U.S. GAAP of shareholders’ equity as of December 31, 2002 and 2001, and net income for the years ended December 31, 2002, 2001 and 2000.

Presentation of 1998 Statement of Operations

      Our company’s consolidated statement of operations for the year ended December 31, 1998 reflects the operations of each of TCO’s subsidiaries for the full year 1998 and the operations of TCO from February 28, 1998, which is the effective date of TCO’s establishment in the Breakup of Telebras, to December 31, 1998.

Changes in Accounting Methodology in 1999, 2000 and 2001

      Our consolidated financial statements and, unless otherwise specified, all financial information included in this annual report recognize certain effects of inflation and are restated in constant REAIS as of December 31, 2000 purchasing power, all in accordance with Brazilian GAAP using the integral restatement method (CORRECAO MONETARIA INTEGRAL). We used the general price index-market, or the IGP-M (INDICE GERAL DE PRECOS-MERCADO), to prepare our consolidated financial statements and the selected financial data presented below on the basis of Brazilian GAAP. See “Item 5 — Operating and Financial Review and Prospects — Effects of Changes in Presentation of Financial Statements in 2000,

2001 and 2002.” Inflationary gains or losses on (i) monetary assets and liabilities and, where possible, other monetary items have been allocated to their corresponding interest income or expense captions and (ii) amounts without corresponding income or expense captions in our consolidated statements of operations have been allocated to other net operating income in our consolidated statements of operations and the income statement data presented below. See Note 2(b) to our consolidated financial statements.

      Our consolidated financial statements as of December 31, 1999 and 2000 and for the years then ended have been fully indexed using the integral restatement method. No indexation adjustments were applied to calculate financial position as of December 31, 1998 or results of operations for the year then ended because the low rate of Brazilian inflation in 1998 (1.8% as measured by the IGP-M) would have made any restatement for 1998 inflation insignificant.

Selected Financial Data

	Year Ended December 31,

	1998	1999	2000	2001	2002

	(Thousands of reais, except per-share data)(1)
Income Statement Data:
Brazilian GAAP
Net operating revenue	637,406	666,660	930,646	1,248,131	1,561,308
Cost of services rendered and cost of products sold	(260,327)	(326,514)	(532,163)	(663,158)	(779,480)

Gross income	377,079	340,146	398,483	584,973	781,828
Operating expenses:
Selling expenses	(99,093)	(118,592)	(126,163)	(195,020)	(218,327)
General and administrative expenses	(46,289)	(64,539)	(78,420)	(110,300)	(142,319)
Other net operating expense	(953)	(14,020)	(9,618)	(4,513)	(3,828)

Operating income before net financial result	230,744	142,995	184,282	275,140	417,354
Net interest expense	(69,711)	(47,640)	(30,063)	(43,471)	(90,669)

Operating income	161,033	95,355	154,219	231,669	326,685
Net nonoperating expense	(20,575)	(6,055)	(19,539)	(25,668)	(19,732)
Employees’ participation	1,271	1,866	1,878	2,346	3,103

Income before income taxes and minority interests	139,187	87,434	132,802	203,655	303,850
Income and social contribution taxes	40,206	29,857	40,159	56,501	(93,799)

Income before minority interests	98,981	57,577	92,643	147,154	210,051
Minority interests	24,076	11,531	19,980	13,864	408

Reversal of interest on own capital	91,749	53,542	30,981	45,297	94,636
Net income	166,654	99,588	103,644	178,587	305,094

U.S. GAAP
Net income	164,000	32,581	104,771	194,494	287,415

Net profit per 1,000 shares outstanding (REAIS)	0.49	0.09	0.29	0.53	0.78

	Year Ended December 31,

	2000	2001	2002

	(R$ Million)
Cash Flow Data:
Brazilian Corporate Law Method
Cash flows from operating activities	231,842	424,988	563,571
Cash flows from investing activities	(199,667)	(391,475)	(505,800)
Cash flows from financing activities	348,524	(168,495)	(225,905)

		At December 31,

	1998	2002	1999	2000	2001

		(Thousands of reais)(1)
Balance Sheet Data:
Brazilian GAAP
Property, plant and equipment, net	874,262	994,531	1,083,754	1,078,882	1,035,518
Total assets	1,224,227	1,819,120	2,154,909	2,240,325	2,506,472
Loans and financing	56,256	143,828	509,149	516,984	627,780
Shareholders’ equity	799,138	1,230,628	1,042,172	1,126,432	1,310,691
U.S. GAAP
Property, plant and equipment, net	819,280	947,615	1,057,596	1,071,186	1,046,173
Total assets	1,192,699	1,426,558	2,113,001	2,389,361	2,468,537
Loans and financing	56,256	143,828	509,149	694,339	627,780
Shareholders’ equity	758,374	814,623	1,000,123	1,100,291	1,265,284

(1)	Information is presented in constant REAIS as of December 31, 2000 and nominal REAIS as of December 31, 2001 and 2002.

Exchange Rates

      There are two legal exchange markets in Brazil:

•	the commercial rate exchange market, and

•	the floating rate exchange market.

      Most trade and financial foreign-exchange transactions, including transactions relating to the purchase or sale of preferred shares or the payment of dividends, are carried out on the commercial market at the applicable commercial market rate. Purchase of foreign currencies in the commercial market may be carried out only through a Brazilian bank authorized to buy and sell currency in that market. In both markets, rates are freely negotiated but may be strongly influenced by Central Bank intervention.

      Between March 1995 and January 1999, the Central Bank permitted the gradual devaluation of the REAL against the U.S. dollar pursuant to an exchange rate policy that established a band within which the REAL/ U.S. dollar exchange rate could fluctuate.

      Responding to pressure on the REAL, on January 13, 1999, the Central Bank widened the foreign exchange band and on January 15, 1999, allowed the REAL to float. Since January 15, 1999, the REAL reached a low of R$1.4659 on January 15, 1999 and a high of R$3.9552 on October 22, 2002. On June 20, 2003, the commercial market rate for purchasing U.S. dollars was R$2.8933 to U.S.$1.00. See “Item 5 — Operating and Financial Review and Prospects — Foreign Exchange and Interest-Rate Exposure.”

      The Brazilian government may impose temporary restrictions on the conversion of REAIS into foreign currencies and on the remittance to foreign investors of proceeds from their investments in Brazil. Brazilian law permits the government to impose these restrictions whenever there is a serious imbalance in Brazil’s balance of payments or reason to foresee a serious imbalance.

      The following tables show, for the periods and dates indicated, certain information regarding the real/ U.S. dollar commercial exchange rate.

	Exchange Rate of R$ per U.S.$

Year Ended December 31,	Low	High	Average(1)	Year End

1998	1.1165	1.2087	1.1609	1.2087
1999	1.2078	2.1647	1.8150	1.7890
2000	1.7234	1.9847	1.8295	1.9554
2001	1.9357	2.8007	2.3522	2.3204
2002	2.2709	3.9552	2.9309	3.5333

Source: Central Bank of Brazil, PTAX. PTAX is the average of the exchange rates negotiated in the commercial rate market on a given day.

(1)	Represents the average of the exchange rates (PTAX) on the last day of each month during the relevant period.

	Exchange Rate of
	R$ per U.S.$

Month Ended	Low	High

November 30, 2002	3.5035	3.6797
December 21, 2002	3.4278	3.7980
January 31, 2003	3.2758	3.6623
February 28, 2003	3.4930	3.6580
March 31, 2003	3.3531	3.5637
April 30, 2003	2.8898	3.3359
May 31, 2003	2.8653	3.0277
June, 2003 (Until June 20, 2003)	2.8491	2.9640

Source: Central Bank of Brazil, PTAX. PTAX is the average of the exchange rates negotiated in the commercial rate market on a given day.

B.	Capitalization and Indebtedness

      Not applicable.

C.	Reasons for the Offer and Use of Proceeds

      Not applicable.

D.	Risk Factors

      This section is intended to be a summary of more detailed discussions contained elsewhere in this Annual Report. The risks described below are not the only ones we face. Our business, results of operations or financial condition could be harmed if any of these risks materializes and, as a result, the trading price of the ADSs could decline.

Risks Relating to Brazil

      The Brazilian Government has exercised, and continues to exercise, significant influence over the Brazilian economy. Brazilian political and economic conditions have a direct impact on our business, operations and the market price of our preferred shares and our ADSs.

      In the past, the Brazilian government has intervened in the Brazilian economy and occasionally made drastic changes in policy. The Brazilian government’s actions to control inflation and effect other policies have often involved wage and price controls, currency devaluations, capital controls, and limits on imports, among other things. Our business, financial condition, results of operations and the market price of our preferred shares and ADSs may be adversely affected by changes in government policies, as well as general economic factors, including:

•	currency fluctuations;

•	inflation;

•	price instability;

•	energy policy;

•	interest rates;

•	tax policy; and

•	other political, diplomatic, social and economic developments in or affecting Brazil.

Tax Reforms May Affect Our Tariff Rates.

      If our subsidiaries providing telecommunication services experience a higher tax burden as a result of the tax reform, they may have to pass the cost of such tax increase to their customers. This increase may have a material negative impact on their and our revenues and operating results, and as a result, in the dividends paid by them to us.

Inflation and Certain Government Measures to Curb Inflation May Have Adverse Effects on the Brazilian Economy, the Brazilian Securities Market and/or Our Business and Operations.

      Brazil has historically experienced extremely high rates of inflation. Inflation and certain of the government’s measures taken in the attempt to curb inflation have had significant negative effects on the Brazilian economy. Since 1994, Brazil’s inflation rate has been substantially lower than in previous periods. However, inflationary pressures persist, and actions taken in an effort to curb inflation, coupled with public speculation about possible future governmental actions, have contributed to economic uncertainty in Brazil and heightened volatility in the Brazilian securities market. In 2002, the general price index, or the IGP-DI (the INDICE GERAL DE PRECOS — DISPONIBILIDADE INTERNA), an inflation index developed by the Fundacao Getulio Vargas, a private Brazilian economic organization, reflected inflation of 26.4% compared to 10.4% in 2001 and 9.8% in 2000. If Brazil experiences significant inflation, we may be unable to increase service rates to our customers in amounts that are sufficient to cover our increasing operating costs, and our business may be adversely affected.

Fluctuations in the Value of the Real Against the Value of the U.S. Dollar May Adversely Affect Our Ability to Pay U.S. Dollar-Denominated or U.S. Dollar-Linked Obligations and Could Lower the Market Value of Our Preferred Shares and ADSs.

      The Brazilian currency has historically experienced frequent devaluations.

      The REAL devalued against the U.S. dollar by 9.3% in 2000 and by 18.7% in 2001. During 2002, the REAL continued to undergo significant devaluation due in part to the political uncertainty in connection with the elections and the global economic slowdown. In 2002, the REAL devalued against the U.S. dollar by 52.3%. See “Item 3 — Key Information — Selected Financial Data — Exchange Rates” for more information on exchange rates.

      As of December 31, 2002, we had R$627.8 million in total debt, of which 67.18% was denominated in foreign currencies. As of December 31, 2002, we had currency derivatives in place to cover 81.09% of our foreign currency-denominated debt. Also, significant costs relating to our network infrastructure and handsets are payable or linked to payment by us in U.S. dollars. At the same time, while we may derive income from derivative transactions denominated in foreign currencies, all of our revenues are generated in REAIS. To the extent that the value of the REAL decreases relative to the U.S. dollar, our debt becomes more expensive to service and it becomes more costly for us to import the technology and the goods that are necessary to operate our business.

Deterioration in Economic and Market Conditions in Other Countries, Especially Emerging Market Countries, May Adversely Affect the Brazilian Economy and Our Business.

      The market for securities issued by Brazilian companies is influenced by economic and market conditions in Brazil and, to varying degrees, market conditions in other Latin American and emerging market countries. Although economic conditions are different in each country, the reaction of investors to developments in one country may cause the capital markets in other countries to fluctuate. Developments or conditions in other emerging market countries have at times significantly affected the availability of credit in the Brazilian economy and resulted in considerable outflows of funds and declines in the amount of foreign currency invested in Brazil.

      For example, in 2001, after a prolonged recession followed by political instability, Argentina announced that it would no longer continue to service its public debt. In order to address the deteriorating economic and social crisis, the Argentine government abandoned its decade-old fixed dollar-PESO exchange rate, allowing the PESO to float to market rate levels. In 2002, the Argentine PESO experienced a 237% devaluation against the U.S. dollar. The situation in Argentina has negatively affected investors’ perceptions towards Brazilian securities.

      The recent political crisis in Venezuela may also influence investors’ perception of risk in Brazil. If market conditions in Argentina and Venezuela continue to deteriorate, they may adversely affect our ability to borrow funds at a favorable interest rate or to raise equity capital, when and if there is a need. Adverse developments in Argentina, Venezuela or in other emerging market countries could lead to a reduction in both demand and the market price for our preferred shares and ADSs.

Risks Relating to the Brazilian Telecommunications Industry and Us

Extensive Government Regulation of the Telecommunications Industry May Limit Our Flexibility in Responding to Market Conditions, Competition and Changes in Our Cost Structure.

      Our business is subject to extensive government regulation, including any changes that may occur during the period of our authorization to provide telecommunication services. Anatel, which is the main telecommunications industry regulator in Brazil, regulates, among other things:

•	industry policies and regulations;

•	licensing;

•	tariffs;

•	competition;

•	telecommunications resource allocation;

•	service standards;

•	technical standards;

•	interconnection and settlement arrangements; and

•	universal service obligations.

      This extensive regulation and the conditions imposed by our authorization to provide telecommunication services may limit our flexibility in responding to market conditions, competition and changes in our cost structure.

Our Results May Be Affected in the Medium or Long-Term as a Result of the New SMP Rules.

      In 2002, Anatel changed the SMP regime (first enacted in December 2000), thus encouraging companies operating under the SMC system to migrate to the SMP system. New rules will be applicable to the migrating companies, as contemplated by Anatel Resolutions Nos. 316/02 through 321/02 and 326/02.

      Under the SMP regime, we will no longer receive payment from our customers for outbound long-distance traffic, but will receive payment for the use of our network, in accordance with the network usage remuneration plan. However, there is no assurance that the interconnection fees that we will receive from long-distance operators will compensate us for the revenues that we would have received from our customers for outbound long-distance traffic.

      The SMP regime establishes free negotiation of the network usage fee among telecommunication service providers or a confirmation, until June 30, 2004, of the maximum fee by Anatel. After that date, negotiation of that fee will be the rule.

      We cannot assure you that the new rules will not affect negatively our revenues and results of operations.

If the Inflation Adjustment Index Now Applied to Our Tariffs is Changed, the New Index May not be Adequate.

      In order to contain inflation, the Brazilian government is considering replacing the IGP-DI, the monetary adjustment index currently used in connection with the tariffs applied in the telecommunications industry, with another index, which has not yet been identified. We cannot assure you that a new index, if any, would adequately reflect the effect of inflation on our tariffs.

We Face Substantial Competition that may Reduce Our Market Share and Harm Our Financial Performance.

      There is substantial competition in the telecommunications industry. We not only compete with wireless telecommunications companies, but also with companies that provide fixed-line telecommunications and Internet access services.

      We expect competition to intensify as a result of the entrance of new competitors and the rapid development of new technologies, products and services. Our ability to compete successfully will depend on our marketing techniques, as well as on our ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by our competitors. To the extent that we do not keep pace with technological advances, or fail to timely respond to changes in competitive factors in our industry, we could lose a portion of our market share or experience a decline in our revenue. Competition from other mobile communications service providers in the region in which we operate may also affect our financial results by causing, among other things, the rate of our customer growth to decline and bring about decreases in tariff rates and increases in selling expenses. This could have a material adverse effect on our results of operations.

      There has been consolidation in the Brazilian telecommunications market, and we believe this trend may continue. Consolidations may result in increased competitive pressures within our market. We may be unable to adequately respond to pricing pressures resulting from consolidation, which would adversely affect our business, financial condition and results of operations.

We are Subject to Competition from Satellite Service Providers.

      Satellite service providers could have a material adverse effect on our company’s business, financial condition, results of operations or prospects. Any adverse effects on our company’s results and market share from these competitive pressures will depend on a variety of factors that cannot now be assessed with precision and that are beyond our company’s control. See “Item 4 — Information on the Company — Business Overview — Competition — Other Competition.”

Our Results of Operations Would Be Affected by a High Rate of Customer Turnover or a Decrease in Our Customer Growth.

      A high rate of customer turnover and/or a decrease in our customer growth could adversely affect our results of operations as well as our competitive position. The rate of customer turnover may be the result of several factors, including limited network coverage and lack of sufficient reliability of our services, as well as increased competition in the region in which we operate and the economic conditions in Brazil.

The Industry in Which We Conduct Our Business is Subject to Rapid Technological Changes and These Changes Could Have a Material Adverse Effect on Our Ability to Provide Competitive Services.

      The telecommunications industry is subject to rapid and significant technological changes. Our success depends, in part, on our ability to anticipate and adapt in a timely manner to technological changes. We expect that new products and technologies will emerge and that existing products and technologies will be further developed.

      The advent of new products and technologies could have a variety of consequences for us. These new products and technologies may reduce the price of our services by providing lower-cost alternatives, or they may be superior to, and render obsolete, the products and services we offer and the technologies we use, requiring investment in new technology. The cost of upgrading our products and technology in order to continue to compete effectively could be significant, and our ability to fund this upgrading may depend on our ability to obtain additional financing.

TCO’s Controlling Shareholder has a Great Deal of Influence over TCO’s Business.

      TCO’s controlling shareholder is TCP, which, in turn, is controlled by PT Moveis S.G.P.S., S.A. and Telefonica Moviles, S.A. PT Moveis S.G.P.S., S.A. is 100% controlled by Portugal Telecom, S.G.P.S., S.A. TCP owns 61.10% of TCO’s common shares. Due to its share ownership, TCP has the power to control TCO, including the power to elect TCO’s Board of Directors and to determine the direction and future operations of TCO. In addition, PT Moveis SGPS, S.A. and Telefonica Moviles, S.A. share their participation in TCP in equal percentages. Any disagreement or dispute between them, as controlling shareholders of TCP, may have an impact on the decision making capabilities of TCP and, consequently, of TCO’s management.

The Wireless Industry, Including Us, May Be Harmed by Reports Suggesting That Radio Frequency Emissions Cause Health Problems and Interfere with Medical Devices.

      Media and other reports have suggested that radio frequency emissions from wireless handsets and base stations may cause health problems. If consumers harbor health-related concerns, they may be discouraged from using wireless handsets. These concerns could have an adverse effect on the wireless communications industry and, possibly, expose wireless providers, including us, to litigation. We cannot assure you that further medical research and studies will refute a link between the radio frequency emissions of wireless handsets and base stations and these health concerns. Government authorities could increase regulation of wireless handsets and base stations as a result of these health concerns or wireless companies, including us, could be held liable for costs or damages associated with these concerns, which could have an adverse effect on our business. The expansion of our network may be affected by these perceived risks if we experience problems in finding new sites to expand our network, which in turn may delay the expansion and may affect the quality of our services.

We Will Likely Incur Costs with the Unauthorized Use of Our Cellular Telecommunications Services Network.

      We will likely incur, among others, interconnection costs, capacity costs, administrative costs and fraud prevention costs in our efforts to detect, monitor and reduce the unauthorized use of our cellular telecommunications services network.

It May be Difficult to Effect Service of Process on Our Company.

      We are organized under Brazilian law and all of our assets are located outside of the United States. All of our directors and executive officers reside outside of the United States. Accordingly, it may be difficult to effect service of process upon our company, our directors or our executive officers, or to enforce judgments issued by U.S. courts against our company, our directors or our executive officers, including judgments based on the civil liability provisions of the U.S. federal securities laws.

Tax Reforms May Affect Our Rates.

      If our company experiences a higher tax burden as a result of a tax reform, we may have to pass the cost of such tax increase to our customers. This increase may have a material negative impact on our company’s revenues. See “Item 10 — Additional Information — Taxation — Brazilian Tax Considerations.”

We Face Risks Associated with Litigation.

      We are party to lawsuits and other proceedings in the ordinary course of our business. An adverse outcome in, or any settlement of, these or other lawsuits could result in significant costs to us. In addition, our senior management may be required to devote substantial time to these lawsuits, which they could otherwise devote to our business. For a more detailed description of these lawsuits, see “Item 8 — Financial Information — Consolidated Statements and Other Financial Information — Legal Matters.”

Risks Relating to Our Preferred Shares and Our ADSs

Our Preferred Shares and Our ADSs Generally do not have Voting Rights.

      In accordance with Brazilian corporate law and our by-laws, holders of our preferred shares, and therefore of our ADSs, are not entitled to vote at meetings of our shareholders, except in limited circumstances. See “Item 10 — Additional Information — Memorandum and Articles of Association.”

You Might be Unable to Exercise Preemptive Rights with Respect to Our Preferred Shares Unless There is a Current Registration Statement in Effect That Covers Those Rights or Unless an Exemption from Registration Applies.

      You will not be able to exercise the preemptive rights relating to our preferred shares underlying your ADSs unless a registration statement under the U.S. Securities Act of 1933, as amended, or the Securities Act, is effective with respect to those rights, or unless an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement. Unless we file a registration statement or an exemption from registration applies, you may receive only the net proceeds from the sale of your preemptive rights by the depositary, or, if the preemptive rights cannot be sold, they will lapse and you will not receive any value for them. For more information on the exercise of your rights see “Item 10 — Additional Information.”

An Exchange of ADSs for Preferred Shares Risks Loss of Certain Foreign Currency Remittance and Brazilian Tax Advantages.

      The ADSs benefit from the certificate of foreign capital registration, which permits The Bank of New York, as Depositary, to convert dividends and other distributions with respect to preferred shares into foreign currency, and to remit the proceeds abroad. Holders of ADSs who exchange their ADSs for preferred shares will then be entitled to rely on the Depositary’s certificate of foreign capital registration for five business days from the date of exchange. Thereafter, they will not be able to remit non-Brazilian currency abroad unless they obtain their own certificate of foreign capital registration, or unless they qualify under Resolution 2,689 of the Central Bank of Brazil, dated January 26, 2000, known as Resolution 2,689, which entitles certain investors to buy and sell shares on Brazilian stock exchanges without obtaining separate certificates of registration.

      If holders of ADSs do not qualify under Resolution 2,689, they will generally be subject to less favorable tax treatment on distributions with respect to our preferred shares. There can be no assurance that the Depositary’s certificate of registration or any certificate of foreign capital registration obtained by holders of ADSs will not be affected by future legislative or regulatory changes, or that additional Brazilian law restrictions applicable to their investment in the ADSs may not be imposed in the future.

The Relative Volatility and Illiquidity of the Brazilian Securities Markets May Adversely Affect Holders of ADSs.

      Investments in securities, such as the preferred shares or the ADSs, of issuers from emerging market countries, including Brazil, involves a higher degree of risk than investing in securities of issuers from more developed countries.

      The Brazilian securities market is substantially smaller, less liquid, more concentrated and more volatile than major securities markets in the United States. These features may substantially limit the ability to sell the preferred shares underlying the ADSs at a price and time at which holders wish to do so. The Sao Paulo Stock Exchange (BOLSA DE VALORES DE SAO PAULO), or BOVESPA, the main Brazilian stock exchange, had a market capitalization of approximately U.S.$124 billion as of December 31, 2002, and an average monthly trading volume of approximately U.S.$4.1 billion for 2002. In comparison, the NYSE had a market capitalization of U.S.$9.7 trillion as of December 31, 2002, and an average monthly trading volume of approximately U.S.$859 billion for 2002.

      There also is significantly greater concentration in the Brazilian securities market than in major securities markets in the United States. The ten largest companies in terms of market capitalization represented approximately 46.8% of the aggregate market capitalization of BOVESPA as of December 31, 2002. The top ten stocks in terms of trading volume accounted for approximately 56.5% of all shares traded on BOVESPA.

Item 4.     Information on the Company

A.     Our History and Development

General

      We are incorporated under the laws of Brazil under the name Tele Centro Oeste Celular Participacoes S.A. (Tele Centro Oeste Cellular Holding Company). We have the legal status of a SOCIEDADE POR ACOES, or stock corporation, operating under the Brazilian corporate law. Our principal executive offices are located at SCS, Quadra 2, Bloco C, 226, 7 andar, 70319-900 Brasilia, DF, Brazil. Our telephone number is 55-61-313-7765, our facsimile number is 55-61-323-7250, and our website is located at www.tco.net.br. The information on our website is not part of this annual report. Our agent for service of process in the United States is CT Corporation System, located at 111 Eighth Avenue, New York, New York 10011.

Telebras and the Privatization

      Prior to the incorporation of Telecomunicacoes Brasileiras S.A. — TELEBRAS in 1972, more than 900 telecommunications companies operated throughout Brazil.

      Between 1972 and 1975, Telebras and its operating subsidiaries acquired almost all of the other telephone companies in Brazil and thus came to have a monopoly over the provision of public telecommunications services in almost all areas of the country. In 1995, the Brazilian government began to reform Brazil’s telecommunications regulatory system. In July 1997, the Brazilian Congress adopted the General Telecommunications Law (and together with the regulations, decrees, orders and plans on telecommunications issued by Brazil’s Executive Branch, collectively, the Telecommunications Regulations). The General Telecommunications Law provided for the establishment of a new regulatory framework, the introduction of competition, and the privatization of Telebras.

      In January 1998, the cellular telecommunications operations of Telebras’ operating subsidiaries were spun off into separate companies in preparation for the restructuring and privatization of Telebras. In May 1998, Telebras was restructured to form, in addition to Telebras, 12 new holding companies, which we refer to as the New Holding Companies, by means of a procedure under Brazilian corporate law called CISAO, or split-up. The New Holding Companies were allocated virtually all of the assets and liabilities of Telebras, including the shares held by Telebras in the operating companies of Telebras. The split-up of Telebras into the New Holding Companies is referred to herein as the “Breakup” or the “Breakup of Telebras.”

      The New Holding Companies, together with their respective subsidiaries, consist of (a) eight cellular service providers, each operating in one of eight regions, (b) three fixed-line service providers, each providing local and intraregional long-distance service in one of three regions, and (c) Empresa Brasileira de Telecomunicacoes S.A. — EMBRATEL, or Embratel, which provides domestic (including intraregional and interregional) long-distance telephone service and international telephone service throughout Brazil.

      TCO is one of the New Holding Companies. It was created in May 1998. In the Breakup, TCO was allocated all the share capital held by Telebras in the operating subsidiaries of the Telebras System that provided cellular telecommunications service in Area 7. In July 1998, the Brazilian government sold substantially all of its shares of the New Holding Companies, including TCO, to private sector buyers. The Brazilian government’s shares of TCO were purchased by Splice through BID S.A., its subsidiary at that time.

      Each of Telebrasilia, Telegoias, Telemat, Telems, Teleron and Teleacre was formed on January 5, 1998 by spinning off the cellular telecommunications operations of an operating company controlled by Telebras, collectively known as the Predecessor Companies. Telebrasilia merged into TCO on April 26, 2002. References to the operations of our company prior to January 5, 1998 are to the cellular operations of the Predecessor Companies. Telegoias, Telemat, Telems, Teleron and Teleacre (and Telebrasilia until April 26, 2002) provide cellular telecommunications services in Brazil’s Federal District and in the Brazilian States of Goias, Mato Grosso do Sul, Mato Grosso, Rondonia, Acre and Tocantins, known as Area 7, under concessions from the Brazilian government (the A Band Concessions). The Predecessor Companies began to offer cellular telecommunications services in Area 7 in December 1991, and our company is the leading provider of cellular telecommunications services in Area 7.

NBT

      On October 19, 1998, Tele Centro Oeste/ Inepar, a consortium comprised of (i) Inepar S.A. Industria e Construcoes (50%) and (ii) TCO (50%), was awarded a license to provide cellular telecommunications services in Area 8. On May 21, 1999, we acquired 45% of the shares of Tele Centro Oeste/ Inepar from Inepar, increasing our holding in the consortium to 95%. Upon acquiring control, we renamed Tele Centro Oeste/ Inepar “Norte Brasil Telecom S.A.” and registered it as a non-publicly held company. NBT provides cellular telecommunications service in the Brazilian States of Amapa, Amazonas, Maranhao, Para and Roraima, known as Area 8, under concessions from the Brazilian government (the B Band Concessions). The A Band Concessions and the B Band Concessions are collectively referred to as “our concessions.” As of April 2003, our company had 3,202,149 subscribers.

TCO IP

      On November 21, 2000, SPLICE IP S.A. was formed as a closed corporation. TCO held 100% of its preferred shares and Splice do Brasil Telecomunicacoes e Eletronica S.A., or Splice, held 99.99% of its common shares. As of March 5, 2001, the control of SPLICE IP S.A. changed to TCO, when TCO bought 99.99% of the common shares from Splice, and the name of the subsidiary changed to TCO IP S.A.

Transfer to Fixcel

      On December 31, 2001, Splice transferred all of its shares in BID S.A., TCO’s parent company, to Fixcel S.A.

Transfer to Telesp Celular Participacoes S.A.

      On April 25, 2003, TCP acquired 61.10% of the voting capital stock of TCO for approximately R$1,505 million, corresponding to R$19.48719845 per each lot of 1,000 shares acquired. The agreement also included the acquisition of TCO’s subsidiaries, including NBT. TCP has announced that it will launch, in the second quarter of 2003, a tender offer for the voting shares of TCO, as legally required by the acquisition of the control of TCO. The price per share to be offered is equal to 80% of the price paid to the controlling shareholders. After the acquisition and the tender offer, TCP expects to incorporate TCO shares and ADSs.

      PT Moveis S.G.P.S., S.A. and Telefonica Moviles, S.A., the principal shareholders of TCP, currently own through Brasilcel, N.V., directly and indirectly approximately 93.7% of TCP’s common shares and 65.1% of TCP’s total capital. PT Moveis S.G.P.S., S.A. is 100% controlled by Portugal Telecom, S.G.P.S., S.A.

Capital Expenditures

      Our capital expenditure priorities include increasing our network capacity, improving our overall quality, and increasing the level of digitalization of our network.

      The following table sets forth our capital expenditures for each year in the three-year period ended December 31, 2002.

	2000	2001	2002

	(Millions of reais)(1)
Automatic switching equipment	29.1	22.1	22.2
Other equipment	196.0	100.7	69.3
Real estate	0.2	1.3	—
Other assets	30.4	66.4	79.1

Total capital expenditures	255.7	190.5	170.6

(1)	Figures in constant REAIS as of December 31, 2000 and nominal REAIS as of December 31, 2001 and 2002.

B.     Business Overview

Overview

      We provide cellular telecommunications services in Brazil’s Federal District and in 11 Brazilian states: Acre, Amazonas, Amapa, Goias, Maranhao, Mato Grosso, Mato Grosso do Sul, Para, Rondonia, Roraima, and Tocantins, comprising altogether 5.8 million Km2 and 31.2 million people. We are the leading cellular operator, by number of clients, in our Region according to data published by Anatel. The table below sets forth the net operating revenues for Telebrasilia, Telegoias, Telemat, Telems, Teleron, Teleacre and NBT for the periods indicated.

	Year Ended December 31,

	2000	2001	2002

	(Thousands of reais)
Telebrasilia Celular/ TCO(1)	310.869	371.289	434.100
Telegoias Celular	196.094	277.566	355.491
Telemat Celular	135.131	168.511	217.751
Telems Celular	116.534	142.478	177.441
Teleron Celular	39.678	48.335	66.060
Teleacre Celular	19.818	25.588	33.923
NBT	112.523	214.964	290.581
Others	—	307	1.090
Deductions from consolidation	—	907	15.129

Total	930.646	1.248.131	1.561.308

(1)	As a result of the merger of Telebrasilia Celular S.A. into TCO on April 26, 2002, the operating revenues which were earned by Telebrasilia Celular S.A. before the merger became revenues of TCO with a base date for the merger of December 31, 2001.

Our Operations

      The following tables set forth information on TCO and NBT’s cellular telecommunication base, coverage and related matters at the dates and for the years indicated.

TCO — Area 7

	Year Ended December 31,

	2000	2001	2002

Cellular lines in service at year-end (in thousands)	1.439	1.995	2.469
Contract customers	494	583	712
Prepaid customers	945	1,412	1,757
Churn(1)	10.66%	13.23%	15.19%
Estimated population of concession areas (million)(2)	14.3	14.9	15.2
Estimated covered population (million)(3)	11.5	12.8	13.3
Percentage of population covered(4)	84%	86%	88%
Penetration at year-end — TCO(5)	10.1%	13.2%	16.3%
Percentage of authorization areas covered	53%	62%	66%
Estimated market share(6)	78.4%	76.9%	73.0%

NBT — Area 8

	Year Ended December 31,

	2000	2001	2002

Cellular lines in service at year-end (in thousands)	257	417	598
Contract customers	86	112	149
Prepaid customers	171	305	449
Churn(1)	6.22%	16.12%	16.77%
Estimated population of concession areas (million)(2)	14.9	15.8	16.1
Estimated covered population (million)(3)	7.4	8.8	9.7
Percentage of population covered(4)	50.3%	60.4%	66.0%
Penetration at year-end — NBT(5)	1.73%	2.64%	3.7%
Percentage of authorization areas covered	6.59%	17.20%	20.60%
Estimated market share(6)	25.35	31.5%	35.0%

(1)	Churn is the number of customers that leave us during the year, calculated as a percentage of the simple average of customers at the beginning and the end of the year.

(2)	Projections based on estimates of IBGE.

(3)	Number of people within our Region that can access our cellular telecommunication signal.

(4)	Percentage of the population in our Region that can access our cellular telecommunication signal.

(5)	Number of cellular lines in service.

(6)	Estimated percentage of all lines in service in our Region at year-end.

Our Services

      Our company offers mobile telecommunications services to the subscribers of our Basic Services Plan and optional plans (which include minutes of usage). We also offer additional services, such as voice mail, call forwarding, call waiting, caller identification, three-way calling, text messages, CSD services, and WAP services. In 1999, our company initiated sales of cellular handsets in connection with the introduction of the prepaid system. This service is an optional plan which aims to meet the needs of clients with low usage of wireless services. The service is paid and credited before any calls are made. The subscriber is required to purchase credit (using prepaid cards or agreements with lottery houses and financial institutions) which is valid to make calls in the subsequent 90-day period after activation. Once the credit in a particular card has been used, a new card should be purchased within a period of 180 days; otherwise the service will be discontinued and the subscriber will need to request a new activation to access the service. The prepaid cards are sold in denominations of R$10.00, R$15.00, R$25.00, and R$50.00. There is a R$5.00 card that is used exclusively by users of SMS services, which gives clients closer control of their usage of the service.

      Our company offers message services based on the SMS platform in three different applications: content-push services via SMS, person-to-person communication, and interactive services. The SMS services are available to both pre-paid and post-paid clients.

      The Web-based short message service allows users to send messages from our website directly to clients’ handsets. Using the same platform, our company also sends news (local, national, and international) on several subjects, such as economy, sports, and weather forecasts, offers access to bank account balance information in associated banks, and offers appointment reminder services. In September 2002, we started to charge R$0.03 per message received. As of December 2002, more than one million clients used this service.

      In November 2000, the interpersonal message service (currently called Torpedo) was launched experimentally, and as of August 1, 2001, users have paid R$0.18 per message sent. At the end of 2001, 5 million messages were billed monthly. Several factors have been encouraging the use of this service: the granting of bonuses, the launching of E-XPRESSO CARDS (messages containing drawings and characters), and the launching of a set number of messages included in the service plan fee. By December 2002, we had billed 17 million messages.

      In January 2001, we launched the WAP service, which allows wireless Internet access based on cellular technology and is available to all clients who have handsets equipped with this feature. In order to implement this service, our company developed a WAP portal through which clients can access other portals and WAP sites. One of the advantages of this new service is that clients can customize the portal, making access and browsing faster and more convenient. Our company has entered into relevant partnership agreements with some of the main news agencies in Brazil: FOLHA DE SAO PAULO and O ESTADO DE SAO PAULO, as well as with banks BANCO DO BRASIL and UNIBANCO, and the music production company SOM BRASIL.

      Additionally, we started offering wireless data communication services to our clients, using CSD technology to connect personal microcomputers and palm-tops to the Internet via cellular handsets. This gives users greater access mobility and flexibility.

      In 2002, TCO/NBT adopted a communication strategy for products and services with the creation of the ISSO “umbrella”. This package of services includes the services mentioned above and a series of new features launched in 2002, namely:

•	Flash TCO/NBT: a SMS-based content-pull information service. To use this service, the client writes a message including the code of one of the contents available on TCO/NBT Flash and sends it to the number 100. The reply message will reach the handset soon thereafter. The client then presses the “Display” button in order to view the results on the screen of the handset. (April)

•	Music: musical ring tones to be used on compatible cellular handsets. (February)

•	Icons: images that allow the customization of call groups in clients’ handsets. When a message is coming in, the caller can be identified by means of the symbol selected. (February)

•	TCO/NBT Radio: an interactive information and entertainment service selected on demand by users. The service allows users to access news, sports news, horoscopes, breaking news, jokes, chats, and young and adult channels. (June)

•	Chat TCO/NBT: chat rooms combining traditional Web chats with cellular SMS services. (October)

•	Games: SMS-based games such as Quiz (question-and-answer game) and Cabum (strategy game). (November)

      Regarding interactive services, our company launched an interactive promotion platform (GPI) in December 2002, allowing media partners such as communication vehicles (radio and TV stations, etc.) to use the SMS to promote contests and conduct surveys and polls with real time results. The platform also allows among the participating users.

      Also in December 2002, we activated SMS interoperability with other wireless telephone carriers. As of that date, TCO and NBT users started to send SMS to Telemig Celular and Amazonia Celular users. On May 28, 2003, TCO started SMS interoperability with all cellular companies controlled by the joint venture of Portugal Telecom, S.G.P.S., S.A. and Telefonica Moviles, S.A. (called Brasilcel N.V.), which consists of TCP, Global Telecom, Tele Sudeste Celular, Tele Leste Celular and CRT Celular users.

      Based on the contracts entered into with other providers of wireless telecommunications services, our company offers automatic roaming services throughout the Brazilian territory, which allows users of the post-paid system to make and receive calls while outside of the Region. These automatic roaming services also allow users of the prepaid services to receive calls while outside TCO’s coverage area, as well as to make calls when they are in Area 7 or Area 8. As of October 1, 2001, users of the prepaid services have been able to originate roaming calls while outside Area 7 or Area 8. Our company also offers automatic international roaming in Argentina and Uruguay by means of agreements entered into with local wireless telecommunications providers in those countries. In January 2000, we started to provide international roaming services in more than 60 countries located in North America, Europe, Asia, Southern Africa, and Australia. By the end of 2002, the service was already available in more than 140 countries in North America, Europe, Asia, Southern Africa, and Australia. The calls are billed to the user’s bills and no credit card or immediate payment is required. In order to use the international roaming service, users have to sign a contract with us with a value of R$100.00, after which the service is activated within a period of 72 hours. Users who intend to use the roaming service in countries which have the GSM technology also receive a handset for use while in transit. The user will later pay for the service based on the amounts charged in the areas where the roaming service was used. Our company also will offer wireless telecommunications services to the users of other wireless telecommunication service providers while they are in our Region. Our company bills the other providers based on what the roaming contracts establish as to their clients. See “Item 4 — Information on the Company — Business Overview — Operating Agreements — Roaming Contracts.”

Our Region

      The region in which TCO’s subsidiaries operate consists of Area 7 and Area 8, which we refer to as the Region, and covers an aggregate area of approximately 5,803,501 square kilometers, representing approximately 68% of the total area of Brazil and 18% of Brazil’s population. Area 7, which is serviced by Telegoias, Telemat, Telems, Teleron and Teleacre (and former Telebrasilia), includes the federal capital, Brasilia, and the surrounding Federal District. Area 7 also includes the following six Brazilian states: Goias, Tocantins, Mato Grosso, Mato Grosso do Sul, Rondonia and Acre. Area 8, which is serviced by NBT, includes the following five Brazilian states: Amapa, Amazonas, Maranhao, Para and Roraima.

      The following table shows population, gross domestic product (GDP), and PER CAPITA income statistics for each state in Area 7 and Area 8.

		Population in	% of Brazilian	Per Capita	% of Brazilian
Subsidiary	Area	Millions(1)	Population(1)	GDP(2)	GDP(2)

Telegoias	Goias	5.21	2.98%	4,316	1.97%
Telegoias	Tocantins	1.21	0.69%	2,110	0.22%
Telemat	Mato Grosso	2.60	1.49%	5,342	1.22%
Telems	Mato Grosso do Sul	2.14	1.23%	5,697	1.08%
Teleron	Rondonia	1.43	0.82%	4,065	0.51%
Teleacre	Acre	0.59	0.34%	3,037	0.15%
NBT	Amapa	0.52	0.30%	4,098	0.18%
NBT	Amazonas	2.96	1.70%	6,668	1.71%
NBT	Maranhao	5.80	3.32%	1,627	0.84%
NBT	Para	6.45	3.70%	3,041	1.72%
NBT	Roraima	0.35	0.20%	3,417	0.10%
Telebrasilia(3)	Federal District	2.15	1.23%	14,405	2.02%

(1)	Estimates of IBGE. Population figures pertain only to areas serviced by our concessions and do not pertain to cities not serviced by our concessions.

(2)	SOURCE: IBGE.

(3)	Until April 26, 2002.

      Our company’s business, financial condition, results of operations and prospects depend in part on the performance of the Brazilian economy and on the economy of the Region, in particular.

Marketing and Sales

      Our company classifies users into two main categories: (i) legal entity clients, which accounted for 14.75% of our revenues in 2002, and (ii) individual clients, which accounted for 85.25% of our sales in the year 2002. Our company promotes and sells its services in a number of ways and occasionally develops special projects and services aimed at specific groups of clients. Our company also offers support services such as exclusive account managers to certain clients.

      Our contract clients are mainly individuals with moderate or high purchasing power. According to data gathered by our company on December  31, 2002, approximately 55% of our clients were male and 60% were 40 years old or younger. According to Anatel regulations, wireless telecommunications services may be provided to any individual requesting it, and such individuals must be served in the order in which their corresponding requests are received, regardless of their income range. In order to assist in the management of risks and failures in payments, our company performs credit verifications on all our clients. The services may be interrupted if the client fails to make the payments on the due dates established. See “Item 4 — Information on the Company — Business Overview — Invoicing, Billing and Collection.”

Network Sales

      Our company markets its services by means of a network of proprietary stores, newsstands, supermarkets, and other shops located in the Region. We own 50 stores and 7 kiosks in the Region, with 36 stores and 3 kiosks located in Area 7 and 14 stores and 4 kiosks located in Area 8. This network enables our company to market its services and to offer post-sales services to our clients throughout the entire Region.

      Our company maintains contracts with independent distributors who are paid commissions on each new user they register and on sales of other services. Commission levels vary based on the exclusivity and sales performance of each distributor.

Quality of Service

      The excellent quality of service and the extensive area covered by TCO are factors which have had a preponderant influence on the acquisition and maintenance of the client base. The indicators established by Anatel to measure the system’s technical performance, such as the “rate of outgoing calls completed,” “call establishment rate,” and “rate of dropped calls” have exceeded the targets defined by Anatel in all the networks composing TCO’s and NBT’s areas of coverage. Any occurrence of performance degradation is quickly identified by the Network Management Center, which directly interacts with the operating and maintenance divisions of the local carriers in order to define actions for relocation of means and maintenance. If the correction of a problem requires an action by the planning and engineering division, the division is informed so as to establish a plan to improve performance by implementing or modernizing the network equipment.

Our Network

      As of December 31, 2002, our company’s cellular telecommunications network covered approximately 88% of the population of Area 7 and 66% of the population of Area 8. We continue to expand and optimize our network to cover as broad a geographic area as is economically feasible in order to meet consumer demand. Under our concessions, we have certain obligations concerning network coverage. See “Item 4 — Information on the Company — Business Overview — Regulation of the Brazilian Telecommunications Industry — Obligations of Telecommunications Companies.”

      As of December 31, 2002, our network in Area 7 consisted of 13 cellular switches, 4 stand-alone HLRs, 703 base-stations, 67 repeaters and 50,938 traffic channels and one national- and two regional-signaling transfer points. Our seven Nortel DMS-MTX and six Ericsson AXE 10 switches are distributed among our switching centers, located in Brasilia, Goiania, Palmas, Campo Grande, Cuiaba, Rondonopolis, SINOP, Porto Velho and Rio Branco. The network is still connected primarily by a fiber-optic transmission system leased from fixed-line service providers in the Region, but we have substantially increased our transmission facilities during the last year. We expect, based on ongoing projects, that in 2003 the network will be connected with our own facilities for the most part, including radio accesses and long distance back-bone linking major cities in our service area.

      Since October 1999, when NBT commenced providing cellular telephone services in Area 8 using the Nortel DMS-MTX cellular infrastructure, it has rapidly increased its penetration into Area 8. As of December 31, 2002, NBT had 12 cellular switches, located in Manaus, Tabatinga, Belem, Santarem, Maraba, Redencao, Altamira, Sao Luis, Imperatriz, Balsas, Boa Vista and Macapa, with 169 base-stations, 13 repeaters and 11,087 traffic channels. The network is connected primarily by our own facilities, including radio accesses and long-distance radio routes.

      Nortel and Ericsson are our primary suppliers of cellular infrastructure and Marconi, NERA and NEC are our main suppliers of transmission equipment. LogicaCMG, Sixbell and Comverse are our suppliers for our SMS, pre-paid and voice mail platforms, respectively.

      In 1998, we began upgrading our network to supply digital service based on the TDMA standard in the Federal District, as well as in Rondonia, Mato Grosso do Sul, Goias, Mato Grosso, Acre and Tocantins. Digitalization is still one of our key strategic initiatives, and digital accesses now represent approximately 98% of our accesses and 83% of our radio traffic channels. We understand that digitalization offers certain advantages, including more network capacity, reduced operating costs and additional revenues through the sale of value-added services. Digital services also offer subscribers greater security.

      Our company continues to increase its capacity and improve the quality of its network by deploying new base-stations and by adding digital channels and features to our existing base-stations. These additions are carried out in response to projected subscriber demand, as well as to meet national and international quality standards for cellular telecommunications services. We believe that our network will require further development to continue to meet the demand for cellular services in the states’ capitals and their surrounding metropolitan areas. For this reason, in 2002 we continued evaluating market demands for new high-speed data services, which will require technology evolution, through the overlay of a new air interface infrastructure. For this reason, trials in both 2.5G-available technologies were carried out in 2002 in Goiania (GSM/ GPRS) and Brasilia (CDMA-1xRTT). In addition, we developed plans in 2002 to start designing this possible overlayed network for the next year. Also, we started a training program for our technical staff to learn more about this possible new network.

      In view of the consolidation process that took place in January 2003 between TCO/NBT and the joint venture of Portugal Telecom, S.G.P.S., S.A. and Telefonica Moviles, S.A. (called Brasilcel N.V.), CDMA 2000 (1xRTT) has been specified and deployed as the JV Technology Standard in view of its evolutionary path to 2.5G in other Brazilian markets. Since then, we have focused our efforts on defining network requirements for our overlay with this technology. We have developed a three-year plan for the above-mentioned overlay; a period in which the state capitals and main cities in Areas 7 and 8 should be served by this technology, allowing us to provide a new package of high speed data services and increase the capacity in our network. We will guarantee that there will not be a degradation in coverage and service quality in the existing TDMA network during the overlay process. This will result in two good quality overlayed networks through which we can provide voice and data services. We believe this will be essential to keep us competitive in this highly disputed market.

      In 2002, we also increased our transmission capabilities by deploying numerous radio links for interconnection purposes as well as to connect cell sites to switches. Additionally, we began the deployment of our long distance back-bone network to connect our main cities, such as the Campo Grande-Dourados, in the State of Mato Grosso do Sul, now in operation, also expanding the Brasilia-Goiania route. A project was conducted to connect our switches in Brasilia, Goiania, Rondonopolis, Cuiaba and Campo Grande. In 2002, we built metropolitan optical networks in Goiania, Cuiaba, Brasilia and Campo Grande. We expect to activate the long distance back-bone in the first quarter of the next year reaching approximately 80% of our company’s subscribers in Area 7. Also, we expect to migrate approximately 200 E1 leased lines to our own radio resources during the next year. This migration will result in a large reduction in our transmission costs and improvement in network reliability.

      In addition to increasing network capacity, we have expanded our voice-mail and CSD platforms (distributed across the different regions) and prepaid and SMS platforms (centralized in Brasilia).

      In 2002, we increased penetration in the SMS arena by greatly boosting mobile originated services (M.O.) and information services (e-celular). Additionally, in 2002, we began to operate push-pull services like CHAT, BANKING, INFORMATION, GAMING and others, expanding our SMS to a capacity of 160 SMS/S, and ended the year with SMS traffic of more than 2 million messages a day.

      During 2002, TCO conducted an RFP to purchase a WIN platform to be deployed in the first half of next year. This platform will be able to provide WIN services for both TDMA and future CDMA 1x subscribers. In the first phase, the platform will have the capacity to accommodate 30,000 WIN subscribers. Huawei, a Chinese vendor with 30 million WIN subscribers in the Asia-Pacific countries, placed the winning bid in the RFP.

      Also, during 2002 TCO evaluated the technical and economic aspects of purchasing and deploying a VASGW (Gateway for Value Added Services) to improve the speed of deployment and reliability of new applications in SMS. We believe that the activation of this platform could boost the speed in offering new applications and our SMS efficiency could result in additional data revenues for our company. We expect that deployment of the VASGW will not start until the end of 2003.

Sources of Revenue

      We generate revenue from:

•	usage charges, which include measured service charges for calls and other similar charges;

•	network-usage charges (or interconnection charges), which are amounts we charge other cellular and fixed-line service providers for use of our network;

•	monthly subscription charges;

•	the sale of cellular handsets; and

•	other charges, including charges for call forwarding, call waiting and call blocking.

      Our rates are subject to approval by Anatel. See “Item 4 — Information on the Company — Business Overview — Regulation of the Brazilian Telecommunications Industry.”

     Contract Customers

      Since October 1994, cellular telecommunications service in Brazil has been offered on a “calling party pays” basis, under which customers pay only for calls that they originate. In addition, customers pay roaming charges on calls made or received outside their home registration area.

      The Region is divided into a total of 92 tariff areas, consisting of 81 tariff areas in Area 7 and 11 tariff areas in Area 8. We apply the lowest base rate to calls made by a subscriber in a tariff area to a line in the same tariff area, a higher rate to calls made by a subscriber in one tariff area to a line within the Region, and the highest rate to calls made by a subscriber in the Region to persons outside the Region. Additionally, we apply a per-call surcharge known as “AD” to calls made or received by a subscriber while outside the Region. Finally, subscribers who receive calls outside the home registration area pay a certain rate per minute if located within the Region, or a higher rate if located outside the Region.

     Interconnection Charge

      We earn revenues from any call that originates from another cellular or fixed-line service provider network connecting one of our customers. We charge the service provider from whose network the call originates a network usage charge for every minute that our network is used in connection with the call. See Item 4 “Information on the Company — Business Overview — Operating Agreements — Interconnection Agreements.” The average network usage tariff charged by our company to other service providers was R$0.17 per minute in 1997 and R$0.19 per minute in 1998, in each case net of value-added taxes. Through October of 1999, the network usage tariff was R$0.19. In November 1999, Anatel granted an increase of 14.7%, raising the tariff to R$0.2180. In December 2000, Anatel authorized a 23.26% readjustment and the value of the

TU-M rose to R$0.2687. In April 2002, Anatel granted a 10.12% increase and the TU-M value increased to R$0.2959. In February 2003, Anatel granted a 21.99% increase and the TU-M value rose to R$0.3609, net of value-added taxes. In Area 8, where the NBT operates, the value of the TU-M was R$0.21 until October 2000. After October and the 26.38% readjustment authorized by Anatel, the TU-M rose to R$0.2654. In April 2002, Anatel granted a 13.64% increase and the TU-M value increased to R$0.3016. In February 2003, Anatel granted a 21.99% increase and the value of the TU-M rose to R$0.3679, net of value-added taxes.

     Roaming Fees

      We receive revenue pursuant to roaming agreements with other cellular service providers. When a customer of another cellular service provider makes a call within our Region, that service provider pays us for the call at the applicable rate. Conversely, when one of our customers makes a cellular call outside of our Region, we must pay the charges associated with that call to the cellular service provider in whose region the call originates. See “Item 4 — Information on the Company — Business Overview — Operating Agreements — Roaming Agreements.”

Operating Agreements

     Interconnection Agreements

      Subscribers use the telecommunication services available on the networks provided by the Switched Fixed Telephone System, the SMC, and the SMP to make telephone calls. In order to facilitate telecommunications between cellular telephone users and fixed-line telephone users, as well as among cellular telephone users, our company must establish Network Interconnection Agreements.

      In Network Interconnection Agreements, each network makes its interconnection points available and circuits with 2 Mb are used to establish the physical connection between these points. The responsibility for providing the physical connection is shared equally by the two companies and the responsibility for physically building each connection is normally established by the companies upon the joint technical planning of the connection.

     Roaming Agreements

      Agreements for automatic roaming have been established among most A Band and B Band cellular service providers, through the Associacao Brasileira de Roaming, or ABR. However, Americel S.A. did not enter into an automatic roaming agreement with us in Area 7 and Tele Norte Celular Participacoes S.A. did not enter into an automatic roaming agreement with NBT in Area 8 because we are not obligated to enter into such agreements pursuant to Anatel regulations.

      The agreements permit our subscribers to use their cellular phones on networks of other cellular service providers while traveling or roaming outside the Region. Conversely, we are required to provide cellular service to subscribers of those cellular service providers when those subscribers are within the Region. The agreements require each cellular service provider to provide service to roaming subscribers on the same basis as it provides service to its own subscribers and to carry out a monthly reconciliation of roaming subscriber usage charges.

      Each company participating in the National Automatic Roaming Network pays a monthly fee of R$0.05 per originated or terminated call that involves roaming.

      Brazilian cellular service providers have also, through ABR, entered into international roaming agreements with foreign service providers, which permit the Brazilian service providers’ subscribers to use their cellular phones in Argentina and Uruguay and the foreign service providers’ subscribers to use their cellular phones in Brazil. The terms of these international roaming agreements vary from agreement to agreement. We also have a roaming agreement with Gradiente, an international cellular service roaming provider, which permits our subscribers to have roaming services in North America, Europe, Asia, Africa and Oceania.

Taxes on Telecommunications Services

      The cost of telecommunications services to customers incorporates a variety of taxes, including:

ICMS. The principal tax is the Imposto Sobre Circulacao de Mercadorias e Servicos, or the ICMS. The ICMS is a tax that the Brazilian states impose at varying rates on certain revenues from the sale of goods and services, including telecommunications services. The ICMS rate for telecommunications services charged in the states of the Region is 25%, except for the states of Mato Grosso and Para, where the rate is 30%, the state of Goias, where the rate is 26%, and the state of Rondonia, where the rate is 35%. The ICMS is also charged on those revenues generated with the sales of cellular handsets, at the rate of 17%, with the exception of the state of Goias, where the rate is 7%, and the state of Tocantins, where the rate is 12%.

COFINS. The Contribuicao Para Financiamento da Seguridade Social, or COFINS, is a social contribution tax on gross operating revenues. On November 27, 1998, the Brazilian government, through Law No. 9,718, increased the COFINS rate from 2% to 3%, allowing a set-off of up to one-third of the COFINS amount with the amount owed as a result of the CSLL (Social Contribution on Net Profit). Temporary Measure number 2158, issued in August of 2001 (the most recent version of Temporary Measure number 1991 — January 13, 2000), revoked the authorization to set off one third of the COFINS amount with the amount owed as a result of the CSLL.

PIS. The Programa de Integracao Social, or PIS, is another social contribution tax that is imposed on gross operating revenue at a rate of 0.65%. In October 2002, Law No. 10,637 was enacted, making such contribution non-cumulative and increasing the rate to 1.65%, except in connection with telecommunication services, where the rate continues to be 0.65%.

FUST. On August 17, 2000, Law No. 9,998, created the Fundo de Universalizacao dos Servicos de Telecomunicacoes, or FUST, a social contribution tax applicable to all telecommunications services. The purpose of the FUST tax is to fund a portion of the costs incurred by telecommunication service providers to meet the universal service targets required by Anatel in case these costs are not entirely recoverable through the provision of the telecommunications services. The FUST is imposed at a rate of 1% of gross operating revenues exclusively from telecommunication services, net of ICMS, PIS and COFINS and its cost may not be passed on to customers. It became effective on January 1, 2001.

FUNTTEL. On November 28, 2000, the Brazilian government, through Law No. 10,052, created the Fundo Para Desenvolvimento Tecnologico das Telecomunicacoes, or FUNTTEL, a social contribution tax applicable to all telecommunications services. The purpose of the FUNTTEL tax is to promote the development of telecommunications technology in Brazil and to improve competition in the industry by:

•	encouraging research and the development of new technologies;

•	promoting the training of personnel;

•	creating new employment opportunities; and

•	allowing small and medium-sized companies to access the lending market.

The FUNTTEL is imposed at a rate of 0.5% of gross operating revenues exclusively from telecommunication services, net of ICMS, PIS and COFINS, and its cost may not be passed on to customers. It became effective on March 1, 2001.

FISTEL. On July 7, 1966, the Brazilian government, through Law No. 5,070, created the Fundo de Fiscalizacao das Telecomunicacoes, or

FISTEL, a tax applicable to telecommunications transmission equipment. The purpose of the FISTEL is to provide financial resources for the Brazilian government to control and inspect the industry.

The FISTEL tax is comprised of two different fees:

•	an installation and inspection fee that is assessed every time we activate a new cellular number, as well as every time an authorization certificate is issued with respect to new equipment in telecommunications stations. Effective April 2001, the installation and inspection fee has been assessed based on the net activation of cellular numbers, i.e., the number of new cellular activation subtracted by the number of cancelled subscriptions, as well as on the basis of the net additions of radio base stations; and

•	an operation and inspection fee, assessed annually on the basis of the total number of cellular numbers in use and the total number of radio base stations installed at the end of the fiscal year, which is equal to 50% of the installation and inspection fee.

Invoicing, Billing and Collection

      Our company’s invoicing system has four main functions: (i) subscriber registration, (ii) subscriber information management, (iii) accounts receivable management and (iv) billing and collection. To facilitate the invoicing cycles, we have eight staggered invoicing cycles per month.

      We estimate that approximately 70% (by value) of our invoices are paid in the month they are due. If a subscriber’s payment is more than 15 days past due, service may be partially suspended and if its more than 30 days past due, service may be totally suspended until payment is received. After 60 days delinquency, the subscriber’s name is filed with credit protection agencies. If a subscriber’s payment is more than 90 days past due, the subscriber’s contract may be cancelled. After 120 days delinquency, the debts are referred to independent collection agencies. Our net losses on trade accounts receivable were 3.8%, 3.1% and 1.67% of gross operating revenues in 2000, 2001 and 2002, respectively. See “Item 5 — Operating and Financial Review and Prospects — Operating Results for the Years Ended December 31, 2000, 2001 and 2002 — Operating Expenses — Selling Expenses.” Our company offers the possibility to negotiate debts by means of installments.

      We receive roaming fees from other cellular service providers when their subscribers make cellular calls while within our Region, and pay roaming fees to other cellular service providers when our subscribers make cellular calls while outside of their Region. See “Item 4 — Information on the Company — Business Overview — Sources of Revenue — Roaming Fees.” We receive network-usage fees from other service providers when their subscribers make calls that terminate on a cellular telephone within our Region, and we pay network-usage fees when our subscribers make calls that terminate on the network of another service provider. See “Item 4 — Information on the Company — Business Overview — Sources of Revenue — Interconnection Charges.” At the end of each month, our company and the other service providers reconcile the amounts owed between them and settle on a net basis. For international and domestic long-distance calls made by its subscribers, our Company forwards the amount registered on account of such calls to a clearinghouse operated by Embratel and charges the carriers a fee for the use of its cellular telecommunications network.

Fraud Detection and Prevention

      Generally, we encounter two principal types of fraud: subscription fraud and cloning fraud. Subscription fraud occurs when a person, typically using documents that do not belong to him and a fictitious address, obtains cellular telecommunications service with no intention of paying for the service. We can usually detect subscription fraud prior to the invoicing of charged services by analyzing the subscriber’s use of the cellular line and the information on file with our company and with collection agencies. Nevertheless, it is difficult for us to control this type of fraud because of Anatel’s application of Rule 05/78, which prohibits the suspension of service prior to an account being 15 days past due. We may, however, suspend service when the subscription is a suspect one and fraud has been confirmed (by means of specific check-ups). In such cases, the rules imposed by Anatel do not prevent the suspension of service. In any case subscription fraud is one of the most significant problems for cellular companies in Brazil.

      Cloning fraud consists of duplicating the cellular signal of a BONA FIDE subscriber, which enables the perpetrator of the fraud to make telephone calls using the subscriber’s signal. The mobile identification number and equipment serial number of the subscriber are captured by the “cloner” by using a radio scanner. To avoid inconveniences to subscribers, we delete the cloned calls from the billing system before issuing invoices to them. Our fraud-control section can detect the clone and suspend service immediately after the first cloned call. The subscriber is then informed and his invoices are scrutinized monthly. Currently, cloning fraud is under control due to preventative measures taken by us, such as blocking international calls (service is provided only upon request by the subscriber) and creating a 24-hour fraud control center consisting of 11 analysts using the Integrated Fraud Detection and Control System, or SAF. The SAF was implemented on July 14, 1998 and is linked to a national network, which allows the detection, analysis, and control of abnormalities in cellular service usage that may indicate fraud throughout Brazil.

Competition

      The General Telecommunications Law provides for the introduction of competition in telecommunications services in Brazil. The Brazilian government granted ten licenses to private companies, each a B Band Service Provider, to provide cellular telecommunications service within particular regions of Brazil on a frequency range referred to as “B Band.” The frequency range used by the cellular service providers that were spun off from the Telebras System, including our company, each an A Band Service Provider, is referred to as “A Band.” Each B Band license covers a geographic region which generally corresponds to a cellular region. See “Item 4 — Information on the Company — Business Overview — Regulation of the Brazilian Telecommunications Industry — Concessions and Authorizations.”

B Band Competition in Area 7

      On December 31, 2002, Americel S.A., whose major shareholders are Ameripar S.A. (52.94%), Telesystem International Wireless (Brasil), Inc. (20.04%), Bell Canada International BVI-V Ltd. (18.91%), and BNDES Participacoes S.A. (owner of 100% of the preferred shares), received authorization to provide wireless telecommunications services in B Band in Area 7. Americel S.A. paid R$338.5 million for this authorization, and started to provide wireless telecommunications services, based exclusively on the TDMA standard, in the Region in November of 1997. Americel S.A. does not render analog services in the Region. The rights and obligations of Americel S.A. while the authorization is in force are substantially identical to the rights and obligations of our company concerning our concessions. Americel S.A.’s clients use standard, bimodal AMPS and TDMA handsets for roaming in the areas where digital services are not yet available.

A Band Competition in Area 8

      In Area 8, NBT, which is the B Band subsidiary, competes with the subsidiaries of Tele Norte Celular Participacoes S.A., whose trade name is Amazonia Celular, and whose major shareholder is Telepart Participacoes Ltda. (51.86%). The services provided are AMPS and TDMA.

Competition in C Band

      There were no participants in the auction for SMP contracts in C Band, which was held on January 30, 2001. Anatel might hold a second auction for SMP contracts in C Band, or issue a public solicitation so as to encourage companies who may be interested in parts of the C Band frequencies. If only one or two companies show their interest in each region, Anatel may sell directly to them and not hold any other auction.

Competition in D Band

      On February 13, 2001, Anatel held an auction for SMP contracts in D Band. Telecom Italia Mobile, or TIM, placed the best bid for SMP contracts in D Band, covering two SMP regions: (i) Brazil’s central-southern region, which includes the concession areas of our subsidiary companies, except NBT, and (ii) the state of Sao Paulo. TIM paid R$543 million for the contract to operate SMP services in D Band in the central-southern region, and R$997 million for the contract to operate SMP services in D Band in the state of

Sao Paulo, which represent a 0.6% and 40.42% premium, respectively, above the minimum bidding price established by Anatel.

      TIM started operations in D Band in 2002 under the condition that the provider of fixed-line services in each of those regions would advance the targets set by Anatel for December 2003. Tele Centro Sul Participacoes S.A., currently known as Brasil Telecom S.A., is the provider of fixed-line services in the central-southern region, and Telecomunicacoes de Sao Paulo S.A. — Telesp, known as Telefonica, is the provider of fixed-line services in the Sao Paulo state region.

      Tele Norte Leste Participacoes S.A, or Telemar, the first fixed-line carrier in the remaining region, which comprises 16 states in northern and eastern Brazil, presented the best bid for SMP contracts covering the region in which it offers fixed network telecommunication services. Telemar paid R$1.1 billion for the SMP contract in D Band, with a premium of 17.23% above the minimum bidding price set by Anatel, and provide SMP services using GSM technology. Telemar SMP, or Oi, started operations in D Band in 2002.

Competition in E Band

      On March 13, 2001, Anatel held an auction for SMP contracts in Bands D and E. TIM was the only company to present a proposal in the auction held for SMP contracts in E Band, and obtained a contract to offer SMP services in the region comprising the 16 states of the northern and the eastern regions of Brazil, which is the same region in which Telemar operates as a provider of fixed-line telephone services. No proposals were presented for SMP contracts in E Band in two other regions. TIM paid R$990 million for the contact, with a 5.32% premium above the minimum price set by Anatel. On November 19, 2002, Anatel held a second auction for SMP contracts in E Band for the central-southern region and for the state of Sao Paulo, as well as for some areas in the northeast of the country and in the states of Minas Gerais, Parana and Santa Catarina, which TIM had waived due to the fact that it operates in both A Band and B Band in these areas. In this auction Brasil Telecom S.A. purchased the license to offer services in Region II (which consists of Brazil’s Federal District and the states of Tocantins, Goias, Acre, Roraima, Mato Groso, Mato Grosso do Sul, Parana, Santa Catarina and Rio Grande do Sul) of the PLANO GERAL DE OUTORGAS — PGO-SMP for R$69.265 million.

D Band Competition in Area 7 of the SMC

      TIM Brasil is the D Band carrier in Area 7 of the SMC, and started to provide services in September 2002, using digital GSM technology. Until the end of 2002, it operated in the metropolitan areas of the Brazilian Federal District and in the cities of Goiania, Campo Grande, and Cuiaba.

E Band Competition in Area 7 of the SMC

      Having acquired its license in November 2002, Brasil Telecom S.A. has announced plans to start operations in the second half of 2003 using digital technology. Since it also operates fixed-line telecommunications, Brasil Telecom S.A. has a strong advantage — the fixed-wireless synergy.

D Band Competition in Area 8 of the SMC

      Oi is the D Band carrier operating in Area 8 of the SMC, and began offering services in June 2002, using digital GSM technology. Given that Telemar also operates fixed-line telecommunications, it has the advantage of fixed-wireless synergy. Until the end of 2002, it operated in the metropolitan areas of Belem, Manaus and Sao Luis.

E Band Competition in Area 8 of the SMC

      Tim Brasil is the E Band carrier operating in Area 8 of the SMC, and started offering services based on GSM technology in September 2002. Until the end of 2002, it operated in the metropolitan areas of Belem, Manaus, and Sao Luis.

Other Competition

      Our company also competes with providers of fixed-line telephone services. If enough capital is invested in fixed-line telephone services in Area 7 to increase the density of fixed lines and improve service, some of our company’s present and potential clients may migrate to providers of fixed-line telephone services for a number of reasons, such as lower rates. The provider of fixed-line telephone services in Area 7 is Brasil-Telecom (previously, Tele Centro Sul Celular Participacoes S.A.). Aiming to promote competition and improve the quality of services provided in the telecommunications sector, the Brazilian government granted contracts to other “mirror companies” allowing them to operate fixed-line services. On September 30, 1999, the Brazilian government granted Global Village Telecom S.A. a concession to operate fixed-line telephoning services in the same concession area where Brasil-Telecom operates. The concession includes a broad authorization to use fixed cellular solutions in an attempt to quickly distribute fixed lines to users.

      In Area 8, the fixed-line provider is Telemar and the mirror-company is Vesper.

      Satellite-operated services, which guarantee nationwide coverage, are available in Brazil. Although these services have the advantage of covering much larger areas than those covered by the cellular telecommunications services, they are considerably more expensive than the cellular telecommunications services and do not offer competitive coverage inside buildings. Currently, our company does not plan to offer satellite-operated mobile services (other than those included in the roaming contracts entered into with providers of satellite services), though we may offer such services in the future.

      There can be no assurance that the entry of new competitors will not have significantly adverse effects on our company’s business, financial statements, or the results of its operations or its prospects. Any adverse effects on our company’s market share which results from pressures originating from competition will depend on several factors which cannot be assessed with precision and which are therefore beyond our company’s control. Among such factors are the identity of the competitors, their strategy and ability to conduct business, market conditions prevailing at the time, rules applicable to the new market participants and to our company, as well as the effectiveness of the efforts made by our company to prepare for and to face the strong competition. There may also be competitors with higher technical capacity and more resources than those owned by our company.

Regulation of the Brazilian Telecommunications Industry

General

      Our business, the services we provide and the prices we charge are subject to regulation under the General Telecommunications Law and various administrative enactments, which regulate the services provided by Brazilian telecommunications operators.

      Anatel is the agency that regulates telecommunications under the General Telecommunications Law and the July 2001 Regulamento da Agencia Nacional de Telecomunicacoes, known as the Anatel Decree. Anatel is financially autonomous and administratively independent of the Brazilian government. However Anatel maintains a close relationship to the Ministry of Communications. Any regulation proposed by Anatel is subject to a period of public comment, which may include a public hearing. Anatel’s irregular conduct can be challenged in the Brazilian courts. On November 25, 1998, Anatel enacted Resolution 73 — Regulation of Telecommunication Services, which regulates in detail the new comprehensive framework for the provision of telecommunications services in Brazil established by the General Telecommunications Law.

Concessions and Authorizations

      Prior to January 2000, Anatel had only authorized two mobile service providers in each of the ten franchise areas under A Band and B Band. A Band and B Band mobile service providers were granted concessions pursuant to the LEI MINIMA, or the Minimum Law. Each concession is a specific grant of authority to supply cellular telecommunications services, subject to certain requirements contained in the applicable list of obligations appended to each concession. If a mobile service provider wishes to offer any telecommunications service other than those authorized by its concession, it may apply to Anatel for an authorization to offer such other services.

      In accordance with the General Telecommunications Law, a concession relates to the provision of telecommunication services under the public regime, as determined by the public administration. A concession may only be granted upon a prior auction bidding process. As a result, regulatory provisions are inserted in the relevant concession agreements and the concessionaire is subject to public service principles of continuity, changeability and equal treatment of customers. Also, the government authority is entitled to direct and control the performance of the services, to apply penalties, and to declare the expiration of the concession and the return of assets of the concessionaire to the government authority upon termination of the concession. Another distinctive feature is the right of the concessionaire to maintain an economic and financial balance of the concession agreement. The concession is granted for a finite period of time and is generally renewable once.

      An authorization is a permission granted by the public administration under the private regime, which may or not be granted upon a prior auction bidding process, to the extent that the authorized party complies with the objective and subjective conditions deemed necessary for the rendering of the relevant type of telecommunication service in the private regime. The authorization is granted for an indeterminate period of time. Under the authorization, the government will not guarantee the economic and financial balance, as it was guaranteed under the concession.

SMP Regulation

      In November 2000, Anatel adopted certain regulations for the issuance of new licenses, which are authorizations to provide wireless communication services through SMP, personal mobile service, to compete with the then existing cellular operators in the various regions of Brazil. These regulations divided Brazil into three main regions covering the same geographic area as the concessions for the fixed-line telecommunication services. Anatel organized auctions for three new licenses for each of those regions. The new licenses provided that the new services would be operated in the 1,800 MHz radio frequency bands, and they were denominated C Band, D Band and E Band. These new licenses were auctioned by Anatel and awarded during the first quarter of 2001 and at the end of 2002.

      Under these new licenses:

•	services are to be provided using the 1,800 MHz frequency;

•	each operator may provide domestic and international long-distance services in its licensed area;

•	existing cellular service providers, as long as they do not have partnerships with fixed-line operators, as well as new entrants into the Brazilian telecommunications market could have bid for C Band, D Band and E Band licenses. However, fixed-line operators, their controlling shareholders and affiliated cellular providers may only bid for D Band and E Band licenses;

•	a cellular operator, or its respective controlling shareholders, may not have geographical overlap between licenses; and

•	current A Band and B Band cellular service providers could apply for an extra frequency range.

      Pursuant to the SMP services regulation each of the three main regions is divided into registration areas, or tariff areas.

      On February 3, 2003, TCO chose to replace its SMC Concession Contracts for Personal Mobile Service Agreements (SMP) in Regions I (sub-range of “B” frequencies) and II (sub-range of “A” frequencies) of the PGO. In addition, TCO has full control of TCO IP S.A., which holds a national authorization for Multimedia Communication Services (SERVICOS DE COMUNICACAO MULTIMIDIA, or SCM).

Benefit of the SMP System

      According to the General Telecommunications Law and Decree No. 2056/96, control of the concessionaire can only be transferred after five years from the date of the privatization in the case of A Band concessionaires or the commencement of services in the case of B Band concessionaires. On the other hand, under the SMP system, the authorization or control of the authorized party can be transferred through merger of the relevant cellular mobile service provider, whether it is providing services under the A Band or the B Band.

      Under a SMP authorization, we could lose the guarantee of the terms and conditions of the license for the 15-year term. We would, however, gain greater discretion in running the business and be relieved of the obligation to revert our operating assets to the Brazilian government when our concessions end.

Obligations of Telecommunications Companies

      As a telecommunications service provider, we are subject to regulations concerning quality of service and network expansion, as established in our authorizations and our original concession agreements.

      Any breach by the companies of telecommunications legislation or of any obligation set forth in their authorizations may result in a fine of up to R$50 million.

      TCO’s new authorizations impose obligations to meet higher quality of service standards, such as: the system’s ability to make and receive calls, call failure rates, the network’s capacity to handle peak periods, failed interconnection of calls and customer complaints. Anatel published the method for collecting these quality service standards data on April 23, 2003 (Anatel Resolution No. 335/03).

Interconnection

      Under the General Telecommunications Law, telecommunications service providers are classified as providers of either collective or restricted services. All cellular operators, including SMP service providers, are classified by Anatel as collective service providers. All providers of collective services are required to provide interconnection upon request to any other collective service provider. The terms and conditions of interconnection are freely negotiated between parties, subject to price caps and other rules established by Anatel. Providers must enter into interconnection agreements, regarding, among other things, tariffs, commercial conditions and technical issues, with all requesting parties on a non-discriminatory basis.

      Interconnection agreements must be approved by Anatel and may be rejected if they are contrary to the principles of free competition and the applicable regulations. If the parties cannot agree upon the terms and conditions of interconnection, Anatel may determine terms and conditions by arbitration.

Rate Regulation

      Our concessions provide for a price cap mechanism to set and adjust rates on an annual basis. The cap is a maximum weighted average price for a basket of services. The basket includes the services in the Basic Service Plan, including monthly subscription fees, VC1 charges, VC2 charges, VC3 charges, DSL1 charges, DSL2 charges, and AD charges, as well as interconnection charges, including network-usage fees and charges to provide a physical connection to the network (INTERCONNECTION).

      The initial price cap in our concessions were based on the previously existing tariffs, which were developed based on our fully-allocated costs. The initial price cap is adjusted on an annual basis under a formula set forth in our concessions to reflect the rate of inflation as measured by the IGP-DI.

      The weighted average tariff for the entire basket of services may not exceed the price cap, but the tariffs for individual services within the basket may be increased. We may increase the tariff for any individual service by up to 20%, over the rate of inflation measured by the variation of IGP-DI, subject to a downward adjustment for inflation effects already captured in the annual upward adjustments of the overall price cap for the basket, as long as it adjusts other prices downward to ensure that the weighted average tariff does not exceed the price cap.

      Other telecommunications companies wishing to interconnect with and use our network must pay certain fees, primarily a network-usage fee charged per minute of use, which represents an average charge for a basket of network elements and services. The network-usage fee charged by A Band Service Providers is subject to a price cap set by Anatel, which varies from company to company, based on the underlying cost characteristics of each company’s network. For a breakdown of past network usage charges, see “Item 4 — Information on the Company — Business Overview — Sources of Revenue — Interconnection Charges.”

Ancillary Services, Value-Added Services and Internet Regulation

      On June 15, 2000, Anatel issued Resolution 226, which amended Norm 23/96. Under the amended Norm 23/96, cellular service providers are authorized to provide ancillary services to subscribers in connection with one or more service plans. We currently offer our TDMA-capable subscribers the following value-added services: (i) caller identification; (ii) voicemail; (iii) call forwarding; (iv) call waiting; (v) SMS; (vi) CSD; and (vii) WAP. Resolution 226 requires all cellular service providers to offer voicemail service in all service plans, defines strict rules for billing air-time in connection with voicemail usage and authorizes the service providers to provide and charge for SMS in connection with one or more service plans. Before Resolution 226, SMS could be provided only under test permission and could not be charged. Resolution 226 also requires cellular service providers to provide subscribers with detailed billing information for certain services, which were previously considered ancillary charged for separately. It also modified billing criteria for short repetitive calls (3 to 30 seconds) of the same origin and destination if the delay between calls does not exceed 120 seconds.

      Value-added services are not considered telecommunications services PER SE under Brazilian telecommunications regulations, but rather services that add features to a telecommunications service that supports them. All telecommunications service providers are required to grant network access to parties interested in providing value-added services, on a non-discriminatory basis, if technically feasible to do so. Telecommunications service providers are also allowed to render value-added services through their own network. Internet access is considered a value-added service by Brazilian legislation thus providers of Internet access are not considered telecommunications companies. Current regulations allow our company and any other interested party to offer Internet connection services through our network. While setting consumer pricing for our Internet connection services, we must consider the costs charged to third parties offering similar services for usage of our network. Anatel is expected to issue specific regulations in the near future regarding the use of cellular networks to provide Internet-connection services.

C.	Organizational Structure

TCO and Its Operating Subsidiaries

      The following table sets forth (i) the contribution made by each subsidiary to our net operating revenues for the year ending December 31, 2002, and (ii) TCO’s shareholding in each subsidiary on December 31, 2002.

	Contribution to
	Consolidated Results	TCO Ownership

	% of Net Operating	% of Share	% of Voting
Subsidiary	Revenues	Capital	Stock

TCO	26.91%	—	—
Telegoias	22.77%	97.07%	98.59%
Telemat	13.94%	97.56%	99.49%
Telems	11.37%	98.45%	99.61%
Teleron	4.23%	97.21%	98.26%
Teleacre	2.17%	98.35%	99.96%
NBT	18.61%	98.33%	95.00%

      Substantially all of TCO’s assets consist of shares in its subsidiaries and the assets transferred to TCO as a result of the merger with Telebrasilia. TCO relies very substantially on dividends from its subsidiaries to meet its needs for cash, including cash to pay dividends to its shareholders. See “Item 5 — Operating and Financial Review and Prospects — Liquidity and Capital Resources.”

      On October 19, 1998, Tele Centro Oeste/Inepar, a consortium comprised of (i) Inepar S.A. Industria e Construcoes (50%) and (ii) TCO (50%), was awarded a license to provide cellular telecommunications services in Area 8. On May 21, 1999, we acquired 45% of the shares of Tele Centro Oeste/Inepar from Inepar, increasing our holding in the consortium to 95%. Upon acquiring control, we renamed Tele Centro Oeste/Inepar “Norte Brasil Telecom S.A.” and registered it as a non-publicly held company. On October 7, 1999, NBT began providing B Band digital cellular telecommunications service in Area 8 in competition with Tele Norte Celular Participacoes S.A. Area 8 covers approximately 41% of the territory and 9% of the total population of Brazil.

      On April 26, 2002, TCO held a general extraordinary shareholders meeting in which it approved our merger with Telebrasilia and the consequent transfer to us of the concession to explore mobile cellular services previously held by Telebrasilia.

      On April 25, 2003, TCP acquired 61.10% of the voting capital stock of TCO for approximately R$1,505 million, corresponding to R$19.48719845 per each lot of 1,000 shares acquired. The agreement also included the acquisition of TCO’s subsidiaries, including NBT. TCP has announced that it will launch, in the second quarter of 2003, a tender offer for the voting shares of TCO, as legally required by the acquisition of the control of TCO. The price per share to be offered is equal to 80% of the price paid to the controlling shareholders. After the acquisition and the tender offer, TCP expects to incorporate TCO shares and ADSs.

D.	Property, Plants and Equipment

      Our principal physical assets consist of transmission equipment, switching equipment and base-stations. Our properties are located throughout the Region. We own our headquarters in Brasilia, Goiania, Cuiaba and Porto Velho and also lease office space in Brasilia (approximately 3,000 square meters), Campo Grande (approximately 1,800 square meters), Cuiaba (approximately 480 square meters), Rio Branco (approximately 420 square meters), Amapa (approximately 55 square meters), Amazonas (approximately 750 square meters), Maranhao (approximately 1,000 square meters) and Para (approximately 4,200 square meters).

      Additionally, we lease the sites where our cellular telecommunications network equipment is installed. As of December 31, 2002, we had 25 cellular switches and 952 base-stations and repeaters in the Region, of which approximately 30% were located on land owned by us and the remainder of which were located on land leased by us.

Item 5.	Operating and Financial Review and Prospects

Formation of TCO and Presentation of Financial Information

      On May 22, 1998, in preparation for the privatization of the Telebras System, the Telebras System was restructured to form, in addition to Telebras, TCO and eleven other New Holding Companies. The restructuring of the Telebras System was accomplished by means of a procedure under Brazilian law called CISAO, or split-up. Virtually all of the assets and liabilities of Telebras were allocated to the New Holding Companies which, together with their respective subsidiaries, comprise (a) three fixed-line service providers, (b) eight cellular service providers and (c) one domestic and international long-distance service provider. TCO is one of the New Holding Companies that was formed on May 22, 1998 as part of the Breakup of Telebras. In the Breakup, certain assets and liabilities of Telebras, including 81.4% of the share capital of Telebrasilia, 83.8% of the share capital of Telegoias, 91.9% of the share capital of Telemat, 96.0% of the share capital of Telems, 91.3% of the share capital of Telecom, and 94.0% of the share capital of Teleacre were transferred to TCO.

      On May 24, 1999, NBT was formed as a private corporation with 95% participation by TCO. NBT’s operating objective is to explore cellular services as well as all necessary and useful activities for delivery of these services within Area 8. NBT commenced operations on October 7, 1999.

      You should read the following discussion in conjunction with our consolidated financial statements and our notes, which are included elsewhere in this annual report. The introduction to Item 3, “Selected Financial Data,” describes certain important features regarding the presentation of our consolidated financial statements.

Effects of Changes in Presentation of Financial Statements in 2000, 2001 and 2002

      Three significant differences in presentation exist among our consolidated financial statements for 2000, 2001 and 2002. You should take these differences into account when comparing financial conditions and results of operations for 2000, 2001 and 2002.

      Fully Separate Operations of TCO’s Subsidiaries. The Predecessor Companies were split up effective January 5, 1998, to separate the cellular operations from the fixed-line operations, resulting in the creation of the A Band Subsidiaries. The B Band Subsidiary was created in May 1999. For 2000, 2001 and 2002 our consolidated financial statements reflect the operations of TCO’s subsidiaries as fully independent companies.

      Indexation for Inflation. Our consolidated financial statements are prepared on a fully indexed basis to recognize the effects of changes in the purchasing power of the Brazilian currency during the periods presented. No indexation adjustments were applied during the year ended December 31, 1998 on account of the insignificant level of inflation during that year. However, the financial statements as of December 31, 1998 and for the years then ended, as well as the fully indexed financial statements for all previous periods and for the years ended December 31, 1999 and 2000, have been restated into currency of December 31, 2000 purchasing power. See Item 3 “Key Information — Selected Financial Data” and Note 2(b) to our consolidated financial statements. In accordance with the constant currency methodology used in the preparation of our consolidated financial statements, all of the amounts presented for the years ended December 31, 1998 and 1999 have been restated in constant REAIS of December 31, 2000 purchasing power as measured by the IGP-M index during 2000 (which produces a correction of 9.95% of all amounts in 1999). Because the correction factor applied to 1998 and 1999 amounts exceeded the rate of price inflation for many revenue and cost items, the accounting correction is itself a significant explanatory factor for the changes recorded for such items between 1998, 1999 and 2000 on our consolidated statements of operations. As a result of this monetary restatement, year-over-year percentage calculations emphasize decreases and dampen increases in such revenue and cost items.

      In 2001, IBRACON stated that financial statements would not have to be indexed for 2001 as the three-year cumulative inflation rate in Brazil had fallen below 100%.

Political, Economic, Regulatory and Competitive Factors

      You should read the following discussion in conjunction with the “Information on the Company” section included elsewhere in this annual report. As set forth in greater detail below, our financial condition and operations are significantly affected by Brazilian telecommunications regulations, including regulation of tariffs. See “Item 4 — Information on the Company — Business Overview — Regulation of the Brazilian Telecommunications Industry.” Our financial condition, revenues and expenses also have been, and are expected to continue to be, affected by the political and economic environment in Brazil. In particular, our financial performance will be affected by (i) national economic growth and its impact on demand for telecommunications services, (ii) the cost and availability of financing and (iii) the exchange rates between Brazilian and foreign currencies.

      We have faced competition in the Region since November 1997. Our management expects that, as a result of competition, prices for cellular telecommunications services will decrease and our operating margins will diminish. The scope of increased competition and any adverse effects on our results and market share will depend on a variety of factors that cannot now be assessed with precision and that are beyond our control. See “Item 4 — Information on the Company — Business Overview — Competition.”

Foreign Exchange and Interest-Rate Exposure

      Our financial condition, revenues and expenses may be affected by changes in foreign currency exchange rates (primarily the U.S. dollar/real rate) and market rates of interest (LIBOR, TJLP, UMBNDES and CDI).

      Our principal foreign exchange risk arises from our foreign currency liabilities. At December 31, 2002, our total debt amounted to R$627.780 million of which 67.18% is denominated in foreign currency (63.53% adjusted by the U.S. dollar and 3.65% denominated in a currency basket of BNDES). Of our U.S. dollar denominated debt, 85.75% is protected by hedge operations at the end of the fourth quarter. From the portion denominated in foreign currency, 81.09% is protected by hedge operations. The hedge operations were carried out in order to partially cover the future maturity of debts in U.S. dollars with fixed or variable interest. The gains or losses from such operations are recorded in the statement of operations.

      R$82.4 million of litigation contingency funds related to loans wrongly allocated to our company at the time of the spin-off of Telebras. The balance of this amount arose when, under certain agreed procedures for the Breakup of Telebras, certain loans, which we refer to as the Telebras loans, were to have been spun off from the Telebras System through (i) the assignment of the obligation to pay the Telebras loans and (ii) the assignment of the right to receive such payments. Although the obligation to pay the Telebras loans was duly assigned to Telebrasilia and Telegoias, the right to receive such payments was not assigned to TCO. In light of this departure from the agreed procedures for assigning the right to receive payments under the Telebras loans, payment of the Telebras loans was suspended immediately upon the change of control of TCO. Our management determined that as of January 1999 the Telebras loans would for all purposes be treated as REAL-denominated liabilities bearing interest at a rate equal to the IGP-M plus 6% per year. In June of 1999, we filed a lawsuit claiming that TCO is the owner of the rights to receive payments for these loans and seeking an indemnity for principal and interest amounts previously paid to Telebras. In November of 1999, the obligation under the loans were assigned by Telebrasilia and Telegoias to TCO. On August 1, 2001, a judgment was entered denying the demands of TCO. On October 8, 2001, TCO filed an appeal to this judgment in the Court of Appeals of the Federal District (TJDFT). The Court unanimously decided against TCO on the appeal and in favor of Tele Centro Sul. TCO will appeal the decision with the Higher Court of Justice and the Federal Supreme Court. The contingency related to the difference between the contracts original interest rates and the interest rates as adjusted to be equal to IGP-M plus 6% is estimated to be R$68.780. See “Item 8 — Financial Information — Consolidated Statements and Other Financial Information — Legal Matters — Litigation Related to Telebras Loans.”

      Our revenues are earned entirely in REAIS, and we have has no dollar-denominated assets. We have hedged 81.09% of our debt in foreign currency exposure existing as of December 31, 2002. Thus, if we become obligated to service and repay the Telebras loans as U.S. dollar obligations, we will continue to have foreign exchange risk with respect to the Telebras loans. Devaluations of the REAL results in exchange loss on foreign currency indebtedness. Therefore, decreases in the value of the REAL relative to the dollar could have a material adverse effect on our operations.

      We are exposed to interest-rate risk as a consequence of our floating-rate debt and our limited, floating-rate, interest-earning assets. The risk relates to the possibility of our company realizing losses resulting from interest rate fluctuations, thus increasing the debt balances of loans obtained in the market and the financial expenses. Our company has not entered into hedge contracts against this risk. However, we constantly monitor the market interest rates in order to assess the need for obtaining derivatives and other protection against the risk of interest rates volatility.

      At December 31, 2002, our company had (as explained in Note 28 to our consolidated financial statements) R$627.780 million in debt, of which R$206.066 million were denominated in national currency floating rates (primarily TJLP), R$186.256 were denominated in foreign currency floating rates (LIBOR and currency basket of BNDES) and R$235.459 were denominated in fixed dollar rates. We have hedged 81.09%

of our foreign exposure existing as of December 31, 2002 resulting in CDI denominated debts. Those debts are fully compensated by our short-term investments (R$121.362 million at December 31, 2002) and debentures issued by Fixcel S.A. (R$712.135 million at December 31, 2002) that are based on the CDI flotation.

      Our decision to treat the Telebras loans as REAL-denominated obligations does not change their character as floating-rate interest obligations, although we are now treating the base rate of interest on the loans as IGP-M rather than LIBOR. We have not entered into derivative contracts or made other arrangements to hedge against this risk. Accordingly, should market interest rates rise (principally IGP-M or, if we become obligated to service and repay the Telebras loans as U.S. dollar obligations, LIBOR) our financing expenses will increase.

Critical Accounting Policies

      Critical accounting policies are those that are both important to the portrayal of our financial condition and results and require our management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. As the number of variables and assumptions affecting the possible future resolution of the uncertainties increase, those judgments become even more subjective and complex. In order to provide an understanding about how our management forms its judgments about future events, including the variables and assumptions underlying the estimates, and the sensitivity of those judgments to different circumstances, we have identified the following critical accounting policies:

•	revenue recognition and accounts receivable;

•	goodwill, intangible assets and amortization;

•	impairment of assets;

•	deferred charges; and

•	tax contingencies.

      Notes 3 and 29 of our consolidated financial statements include a summary of significant accounting polices in Brazil and the United States and methods used in the preparation of our consolidated financial statements.

U.S. GAAP Reconciliation

      We prepare our consolidated financial statements in accordance with Brazilian GAAP, which differ in significant aspects from U.S. GAAP. The principal differences between Brazilian GAAP and U.S. GAAP as they affected our revenues and expenses during the reported periods are: (i) until December 31, 1998, under Brazilian GAAP, interest on loans to finance construction in progress is capitalized at the rate of 12% per annum of the total value of construction in progress, regardless of the amount of interest actually incurred on such loans, while under U.S. GAAP interest is capitalized based on the interest rate on the debt incurred up to the lower of the amount of construction in progress and the total loans incurred; (ii) until December 31, 1993 capitalized interest under Brazilian GAAP was not added to individual assets but was capitalized separately and amortized over a time period different from the estimated useful lives of the related assets, while under U.S. GAAP capitalized interest is added to the cost of individual assets and is amortized over their estimated useful lives; and (iii) in accordance with Brazilian GAAP, the deferred tax liability arising out of the indexation of permanent assets was charged to shareholders’ equity, whereas under U.S. GAAP the charge would be to income for the year. Net income under U.S. GAAP was R$287.4 million for 2002, R$104.7 million for 2000 and R$194.4 million for 2001. Until December 31, 1997, under both Brazilian and U.S. GAAP, revenues from activation fees were recognized upon activation of a customer’s services. Under U.S. GAAP, effective January 1, 1998, net revenues from activation fees have been deferred and amortized over the estimated effective contract life.

      In 2002, our company acquired the minority interest in the subsidiary, Telebrasilia. The acquisition increased our company’s interest in Telebrasilia from 88.25% to 100%. Under Brazilian GAAP, the transaction was recorded at book value. For U.S. GAAP, our company recorded the transaction at fair value as required by the purchase method under SFAS No. 141. As a result, for U.S. GAAP purposes the shares issued to purchase the minority interest were recorded at the fair value of R$64,799 on the date of the transaction. Additionally, our company recorded a step up in the fair value of assets of R$36,520 and deferred income tax liabilities of R$9,266. The step up in the fair value of assets, excluding the portion related to goodwill amounting to R$9,266, is being amortized over 19 years and 8 years for intangibles and fixed assets, respectively, and resulted in additional depreciation and amortization expense under U.S. GAAP. See Note 29 to our consolidated financial statements.

New U.S. GAAP Accounting Pronouncements

      In June of 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” on the accounting for obligations associated with the retirement of long-lived assets. SFAS 143 requires a liability to be recognized in the financial statements for retirement obligations meeting specific criteria. SFAS 143 is effective for fiscal years beginning after June 15, 2002. We believe that adoption of this statement will not have a significant impact on our financial position or results of operations.

      In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS 144 amends existing accounting guidance on asset impairment and provides a single accounting model to dispose of long-lived assets. Among other provisions, the new rules change the criteria for classifying an asset as held-for-sale. The standard also broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations, and changes the timing of recognizing losses on such operations. The provisions of SFAS 144 will be effective for our company’s fiscal year 2002 and will be applied prospectively. We are currently in the process of evaluating the potential impact that the adoption of SFAS 144 will have on our consolidated financial position and results of operations but believe that adoption of this statement will not have a significant impact on our consolidated financial position or results of operations.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 provides guidance related to accounting for costs associated with disposal activities covered by SFAS 144 or with exit or restructuring activities previously covered by Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS 146 supersedes EITF 94-3 in its entirety. SFAS 146 requires that costs related to exiting an activity or to a restructuring not be recognized until the liability is incurred. SFAS 146 will be applied prospectively to exit or disposal activities that are initiated after December 31, 2002.

      In November 2002, the FASB issued Interpretation No. 45, GUARANTOR’S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF INDEBTEDNESS TO OTHERS, AN INTERPRETATION OF FASB STATEMENTS NO. 5, 57 AND 107 AND A RESCISSION OF FASB INTERPRETATION NO. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and are not expected to have a material effect on our company’s financial statements. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation, Transition and Disclosure.” SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. The transition and annual disclosure requirements of SFAS 148 are effective for our company’s fiscal year ending after December 15, 2002. We do not expect SFAS 148 to have a material effect on our results of operations or financial condition.

      In January 2003, the FASB issued Interpretation No. 46, CONSOLIDATION OF VARIABLE ENTITIES, AN INTERPRETATION OF ACCOUNT RESEARCH BULLETIN — ARB NO. 51. This Interpretation addresses consolidation by business enterprises of variable interests entities which have one of the following characteristics:

i) the investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, which is provided through other interests that will absorb some or all the expected losses of the entity.

ii) the equity investors lack on or more of the following essential characteristics of a controlling financial interest:

a) the direct or indirect ability to make decisions about the entity’s activities through voting rights or similar rights.

b) the obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities.

c) the right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected losses.

      The disclosure requirements are immediately effective for all variable interest entities created after January 31, 2003 and for the fiscal year or interim period beginning after June 15, 2003 for variable entities in which an enterprise holds a variable interest that is acquired before February 1, 2003. The initial recognition of the Interpretation is applicable after December 31, 2002 and is not expected to have an effect on our financial statements.

A.	Operating Results for the Years Ended December 31, 2000, 2001 and 2002

      The following table sets forth certain components of our income for each of the years in the three-year period ended December 31, 2002.

	Year Ended December 31,			% Change

	2000	2001	2002	2000-2001	2001-2002

	(Millions of reais)(1)
Net operating revenue	930.6	1,248.1	1,561.3	34.1	25.1
Cost of services	532.2	663.2	779.5	24.6	17.5
Gross profit	398.5	585.0	781.8	46.8	33.6
Operating expenses:
Cost of Sales	126.2	195.0	218.3	54.5	11.9
General and administrative expenses	78.4	110.3	142.3	40.7	29.0
Other net operating income (expense)	9.6	4.5	3.8	(53.1)	(15.6)
Total	214.2	309.8	364.4	44.6	17.6
Operating income before interest	184.3	275.1	417.4	49.3	50.6
Net interest expense	30.1	43.5	90.7	44.5	108.5
Operating income	154.2	231.7	326,7	50.3	39.7
Net non-operating expense	19.5	25.7	19.7	31.8	(23.3)
Employees’ profit share(2)	1.9	2.3	3.1	21.1	34,8
Income before taxes and minority interests	132.8	203.7	303.9	53.4	49.2
Income tax and social contribution	40.2	56.5	93.8	40.5	66.0
Minority interests	20.0	13.9	(0.4)	(30.5)	(102.9)
Reversal of interest on own capital	(31.0)	(45.3)	(94.6)	46.1	108.8
Net income	103.6	178.6	305.1	72.4	70.8

(1)	Information is presented in constant REAIS as of December 31, 2000 and nominal REAIS as of December 31, 2001 and 2002. Columns may not add up due to rounding.

(2)	Brazilian GAAP requires that employees’ profit sharing be shown as an appropriation of the net income for the year. Under U.S. GAAP, the employees’ profit sharing would be included as an operating expense.

Operating Revenues

      We generate operating revenue from (i) usage charges, which include measured service charges based on tenths of a minute for outgoing calls, roaming and other similar charges, (ii) monthly subscription charges, (iii) network usage charges, which are the amounts we charged to other cellular and fixed-line telephone service providers for the use of our network by such service providers’ customers, (iv) handsets and prepaid cards sales, and (v) other services and charges, which primarily include fees arising from the transfer of cellular service from one user to another, and fees paid by subscribers for supplemental services such as call forwarding, call waiting and call blocking. Additionally, in 1999, we began to sell handsets in connection with the provision of prepaid cellular telecommunications services. See “Item 4 — Information on the Company — Business Overview — Sources of Revenue — Contract Customers.”

Details of Company Revenue

	Year Ended December 31,			% Change

	2000	2001	2002	2000-2001	2001-2002

	(Millions of reais)
Gross Operating Revenue:
Usage charges(1)	349.9	530.2	678.3	51.5	27.9
Monthly subscription charges(1)	194.4	121.5	114.9	(37.5)	(5.4)
Network usage charges	334.5	526.8	649.3	57.5	23.2
Resale of handsets and prepaid cards	274.8	386.7	523.8	40.7	35.4
Others	11.2	8.3	16.0	(25.9)	92.8

Gross operating revenue	1,164.9	1,573.4	1,982.3	35.1	26.0
Value-added and other indirect taxes	(234.2)	(325.3)	(421.0)	38.9	29.4
Net Operating Revenue	930.6	1,248.1	1,561.3	34.1	25.1

(1)	Minimum consumption are booked as usage revenue. See Note 2(b) to our consolidated financial statements.

      Net operating revenues increased by 34.1% in 2001 and 25.1% in 2002. This growth in revenues was attributed mainly to an increase in demand for cellular services and price adjustments. The average number of subscribers increased by 68.6%, from 1,209,854 subscribers in 2000 to 2,040,323 subscribers in 2001 and by 32.2%, from 2,040,323 subscribers in 2001 to 2,697,823 subscribers in 2002. In 2002, the 25.1% increase in revenues compared to 2001 was due to increased traffic caused by the greater access-base. In 2002, TCO closed the year with 655,224 new subscribers (totaling 3,066,704 accesses as of December 31, 2002, of which 597,756 were in Area 8 and 2,468,948 in Area 7).

      Usage Charges. Revenues from usage charges rose by 51.5% between 2000 and 2001 and rose by 27.9% between 2001 and 2002. The 2002 increase was due to 23.8% growth in the post-paid base, compared to the year 2001, due to the launching of new plans and to new subscribes.

      Monthly Subscription Charges. Revenues from monthly subscription payments decreased by 37.5% between 2000 and 2001 and decreased by 5.4% between 2001 and 2002. The decrease in revenues in 2002 resulted from the launch of the free minutes plans, where the monthly deductible values (minimum consumption) are booked as usage revenue.

      Network Usage Charges. Revenues from network usage charges increased by 57.5% between 2000 and 2001 and rose by 23.2% between 2001 and 2002. The increase in these periods reflects the growth in the total number of subscribers, which leads to an increased volume of calls originating from outside our network to our subscribers.

      Resale of Handsets and Prepaid Cards. Revenues from resale of handsets and prepaid cards grew by 40.7% between 2000 and 2001 and increased by 35.4% between 2001 and 2002. The increase in these periods was caused by the growth in the access-base of subscribers, which increased from 1,695,473 in 2000 to 2,411,480 in 2001 and to 3,066,704 in 2002.

      Others. Revenues from other services (mainly the SMS), fees earned from the transfer of cellular telephone service from one user to another and supplemental services such as call forwarding, call waiting and call blocking, decreased by 25.9% between 2000 and 2001 and rose by 92.8% between 2001 and 2002. The gradual fall in 2001 was due to the launch of alternative free minutes plans, whose deductibles include additional services. The recovery in 2002 was due to the launching of value-added services based on the SMS taxes on gross revenues.

      ICMS, PIS and COFINS are the most significant taxes assessed on revenues. The ICMS rate for telecommunications services charged in the states of the Region is 25%, except for the states of Mato Grosso and Para, where the rate is 30%, the state of Goias, where the rate is 26%, and the state of Rondonia, where the rate is 35%. The ICMS is also charged on those revenues generated with the sales of cellular handsets, at the rate of 17%, with the exception of the state of Goias, where the rate is 7%, and the state of Tocantins, where the rate is 12%. PIS and COFINS are imposed at a combined rate of 3.65% of gross operating revenues. Nonetheless, PIS and COFINS are calculated based on our total revenue, including financial and other operational revenues. The amount of value-added and other indirect taxes collected by us represented 20.1% in 2000, 20.7% in 2001 and 21.2% in 2002 of the gross operating revenue. In 2001, the Brazilian government imposed two new taxes on telecommunications services revenues: the FUST and the FUNTTEL, which are calculated by applying the 1.5% rate on the revenue generated by telecommunication services. The variations reflect increases in our gross operating revenue during each period, as well as changes in rates and the basis for calculating the aforementioned taxes.

Cost of Services

	Year Ended December 31,			% Change

	2000	2001	2002	2000-2001	2001-2002

	(Millions of reais)
Cost of services:
Depreciation	142.8	160.9	166.4	12.7	3,4
Personnel	11.3	11.6	15.6	2.7	34.5
Third-party materials and services	95.8	126.0	174.9	31.5	38.8
Fixed-line network expenses	26.9	37.7	42.4	40.1	12.5
Fistel tax	51.6	53.2	60.2	3.1	13.2
Cost of sales	194.0	273.3	319.7	40.9	16.9
Others	9.8	0.5	0.3	(94.9)	(40.0)

Total	532.2	663.2	779.5	24.6	17.5

See Note 2(b) to our consolidated financial statements. Columns may not add up due to rounding.

      Cost of services increased by 24.6% between 2000 and 2001 and by 17.5% in 2002 compared to previous years. The increase in 2000 and 2001 resulted mainly from an increase in depreciation and amortization costs relative to the growth of our network, costs associated with the acquisition of handsets, costs of supplies and third-party services, and costs of interconnection with the fixed-telephoning network. The increase in 2002 resulted mainly from an increase in costs of third-party services (mainly the cost of third-party networks), costs of interconnection with the fixed-telephone network and costs associated with the acquisition of handsets.

      Depreciation. Depreciation increased by 12.7% between 2000 and 2001 and by 3.4% between 2001 and 2002.

      Third-Party Supplies and Services. Supplies and services include costs of materials and services received from third parties, including network usage-charges paid to other cellular telecommunications service providers, to fixed-line companies and to Embratel for the completion on their networks of calls originated by our customers. Materials and services expenses increased by 31.5% between 2000 and 2001 and by 38.8% between 2001 and 2002. The increase in 2001 and 2002 reflects the growth of our subscriber base, especially with prepaid services, causing an increase in the volume of calls subject to network usage charges payable to other telecommunications service providers.

      Cost of Sales. The increase in the cost of sales reflected the impact of the growth in subsidies, which went up from R$72,956 thousand in 2001 to R$97,989 in 2002. The cost of sales was R$273.3 million in 2001 and R$319.7 million in 2002.

      Fixed-Line Network Expenses. Fixed-line network expenses represent lease payments to the Predecessor Companies for use of interconnecting circuits among our base-stations and switching centers and for reservation of available capacity on the networks of the Predecessor Companies. Such expenses increased by 40.1% between 2000 and 2001 and by 12.5% between 2001 and 2002. These expenses accounted for 5.4% of total costs of services in 2002, compared to 5.7% in 2001.

      FISTEL Tax. Fees payable to finance FISTEL amount to R$51.6 million in 2000, R$53.2 million in 2001 and R$60.2 million in 2002. FISTEL fees are assessed against cellular service providers for existing facilities (based on the number of active cellular lines) for the installation of new facilities and for each activation of a new cellular line. The 3.1% increase in 2001 and the 13.2% rise in 2002 were due mainly to the expansion of our subscriber-base and to the installation of new base-stations.

      Personnel. Personnel expenses increased during the period, rising from R$11.6 million in 2001 to R$15.6 million in 2002. This rise in expenses reflects salary policies instituted in order to attract and maintain in personnel in an increasingly competitive environment.

      Others. Other costs of services include rents for properties where our base-stations, towers and switching equipment are located, costs of power supply, and other similar infrastructure costs. Other costs of services included R$9.8 million in 2000, R$0.5 in 2001 and R$0.3 million in 2002.

Operating Expenses

      Selling Expenses. Selling expenses increased 54.5% between 2000 and 2001 and 11.9% between 2001 and 2002. The increase in 2001 resulted primarily from an aggressive marketing campaign, which included advertising campaigns and an increase in sales commissions to independent distributors. As in the year 2001, most variations in 2002 were observed in the marketing expenses, as well as in the promotional campaigns and sales commissions. Net losses on accounts receivable from subscribers suffered a 7.8% rise in 2001 compared to 2000 and a decrease of 7.3% in 2002 compared to 2001.

      General and Administrative Expenses. General and administrative expenses increased by 40.7% between 2000 and 2001 and by 29.0% between 2001 and 2002. In 2001, the most significant increase was in depreciation, which rose from R$5.6 million in 2000 to R$19.9 million in 2001 because of the increased investment in fixed assets. There was also a 41% increase in personnel expenses and a 19% rise in third-party services. In 2002, the main increases were associated with personnel expenses and third-party services. All these increases are compatible with our growth levels.

      Other Net Operating Income (Expense). We recorded other net operating expenses of R$9.6 million in 2000 and R$4.5 million in 2001, against R$3.9 million in 2002. In 2001, the reduction of the operating income (expense) resulted mainly from a 285% growth in fines and recovered expenses, from R$3.35 million in 2000 to R$12.92 million in 2001. This growth, however, was partially offset by a 41% increase in the payment of taxes, which increased from R$9.8 million to R$13.82 million in 2001. In 2002, the reduction in net expenses was due mainly to the increase in revenues from fines received from clients, which rose from R$12.9 million in 2001 to R$17.0 millions in 2002.

Net Financial Result

      Our net financial result of R$43.5 million in 2001 and R$90.7 million in 2002 was due mainly to the payment of dividends in the form of interest on owned capital. These dividends were valued at R$45,3 million in 2001 and R$94,6 million in 2002. See “Item 5 — Operating and Financial Review and Prospects — Liquidity and Capital Resources.” We also registered a financial revenue of R$132.4 million in 2001 and R$239.6 million in 2002, which resulted mainly from the revenue generated by the average balance of the resources available and investments in marketable securities. This revenue grew substantially as a result of increase in marketable securities in 2002. However, this revenue was offset by financial expenses of R$175,8 million in 2001 and R$321.1 million in 2002.

Net Non-Operating Expense

      We recorded net non-operating expenses of R$25.7 million in 2001 and R$19.7 million in 2002. The main component of this item is the amortization of the premium on the permanent investment, which in 2001 and in 2002 reached R$21.9 million in expenses in each one of the years. The reduction in cost in 2002 results from the interest on shareholder’s equity prescribed, which reached R$5.4 million in income.

Employees’ Profit Sharing

      All Brazilian companies are required under Brazilian law to compensate employees with profit sharing in addition to their salary and benefits. The amount of such profit sharing is determined by negotiation between our company and the labor unions that represent our employees. Employees profit share was R$1.9 million in 2000, R$2.3 million in 2001, and R$3.1 million in 2002. Brazilian GAAP requires that employees’ profit sharing be shown as an appropriation of the net income for the year. Under U.S. GAAP, the employees’ profit sharing would be included as an operating expense.

Minority Interests

      Minority interests reflect the participation of our minority shareholders in the net income or loss of TCO’s subsidiaries. Minority interests were 16.2% of income in 2000 and 7.2% of income in 2001, and 0.1% of income in 2002.

B.     Liquidity and Capital Resources

      Our principal capital requirements are for capital expenditures and payments of dividends to shareholders. We made capital expenditures totaling R$255.7 million in 2000, R$190.5 million in 2001, and R$170.6 million in 2002. These expenditures related primarily to increasing network capacity, coverage and digitalization. See “Item 4 — Information on the Company — Our History and Development — Capital Expenditures.”

      TCO is required to distribute to its shareholders, either as dividends or as tax-deductible interest on its own capital, 25% of its adjusted net income, including any realization of the net income reserve, determined in accordance with Brazilian accounting principles and adjusted in accordance with Brazilian corporate law. TCO is also required to pay a non-cumulative preferred dividend on its preferred shares in an amount equal to 6% of the amount obtained by dividing the amount of subscribed capital by the number of our shares and 3% of the amount of shareholders’ equity on a per share basis. In 2002, TCO distributed a total of R$93.5 million (R$80.5 million in 2001) in the form of interest on own capital and dividends. See Note 25(e) to our consolidated financial statements.

      Capital expenditures were financed principally with internally generated cash throughout the period, together with financing in national currency (mainly R$20.1 million from BNDES) and foreign currency (mainly R$67.9 million from the Export Development Corporation).

      At the annual shareholders meeting on April 29, 2003, we recommended, in accordance with Section 196 of Law 6.404/76, the creation of a retained profits reserve in the amount of R$219,225, which corresponds to the balance of the net profits for 2002 after the allocation for the legal reserve and the payment of dividends as described above. This retained profit reserve will be utilized for future investments in accordance with the capital budget approved at such annual shareholders meeting. In addition, at the annual shareholders meeting we also requested the approval for the transfer to the 2002 retained profits reserve of an amount equal to R$44,252, which corresponds to the portion of the 2001 retained profits reserve that was not used for the implementation of the new overlay network as contemplated in the 2002 capital budget. This transferred amount will be used for expansion projects in accordance with the 2003 capital budget. The decision to postpone the implementation of the overlay was based on the regulatory and market conditions at the time and on the outlook for the consolidation of mobile telephone companies which had only shown adequate for an investment decision of that scope in the beginning of 2003.

      As of December 31, 2002 we anticipated capital expenditures of R$301 million for 2003. Subsequently our 2003 capital budget has been reduced to $237 million as a result of certain decisions made by Brasilcel N.V. We anticipate that such expenditures will be funded primarily with retained earnings from prior years and by financing from external sources. Most of the planned 2003 capital expenditures will be dedicated to implement a new overlay network in the CDMA technology, expanding the capacity and coverage of our TDMA network, and the modernization of telecommunication services.

      Substantially all of our start-up costs and initial investments for the A Band Subsidiaries were financed by cash flows from the fixed-line telecommunications operations of the Predecessor Companies. In the B Band Subsidiary (NBT), such costs and investments were financed by the generation of cash by TCO, complemented by financings from Brazilian and foreign banking institutions. Except for NBT, our debt does not reflect the amount of debt we would have been required to incur to build our current network if we had operated on a stand-alone basis from the inception of the Predecessor Companies’ cellular telephone operations.

      TCO’s principal assets are the shares of its subsidiaries and the assets transferred to TCO as a result of the merger with Telebrasilia. TCO relies very substantially on dividends from its subsidiaries to meet its needs for cash, including for the payment of dividends to its shareholders. TCO controls the payment of dividends by its subsidiaries, subject to limitations under the Brazilian law.

C.     Research and Development

      In 2002, TCO continued to invest in the structuring of its Network Management Center, particularly in the consolidation of the flaw management and workforce areas.

      Moreover, we developed software applications (for corporate use and client service support) internally or in partnership with small software development companies. These software applications give us an important advantage over our competitors in the area of customer service.

D.     Trend Information

      Although we recognize that third-generation systems (3G) technology, or 3G technology, is gaining popularity in the mobile communications industry because of its capacity to give users high-quality multimedia services, such as voice, data, and video information, we believe that there are still technical and commercial issues that need to be resolved in connection with such technology. Because of this, we have decided to wait to deploy this technology until we feel that it is the right time to do so. Additionally, we expect that, in the near future, growth in the area of 3G technology will be secondary to growth in the area of voice because 3G technology is not yet available to users at a reasonable cost.

      We believe that the CDMA 2000 1xRTT system will satisfy our customer needs longer than initially expected. Also, within the next two years, we may complement our existing 2G data services, such as the SMS, CSD, WAP and CDMA 2000 1xRTT (which will be deployed in the near future) with CDMA EV-DO in Brasilia, which should help us deploy 3G technology sooner than expected.

      We intend to keep investing in the “wireless Internet” convergence segment.

Item 6.	Directors, Senior Management and Employees

A.     Directors and Senior Management

      Our company is managed by a Board of Directors and a Board of Executive Officers. The Board of Directors consists of ten members, with a three-year term for each member. The Board of Directors holds regular meetings every three months and holds special meetings when called by the Chairman or by two members of the Board of Directors. After each meeting, the corresponding minutes are prepared reflecting all the decisions made during the meeting.

      Listed below are the current members of the Board of Directors and their respective positions:

Name	Position	Date of Election

Felix Pablo Ivorra Cano	Board Member	April 29, 2003
Iriarte Jose de Araujo Esteves	Board Member	April 29, 2003
Fernando Xavier Ferreira	Board Member	April 29, 2003
Antonio Viana-Baptista	Board Member	April 29, 2003
Ernesto Lopez Mozo	Board Member	April 29, 2003
Ignacio Alleer Mallo	Board Member	April 29, 2003
Zeinal Abedin Mohamed Bava	Board Member	April 29, 2003
Carlos Manuel de Lucena e Vasconcelos Cruz	Board Member	April 29, 2003
Eduardo Perestrelo Correia de Matos	Board Member	April 29, 2003
Paulo Jorge da Costa Goncalves Fernandes	Board Member	April 29, 2003

      Set forth below are brief biographical descriptions of the directors:

      Felix Pablo Ivorra Cano, 56 years old, is the Executive President of the Board of Directors. He has been a member of the Board of Directors of Tele Leste Participacoes S.A. since February 1999, and became its President in 2001. He is also the President of the Board of Directors of Celular CRT Participacoes S.A. and Tele Sudeste Celular Participacoes S.A., and a member of the Board of Directors of Telecomunicacoes de Sao Paulo S.A. — Telesp. He is a Director of Atento Brasil S.A., 4A Telemarketing, Telefonica Peru and Portelcom Participacoes S.A. He is the main Executive Officer for Telefonica Moviles in Brazil and the Vice-President of Telefonica Moviles Latino-America. He is also the President of the Board of Directors of Brasilcel N.V. After graduating, he joined the Telefonica group where he worked in the areas of technical specifications, network planning, commercial planning and developed new services. In 1993 he was the General Director of the group that funded and developed Telefonica Moviles. In 1997 and a portion of 1998, Mr. Cano was the President of the Board of Directors of Mensatel S.A. and Radiored S.A., which are part of Telefonica Moviles. He has a degree in Telecommunication Engineering from Escola Tecnica Superior de Engenharia — ETSI in Madrid, and a post-graduate degree in Business Administration from the Instituto Catolico de Administracao de Empresas — ICADE.

      Iriarte Jose Araujo Esteves, 53 years old, is currently also the Chairman of the Board of Directors of TMN-Telecomunicacoes Moveis Nacionais, S.A., the Chief Executive Officer of TMN, the Chief Executive Officer of PT Moveis, S.G.P.S., S.A., and a member of the Board of Directors of each of Portugal Telecom S.G.P.S., S.A., PT Prime S.G.P.S., S.A., Celular CRT Participacoes S.A., Tele Leste Celular Participacoes S.A. and Tele Sudeste Participacoes S.A. From 1981 until 1992, Mr. Esteves performed several functions at CTT, Correios e Telecomunicacoes de Portugal, including Regional Telecommunications General Manager, Manager of the Telecommunications Business Planning Department, Deputy General Manager of Telecom-

munications, Director-general of Telecommunications and member of the Board of Directors. From 1991 until 1997, Mr. Esteves was the Chairman of the Board of directors of Telepac, Servicos de Telecomunicacoes, S.A., and from 1991 until 1992 he was the Vice-Chairman of the board of directors of TMN. Mr. Esteves was also a Vice-Chairman of the Board of Directors of Portugal Telecom Internacional S.G.P.S., S.A. from 2000 until 2002. He holds a degree in Electronic Engineering from the Higher Education Technical Institute, Portugal.

      Fernando Xavier Ferreira, 55 years old, is currently also the President of the Telefonica Group in Brazil, the Chairman of the Board of Directors and Chief Executive Officer of Sudestecel Participacoes S.A, TBS Celular Participacoes S.A., Iberoleste Participacoes S.A. and Telecomunicacoes de Sao Paulo S.A. — Telesp, and Vice-Chairman of the Board of Directors of Telefonica Data Brasil Holding S.A. He is also member of the Board of Directors of each of Telefonica Moviles S.A., Brasilcel, N.V., Tele Leste Celular Participacoes S.A., Tele Sudeste Participacoes S.A., Celular CRT Participacoes S.A. He also currently serves as Chief Executive Officer of SP Telecomunicacoes Holding S.A. and Telefonica Data Brasil Holding S.A. Participacoes S.A. Beginning in 1971, he held various positions at Telecomunicacoes do Parana S.A. — Telepar, including Vice-President, Economic-Financial and Market Relations Officer and President. Since that time he has served on the Board of Directors of Telebras, Telesp Participacoes S.A., Embratel Participacoes S.A., Embratel — Empresa Brasileira de Telecomunicacoes S.A., Empresa Brasileira de Correios e Telegrafos — ECT, CRT — Companhia Riograndense de Telecomunicacoes S.A., Telebahia Celular S.A., Telergipe Celular S.A. and Tele Sudeste Celular Participacoes S.A. Mr. Ferreira served as Officer and Chief Executive Officer of Telecomunicacoes Brasileiras S.A. — Telebras, Chairman of the Board of Directors of Telerj Celular S.A., Chairman of the Board of Directors of Telest Celular S.A., Chairman of the Board of Directors of Ceterp — Centrais Telefonicas de Ribeirao Preto S.A., Chief Financial Officer, Chief Executive Officer, Chairman and Vice-Chairman of the Board of Directors of Tele Sudeste Celular Participacoes S.A. From December 2001 to April 2003, he was Chief Executive Officer of Tele Leste Celular Participacoes S.A. and Celular CRT Participacoes S.A. During 1998, he has also served as a member of a consulting committee of Anatel, and at present is a member of the Latin American Committee of the New York Stock Exchange and the Global Information Infrastructure Commission — GIIC. He holds a degree in Electrical Engineering from the Catholic University of Rio de Janeiro, Brazil, and attended a business administration course at Western Ontario University, Canada, in 1982.

      Antonio Viana Baptista, 45 years old, is an economist who graduated from the Catholic University of Lisbon in 1980. He has a post-graduate degree in European Economy (1981) and an MBA, obtained with a mention of distinction from INSEAD (Fontainebleu). In August 2002, he was appointed as Executive President of Telefonica Moviles, S.A. He is member of the Board of Directors, the Delegate Committee and the Executive Committee of Telefonica S.A. He is also a member of the Board of Directors of Terra Network, S.G.P.S., S.A., Portugal Telecom S.G.P.S., S.A., Brasilcel N.V., Tele Sudeste Celular Participacoes, S.A., Tele Leste Celular Participacoes S.A. and Celular CRT Participacoes S.A. Until July 2002, he served as President of Telefonica Internacional and Executive President of Telefonica LATAM. Before that he also served from 1991 until 1996, as Executive Director of BPI (Banco Portugues de Investimento). From 1985 until 1991 he was Principal Partner of McKinsey & Co. in Madrid and Lisbon.

      Ernesto Lopez Mozo, 39 years old, serves as Chief Financial Officer General Manager for Finance and Management of Telefonica Moviles S.A. Mr. Lopez is a member of the Board of Directors of each of Telefonica Moviles de Espana, S.A., Terra Mobile, S.A., Telefonia Moviles Mexico, S.A. de C.V., Brasilcel N.V, Tele Sudeste Participacoes, S.A., Tele Leste Celular Participacoes, S.A. and Celular CRT Participacoes, S.A. He was previously a Senior Manager in the Financing Department of Telefonica, S.A., where he was also responsible for relationships with credit rating agencies. Before joining Telefonica in March 1999, Mr. Lopez worked for five years at J.P. Morgan where he was a Vice-President in charge of the interest rate derivatives trading desk for Spain and Portugal for three years. At J.P. Morgan, he was also involved in sales to mutual and pension funds. Before joining J.P. Morgan, Mr. Lopez worked as an engineer, managing the construction of highways and other infrastructure. He holds a degree in Civil Engineering from ETSICCP in Madrid and a Masters in Business Administration from the Wharton School.

      Ignacio Aller Malo, 58 years old, serves as Chief Operating Officer of Telefonica Moviles S.A. Mr. Aller is a member of the Board of Directors of Terra Mobile, S.A., Mobipay Espana, S.A., Mobipay Internacional, S.A., Medi Telecom, Telefonica Moviles de Espana, S.A., Telefonia Moviles Mexico, S.A. de C.V., Brasilcel N.V, Tele Sudeste Celular Participacoes, S.A., Tele Leste Celular Participacoes, S.A. and Celular CRT Participacoes, S.A. Mr. Aller has held several positions at Telefonica de Espana since 1967, including Director of Operations and Information Services in 1986, General Director of Mensatel in 1995 and General Executive Director of Operations of Telefonica Servicios Moviles in 1999. Mr. Aller has also served as a member of the Board of Directors of Venturini Espana, S.A., Mensatel and is currently a board member of Telyco and PMT.

      Zeinal Abedin Mahomed Bava, 37 years old, is currently also the Chief Financial Officer of Portugal Telecom S.G.P.S., S.A., the Vice-Chairman of the Board of Directors of PT Multimedia-Servicos Telecomunicacoes e Multimedia, S.G.P.S., S.A., a member of the Board of Directors of Brasilcel N.V., the Chairman of the Board of Directors of P T PRO-Servicos de Gestao S.A., and a member of the Board of Directors of each of BEST-Banco Electronico de Servico Total, S.A., Tele Leste Celular Participacoes S.A., Tele Sudeste Participacoes S.A. and Celular CRT Participacoes S.A. Mr. Bava was Vice-Chairman of the Board of Directors of Portugal Telecom Internacional, S.G.P.S., S.A. from 2000 until 2002; the Director and Relationship Manager for Portugal of Merrill Lynch International from 1998 until 1999; an Executive Director of Deutsche Morgan Grenfell from 1997 until 1998; and an Executive Director of Warburg Dillon Read from 1989 until 1996. He holds a degree in Electronic and Electrical Engineering from the University of London B.S.C.

      Carlos Manuel L. Vasconcellos Cruz, 45 years old, is currently also a member of the Board of Directors of Portugal Telecom S.G.P.S., S.A., the Chairman and Chief Executive Officer of PT Prime S.G.P.S., S.A., the Chairman of the Board of Directors of PT Contact-Telemarketing e Servicos de Informacao, S.A., Chief Executive Officer of PT Comunicacoes, S.A. and a member of the Board of Directors of each of Brasilcel N.V., Telecomunicacoes Moveis Nacionais S.A. — TMN, Celular CRT Participacoes S.A., Tele Leste Celular Participacoes S.A. and Tele Sudeste Participacoes S.A. From 1978 to 1983, Mr. Cruz was an economist at the Ministry of Finance of Portugal, and from 1983 to 1985 he was a senior economist at LEASEINVEST. From 1985 until 1999, Mr. Cruz performed several functions worldwide at Dun & Bradstreet Corporation, including President and Chief Executive Officer of Dun & Bradstreet for Portugal, Iberia and the Middle East, Executive Vice-President of Dun & Bradstreet for Europe, President and Chief Executive Officer of Dun & Bradstreet GMC and member of the worldwide board and Executive Vice-President of Dun & Bradstreet Corporation. From 1990 to 1993, he was also Vice-President of Associacao Portuguesa para a Qualidade. In 1996, he was Vice-President of A.P.E.I.N. — Associacao Portuguesa de Empresas de Informacao de Negocios. From 1999 to 2001, Mr. Cruz was the President and Chief Executive Officer of Tradecom S.G.P.S., and from 2000 he also served as Executive Manager of PT Prime S.G.P.S., S.A. From 2000 to 2001 he was an invited professor of Portuguese Catholic University and ISCTE for post- graduation courses and MBA programs. He also served as President of Telesp Celular S.A., from May 2001 until May 2002, and as its Vice-President from September 2001 until May 2002. Mr. Cruz holds a degree in business from the I.S.C.T.E. (Instituto Superior de Ciencias do Trabalho e da Empresa or Higher Education Institute for Labor and Corporate Sciences), Portugal, and a post-graduate degree in management from D.S.E. (the German Foundation for International Development), Germany.

      Eduardo Perestrelo Correia de Matos, 54 years old, is currently also the President of Portugal Telecom Brasil S.A., and a member of the Board of Directors of each of PT Moveis, Servicos de Telecomunicacoes, S.G.P.S., S.A., Tele Leste Celular Participacoes S.A., Tele Sudeste Participacoes S.A. and Celular CRT Participacoes S.A. From 1976 to 1984, Mr. Matos held various operational positions in the planning and control areas of CTT — Correios e Telecomunicacoes de Portugal S.A. and TLP — Telefones de Lisboa e Porto S.A. From 1984 to 1987 he served as General Post Master of CTT and from 1987 to 1990 he was the Secretary of State for External Transportation and Communications in Portugal. In addition, he served as President at Marconi S.G.P.S. Comunicacoes, S.A. from 1990 to 1991 and at Mobitel S.A. from 1991 to 1996. Mr. Matos was also a member of the Board of Directors of Portugal Telecom, S.G.P.S., S.A. from 1996 until May 2002. He holds a degree in Economics from the Technical University of Lisbon, Portugal.

      Paulo Jorge da Costa Goncalves Fernandes, 37 years old, is currently also Vice-Chairman of the Board of Directors of PT Ventures, S.G.P.S., S.A., the Chairman of the Board of Directors of PT — Sistemas de Informacao S.A. and a member of the board of directors of each of Portugal Telecom S.G.P.S., S.A., Brasilcel N.V., Celular CRT Participacoes S.A. Tele Leste Celular Participacoes S.A. and Tele Sudeste Celular Participacoes S.A. In the period from 1990 through 1991, he was manager and partner at Spades Lda., a company focused on consulting and information technology services. From 1991 to 2000, he acted as a consultant for McKinsey & Company, where he was admitted as a partner in 1997, and also worked as member of the leadership world groups for the telecommunications and transports industries. Mr. Fernandes holds an Electric-Technical Engineering degree from the Higher Education Technical Institute of Lisbon, Portugal.

Board of Executive Officers

      The Board of Executive Officers consists of a President (or CEO), a Director of Investor Relations, a Director of Coordination and Operations, a Director of Business, a Director of Finance, a Director of Engineering, and a Director of Administration and Human Resources. All of these executive officers were elected for a term of three years on December 13, 2001 by the Board of Directors, with the exception of the President and Director of Investor Relations, whose function is temporarily being performed by the Director of Engineering, elected on January 31, 2003. Executive officers can be removed from their position at any time.

      Listed below are the current members of the Board of Executive Officers and their respective positions:

Name	Position	Date of Election/Reelection

Sergio Assenco Tavares dos Santos	President, Director of Investor Relations	January 31, 2003
Sergio Assenco Tavares dos Santos	Director of Engineering	December 13, 2001
Luis Andre Carpintero Blanco	Director of Finance	December 13, 2001
Getulio Nery Cardoso	Director of Administration and Human Resources	December 13, 2001
Antonio Carlos Haidamus Monteiro	Director of Coordination and Operations	December 13, 2001
Roberto Iunes Brito	Director of Business	December 13, 2001

      Set forth below are brief biographical descriptions of the executive officers:

      Sergio Assenco Tavares dos Santos, 55 years old, has served as an Executive Officer since May 1998. He served as Manager of the Vice-Presidency of Telebras’ Department of Development and Coordination with Suppliers; coordinator of the Technical Office for Special Projects of Telebrasilia; and manager of the Advanced Telecommunications Business Unit and Engineering Director of Telebrasilia. He also served as Chief Executive Officer of our company from May to August 1998, and he is currently serving as President of our company on a temporary basis. He holds a degree in Electrical Engineering from the University of Brasilia.

      Luis Andres Carpintero Blanco, 29 years old, has served as Executive Officer since October 1, 2000. From May 1999 to September 2000 he actively served in several sectors of TCO group. He started as Administrative Finance Assistant Director — NBT being later promoted to Manager of the Financial Department — TCO Group. He worked in the financial market, for the Boa Vista InterAtlantico Bank, which is associated to the Credit Agricole and Espirito Santo Bank, as Manager from 1997 to 1999. He graduated from the Federal University of Rio De Janeiro with a degree in Production Engineering and he is currently seeking an MBA at IBMEC in Finance.

      Getulio Nery Cardoso, 51 years old, has served as an Executive Officer July 28, 1999. He began his career in the Foreign Exchange Department at the Central Bank of Brazil and later worked in the Production Engineering area at Petroleo Brasileiro, S.A. — PETROBRAS. He then became a member of the Industrial Development Department at Telebras, specializing in industrial development for telecommunications. He also served as Commercial Manager for the Central-Western region of Brazil at Splice. He holds a degree in Electrical Engineering from the University of Brasilia and has concluded extensive research concerning work in Brazil and abroad.

      Antonio Carlos Haidamus Monteiro, 49 years old, has served as an Executive Officer since April 1999. He has served as Executive Director of Coordination and Operations since December 2001. He also has served as Executive Vice-President at NBT since November 1999. He began his career in telecommunications in 1970 at TELEOESTE, which was a phone carrier in the state of Mato Grosso do Sul before telecommunications carriers were controlled by the government. He later worked for Embratel, Telerj Celular S.A., and Telemat, where he was Director of Engineering and President. He holds degrees in Engineering and Economy, with post graduate degrees in Optical Fibers and Corporate Management.

      Roberto Iunes Brito, 44 years old, has served as an Executive Officer since August 31, 2001. From August 1998 to August 2001, he served as Regional Director in charge of competitive strategy and operation results at Telems Celular S.A. From 1982 to 1998, he served as Manager of the Financial Department; Assistant of the Administrative and Financial Executive Office; Manager of the Economic and Financial Planning Department; and Manager of the Mobile Cellular Telephoning Department at Telecomunicacoes do Mato Grosso do Sul S.A., in the Telebras System. He holds a degree in Economy from the Catholic University of Mato Grosso do Sul and a post graduate degree from the Brazilian National Institute for Space Research.

Board of Auditors

      The Board of Auditors consists of three members elected for as term of one year. The Board of Auditors holds regular meetings every three months and special meetings when called by the President or by any member of the Board of Auditors.

      Listed below are the current members of the Board of Auditors and their respective positions:

Name	Position	Date of Election

Joao Luis Tenreiro Barroso	Board Member	April 29, 2003
Norair Ferreira do Carmo	Board Member	April 29, 2003
Luciano Nobrega Queiroga	Board Member	April 29, 2003

B.	Compensation

      During 2002, the total amount of compensation by our company to its members of the Board of Directors, executive officers and members of the Board of Auditors was approximately R$3.212 million.

      During 2002, the total amount of expenses made by our company to provide private pension for our directors was approximately R$156.0 thousand.

C.	Board Practices

      See “Directors and Senior Management,” “Board of Executive Officers”, and “Board of Auditors,” above.

D.	Employees

      As of December 31, 2002, our workforce, comprised of our A Band and B Band carriers, consisted of 2,990 persons (4.3% more than the number of persons registered in 2001). Of this total, 1,575 were permanent staff, 225 were trainees, and 1,190 were personnel outsourced permanently. Our company’s workforce was thus allocated as follows: 67.4% in the Business area (Marketing, Sales, and Client Service), 11.8% in the Network and Operations area, 9.1% in the Finance area, 5.8% in the Administration and Human Resources area, and the remainder (5.9%) in the Information Technology and Staff areas.

      Our company’s permanent staff is considered young, with an average age of 31 years, and most of our staff is of the male gender (51%).

      The education level of our workforce is as follows as of December 2002: 57% have a high school education, 37% have a college education and 5% have above a college education.

      Approximately 22% of our company’s personnel is affiliated with labor unions. The relationships with these unions are considered good. The process of negotiation of the collective labor agreement for the years 2002 and 2003, as in previous years, was conducted in a professional manner, which made it easier to gain approval for the collective labor agreement from the employees.

      Training and development actions implemented by TCO in the year 2002, directed mainly to technical and management empowerment of the workforce employed in the Business, Engineering and Information Technology areas, together represent investments approaching R$3.4 million. The registered amount of PER CAPITA training hours in 2002 was 71 hours.

      During 2002, in accordance with our company’s employee-retention program, the salary correction system was maintained in order to eliminate all remaining discrepancies. Also in 2002, our company implemented the electronic performance appraisal system and the flexible pay program for the sales and billing areas. We estimate that the entire organizational structure will be revised in the first half of 2003, including the career development plan, and that the flexible pay program will be extended to other areas in our company.

      By means of our A Band and B Band subsidiaries, we currently sponsor two types of private pension plans:

Defined Benefit Plan (PBS-TCO)

      The PBS-TCO plan resulted from the segregation of the FUNDACAO SISTEL DE SEGURIDADE SOCIAL’S, or Sistel’s, equity in January 2000. It is a “defined benefit” plan and has five affiliated employees as active participants and nine former employees as beneficiaries. According to its regulations, in addition to the supplemental benefit, the plan provides medical care (PAMA) to the retired affiliates and their beneficiaries, with shared cost upon the use of the services. The PBS-TCO plan premiums are established annually, based on actuarial valuations prepared by an independent actuary in accordance with the applicable norms effective in the country. We use a capitalization funding system and the total contribution owed by the sponsor is 13.5% of the participating employees’ payroll, of which 1.5% is directed to sponsoring the PAMA.

Hybrid Plan (TCO PREV)

      TCO’s modern and flexible pension plan — TCO PREV — was launched in October 2000, and gained acceptance from nearly 100% of the employees affiliated to the former plan. It also was approved by both the new employees and by those not affiliated to the former PBS-TCO. Designed based on the latest plan models and referred to as “hybrid”, this plan offers two different approaches to benefits. One of them is the “defined benefit” plan, for unexpected situations, or the so-called Risk Benefits (Temporary Disability, Early Retirement, and Death Annuity due to death on the job). The other approach is the “defined contribution” for anticipated situations, that is, the Programmed Benefits (Normal Retirement and Early Retirement). In this new plan, the Programmed Benefits are not linked to the basic official social security, unlike the old plan. Participants in this new plan may opt to receive benefits upon completing 50 years of age (Early Retirement) or 60 years of age (Normal Retirement). It is necessary, however, to terminate the participant’s relationship with the sponsor and to contribute to the system during 10 years with no interruptions. The funding system used by TCO PREV operates on a parity basis between the sponsor and the participants at the same levels as the normal contribution, which vary between 3% and 8% of the monthly salaries. The contributions made by the participants and by the sponsor are credited to individual participant accounts. In addition, the sponsor covers the cost provided for the risk benefits, which corresponds to 3.338% of the payroll, plus the plans’ administration fees, equivalent to 5% of the contributions.

      Expenses related to the sponsorship of private pension plans for employees and management in 2002 totaled R$3.752 million.

      Investments of fund equity for the private pension plans PBS-TCO and TCO PREV are made in accordance with the policies and guidelines provided by the Sistel and in conformity with the applicable legislation. The criteria adopted are exclusively technical and conform to the PLANO DIRETOR DE APLICACAO DO PATRIMONIO (PDAP), prepared and approved annually by the Foundation’s Executive Board.

E.	Share Ownership

      All our directors and executive officers hold less than one percent of our total shares. We do not offer stock option plans to any of our directors or employees.

Item 7.	Major Shareholders and Related Party Transactions

A.	Major Shareholders

      The common shares have full voting rights and the preferred shares have limited voting rights. As of April 25, 2003, TCP owned 61.10% of the common shares. Accordingly, TCP can control the election of TCO’s Board of Directors and the direction and future operations of our company.

      The following table sets forth information concerning the ownership of common shares by TCP and by TCO’s officers and directors as a group.

	Number of	Percentage of
	Common	Outstanding
Name of Owner	Shares Owned	Common Shares

Telesp Celular Participacoes S.A.	77,256,410,396	61.10%
All directors and executives officers as a group	138,022	0%

      On April 25, 2003, TCP acquired 61.10% of the voting capital stock of TCO for approximately R$1,505 million, corresponding to R$19.48719845 per each lot of 1,000 shares acquired. The agreement also included the acquisition of TCO’s subsidiaries, including NBT. TCP has announced that it will launch, in the second quarter of 2003, a tender offer for the voting shares of TCO as legally required by the acquisition of the control of TCO. The price per share to be offered is equal to 80% of the price paid to the controlling shareholders. After the acquisition and the tender offer, TCP expects to incorporate TCO shares and ADSs.

B.	Related Party Transactions

      We entered into transactions with Group Splice companies in 2000, 2001 and 2002. These transactions were mainly related to marketable securities (R$712.1 million in 2002, R$362.3 million in 2001 and R$77.7 million in 2000), short-term investments (R$6.5 million in 2002 and R$17.4 million in 2001), acquisition of property, plant and equipment (R$7.7 million in 2002, R$11.8 million in 2001 and R$5.1 million in 2000), maintenance services (R$12.5 million in 2002, R$1.9 million in 2001 and R$3.5 million in 2000) and acquisition of telephone cards (R$5.8 million in 2002, R$3.4 million in 2001 and R$2.1 million in 2000 ).

      The marketable securities are related to commercial paper issued by Fixcel. The interest was a 100% of CDI (Interbank Deposit Certificate) plus 2.0% per annum.

C.	Interests of Experts and Counsel

      Not applicable.

Item 8.	Financial Information

A.	Consolidated Statements and Other Financial Information

      See “Item 3 — Key Information — Selected Financial Data” and “Item 18 — Financial Statements.”

Legal Matters

Civil

Litigation Related to the Breakup of Telebras

      The Breakup of Telebras is the subject of several lawsuits in which the plaintiffs are seeking injunctions. Some preliminary injunctions were granted, but all were quashed by decisions of the relevant federal court. These courts also decided that the courts of the state of Minas Gerais have original jurisdiction over the proceedings. Several decisions quashing preliminary injunctions are on appeal, and if any such appeals are successful, the shareholders of Telebras may have to reapprove the Breakup of Telebras or legislative action may be required.

      The theories on which the lawsuits regarding the Breakup of Telebras are based include that:

•	the Brazilian constitution requires that the General Telecommunications Law specifically authorize the creation of the 12 New Holding Companies;

•	the Telebras shareholders’ meeting held on May 22, 1998, which approved the Breakup of Telebras, was not properly convened;

•	national sovereignty will be threatened if Brazil’s telecommunications companies are controlled by foreign entities; and

•	the General Telecommunications Law requires that certain matters, such as the entry of new competitors and the administration of development and technology funds, be regulated prior to the Breakup of Telebras either by an executive order of the President or by an act of Congress.

      If any of these lawsuits ultimately succeeds, the Breakup of Telebras will have to be reinitiated. This could require, depending upon the prevailing plaintiff’s theory, one or both of the following actions:

•	amending the Telecommunications Law; and

•	reconvening the May 22, 1998 Telebras shareholders’ meeting.

      It is theoretically possible under Brazilian law for a court to require that the Breakup of Telebras be unwound, although we believe that this would not be likely to occur. We believe that the ultimate resolution of the proceedings will be favorable and will not have a material adverse effect on our business or financial position. It is very difficult to quantify what the potential impact to us would be if the Breakup of Telebras were to be unwound. This would require an assessment of the total amount of capital invested by controlling shareholders in the 12 New Holding Companies and a prediction as to any possible indemnification that they may be entitled to from the Brazilian government. The results could be very far reaching and would affect all of the New Holding Companies.

                  Litigation Arising out of Events Prior to the Breakup of Telebras

      Telebras and our subsidiaries’ Predecessor Companies, our legal predecessors, and our subsidiaries, respectively, are defendants in a number of legal proceedings and subject to certain other claims and contingencies relating to events prior to the Breakup of Telebras. Liability for claims arising out of acts committed by the Predecessor Companies prior to the effective date of the spin-off of the cellular assets and liabilities of the Predecessor Companies to our subsidiaries remains with the Predecessor Companies, except for labor and tax claims (for which the Predecessor Companies and our subsidiaries are jointly and severally liable, as the case may be, by operation of law) and those liabilities with respect to which the Predecessor Companies had made specific accounting provisions prior to the Breakup of Telebras, assigning them to our subsidiaries. Any claims against the Predecessor Companies which are not satisfied by the Predecessor Companies could result in claims against our subsidiaries to the extent that our subsidiaries have received assets which might have been used to settle those claims had they not been spun off from the Predecessor Companies. However, under the shareholders’ resolution pursuant to which the spin-off was effected, our subsidiaries have contribution rights against their Predecessor Companies with respect to the entire amount of any payments made by our subsidiaries in connection with any labor or tax claims brought against our subsidiaries and relating to acts committed by the Predecessor Companies prior to the effective date of the spin-off.

      We believe that the likelihood that claims of this kind will materialize and have a material adverse financial effect on us is remote.

Litigation Related to Tax Credits

      Under certain conditions, Brazilian law permits companies to benefit from tax credits related to the amortization of goodwill. Despite this fact, an action was filed on December 16, 1999 against Anatel and the New Holding Companies, including TCO, that have undergone a corporate restructuring in connection with the Breakup of Telebras and that recognized tax credits to offset premiums paid by their controlling shareholders at the time of their acquisition. TCO did not become aware of its involvement as a defendant in this action until April 2002, and filed its answer on October 2, 2002. We do not think this action will succeed, as we believe the restructuring was done in compliance with Brazilian law, however, based on the opinion of legal counsel, the chances of unfavorable outcomes are possible in this case.

      The extent of any potential liabilities in connection with this action will be determined in a separate but related lawsuit known as the “calculation of the award,” which will only take place if we are unsuccessful in its defense.

Litigation Related to the Ownership of the Caller ID

      In July 2002, we, together with other Brazilian mobile telecommunications operators, were summoned to defend in a legal action filed by Lune Projetos Especiais Telecomunicacao Comercio Ind. Ltda., or Lune, pursuant to which Lune claims to be the owner of patents relating to EQUIPAMENTO CONTROLADOR DE CHAMADAS ENTRANTES E DO TERMINAL TELEFONICO, or Caller ID, and also that the mobile telecommunications operators are using the patent without proper authorization. Therefore, Lune demands that the operators cease to provide Caller ID services and that it should be indemnified for the unauthorized use of the Caller ID system, upon payment of fees received by the operators in consideration for the use of the system by their customers. We are waiting for all the defendants named in this action to be summoned so that the response period can commence.

      Based on the opinion of our legal counsel, the chances of unfavorable outcomes are possible in this case. However the indemnification allegedly due by the mobile operators could not be accurately calculated as of yet, due to the fact that the cost of the caller ID service provided by the companies has never before been calculated separately.

Litigation Related to the Validity of the Minutes in the Prepaid Plans

      Telegoias, NBT and Teleron, together with other Brazilian mobile telecommunications operators, are the defendants in class action suits brought by the federal public prosecutor’s office and/or associations for consumers’ protection, which challenged the imposition of a deadline for the use of purchased prepaid minutes. The plaintiffs allege that any purchased prepaid minutes should not have a time limitation for usage.

      These lawsuits are still in their initial stages, but our external counsel and we believe that our criteria for imposing the deadline were in strict compliance with Anatel’s rules. In the Telegoias and NBT class actions injunctions were granted against us. The defendants appealed this decision and the court agreed to suspend enforcement of the injunctions.

Litigation Relating to Telebras Loans

      Under the terms of the Breakup of Telebras, the Telebras loans were to have been distributed through: (i) the assignment of the debt obligation to the relevant subsidiary and (ii) the assignment of the credit to the relevant New Holding Company as the new parent of the subsidiary who assumed the debt. Although the obligation to pay the Telebras loans was duly assigned to Telebrasilia and Telegoias, the right to receive such payments was not assigned to TCO but instead to Tele Centro Sul, one of the New Holding Companies providing fixed-line services. In light of this departure from the agreed procedures for assigning the Telebras loans, payment of the Telebras loans was suspended immediately upon the change of control to the TCO. In addition, a lawsuit was filed in June 1999 in Federal District Court against Tele Centro Sul, Telebras and KPMG, the auditors for the Breakup accounting procedures, requesting liquidated damages and a court ruling recognizing the inappropriate procedures and non-existence of the debt to Telebras. Subsequently, KPMG was dismissed from the lawsuit.

      In response to the lawsuit filed against it, Tele Centro Sul filed two counter-lawsuits in October 1999 against Telebrasilia and Telegoias seeking payment of the Telebras loans in the amount of R$41.3 million from Telebrasilia and R$24.2 million from Telegoias.

      The three lawsuits described above were consolidated in the same court, given that they deal with the same issue relating to Telebras loans. In August 2001, the court dismissed our claims against Tele Centro Sul, Telebras and KPMG, and partially ruled in favor of Tele Centro Sul and against Telebrasilia and Telegoias.

      In the lawsuit filed by TCO, the decision denied the claim of TCO. In the two actions brought by Tele Centro Sul, the decision was favorable to Tele Centro Sul, holding that the amounts claimed were due, but denying the claim of Tele Centro Sul for application of exchange variation to the debts.

      Tele Centro Sul and we have appealed in the Court of Appeals of the Federal District (TJDFT).

      In the action of TCO against Tele Centro Sul, the appeal of TCO was denied. In the two actions of Tele Centro Sul against Telebrasilia and Telegoias, the respective appeals of TCO were also denied. However, the appeals of Tele Centro Sul were granted, revising the lower court decisions to apply the applicable charges, in particular indexation according to exchange variation.

      The three decisions were unanimous. TCO is awaiting the publication of the decisions to see them in full, and then proceed with applicable appeals. A final decision unfavorable to TCO with respect to the necessity of payment by Telebrasilia and Telegoias to Tele Centro Sul, and not to TCO, is probable but, on the specific point regarding indexation of the debts according to exchange variation, a decision unfavorable to TCO is only possible, since there is a good possibility that exchange variation will be excluded as a criteria of indexation of the outstanding balances.

Tax-Related

Litigation Related to the Application to the ICMS

      In June 1998, certain Brazilian state governments agreed to apply, effective July 1st of the same year, the ICMS tax to certain service revenues, such as activation fees, and to further make the application to such activation fees retroactive for the five years preceding June 30, 1998. We believe the extension of the ICMS tax to non-basic telecommunications services such as cellular activation, is unlawful because:

•	the state governments acted beyond the scope of their authority;

•	their interpretation would subject certain services that are not telecommunications services to taxation; and

•	new taxes may not be applied retroactively.

      Each of the A Band Subsidiaries has filed a lawsuit in the Treasury Court of the state in which it is located seeking injunctive relief from retroactive and prospective application of the ICMS to activation fees and has made a provision for the contingency that ICMS may be payable on such fees. Each of the A Band

Subsidiaries, except Telemat, Telems and Teleron, has either obtained a temporary injunction relieving it from the payment of the ICMS on activation fees during the pendency of the lawsuits or is depositing with the applicable Treasury Court the amount of ICMS that would be payable if the subsidiary does not prevail in such lawsuit. Telemat is collecting and paying ICMS on activation fees as if the interpretation were valid from November 30, 1998 and is accounting for such payments as expenses. Teleron is paying similar fees but is accounting for such payments as debt. In both cases, the judgments are being appealed. As for Telems, the temporary injunction relieving it from payment was lifted, and a judgment is pending. The amount that may be due is being provisioned. The tax authorities of the states where the lawsuits are pending may appeal the decisions of the Treasury Court to grant temporary injunctions. There can be no assurance that TCO’s subsidiaries will ultimately prevail in any appeal relating to the temporary injunctions or in the underlying litigation with respect to application of the ICMS to activation fees. If the ICMS were applied retroactively to activation fees earned by us during the last five years, it would give rise to a maximum liability estimated at R$77.3 million.

      In accordance with clause 2.1.5 of the Breakup protocol signed by the Predecessor Companies and TCO’s subsidiaries, we believe that the Predecessor Companies will be liable to TCO’s subsidiaries for any tax liability arising from the retroactive application of the ICMS to revenue recognized from cellular activation prior to 1998. However, such liability for prior debts is not automatically attributable to the Predecessor Companies, since the tax authorities by law may file suit against both the Predecessor Companies and TCO’s subsidiaries at the same time. If one of TCO’s subsidiaries is compelled to pay a tax liability, under the Breakup protocol it may seek restitution of its losses from the Predecessor Company in question.

      We have appealed to the Higher Court of Justice (Superior Tribunal de Justica) and to the Supreme Federal Court (Supremo Tribunal Federal), where a judgment is pending.

      We do not believe that the retroactive application of the ICMS to cellular activation is probable. Therefore, we have not made nor expect to make a provision in our consolidated financial statements to this potential application. We have already made provisions which amount to R$3.6 million for the collection of ICMS on the activation of cellular telephones from the actual agreement date until December 31, 2002. We do not believe that application of the ICMS to cellular activation, applied on a prospective basis will have a material impact on our results.

      Recently the Higher Justice Court (SUPERIOR TRIBUNAL DE JUSTICA) determined in an action filed by Teleamazon Celular, another wireless operating company, that the ICMS tax could not be assessed on activation fees.

Litigation Related to the Application of the COFINS and PIS
      On November 27, 1998, Brazilian federal government through Law No. 9,718 altered the COFINS and PIS. This new law indirectly raised the COFINS and PIS contributions owed by the subsidiaries by widening their calculation basis to include finance revenues. Article 195 of the Brazilian federal constitution, which was in effect at the time Law No. 9,718 was enacted, provided for the payment of the COFINS and PIS contributions based on payrolls, invoicing and profits. However, Law No. 9,718 widened the calculation basis for the PIS contribution by determining that it be paid over the totality of revenues earned by companies, including revenues from investments, securitizations and monetary and exchange rate variations.

      Law No. 9,718 also provided for an increase of the COFINS rate from 2% to 3% over the relevant contribution base, effective as of the date of enactment of the law.

      We believe that the Brazilian federal government’s attempt to increase the COFINS and PIS contributions through Law No. 9,718 is unlawful because it did not comply with the requisite ninety-day waiting period before applying such law, and because, at the time the law was enacted, the Brazilian federal constitution:

•	set out a different calculation basis for the COFINS and PIS contributions, as described above; and

•	required that tax burdens be increased only through the use of a LEI COMPLEMENTAR, and not a LEI ORDINARIA.

      TCO has filed a lawsuit challenging the alterations in the Brazilian tax legislation, on the grounds of unconstitutionality. We believe that we will ultimately prevail in this lawsuit. However, the lawsuit was not successful in the first and second stages of judgment. We have appealed to the Higher Court of Justice (Superior Tribunal de Justica) and to the Supreme Federal Court (Supremo Tribunal Federal), where a judgment is pending. The total amount in dispute is R$9,709,419.57, which has been deposited with the court.

      Notwithstanding the above, after the price war in the Brazilian cellular market stabilized, the management of our subsidiaries decided to incorporate the COFINS and PIS tax increase into their final price for goods and services.

Litigation Related to the Passing of the COFINS and PIS to Customers

      We, together with other telecommunication carriers, are defendants in class action suits brought by the federal public prosecutor’s office and/or associations for consumers’ protection, which are challenging our policy of passing the COFINS and PIS costs to our customers by incorporating them into our charges. These suits seek to prohibit the transfer of amounts relating to the contributions to end consumers as well as the reimbursement of twice the amounts already collected. Alternatively, money damages and pecuniary damage are requested.

      We are contesting the class action suits on the basis that, according to our understanding, the COFINS and PIS are cost components of the services provided to our customers and, as such, should be incorporated into the price of such services, as is the practice throughout the telecommunications industry.

      We believe that the probability of success challenging this claim is very high.

Other Litigation

      We are also party to certain legal proceedings arising in the normal course of business. Our reserve amounts are sufficient to cover our estimated losses due to adverse legal judgments. We believe that adverse judgments arising from these other legal proceedings would not have a material adverse effect on our business, financial condition or results of operations.

Dividend Policy and Dividends

      On June 30, 2002 and on December 31, 2002, we informed our shareholders that the Board of Directors had approved the payment of interest on owned capital in accordance with the statement of financial position for the periods January to June 2002 and July to November 2002, in accordance with Article 9 of Law 9249/95 and Provision Number 207/96 of the CVM, in the values of R$0.000105485 per share for the January to June 2002 period and R$0.00014442757 per share for the July to November 2002 period with 15% withheld income tax, which resulted in net interest of R$0.000089662 and R$0.00012276344 per share, except to those shareholders who were immune or exempt.

      The deliberation on TCO’s Interest on Own Capital at December 31, 2002 was based on the balance sheet closed at November 11, 2002 and the TJLP variation until December 31, 2002.

      The corresponding credit on interest on owned capital was written into our accounting books on December 31, 2002, on an individual basis to each shareholder, according to their shareholding position on June 30, 2002, and December 31, 2002, for each of the above mentioned periods.

      The value of the interest, net of the applicable withheld income tax, is ascribed to the value of the mandatory dividend and the statutory dividend on the preferred shares, relative to the fiscal year 2002, adding such value to the total amount in dividends distributed by us for all purposes provided in our bylaws.

      On April 29, 2003, the general assembly approved the payment of interest on owned capital and dividends up to June 30, 2003, in the terms below:

      a) Interest on owned capital — Common and Preferred Shares

	Values

Gross value per share — Jan. to June 2002	R$	0.	000105485
Gross value per share — July to Nov. 2002	R$	0.	00014442757
Net value per share — Jan. to June 2002	R$	0.	000089662
Net value per share — July to Nov. 2002	R$	0.	00012276344

      Upon approval of the accounting credit of the interest on owned capital, income tax was withheld at the rate of 15%, except for purposes of payment to those shareholders who had proved immune or exempt from such tax within the period specified by us in our official communication to the shareholders.

      Each of our preferred shares is entitled to declared dividends, with priority to receive a non-cumulative annual dividend, to the extent net profits or reserves are available for distribution, equal to the higher of (i) 6% of the amount obtained by dividing the amount of subscribed capital by the number of our shares and (ii) 3% of the amount of shareholders’ equity on a per share basis. To the extent there are additional distributable profits, we are also required to distribute to all shareholders an amount equal to 25% of adjusted net income, or the general dividend, determined in accordance with Brazilian corporate law, including any realization of the unrealized net income reserve. Each of our preferred shares is also entitled to receive declared profits on par with common shares, after our common shares have been paid dividends equal to the minimum priority distribution due to our preferred shares. The preferred dividend has priority in the distribution of our net profits for the preceding fiscal year after 5% of our net profits to a legal reserve, not to exceed 20% of our paid-in capital or an amount.

      Any amounts distributed after the preferred dividend are allocated first to dividend payments to holders of common shares in an amount equal to the preferred dividend and then distributed equally among holders of preferred and common shares.

      The Brazilian corporate law method also provides for two additional discretionary allocations of net profits that are subject to approval by the shareholders at the annual shareholders’ meeting:

•	first, a percentage of net profits may be allocated to the contingency reserve for anticipated losses that may be charged to it in future years. Any amount so allocated in a prior year must be either:

•	reversed in the fiscal year in which the loss was anticipated if such loss does not in fact occur; or

•	written off in the event that the anticipated loss occurs;

•	second, if the amount of unrealized revenue exceeds the sum of:

•	the statutory reserve; and

•	retained earnings, such excess may be allocated to the unrealized profit reserve at the direction of the board of directors.

      Allocations may not hinder the payment of mandatory dividends. Unrealized revenue reserve is defined under the Brazilian corporate law method as the sum of:

•	the share of equity earnings of affiliated companies, which is not paid as cash dividends; and

•	profits as a result of income from operations after the end of the next succeeding fiscal year.

      The amounts available for distribution are determined on the basis of financial statements prepared in accordance with the Brazilian corporate law method.

Payment of Dividends

      We are required by Brazilian law to hold an annual shareholders’ meeting by April 30 of each year, at which, among other things, an annual dividend may be declared by decision of our shareholders on the recommendation of our Board of Directors. The payment of annual dividends in any given year is based on the financial statements prepared for the preceding fiscal year ending December 31. Under the Brazilian corporate law method, dividends are required to be paid within 60 days of the annual shareholders’ meeting, or on the date determined at a shareholders’ meeting, but in any case, prior to the end of the fiscal year in which such dividend was declared. A shareholder has a three-year period from the dividend payment date to claim dividends in respect of its shares, after which time unclaimed dividends revert back to us.

B.     Significant Changes

      See “Consolidated Statements of Cash Flows for the Years Ended December 31, 2000, 2001 and 2002,” “Consolidated Statements of Changes in Shareholders’ Equity for the Years Ended December 31, 2000, 2001 and 2002,” and Notes 24, 25, 30 and 31 to our consolidated financial statements.

Item 9.     The Offer and Listing

A.     Offer and Listing Details

      The principal trading market for the preferred shares is BOVESPA. As of December 31, 2002, TCO had approximately 2.4 million common and preferred shareholders.

      The preferred shares began trading separately on the Brazilian stock exchanges on September 21, 1998. The following table sets forth the reported high and low closing sale prices for our preferred shares of TCO on BOVESPA for the periods indicated.

	Nominal Reais
	per 1,000
	Preferred Shares

	Low	High

1998
Annual (beginning in September 21, 1998)	0.269	1.229
1999
Annual	1.083	3.880
2000
Annual	3.017	8.283
2001
Annual	3.083	8.492
First quarter	5.370	8.492
Second quarter	4.896	6.899
Third Quarter	3.083	6.517
Fourth Quarter	4.181	5.655
2002
First Quarter	4.012	5.328
Second Quarter	3.376	4.781
Third Quarter	2.288	3.961
Fourth Quarter	2.764	4.751

	Nominal Reais
	per 1,000
	Preferred Shares

	Low	High

Last six months
December 2002.	4.140	4.751
January 2003.	4.430	5.460
February 2003.	3.900	4.850
March 2003.	4.310	5.730
April 2003.	5.190	5.900
May 2003.	5.290	5.900
June 2003 (Until June 20, 2003)	5.400	5.800

      In the United States, the preferred shares trade in the form of ADSs each representing 3,000 preferred shares, issued by The Bank of New York, as Depositary pursuant to a Deposit Agreement among TCO, the Depositary and the registered holders and beneficial owners from time to time of ADRs. The ADSs commenced trading separately on the NYSE on November 16, 1998 under the symbol TRO. As of December 31, 2001 there were approximately 150 registered owners of ADSs and approximately 50.86 million outstanding ADRs. The following table sets forth the reported high and low closing sales prices for the ADSs on the NYSE for the period indicated.

	U.S. Dollars
	Per ADS

	Low	High

1998
Annual (beginning in November 16, 1998)	2.000	5.937
1999
Annual	2.375	7.063
2000
Annual	5.000	7.063
2001
Annual	4.280	15.875
First quarter	8.000	13.625
Second quarter	6.850	9.500
Third Quarter	4.280	8.570
Fourth Quarter	4.730	7.250
2002
First quarter	5.400	7.450
Second quarter	3.850	6.500
Third Quarter	2.200	4.460
Fourth Quarter	2.270	4.240
Last six months
December 2002	3.420	4.240
January 2003	3.690	4.960
February 2003	3.280	4.070
March 2003	3.550	5.010
April 2003	4.900	5.810
May 2003	5.260	6.030
June 2003 (Until June 20, 2003)	5.580	6.170

      The common shares and preferred shares of Telebrasilia traded on BOVESPA from May 18, 1998 to July 30, 1999. On August 2, 1999, Telebrasilia shares began trading on the SOCIEDADE OPERADORA DO MERCADO DE Ativos, or SOMA, the over-the-counter market. On June 7, 2002, Telebrasilia shares were substituted with shares of TCO due to the merger of Telebrasilia into TCO. On May 18, 1998, Telegoias shares began trading on SOMA. The other subsidiaries Telemat, Telems, Teleron, Teleacre, NBT, and (as of December 10, 2001) Telegoias are closely held corporations, and their shares do not trade on any stock market.

      TCO held a general extraordinary shareholders meeting on April 26, 2002, in which it approved the merger of Telebrasilia into TCO and the consequent transfer of the concession to explore cellular mobile services previously held by Telebrasilia.

B.     Plan of Distribution

      Not applicable.

C.     Markets

Trading on the Sao Paulo Stock Exchange

      Pursuant to an agreement reached by Brazil’s nine stock exchanges, as of April 2000, all of Brazil’s stock markets have been centralized in BOVESPA. Thus, in 2001, BOVESPA accounted for 100% of the trading value of equity securities on all Brazilian stock exchanges.

      BOVESPA is a non-profit entity owned by its member brokerage firms. Trading on this exchange is limited to member brokerage firms and a limited number of authorized nonmembers.

      Since April 7, 2003, BOVESPA has open outcry trading sessions each day, from 10:00 a.m. to 1:00 p.m. and from 2:00 p.m. to 4:45 p.m. Trading is also conducted from 10:00 a.m. to 5:00 p.m. on an automated system on BOVESPA. On September 20, 1999, BOVESPA launched the After-Market, with the objective of expanding business opportunities and offering investors a more flexible trading schedule. After-Market trading takes place from 5:45 p.m. to 7:00 p.m. All stocks traded during the regular trading session of the day may be traded on the After-Market. However, only cash market trading via BOVESPA’s electronic trading system is allowed. The maximum variation allowed for stock prices, whether positive or negative, corresponds to 2% in relation to the closing price at the regular trading session.

      In order to better control volatility, BOVESPA has adopted a “circuit breaker” system pursuant to which trading sessions may be suspended for a period of 30 minutes or one hour whenever its indices fall below the limits of 10%, in relation to the index registered in the previous trading session.

      There are no specialists or market makers for our shares on BOVESPA. Trading in securities listed on the BOVESPA may be effected off the Exchange in certain circumstances, although such trading is very limited.

      Settlement of transactions is effected three business days after the trade date without adjustment of the purchase price for inflation. Payment for shares is made through the facilities of a separate clearinghouse, which maintains accounts for member brokerage firms. The seller is ordinarily required to deliver the shares to the exchange on the second business day following the trade date. The clearinghouse for BOVESPA is COMPANHIA BRASILEIRA DE LIQUIDACAO E CUSTODIA S.A. — CBLC, which is wholly owned by that Exchange.

      At December 31, 2002, the aggregate market capitalization of the 399 companies listed on BOVESPA was approximately U.S.$123.8 billion. Although all the outstanding shares of an exchange-listed company may trade on BOVESPA, in most cases less than half of the listed shares are actually available for trading by the public, the remainder being held by small groups of controlling persons that rarely trade their shares. For this reason, data showing the total market capitalization of BOVESPA tends to overstate the liquidity of the Brazilian equity securities market.

      The Brazilian equity market is relatively small and illiquid compared to major world markets. In 2002, the combined monthly trading volumes on BOVESPA averaged approximately U.S.$4.1 billion. In 2002, the ten most actively traded issues represented approximately 56.51% of the total trading in the cash market on BOVESPA. Trading on BOVESPA by nonresidents of Brazil is subject to certain limitations under Brazilian foreign investment legislation.

Regulation of Brazilian Securities Markets

      The Brazilian securities markets are regulated by the CVM, which has authority over stock exchanges and the securities markets generally, by the CONSELHO MONETARIO NACIONAL, or CMN, the National Monetary Counsel and by the Central Bank, which has, among other powers, licensing authority over brokerage firms and regulates foreign investment and foreign exchange transactions. The Brazilian securities market is governed by Law No. 6,385, as amended, known as the Brazilian securities law, and by the Brazilian corporate law.

      Law No. 10,303 of December 31, 2001 amended the Brazilian corporate law and the Brazilian securities law. Consequently, some major modifications resulted for the businesses of the publicly traded companies.

      Among the changes, Law No. 10,303, along with Executive Order No. 8 and Decree No. 3.995, all dated October 31, 2001, provided that the CVM was to have the scope of its authority altered and expanded. Additionally, CVM’s positioning in the regulatory hierarchy as well as its autonomy were modified.

      The modifications include changes in the proportions of common and preferred shares, new rules for the issuance of debentures, other parameters governing the exercise of the right of withdrawal, duties and powers of the members of the Board of Auditors and the Board of Directors, and the ability of publicly-traded companies to make publications available over the Internet. Also provided is the pooling agreement, the so-called block voting by which the shareholders agree during a prior meeting on the direction of the votes that will be cast at the general meetings. The purpose of this type of vote is to prevent any possible individual dissidents or interests from harming corporate interests.

      The CVM, which is the agency in charge of regulating the market, now handles some functions that were reserved to the Banco Central, for example, the regulation and organization of the futures and commodities markets.

      Under the Brazilian corporate law, a company is either public, a COMPANHIA ABERTA, such as our company, or private, a COMPANHIA FECHADA. All public companies are registered with the CVM and are subject to reporting requirements. A company registered with the CVM may have its securities traded either on BOVESPA or on the Brazilian over-the-counter market. The shares of a public company may also be traded privately, subject to certain limitations. In order to be listed on the Brazilian stock exchanges, a company must apply for registration with the CVM and the stock exchange. Once the stock exchange lists a company and the CVM accepts its registration as a public company, its securities may start to be traded.

      Trading in securities on BOVESPA may be suspended at the request of a company in anticipation of a material announcement. Trading in the securities of a particular company may also be suspended on the initiative of the BOVESPA or the CVM, among other reasons, due to a belief that the company has provided inadequate information regarding a material event or has provided inadequate responses to inquiries by the CVM or BOVESPA.

      The Brazilian securities law, Brazilian corporate law and the regulations issued by the CVM, the CMN and the Central Bank provide, among other things, disclosure requirements and restrictions on insider trading, price manipulation and protection of minority shareholders. However, the Brazilian securities markets are not as highly regulated and supervised as the U.S. securities markets or markets in some other jurisdictions.

D.     Selling Shareholders

      Not applicable.

E.     Dilution

      Not applicable.

F.     Expenses of the Issue

      Not applicable.

Item 10.	Additional Information

A.     Share Capital

      Not applicable.

B.     Memorandum and Articles of Association

      [Text deleted.]

C.     Material Contracts

Credit Agreements with Banco Nacional de Desenvolvimento Economico e Social — BNDES

      Credit Agreements between BNDES and Financing Agents and TCO and Operators for the financing of projects.

Scope

      The agreements were entered into to finance the expansion of the TDMA network in Area 7 and to implement and expand the TDMA network in Area 8. BNDES provided all of the funds for the financing although some of the funds were passed through the Financing Agents (BBA, Santander, ABC and BCN for Area 7 and Unibanco, BBA, Banco do Brasil, Santander and Banco Sudameris for Area 8 — NBT). On December 31, 2002 the outstanding balance was R$225.376 million.

Covenants

      The agreements entered into with BNDES and the Financing Agents (pass-through lenders) include restrictive covenants. On December 31, 2002, TCO was not in default of its contractual obligations set out in the agreements. A description of the covenants is set forth below:

(A) TCO Covenants

      “Maintain, while the on-lending agreement is in effect, the following financial ratios, utilizing the semiannual and annual financial statements audited by external auditors that are registered with the Comissao de Valores Mobiliarios — CVM: 1) capitalization ratio (SE/ TA — financial applications): equal to or greater than 40% (forty percent); 2) current liquidity ratio (CA/ CL): equal to or greater than 1.1. (one and one tenth); 3) debt coverage ratio [(lajda + financial applications)/(short term debt + net financial expenses)]: equal to or greater than 1.3 (one and three tenths); 4) EBITDA margin ratio (EBITDA/net operating revenue): equal to or greater than 28% (twenty eight percent) in the years 2001 through 2003, equal to or greater than 30% (thirty percent) from 2004 until the final payment of all outstanding obligations under the on-lending agreement; 5) EBITDA margin ratio excluding cellular equipment sales (EBITDA excluding cellular equipment sales/net operating revenue excluding cellular equipment sales): equal to or greater than 35% (thirty five percent); 6) total debt divided by EBITDA ratio(total debt/EBITDA): less than or equal to 4 (four).

      CA = Current Assets

      CL = Current Liabilities

      SE = Shareholders’ Equity

      TA = Total Assets

      Financial Applications = cash + short term financial applications and/or immediate liquidity from financial institutions.

      LAJDA = EBITDA for the last four (4) quarters — (income tax + social contribution taxes over profits for the last four (4) quarters).

Net Operating Revenue for the Last Four (4) Quarters.

      Net financial expense, excluding the calculation of interest over shareholders’ equity = financial expense as set out in the balance sheet for the last 4 (four) quarters (including monetary variations, cpmf, interest, etc.) — financial income as set out in the balance sheet for the last 4 (four) quarters. Adjust, in the event the acquisition of a material share participation, direct or indirect, in a band a telephony company is announced, as a “relevant fact” in the main national communications vehicles, the financial ratio referred to in Clause 13, Item V “I”, that will be in effect in accordance with the following capitalization ratios: 1) equal to or greater than 33% (thirty three percent), on June 30 (thirty), 2002; 2) equal to or greater than 35% (thirty five percent), on December 31 (thirty one), 2002; 3) equal to or greater than 35% (thirty five percent), on June 30 (thirty), 2003; 4) equal to or greater than 40% (forty percent), from June 30 (thirty), 2003; obtain in the event of the acquisition of the share participation referenced in Clause 13, Item “F”, within a maximum period of 6 (six) months from the date of the acquisition, a rating equivalent to an investment grade rating from Moody’s, Fitch or Standard and Poors.”

      We note, in addition, that the agreement entered into with BNDES is subject to the “Terms Applicable to Agreements with BNDES”, approved by BNDES’ Management Resolution No. 665/87, as modified.

(B) Beneficiary’s (NBT) Covenants

      “Maintain, while the on-lending agreement is in effect, the following financial ratios, utilizing the semiannual and annual financial statements audited by external auditors that are registered with the comissao de valores Mobiliarios — CVM: 1) capitalization ratio (SE/TA — intercompany — financial applications): equal to or greater than 40% (forty percent); 2) current liquidity ratio (CA/ CL): equal to or greater than 1.1. (one and one tenth) to be calculated commencing on December of 2002; 3) EBITDA margin ratio excluding cellular equipment sales (EBITDA excluding cellular equipment sales/net operating revenue excluding cellular equipment sales): equal to or greater than 30% (thirty percent) from December of 2002 through June 2003, and equal to or greater than 35% (thirty five percent) from December 2004 until the final payment of all outstanding obligations under the on-lending agreement.

      CA = Current Assets

      CL = Current Liabilities

      EBITDA and net operating revenue for the last four (4) quarters.

      Intercompany — indebtedness with the guarantor and with the companies controlled by the guarantor.

      Financial Applications = cash + short term financial applications and/or immediate liquidity from financial institutions.

      SE = Shareholders’ equity

      TA = Total Assets”

Credit Agreements with Export Development Canada

      Credit Agreements entered into and between TCO and Export Development Canada on November 22, 1999 and December 14, 2001.

Scope

      The agreements provide financing to assist in the purchase of certain goods and services from Nortel Network regarding the implementation and extension of our TDMA network. The total amount of the two contracts is U.S.$68 million. At December 31, 2002, we have R$163,357 million in financing outstanding.

TCO Covenants

      The agreements include restrictive covenants. On December 31, 2002, TCO was not in default of its contractual obligations set out in the agreements. A description of the covenants is set forth below:

•	TCO shall not make any Investments other than Permitted Investments(1);

•	the Consolidated Cash Flow Coverage Ratio(2) on the last day of any Fiscal Quarter beginning December 31, 2001 to and excluding September 30, 2003 shall not be less than 1.00 to 1.00 and thereafter not less than 1.25 to 1.00;

•	the Consolidated Leverage Ratio(3) shall at all times be no greater than 1.5 to 1.0; and

•	the Consolidated Debt(4) to EBITDA(5) for the immediately preceding two Fiscal Quarters multiplied by two (2) shall not exceed 2.5 to 1.0.

Definitions of Certain Terms

      1.     “Permitted Investments” means (i) any investments in any Cash Equivalent and (ii) commercial paper (having a term not exceeding 364 days) issued by Splice do Brasil Telecomunicacoes e Eletronica S.A. and (iii) debentures issued by Fixcel S.A. and (iv) obligations of the Guarantors to third parties which have been assumed by Splice do Brasil Telecomunicacoes e Eletronica S.A. or Fixcel S.A. or BID S.A., for which the Guarantors remain liable as a result of a non payment by Splice do Brasil Telecomunicacoes e Eletronica S.A. or Fixcel S.A. or BID S.A., provided that in no event shall (a) the obligations of Splice do Brasil Telecomunicacoes e Eletronica S.A., Fixcel S.A., and BID S.A. to the Guarantors including without limitation those set out in (ii), (iii) and (iv) exceed a total amount of principal of 660 million Reais plus interest at any time until and including June 27, 2003 and of 190 million Reais plus interest at any time after June 27, 2003 until and including August 8, 2003 and (b) any such exposure under (ii), (iii) and (iv) shall be reduced to zero on or before August 8, 2003, which date shall not be further extended;

      2.     “Consolidated Cash Flow Coverage Ratio” means, as of the close of any Fiscal Quarter, the ratio computed for the period comprised of the four (4) consecutive Fiscal Quarters ending on the computation date, of (a) EBIDA for such period TO (b) the amount equal to the sum of: (i) Consolidated Net Interest Expense for such period; PLUS (ii) all Dividends for such period; plus (iii) the aggregate principal installments due during the next four fiscal quarters of (A) the Loan; and (B) all other Indebtedness of the Guarantors (less any Cash Equivalent as of the computation date) (provided that the sum of (A) plus (B) less any Cash Equivalent shall never be less than zero for purposes of this definition);

      3.     “Consolidated Leverage Ratio” means the ratio of Consolidated Total Liabilities (less Cash Equivalents) to Consolidated Total Equity;

      4.     “Consolidated Debt” means, at any time, the aggregate amount of Indebtedness of the Guarantors on a consolidated basis regardless of when such obligations must be paid or satisfied, determined after eliminating intercompany transactions less any Cash Equivalents;

      5.     “EBITDA” means, for the Guarantors for any period, Consolidated Net Income (before extraordinary or other non-recurring items) for such period PLUS, (a) to the extent deducted in determining Net Income for such period, the sum of (i) Consolidated Net Interest Expense; (ii) Consolidated Tax Expense; and (iii) depreciation, amortization and other non-cash charges; MINUS (b) the gain (or PLUS the loss) on monetary correction to the extent reflected in Consolidated Net Income for such period.

Migration to SMP

      On February 3, 2003, TCO entered into an authorization agreement with Anatel, acting as a representative of the Brazilian government, which enables it to provide personal cellular services (SMP) in the area corresponding to the Brazil’s Federal District. The authorization replaces the concession agreement entered into with Anatel on November 4, 1997, and authorizes TCO to provide SMP services until July 24, 2006. It may be renewed for an additional term of fifteen years upon payment of 2% of TCO’s net revenues from usage charges in the region described above in the year prior to the year when payment is due, and every two years during the extension period. In consideration for the authorization, TCO was required to pay R$9.0 thousand. The authorization is a legal requirement for providing telecommunication services in the region covered thereby.

      On February 3, 2003, Telegoias entered into an authorization agreement with Anatel, acting as a representative of the Brazilian government, which enables it to provide personal cellular services (SMP) in the area corresponding to the states of Goias and Tocantins, with the exception of the following municipalities: Buriti Alegre, Cachoeira Dourada, Inaciolandia, Itumbiara, Paranaiguara and Sao Simao. The authorization replaces the concession agreement entered into with Anatel on November 4, 1997, and authorizes Telegoias to provide SMP services until October 29, 2008. It may be renewed for an additional term of fifteen years upon payment of 2% of Telegoias’ net revenues from usage charges in the region described above in the year prior to the year when payment is due, and every two years during the extension period. In consideration for the authorization, Telegoias was required to pay R$9.0 thousand. The authorization is a legal requirement for providing telecommunication services in the region covered thereby.

      On February 3, 2003, Telems entered into an authorization agreement with Anatel, acting as a representative of the Brazilian government, which enables it to provide personal cellular services (SMP) in the area corresponding to the state of Mato Grosso do Sul, with the exception of the municipality of Paranaiba. The authorization replaces the concession agreement entered into with Anatel on November 4, 1997, and authorizes Telems to provide SMP services until September 28, 2009. It may be renewed for an additional term of fifteen years upon payment of 2% of Telems’ net revenues from usage charges in the region described above in the year prior to the year when payment is due, and every two years during the extension period. In consideration for the authorization, Telems was required to pay R$9.0 thousand. The authorization is a legal requirement for providing telecommunication services in the region covered thereby.

      On February 3, 2003, Telemat entered into an authorization agreement with Anatel, acting as a representative of the Brazilian government, which enables it to provide personal cellular services (SMP) in the area corresponding to the state of Mato Grosso. The authorization replaces the concession agreement entered into with Anatel on November 4, 1997, and authorizes Telemat to provide SMP services until March 30, 2009. It may be renewed for an additional term of fifteen years upon payment of 2% of Telemat’s net revenues from usage charges in the region described above in the year prior to the year when payment is due, and every two years during the extension period. In consideration for the authorization, Telemat was required to pay R$9.0 thousand. The authorization is a legal requirement for providing telecommunication services in the region covered thereby.

      On February 3, 2003, Teleron entered into an authorization agreement with Anatel, acting as a representative of the Brazilian government, which enables it to provide personal cellular services (SMP) in the area corresponding to the state of Rondonia. The authorization replaces the concession agreement entered into with Anatel on November 4, 1997, and authorizes Teleron to provide SMP services until July 21, 2009. It may be renewed for an additional term of fifteen years upon payment of 2% of Teleron’s net revenues from usage charges in the region described above in the year prior to the year when payment is due, and every two years during the extension period. In consideration for the authorization, Teleron was required to pay R$9.0 thousand. The authorization is a legal requirement for providing telecommunication services in the region covered thereby.

      On February 3, 2003, Teleacre entered into an authorization agreement with Anatel, acting as a representative of the Brazilian government, which enables it to provide personal cellular services (SMP) in the area corresponding to the state of Acre. The authorization replaces the concession agreement entered into with Anatel on November 4, 1997, and authorizes Teleacre to provide SMP services until July 15, 2009. It may be renewed for an additional term of fifteen years upon payment of 2% of Teleacre’s net revenues from usage charges in the region described above in the year prior to the year when payment is due, and every two years during the extension period. In consideration for the authorization, Teleacre was required to pay R$9.0 thousand. The authorization is a legal requirement for providing telecommunication services in the region covered thereby.

      On February 3, 2003, NBT entered into an authorization agreement with Anatel, acting as a representative of the Brazilian government, which enables it to provide personal cellular services (SMP) in the area corresponding to the states of Amazonas, Roraima, Amapa, Para e Maranhao. The authorization replaces the concession agreement entered into with Anatel on November 27, 1998, and authorizes NBT to provide SMP services until November 29, 2013. It may be renewed for an additional term of fifteen years upon payment of 2% of NBT’s net revenues from usage charges in the region described above in the year prior to the year when payment is due, and every two years during the extension period. In consideration for the authorization, NBT was required to pay R$9.0 thousand. The authorization is a legal requirement for providing telecommunication services in the region covered thereby.

D.     Exchange Controls

      [Text deleted.]

E.     Taxation

      [Text deleted.]

F.	Dividends and Paying Agents

      Not applicable.

G.	Statement of Experts

      Not applicable.

H.	Documents on Display

      We are subject to the information requirements of the Exchange Act, except that as a foreign issuer, we are not subject to the proxy rules or the short-swing profit disclosure rules of the Exchange Act. In accordance with these statutory requirements, we file or furnish reports and other information with the SEC. Reports and other information filed or furnished by us with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission’s Regional Offices at 233 Broadway, New York, New York 10279 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may also inspect these reports and other information at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005, on which our ADSs are listed.

      In addition, the Commission maintains a website that contains information filed electronically, which can be accessed over the Internet at http://www.sec.gov.

      We also file financial statements and other periodic reports with the CVM. Copies of our annual report on Form 20-F and documents referred to in this annual report and our by-laws will be available for inspection upon request at our offices at SCS, Quadra 2, Bloco C, 226 7 andar, 70319-900, Brasilia, DF, Brazil.

I.	Subsidiary Information

      Not applicable.

Item 11.	Quantitative and Qualitative Disclosures About Market Risk

      We are exposed to market risk from changes in both foreign currency exchange rates and interest rates. We are exposed to foreign-exchange rate risk (only with regard to its non-hedged debt), because certain of our costs are denominated in currencies (primarily the U.S. dollar) other than those in which we earn revenues (primarily the REAL). Similarly, we are subject to market risk deriving from changes in interest rates which may affect the cost of our financing. Interest rate risk results from the possibility that we may incur losses due to interest rate fluctuations which raise the balance of liabilities associated with loans and financing obtained in the market and their financial expenses. We have not entered into derivatives contracts in order to hedge against this risk. However, we continuously monitor interest rates in order to evaluate the possible need for derivative contracts to protect ourselves against the risk of volatility of these rates.

      We do not use derivative instruments, such as foreign exchange forward contracts, foreign currency options and forward rate agreements, to manage these market risks, nor do we hold or issue derivative or other financial instruments for trading purposes, except for the hedge contracted. See “Item 5 — “Operating and Financial Review and Prospects — Foreign Exchange and Interest-Rate Exposure.”

Exchange Rate Risk

      On December 31, 2002, approximately R$398.82 million of our indebtedness was denominated in U.S. dollars. The potential immediate loss to us on such indebtedness is R$56.83 million, once R$341.98 related to liabilities in foreign exchange are hedged against foreign currency exposure. In addition, if such a change were to be sustained, our cost of financing would increase in proportion to the change. However, due to departures from agreed procedures in connection with the breakup of Telebras for assigning the right to receive payments under such indebtedness, payments on such indebtedness were suspended in 1998 and our managers have determined that, beginning in 1999, R$61.6 million of such indebtedness will be treated for all purposes as a real-denominated liability. See “Item 5 — Operating and Financial Review and Prospects — Foreign Exchange and Interest-Rate Exposure” and See Note 22 to our consolidated financial statements.

Interest Rate Risk

      As of December 31, 2002, we had R$627.780 million in loans and financing outstanding, of which approximately R$206.066 million bore interest at national currency floating rates (primarily TJLP), R$186.256 bore interest at foreign currency floating rates (LIBOR and currency basket of BNDES) and R$235.459 bore interest at fixed dollar rates. We have hedged 81.09% of our foreign exposure existing as of December 31, 2002 resulting in CDI denominated debts.

      Because we have a positive net financial debt (R$294.3 million at December 31, 2002) and we have invested our excess liquidity in short-term instruments (R$121.362 million at December 31, 2002) and debentures issued by Fixcel S.A. (R$712.135 million at December 31, 2002) that are based on the CDI flotation, a hypothetical and instantaneous 100 basis points increase in the interest rates applicable to financial assets and liabilities on December 31, 2002 would let us earn over one year approximately R$1.69 million.

      The above sensitivity analysis is based on the assumption of a 100 basis points increase of the interest rate applicable to each homogeneous category of financial assets and liabilities and sustained over a period of one year. A homogeneous category is defined according to the currency in which financial assets and liabilities are denominated and assumes the same interest rate movement within each homogeneous category, such as U.S. dollars. As a result, our interest rate risk sensitivity model may overstate the impact of interest rate fluctuations for such financial instruments, as consistently unfavorable movements of all interest rates are unlikely.

Credit Risk of the Concentration of Exposure to Fixcel

      We are exposed to a credit risk from the concentration of our exposure to Fixcel in the amount of R$712.135 million at December 31, 2002. On July 2, 2002 and August 13, 2002, TCO subscribed to debentures issued by Fixcel, part of the Splice Group, in the amount of R$470 million and R$190 million, respectively, totaling $660 million. The return on the debentures is the rate per annum equal to the Interbank Certificate of Deposit — CDI rate, plus 2%. The transfer of the control of TCO to TCP assures the payment of these debentures, with maturities on June 27, 2003 and August 8, 2003.

Item 12.	Description of Securities Other Than Equity Securities

      Not applicable.

PART II

Item 13.	Defaults, Dividend Arrearages and Delinquencies

      None.

Item 14.	Material Modifications to the Rights of Security Holders and Use of Proceeds

      None.

Item 15.	Controls and Procedures

      Within the 90-day period prior to the filing of this report, we carried out, under the supervision and with the participation of our management, including the President and the executive officer of finance, an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rule 13a-14(c) under the Securities Exchange Act of 1934). Based upon and as of the date of that evaluation, the President and executive officer of finance concluded that the design and operation of these disclosure controls and procedures are effective. There were no significant changes in our internal controls or in other factors that could significantly affect these internal controls subsequent to the date of their evaluation.

Item 16.	[Reserved]

PART III

Item 17.	Financial Statements

      Not applicable.

Item 18.	Financial Statements

      [Text deleted.]

Item 19.	Exhibits

      [Text deleted.]

APPENDIX A

GLOSSARY OF TELECOMMUNICATIONS TERMS

      The following explanations are not intended as technical definitions, but to assist the general reader to understand certain terms as used in this annual report.

      1XRTT (Single Carrier Radio Transmission Technology): An advanced data transfer technology, which is the evolution of CDMA.

      AMPS (Advanced Mobile Phone System): A form of analog technology.

      ANALOG: A mode of transmission or switching which is not digital, E.G., the representation of voice, video or other modulated electrical audio signals which are not in digital form.

      ATM (Asynchronous Transfer Mode): A broadband switching technology that permits the use of one network for different kinds of information (e.g., voice, data and video).

      A Band Service Provider: A former Telebras operating subsidiary that has been granted a concession to provide cellular telecommunications services in a particular area within a radio spectrum frequency range referred to by Anatel as “A Band.”

      B Band Service Provider: A cellular service provider that has been granted a concession or an authorization to provide cellular telecommunications services in a particular area within a radio spectrum frequency range referred to by Anatel as “B Band.”

      Base Station: A radio transmitter/receiver that maintains communications with the cellular handsets within a given cell. Each base station in turn is interconnected with other base stations and with the public switched telecommunication network.

      Cellular Service: A cellular telecommunications service provided by means of a network of interconnected low-powered base stations, each of which covers one small geographic cell within the total cellular telecommunications system service area.

      CDI (Certificado de Deposito Interbancario, or Brazilian Interbank Offered Rate): A benchmark Brazilian interest rate that is disclosed daily. It is the rate used (a) when banks borrow money from other banks, and (b) in financial transactions between companies and banks.

      CDMA (Code Division Multiple Access): A digital technology that divides the frequency spectrum into multiple code ranges.

      COFINS (Contribuicao Para Financiamento de Seguridade Social): A social contribution tax imposed on gross revenues.

      CPMF (Contribuicao Provisoria Sobre Movimentacao Financeira): A contribution tax imposed on financial transfers and withdrawals.

      CSLL (Contribuicao Social Sobre o Lucro Liquido): A social contribution tax imposed on income results.

      Digital: A mode of representing a physical variable such as speech using digits 0 and 1 only. The digits are transmitted in binary form as a series of pulses. Digital networks allow for higher capacity and higher flexibility through the use of computer-related technology for the transmission and manipulation of calls. Digital systems offer lower noise interference and can incorporate encryption as a protection from external interference.

      Exchange: See Switch.

      Frame Relay: A data transmission service using fast protocols based on direct use of transmission lines.

      GPRS (General Packet Radio Service): An advanced data transfer technology, which is a result of the evolution of GSM.

      GSM (Global System for Mobile Communications): A form of digital technology.

      ICMS (Imposto Sobre Circulacao de Mercadorias e Servicos): The value-added tax that Brazilian states impose on certain revenues from the sale of goods and services, including telecommunication, intermunicipal and interstate commerce.

      IGP-DI (Indice Geral de Precos — Disponibilidade Interna or General Price Index — Internal Availability): An inflation index calculated by the FGV.

      IGP-M (Indice Geral de Precos — Mercado or General Price Index — Market): An inflation index calculated by the FGV.

      Internet: A collection of interconnected networks spanning the entire world, including university, corporate, government and research networks from around the globe. These networks all use the IP (Internet Protocol) communications protocol.

      IP (Internet Protocol): An interconnection protocol for sub-networks, in particular for those with different physical characteristics. It is used by the Internet.

      ISDN (Integrated Services Digital Network): A system in which several services (E.G., speech and data) may be simultaneously transmitted end-to-end in digital form.

      Network: An interconnected collection of elements. In a telecommunication network, these consist of switches connected to each other and to customer equipment. The transmission equipment may be based on fiber optic or metallic cable or point-to-point radio connections.

      Network Usage Charge: Amount paid per minute charged by network carriers for the use of their network by other network carriers. Also known as an “access charge” or “interconnection charge.”

      Optical Fiber: A transmission medium that permits extremely high capacities. It consists of a thin strand of glass that provides a pathway along which waves of light can travel for telecommunications purposes.

      PBX (Private Branch Exchange): Telecommunication switchboard for private use, but linked to the national telecommunication network.

      PIS (Programa de Integracao Social): A social contribution tax imposed on gross revenues.

      Private Leased Circuits: Voice, data or image transmission mediums leased to users for their exclusive use.

      QOS: A quality of service indicator that considers such variables as quality of coverage, noise level and dropped calls, and which permits quality comparisons between networks.

      SDH (Synchronous Digital Hierarchy): A hierarchical set of digital transport structures standardized for the transport of suitably adapted payloads over physical transmission networks.

      SMC (Servico Movel Celular or Mobile Cellular Service): A system under which Anatel granted concessions to provide mobile service in a specific frequency range.

      SMP (Servico Movel Pessoal or Personal Mobile Service): A service rendered pursuant to a new legislation for wireless companies by which Anatel has authorized wireless companies to provide mobile communication services.

      SMS: A small message service provided by wireless telecommunications.

      Switch: These are used to set up and route calls either to the number called or to the next switch along the path. They may also record information for billing and control purposes.

      TDMA (Time Division Multiple Access): A digital technology that divides the frequency spectrum into multiple time ranges.

      Universal Service: The obligation to supply basic service to all users throughout the national territory at reasonable prices.

      WAP: Wireless Applications Protocol

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

REPORT OF INDEPENDENT AUDITORS

Directors and Shareholders

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

      We have audited the accompanying consolidated balance sheets of Tele Centro Oeste Celular Participacoes S.A. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in Brazil and in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance as to whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tele Centro Oeste Celular Participacoes S.A. at December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in Brazil, which differ in certain respects from those followed in the United States of America (See Note 29).

ERNST AND YOUNG AUDITORES INDEPENDENTES S.C.

/s/ LUIZ CARLOS NANNINI

Partner

Brasilia, Brazil

February 14, 2003

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

CONSOLIDATED BALANCE SHEETS

December 31, 2001 and 2002

ASSETS

	NOTE	2001	2002

		(In thousands of Brazilian
		Reais — R$)
Current Assets
Cash and cash equivalents		326,637	158,503
Marketable securities	12	362,310	712,135
Trade accounts receivable, net	13	186,762	227,881
Deferred income taxes and recoverable taxes	14	120,222	111,242
Handset and accessory inventories		29,399	48,369
Other assets		33,124	55,306

Total current assets		1,058,454	1,313,436
Noncurrent Assets
Deferred income taxes and recoverable taxes	14	55,616	48,459
Judicial deposits		—	12,472
Advance to affiliate		—	40,226
Other assets		3,922	18,785

Total noncurrent assets		59,538	119,942
Permanent Assets
Investments		10,470	8,833
Property, plant and equipment, net	15	1,078,882	1,035,518
Deferred charges, net	16	32,981	28,743

Total permanent assets		1,122,333	1,073,094

Total assets		2,240,325	2,506,472

See the accompanying notes to the consolidated financial statements.

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

CONSOLIDATED BALANCE SHEETS

December 31, 2001 and 2002

LIABILITIES AND SHAREHOLDERS’ EQUITY

	NOTE	2001	2002

		(In thousands of Brazilian
		Reais — R$)
Current Liabilities
Payroll and related accruals	17	6,849	9,388
Accounts payable and accrued expenses	18	152,524	154,390
Indirect taxes	19	79,869	104,295
Deferred taxes and income taxes payable	20	7,927	5,670
Participation in results of operation	21	109,092	102,832
Loans and financing	22	279,507	324,980
Other payables		40,612	19,419

Total current liabilities		676,380	720,974
Noncurrent Liabilities
Accounts payable and accrued expenses	18	1,790	4,960
Deferred taxes and income taxes payable	20	56,087	42,509
Loans and financing	22	237,477	302,800
Provision for contingencies	23	76,476	99,104

Total noncurrent liabilities		371,830	449,373
Minority Interests		65,557	25,308
Capitalizable Funds		126	126
Shareholders’ Equity
Capital		588,865	617,911
Capital reserve		102,507	129,062
Legal reserve		46,754	64,875
Expansion reserve		—	263,477
Retained earnings		395,132	284,528
Treasury stock		(6,826)	(49,162)

Total shareholders’ equity	25	1,126,432	1,310,691

Total liabilities and shareholders’ equity		2,240,325	2,506,472

See the accompanying notes to the consolidated financial statements.

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED

December 31, 2000, 2001 and 2002

		Years Ended December 31

	Note	2000	2001	2002

		(In thousands of Brazilian Reais, except shares and
		per share amounts)
Net operating revenue	4	930,646	1,248,131	1,561,308
Cost of services rendered and cost of products sold	5	(532,163)	(663,158)	(779,480)

Gross margin		398,483	584,973	781,828
Operating expenses
Selling expenses	6	(126,163)	(195,020)	(218,327)
General and administrative expenses		(78,420)	(110,300)	(142,319)
Other net operating results	7	(9,618)	(4,513)	(3,828)

Operating income before net financial results		184,282	275,140	417,354
Net financial results	8	(30,063)	(43,471)	(90,669)

Operating income		154,219	231,669	326,685
Net non-operating results	9	(19,539)	(25,668)	(19,732)
Employees’ participation		(1,878)	(2,346)	(3,103)

Income before income taxes and minority interest		132,802	203,655	303,850
Income and social contribution taxes	10	(40,159)	(56,501)	(93,799)

Income before minority interest		92,643	147,154	210,051
Minority interest		(19,980)	(13,864)	408
Reversal of interest on own capital		30,981	45,297	94,636

Net income		103,644	178,587	305,094

Outstanding shares at end of year (thousands)		364,399,028	366,463,335	379,200,036
Profit per thousand shares (R$)		0.28	0.49	0.80

See the accompanying notes to the consolidated financial statements.

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED

December 31, 2000, 2001 and 2002

	2000	2001	2002

	(In thousands of Brazilian Reais —
	R$)
Operating Activities:
Net income	103,644	178,587	305,094
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	154,345	186,056	203,132
Gain (loss) on the disposal of permanent assets	(404)	3,834	2,082
Minority interests	19,980	(13,864)	408
Allowance for doubtful accounts	54,873	60,479	35,918
Decrease (increase) in assets:
Trade accounts receivable	(42,629)	(86,231)	(77,037)
Handset and accessory inventories	(32,945)	22,683	(18,970)
Deferred income taxes and recoverable taxes	(109,214)	(2,176)	16,137
Other assets	(9,707)	(2,080)	(89,743)
Increase (decrease) in liabilities:
Personnel, social charges and benefits	733	(120)	2,539
Accounts payable and accrued expenses	121,591	(74,490)	5,036
Indirect taxes	10,749	18,867	24,426
Other current liabilities	3,776	31,745	(21,193)
Accrued interest	34,641	82,003	178,321
Provision for contingencies	102	13,480	22,628
Deferred income tax	(20,229)	(17,470)	(15,835)
Participation in results of operation	1,073	57,311	(6,260)
Payable for concession (license)	(17,215)	(19,423)	—
Other non-current liabilities	433	—	—
Minority interests	(41,755)	(2,715)	(3,112)

Net cash provided by operating activities	231,842	436,476	563,571
Investing Activities:
Marketable securities	(71,034)	(203,609)	(349,825)
Additions to investments	(1,432)	(7,314)	—
Additions to property, plant and equipment	(255,678)	(190,317)	(170,622)
Proceeds from disposal, of permanent assets	16,886	11,488	14,647
Addition to deferred assets	(7,024)	(1,723)	—
Transfer from deferred assets to recoverable taxes	118,615	—	—

Net cash used in investing activities	(199,667)	(391,475)	(505,800)
Financing Activities:
Loans repaid	(5,239)	(1,423,210)	(515,293)
Proceeds from loans	391,663	1,349,042	447,768
Capitalizable funds	(13)	—	—
Treasury stock	—	(6,826)	(49,297)
Dividends to minority interest of subsidiaries	—	(1,516)	—
Payment to shareholders’ related to premium utilization	—	(5,485)	(15,584)
Interest on own capital	(37,887)	(80,500)	(93,499)

Net cash provided by (used in) financing activities	348,524	(168,495)	(225,905)
Increase (decrease) in cash and cash equivalents	380,699	(123,494)	(168,134)
Cash and cash equivalents at beginning of year	69,432	450,131	326,637

Cash and cash equivalents at end of year	450,131	326,637	158,503

See the accompanying notes to the consolidated financial statements.

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

CONSOLIDATED STATEMENTS OF CHANGES IN

SHAREHOLDERS’ EQUITY FOR THE YEARS ENDED
December 31, 2000, 2001 and 2002

		Capital	Legal	Revenue	Expansion	Retained	Treasury
	Capital	Reserve	Reserve	Reserve	Reserve	Earnings	Stock	Total

	(In thousands of Brazilian Reais — R$)
Balances at December 31, 1999.	386,865	354,867	29,882	(112,073)	—	346,941	—	1,230,628
Provision for reduction of assets incorporated from Coverage	—	(230,257)	—	—	—	—	—	(230,257)
Reversal of reserves	—	—	—	(112,073)	—	112,073	—	—
Deferred tax on full indexation	—	—	—	—	—	(23,956)	—	(23,956)
Net income	—	—	—	—	—	103,644	—	103,644
Transfer to reserves	—	—	6,467	97,675	—	(104,142)	—	—
Interest on own capital/dividends	—	—	—	—	—	(37,887)	—	(37,887)

Balances at December 31, 2000.	386,865	124,610	36,349	97,675	—	396,673	—	1,042,172
Capital increase with reserves	202,000	(16,618)	—	—	—	(185,382)	—	—
Payment to shareholders related to premium utilization	—	(5,485)	—	—	—	—	—	(5,485)
Treasury stock	—	—	—	—	—	—	(6,826)	(6,826)
Dividends to minority interest of subsidiaries	—	—	—	—	—	(1,516)	—	(1,516)
Reversal of reserves	—	—	—	(97,675)	—	97,675	—	—
Net income	—	—	—	—	—	178,587	—	178,587
Transfer to reserves	—	—	10,405	—	—	(10,405)	—	—
Interest on own capital/dividends	—	—	—	—	—	(80,500)	—	(80,500)

Balances at December 31, 2001.	588,865	102,507	46,754	—	—	395,132	(6,826)	1,126,432
Acquisition of the minority interest of Telebrasilia Celular S.A.	29,046	38,313	1,662	—	—	(31,746)	—	37,545
Payment to shareholders related to premium utilization	—	(15,584)	—	—	—	—	—	(15,584)
Treasury Stock Purchase of shares (common/preferred)	—	—	—	—	—	—	(62,913)	(62,913)
Disposal of preferred shares	—	3,826	—	—	—	—	9,790	13,616
Cancellation of shares	—	—	—	—	—	(10,787)	10,787	—
Net income	—	—	—	—	—	305,094	—	305,094
Transfer to reserves	—	—	16,459	—	263,477	(279,936)	—	—
Interest on own capital	—	—	—	—	—	(93,499)	—	(93,499)

Balances at December 31, 2002	617,911	129,062	64,875	—	263,477	284,528	(49,162)	1,310,691

See the accompanying notes to the consolidated financial statements.

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in thousands of Brazilian Reais, except per share amounts)

1.	Operations and Background

      Beginning in 1995, the Federal Government of Brazil (the “Federal Government”) undertook a comprehensive reform of the Brazilian regulation of the telecommunications industry. In July 1997 the Federal Congress adopted a General Telecommunications Law providing for the privatization of Telecomunicacoes Brasileiras S.A. (“Telebras”) which, through its 28 operating subsidiaries was the primary supplier of public telecommunications services in Brazil (the “Telebras System”).

      In preparation for the privatization of the Telebras System, the operating subsidiaries were divided into twelve separate groups, (a) three regional fixed-line operators, (b) eight regional cellular operators and (c) one national long-distance operator. The cellular telecommunications businesses were first separated from the operating subsidiaries and subsequently from the fixed-line businesses. The new cellular businesses and the long-distance operator were combined into the twelve separate groups (the “New Holding Companies”). Both the separation of the cellular businesses and the subsequent grouping of the former Telebras subsidiaries were performed using a procedure under Brazilian corporate law called CISAO (the “spin-off”). As of part of this process Tele Centro Oeste Celular Participacoes S.A. (the “Holding Company”) was formed.

      Tele Centro Oeste Celular Participacoes S.A. (the “Company”) was formed on May 22, 1998, through the spin-off of certain assets and liabilities of Telebras, including 81.4%, 83.8%, 91.9%, 96.0%, 91.3% and 94.0% of the share capital of Telebrasilia Celular S.A., Telegoias Celular S.A., Telemat Celular S.A., Telems Celular S.A., Teleron Celular S.A. and Teleacre Celular S.A., respectively. Until August 4, 1998, the Companies were controlled by the Federal Government.

      At December 31, 2002, 53.8% of the common shares were owned by BID S.A.

      Tele Centro Oeste Celular Participacoes S.A. and its subsidiaries (the “Companies”) are the primary suppliers of cellular telecommunications services in the states of Goias, Tocantins, Mato Grosso do Sul, Mato Grosso, Rondonia, Acre and the Federal District under the terms of concessions granted by the Federal Government on November 4, 1997 (the “Concessions”). The Concessions will expire as follows:

Company	Expiration

Telebrasilia Celular S.A.	July 24, 2006
Telegoias Celular S.A.	October 29, 2008
Telemat Celular S.A.	March 30, 2009
Telems Celular S.A.	September 28, 2009
Teleron Celular S.A.	July 21, 2009
Teleacre Celular S.A.	July 15, 2009

      The subsidiary companies controlled by Tele Centro Oeste Celular Participacoes S.A. were legally formed on January 5, 1998 and the spin-off from the predecessors was approved during an Extraordinary General Shareholders Meeting, held on January 30, 1998.

      The Concessions may be renewed at the discretion of Anatel (as defined below) for a further term of 15 years but could be extended for another 15 years. Cellular telecommunications services were first offered in the states serviced by the subsidiaries of Tele Centro Oeste Celular S.A. between July 1991 and February 1996.

      On May 24, 1999, Norte Brasil Telecom S.A. — NBT, a corporation not publicly traded, was formed with the Holding Company participating 95% in its capital. NBT has the objective of operating the cellular service and activities necessary or convenient for the execution of these services, comprising the coverage area 8 — Band B, which corresponds to the geographic areas constituted by the states of Amazonas, Roraima, Amapa, Para and Maranhao.

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

      Norte Brasil Telecom S.A. started up its operations at the end of October 1999, covering 11 of the 97 cities within their operating area. As their activities relating to the rendering of services were insignificant at December 31, 1999, all expenses incurred until this date were considered as pre-operating and only subject to amortization from January 2000.

      The Companies’ businesses, including the service they may provide and the rates they charge are regulated by Agencia Nacional de Telecomunicacoes (“Anatel”), the regulatory authority for the Brazilian telecommunications industry pursuant to Law No. 9,472 of July 16, 1997.

      On April 26, 2002, Tele Centro Oeste Celular Participacoes S.A. merged the subsidiary Telebrasilia Celular S.A., based on the evaluation of the latter’s shareholders’ equity at December 31, 2001, with the aim of streamlining the corporate structure of the Company and subsidiaries so that the existing administrative and commercial synergies are used, as well as concentrating the liquidity of the private companies’ shares in one company only, thus reducing the capital cost. Please note that this merger operation was authorized by the National Agency of Telecommunications — ANATEL.

2.     Presentation of the Financial Statements

A.     Presentation of the Financial Statements for the Years Ended December 31, 2000, 2001 and 2002

      The consolidated financial statements were prepared in accordance with Brazil’s Corporation Law and regulations established by CVM — Comissao de Valores Mobiliarios (Brazilian Securities Commission).

      The consolidated financial statements present the financial position and result of operations of Tele Centro Oeste Celular Participacoes S.A. (TCO) and its subsidiaries.

      Minority interest is included in the consolidated financial statements of TCO as of December 31, 2002. This interest was 2.9%, 2.4%, 1.6%, 2.8%, 1.7% and 1.7% of Telegoias Celular S.A., Telemat Celular S.A., Telems Celular S.A., Teleron Celular S.A., Teleacre Celular S.A. and Norte Brasil Telecom S.A., respectively.

      As mentioned in the previous note, Telebrasilia Celular S.A. was merged by TCO on April 26, 2002 and as such, there was no minority interest in the referred subsidiary at December 31, 2002.

      The presentation of the consolidated financial statements (assets, liabilities and operating results) is consistent with the published financial statements of Tele Centro Oeste Celular Participacoes S.A. and its subsidiaries and considers the elimination of intercompany transactions in accordance with Brazil’s Corporation Law.

      The consolidated financial statements were prepared on a fully indexed basis to recognize the effects of changes in the purchasing power of the Brazilian currency through December 31, 2000. Thus the financial statements of the Company for the period ended December 31, 2000 were prepared using the integral restatement method, in order to express the balances of the Company in the currency of constant purchasing power at December 31, 2000.

      IBRACON (the Brazilian Institute of Independent Auditors) issued a publication stating that financial statements would not have to be indexed beginning in 2001 as the three-year cumulative inflation rate in Brazil fell below 100%.

B.     Inflation Accounting Methodology

      As a result of legislation mandating the discontinuation of the indexation system for Brazilian Corporate Law accounting and most fiscal purposes, together with the option granted by the Brazilian Securities Commission (Comissao de Valores Mobiliarios — CVM), the consolidated financial statements of Tele Centro Oeste Celular as of December 31, 2002 and 2001 and for the years then ended, as published in Brazil,

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

do not recognize the effects of changes in the purchasing power of the Brazilian currency that would have been required under the comprehensive indexation system, applied through December 31, 1995. In July 1997, the three-year cumulative inflation rate for Brazil fell below 100%. For accounting purposes, the Company applied the constant currency method through December 31, 2000, as required by Brazilian generally accepted accounting principles when the inflation rate is material.

      For 2000, the annual inflation rate was 9.95%, which was considered to have a material effect on the financial statements. Thus the financial statements of the Company were prepared using the integral restatement method, in order to express the balances of the Company in currency of constant purchasing power of December 31, 2000.

      The principal criteria adopted to prepare the fully indexed consolidated financial statements are in conformity with the accounting records of Tele Centro Oeste Celular and its subsidiaries, which observe the accounting practices mentioned in note 3, as follows:

     I.     Inflation Index

      The consolidated financial statements as of December 31, 2000, were prepared on a fully indexed basis to recognize the effects in the purchasing power of the Brazilian currency during the period presented and expressed in the currency of constant purchasing power at December 31, 2000 by using the monthly average values of the INDICE GERAL DE PRECOS-MERCADO (the General Prices Index-Market or the “IGP-M”) of the FUNDACAO GETULIO VARGAS. Inflation for the periods ended December 31, 2000, as measured by the IGP-M, was 9.95%.

II.	Deferred Income Tax Effects of Indexation Adjustments in 2000

      As a result of legislation mandating the discontinuation of the indexation system for Brazilian corporate law and most fiscal purposes at January 1, 1996, the indexation of assets and liabilities for financial reporting purposes at December 31, 2000 is not permitted for tax purposes. Accordingly, a deferred tax liability arises from the excess of net assets shown for financial reporting purposes over the tax basis of these net assets. The charge relating to the additional deferred tax liability of R$23,956 in 2000, was recorded directly against shareholders’ equity. The tax effect of depreciation and disposals relating to the base differences (reversal of the charge) in the amount of R$12,901 in 2000 was credited to the income and social contribution taxes in the consolidated statement of income.

III.	The Reconciliation of Net Income and Shareholders’ Equity Balances Between Corporate Law and Total Restatement is as Follows:

	Net Income			Shareholders’ Equity

	2000	2001	2002	2001	2002

Corporate law	129,319	208,104	329,183	1,010,175	1,218,523
Restatement of net permanent assets	(27,062)	(51,270)	(46,399)	188,189	141,726
Tax effects	12,901	17,403	15,771	(64,014)	(48,179)
Minority interests	(11,514)	4,350	6,539	(7,918)	(1,379)

In constant currency	103,644	178,587	305,094	1,126,432	1,310,691

C.     Consolidation Principles

      The consolidated financial statements include the financial records of the Holding Company and its majority-owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3.     Summary of the Principal Accounting Practices

A.     Cash and Cash Equivalents

      Cash equivalents consist of highly liquid investments with original maturity of three months or less at the time of purchase.

B.     Trade Accounts Receivable, Net

      Accounts receivable from telephone subscribers are calculated at the tariff rate on the date the services were rendered. Trade accounts receivable also include services provided to customers up to the balance sheet date but not yet invoiced.

C.     Allowance for Doubtful Accounts

      An allowance was made for trade accounts receivable for which recoverability is considered improbable.

D.     Foreign Currency Transactions

      Transactions in foreign currency are recorded at the prevailing exchange rate at the time of the related transactions. Foreign currency denominated assets and liabilities are translated using the exchange rate at the balance sheet date. Exchange differences are recognized in the statements of operations as they occur.

E.     Handset and Accessory Inventories

      Inventories are stated at the lower cost or market, whereby costs are determined using the average acquisition cost method.

F.     Property, Plant and Equipment

      Property, plant and equipment is stated at average acquisition or construction cost, monetarily corrected to December 31, 2000, less accumulated depreciation.

      The operation right (concession — area 8) of the — Band B cellular services relate to subsidiary Norte Brasil Telecom S.A. was recorded at its acquisition cost and is being amortized in accordance with the concession terms. In 2001, the Company changed the amortization period to 15 years, with the aim of conforming the Brazilian GAAP with US GAAP.

      The materials for plant expansion are stated at average acquisition cost.

      Maintenance and repair expenses representing improvements (increase of installed capacity or useful life) are capitalized while the remaining are charged to operating results when incurred.

      Depreciation is provided using the straight-line method based on the estimated useful lives of the underlying assets. The respective depreciation rates are described in note 15.

      The Company’s management reviews property, plant and equipment for possible impairment whenever events or changes in circumstances indicate that the carrying value of an asset or group of assets may not be recoverable on the basis of undiscounted future cash flows. The reviews are carried out at the lowest level of asset groups to which management is able to attribute identifiable future cash flows. The Company analyzes the net book value of the underlying assets and adjusts it if the sum of the expected future cash flows is less than the net book value. These reviews have not indicated the need to recognize any impairment losses during the years ended December 31, 2000, 2001 and 2002.

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

G.     Deferred Charges

     Pre-Operating Expenditures

      Income and expenses incurred during the pre-operating period by the subsidiary Norte Brasil Telecom S.A. are charged to deferred charges. Deferred charges were not amortized during 1999 as the subsidiary Norte Brasil Telecom S.A. did not commence operations until January 2000.

      During the latter part of 2000, TCO IP, an internet service provider, was formed and all the pre-operating costs were capitalized as deferred charges through October 2001 when TCO IP began operations.

     Premium in the Merger of Coverage Participacoes S.A.

      On December 14, 1999, the Company’s parent company Coverage Participacoes S.A. was merged into the Company with the purpose of obtaining the tax benefit of premium amortization in the amount of R$354,786, which will be amortized over a 5-year period. As the merger was into a wholly owned subsidiary, there was no effect on the consolidated financial statements.

H.     Income and Social Contribution Taxes

      Brazilian income taxes are comprised of the federal income tax and the social contribution tax. At December 31, 2002, the statutory rates for the federal income tax and for the social contribution tax were 25% and 9%, respectively. For Brazilian GAAP purposes, income taxes are accounted for using the liability method.

      As described in note 2(b)(ii), the expense related to the effects of deferred taxes from indexation adjustments for 2000 are recorded directly against shareholders’ equity.

I.     Provision for Contingencies

      The provision for contingencies was recorded based on the estimate of Company legal advisors on judicial proceedings in process.

J.     Net Financial Result

      The net financial result includes interest and monetary variations resulting from financial investments and loans and financing obtained and provided. Interest on own capital/ dividends is also included in this account. In compliance with the tax legislation, the interest on own capital/ dividends is recorded as a financial expense for financial statement purposes, according to CVM Deliberation No. 207 of December 12, 1996.

K.     Pension Plan

      The Company and its subsidiaries, participate in a multi-employer plan that provides pension and other post-retirement benefits for its employees. Current costs are determined as the amount of the required contribution for the period and are recorded on the accrual basis.

L.     Profit per Thousand-Shares

      Profit per thousand-shares were calculated based on the number of outstanding shares at the date of the corresponding balance sheets.

M.     Revenue Recognition

      Revenues for services and equipment are recognized when the service is provided or when the equipment is sold, respectively. Revenues from cellular telephone services consist of subscription charges, usage charges,

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

network usage charges and charges for maintenance and other customer services. Unbilled revenues from the billing date to the month-end are estimated and recognized as revenues during the month in which the service is provided. Revenues from equipment sales refer to sales of handsets.

      The Company sells prepaid cards. The revenue from the sales of these cards is recognized according to the minutes used for each card. Revenue from unused minutes is deferred until used. Because the amount deferred is immaterial, it has been included in other liabilities.

N.     Segment Information

      The Companies operate solely in one segment of local and regional cellular telecommunications. All revenues were generated in relation to services provided in or routed through the Federal District and the states of Goias, Tocantins, Mato Grosso do Sul, Mato Grosso, Rondonia, Acre, Maranhao, Para, Amapa, Roraima and Amazonas.

O.     Use of Estimates

      The preparation of consolidated financial statements in conformity with Brazilian GAAP and US GAAP requires management to make estimates and assumptions related to assets, liabilities, revenues and expenses for the period being reported. Actual results could differ from those estimates.

P.     Minority Interests

      The Company records minority interest in the statements of operations to reflect the portion of the earnings of majority-owned operations that are applicable to the minority interest partners. See note 2a.

Q.     Advertising Costs

      Advertising costs are expensed as incurred and included in selling expenses. They amounted to R$33,955, R$26,785, and R$24,321, for the years ended December 31, 2002, 2001, and 2000, respectively.

4.     Net Operating Revenue

	2000	2001	2002

Monthly subscription charges	194,424	121,486	114,955
Usage charges	349,880	530,162	678,349
Network usage charges	334,498	526,846	649,270
Sale of handsets and prepaid cards	274,812	386,665	523,755
Others	11,248	8,255	15,960

Gross operating revenue	1,164,862	1,573,414	1,982,289
Taxes on gross revenue	(234,216)	(325,283)	(420,981)

Net operating revenue	930,646	1,248,131	1,561,308

      There are no customers who contribute more than 10% of gross operating revenues.

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5.     Cost of Services Rendered and Costs of Products Sold

	2000	2001	2002

Depreciation and amortization	(142,763)	(160,887)	(166,443)
Personnel	(11,276)	(11,629)	(15,581)
Third party materials and services	(95,825)	(125,972)	(174,921)
Fixed-line network expenses	(26,850)	(37,669)	(42,434)
Fistel tax	(51,581)	(53,173)	(60,178)
Cost of products sold	(194,045)	(273,299)	(319,653)
Others	(9,823)	(529)	(270)

	(532,163)	(663,158)	(779,480)

6.     Selling Expenses

	2000	2001	2002

Personnel	(13,827)	(19,592)	(22,325)
Third party materials and services	(64,000)	(118,251)	(132,377)
Rent/leasing/insurance	(3,326)	(4,074)	(5,260)
Depreciation	—	(4,448)	(13,234)
Net losses on trade accounts receivable	(44,790)	(48,301)	(44,777)
Others	(220)	(354)	(354)

	(126,163)	(195,020)	(218,327)

7.     Other Net Operating Results

	2000	2001	2002

Research and development	(617)	(436)	—
Taxes (except income tax)	(9,801)	(13,822)	(9,632)
Fines and expenses recovered	3,354	12,921	16,994
Donations and sponsorships	(3,883)	(7,330)	(9,535)
Other	1,329	4,154	(1,655)

	(9,618)	(4,513)	(3,828)

8.     Net Financial Results

	2000	2001	2002

Interest revenue	102,835	132,339	227,421
Interest expense	(98,487)	(89,000)	(99,581)
Interest on own capital (dividends)	(30,981)	(45,297)	(94,636)
Net exchange/ monetary variations	(3,430)	(41,513)	(123,873)

	(30,063)	(43,471)	(90,669)

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

9.     Net Non-Operating Results

	2000	2001	2002

Gain (loss) on the disposal of property, plant and equipment	404	(3,834)	(2,082)
Lapsed dividends	—	—	5,418
Amortization of premium — Coverage and pre-operating expenditures	(21,055)	(21,946)	(21,946)
Other non-operating income	1,112	112	(1,122)

	(19,539)	(25,668)	(19,732)

10.     Income and Social Contribution Taxes

      On January, 2000, the social contribution tax rate was 12%. On February 1, 2000, the rate was reduced to 9% and has not changed since that date. The income tax rate was 25% for all periods presented.

      Income taxes are as follows:

	2000	2001	2002

Social contribution tax	(14,857)	(19,711)	(28,965)
Income tax	(38,203)	(54,193)	(80,605)
Deferred taxes	12,901	17,403	15,771

	(40,159)	(56,501)	(93,799)

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

      The table below is a reconciliation of tax expense recognized in the consolidated income statement and the amount calculated in accordance with the legislation in force:

	2000	2001	2002

Income before taxes as reported	132,802	203,655	303,850
Social contribution tax at statutory rates	(11,952)	(18,329)	(27,347)
Social contribution tax on permanent additions:
Others	(322)	(666)	(1,649)
Social contribution tax on permanent exclusions:
Premium amortization	3,498	3,833	3,868
Others	8	26	—
Effects on the constant currency method	(2,318)	—	—
Others	(223)	42	338

Social contribution tax	(11,309)	(15,094)	(24,790)

Income tax at statutory rates	(33,201)	(50,914)	(75,963)
Income tax on permanent additions:
Others	(702)	(2,035)	(4,735)
Income tax on permanent exclusions:
Premium amortization	9,635	10,648	10,742
Others	63	37	—
Effects on the constant currency method	(5,831)	—	—
Tax incentives/others	1,186	857	947

Income tax	(28,850)	(41,407)	(69,009)

Income taxes charge as reported	(40,159)	(56,501)	(93,799)

Effective rate	30.21%	27.74%	30.87%

11.     Supplemental Cash Flow Information

	2000	2001	2002

Cash paid for interest	2,927	85,432	51,718
Cash paid against provisions for contingencies	3,639	—	—
Acquisition of minority interest of Telebrasilia Celular S.A.	—	—	37,545
Income tax and social contributions paid	54,370	64,446	77,861
Cash paid for concessions	19,289	22,385	—

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12.     Marketable Securities

      Marketable securities at December 31, 2001 and 2002 consisted of the following:

	Interest	Due Date	2001	2002

Debentures — Unibanco Leasing Contracts	100% CDI plus 2% p.a.	6/17/2003 and 8/8/2003	—	712,135
Commercial Paper — Splice do Brasil S.A.	Prefixed annual rate of 24% to 25% with Swap of 100% CDI plus 1.5% p.a.	7/5/2002 and 9/30/2002	362,310	—

			362,310	712,135

      Tele Centro Oeste Celular Participacoes S.A., directly and through its subsidiaries, acquired a total of R$660,000 in debentures issued by Fixcel S.A.: R$470,000 on July 2, 2002 and R$190,000 on August 13, 2002. The debentures are supported by floating guarantees over Fixcel S.A.’s assets and surety from Splice do Brasil Telecomunicacoes and Eletronica S.A.

      The carrying value of the assets equals the fair value.

13.     Trade Accounts Receivable, Net

	2001	2002

Accrued amounts	47,193	47,390
Billed amounts	180,350	207,086
Allowance for doubtful accounts	(40,781)	(26,595)

	186,762	227,881

      The changes in the allowance for doubtful accounts are as follows:

	2000	2001	2002

Balance at beginning of year	29,036	25,826	40,781
Bad debt expense	54,873	60,479	35,918
Write-offs	(58,083)	(45,524)	(50,104)

Balance at end of year	25,826	40,781	26,595

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14.     Deferred Income Taxes and Recoverable Taxes

      At December 31, 2002, TCO had the following deferred and recoverable taxes:

	2001	2002

Recoverable investment withholding tax	26,583	36,935
Recoverable income and social contribution taxes	48,507	16,623
Recoverable income and social contribution taxes on premium (Coverage Participacoes S.A.) — (Note 16)	65,830	43,887
Deferred income and social contribution taxes	19,865	36,443
Recoverable ICMS tax	13,355	25,267
Other recoverable taxes	1,698	546

Total	175,838	159,701

Short-term	120,222	111,242
Long-term	55,616	48,459

      TCO and its subsidiaries have generated operating income in recent years and its budgets indicate similar results for future years. Therefore, in the opinion of management, the deferred and recoverable taxes are fully realizable.

      Deferred tax assets are comprised of the following:

	2001	2002

Non-deductible provisions:
Allowance for doubtful accounts	13,866	9,042
Contingencies	4,878	22,090
Others	1,121	5,311

Total	19,865	36,443

15.     Property, Plant and Equipment, Net

A.     Composition

	2001	2002

Construction in progress	168,066	96,755
Automatic switching equipment	445,460	483,752
Transmission and other equipment	841,249	932,544
Land	6,271	7,284
Buildings	43,822	48,685
Computer equipment	39,535	45,965
Operation license (concession)	82,484	82,484
Other assets	83,164	158,917

Total cost	1,710,051	1,856,386
Accumulated depreciation	(631,169)	(820,868)

	1,078,882	1,035,518

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

B.     Depreciation Rates

      Depreciation rates applied to property, plant and equipment are as follows:

	%

	2001	2002

Automatic switching equipment	10.00	10.00
Transmission and other equipment	14.29	14.29
Buildings	4.00	4.00
Operation license (concession)	6.67	6.67
Other assets (excluding land)	5.00 to 20.00	5.00 to 20.00

      The Company rents equipment and premises through a number of operating agreements. Total rent expense incurred under these agreements is as follows:

2000	2001	2002

14,614	15,610	19,598

      Future minimum rental payments under non-cancelable operating leases with remaining initial terms in excess of one year at December 31, 2002 are:

2003	16,395
2004	17,051
2005	17,733
2006	18,442
2007	19,180

Total	88,801

16.     Deferred Charges, Net

	2001	2002

Pre-operating expenditures — NBT	39,055	39,055
Pre-operating expenses amortization	(7,808)	(12,046)
Other	1,734	1,734

Total	32,981	28,743

      Norte Brasil Telecom S.A. (NBT) began its operations at the end of October 1999, covering 11 of the 97 cities within the Company’s operating area. As the Company’s activities relating to the rendering of services were insignificant at December 31, 1999, all expenses incurred until this date were considered as pre-operating and only subject to amortization from January 2000.

      According to Instruction No. 349 of the CVM (Brazilian Equivalent of the Securities and Exchange Commission of the U.S.) dated March 6, 2001, the Company decided on March 28, 2001 to reduce the value of the premium to an amount, which represents the future tax benefit, since the amortization is a tax-deductible expense.

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

      The change in the account value is summarized as follows:

	2001	2002

Premium Coverage Participacoes S.A.	354,786	354,786
Write-down	(267,013)	(288,956)
Future tax benefits	87,773	65,830
Reversal of the provision recorded in 2001 and 2002	(21,943)	(21,943)

Tax credit at end of the year	65,830	43,887

      In 2002 and 2001, the net amount of the premium and the provision to be amortized, which represents future tax benefits, was recorded in the balance sheet as current and noncurrent assets under “deferred taxes recoverable”. The deferred assets amortization and provision reversal are recorded as a nonoperating result and the corresponding tax credit as income and social contribution taxes, canceling the operating result effect.

17.     Payroll and Related Accruals

	2001	2002

Salaries and wages	651	1,401
Social charges	5,729	7,087
Accrued benefits	469	900

	6,849	9,388

18.     Accounts Payable and Accrued Expenses

	2001	2002

Suppliers	143,797	151,873
Payments received on behalf of third parties	9,275	3,065
Other accounts	1,242	4,412

Total	154,314	159,350

Short-term	152,524	154,390
Long-term	1,790	4,960

19.     Indirect Taxes

	2001	2002

Value-added tax	35,205	44,485
Fistel tax	37,770	46,827
Other taxes on operating revenues	6,894	12,983

	79,869	104,295

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

20.     Deferred Taxes and Income Taxes Payable

	2001	2002

Deferred taxes — liability
Effects of full monetary correction	64,014	48,179

	64,014	48,179

Short-term	7,927	5,670
Long-term	56,087	42,509

21.     Employees’ Profit Sharing

	2001	2002

Interest on own capital for the year	57,288	105,416
Interest on own capital for the prior year	15,664	7,950
Withholding tax on interest on own capital	(18,828)	(20,565)
Dividends	52,599	6,928
Employees’ profit sharing	2,369	3,103

	109,092	102,832

22.     Loans and Financing

	Interest and Monetary Correction	Due Date	2001	2002

National Currency
BNDES	T.J.L.P. plus annual interest from 3.5% to 4%	1/15/2008	192,030	204,479
BNDES	UMBNDES variation plus a loan charge from BNDES and annual interest from 3.5 % to 4%	1/15/2008	12,648	22,897
Brasil Telecom S.A.	—	5/21/2002	2,917	—
Other loans	Industrial Products Column 20 — FGV	2003 to 2008	1,707	1,587

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	Interest and Monetary Correction	Due Date	2001	2002

Foreign Currency
Finimp	Exchange variation based on the U.S. dollar, plus Libor and 2% p.a. over Libor, and 7% p.a.	From 5/19/2003 to 12/12/2003	128,937	174,752
Resolution 2770	Exchange variation based on the U.S. dollar plus the average interest rate of 6.41% p.a.	From 5/12/2003 to 11/29/2004	18,863	60,707
Prepayment	Exchange variation based on the U.S. dollar, Libor plus interest from 1.75% to 1.90% p.a. and performance premium ranging from 1.20% to 1.30% p.a.	8/15/2002	98,174	—
Export Development Corporation — EDC	Exchange variation based on the U.S. dollar plus semiannual Libor and annual interest of 3.90% to 5% p.a.	12/13/2006	61,708	163,358

			516,984	627,780
Short-term			(279,507)	(324,980)

Long-term			237,477	302,800

BNDES	— National Bank for Economic and Social Development.
UMBNDES	— Monetary Index of
TJLP	— “Taxa de Juros de Longo Prazo,” a long term interest rate, reset quarterly by the Brazilian Central Bank.
LIBOR	— London Interbank Offered Rate.
CDI	— “Certificado de Deposito Interbancario,” which is the Brazilian interbank borrowing rate.

      LIBOR at December 31, 2002 was 1.44%. TJLP, IGP-M, and CDI were 10.0%, 24.83%, and 22.92%, respectively, at December 31, 2002.

      Long-term payment schedule:

Due Date	2002

2004	89,461
2005	89,461
2006	82,414
2007	38,086
2008	3,378

Total	302,800

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Guarantees:

Banks	Guarantees

BNDES — TCO Operators	15% of receivables and CDB (Bank Deposit Certificate) pledged in the amount of the next installment due
BNDES — NBT	100% of receivables and CDB pledged in the amount of the next installment due during the first year and CDB pledged in the amount equivalent to two installments due in the remaining periods
EDC	Guarantee from TCO and other subsidiaries
Other loans and financing	Guarantee from TCO

      The agreements with BNDES and EDC include several covenants. At December 31, 2002, the Company was in compliance with such covenants.

      At December 31, 2002, 86% of loans and financing in foreign currency are hedged against foreign exchange variation through swap contracts.

23.     Provision for Contingencies

	2001	2002

Tax claims	14,148	16,404
Labor claims	201	269
Telebras	61,634	82,431
Others	493	—

	76,476	99,104

Telebras

      This provision corresponds to the original loans from Telecomunicacoes Brasileiras S.A. — TELEBRAS, which according to Attachment II of the Spin-Off Report of February 28, 1998, approved by the General Shareholders Meeting of May 1998, should be charged to the respective holding controlled by Telegoias Celular S.A. and Telebrasilia Celular S.A.

      Local management, based on the understanding that the respective loans were wrongly allocated at the time of the spin-off, suspended the payments flow subsequent to the changes in Company’s controls. These loans are being indexed by the IGP-M (Market General Price Index) plus 6% annual interest.

      In June 1999, Tele Centro Oeste Celular Participacoes S.A. (parent company) filed a legal action claiming that the assets related to these obligations — loans and financing — belong to the Company as well as the respective accessories, plus compensations for the installments paid.

      In November 1999, the Company’s management decided to transfer to the actual holding — Tele Centro Oeste Celular Participacoes S.A., the liability derived from the loan originally due to Telecomunicacoes Brasileiras S/A — TELEBRAS and absorbed during the spin-off process.

      On August 1, 2001, a sentence was handed down denying the action filed by Tele Centro Oeste Celular Participacoes S.A., however, on October 8, 2001 Tele Centro Oeste Celular Participacoes S.A. filed an appeal awaiting decision to date.

      According to the opinion of the Company’s lawyers, they consider the chances of unfavorable outcome for these contingencies as probable with regard to merit, and possible with regard to the adjustment factor.

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The difference between the original contract charges and the above mentioned monetary correction, which has not been recorded, is estimated to be R$68,780.

Civil and Labor Claims

      The provision for labor and civil claims are management’s estimates of the most probable losses in relation to various suits filed by current and former employees, suppliers, fiscal lawsuits and others.

Potential Litigation

      Telegoias, Telems, Telemat, Teleron, and Teleacre (the “legal predecessors” of the Company), and Telebras, Telegoias Celular S.A., Telems Celular S.A., Telemat Celular S.A., Teleron Celular S.A., and Teleacre Celular S.A. are defendants in a number of legal proceedings and subject to certain other claims and contingencies. Liability for any claims arising out of acts committed by the legal predecessors prior to the effective date of the spin-off of the legal predecessors’ cellular assets and liabilities to the Companies will remain with the legal predecessors, except for those liabilities for which specific accounting provisions have been assigned to the Companies. Any claims against the legal predecessors that cannot be settled by them have received assets which might have been used to settle those claims had they not been spun off from the legal predecessors.

      Under the terms of the breakup of Telebras, liability for any claims resulting from actions taken by Telebras prior to the effective date of the breakup remains with Telebras, except for labor and tax claims (in which case Telebras and the Holding Company are jointly and severally liable) and any liability for which specific accounting provisions have been assigned to the Holding Company. Creditors of Telebras may question this allocation of liability. Management believes that the chances of any claims materializing and having a significantly adverse financial effect on the Companies and/or the Holding Company are remote, and therefore no provision has been made.

ICMS on Activation Fees

      On June 19, 1998 the Secretaries of the Treasury of the individual Brazilian states (the “State Secretaries”) approved an agreement to interpret existing Brazilian tax law in order to expand the application of the Imposto sobre Circulacao de Mercadorias e Servicos (Value-Added Tax on Sales and Services — ICMS). As a result, this tax then covers not only telecommunications services, but also other services including the activation of cellular telephones, which were not previously subject to such tax and the ICMS tax may be applied retroactively for such services rendered during the last five years.

      The Company believes that the attempt by the State Secretaries to extend the scope of ICMS tax to services which are supplementary to basic telecommunications services is unlawful because: (i) the State Secretaries acted beyond the scope of their authority; (ii) their interpretation would subject to taxation certain services which cannot be considered telecommunications services; and (iii) new taxes may not be applied retroactively. In addition, the Company believes that the legal predecessors of the Company would be liable for any payments made in connection with any claim resulting from the retroactive application of the ICMS tax on activation fees for periods prior to 1998. No provision for such taxes has been made in the accompanying consolidated financial statements, since the Company does not believe it is probable that such taxes will be payable for services rendered during the last five years.

      There can be no assurance that the Company will prevail in its position that the new interpretation of the scope of the ICMS tax by the State Secretaries is unlawful. If the ICMS tax were applied retroactively to activation fees earned during the past five years, it would generate an estimated maximum liability of R$77,300 and it could have a material negative impact not only on the financial condition of the Company, but also on the results of its operations after January 5, 1998.

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

24.     Pension Plan

      Tele Centro Oeste Celular Participacoes S.A., together with other companies of the former Telebras System, make payments towards private pension plans and of medical assistance for retired employees, controlled by Sistel Social Security Foundation — SISTEL. Up until December 1999, all sponsors of the plans controlled by SISTEL showed solidarity towards the Benefits Plan existing at that time. On December 28, 1999, the sponsors of the plans controlled by SISTEL negotiated conditions for the creation of individual pension plans per sponsor (PBS-TCO), maintaining the solidarity only for the participants already assisted by the plan and under such conditions at January 31, 2000 (PBS-A), resulting in a restructuring proposal on the Sistel Statute and Regulation which was approved by the Complementary Pension Department on January 13, 2000.

      Due to the discontinuation of the solidarity concept occurred in December 1999, Tele Centro Oeste Celular Participacoes S.A. individually sponsors a Defined Benefits Retirement Plan PBS-TCO, which covers approximately 1% of the employees working for this Company. Apart from the supplementation benefit, the Company is participant of a multi-sponsored plan of medical assistance for retired employees and dependents at a shared cost (PAMA). The contributions towards plan PBS-TCO are determined based on actuarial studies prepared by independent actuaries in accordance with current norms established in Brazil. The cost determination regime is based on capitalization and the contribution due by the sponsor is 13.5% on payroll covering the employees who are participating in the plan, from which 12% is allocated to the costing for plan PBS-TCO and 1.5% for plan PAMA.

      For the other 99% of employees from Tele Centro Oeste Celular Participacoes S.A., there is an individual defined contribution plan — Benefits Plan TCOPREV, instituted by Sistel in August 2000. The Plan TCOPREV is supported by contributions made by participants (employees) and by the sponsor which are credited to individual accounts on behalf of the participants. Tele Centro Oeste Celular Participacoes S.A. is responsible for the costs relating to all administrative and maintenance expenses of the plan, including death and invalidity risks. The employees taking part of the Defined Benefits Plan (PBS-TCO) were given the option to joint plan TCOPREV, which was also offered to the employees not taking part of plan PBS-TCO, as well as to all newly hired employees. The Company’s contributions towards plan TCOPREV are equal to those made by the participants, up to 8% of the participation salary, according to the percentage chosen by the participant.

      We present below the consolidated position of the provision for the defined benefits pension plan and medical assistance for retired employees at December 31, 2002, as well as other information required by the CVM Instruction No. 371, of December 13, 2000 on such plans. The actuarial liability will be recorded in the operating result within 05 years.

      Reconciliation of assets and liabilities at December 31, 2002

		Company
				Consolidated

PBS-TCO		2002	2001	2002	2001

1.	Present value of actuarial obligations	355	501	3,350	3,184
2.	Fair market value of the plan assets	(1,143)	(762)	(5,813)	(4,685)

3.	Present value of obligations (1 + 2)	(788)	(261)	(2,463)	(1,501)
4.	Actuarial (gains) or losses not recorded	652	—	—	—

5.	Net actuarial liabilities/ (assets)	(136)	(261)	(2,463)	(1,501)

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

		Company
				Consolidated

TCO PREV		2002	2001	2002(a)	2001

1.	Present value of actuarial obligations	27,078	5,993	39,580	33,373
2.	Fair market value of the plan assets	(23,193)	(5,311)	(33,949)	(29,564)

3.	Present value of obligations (1 + 2)	3,885	682	5,631	3,809
4.	Actuarial (gains) or losses not recorded	(1,817)	—	(2,479)	—

5.	Net actuarial liabilities/ (assets)	2,068	682	3,152	3,809
6.	Actuarial liability not recorded due to the deferment allowed	(1,792)	—	(2,758)	—

7.	Net liabilities recorded in the balance sheet	276	—	394	—

      (a) At the reconciliation as of December 31, 2002 for TCO PREV Consolidated, the surplus positions were eliminated as no actuarial assets were recorded by the sponsor.

		Company	Consolidated
PAMA		2002	2002

1.	Present value of actuarial obligations	352	623
2.	Fair market value of the plan assets	(156)	(277)

3.	Present value of obligations (1 + 2)	196	346
4.	Actuarial (gains) losses	—	—
5.	Net actuarial liabilities/ (assets)	196	346
6.	Actuarial liability not recorded due to the deferment allowed	(157)	(277)

7.	Net liabilities recorded in the balance sheet	39	69

      The amounts to be recorded in the statements of income for 2003 and 2002 are stated as follows:

		Company
				Consolidated

PLAN PBS-TCO(b)		2003	2002	2003	2002

1.	Cost of current services (including interest)	64	71	66	74
2.	Participant contributions expected for the year	10	22	10	23
3.	Interest on actuarial obligations	40	38	366	349
4.	Expected income on assets	166	120	827	665
5.	Amortization costs
	a) Actuarial (gains) or losses not recorded	(27)	—	(37)	—
	b) Cost of past services not recorded	—	—	—	—
	c) Increase in liabilities (assets) not recorded	(96)	(96)	(300)	(300)

	d) Total (a+b+c)	(123)	(96)	(337)	(300)

6.	Total net expense (income) to be recorded in relation to installment BD of the plan (1-2+3-4+5d)	(195)	(129)	(742)	(565)

      (b) As the PBS-TCO presents a surplus at December 31, 2002, no income was recorded by the sponsor due to the legal impossibility of refunding this surplus, apart from the fact that this plan is not contributive and, as such, it does not allow the reduction to the sponsor contributions in future.

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

		Company		Consolidated

PLAN TCO PREV		2003	2002	2003	2002

1.	Cost of current services (including interest)	827	2,246	1,343	4,172
2.	Participant contributions expected for the year	—	849	—	1,616
3.	Interest on actuarial obligations	2,188	1,774	3,536	2,995
4.	Expected income on assets	2,283	1,976	3,702	3,342
5.	Amortization costs
	a) Actuarial (gains) or losses not recorded	—	—	2	—
	b) Cost of past services not recorded	—	—	—	—
	c) Increase in liabilities (assets) not recorded	448	448	762	761

	d) Total (a+b+c)	448	448	764	761

6.	Total net expense (income) to be recorded in relation to installment BD of the plan (1-2+3-4+5d)	1,180	1,643	1,941	2,970

	Company	Consolidated
PLAN PAMA	2003	2003

1. Cost of current services (including interest)	3	5
2. Participant contributions expected for the year	—	—
3. Interest on actuarial obligations	39	69
4. Expected income on assets	22	39
5. Increase in liabilities (assets) not recorded	39	69

6. Total net expense (income) to be recorded in relation to installment BD of the plan (1 - 2 + 3 - 4 + 5d)	59	104

      Actuarial assumptions adopted in the calculations:

	PBS - TCO	TCO PREV

Discount rate for actuarial obligation	6.0%	6.0%
Income rate expected on the plan assets	9.0%	9.0%
Estimated rate for salary increase	3.0%	3.0%
Estimated rate for benefits increase	0.0%	0.0%
Estimated long-term inflation rate	5,0%	5,0%
Biometric table of general mortality	UP84 with 1 year aggravation	UP84 with 1 year aggravation
Biometric table of invalidity onset	Mercer Disability	Mercer Disability
Expected rotation rate	Null	0,15/ (Service period + 1)
Probability of retirement	First eligibility for a retirement benefit	100% at the first eligibility for a Plan benefit

      The above mentioned rates do not include inflation.

      The Company and subsidiaries have recognized the adjustments resulting from the application of CVM Resolution No. 371 in the financial statements as of December 31, 2002, in accordance with NPC 26 of the

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

IBRACON (Brazilian Institute of Independent Auditors), in the amounts of R$315 (Company) and R$463 (consolidated).

      During 2002, the Company made contributions to the plans PBS-TCO and TCO Prev amounting to R$1,792 (R$552 in 2001), and R$3,229 on a consolidated level (R$2,561 in 2001).

25.	Shareholders’ Equity

A.	Capital

      The authorized capital at December 31, 2002 and 2001 is 700,000,000 thousand shares. The subscribed and paid-in capital at December 31, 2002 corresponds to R$617,911 (R$588,865 in 2001), represented by 379,200,036,000 shares (366,463,335,000 shares in 2001) with no par value, distributed as follows (in thousands of shares):

	December 31, 2001	December 31, 2002

Common shares	126,433,338	126,433,338
Preferred shares	240,029,997	252,766,698

Total	366,463,335	379,200,036
Book value per thousand shares — Corporate Law (in R$)	2.756551	3.213404

      The preferred shares are non-voting except under limited circumstances and are entitled to a preferential, noncumulative, 6% dividend based upon their nominal capital value and to priority over the common shares in the case of liquidation. Under the Brazilian Corporation Law, the number of non-voting shares or shares with limited voting rights, such as the preferred shares, may not exceed two-thirds of the total number of shares.

      In the General Shareholders Meeting of December 20, 2002, the Company bylaws were amended to adapt them to the New Corporation Law, including the first paragraph of article 10, which assures holders of preferred shares, annually, the right to receive dividend per share corresponding to 3% of net equity per share as per the latest approved balance sheet, whenever the established dividend in accordance with this criterion is higher than the dividend calculated in accordance with the prior criterion, described in the preceding paragraph.

      Under the Company’s bylaws, if the Company is able to pay dividends in excess of the minimum requirement for preferred shareholders and the remainder of the net income is sufficient to provide equal dividends to both common and preferred shareholders, then the earnings per share will be the same for both common and preferred shareholders.

      On June 7, 1990, the Board of Directors of Telebras authorized an increase in Telebras share capital by public offer. During the offer period the CVM initiated an investigation as to whether Brazilian securities law and regulations regarding the correct pricing of the new shares issued had been violated, because the shares were issued at a discount to equity value per share. After its investigation the CVM notified the Federal Prosecutor’s Office that it believed no violation occurred since the price was established in line with market prices for Telebras’ shares traded on the Brazilian stock exchanges. Nevertheless, the Federal Prosecutor decided to pursue the issue through judicial channels. In April 1998, resolution was reached on the disputed Telebras capital increase of 1990. In connection with the resolution Telebras issued 13,718,350 thousand shares of preferred stock.

      At a meeting held on June 22, 2001, the Board of Directors of Tele Centro Oeste Celular Participacoes S.A. decided on the acquisition, at market value, of up to 28,150,000,000 shares issued by the Company as follows: 4,750,000,000 common shares and 23,400,000,000 preferred shares representing up to 10% of outstanding common shares and up to 10% of outstanding preferred shares, for cancellation or maintenance in treasury and subsequent disposal, without reducing the capital.

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

      On August 27, 2001, the Extraordinary Shareholders Meeting approved the Company’s capital increase through capitalization of retained earnings in the amount of R$185,382, without the issuance of shares.

      On the same date, 2,064,307,557 common shares, amounting to R$16,618, were issued to BID S.A. in return for the tax benefit derived from the amortization of the premium reserve.

B.	Legal Reserve

      Under Brazilian Corporation Law, the Company is required to appropriate 5% of its annual earnings, calculated using Brazilian GAAP, after absorbing accumulated losses, to a legal reserve, which is restricted as to distribution. This reserve may be used to increase capital or to absorb losses, but may not be distributed as dividends.

C.	Long Term Revenue Reserve

      The long-term revenue reserve represents earned but unrealized revenues resulting from the investments accounted for using the equity method. The reserve is realized when dividends or interest on shareholders’ equity are received, or other events, according to CVM policies. Upon realization, the reserves are reversed to retained earnings.

      At December 31, 2002 and 2001, the Company did not record unearned income reserves as the compulsory dividends did not exceed the realized income.

D.	Expansion Reserve

      In accordance with Article 196 of Law No. 6,404/76, management will propose at the general shareholders meeting the establishment of a retained income reserve in the amount of R$219,225 relating to the remaining net income balance for the year, after the allocation of the legal reserve and dividends. This reserve will be used for future investment purposes based on the capital budget to be approved by the general shareholders’ meeting.

      Additionally, management will submit for approval and propose to the ordinary shareholders meeting that R$44,252 of the retained earnings balance for 2001, which has not been used in investments, be transferred to the expansion reserve.

E.	Dividends/Interest on Own Capital

      Pursuant to its by-laws, Tele Centro Oeste Celular Participacoes S.A. is required to distribute as dividends, to the extent amounts are available for distribution, an aggregate amount equal to at least 25% of Adjusted Net Income (as defined below) for each fiscal year. The annual dividend distributed to holders of preferred shares (the “Preferred Dividend”) has priority in the allocation of Adjusted Net Income. Remaining amounts to be distributed are allocated first to the payment of a dividend to holders of common shares in an amount equal to the Preferred Dividend and the remainder is distributed equally among holders of preferred shares and common shares.

      For the purposes of the Brazilian Corporation Law, and in accordance with Tele Centro Oeste Celular Participacoes S.A.’s by-laws, the “Adjusted Net Income” is an amount equal to Tele Centro Oeste Celular Participacoes S.A.’s net profits adjusted to reflect allocations to or from (i) the statutory reserve, (ii) a contingency reserve for anticipated losses, if any, and (iii) an unrealized revenue reserve, if any.

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

      Below is the calculation of the minimum amount of dividends that must be distributed:

	2001	2002

Year’s net income	208,104	329,183
(+) Reversal of long term revenue reserve	97,675	—
(-) Legal reserve	(10,405)	(16,459)

(=)Adjusted net profit	295,374	312,724
Mandatory dividends (25%)	73,844	78,181
Common shares	25,477	26,068
Preferred shares	48,367	52,113

Dividends value per lot of thousand shares — R$	0.202	0.206

      In 2002, interest on shareholders’ equity of R$93,499 (R$0.246569 per lot of thousand shares) was paid to shareholders as a dividend. This dividend was paid net of a 15% withholding tax. As approved at a shareholders’ meeting, this dividend was distributed as follows:

	2001	2002

Common shares	13,775	30,208
Preferred shares	6,225	63,291
Withholding tax	(6,000)	(14,025)

	34,000	79,474

      In 2002 no dividends were proposed as the amount of distributed interest on shareholders’ equity was higher than the minimum required.

      At December 31, 2001, dividends of R$40,500, to be distributed as follows:

	2001	2002

Common shares	13,932	—
Preferred shares	26,568	—

	40,500	—

F.	Treasury Stock

      The following is a summary of treasury stock transactions for 2002 and 2001:

	Preferred Shares	Common Shares

Treasury shares, January 1, 2001	—	—
Acquired	336,900,000	747,178,000

Treasury shares, December 31, 2001	336,900,000	747,178,000
Acquired	3,610,300,000	5,044,215,747
Sold	(3,610,300,000)	—
Canceled	(336,900,000)	—

Treasury shares, December 31, 2002	—	5,791,393,747

      Common shares were acquired at a cost ranging from R$4.20 to R$9.01 per lot of thousand shares.

      Preferred shares were acquired at a cost ranging from R$2.26 to R$5.86 per lot of thousand shares.

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

G.	Retained Earnings

      The remaining balance of retained earnings, adjusted in accordance with Article 202 of Law No. 6,404/76, in the amount of R$284,528 at December 31, 2002 (R$395,132 in 2001), will be used for future investments according to the capital budget to be presented at the General Shareholders Meeting.

26.	Transactions with Related Parties

		Splice do		SPL	CSM
	Fixcel	Brasil	Banco	Construtora e	Cartoes	2002	2001	2000
	S.A.	S.A.	Credibel	Pavimentadora	S.A.	Total	Total	Total

Assets
Cash and cash equivalents	—	—	—	—	—	—	—	713
Short-term investments	—	—	6,463	—	—	6,463	17,353	6,527
Debentures	712,135	—	—	—	—	712,135	—	—
Commercial paper	—	—	—	—	—	—	362,310	77,743
Loan agreement	—	—	—	—	—	—	—	2,673
Others assets	40,226	—	—	—	—	40,226	—	—
Liabilities
Suppliers	—	3,215	49	—	819	4,083	1,241	1,452
Interest on own capital	14,104	—	—	—	—	14,104	6,671	—
Dividends	—	—	—	—	—	—	7,505	—
Transactions
Income from short-term investments	65,169	44,173	2,615	—	—	111,957	41,038	11,078
Income on premium (Coverage Participacoes)	5,967	—	—	—	—	5,967	—	—
Financial expenses	16,596	7,393	—	—	—	23,989	7,850	—
Maintenance services	—	12,532	—	—	—	12,532	1,968	3,508
Other materials	—	—	—	—	—	—	10	—
Acquisition of telephone cards	—	—	—	—	5,854	5,854	920	2,121
Acquisition of property, plant and equipment	—	4,236	—	3,458	—	7,694	11,795	5,112

      The majority shareholder of the Company is BID S.A., which is controlled by Fixcel S.A., which in turn is under common control with Banco Credibel, SPL Construtora e Pavimentadora and CSM Cartoes S.A. (Splice Group). Prior to 2002, BID S.A. was controlled by Splice do Brasil S.A.

      According to a contract entered into between Splice do Brasil S.A. and the subsidiaries of Tele Centro Oeste Celular Participacoes S.A., technical assistance services are payable to Splice do Brasil S.A. corresponding at 1% of the net operating income. For the year ended December 31, 2002 the amount of R$12,532 was charged to general and administrative expenses.

      In January 2002, the Company made an advance payment of R$34,259 to BID S.A. corresponding to the present value of the tax benefit on the merged premium. The amount was increased by R$5,967 based on market rates at December 31, 2002.

      All transactions with related parties were carried out in accordance with the Company’s Articles of Incorporation and under agreed upon rates.

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

27.	Insurance

      At December 31, 2002, in the opinion of management, all significant or high risk assets and obligations were insured.

28.	Financial Instruments

A.	Fair Value of Financial Assets and Liabilities

      Estimated fair values of the Companies’ financial assets and liabilities have been determined using available market information and appropriate valuation methodologies. However, considerable judgment was required in interpreting market data to produce the estimated fair values. Accordingly, the estimates presented below are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values. The amount relating to foreign currency loans indexed at originally contracted rates corresponds to R$398,819 (R$307,682 in 2001) which has been monetarily adjusted by rates derived from swap contracts. The difference between the loan amounts and the swap contracts was recorded as other payables at December 31, 2002. The fair value information as of December 31, 2002 and 2001 presented below is based on pertinent information available to management as of those dates.

	2001		2002

	Book	Fair	Book	Fair
	Value	Value	Value	Value

Loans and financing	516,984	516,136	627,780	608,562
Marketable securities	362,310	362,310	712,135	712,135

      The valuation method used for calculating the market value of loans, financing and swap contracts was based on discounted cash flow, considering the expectations of liquidation or realization of liabilities and assets at market rates in effect at the balance sheet date. The Company intends to keep the hedge operations up to the respective maturity.

Cash, Cash Equivalents, Accounts Receivable, Other Current Assets, Accounts Payable and Accrued Expenses

      Cash, cash equivalents, accounts receivable, other current assets, accounts payable and accrued expenses represent a reasonable estimate of their fair market value. The cash equivalents are represented mainly by short term financial investments. The fair market values of such investments and other short term investments, as well as the bank deposits that do not meet the definition of short term investments were estimated using the rates currently offered for deposits with similar due dates.

Loans and Financing

      Interest rates currently available for the Companies when issuing debts with similar conditions were used in order to estimate the fair market value.

B.	Risk Factors

I)	Exchange Rate Risk

      This risk relates to the possibility of the Company computing losses derived from foreign exchange rate fluctuations, increasing the debt balance derived from foreign currency loans obtained in the market and financial expenses. In order to reduce this type of risk, the Company enters into hedge contracts (swaps of CDI) with financial institutions.

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

      At December 31, 2002, the total debt amounted to R$627,780 of which 67.18% is in foreign currency (63.53% adjusted by the U.S. dollar and 3.65% denominated in a currency basket of BNDES). From the U.S. dollar portion, 85.75% is protected by hedge operations at the end of the quarter. From the total in foreign currency, 81.09% was protected by hedge operation. The hedge operations were carried out in order to partially cover the future maturity of debts in U.S. dollars, with fixed or variable interest. The gains or losses from such operations are recorded in the statement of operations.

II)	Interest Rate Risk

      The risk relates to the possibility of the Company computing losses resulting from interest rate fluctuations, increasing the debt balances of loans obtained in the market and the financial expenses. The Company has entered into hedge contracts against this risk. However, the Company constantly monitors the market interest rates in order to assess the need for contracting derivatives and obtain protection against the risk of interest rates volatility.

      At December 31, 2002, the Company presents the amount of R$206,066 (R$196,654 at December 31, 2001) in loans and financing in national currency obtained at various fluctuating rates (as explained in Note 14) as well as short-term investments in the amount of R$121,362 (R$280,730 at December 31, 2001) and investments in marketable securities of R$712,135 (R$362,310 at December 31, 2001) based on the CDI variation.

      At December 31, 2002, the Company presents R$163,358 (R$61,708 at December 31 2001) in loans and financing in foreign currency at variable interest rates (Libor renegotiated on a semiannual basis) and hedge contracts for these operations amounting to R$106,930 (R$27,374 at December 31, 2001) at fixed interest rates plus the exchange variation.

      Another risk to which Tele Centro Oeste Celular Participacoes S.A. and subsidiaries are exposed is the noncorrelation between the monetary correction indices on their debts and accounts receivable. The telephone charge adjustments do not necessarily correspond to the local interest rates rise affecting the Company’s debts.

III)	Operating Credit Risk

      The risk relates to the possibility of the Company computing losses derived from difficulties in collecting the amounts billed to customers, represented by cellular equipment dealers and distributors of prepaid telephone cards. In order to reduce this type of risk, the Company performs credit analyses supporting the risk management over collection problems and monitors the accounts receivable from subscribers, blocking the calling capacity in case customers fail to pay their debts. With respect to shops and distributors, the Company maintains individual credit limits based on the analysis of sales potential, risk history and collection problem risks.

Credit Risk Linked to Rendering of Services

      The credit risk in relation to accounts receivable from cellular telephone services is diversified.

Credit Risk Linked to the Sale of Equipment

      The Company’s policy for selling equipment and distributing prepaid telephone cards is closely related to the credit risk levels accepted during the normal course of business. The selection of partners, the diversification of receivables portfolio, the monitoring of loan terms, position and request limits established for dealers, obtaining guarantees are procedures adopted by the Company in order to minimize possible collection problems with its trading partners.

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

IV)	Financial Credit Risk

      The risk relates to the possibility of the Company computing losses derived from difficulties in the realization of short-term investments and hedge contracts. The Company and subsidiaries minimize the risks associated with these financial instruments by investing with good rating financial institutions.

29.	Summary of Differences Between Brazilian and US GAAP

      The Company’s accounting policies comply with the accounting principles generally accepted in Brazil (“Brazilian GAAP”). The accounting principles and policies practiced in the United States of America (“US GAAP”), which differ significantly from Brazilian GAAP, are described below.

A.	Different Criteria for Capitalizing and Amortizing Capitalized Interest

      Through December 31, 1993, interest was not capitalized as part of the individual assets in property, plant and equipment. Instead, it was capitalized separately and amortized over a time period different from the useful lives of the related assets. Under US GAAP, capitalized interest is added to the individual assets and is amortized over their estimated useful lives. Additionally, until December 31, 1998, Brazilian GAAP for telecommunications companies required that interest attributable to construction-in-progress was computed at a rate of 12% per annum of the balance of construction-in-progress and the portion which relates to interest on third party loans was credited to financial expenses based on actual interest costs. The portion relating to its own capital was credited to capital reserves. Since January 1, 1999, this practice was not required anymore and CVM Instruction No. 193/96 came to be used. In 2002, 2001 and 2000, the Company did not capitalize interest attributable to construction-in-progress for Brazilian GAAP.

      Under US GAAP, according to Statement of Financial Accounting Standard (“SFAS”) No. 34 “Capitalization of Interest Cost”, the interest incurred on borrowings is capitalized to the extent that borrowings do not exceed construction-in-progress. The credit is a reduction of interest expense. Furthermore, the amount of interest capitalized excludes the monetary gains associated with the borrowing and the foreign exchange gains and losses on foreign currency borrowings.

B.	Different Criteria for Capitalizing and Amortizing Capitalized Interest

      The effects of these different criteria for capitalizing and amortizing capitalized interest are presented below:

	2000	2001	2002

Capitalized Interest Difference
US GAAP Capitalized Interest
Interest which would have been capitalized and credited to income under US GAAP (where interest incurred on loans from the parent Company and from third-parties, net of gains and losses due to monetary variations, except in years where total loans exceeded total construction-in-progress, when capitalized interest is reduced proportionally)	14,118	16,209	13,476

US GAAP difference	14,118	16,209	13,476

Amortization of Capitalized Interest Difference
Amortization under Brazilian GAAP	10,296	11,323	11,323
Less amortization under US GAAP	(4,287)	(6,325)	(8,165)

US GAAP difference	6,639	4,998	3,158

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

C.	Pension and Other Post-Retirement Benefits

      The Company participates in a multi-employer pension plan with respect to its retired employees and a multiple employer with respect to its active employees. The Company also participates in multi-employer post-retirement benefit plan for all of its retired employees and active employees electing the defined contribution plan. Under Brazilian GAAP, annual pension contributions are expensed as the annual pension cost, and no liability for future obligations is recorded. US GAAP requires accounting for such benefit costs in accordance with SFAS 87 “Employers’ Accounting for Pensions.” At December 31, 2000, accrued pension costs of R$1,358, respectively were recorded for US GAAP purposes. See note 30a. During 2000, the Company introduced a defined contribution plan in which active employees could elect participation in lieu of participation in the defined benefit pension plan. Employees who elected participation in the defined contribution plan automatically lose their right to participate in the post-retirement health care plan.

D.	Disclosure Requirements

      US GAAP disclosure requirements differ from the Brazilian ones. However, in these consolidated financial statements, the level of disclosure has been expanded to comply with US GAAP.

E.	Interest Expense

      Brazilian GAAP requires that interest be shown as part of the operating profit. Under US GAAP, interest expense would be shown after the operating profit and accrued interest would be included in accounts payable and accrued expenses. Additionally, under Brazilian GAAP, interest expense may be imputed on capital and included in operating income. This imputed interest is then reversed from non-operating income. Under US GAAP, interest is not imputed on capital.

F.	Employees’ Profit Sharing

      Brazilian GAAP requires that employees’ profit sharing is presented as a non-operating expense. Under US GAAP, the employees’ profit sharing would be included as an operating expense.

G.	Permanent Assets

      Brazilian GAAP includes a class of assets called ‘permanent assets’. This is the collective name for all assets subject to indexation adjustments, according to Brazil’s corporation law and the tax legislation. Under US GAAP, the assets in this classification would be noncurrent assets and property, plant and equipment.

H.	Price-Level Adjustments and US GAAP Presentation

      The effects of price-level adjustments have not been eliminated from the reconciliation with US GAAP, nor are the monetary gains or losses associated with the various US GAAP adjustments identified separately. The application of inflation restatement as measured by the UFIR and the IGP-M represents a comprehensive measure of the effects of price level changes in the Brazilian economy and, as such, is considered a more meaningful presentation than the historical cost-based financial reporting for Brazilian GAAP and is acceptable for US accounting purposes.

I.	Income Taxes

      For Brazilian GAAP, the deferred tax charges relating to the deferred income tax effects of indexation adjustments for 2000, were recorded directly against shareholders’ equity. Under U.S. GAAP, for purposes of financial statements, the effects of the indexation adjustments made in 2000 on the deferred income tax, would be charged to the income and social contribution taxes in the consolidated statements of operations.

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

J.	Earnings Per Share

      In 2002, 2001, and 2000, the Brazilian GAAP computation of earnings per share is based on shares outstanding at year end, and does not distinguish between common and preferred shares. Under U.S. GAAP Statement of Financial Accounting Standards No. 128, “Earnings per Share”, the computation is based on the weighted average shares outstanding during the year, excluding treasury stock.

K.     Deferred Taxes

      The deferred income tax liability resulting from the indexation of permanent assets of R$23,956 in 2000 was charged directly to shareholders’ equity in accordance with Brazilian GAAP, whereas for U.S. GAAP the charge would be to income for the year. The deferred tax effect related to previously recorded indexation of permanent assets amount to R$15,771, R$17,403 and R$12,901 in 2002, 2001 and 2000, respectively, and was charged directly to the income statement for Brazilian GAAP and US GAAP purposes. See further information related to these amounts in note 2.b iii and note 10.

L.     Valuation of Long-Lived Assets

      SFAS No. 144 provides a single accounting model for long-lived assets to be disposed of. SFAS No. 144 also changes the criteria for classifying an asset as held for sale; and broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations and changes the timing of recognizing losses on such operations. The Company adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not affect the Company’s financial statements.

      In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

      Goodwill and intangible assets not subject to amortization are tested annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value.

      Prior to the adoption of SFAS No. 144, the Company accounted for long-lived assets in accordance with SFAS No. 121, ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF.

M.     Costs of Start-Up Activities

      According to the Brazilian GAAP, the deferment of start-up costs is possible and was recorded in relation to the start-up of the operations of certain subsidiaries.

      In April 1998, the AICPA issued Statement of Position 98-5, “Reporting on the Costs of Start-up Activities”. This statement became effective in 1999 and requires costs of start-up activities and organization cost to be expensed as incurred.

      Thus, the adjustment to shareholders’ equity in 2002 of R$28,743 (R$32,981 in 2001) was recorded for US GAAP purposes.

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

N.     Revenue Recognition

      Until December 31, 1997, under both Brazilian and US GAAP, revenues from activation fees were recognized upon activation of each customer’s services. Under US GAAP, effective as of January 1, 1998, net revenues from activation fees were deferred and amortized over the estimated effective contract life. Beginning in 2000, there were no differences regarding the revenue recognition criteria between Brazilian GAAP and US GAAP because the Companies ceased charging activation fees.

O.     Premium — Coverage Participacoes S.A.

      As discussed in note 16, in 1999 the Company recognized an asset for Brazilian GAAP purposes of R$354,786, and the related amortization of R$5,913, as a result of an intangible asset created when BID S.A. purchased the controlling interest of the Holding Company, and subsequently pushed the asset down to the Holding Company. For US GAAP purposes, these amounts were excluded from net equity and net income in 1999. In 2000 and 2001, as a result of a change in Brazilian accounting principle, only the future tax benefits of the transaction could be considered as an asset.

      Under Brazilian GAAP the amortization of the premium is recorded as an expense in the net nonoperating results with an equal offsetting reduction of the tax provision. Under US GAAP only the current and deferred provision is affected. Also since 2000, the future amortization deductions of this amount became utilizable for tax purposes. Therefore, for US GAAP purposes, in accordance with EITF 94-10, the future tax benefits resulting from transactions with shareholders were recognized as an asset but are not included in the Company’s income statement, but rather in equity.

P.     Amortization of Concession

      For Brazilian GAAP purposes, the amortization period of the concession (license) for the Band B Company, Norte Brasil Telecom S.A. is 30 years in 2000, which included an additional 15 years assuming renewal by Anatel. For US GAAP purposes, the amortization period of 15 years includes only the initial term of the concession.

      In 2001, the Company changed the amortization period to 15 years with the aim of conforming the Brazilian GAAP treatment with the US GAAP treatment.

Q.     Interest on Own Capital

      For Brazilian GAAP purposes, the interest on one’s own capital is considered a financial expense in operating income, and then reclassified to equity as a dividend. For US GAAP purposes, interest on one’s own capital directly reduces equity as a dividend.

R.     Investments in Marketable Securities

      Under Brazilian GAAP, marketable securities are valued based on historical cost plus accrued interest. US GAAP requires securities be valued in accordance with SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities”. All the marketable securities would be considered available-for-sale under SFAS 115, however since the fair value equals the carrying value there is no adjustment to equity.

S.     Derivatives and Hedging Activities

      As of January 1, 2001, the Company adopted Financial Accounting Standards Board Statement No. 133, “Accounting for Derivative Instruments and for Hedging Activities (“SFAS 133”), which was issued in June, 1998 and its amendments Statements 137, “Accounting for Derivative Instruments and Hedging Activities — Deferral of the Effective Date of FASB Statement No. 133” and 138, “Accounting for Derivative Instruments

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

and Certain Hedging Activities” issued in June 1999 and June 2000, respectively (collectively referred to as Statement 133). Under Brazilian Corporate Law, the Company has been recording its hedging activities in the balance sheet as either an asset or liability measured at the spot rates at December 31, 2002 plus the coupon rate as stated in the agreements and adjustments to contract value were recorded through income.

     Swaps

      At December 31, 2001 and 2002 the Company had entered into swaps whereby the Company earns the exchange variation between the United States dollar and the Brazilian Real plus 6.05% to 46.0% and pays interest based on a short term interbank rate. At December 31, 2002 these agreements have total notional amounts of R$241,394, and expire on various dates through 2006. The fair values adjustments of the Company’s foreign currency and interest rate swap contracts were estimated based on quoted market prices of comparable contracts, and at December 31, 2002 were approximately R$33,937, before tax. Amounts related to 2001 were not significant.

T.     Comprehensive Income

      Under US GAAP, the Company adopted SFAS No. 130, “Reporting Comprehensive Income”. Comprehensive income is not different from net income under US GAAP.

U.     Lapsed Dividends

      The Company recorded the amount of R$5,418 relating to lapsed dividends in the 2002 operating result for purposes of Brazilian GAAP.

      Under US GAAP there is a basic accounting principle that non-reciprocal transfers from shareholders to their companies cannot be recorded as income. Such credit was recorded directly in shareholders equity for US GAAP purposes.

V.     Acquisition of Minority Interest

      In 2002, the Company acquired the minority interest in the subsidiary, Telebrasilia Celular S.A. (Telebrasilia). The acquisition increased the Company’s interest in Telebrasilia from 88.25% to 100%. Under Brazilian GAAP, the transaction was recorded at book value. For US GAAP, the Company recorded the transaction at fair value as required by the purchase method under SFAS No. 141. As a result, for US GAAP purposes the shares issued to purchase the minority interest were recorded at the fair value of R$64,799 on the date of the transaction. Additionally, the Company recorded a step up in the fair value of assets of R$36,520 and deferred income tax liabilities of R$9,266. The step up in the fair value of assets, excluding the portion related to goodwill amounting to R$9,266, is being amortized over 19 years and 8 years for intangibles and fixed assets, respectively, and resulted in additional depreciation and amortization expense under US GAAP.

W.     Advance to Affiliate

      In January 2002, the Company made an advance payment, adjusted based on market rates, to BID S.A. corresponding to the present value of the tax benefit on the merged premium. With this transaction, the Company relieved itself of issuing the corresponding shares to BID S.A. in the future. Under Brazilian GAAP, the amount of R$40,226 was recorded as an advance to affiliate. For US GAAP purposes, such transaction would be recorded as a distribution to shareholder. Additionally, for US GAAP purposes, no interest income would be accrued related to this transaction.

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Reconciliation of the Income Differences Between US and Brazilian GAAP

	2000	2001	2002

Net income as reported	103,644	178,587	305,094
Different criteria for determining:
Capitalized interest	14,118	16,209	13,476
Amortization of capitalized interest	6,639	4,998	3,158
Amortization of the activation income deferral	1,024	—	—
Costs of start-up activities and others	(3,116)	2,177	4,238
Pension benefits — SFAS 87 adjustments	28,186	1,990	(1,457)
Amortization of Concession	(2,746)	—	—
Hedging and derivative financial instruments	—	—	(33,937)
Lapsed dividends	—	—	(5,418)
Depreciation and amortization of step-up in fair value of assets	—	—	(1,532)
Adjustment of advance to affiliate	—	—	(5,967)
Items posted directly to equity
Deferred tax on full indexation	(23,956)	—	—
Effects of the above adjustments on deferred taxes	(14,926)	(8,627)	9,329
Effects of the above adjustments on minority interest	(4,096)	(840)	431

US GAAP net income	104,771	194,494	287,415

Earnings per thousand shares according to US GAAP
Net income applicable to preferred shares	69,013	127,921	187,732
Net income applicable to common shares	35,758	66,573	99,683

Net income	104,771	194,494	287,415
Basic and fully diluted earnings per thousand common and preferred shares in R$	0.28	0.53	0.78

Weighted average number of shares outstanding (thousands)
Preferred	240,029,997	239,964,678	240,279,068
Common	124,369,031	124,882,040	127,583,902

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Reconciliation of the Shareholders’ Equity Differences Between US and Brazilian GAAP

	2001	2002

Shareholders’ equity as reported	1,126,432	1,310,691
Different criteria for:
Capitalized interest	(32,148)	(18,672)
Amortization of capitalized interest	27,197	30,355
Activation income deferral	(32,655)	(32,655)
Amortization of the activation income deferral	32,655	32,655
Donations received	(130)	(130)
Costs of start-up activities and others	(32,981)	(28,743)
Pension benefits — SFAS 87 adjustments	642	(815)
Amortization of concession	(2,746)	(2,746)
Hedging and derivative financial instruments	—	(33,937)
Acquisition of the minority interest of Telebrasilia Celular S.A.	—	36,520
Depreciation and amortization of step-up in fair value of assets	—	(1,532)
Adjustment of advance to affiliate	—	(40,226)
Effects of the above adjustments on deferred taxes	11,716	11,779
Minority interests	2,309	2,740

Shareholders’ equity according to US GAAP	1,100,291	1,265,284

Additional information:
TOTAL ASSETS UNDER US GAAP	2,389,361	2,468,537

Property, plant and equipment	1,677,904	1,839,666
Accumulated depreciation	(606,718)	(793,493)

Net property, plant and equipment	1,071,186	1,046,173

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Statements of Changes in Shareholders’ Equity in Accordance with US GAAP

Balances at December 31, 2000	1,000,123
Payment to shareholders’ related to premium utilization	(5,485)
Treasury stock	(6,826)
Dividends to minority interest of subsidiaries	(1,516)
Net income	194,494
Interest on own capital/dividends	(80,500)

Balances at December 31, 2001	1,100,291
Acquisition of the minority interest of Telebrasilia Celular S.A.	64,799
Payment to shareholders’ related to premium utilization	(15,584)
Treasury stock	(49,297)
Adjustment of advance to affiliate	(34,259)
Net income	287,415
Interest on own capital	(93,499)
Lapsed dividends	5,418

Balances at December 31, 2002	1,265,284

30.	Additional Disclosures Required by US GAAP

A.	Pension Plan

      The Company and its subsidiaries, except for Norte Brasil Telecom S.A., together with substantially all of the other companies in the former Telebras group, participate in a multi-employer defined benefit pension plan and other post-retirement benefit plans administered by the FUNDACAO SISTEL DE SEGURIDADE SOCIAL (“Sistel”), a minority shareholder.

      Effective 2001, the plan was modified and changed into a multiple employer pension plan with respect to active employees. The plan assets and liabilities related to active employees were transferred into a new plan. The benefits remained unchanged. The post retirement benefit plans remained as unchanged multi-employer plans. Also during 2001, the active employees were able to elect between participation in this plan, or a defined contribution plan.

      The Company contributed R$3,229 in 2002 (R$2,561 in 2001 and R$2,087 in 2000) with respect to post retirement plans.

      In 1999, Sistel approved changes to the plan statutes resulting in the break up of plan assets and liabilities related to the active participants of each sponsor. Sistel did not break up plan assets and liabilities related to inactive participants and, thus, the Company will continue to sponsor the Sistel plan for such inactive participants.

      The pension benefit is generally defined as the difference between (i) 90% of the retiree’s average salary during the last 36 months indexed to the date of retirement and (ii) the value of the retirement pension paid by the Brazilian social security system. For retired employees the initial pension payment is subsequently adjusted upwards to recognize cost of living increases and productivity awards granted to active employees. In addition to the pension supplements, post-retirement health care and life insurance benefits are provided to eligible pensioners and their dependents.

      Contributions to the plans are based on actuarial studies prepared by independent actuaries. The actuarial studies are revised periodically to identify whether adjustments to the contributions are necessary.

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

      The change in plans assets and benefit obligation plan and the related actuarial assumptions are as follows:

Change in Plan Assets

	Defined Benefit
	Pension

	2001	2002

Fair value of plan assets at beginning of year	2,964	1,984
Actual return on plan assets	339	712
Sponsors’ contributions	164	20
Expenses and distributions	(122)	(56)
Effect of settlement	(39)	—
Assets transferred to defined contribution plan	(1,322)	—

Fair value of plan assets at end of year	1,984	2,660

Change in Benefit Obligations

	Defined Benefit
	Pension

	2001	2002

Benefit obligation at beginning of year	2,333	823
Service cost	111	74
Interest cost	263	92
Actuarial gains	72	(108)
Benefits and expenses paid	(122)	(56)
Curtailment	(1,796)	—
Settlement	(38)	—

Benefit obligation at end of year	823	825

Components of Annual Pension Cost

	2000	2001	2002

Service cost	1,558	111	74
Interest cost	3,950	263	92
Expected return on assets	(2,645)	(435)	(287)
Amortization of unrecognized gain	(435)	(133)	(44)
Amortization of initial transition obligation	813	16	2

Net periodic pension cost	2,973	(178)	(163)

      The weighted-average actuarial assumptions, as determined by actuaries, were as follows:

	2001	2002

Discount rate for determining projected benefit obligations	11.30%	11.30%
Rate of increase in compensation levels	8.15%	8.15%
Expected long-term rate of return on plan assets	14.45%	14.45%

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2002

Actuarial present value of benefit obligations:
Vested benefit obligation	(543)
Accumulated benefit obligation	(749)
Projected benefit obligation	(825)
Plan assets at fair value	2,660

Funded status	1,835
Unrecognized net gain	(1,033)
Unrecognized transition obligation	13

Accrued pension cost recognized for US GAAP	(815)

      In 2001, for employees who elected to participate in the defined contribution plan, pension plan assets of R$1,322 were transferred to the employee’s account in the defined contribution plan. Under the provisions of Statement of Financial Accounting Standard No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” the effects of employees electing to withdraw from the defined benefit plan in order to participate in the defined contribution plan constitutes a curtailment which resulted in the recognition of a gain of R$1,683 to the Company. Additionally, the transference of plan assets to the defined contribution plan constitutes a settlement, which also resulted in the recognition of a gain of R$25 to the Company.

	2001

	Before			After
	Curtailment			Curtailment
	And	Effect of	Effect of	and
	Settlement	Curtailment	Settlement	Settlement

Actuarial present value of benefit obligations:
Vested benefit obligation	(524)	—	—	(524)
Accumulated benefit obligation	(723)	—	—	(723)
Projected benefit obligation	(2,657)	1,796	38	(823)
Plan assets at fair value	2,022	—	(38)	1,984

Funded status	(635)	1,796	—	1,161
Unrecognized net gain	(560)	—	25	(535)
Unrecognized transition obligation	129	(113)	—	16

Accrued pension cost recognized for US GAAP	(1,066)	1,683	25	642

B.     Concentration of Risk

      Credit risk with respect to trade accounts receivable from third parties is diversified. Although collateral is not required, the Companies continually monitor the level of trade accounts receivable and limit the exposure to bad debts by cutting access to the telephone network if any invoice is three telephone bills past-due. Exceptions include telephone services that must be maintained for reasons of safety or national security.

      In conducting their businesses, the Companies are fully dependent upon the cellular telecommunications concession as granted by the Federal Government.

      Approximately 25% of all full-time employees are members of state labor unions associated with either the Federacao NACIONAL DOS TRABALHADORES EM TELECOMUNICACOES (“Fenattel”), or

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

with the FEDERACAO INTERESTADUAL DOS TRABALHADORES EM TELECOMUNICACOES (“Fittel”). The Companies negotiate new collective labor agreements every year with the local unions. The collective agreements currently in force expire in November 2003.

      There is no concentration of available sources of labor, services, concessions or rights, other than those mentioned above, that the Company believes could, if suddenly eliminated, severely impact the Companies’ operations.

C.     Recent Accounting Pronouncements

      In June of 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” on the accounting for obligations associated with the retirement of long-lived assets. SFAS 143 requires a liability to be recognized in the financial statements for retirement obligations meeting specific criteria. SFAS 143 is effective for fiscal years beginning after June 15, 2002. The Company believes that adoption of this statement will not have a significant impact on its financial position or results of operations.

      In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS 144 amends existing accounting guidance on asset impairment and provides a single accounting model for long-lived assets to be disposed of. Among other provisions, the new rules change the criteria for classifying an asset as held-for-sale. The standard also broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations, and changes the timing of recognizing losses on such operations. The provisions of SFAS 144 will be effective for the Company’s fiscal year 2002 and will be applied prospectively. The Company is currently in the process of evaluating the potential impact that the adoption of SFAS 144 will have on its consolidated financial position and results of operations, but believes that adoption of this statement will not have a significant impact on its consolidated financial position or results of operations.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 provides guidance related to accounting for costs associated with disposal activities covered by SFAS 144 or with exit or restructuring activities previously covered by Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS 146 supersedes EITF 94-3 in its entirety. SFAS 146 requires that costs related to exiting an activity or to a restructuring not be recognized until the liability is incurred. SFAS 146 will be applied prospectively to exit or disposal activities that are initiated after December 31, 2002.

      In November 2002, the FASB issued Interpretation No. 45, GUARANTOR’S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF INDEBTEDNESS TO OTHERS, AN INTERPRETATION OF FASB STATEMENTS NO. 5, 57 AND 107 AND A RESCISSION OF FASB INTERPRETATION NO. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and are not expected to have a material effect on the Company’s financial statements. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation, Transition and Disclosure.” SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. The transition and annual disclosure

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

requirements of SFAS 148 are effective for the Company’s fiscal ending after December 15, 2002. The Company does not expect SFAS 148 to have a material effect on its results of operations or financial condition.

      In January 2003, the FASB issued Interpretation No. 46, CONSOLIDATION OF VARIABLE ENTITIES, AN INTERPRETATION OF ACCOUNT RESEARCH BULLETIN — ARB NO. 51. This Interpretation addresses consolidation by business enterprises of variable interests entities which have one of the following characteristics:

I) The investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, which is provided through other interests that will absorb some or all the expected losses of the entity.

II) The equity investors lack on or more of the following essential characteristics of a controlling financial interest:

a) The direct or indirect ability to make decisions about the entity’s activities through voting rights or similar rights.

b) the obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities

c) the right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected losses.

      The disclosure requirements is immediately effective for all variable interest entities created after January 31, 2003 and for the fiscal year or interim period beginning after June 15, 2003 for variable entities in which an enterprise holds a variable interest that is acquired before February 1, 2003. The initial recognition of the Interpretation is applicable after December 31, 2002 and is not expected to have an effect on the Company’s financial statements.

D.     Earnings Per Share

      In these consolidated financial statements, information is disclosed per lot of thousand shares.

      Since the preferred and common shareholders have different dividend, voting and liquidation rights, basic earnings per share has been calculated using the “two-class” method. The “two-class” method is an earnings allocation formula that determines earnings per share for preferred and common shares according to the dividends to be paid as required by the Company’s by-laws and participation rights in undistributed earnings.

      Basic earnings per common share is computed by reducing net income by distributable and undistributable net income available to preferred shareholders and dividing net income available to common shareholders by the weighted-average number of common shares outstanding during the period. Net income available to preferred shareholders is the sum of the preferred dividends distributable net income and the preferred shareholders’ portion of undistributed net income.

      Undistributed net income is computed by deducting preferred dividends and common dividends from net income. Undistributed net income is shared equally on a per share basis by the preferred and common shareholders.

      Under the Company’s bylaws, if the Company is able to pay dividends in excess of the minimum requirement for preferred shareholders and the remainder of the net income is sufficient to provide equal dividends to both common and preferred shareholders, then the earnings per share will be the same for both

TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

common and preferred shareholders. The following table sets forth the computation of basic and diluted earnings per thousand of common shares:

	Year Ended December 31,

	2000	2001	2002

Numerator:
Net income for the year under US GAAP	104,771	194,494	287,415
Net income available to preferred shareholders — numerator for earnings per thousand share	69,013	127,921	187,732

Net income available to common shareholders — numerator for earnings per thousand shares	35,758	66,573	99,683

Denominator:
Weighted-average outstanding shares (in thousands)
Common	124,369,031	124,882,040	127,583,902
Preferred	240,029,997	239,964,678	240,279,068
Earnings per thousand common and preferred shares in R$	0.28	0.53	0.78

31.     Subsequent Events (Unaudited)

      On April 10, 2003 the National Telecommunications Agency — ANATEL approved the transfer of BID S.A.’s ownership of Tele Centro Oeste Celular Participacoes S.A. to Telesp Celular Participacoes S.A..

      On April 25, 2003, Tele Centro Oeste Celular Participacoes S.A. was notified by its controlling shareholder that the transfer of the Company’s shareholding control to Telesp Celular Participacoes S.A. had occurred.

ANNEX C

INFORMATION DERIVED FROM TCO’S REPORT ON FORM 6-K FURNISHED

MAY 16, 2003

FINANCIAL STATEMENTS

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

March 31, 2003 and December 31, 2002

“A free translation from Portuguese into English of quarterly financial information prepared in Brazilian currency in accordance with the accounting practices originating in Brazil’s Corporation Law and specific norms issued by IBRACON, CFC and CVM”

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

BALANCE SHEETS

March 31, 2003

	Company		Consolidated

	03/31/2003	12/31/2002	03/31/2003	12/31/2002

	(In thousand of Reais-R$)
ASSETS
CURRENT ASSETS	446,581	454,877	1,334,089	1,313,436

Cash and cash equivalents	4,046	3,936	18,278	37,141
Short-term investments	235,517	224,254	747,947	712,135
Marketable securities	8,260	7,884	176,557	121,362
Accounts receivable from services	60,018	61,489	212,619	227,881
Inventories	6,368	11,318	28,690	48,369
Deferred and recoverable taxes	48,385	57,307	100,422	111,242
Interest on own shareholders’ equity	50,486	50,486	—	—
Swap	21,761	34,057	24,689	38,441
Other assets	11,740	4,146	24,887	16,865

NONCURRENT ASSETS	76,686	81,687	111,420	119,942

Deferred and recoverable taxes	22,976	23,823	5,623	60,931
Loans to related parties	—	—	—	—
Swap	3,653	5,709	10,177	174,863
Other assets	50,057	52,155	95,620	44,148

PERMANENT ASSETS	1,365,762	1,297,872	917,547	931,368

Investments	1,138,739	1,061,288	8,040	8,430
Property, plant and equipment	227,023	236,584	879,122	891,418
Deferred charges	—	—	30,385	31,520

TOTAL ASSETS	1,889,029	1,834,436	2,363,056	2,364,746

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES	396,433	410,204	625,228	715,302

Personnel, social charges and benefits payable	6,375	5,182	11,413	9,388
Trade accounts payable	28,716	30,391	102,069	154,390
Indirect taxes	18,750	26,961	64,221	104,295
Income taxes	369	171	8,559	3,535
Income participation	95,184	94,828	103,330	102,831
Loans and financing	239,566	246,555	317,808	324,980
Other accounts payable	7,473	6,116	17,828	15,883

NONCURRENT LIABILITIES	181,721	205,583	401,915	406,864

Provision for contingencies	100,730	94,639	105,079	99,104
Income taxes	—	—	—	0
Loans from related parties	—	31,410	—	0
Loans and financing	79,637	78,715	290,201	302,800
Others obligations	1,354	819	6,635	4,960

PARTICIPATION OF MINORITY SHAREHOLDERS	—	—	25,038	23,931

SHAREHOLDERS’ EQUITY	1,310,749	1,218,523	1,310,749	1,218,523

Capital	534,046	534,046	534,046	534,046
Capital reserve	114,381	114,381	114,381	114,381
Revenue reserve	322,165	322,165	322,165	322,165
Treasury stock	(49,162)	(49,162)	(49,162)	(49,162)
Retained earnings	389,319	297,093	389,319	297,093

CAPITALIZABLE FUNDS	126	126	126	126

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	1,889,029	1,834,436	2,363,056	2,364,746

See accompanying notes.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

STATEMENTS OF INCOME

Three Months Ended March 31, 2003 and 2002

	Company		Consolidated

	03/31/2003	03/31/2002	03/31/2003	03/31/2002

	(In thousand of reais)
GROSS OPERATING REVENUE	135,200	—	524,884	441,676
Gross revenue deductions	(27,879)	—	(114,866)	(86,714)

NET OPERATING REVENUE	107,321	—	410,018	354,962
Cost of services rendered	(51,449)	—	(191,095)	(162,497)

GROSS INCOME	55,872	—	218,923	192,465
OPERATING INCOME (EXPENSES)	48,155	78,095	(103,665)	(81,538)
Commercialization of services	(12,948)	—	(60,454)	(49,282)
General and administrative expenses	(26,313)	(9,002)	(45,125)	(32,116)
Equity pickup	77,126	78,343	—	—
Other operating income (expenses) net	10,290	8,754	1,914	(140)

OPERATING INCOME BEFORE FINANCIAL RESULT	104,027	78,095	115,258	110,927
Financial result, net	(4,033)	(5,664)	27,295	7,209

OPERATING INCOME	99,994	72,431	142,553	118,136
Nonoperating income (expenses), net	(1,268)	(478)	(5,018)	(5,871)

INCOME BEFORE TAXATION AND PARTICIPATION	98,726	71,953	137,535	112,265
Income and social contribution taxes	(6,500)	184	(43,485)	(34,902)
Employees’ profit participation	—	(248)	—	(813)
Participation of minority shareholders	—	—	(1,824)	(4,799)

NET INCOME BEFORE REVERSAL OF INTEREST ON OWN SHAREHOLDERS’ EQUITY	92,226	71,889	92,226	71,751
Reversal of interest on own shareholders’ equity	—	—	—	138

NET INCOME	92,226	71,889	92,226	71,889

Shares in circulation on the balance sheet date (thousands)			373,408,642	373,408,642
Net income per lot of thousand shares (R$)			0.24700	0.19250

See accompany notes.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

(A free translation from the original in Portuguese)

NOTES TO THE QUARTERLY INFORMATION

For the Three Months Ended
March 31, 2003
(Expressed in thousand of reais — R$)

1.     Operations

      Tele Centro Oeste Celular Participações S.A. is a publicly traded company directly controlled by BID S.A. (company controlled by Splice Group), which acquired 53.23% of voting capital and 17.75% of total capital.

      The Company controls the following companies:     Telegoiás Celular S.A., Telemat Celular S.A., Telems Celular S.A., Teleron Celular S.A. and Teleacre Celular S.A. The subsidiaries are responsible for providing cellular telephone services — Band A throughout Midwestern Brazil, including the States of Rondônia and Acre, according to the concession terms signed by the Federal Government, which expire on August 5, 2008 but can be extended for another 15 years.

      On May 24, 1999 Norte Brasil Telecom S.A. — NBT was formed as a private company, with the objective of exploring cellular telephone services, as well as all necessary and useful activities for delivering these services within area 8 — Band B comprising the States of Amazonas, Roraima, Amapá, Pará and Maranhão. Norte Brasil Telecom S.A. started up its activities in 1999, serving 11 of the 97 cities comprising the respective operating area. The expenses incurred to December 31, 1999 were considered as pre-operating expenses and amortized as from January 2000 when the company became operational and the respective expenses started being amortized.

      The business of Tele Centro Oeste Celular Participações S.A., including the services provided by its subsidiaries and respective charges are controlled by ANATEL (National Telecommunications Agency), the entity responsible for regulating telecommunications in Brazil in accordance with Law No. 9472 of July 16, 1997 and respective regulations.

      On November 21, 2000 TCO IP S.A. was formed as a private company, with the objective of rendering telecommunications and internet access services, developing solutions and others.

      On April 26, 2002, Tele Centro Oeste Celular Participações S.A. merged the subsidiary Telebrasília Celular S.A., based on the evaluation of the latter’s shareholders’ equity at December 31, 2001, with the aim of rationalizing the corporate structure of the Company and subsidiaries so that the existing administrative and commercial synergies are used, as well as concentrating the liquidity of the private companies’ shares in one company only, thus reducing the capital cost. Please note that this merger operation was authorized by the National Agency of Telecommunications — ANATEL.

      On January 16, 2003, Tele Centro Oeste Celular Participações S.A. published a Relevant Fact communicating its shareholders and the public in general, under the terms of CVM Instruction No. 358/02 and according to information provided by the controlling shareholder, that a Preliminary Shares Purchase/Sale Contract was entered into between the controlling shareholder and Brasilcel N.V for transferring the Company’s shareholding control to Telesp Celular Participações S.A. or other company belonging to the economic group of Brasilcel N.V. However, the effective transfer of the Company’s shareholding control is subject to the implementation of certain preceding conditions.

2.     Presentation of the financial statements

      The Company’s financial statements and the consolidated financial statements were prepared in conformity with accounting practices adopted in Brazil and accounting norms and procedures established by the CVM (Brazilian Securities Commission).

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

(A free translation from the original in Portuguese)

NOTES TO THE QUARTERLY INFORMATION — (Continued)

      The balances recorded in the statement of income as of March 31, 2002 do not include the operations of the merged company Telebrasília Celular S.A.

3.     Summary of the principal accounting practices (company and consolidated)

a. Short-term Investments

      Refers to temporary investments of high liquidity falling due within less than three months, stated at cost plus income earned to the balance sheet date.

b. Marketable Securities

      Refers to investments to be maintained up to the respective maturity, which should not exceed 12 months, and are recorded at cost plus interest earned to the balance sheet date.

c. Credits and Obligations

      Credits and obligations are stated at their historical value. The amounts subject to monetary correction, foreign exchange variation and interest are adjusted to the balance sheet date

d. Allowance for Doubtful Accounts

      This provision was constituted to cover accounts receivable unlikely to be collected. The methodology comprises the recording of a provision to cover 100% of accounts overdue more than 90 days. Additionally, for the accounts not yet billed, not yet due and overdue more than 90 days, the percentages historically obtained from write-offs are applied on the respective gross revenues computed within the last 12 months.

e. Inventories

      The inventories classified in current assets comprise cellular telephones stated at the average acquisition cost, to be sold to own shops and authorized, as well as materials applied to the plant maintenance. The inventories to be applied in expansion activities are classified in construction and installations in progress under property, plant and equipment.

f. Investments

      Refers to permanent participation in the capital of subsidiaries which are recorded according to the equity pickup method. The accounting practices adopted by subsidiaries are consistent to those adopted by the Company. Other investments are stated at cost not exceeding market value.

g. Property, Plant and Equipment

      Property, plant and equipment is stated at acquisition and/or construction cost, monetarily corrected to December 31, 1995 less accumulated depreciation.

      The operation right (concession area 8) of cellular services — Band B relating to the subsidiary Norte Brasil Telecom S.A. was stated at the respective acquisition cost and is being amortized in accordance to concession terms.

      Materials related to the plant expansion are stated at average acquisition cost.

      The maintenance and repair expenses representing improvements (increase of installed capacity or useful life) are capitalized while the remaining expenses are charged to operating results following the accrual method.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

(A free translation from the original in Portuguese)

NOTES TO THE QUARTERLY INFORMATION — (Continued)

      Depreciation is calculated by the straight-line method considering the useful life of the assets at rates shown in Note 8.

h. Deferred Charges

      The income and expenses computed during the pre-operating phase of subsidiaries Norte Brasil Telecom S.A. and TCO IP S.A. are charged to deferred charges and amortized by the straight-line method over a period of 10 years.

i. Income and Social Contribution Taxes

      Income and social contribution taxes are recorded on the accrual basis, calculated in accordance with the current tax legislation. Deferred taxes are recorded over temporary differences, calculated based on the rates applicable at the respective realization or liquidation.

j. Provision for Contingencies

      The provision for contingencies was recorded based on an analysis of the Company’s lawyers regarding all existing legal actions.

k. Income and Expenses

      Income and expenses are charged to the year’s operating result on the accrual basis. The revenues derived from sales of prepaid recharging cellular telephone cards are deferred and charged to the operating result as the cards are used.

      Billings are computed monthly and the revenues not billed between the billings date and the end of the respective period are estimated and recognized as revenue in the month that the service was rendered.

l. Financial Result — Net

      The financial result net is represented by interest and monetary correction on short-term investments and loans obtained and granted. In compliance with the current tax legislation, the interest on shareholders# equity was recorded as financial expenses and considered as destination of result for financial statement purposes, according to Deliberation No. 207 of December 12, 1996 of the CVM.

m. Pension Plan

      Tele Centro Oeste Celular Participações S.A. and subsidiaries sponsor a private social security plan, which is managed by SISTEL. According to the CVM Resolution No. 371 of December 13, 2000, the Company conducted studies on future benefits to employees. However, the Company opted to record the adjustment to actuarial liabilities directly in the year’s operating result as of 2002 for a period of five years, or if lower, for the period of the service or remaining life of the employees.

n. Employees’ Income Participation

      Tele Centro Oeste Celular Participações S.A. and subsidiaries provide for employees’ income participation based on Article 5 of Provisional Measure No. 980 of April 25, 1995 and subsequent publications.

      The amount provided for is equivalent to a monthly salary subject to approval of the Shareholders Meeting. In 2002 these expenses were classified as operating expenses.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

(A free translation from the original in Portuguese)

NOTES TO THE QUARTERLY INFORMATION — (Continued)

o. Profit Per Share

      Profit per share was calculated based on the number of outstanding shares at the balance sheet date.

4.     Consolidation of the Financial Statements

      The consolidated financial statements were prepared in accordance with consolidation basic principles established by Brazil’s Corporation Law and norms of the CVM.

      We present below the main consolidation procedures:

      a) Elimination of assets and liability account balances between the consolidated companies;

      b) Elimination of shareholding, reserves and retained earnings of the consolidated companies;

      c) Elimination of revenues and expenses derived from business between the consolidated companies;

      d) Highlighting the minority interest amounts on the financial statements.

      The consolidated companies comprise the following:

	Total Shareholding(%)

	3/31/2003	12/31/2002

Telegoiás Celular S.A.	97.07	97.07
Telemat Celular S.A.	97.57	97.57
Telems Celular S.A.	98.45	98.45
Teleron Celular S.A.	97.21	97.21
Teleacre Celular S.A.	98.35	98.35
Norte Brasil Telecom S.A. — NBT	98.33	98.33
TCO IP S.A.	99.99	99.99

5.     Marketable securities

			Company		Consolidated

	Interest	Maturity date	3/31/2003	12/31/2002	3/31/2003	12/31/2002

Debentures	-CDI plus 2.0%	06/27/2002 and	235,517	224,254	747,947	712,135
Fixcel S.A.	per year	08/08/2003

			235,517	224,254	747,947	712,135

      Tele Centro Oeste Celular Participações S.A., directly and through its subsidiaries, acquired a total of R$ 660 million in debentures issued by Fixcel S.A., from which R$ 470 million was due on July 2, 2002 and R$ 190 million on August 13, 2002. The debentures have variable guarantee on the assets of Fixcel S.A. and are secured by Splice do Brasil Telecomunicações e Eletrônica S.A.

      As informed by the controlling shareholder, as from the effective transfer of the Company’s shareholding control, Telesp Celular Participações S.A. will ensure the liquidation of the debentures issued by the parent company Fixcel S.A. which are held by the Company.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

(A free translation from the original in Portuguese)

NOTES TO THE QUARTERLY INFORMATION — (Continued)

6.     Accounts Receivable

	Company		Consolidated

	3/31/2003	12/31/2002	3/31/2003	12/31/2002

Amounts invoiced	21,836	19,711	84,132	76,156
Amounts to be invoiced	16,769	15,758	51,397	47,390
Network use rate	12,082	13,396	48,095	53,678
Sales of cellular telephone and cards	4,201	8,974	28,670	46,202
Credit cards	2,602	4,171	9,855	14,069
Allowance for doubtful accounts	(5,172)	(4,734)	(28,342)	(26,595)
Others	7,700	4,211	18,812	16,981

	60,018	61,489	212,619	227,881

7.     Investments

	Company		Consolidated

	3/31/2003	12/31/2002	3/31/2003	12/31/2002

Participation stated by the equity pickup method	1,130,868	1,053,027	—	—
Premium — Norte Brasil Telecom S.A.	4,427	4,579	4,427	4,579
Premium — Telegoiás Celular S.A.	3,422	3,660	3,422	3,660
Other investments	22	22	191	191

	1,138,739	1,061,288	8,040	8,430

      The premiums of R$4,427 and R$3,422 at March 31, 2003 refer, respectively, to the acquisition of 45% of shares of Norte Brasil Telecom S.A. from Inepar S.A. in May 1999 and the acquisition of the shares of Telegoiás Celular S.A. from the market in 2001. These premiums are being amortized over 5 and 10 years, respectively.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

(A free translation from the original in Portuguese)

NOTES TO THE QUARTERLY INFORMATION — (Continued)

      The significant information on subsidiaries is as follows:

	Telegoiás	Telemat	Telems	Teleron	Teleacre	NBT	TCO IP	Company

Investments at December 31, 2002	372,906	229,220	189,736	55,389	30,469	174,987	320	1,053,027
Equity pick-up 1st quarter	29,374	16,211	13,686	4,537	2,408	11,882	(972)	77,126
Purchase of shares in the 1st quarter	30	370	83	1	—	—	—	484
Gain (loss) from the purchase of shares	(4)	188	47	—	—	—	—	231

Investments at March 31, 2003	402,306	245,989	203,552	59,927	32,877	186,869	(652)	1,130,868

Balance for shareholders’ equity at December 31, 2002, with no premium reserve
Percentage of participation of the parent company(%)	97.07%	97.57%	98.45%	97.21%	98.35%	98.33%	99.99%	—

Investment in subsidiaries	389,048	232,738	188,359	56,747	31,007	186,869	(1,162)	1,083,606
Merged premium/ advance for future capital increase (TCO-IP)	13,258	13,251	15,193	3,180	1,870	—	—	46,752
Advance for future capital increase	—	—	—	—	—	—	510	510

Investments at March 31, 2003	402,306	245,989	203,552	59,927	32,877	186,869	(652)	1,130,868

8.     Property, plant and equipment

	Company

	31/03/2003			31/12/2002

	Annual	Cost
	depreciation	monetarily	Accumulated	Net book	Net book
	rate(%)	updated	depreciation	value	value

Assets and service installations
Switching equipment	10	85,743	(27,820)	57,923	60,066
Transmission equipment	14.29	284,365	(199,616)	84,749	91,800
Infrastructure
Land	—	2,185	—	2,185	2,962
Buildings	4	18,227	(8,705)	9,522	9,007
Supporters and protectors	5	23,450	(6,749)	16,701	14,464
Energy equipment	10	35,494	(26,532)	8,962	9,096
Others	10	3,651	(1,616)	2,035	2,125
Computer equipment	20	20,239	(8,534)	11,705	11,695
Vehicles	20	784	(632)	152	166
Other assets	5 to 20	41,307	(16,251)	25,056	26,207
Assets for future use Assets and construction in progress	—	6,297	—	6,297	7,207
Construction material	—	1,736	—	1,736	1,789

		523,478	(296,455)	227,023	236,584

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

(A free translation from the original in Portuguese)

NOTES TO THE QUARTERLY INFORMATION — (Continued)

	Consolidated

	31/03/2003			31/12/2002

	Annual	Cost
	depreciation	monetarily	Accumulated	Net book	Net book
	rate(%)	updated	depreciation	value	value

Assets and service installations
Switching equipment	10	268,457	(80,196)	188,261	194,560
Transmission equipment	14.29	781,364	(439,717)	341,647	331,111
Infrastructure
Land	—	7,811	—	7,811	5,830
Buildings	4	41,074	(13,621)	27,453	25,530
Supporters and protectors	5	76,445	(11,712)	64,733	56,610
Energy equipment	10	76,314	(42,175)	34,139	29,137
Others	10	4,616	(1,936)	2,680	2,768
Computer equipment	20	38,414	(16,235)	22,179	22,352
Vehicles	20	1,803	(1,409)	394	447
Other assets	5 to 20	121,768	(37,870)	83,898	76,940
Assets for future use
Assets and construction in progress	—	39,057	—	39,057	79,910
Construction material	—	17,780	—	17,780	16,051
Exploration right (concession)	6.90	60,550	(11,460)	49,090	50,172

		1,535,453	(656,331)	879,122	891,418

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

(A free translation from the original in Portuguese)

NOTES TO THE QUARTERLY INFORMATION — (Continued)

9.	Loans and financing

			Company		Consolidated
	Interest and monetary
	updating	Due Date	3/31/2003	12/31/2002	3/31/2003	12/31/2002

Local Currency
BNDES	T.J.L.P. plus annual interest from 3.5% to 4%	1/15/2008	15,264	16,356	195,208	204,479
Other Loans	Industrial Products Column 20 — FGV	2003 to 2008	—	—	1,519	1,587
Foreign Currency
Finimp	Exchange variation based on the U.S. dollar, plus Libor and 2% p.a. over Libor and 7% per year	5/19/2003 to 12/12/2003	163,801	170,054	163,314	174,752
Resolution No. 2770	Exchange variation based on the U.S. dollar plus annual interest ranging from 7.41%	12/05/2003 to 11/29/2004	47,159	48,842	58,617	60,707
Export Development Corporation	Exchange variation based on the U.S. dollar plus semiannual Libor and annual interest of 3.90% p.a. to 5% per year	12/14/2006	92,979	90,018	163,634	163,358
EDC BNDES Currency basket	UMBNDES variation plus the loan rate from BNDES plus annual interest of 3.5%	01/15/2008	—	—	20,717	22,897

Current			319,203	325,270	608,009	627,780
			(239,566)	(246,555)	(317,808)	(324,980)

Noncurrent			79,637	78,715	290,201	302,800

Banks	Guarantees

BNDES — TCO Operators	15% of receivables and CDB pledged in the amount of the next installment due
BNDES — NBT	100% of receivables and CDB pledged in the amount of the next installment due during the first year and CDB pledged in the amount equivalent to two installments due in the remaining period
EDC	Guarantee from TCO and other subsidiaries
Other loans and financing	Guarantee from TCO

      The contracts with BNDES and EDC include several restrictive clauses denominated covenants. At March 31, 2003, the Company does not have problems relating to the compliance with contractual conditions.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

(A free translation from the original in Portuguese)

NOTES TO THE QUARTERLY INFORMATION — (Continued)

      At March 31, 2003 the total debt amounted to R$608,009 (R$627,780 at December 31, 2002) from which 67.64% is expressed in foreign currency (64.24% in U.S. dollars) and 3.4% relates to the currency basket — BNDES index). From the portion expressed in U.S. dollars and Japanese Yen, 86.10% was protected by hedge operations at the end of the quarter. From the total denominated currency basket, 81.76% was protected by hedge operations.

10.	Provision for contingencies

      Based on the lawyers’ opinion, the Company recorded a provision for contingencies in amounts considered necessary to cover possible losses derived from the outcome of ongoing processes, as follows:

	3/31/2003	12/31/2002	3/31/2003	12/31/2002

Tax	11,868	12,199	16,041	16,404
Labor	9	—	185	269
Others(a)	88,853	82,431	88,853	82,431

	100,730	94,639	105,079	99,104

(a)	Corresponding to the original loans from Telecomunicações Brasileiras S.A. — TELEBRÁS, which according to Attachment II of the Spin-Off Report of February 28, 1998, approved by the General Shareholders Meeting of May 1998, and according to Company management, should be charged to the respective holding controlled by Telegoiás Celular S.A. and Telebrasília Celular S.A.

      Local management, based on the understanding that the respective loans were wrongly allocated at the time of the spin-off, suspended the payments flow subsequent to the changes in Company’s controls. These loans are being indexed by the IGP-M (Market General Price Index) plus 6% annual interest.

      In June 1999, Tele Centro Oeste Celular Participações S.A. (parent company) filed a legal action claiming that the assets related to these obligations-loans and financing — belong to the Company as well as the respective accessories, plus compensations for the installments paid.

      In November 1999, Company management decided to transfer to the actual holding — Tele Centro Oeste Celular Participações S.A., the liability derived from the loan originally due to Telecomunicações Brasileiras S/A — TELEBRÁS and absorbed during the spin-off process.

      On August 1, 2001, a sentence was handed down denying the action filed by Tele Centro Oeste Celular Participações S.A., however, on October 8, 2001 Tele Centro Oeste Celular Participações S.A. filed an appeal awaiting decision to date.

      According to the opinion of the Company’s lawyers, they consider the chances of unfavorable outcome for these contingencies as probable with regard to merit, and possible with regard to the adjustment factor. The difference between the original contract charges and the above mentioned monetary correction at March 31, 2003, which has not been recorded, is estimated to be R$55,660 (R$68,780 at December 31, 2002).

11.	Related party transactions

Company

      The amounts receivable from related parties refer to the transfer of administrative expenses from the Company to its subsidiaries.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

(A free translation from the original in Portuguese)

NOTES TO THE QUARTERLY INFORMATION — (Continued)

      The amounts payable by related parties refer to the loan operations carried out between the Company and its subsidiaries.

Consolidated

	Company Consolidated

	31/03/2003	31/12/2002	31/03/2003	31/12/2002

ASSETS
Cash and cash equivalents
Short-term investments	235,517	224,254	747,947	712,135
Marketable securities	1,034	987	6,693	6,463
Accounts receivable	3,659	238	—	—
Loans to related parties	7,546	10,618	—	—
Interest on shareholders’ equity	31,687	31,687	—	—
Dividends	18,799	18,779	—	—
Other assets	41,198	40,226	41,198	40,226

LIABILITIES
Suppliers	986	1,698	3,518	4,083
Interest on shareholders’ equity	14,104	14,104	14,104	14,104

TRANSACTIONS
Cost of telecom services — mobile network use tariff (TUM)	55	—	—	—
Financial expenses	654	206	—	3,076
Financial income	15,483	6,729	46,093	22,372
Call Center — Telegoiás	932	—	—	—
General and administrative expenses	1,176	—	3,644	1,887
Acquisition of telephone cards	236	—	1,586	1,049
Acquisition of property, plant and equipment	666	—	951	2,164
Telecom services — TUM	48	—	—	—
Sale of merchandise and cards	452	—	—	—
Cost of goods/cards	377	—	—	—
Other income	11,311	9,685	—	—

      According to the contract entered into by and among Splice do Brasil S.A. and the subsidiaries of Tele Centro Oeste Celular Participações S.A., Telems Celular S.A., Telemat Celular S.A., Teleron Celular S.A., Telegoiás Celular S.A and Teleacre Celular S.A., a technical assistance shall be provided to Splice do Brasil S.A., corresponding to 1% of net operating revenues. For the period ended March 31, 2003, R$3,644 (R$1,887 at December 31, 2002) was appropriated to general and administrative expenses.

      In January 2002 the Company, through a contract with BID S.A., made an advance payment for the acquisition of shares corresponding to the present value of the tax benefit on the merged premium in the amount of R$34,259 which was increased by R$6,939 due to the financial pro-rata discount at March 31, 2003 (R$5,967 at December 31, 2002), according to the discount rate practiced in the financial market.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

(A free translation from the original in Portuguese)

NOTES TO THE QUARTERLY INFORMATION — (Continued)

      All the related party transactions were carried out in accordance with the Company’s articles of incorporation and at normal market conditions.

12.     Shareholder’ Equity

a) Capital

      The authorized capital at March 31, 2003 and December 31, 2002 correspond to 700,000,000,000 shares. The subscribed and paid-in capital at March 31, 2002 and December 31, 2002 corresponds to R$534,046, represented by 379,200,036,000 shares with no par value, held as follows (in thousands of shares):

	3/31/2003	12/31/2002

Common shares	126,433,338	126,433,338
Preferred shares	252,766,698	252,766,698

	379,200,036	379,200,036

Book value per lot of thousand share (in R$)	3.456616	3.213404

      The preferred shares of Tele Centro Oeste Celular Participações S. are nonvoting and have priority of reimbursement and payment of noncumulative minimum dividends. These shares will become voting if the Company, for a period of three consecutive years, stops paying the minimum dividends established on the Articles of Incorporation.

      On April 26, 2002, the minority shareholders of Telebrasília Celular S.A transferred their shares according to the merger agreement to Tele Centro Oeste Celular Participações S.A., thus increasing the latter’s capital.

b) Special premium reserve

      This reserve was constituted as a result of the Company’s partial spin-off and refers to the premium paid for the acquisition of BID S.A. (subsequently recorded at Coverage Participações S.A., a company merged by Tele Centro Oeste Celular Participações S.A.). This operation was recorded in a specific permanent assets account against the capital reserve account recorded in shareholders’ equity. This reserve is reduced by the provision for maintaining shareholders’ equity completeness.

c) Retained income reserve for expansion — Article 196 of Law No. 6,404/76

      On April 29, 2003, the General Shareholders Meeting approved the constitution of a reserve for retained earnings in the amount of R$219,225 in connection with the remaining balance of the net income for the year, after allocating the legal reserve and dividends. The amount in question will be used for future investment purposes and according to the capital budget.

      The General Shareholders Meeting also approved the transfer of the 2001 retained earnings remaining balance of R$44,252, which was not used in investment activities mainly due to the “Overlay” implantation as included in the 2002 capital budget, for expansion purposes. The referred amount will be invested according to the 2003 capital budget under the terms of the Company’s bylaws. The decision of postponing the “Overlay” was based on market regulatory conditions and on the perspective of consolidating the cellular telephone companies who appeared to ready to make such a significant decision only at the beginning of 2003.

d) Treasury stock

      At a meeting held on November 8, 2002, the Board of Directors of Tele Centro Oeste Celular Participações S.A., in continuation of the decisions made on June 22, 2001, September 25, 2001 and

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

(A free translation from the original in Portuguese)

NOTES TO THE QUARTERLY INFORMATION — (Continued)

December 26, 2001, respectively, approved the acquisition at market value of up to 23,334,500.000 shares of the Company issuance, from which 1,670,000.000 are common shares and 21,664.500.000 are preferred shares, representing up to 10% of the outstanding preferred shares, to be cancelled or kept in treasury for subsequent disposal, without capital reduction.

      The shares in treasury at March 31, 2003 and December 31, 2002 amounted to 5,791,394,000 common shares. The market value of common shares at March 31, 2003 corresponded to R$13.10 per thousand-share lot. The market value of preferred shares at March 31, 2003 corresponded to R$5.00 per thousand-share lot. In 2003 no common nor preferred shares were purchased to be held in treasury.

13.     Net Operating Result

	Company		Consolidated

	3/31/2003	12/31/2002	3/31/2003	12/31/2002

Subscription	11,607	—	33,674	25,776
Use
National	49,422	—	172,059	134,976
Displacement/additional per calls and others	4,759	—	12,966	11,079
Use of network	44,255	—	174,062	146,487
Additional services	1,768	—	5,046	2,967
Resale of cellular equipment	10,208	—	48,354	42,740
Resale of cards	13,181	—	78,474	49,946
Internet services	—	—	248	403
Others	—	—	—	27,302

Gross operating income	135,200	—	524,884	441,676
Taxes on gross income	(27,879)	—	(114,866)	(86,714)

Net operating income	107,321	—	410,018	354,962

14.     Financial Instruments

      Pursuant to Normative Instruction of CVM No. 235/95, Tele Centro Oeste Celular Participações S.A. and subsidiaries performed an evaluation of book value of their assets and liabilities in relation to market value based on available information and appropriate evaluation methodologies. However, the interpretation of market information, as well as of the selection of evaluation methods, require considerable judgment and reasonable estimates in order to conclude on the most adequate realization value. Consequently, the estimates presented do not necessarily indicate the amounts that could be realized in the current market. The application of different market hypothesis and/or estimate could have a material effect on the estimated realization values.

      The Company’s investments are recorded by the equity pickup method. These investments comprise subsidiaries of strategic interest to the Company. Therefore, market value considerations are not applicable. The accounts receivable and accounts payable recorded in current assets and liabilities approximate market value due to their short-term maturity.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

(A free translation from the original in Portuguese)

NOTES TO THE QUARTERLY INFORMATION — (Continued)

      The main market risk factors affecting the Company’s business comprise the following:

     a) Exchange rate risk

      This risk relates to the possibility of the Company computing losses derived from foreign exchange rate fluctuations, increasing the debt balance of foreign currency loans obtained in the market and the financial expenses balance. In order to reduce this type of risk, the Company enters into hedge contracts (swaps of CDI) with financial institutions.

      In March 2003, the total debt amounted to R$608,009 from which 67.64% is expressed in foreign currency (64.24% updated by the U.S. dollar and Yen and 3.40% denominated currency basket — BNDES index). The portion expressed in U.S. dollars and Yen, 86.10% was protected by hedge operations at the end of the quarter. From the total denominated in foreign currency 81.76% was protected by hedge operations. The hedge operations were carried out for purposes of partially covering future maturity of debts in U.S. dollar and Yen, indexed at fixed or variable interest rates. The gains or losses derived from these operations have been recorded in the statement of operations.

      The Company’s net exposure to the foreign exchange rate risk, at book and market value, at March 31, 2003 corresponds to the following:

	Book Value	Fair Value

Loans in U.S. dollars	390,565	390,565
Hedge	336,280	333,262

Net exposure	54,285	57,303

      The valuation method used for calculating the market value of loans, financing and swap contracts was based on discounted cash flow, considering the expectations of liquidation or realization of liabilities and assets at market rates in effect at the balance sheet date. The Company intends to maintain the existing hedge operations up to their maturity.

b) Interest rates risk

      The risk relates to the possibility of the Company computing losses resulting from interest rate fluctuations, increasing the debt balances of loans obtained in the market and the financial expenses. The Company has not entered into hedge contracts against this risk. However, the Company constantly monitors the market interest rates in order to assess the need for contracting derivatives and to hedge against the risk of interest rates volatility.

      At March 31, 2003, the Company presents the amount of R$196,727 (R$206,066 at December 31, 2002) in loans and financing in local currency obtained at various fluctuating rates (as explained in Note 9), as well as short-term investments in the amount of R$176,557 (R$121,362 at December 31, 2002) and investments in marketable securities of R$747,947 (R$712,135 at December 31, 2002) based on the CDI variation.

      At March 31, 2003, the Company presents R$163,634 (R$163,358 at December 31, 2002) in loans and financing in foreign currency at variable interest rates (Libor renegotiated on a semiannual basis) and hedge contracts for these operations amounting to R$109,348 (R$106,930 at December 31, 2002) at fixed interest rates plus the exchange variation.

      Another risk to which Tele Centro Oeste Celular Participações S.A. and subsidiaries are exposed is the non-connection between the monetary updating indexes on their debts and those on accounts receivable. The

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

(A free translation from the original in Portuguese)

NOTES TO THE QUARTERLY INFORMATION — (Continued)

telephone charge readjustments do not necessarily correspond to the local interest rates rise affecting the Company’s debts.

     c) Operating credit risk

      The risk relates to the possibility of the Company computing losses derived from difficulties in collecting the amounts billed to customers, represented by cellular equipment dealers and distributors of prepaid telephone cards. In order to reduce this type of risk, the Company performs credit analyses supporting the risk management over collection problems and monitors the accounts receivable from subscribers, locking the calling capacity in case customers fail to pay their debts. With respect to shops and distributors, the Company maintains individual credit limits based on the analysis of sales potential, risk history and collection problem risks.

Credit risk linked to rendering of services

      The credit risk in relation to accounts receivable from cellular telephone services is diversified.

Credit risk linked to the sale of equipment

      The Company’s policy for selling equipment and distributing prepaid telephone cards is closely related to the credit risk levels accepted during the normal course of business. The selection of partners, the diversification of receivables portfolio, the monitoring of loan terms, position and request limits established for dealers, obtaining guarantees are procedures adopted by the Company in order to minimize possible collection problems with its trading partners.

     d) Financial credit risk

      The risk relates to the possibility of the Company computing losses derived from difficulties in the realization of short-term investments and hedge contracts. The Company and subsidiaries minimize the risks associated with these financial instruments by investing with good rating financial institutions.

15.     Subsequent Events

      On April 10, 2003 the National Telecommunications Agency — ANATEL approved the transfer of the participation of Bid S.A. in the capital of Tele Centro Oeste Celular Participações S.A. to Telesp Celular Participações S.A.

      On April 25, 2003, Tele Centro Oeste Celular Participações S.A. was notified by its controlling shareholder of the conclusion of the operation involving the transfer of the Company’s shareholding control to Telesp Celular Participações S.A., under the terms of the Preliminary Contract for the Purchase and Sale of Shares and the Contract for Purchase and Sale of Shares, and on the referred date the financial liquidation of the operation occurred as well as the transfer of the Company’s shares, representing its shareholding control, to Telesp Celular Participações S.A.

ANNEX D

INFORMATION DERIVED FROM TCO’S REPORT ON FORM 6-K FURNISHED

NOVEMBER 19, 2003

(Convenience Translation into English from the
Original Previously Issued in Portuguese)

Tele Centro Oeste Celular

Participações S.A. and
Subsidiaries

Interim Financial Statements

for the Quarter and Nine-month Period
Ended September 30, 2003
and Independent Accountants’ Review Report

Deloitte Touche Tohmatsu Auditores Independentes

(Convenience Translation into English from the Original Previously Issued in Portuguese)

INDEPENDENT ACCOUNTANTS’ REVIEW REPORT

To the Shareholders and Management of

Tele Centro Oeste Celular Participações S.A.
Brasília — DF

      1.     We have made a special review of the accompanying interim financial statements of Tele Centro Oeste Celular Participações S.A. (the “Company”) and subsidiaries, consisting of the individual and consolidated balance sheets as of September 30, 2003, and the related statements of operations for the quarter and nine-month period then ended, the performance report and relevant information, all expressed in Brazilian reais and prepared in accordance with Brazilian accounting practices under the responsibility of the Company’s management.

      2.     We conducted our review in accordance with specific standards established by the Brazilian Institute of Independent Auditors (IBRACON), together with the Federal Accounting Council, which consisted principally of: (a) inquiries of and discussions with persons responsible for the accounting, financial and operating areas as to the criteria adopted in preparing the interim financial statements, and (b) review of the information and subsequent events that had or might have had material effects on the financial position and operations of the Company and its subsidiaries.

      3.     Based on our special review, we are not aware of any material modification that should be made to the interim financial statements referred to in paragraph 1 for them to be in conformity with Brazilian accounting practices and standards issued by the Brazilian Securities Commission (CVM), specifically applicable to the preparation of mandatory quarterly information.

      4.     The individual and consolidated balance sheets as of June 30, 2003, presented for comparative purposes, were reviewed by us, and our report thereon, dated July 18, 2003, was unqualified. The individual and consolidated statements of operations for the quarter and nine-month period ended September 30, 2002, presented for comparative purposes, were reviewed by other independent auditors whose report thereon, dated November 6, 2002, was unqualified.

      5.     The accompanying interim financial statements have been translated into English for the convenience of readers outside Brazil.

São Paulo, October 21, 2003

DELOITTE TOUCHE TOHMATSU

Auditores Independentes

José Domingos do Prado
Engagement Partner

(Convenience Translation into English from the Original Previously Issued in Portuguese)

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE FINANCIAL STATEMENTS

For the Periods Ended September 30, 2003
(Amounts in thousands of Brazilian reais — R$, unless otherwise indicated)

1.     Operations

      Tele Centro Oeste Celular Participações S.A. (“Company” or “TCO”) is a publicly-traded company, which as of September 30, 2003 is owned by Telesp Celular Participações S.A. (“TCP”) (61.10% of voting capital and 20.37% of total capital), which in turn is controlled by Brasilcel N.V. (“Brasilcel”). Brasilcel is controlled by Telefónica Móviles, S.A. (50.000% of total capital), PT Móveis — Serviços de Telecomunicações, SGPS, S.A. (49.999% of total capital), and Portugal Telecom, SGPS, S.A. (0.001% of total capital).

      On April 10, 2003, the National Telecommunications Agency (ANATEL) approved the transfer of the equity interest held by BID S.A. in TCO.

      On April 25, 2003, TCO was informed by its controlling shareholder of the conclusion of the transfer of the Company’s equity interest to TCP, under the Preliminary Contract for Purchase and Sale of Shares and the Contract for Purchase and Sale of Shares. As of that date, the operation was settled and the aforementioned shares representing TCO’s controlling interest were transferred to TCP.

      The Company is the controlling company of Telegoiás Celular S.A. (“Telegoiás”), Telemat Celular S.A. (“Telemat”), Telems Celular S.A. (“Telems”), Teleron Celular S.A. (“Teleron”) and Teleacre Celular S.A. (“Teleacre”), which provide, through authorizations or concessions, wireless communications services in the States of Goiás, Tocantins, Mato Grosso, Mato Grosso do Sul, Rondônia and Acre, respectively, and owns 100% of Norte Brasil Telecom S.A. (“NBT”) which provides, through authorizations or concessions, wireless communications services in the States of Amazonas, Roraima, Amapá, Pará and Maranhão, including related services. The Company also owns TCO IP S.A. (“TCO IP”), which provides telecommunications services, Internet access, solutions and other.

      Telecommunications services provided by the subsidiaries, including related services, are regulated by ANATEL, as authorized by Law No. 9,472, of July 16, 1997, and the respective regulations, decrees, decisions and plans.

     Migration from SMC to SMP

      On February 3, 2003, ANATEL, TCO and its subsidiaries Telegoiás, Telemat, Telems, Teleron, Teleacre and NBT signed a document authorizing Personal Mobile Service (SMP), effective from the date of publication in the official government newspaper on February 5, 2003.

      Authorizations granted to TCO and to Telegoiás, Telemat, Telems, Teleron, Teleacre and NBT are valid for the remaining periods of the concessions previously granted and currently replaced, to July 24, 2006, October 29, 2008, March 30, 2009, September 28, 2009, July 21, 2009, July 15, 2009 and November 29, 2013, respectively, and may be renewed once for 15 years, on a chargeable basis.

      On July 6, 2003, the wireless operators implemented the Carrier Selection Code (CSP) on national (VC2 and VC3) and international long distance calls, in accordance with SMP rules. The operators no longer receive VC2 and VC3 revenues; instead, they receive interconnection revenues for the use of their networks on these calls.

2.     Presentation of Interim Financial Statements

      The individual and consolidated financial statements have been prepared in accordance with Brazilian accounting practices as defined by corporate law, standards applicable to concessionaires of public telecommu-

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

nication services, and accounting standards and procedures established by the Brazilian Securities Commission (CVM).

      The consolidated financial statements include the balances and transactions of the Company and its subsidiaries as of September 30, 2003.

      The financial statements as of June 30, 2003 and September 30, 2002 have been reclassified, where applicable, for comparison purposes.

      In consolidation, all intercompany balances and transactions have been eliminated.

3.     Summary of Principal Accounting Practices

      The principal accounting practices adopted by the Company and its subsidiaries in the preparation of the interim financial statements as of September 30, 2003 are basically those described in the annual financial statements as of December 31, 2002.

4.     Cash and Cash Equivalents

	Company		Consolidated

	09.30.03	06.30.03	09.30.03	06.30.03

Cash and banks	3,248	26,701	9,781	53,254
Temporary cash investments	142,885	18,571	986,038	669,685

Total	146,133	45,272	995,819	722,939

      Temporary cash investments refer principally to fixed-income bank deposit certificates (CDBs), indexed to interbank deposit (CDI) rates.

5.     Securities

			Company		Consolidated

Debentures	Annual interest rate	Maturity	09.30.03	06.30.03	09.30.03	06.30.03

FIXCEL	CDI plus 2%	August 8, 2003	—	147,054	—	223,522

Total			—	147,054	—	223,522

      The Company, directly and through its subsidiaries, acquired debentures issued by FIXCEL S.A. in the amount of R$660,000, of which R$470,000 was on July 2, 2002 and R$190,000 on August 13, 2002, with maturities on June 27, 2003 and August 8, 2003, respectively, the liquidation dates.

6.     Trade Accounts Receivable

	Company		Consolidated

	09.30.03	06.30.03	09.30.03	06.30.03

Unbilled amounts	21,655	16,237	73,169	51,490
Billed amounts	42,849	42,836	150,559	132,688
Interconnection	27,925	19,199	118,462	71,884
Products sold	11,018	10,503	59,465	55,401
Allowance for doubtful accounts	(7,268)	(6,431)	(34,423)	(32,648)

Total	96,179	82,344	367,232	278,815

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

      Changes in the allowance for doubtful accounts are as follows:

	Company		Consolidated

	2003	2002	2003	2002

Beginning balance	4,734	9,118	26,595	40,781
Addition to allowance for Q1	2,021	2,216	9,510	10,402
Write-offs(Q1)	(1,583)	(2,217)	(7,763)	(12,077)

Balance as of March 31	5,172	9,117	28,342	39,106

Addition to allowance for Q2	3,139	3,253	14,948	10,701
Write-offs(Q2)	(1,880)	(1,888)	(10,642)	(9,425)

Balance as of June 30	6,431	10,482	32,648	40,382

Addition to (reversal of) allowance for Q3	3,247	(1,459)	13,888	3,702
Write-offs(Q3)	(2,410)	(4,495)	(12,113)	(18,669)

Balances as of September 30	7,268	4,528	34,423	25,415

7.     Inventories

	Company		Consolidated

	09.30.03	06.30.03	09.30.03	06.30.03

Digital handsets	5,671	4,916	37,843	26,459
Other	2,822	2,842	9,570	10,332
Allowance for obsolescence	(376)	(376)	(1,329)	(1,329)

Total	8,117	7,382	46,084	35,462

8.     Deferred and Recoverable Taxes

	Company		Consolidated

	09.30.03	06.30.03	09.30.03	06.30.03

Recoverable income and social contribution taxes	1,388	390	2,182	710
Withholding income tax	5,352	8,065	20,121	23,478
Recoverable ICMS (State VAT)	10,027	9,337	46,364	47,275
Recoverable PIS and COFINS (taxes on revenue) and other	99	70	187	147

Recoverable taxes	16,866	17,862	68,854	71,610
Deferred income and social contribution taxes	36,213	35,710	74,509	72,755

Total	53,079	53,572	143,363	144,365

Current	45,908	44,682	111,592	115,313
Noncurrent	7,171	8,890	31,771	29,052

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

      Deferred income and social contribution tax credits are comprised of:

	Company		Consolidated

	09.30.03	06.30.03	09.30.03	06.30.03

Merged tax credit (corporate restructuring)	7,949	9,539	27,429	32,915
Tax loss carryforwards	—	—	—	10
Temporary differences — reserves and allowances:
Contingencies	23,396	22,304	23,999	22,872
Doubtful accounts	2,471	2,186	11,704	11,077
Other	2,397	1,681	11,377	5,881

Total	36,213	35,710	74,509	72,755

Current	34,624	32,530	68,664	61,784
Noncurrent	1,589	3,180	5,845	10,971

      Deferred tax credits have been recognized based on the assumption of future realization, as follows:

a)	Tax loss carryforwards of the subsidiary NBT were offset up to a limit of 30% per year of taxable income.

b)	The merged tax credit consists of the net balance of goodwill and the reserve for maintenance of integrity of shareholders’ equity (Note 30); it is realized as the goodwill is amortized through December 31, 2004.

c)	Temporary differences are realized upon payment of the accruals and effective losses on bad debts.

      Realization of the tax credits is estimated as follows:

Year	Consolidated

2003	21,745
2004	31,321
2005	21,443

Total	74,509

9.     Prepaid Expenses

	Company		Consolidated

	09.30.03	06.30.03	09.30.03	06.30.03

Financial charges	513	556	1,132	1,228
ICMS (State VAT) on sales of prepaid cards	385	409	2,290	2,325
Insurance premiums	311	171	858	484
Other	484	276	2,720	1,147

Total	1,693	1,412	7,000	5,184

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

10.     Other Assets

	Company		Consolidated

	09.30.03	06.30.03	09.30.03	06.30.03

Advances to employees and other	2,531	2,004	4,829	4,348
Auxiliary materials	920	879	75	379
Tax incentives	—	1,302	—	3,912
Swap credits	415	656	836	1,416
Advances for purchase of shares	43,330	42,242	43,330	42,242
Escrow deposits	12,263	12,199	12,730	12,548
Other	755	766	5,679	3,754

Total	60,214	60,048	67,479	68,599

Current	4,264	3,798	10,701	8,789
Noncurrent	55,950	56,250	56,778	59,810

      Company management elected to write off amounts related to investments in FINAM/ FINOR quotas, made by its subsidiaries, except NBT, in their respective 1998 income tax returns, because investment certificates have not been issued by the financial institutions to date and the market value of the quotas is immaterial.

11.     Investments

     a) Investments in Subsidiaries

	Common stock	Preferred stock	Total
Investee	interest(%)	interest(%)	interest(%)

Telegoiás	98.61	96.34	97.14
Telemat	99.51	96.27	97.83
Telems	99.63	97.64	98.54
Teleron	98.26	96.64	97.23
Teleacre	99.96	96.61	98.35
NBT	100.00	100.00	100.00
TCO IP	99.99	100.00	99.99

     b) Number of Shares Held

Investee	Common	Preferred	Total

Telegoiás	2,281	4,146	6,427
Telemat	329	345	674
Telems	542	650	1,192
Teleron	247	438	685
Teleacre	999	891	1,890
NBT	24,001	47,999	72,000
TCO IP	499	500	999

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

     c) Information on Subsidiaries

	Shareholders’	Net income
Investee	equity 09.30.03	(loss) - YTD

Telegoiás	489,234	105,465
Telemat	281,999	61,821
Telems	220,177	44,443
Teleron	69,713	17,216
Teleacre	37,186	8,468
NBT	209,674	31,721
TCO IP	(3,451)	(3,771)

     d) Components and changes

      Investments of TCO are comprised of interests in the capital of Telegoiás, Telemat, Telems, Teleron, Teleacre, NBT and TCO IP, as well as goodwill and advances for future capital increases, reserves for investment losses and other investments, as shown below:

	Company		Consolidated

	09.30.03	06.30.03	09.30.03	06.30.03

Investments in subsidiaries	1,237,359	1,144,667	—	—
Goodwill paid on investment acquisitions, net	51,539	51,929	4,787	5,177
Advance for future capital increase	510	510	—	—
Reserve for investment losses	(4,961)	(3,884)	—	—
Other investments	22	22	191	191

Investment balance	1,284,469	1,193,244	4,978	5,368

      Changes in investment balances are as follows:

	Quarters ended

	09.30.03	06.30.03

Beginning balance — investments, net of reserve for loss	1,193,244	1,138,739
Equity pick-up	92,602	92,437
Interest on capital	—	(37,558)
Goodwill paid on investment acquisitions	6	8
Reserve for investment losses	(1,077)	(1,722)
Investment in subsidiaries	84	1,243
Interest on capital and expired dividends (subsidiary)	—	487
Amortization of goodwill	(390)	(390)

Ending balance — investments, net of reserve for loss	1,284,469	1,193,244

      Goodwill in the amount of R$4,787 (R$5,177 as of June 30, 2003) refers to:

•	NBT

a)	Acquisition of the 45% equity interest in NBT from Inepar S.A. (“Inepar”) in May 1999, capital increase in June 2000 by the Company.

b)	Negative goodwill on purchase of the 1.67% equity interest in NBT from Inepar in September 2003 in the amount of R$2,282.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

c)	Amortization in the third quarter of 2003 in the amount of R$390.

•	Telegoiás

      Acquisition of Telegoiás shares in the market in November 2001.

      The goodwill related to NBT and Telegoiás is being amortized over ten and five years, respectively.

12.     Property, Plant and Equipment

		Company

		09.30.03			06.30.03
	Annual
	depreciation		Accumulated	Net book	Net book
	rate - %	Cost	depreciation	value	value

Transmission equipment	14.29	283,484	(202,053)	81,431	87,977
Switching equipment	10	85,743	(33,317)	52,426	55,632
Infrastructure	5 to 10	70,197	(40,351)	29,846	29,814
Land	—	2,185	—	2,185	2,185
Software use rights	20	42,419	(21,131)	21,288	23,058
Buildings	4	11,858	(5,723)	6,135	6,207
Terminals	50	15,465	(14,051)	1,414	1,570
Other assets	5 to 20	27,873	(12,772)	15,101	15,332
Assets and construction in progress	—	16,045	—	16,045	4,733

Total		555,269	(329,398)	225,871	226,508

		Consolidated

		09.30.03			06.30.03
	Annual
	depreciation		Accumulated	Net book	Net book
	rate - %	Cost	depreciation	value	value

Transmission equipment	14.29	808,995	(473,222)	335,773	348,707
Switching equipment	10	270,732	(94,784)	175,948	179,831
Infrastructure	5 to 10	175,349	(68,121)	107,228	108,393
Land	—	7,871	—	7,871	7,822
Software use rights	20	118,122	(49,627)	68,495	71,894
Buildings	4	27,829	(7,844)	19,985	19,566
Terminals	50	26,802	(21,163)	5,639	5,815
Concession licenses	6.90	60,550	(16,414)	44,136	48,009
Other assets	5 to 20	59,869	(25,700)	34,169	34,300
Assets and construction in progress	—	58,009	—	58,009	44,276

Total		1,614,128	(756,875)	857,253	868,613

      Management is conducting studies to evaluate the useful lives of the property items. Possible effects resulting from these studies that may change the useful lives of the assets will be recognized in the yearend financial statements for 2003.

      Starting in December 2002, the useful life of terminals was reduced to two years, in order to better reflect the state of operations. The effect of this reduction from January to September 2003 represented an increase of R$2,940 in depreciation expense.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

13.     Deferred Charges

	Consolidated

	Annual
	amortization
	rate -%	09.30.03	06.30.03

Preoperating costs:
Financial expenses	10	16,701	16,701
General and administrative expenses	10	28,060	28,060

		44,761	44,761
Accumulated amortization		(16,647)	(15,512)

Total, net		28,114	29,249

14.     Trade Accounts Payable

	Company		Consolidated

	09.30.03	06.30.03	09.30.03	06.30.03

Suppliers	36,311	31,294	124,167	100,905
Interconnection	8,837	7,278	36,816	27,907
Amounts to be repassed — SMP	15,301	—	67,540	—
Profit sharing program — employees	2,197	1,029	4,031	1,939
Other	1,075	1,881	2,090	3,416

Total	63,721	41,482	234,644	134,167

Current	63,049	40,810	233,972	133,229
Long-term	672	672	672	938

15.     Taxes Payable

	Company		Consolidated

	09.30.03	06.30.03	09.30.03	06.30.03

State VAT (ICMS)	15,593	13,449	67,594	63,631
Income and social contribution taxes	3,514	1,980	16,620	8,066
Taxes on revenue (PIS and COFINS)	2,622	2,953	8,459	9,432
FISTEL fees	8,391	5,189	36,622	22,545
FUST and FUNTTEL	265	331	1,003	1,149
Other	765	867	2,258	2,262

Total	31,150	24,769	132,556	107,085

Current	31,150	24,769	124,799	100,667
Long-term	—	—	7,757	6,418

      The long-term portion refers to the benefit under the “Programa Teleproduzir”, an agreement made with the Goiás State Government for deferral of ICMS payments, entered into on October 16, 2001. This amount will be paid in 84 monthly instalments, with a grace period of 12 months from the date of utilization, estimated for October 2004.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

16.     Loans and Financing

a) Composition of debt

			Company		Consolidated

Description	Currency	Annual charges	09.30.03	06.30.03	09.30.03	06.30.03

BNDES	R$	TJLP + 3.5% to 4%	12,823	13,908	181,678	191,282
Other	R$	Column 20-FGV	—	—	1,941	2,036
Finimp	US$	Libor + 2% to 7%	14,694	38,308	44,111	120,700
Resolution No. 2,770	US$	US$ + average interest of 7.41%	307	22,873	2,623	31,297
Export Development	US$	Libor (6 months) +
Corporation — EDC		3.90% to 5.00%	69,456	88,858	151,631	145,250
BNDES — basket of currencies	UMBNDES	Basket of currencies variation + UMBNDES + 3.5%	—	—	17,132	17,522
Interest			2,573	6,059	5,497	11,007
Total			99,853	170,006	404,613	519,094
Current			44,338	101,387	153,745	262,670
Long-term			55,515	68,619	250,868	256,424

TJLP — Brazilian long-term interest rate

Column 20-FGV (index — Getúlio Vargas Foundation)

b) Repayment schedule

      The long-term portion of loans and financing matures as follows:

Year	Company	Consolidated

2004	10,931	33,823
2005	24,215	90,560
2006	20,369	83,231
2007	—	39,663
2008	—	3,591

Total	55,515	250,868

c) Restrictive clause

      The Company and its subsidiaries have loans and financing from the National Bank for Economic and Social Development (BNDES) and Export Development Corporation (EDC), the balances of which at September 30, 2003 were R$198,810 and R$151,631, respectively. As of that date, various loan covenants were complied with by the Company.

d) Hedges

      As of September 30, 2003, the Company and its subsidiaries have exchange contracts in the amount of US$76,658,000 to totally hedge against exchange rate fluctuations on foreign currency obligations. As of September 30, 2003, the Company and its subsidiaries recognized a net unrealized loss of R$13,940 (net loss of R$14,445 as of June 30, 2003) on these hedges, represented by a balance of R$836 (R$1,416 as of June 30,

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

2003) in assets, of which R$121 (R$318 as of June 30, 2003) in current and R$715 (R$1,098 as of June 30, 2003) in noncurrent, and a balance of R$14,776 (R$15,861 as of June 30, 2003) in liabilities, of which R$10,252 (R$12,233 as of June 30, 2003) in current and R$4,524 (R$3,628 as of June 30, 2003) in long-term.

e) Guarantees

Banks	Guarantees

BNDES — TCO operators	15% of receivables and pledged CDBs equivalent to the amount of next installment payable.
BNDES — NBT	100% of receivables and pledged CDBs equivalent to the amount of next installment payable during the first year and CDBs equivalent to two installments payable in the remaining period.
EDC	TCO’s and other subsidiaries’ guarantees.
Other loans and financing	TCO’s guarantee.

17.     Other Liabilities

	Company		Consolidated

	09.30.03	06.30.03	09.30.03	06.30.03

Services to be provided — prepaid	1,539	1,635	8,411	8,625
Accrual for customer loyalty program(a)	340	340	870	870
Customers	3,670	3,044	9,731	7,913

Total	5,549	5,019	19,012	17,408

(a)	On November 1, 2002, the Company launched a customer loyalty program whereby the customer makes calls and earns points redeemable for prizes (call minutes, points in TAM airline loyalty program, and other). The points expire in 24 months. Accumulated points are accrued when granted, considering redemption prospects based on the consumption profile of participant customers. The accrual is reduced when points are redeemed by customers.

18.     Reserve for Contingencies

      The Company and its subsidiaries are parties to certain lawsuits involving labor, tax and civil matters. Management has recognized reserves for cases in which the likelihood of an unfavorable outcome is considered probable by its legal counsel.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

      Components of the reserves are as follows:

	Company		Consolidated

	09.30.03	06.30.03	09.30.03	06.30.03

Labor(c)	29	9	245	210
Civil(c)	237	5	1,785	1,465
Tax(b)	10,134	9,525	10,144	9,535
Other(a)	92,194	89,844	92,194	89,844

Total	102,594	99,383	104,368	101,054

(a)	This corresponds to original loans from Telecomunicações Brasileiras S.A. — TELEBRÁS, that, according to Attachment II to the Spin-off Report dated February 28, 1998, approved by the Shareholders’ Meeting held in May 1998, and in the opinion of Company management, should be allocated to the respective holding companies of Telegoiás and Telebrasília Celular S.A.

Management believes that there was an error in the allocation of the loans upon the spin-off, suspended the payments after the change in the Company’s control, and is restating the loans based on the general market price index (IGP-M) plus 6% annual interest.

In June 1999, the Company filed a lawsuit with a declaration claiming that all assets related to these loans are owned by it, as well as the accessory items of these assets, and also claiming for indemnities for the installments paid.

In November 1999, management decided to transfer to the holding company the liability arising from the loan originally payable to TELEBRÁS, since the liability was absorbed in the spin-off process.

On August 1, 2001, a court decision dismissed the Company’s claims in the declaratory action; however, on October 8, 2001, the Company filed an appeal, which has not yet been judged.

The opinion of the Company’s legal counsel regarding the chances of an unfavorable outcome on these contingencies is that they are probable as to the merit of the claim and possible as to the restatement index. The difference in contingencies not recognized between the original contractual rates and the restatement index used as described above is estimated at R$35,205 (R$34,600 as of June 30, 2003).

(b)	Tax

The principal tax contingencies of the subsidiaries are described below:

1) ICMS (State VAT)

On June 19, 1998, the Revenue Secretaries of the individual Brazilian States approved an agreement interpreting existing Brazilian tax law and broadening the application of the ICMS, a State value-added tax, to cover not only telecommunication services but also other services, including cellular activation fees which had not previously been subject to such tax. Pursuant to this new interpretation of tax law, the ICMS tax may be applied retroactively for such services rendered during the last five years prior to the aforementioned date.

Management believes that the attempt by the State Revenue Secretaries to extend the scope of ICMS tax to services which are supplementary to basic telecommunication services is unlawful because: (a) the State Secretaries acted beyond the scope of their authority, (b) their interpretation would subject certain services to taxation which are not considered telecommunication services, and (c) new taxes may not be applied retroactively. Accordingly, the operating companies did not accrue ICMS on cellular activations prior to June 1998 and also believe that in the period prior to 1998, the liability for any taxes is the responsibility of the spun-off company which originated the cellular companies controlled by the Company.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

After June 1998, the companies controlled by the Company started to accrue ICMS on cellular activation fees; however, based on the opinion of legal counsel, the companies reversed the accrual in the amount of R$4,925 as of June 30, 2003.

2) PIS and COFINS

The Company is a party to two lawsuits: the first challenges the increase in the COFINS rate and the second the change in the calculation basis of PIS and COFINS. Amounts for the COFINS rate increase have not been accrued while the effect of the expansion of the PIS and COFINS calculation basis has been accrued, based on legal counsel’s opinion as to the chances of success in that litigation.

The amount reserved as of September 30, 2003 was R$10,134 (R$9,525 as of June 30, 2003).

(c)	Labor and civil

Include claims for compensation for moral damages and other employee claims, for which a reserve has been recorded in the amount of R$2,030 as of September 30, 2003 (R$1,675 as of June 30, 2003) to cover any loss that might result.

Additionally, the Company is a party to several other civil and labor lawsuits totaling approximately R$5,570, for which no reserve for contingencies was recognized, based on legal counsel’s opinion.

19.     Leases (Consolidated)

      For the first nine months of 2003, the subsidiaries had expenses under lease agreements totaling R$3,114. The outstanding obligations under such agreements, adjusted for exchange rates prevailing at September 30, 2003, are R$5,256. This amount will be paid in monthly, bimonthly and quarterly installments through June 2005, as established in the related agreements.

20.     Shareholders’ Equity

a) Capital

      On April 29, 2003, pursuant to article 199 of Brazilian corporate law, the Company increased its capital by R$36,049, without issuance of new shares, through capitalization of part of the profit reserve exceeding capital as of December 31, 2002.

      As of September 30, 2003, capital is represented by shares without par value, as follows:

Thousands of
shares

Common shares	126,433,338
Preferred shares	252,766,698

Total	379,200,036

b) Dividends

      Preferred shares do not have voting rights, except in the circumstances set forth in article 12 of the by-laws; they have priority in the redemption of capital, without premium, are entitled to receive dividends of at least 25% of net income for the year, calculated as defined by article 202 of corporate law, have priority in the payment of minimum, noncumulative dividends based on the greater of the following: (a) 6% per year of the amount resulting from the division of subscribed capital by the total number of shares outstanding, or (b) 3% per year of the amount resulting from the division of shareholders’ equity by the total number of shares outstanding, and are entitled to receive dividends equivalent to those paid to holders of common shares, after

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

dividends in the same amount as mandatory minimum dividends on preferred shares have been paid to such holders.

c) Special premium reserve

      This reserve resulted from the corporate restructuring implemented by the Company and will be capitalized in favor of the controlling shareholder when the related tax benefit is effectively realized.

d) Treasury shares

      Shares held in treasury as of September 30 and June 30, 2003 totaled 5,791,394,000 common shares; in 2003, no common or preferred treasury shares have been purchased.

21.     Net Operating Revenue

	Nine Months Ended September 30

	Company		Consolidated

	2003	2002	2003	2002

Monthly subscription charges	36,709	31,764	108,527	82,737
Use of network	199,712	169,061	803,773	628,144
Roaming charges	4,542	5,959	12,109	14,868
Additional call charges	6,303	5,653	18,585	17,414
Interconnection	143,718	131,514	578,962	476,666
Additional services	6,515	3,965	20,428	9,695
Sale of products	47,561	46,893	233,606	181,854
Revenue from Internet	—	—	619	876
Other services	586	207	3,062	209
Gross operating revenue	445,646	395,016	1,779,671	1,412,463
Deductions	(87,093)	(76,747)	(373,284)	(287,795)

Total	358,553	318,269	1,406,387	1,124,668

22.     Cost of Services Provided and Products Sold

	Nine Months Ended September 30

	Company		Consolidated

	2003	2002	2003	2002

Personnel	(5,889)	(4,699)	(13,752)	(11,284)
Outside services	(7,165)	(4,969)	(32,825)	(19,823)
Connections	(5,433)	(4,153)	(27,967)	(25,889)
Rent, insurance and condominium fees	(1,984)	(1,257)	(9,658)	(6,840)
Interconnection	(32,027)	(27,064)	(125,214)	(104,020)
Taxes and contributions	(10,964)	(8,871)	(51,570)	(41,586)
Depreciation and amortization	(37,760)	(34,665)	(122,697)	(92,024)
Cost of products sold	(58,114)	(50,004)	(250,085)	(192,957)
Other	(2,206)	(2,013)	(8,627)	(6,244)

Total	(161,542)	(137,695)	(642,395)	(500,667)

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

23.     Selling Expenses

	Nine Months Ended September 30

	Company		Consolidated

	2003	2002	2003	2002

Personnel	(4,987)	(4,477)	(22,548)	(16,046)
Supplies	(350)	(593)	(2,802)	(3,059)
Outside services	(25,559)	(16,619)	(128,656)	(89,349)
Rent, insurance and condominium fees	(1,742)	(897)	(5,114)	(3,662)
Taxes and contributions	(53)	(11)	(159)	(71)
Depreciation and amortization	(1,483)	(1,355)	(5,813)	(8,330)
Allowance for doubtful accounts	(8,407)	(4,010)	(38,346)	(24,805)
Other	(790)	(2,678)	(2,795)	(3,644)

Total	(43,371)	(30,640)	(206,233)	(148,966)

24.     General and Administrative Expenses

	Nine Months Ended September 30

	Company		Consolidated

	2003	2002	2003	2002

Personnel	(30,951)	(22,841)	(42,383)	(30,764)
Supplies	(1,172)	(870)	(2,671)	(2,287)
Outside services	(29,324)	(19,088)	(59,592)	(41,058)
Consulting — technology and management fee	(1,551)	(2,033)	(4,819)	(8,599)
Rent, insurance and condominium fees	(3,899)	(1,356)	(5,799)	(3,616)
Taxes and contributions	(1,627)	(1,088)	(2,135)	(1,210)
Depreciation and amortization	(10,183)	(7,207)	(21,617)	(12,930)
Other	(121)	(178)	(335)	(263)

Total	(78,828)	(54,661)	(139,351)	(100,727)

25.     Other Operating Income (Expenses)

	Nine Months Ended September 30

	Company		Consolidated

	2003	2002	2003	2002

Income:
Fines	3,756	2,990	16,421	12,474
Recovered expenses	178	247	493	247
Reversal of reserves	2,675	16	5,573	312
Other	32,506	20,509	7,779	2,255

Total	39,115	23,762	30,266	15,288

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

	Nine Months Ended September 30

	Company		Consolidated

	2003	2002	2003	2002

Expenses:
Provision for contingencies	(628)	(45)	(962)	(178)
Telegoiás and NBT goodwill amortization	(1,171)	(1,171)	(1,171)	(1,171)
Taxes other than on income	(7,974)	(5,864)	(20,836)	(14,167)
Other	(1,576)	(2,829)	(5,807)	(9,689)

Total	(11,349)	(9,909)	(28,776)	(25,205)

26.     Financial Income (Expenses)

	Nine Months Ended September 30

	Company		Consolidated

	2003	2002	2003	2002

Income:
Interest and other	44,264	26,516	179,613	110,595
Exchange variations on assets(*)	56,098	1,481	71,794	1,712
Gains on derivatives	—	78,830	—	107,086
PIS/ COFINS on financial income	(4,565)	(3,900)	(11,906)	(8,152)

Total	95,797	102,927	239,501	211,241

Expenses:
Interest and other	(29,390)	(66,836)	(62,799)	(108,540)
Monetary/exchange variations on liabilities(*)	920	(106,073)	2,541	(166,629)
Losses on derivatives	(65,631)	—	(84,704)	—

Total	(94,101)	(172,909)	(144,962)	(275,169)

(*)	Reflects currency fluctuations on debt denominated in foreign currency, including transactions with BNDES linked to the basket of currencies — UMBNDES.

27.	Taxes on Income

      The Company and its subsidiaries estimate monthly the amounts for income and social contribution taxes, on the accrual basis. The subsidiary TCO IP has tax losses without deferral of income and social contribution tax credits since no profit is expected. The income and social contribution tax effect on these losses has been recorded under “Unrecognized income and social contribution taxes” in the reconciliation of taxes on income below, in the amount of R$1,322. Deferred taxes are provided on temporary differences as shown in Note 8. Income and social contribution taxes charged to income comprise the following:

	Nine Months Ended September 30

	Company		Consolidated

	2003	2002	2003	2002

Income tax	(26,971)	(18,847)	(131,682)	(78,286)
Social contribution tax	(9,827)	(6,781)	(47,649)	(28,339)

Total	(36,798)	(25,628)	(179,331)	(106,625)

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

      A reconciliation of the taxes on income reported and the amounts calculated at the combined statutory rate of 34% is as follows:

	Company		Consolidated

	2003	2002	2003	2002

Income before taxes	363,098	215,796	511,627	300,485

Income and social contribution taxes at combined statutory rate	(123,453)	(73,371)	(173,953)	(102,165)
Permanent additions:
Nondeductible expenses	(1,334)	(12,680)	(4,060)	(5,159)
Expired interest on capital	(624)	—	(793)	—
Permanent exclusions:
Equity pick-up	88,183	60,090	—	—
Other:
Unrecognized income and social contribution taxes	3	—	(1,322)	—
Surtax difference	18	26	144	117
Other adjustments	409	307	653	582

Income and social contribution tax charges	(36,798)	(25,628)	(179,331)	(106,625)

28.	Financial Instruments and Risk Management (Consolidated)

     a) Risk Considerations

      The major market risks to which the Company and its subsidiaries are exposed include:

•	Credit risk: arising from any difficulty in collecting telecommunication services provided to customers and revenues from the sale of handsets by the distributer network.

•	Interest rate risk: resulting from debt and premiums on derivative instruments contracted at floating rates and involving the risk of increases in interest expenses as a result of an unfavorable upward trend in interest rates (LIBOR, CDI, UMBNDES and TJLP).

•	Currency risk: related to debt contracted in foreign currency and associated with potential losses resulting from adverse exchange rate movements.

      Since they were formed, the Company and its subsidiaries have been actively managing and mitigating risks inherent in their operations by means of comprehensive operating procedures, policies and initiatives.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

     Credit Risk

      Credit risk from providing telecommunication services is minimized by strictly monitoring the Company’s customer portfolio and actively addressing delinquent receivables by means of clear policies relating to the concession of postpaid services. In relation to the Company’s customers, 73% use prepaid services that require pre-loading, thus not representing a credit risk to the Company. Delinquent receivables in the third quarter of 2003 represented 2.2% of gross revenue (0.7% in the third quarter of 2002).(*)

      Credit risk from the sale of handsets is managed by adopting a conservative credit granting policy which encompasses the use of advanced risk management methods that include applying credit scoring techniques, analyzing the potential customers’ balance sheet, and making inquiries of credit protection agencies’ databases. In addition, an automatic control has been implemented in the sales module for releasing products which is integrated with the distribution module of the Company’s ERP system for consistent transactions. Delinquent receivables in the distributer network resulted in a provision reversal of 0.28% in the third quarter of 2003 (6.81% provision in the third quarter of 2002) of handset sales for the Company.(*)

     Interest Rate Risk

      The Company is exposed to fluctuations in TJLP, CDI and UMBNDES (local indices) on financing from BNDES. As of September 30, 2003, these operations amounted to R$198,810.

      A portion of foreign currency-denominated loans is also exposed to Libor interest rate risk associated with foreign loans. As of September 30, 2003, these operations amounted to US$51,868,000.

      The Company has not entered into derivative operations to hedge against these risks.

     Currency Risk

      The Company and its subsidiaries utilize derivative financial instruments to protect against the currency risk on foreign currency-denominated loans. Such instruments usually include swap contracts.

      The Company’s net exposure to currency risk as of September 30, 2003 is shown in the table below:

Loans and financing	(75,219)
Hedge instruments	76,658

Net exposure — positive	1,439

     b) Derivative Instruments

      The Company and its subsidiaries record derivative gains and losses as a component of net financial expenses.

      Book and market values of loans and financing, and derivative instruments are estimated as follows:

	Book	Market	Unrealized
	Value	Value	Gains

Loans and financing	(404,613)	(382,985)	21,628
Derivative instruments	(13,940)	(6,912)	7,028

Total	(418,553)	(389,897)	28,656

(*)	Calculation of delinquent receivables:
(loss and allowance for delinquent receivables/gross revenues from services) * 100
(loss and allowance for delinquent receivables/gross revenues from sales of products) * 100

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

     c) Market Value of Financial Instruments

      The market values of loans and financing, and swaps contracts were determined based on the discounted cash flows, using projected available interest rate information.

      Estimated market values of the Company’s financial assets and liabilities have been determined using available market information and appropriate valuation methodologies. Accordingly, the estimates presented above are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated market values.

29.     Post-Retirement Benefit Plans (Consolidated)

      The Company, together with other companies of the former Telebrás System, sponsor private pension and health care plans for retired employees, managed by Fundação Sistel de Seguridade Social (“Sistel”). Until December 1999, all sponsors of the plans managed by Sistel were unified as to all plans then existing. On December 28, 1999, these sponsors negotiated conditions to create pension plans individualized by sponsor (PBS-TCO) and continuation of solidarity only for the participants already covered and who were in such position on January 31, 2000 (PBS-A), thus resulting in a proposal for the restructuring of Sistel’s by-laws and regulations which was approved by the Secretariat for Social Security and Supplementary Benefits on January 13, 2000.

      Due to the end of unification in December 1999, the Company individually sponsors a defined benefit plan — PBS-TCO. In addition to the supplementary pension benefit, a multiemployer health care plan (PAMA) is provided for retired employees and their dependents, at shared costs.

      Contributions to the PBS-TCO Plan are determined based on actuarial valuations prepared by independent actuaries, in accordance with rules in force in Brazil. Costing is determined using the capitalization method and the contribution due by the sponsor is equivalent to 13.5% of the payroll for employees covered by the plan, of which 12% is allocated to fund the PBS-TCO Plan and 1.5% for the PAMA Plan.

      For 99% of the Company’s employees, there is an individual defined contribution plan — the TCOPREV Plan, established by Sistel in August 2000. This plan is maintained by contributions made by both participants (employees) and the sponsors, which are credited to participants’ individual accounts. The Company is also responsible for the administrative and plan maintenance expenses, including risks of death and disability of participants. The employees participating in the defined benefit plan (PBS-TCO) were granted the option of migrating to the TCOPREV Plan. This option was extended to employees who did not participate in the PBS-TCO Plan, as well as to all new hires. The Company’s contributions to the TCOPREV Plan are equal to those of the participants, up to 8% of the contribution salary, according to the percentage chosen by the participant.

      Through September 2003, the Company has contributed the amount of R$3 (R$12 in 2002) to the PBS-TCO Plan and R$3,008 (R$2,186 in 2002) to the TCOPREV Plan in the current year.

      The actuarial valuation of the plans was made using the projected unit credit method. For multiemployer plans (PAMA and PSB-A), apportionment of assets is made based on the sponsoring entity’s actuarial liabilities in relation to the plans’ total actuarial liabilities. As of December 31, 2002, the total liability recognized amounted to R$463.

30.     Corporate Restructuring

      On January 14, 2000, the corporate restructuring plan was concluded, in which the goodwill paid on the privatization process of the Company was transferred to its subsidiaries.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

      The accounting records maintained for corporate and tax purposes include the Companies’ specific accounts related to merged goodwill, the related reserve, and the respective amortization, reversal and tax credit. As of September 30, 2003, balances are as follows:

	Balances	Company		Consolidated
	on Date of
	Merger	09.30.03	06.30.03	09.30.03	06.30.03

Balance sheet:
Merged goodwill	322,693	23,379	28,055	80,673	96,808
Merged reserve	(212,977)	(15,430)	(18,516)	(53,244)	(63,893)

Net effect equivalent to merged tax credit	109,716	7,949	9,539	27,429	32,915

	Periods ended

	09.30.03	06.30.03	09.30.03	06.30.03

Statement of operations:
Goodwill amortization	(14,027)	(9,351)	(48,404)	(32,269)
Reversal of reserve	9,258	6,171	31,947	21,298
Tax credit	4,769	3,180	16,457	10,971

Effect on net income	—	—	—	—

      As shown above, the amortization of goodwill, net of the reversal of the reserve and of the corresponding tax credit, results in a zero effect on income and, consequently, on the basis for calculating the mandatory minimum dividend. For a better presentation of the financial position of the companies in the financial statements, the net amount of R$27,429 as of September 30, 2003 (R$32,915 as of June 30, 2003), which, in essence, represents the merged tax credit balance, was classified in the balance sheet as current and noncurrent assets under deferred taxes (Note 8).

31.     Related-Party Transactions

      The principal transactions with unconsolidated related parties are as follows:

(a) Use of network and long-distance (roaming) cellular communication: these transactions involve companies owned by the same group: Telecomunicações de São Paulo S.A., Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Telesp Celular S.A., Global Telecom S.A. and Celular CRT S.A. These transactions were established based on contracts between Telebrás and the operating concessionaires before privatization under the terms established by ANATEL.

(b) Receivables from affiliates refer to the repass of the Company’s administrative expenses to its subsidiaries.

(c) Payables to affiliates refer to loans between the Company and its subsidiaries.

      The commercial conditions of these services are based on the usual market practices applied to the Companies’ other contracts.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

      A summary of balances and transactions with unconsolidated related parties is as follows:

	Company		Consolidated

	09.30.03	06.30.03	09.30.03	06.30.03

Assets:
Trade accounts receivable	2,745	5,380	—	—
Receivables from subsidiaries and affiliates	8,515	23	13,756	1,975
Loans and financing	5,870	—	—	—
Liabilities:
Trade accounts payable	5,905	520	37,598	2,333
Loans and financing	—	10,961	—	—
Statement of operations:
Revenue from telecommunications services	11,658	2,248	25,961	—
Cost of services provided	(4,075)	(3,888)	(3,289)	—
Selling expenses	(559)	—	(2,434)	—
General and administrative expenses	(4,879)	—	(7,564)	—
Financial expenses, net	(1,441)	(1,396)	—	—
Other operating income, net	31,084	20,247	—	—

32.     Insurance (Consolidated)

      The Company and its subsidiaries monitor the risks inherent in their activities. Accordingly, as of September 30, 2003, the companies had insurance to cover operating risks, civil liability, health, etc. The companies’ managements consider that the amounts are sufficient to cover possible losses. The main assets, liabilities or interests covered by insurance are as follows:

Types	Insured amounts

Operating risks	341,944
General civil liability	1,000
Vehicle fleet	77

(Convenience Translation into English from the Original Previously Issued in Portuguese)

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

BALANCE SHEETS

As of September 30 and June 30, 2003

	Company		Consolidated

	09.30.03	06.30.03	09.30.03	06.30.03

	(In thousands of Brazilian reais — R$)
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	146,133	45,272	995,819	722,939
Securities	—	147,054	—	223,522
Trade accounts receivable, net	96,179	82,344	367,232	278,815
Receivables from subsidiaries and affiliates	23	23	—	—
Inventories	8,117	7,382	46,084	35,462
Deferred and recoverable taxes	45,908	44,682	111,592	115,313
Prepaid expenses	1,693	1,412	7,000	5,184
Other	4,264	3,798	10,701	8,789

	302,317	331,967	1,538,428	1,390,024

NONCURRENT ASSETS
Deferred and recoverable taxes	7,171	8,890	31,771	29,052
Receivables from affiliates	5,870	—	—	—
Other	55,950	56,250	56,778	59,810

	68,991	65,140	88,549	88,862

PERMANENT ASSETS
Investments	1,284,469	1,193,244	4,978	5,368
Property, plant and equipment, net	225,871	226,508	857,253	868,613
Deferred charges, net	—	—	28,114	29,249

	1,510,340	1,419,752	890,345	903,230

TOTAL ASSETS	1,881,648	1,816,859	2,517,322	2,382,116

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Payroll and related accruals	8,196	6,256	14,853	11,112
Trade accounts payable	63,049	40,810	233,972	133,229
Taxes payable	31,150	24,769	124,799	100,667
Loans and financing	44,338	101,387	153,745	262,670
Interest on capital and dividends payable	14,319	14,287	20,484	20,469
Derivatives	6,185	8,139	10,252	12,233
Other	5,549	5,019	19,012	17,408

	172,786	200,667	577,117	557,788

LONG-TERM LIABILITIES
Loans and financing	55,515	68,619	250,868	256,424
Loans from affiliates	—	10,961	—	—
Taxes payable	—	—	7,757	6,418
Reserve for contingencies	102,594	99,383	104,368	101,054
Derivatives	2,935	3,581	4,524	3,628
Other	672	672	672	938

	161,716	183,216	368,189	368,462

MINORITY INTEREST	—	—	24,870	22,890

SHAREHOLDERS’ EQUITY
Capital	570,095	570,095	570,095	570,095
Capital reserves	114,381	114,381	114,381	114,381
Profit reserves	322,165	322,165	322,165	322,165
Retained earnings	589,667	475,497	589,667	475,497
Treasury shares	(49,162)	(49,162)	(49,162)	(49,162)

	1,547,146	1,432,976	1,547,146	1,432,976

TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	1,881,648	1,816,859	2,517,322	2,382,116

The accompanying notes are an integral part of these financial statements.

(Convenience Translation into English from the Original Previously Issued in Portuguese)

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

STATEMENTS OF OPERATIONS

For the Nine-Month Periods Ended September 30, 2003 and 2002

	Company		Consolidated

	2003	2002	2003	2002

	(In thousands of Brazilian reais — R$,
	except for per share data)
	(Unaudited)
GROSS REVENUE
Telecommunication services	398,085	348,123	1,546,065	1,230,609
Sales of products	47,561	46,893	233,606	181,854

	445,646	395,016	1,779,671	1,412,463
Deductions	(87,093)	(76,747)	(373,284)	(287,795)

NET OPERATING REVENUE	358,553	318,269	1,406,387	1,124,668
Cost of services provided and products sold	(161,542)	(137,695)	(642,395)	(500,667)

GROSS PROFIT	197,011	180,574	763,992	624,001
OPERATING INCOME (EXPENSES)
Selling expenses	(43,371)	(30,640)	(206,233)	(148,966)
General and administrative expenses	(78,828)	(54,661)	(139,351)	(100,727)
Other operating expenses	(11,349)	(9,909)	(28,776)	(25,205)
Other operating income	39,115	23,762	30,266	15,288
Equity pick-up	259,367	176,735	—	—

	164,934	105,287	(344,094)	(259,610)

INCOME BEFORE FINANCIAL INCOME
(EXPENSES)	361,945	285,861	419,898	364,391
Financial expenses	(94,101)	(172,909)	(144,962)	(275,169)
Financial income	95,797	102,927	239,501	211,241

INCOME FROM OPERATIONS	363,641	215,879	514,437	300,463
Nonoperating income (expenses), net	(543)	(83)	(2,810)	22

INCOME BEFORE TAXES	363,098	215,796	511,627	300,485
Provision for income and social contribution taxes	(36,798)	(25,628)	(179,331)	(106,625)
Reversal of interest on capital	—	40,000	—	40,811
Minority interest	—	—	(5,996)	(4,503)

NET INCOME	326,300	230,168	326,300	230,168

EARNINGS PER THOUSAND SHARES — R$	0.87	0.62

The accompanying notes are an integral part of these financial statements.

(Convenience Translation into English from the Original Previously Issued in Portuguese)

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

STATEMENTS OF OPERATIONS

For the Quarters Ended September 30, 2003 and 2002

	Company		Consolidated

	2003	2002	2003	2002

	(In thousands of Brazilian reais — R$,
	except for per share data)

	(Unaudited)
GROSS REVENUE
Telecommunication services	131,770	123,760	537,290	451,743
Sales of products	20,384	17,629	99,872	63,867

	152,154	141,389	637,162	515,610
Deductions	(29,562)	(27,822)	(132,574)	(107,314)

NET OPERATING REVENUE	122,592	113,567	504,588	408,296
Cost of services provided and products sold	(52,183)	(50,744)	(221,641)	(182,108)

GROSS PROFIT	70,409	62,823	282,947	226,188
OPERATING INCOME (EXPENSES)
Selling expenses	(15,378)	(9,311)	(76,861)	(47,450)
General and administrative expenses	(26,293)	(20,335)	(49,865)	(36,765)
Other operating expenses	(4,400)	(3,384)	(11,262)	(8,056)
Other operating income	11,042	6,968	11,273	5,119
Equity pick-up	91,525	59,737	—	—

	56,496	33,675	(126,715)	(87,152)

INCOME BEFORE FINANCIAL INCOME (EXPENSES)	126,905	96,498	156,232	139,036
Financial expenses	(7,920)	(88,244)	(19,970)	(138,436)
Financial income	8,800	67,116	47,946	111,167
INCOME FROM OPERATIONS	127,785	75,370	184,208	111,767
Nonoperating income (expenses), net	(1,166)	(1,521)	(3,850)	11,059

INCOME BEFORE TAXES	126,619	73,849	180,358	122,826
Provision for income and social contribution taxes	(12,449)	(4,904)	(64,114)	(52,325)
Reversal of interest on capital	—	—	—	(30)
Minority interest	—	—	(2,074)	(1,526)

NET INCOME	114,170	68,945	114,170	68,945

EARNINGS PER THOUSAND SHARES — R$	0.31	0.18

The accompanying notes are an integral part of these financial statements.

ANNEX E

FINANCIAL STATEMENTS OF DDI DO BRASIL LTDA. (WHOSE NAME WAS SUBSEQUENTLY CHANGED TO DAINI DO BRASIL S.A.) AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1999 AND 2000, ORIGINALLY SET FORTH ON

PAGES F-70 THROUGH F-85 OF TCP’S REGISTRATION STATEMENT ON FORM F-3/A
FILED JULY 1, 2002

INDEPENDENT AUDITORS’ REPORT

To The Board of Directors and Quotaholders of

DDI do Brasil Ltda.
São Paulo — SP

      We have audited the accompanying balance sheets of DDI do Brasil Ltda. as of December 31, 1999 and 2000 and the related statements of income, changes in quotaholders’ equity and changes in financial position for the years ended December 31, 1999 and 2000. The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DDI do Brasil Ltda. as of December 31, 1999 and 2000, and the results of its operations, changes in its quotaholders’ equity and changes in its financial position for the years ended December 31, 1999 and 2000, in conformity with generally accepted accounting principles in Brazil.

      The generally accepted accounting principles in Brazil vary in certain respects from generally accepted accounting principles in the United States of America. Application of generally accepted accounting principles in the United States of America would have affected results of operations and quotaholders’ equity for the years ended December 31, 1999 and 2000, to the extent summarized in Note 11 to the financial statements.

/s/ KPMG AUDITORES INDEPENDENTES

KPMG AUDITORES INDEPENDENTES

January 30, 2001, expect as to note 10, which is as of June 19, 2002.

Curitiba, Paranà

DDI DO BRASIL LTDA.

BALANCE SHEETS AS OF DECEMBER 31, 1999 AND 2000

	December 31,

	1999	2000

	(Amount expressed in
	thousands of
	Brazilian reais)
ASSETS
Current assets:
Cash and cash equivalents	2,848	717
Accounts receivable	21	3,126
Recoverable taxes	562	710
Other accounts receivable	4	3

Total current assets	3,435	4,556

Permanent assets:
Investment	244,676	182,278
Fixed assets	32	25

Total permanent assets	244,708	182,303

Total	248,143	186,859

LIABILITIES
Current liabilities:
Taxes payable	17	430
Other accounts payable	—	20

Total current liabilities	17	450

Quotaholders’ equity
Capital	314,372	447,430
Accumulated deficit	(66,246)	(261,021)

Total quotaholders’ equity	248,126	186,409

Total	248,143	186,859

See the accompanying notes to the financial statements which are an integral part of these statements.

DDI DO BRASIL LTDA.

STATEMENTS OF OPERATIONS FOR THE YEARS ENDED

DECEMBER 31, 1999 AND 2000

	December 31,

	1999	2000

	(Amount expressed in
	thousands of
	Brazilian reais —
	except loss per quota)
Net operating revenue	—	2,830
Cost of services rendered	—	—

Gross profit	—	2,830
Operating income (expenses):
Administrative and general expenses	(758)	(2,441)
Financial expenses	(276)	(216)
Financial income	225	385
Equity in result of associated company	(66,897)	(195,195)

Operating loss:	(67,706)	(194,637)
Non operating income	288	—

Net loss before income and social contribution taxes:	(67,418)	(194,637)
Income and social contribution taxes	—	(138)

Loss for the year	(67,418)	(194,775)

Loss per quota — R$	(0.0021)	(0.0044)

Number of quotas at year-end (thousand)	31,437,202	44,742,947

See the accompanying notes to the financial statements which are an integral part of these statements.

DDI DO BRASIL LTDA.

STATEMENTS OF CHANGES IN QUOTAHOLDERS’ EQUITY FOR THE YEARS ENDED

DECEMBER 31, 1999 AND 2000

		Accumulated
	Capital	Profits
	Stock	(Deficit)	Total

	(Amount expressed in thousands
	of Brazilian reais)
Balances at January 1, 1999	108,000	1,172	109,172
Capital increases with issuance of quotas for cash	206,372	—	206,372
Loss for the year	—	(67,418)	(67,418)

Balances at December 31, 1999	314,372	(66,246)	248,126
Capital increases with issuance of quotas for cash	133,058	—	133,058
Loss for the year	—	(194,775)	(194,775)

Balance at December 31, 2000	447,430	(261,021)	(186,409)

See the accompanying notes to the financial statements which are an integral part of these statements.

DDI DO BRASIL LTDA.

STATEMENTS OF CHANGES IN FINANCIAL POSITION FOR THE YEARS ENDED

DECEMBER 31, 1999 and 2000

	December 31,

	1999	2000

	(Amounts expressed in
	thousands of
	Brazilian reais)
Sources of funds:
Operations
Loss for the year	(67,418)	(194,775)
Items not affecting working capital
Depreciation	8	8
Equity in result of associated company	66,897	195,195

Total sources from operations	(513)	428
From quotaholders
Capital increase with issuance of quotas for cash	206,372	133,058

Total sources	205,584	133,486

Application of funds:
Investments	205,584	132,797
Fixed Assets	1	1

Total of funds	205,585	132,798
Increase in working capital	274	688

Changes in working capital:
Current assets	(54)	1,121
Current liabilities	(328)	433

Increase in working capital	274	688

See the accompanying notes to the financial statements which are an integral part of these statements.

DDI DO BRASIL LTDA.

NOTES TO THE FINANCIAL STATEMENTS

For the Years Ended December 31, 1999 and 2000
(Amount expressed in thousands of Brazilian reais, unless otherwise indicated)

1.     Operations

      DDI do Brasil Ltda., was constituted in Brazil on February 14, 1997, as a limited liability company. It is a holding company for the investment of DDI Corporation of Japan in Global Telecom S.A.

      Global Telecom S.A. was constituted on December 22, 1997 to provide mobile telephone services under a license granted by the National Agency for Telecommunications (ANATEL) in accordance with Brazilian Law.

      On April 8, 1998, Global Telecom S.A. was granted a license to operate B Band mobile telephone services in two states of Brazil (Paraná and Santa Catarina), for a 15-year period, renewable for a further 15 years under certain conditions.

      Global Telecom S.A. has incurred operating losses and negative cash flow from operations since inception and has a working capital deficit at December 31, 2000. Operating losses and negative cash flows from operations are expected to continue in the future until such time as the Company is successful in securing a subscriber base capable of generating a higher level of operating revenues.

2.     Presentation of the Financial Statements

      These financial statements were prepared in accordance with generally accepted accounting principles in Brazil.

3.     Summary of the Principal Accounting Practices

     a.     Cash and Cash Equivalents

      Cash and cash equivalents are represented by temporary cash investments, stated at cost plus interest accrued to the balance sheet date, with original maturity dates of 90 days or less.

     b.     Accounts Receivable

      Accounts receivable mainly relate to management fee provided to the associated company Global Telecom S.A.

     c.     Investments

      The permanent investment in the associated company Global Telecom S.A. is valued using the equity method.

     d.     Goodwill

      Goodwill, which represents the excess of purchase price over the proportional share of carrying value of net assets acquired, is not being amortized as it was based on the future profitability of the associated company. Thus when the associated company starts to generate profit the goodwill amortization will start. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

DDI DO BRASIL LTDA.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

     e.     Fixed Assets

      Fixed assets are stated at the cost of acquisition, less accumulated depreciation. Depreciation of property and equipment is calculated under the straight-line method based on the estimated useful lives of these assets.

     f.     Income and Social Contribution Taxes

      Income tax is computed at the rate of 15% of taxable income. The social contribution tax is computed at the rate of 9% of adjusted taxable income. The Company did not record deferred tax assets in excess of deferred tax credits, since their realization is not considered to be probable.

     g.     Revenue Recognition

      Revenues for certain management fee provided to associated company are recognized when chargeable services are provided.

     h.     Financial (Expense) Income

      Financial (expense) income represents interest earned (incurred) during the period.

     i.     Loss per Quota

      The loss per quota is calculated based on the number of quotas at the balance sheet date.

     j.     Use of Estimates

      The preparation of financial statements requires management to make estimates and assumptions, relating to the reporting of assets (primarily related to impairment test on the investment in associated company) and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the period reported. Actual results could differ from those estimates.

4.     Net Operating Revenue

      The only net revenue recorded in the period, amounting R$2,820, relates to reimbursement of personnel and general expenses by the associated company Global Telecom S.A., due to services rendered by the board of directors of DDI do Brasil Ltda.

5.     Administrative and General Expenses

	1999	2000

Personnel	289	1,202
Taxes	363	747
General	76	289
Other	30	203

Total	758	2,441

DDI DO BRASIL LTDA.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

6.     Accounts Receivable

	1999	2000

Intercompany receivable	—	3,098
Other	21	28

Total	21	3,126

      The Intercompany receivable refers to reimbursement of personnel and general expenses by the associated company Global Telecom S.A.

7.     Investments

	1999	2000

Investment in associated company	221,469	31,766
Goodwill on acquisition of shares of the associated company	23,207	43,041
Advance for future capital increase	—	107,471

Total	244,676	182,278

      The goodwill on the purchase of the investment is based on expected future gains and according to forecasts, Global Telecom S.A. should start to record positive results after 2003, thus, the goodwill should be amortized as from 2003.

      The movement on the investment in associated company is demonstrated below:

	1999	2000

Opening balance for investment	105,989	221,469
Capital increase	182,377	5,492
Equity interest in loss for the year	(66,897)	(195,195)

Investment balance at the end of the year	221,469	31,766

      Total shareholders’ equity of the associated company:

	1999	2000

Associated company’s capital stock	615,481	615,481
Loss for the year	(142,791)	(408,357)
Accumulated deficit	—	(142,791)

Subtotal	472,690	64,333
Advances for future capital increase	—	210,000

Total	472,690	274,333

      Associated company’s total shares:

	1999	2000

Ordinary	505,210	505,210
Preferred	1,010,420	1,010,420

Total	1,515,630	1,515,630

DDI DO BRASIL LTDA.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

      Number of shares held:

	1999	2000

Ordinary	248,629	244,235
Preferred	461,478	480,236

Total	710,107	724,471

      Participation (%):

	1999	2000

Ordinary	49,213	48,343
Preferred	45,672	47,528

Total	46,852	47,800

8.     Capital

      Capital comprises nominal quotas of R$ 0.01 each, fully subscribed and paid up, in local currency, and distributed between the partners as follows:

	1999		2000

	Quantity of		Quantity of
	Quotas	Amount (R$)	Quotas	Amount (R$)

DDI Corporation	31,437,201,536	314,372,015	44,742,946,710	447,429,467
Jorge Hachiya Saeki	100	1	100	1

Total	31,437,201,636	314,372,016	44,742,946,810	447,429,468

      The quotaholders have right of preference in the purchase of quotas from any partner who intends to sell part or all of his quotas, within a period of 60 (sixty) days.

9.     Subsequent Event

      On January 2, 2001, the company’s name and legal status was changed from that of a limited liability partnership (DDI do Brasil Ltda.) to a limited liability corporation named Daini do Brasil S.A.

      In January 2001, the shareholders of Global Telecom S.A., Daini do Brasil S.A., GlobalTelcom Ltda., and Inepar Telecomunicações Ltda., exercised their right of preference to purchase 19.31% of the ordinary shares and 42.24% of the preference shares in Global Telecom S.A. belonging to Motorola NMG do Brasil Ltda.

      On January 13, 2001, the controlling shareholders of the holding companies Daini do Brasil S.A., GlobalTelcom Ltda., Inepar Telecomunicações Ltda., and Motorola NMG do Brasil Ltda., which control Global Telecom S.A. signed an agreement to sell their investments in the holding companies to Telesp Celular Participações Ltda., a company controlled by Portugal Telecom. Initially Telesp Celular Participações Ltda. will hold an indirect investment of 82.2% of the capital in Global Telecom S.A. (49% of the ordinary shares and 100% of the preferred shares). Telesp Celular Participações will indirectly hold 100% of the investment in Global Telecom S.A., with the purchase of the remaining 51% of the ordinary shares, as soon as the approval of the regulatory authorities has been received.

DDI DO BRASIL LTDA.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

10.	Summary of the Differences Between BR GAAP and US GAAP and Additional Disclosures Required by US GAAP

      The Company’s accounting practices comply with generally accepted accounting principles in Brazil (BR GAAP). In July 1997, the three-year cumulative inflation rate for Brazil fell below 100%. Thus, at that time, Brazil was not considered to be a highly inflationary economy for United States reporting purposes.

      US GAAP disclosure requirements differ from those required by BR GAAP. However, in these financial statements, the level of disclosure has been expanded to comply with US GAAP.

      A reconciliation between Net income and Quotaholders’ equity according to BR GAAP and US GAAP is presented later in this note.

      The main accounting practices of BR GAAP, which differ significantly from US GAAP are described below:

a.	Classification of Financial Income (Expenses)

      Under BR GAAP financial income (expenses) are classified as operating expenses. For US GAAP purposes financial income (expenses) are classified in the statement of operations as non-operating expenses.

b.	The Losses per Quota

      The BR GAAP computation of losses per quota is based on quotas at year-end. Under US GAAP Statement of Financial Accounting Standards No. 128, “Earnings per Share”, the computation is based on the weighted average quotas during the year.

     c.     Valuation of Equity Interest

      For US GAAP, the Company has been adopting the equity method in accordance with Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock,”. The associated company, Global Telecom S.A., has been using the provisions of SFAS No. 121 “Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be disposed of” to evaluate the need to record impairment to its property, plant and equipment. The Company periodically evaluates the carrying value of its equity investment, when events and circumstances warrant such a review.

     d.     Change of Interest in Global Telecom S.A.

      On October 29, 1999, the Company acquired 16.03% of the outstanding voting shares and 5.25% of the outstanding non-voting preferred shares of Global Telecom S.A. (GT) for a total purchase price of R$ 77,642.

      On September 19, 2000, the Company acquired a further 0.87% of the outstanding voting shares and 1.86% of the outstanding non-voting preferred shares of Global Telecom S.A. (GT) for a total purchase price of R$ 25,326.

      The Company’s aggregate indirect economic interest represents 46.85% of the total equity of GT at December 31, 1999 and 47.80% of the total equity at December 31, 2000.

      Under BR GAAP the assets and liabilities of each acquisition are recorded at their book values, when under US GAAP fair values are utilized. Both are accounted for by the purchase method.

      For US GAAP reconciliation purposes, fair values have been assigned to DDI’s proportional interest in acquired assets and liabilities in each acquisition mentioned above, in accordance with US practices applicable to each specific transaction (APB 18).

DDI DO BRASIL LTDA.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

      Under US GAAP the allocation of each purpose consideration was made as follows:

	1999	2000

Investment in non-consolidated affiliate	54,435	5,492
Property, plant and equipment — fair value difference from book value	—	(152)
Intangible assets — customer list	—	784
Goodwill	23,207	19,202

Purchase price	77,642	25,326

      In 1999, no significant difference on customer list and on property, plant and equipment between fair value and book value arose, as these assets were acquired or constructed recently.

      In 2000, the value of property, plant and equipment was reduced by a R$ 152 fair value adjustment and this difference is being depreciated over the average remaining useful lives of the related assets (10 years). This resulted in a reduction of recorded depreciation expense for US GAAP purposes of approximately R$ 4 in 2000.

      The Company recorded an intangible asset related to the acquired customer base in the amount $784 for 2000, which is being amortized over two years. Related amortization in 2000 was R$ 98.

      Goodwill recognized on the transactions was R$ 23,207 and R$ 19,202, at December 31, 1999 and 2000 respectively. It was higher for US GAAP purposes than for BR GAAP as a result of accumulated differences in the equity of GT that result from differences in accounting for the Company investment in GT under US GAAP and BR GAAP.

      GT’s accounting policies comply with BR GAAP. As such, the amount of the company’s investment in GT differs by the accumulated differences between BR GAAP and US GAAP at GT. These differences are primarily related to the following:

•	Start-up and customer acquisition expenses incurred by GT which are being deferred over a period of 5 years for BR GAAP and are being expensed as incurred for US GAAP purposes;

•	Differences in the methods of capitalizing and amortizing interest expense related to the acquisition of property plant and equipment.

      These differences at GT impact the recorded amount of the investment and related goodwill recorded by the Company for its previous acquisitions of interests in GT as well as its equity in the net income or loss of GT for US GAAP purposes.

      Additionally, the goodwill recognized by the Company is not being amortized under BR GAAP.

      For US GAAP purposes, this goodwill is being amortized over a period representing the remaining term of GT’s operating license from the date of the related acquisition. The Company is amortizing the goodwill associated with the acquisition of its interest in GT for US GAAP purposes over a period of 12 years. Amortization expenses recognized for US GAAP by the Company during 1999 and 2000 was $288 and $2,122, respectively. The unamortized goodwill for US GAAP purposes related to the acquisition of the investment in GT was R$ 22,919 and R$ 39,999 at December 31, 1999 and 2000, respectively.

DDI DO BRASIL LTDA.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

     e.     Income Tax

      The Company does not have significant taxable income.

      Tax carryforwards do not have a time limitation or expiration date and are subject to a limit of 30% of income before taxes, for each fiscal year, determined in accordance with Brazilian accounting practices and the adjustments required by Brazilian tax legislation.

      The Company has recorded a 100% valuation allowance against the net deferred tax asset due to uncertainty as to its ultimate realization.

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	1999	2000

Deferred tax assets:
Net Tax Loss Carryforwards	562	83
Valuation Allowances	(562)	(83)

Net deferred tax asset	—	—

      The following is a reconciliation of the reported income tax expense and the amount calculated by applying the combined statutory rate:

	1999	2000

Loss before taxes as reported in the accompanying financial statements	(67,418)	(194,637)
Tax charge at the combined statutory rate	34%	34%
Permanent exclusions:
Equity in associated company	(66,897)	(195,195)

	(521)	558
Income tax charge as reported	—	(138)

Effective rate	—	24.73%

DDI DO BRASIL LTDA.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

     f.     Reconciliation between BR GAAP and US GAAP

     i.     Effects on the Company’s Financial Statements:

      Reconciliation of results for the year between BR GAAP and US GAAP:

	1999	2000

Results for the year — BR GAAP	(67,418)	(194,775)
Additions (deductions):
Different criteria for:
Reversal of recoverable taxes	(562)	(83)
Depreciation impact	—	4
Amortization of purchase price allocation to customer list	—	(98)
Goodwill amortization	(288)	(2,122)
Equity in result for the year from associated Company’s equity (see item “ii” below)	(130,682)	(21,318)

Results for the year — US GAAP	(198,950)	(218,392)

Basic loss per quota computation:
Basic and diluted loss per thousands quotas	(0.03506)	(0.00544)
Weighted average quotas outstanding	5,674,983	40,116,131

      Reconciliation of quotaholders’ equity between BR GAAP and US GAAP:

	1999	2000

Quotaholders’ equity — BR GAAP	248,126	186,409
Additions (deductions):
Different criteria for:
Reversal of recoverable taxes	(562)	(645)
Depreciation impact	—	4
Amortization of purchase price allocation to customer list	—	(98)
Goodwill amortization	(288)	(2,410)
Equity in shareholders’s equity from associated company’s equity (see item “ii” below)	(140,830)	(162,148)

Quotaholders’ equity — US GAAP	106,446	21,112

      Supplementary information in accordance with US GAAP:

	1999	2000

Current asset	2,873	3,911
Investment (associated company)	109,851	24,126

DDI DO BRASIL LTDA.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

      Statements of changes in quotaholder’s equity of the Company in accordance with US GAAP:

	1999	2000

Quotaholder’s equity under US GAAP as of beginning of the year	99,024	106,446
Capital increase	206,372	133,058
Loss for the year	(198,950)	(218,392)

Quotaholder’s equity under US GAAP as of ending of the year	106,446	21,112

ii.	Breakdown of the Adjustments Related to the Equity of the Associated Company

      The reconciliation of the differences between the result for the year and shareholders’ equity between BR GAAP and US GAAP presented above for the Company in relation to its equity in the associated company (GT), has the following breakdown:

      Effects on the result of the year:

	1999	2000

Different criteria for:
Capitalized interest	1,201	3,366
Amortization of capitalized interest	(33)	(318)
Interest capitalized on license acquisition costs	(1,295)	399
Amortization of license acquisition costs	1,159	(2,569)
Reversal of deferred assets	(131,438)	(47,067)
Reversal of license acquisition costs	(6,172)	—
Amortization of deferred assets	4,510	25,255
Commissions paid in 1998 and 1999 for Motorola loans	1,507	(177)
Amortization of commission fees	(121)	(207)

Equity in result for the year	(130,682)	(21,318)

      Effects on quotaholders’ equity:

	1999	2000

Different criteria for:
Capitalized interest	1,201	4,567
Amortization of capitalized interest	(33)	(351)
Interest capitalized on license acquisition costs	19,680	20,079
Amortization of license acquisition costs	18,552	15,983
Reversal of license acquisition costs	(6,172)	(6,172)
Deferred assets	(179,954)	(227,021)
Deferred assets, accumulated amortization	4,510	29,765
Commissions paid in 1998 and 1999 for Motorola loans	1,507	1,330
Amortization of commission fees	(121)	(328)

Equity in GT’s shareholders’ equity (deficit)	(140,830)	(162,148)

DDI DO BRASIL LTDA.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

      Supplementary information of associated company in accordance with US GAAP:

	1999	2000

Current assets	108,585	183,064
Current liabilities	423,024	462,207
Noncurrent liabilities	758,538	1,111,016
Operating revenue, net	57,355	241,150
Negative gross margin	(133,172)	(75,746)
Income or loss from continuing operations	(403,855)	(446,815)

     g.     Statement of Cash Flows

      Brazilian GAAP does not require the presentation of a statement of cash flows as required by US GAAP. Changes in working capital are presented in the statements of changes in financial position. US GAAP requires the presentation of a statement of cash flows describing a company’s cash flows from operating, financing and investing activities (prepared based on the amounts in BR GAAP), as follows:

	December 31,

	1999	2000

Operating activities:
Net loss	(67,418)	(194,775)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation	8	8
Equity in result of associated company	66,897	195,195
Changes in operating assets:
(Increase)/ Decrease in accounts receivable	(18)	(3,105)
(Increase)/ Decrease in recoverable taxes	(331)	(148)
(Increase)/ Decrease in other current assets	(4)	1
Changes in operating liabilities:
(Increase)/ Decrease in taxes and contribution obligations	(329)	413
(Increase)/ Decrease in other account payable	—	20

Net cash used in operating activities	(1,195)	(2,391)

Investing activities:
Additions to fixed assets	(1)	(1)
Additions to investments	(205,584)	(132,797)

Net cash used in investing activities	(205,585)	(132,798)

Financing activities:
From quotaholders	206,372	133,058

Net cash used in financing activities	206,372	133,058

Decrease in cash and cash equivalents	(408)	(2,131)
Cash and cash equivalents in the beginning of the year	3,256	2,848

Cash and cash equivalents at the end of the year	2,848	717

ANNEX F

FINANCIAL STATEMENTS OF GLOBAL TELECOM S.A. AS OF DECEMBER 31, 2000

AND 2001 AND FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED
DECEMBER 31, 2001, ORIGINALLY SET FORTH ON PAGES F-127 THROUGH F-163 OF
TCP’S REGISTRATION STATEMENT ON FORM F-3/A FILED JULY 1, 2002

F-1

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Shareholders of

Global Telecom S.A.

      We have audited the accompanying balance sheet of Global Telecom S.A. as of December 31, 2000, and the statements of operations, changes in shareholders’ equity and changes in financial position for the years ended December 31, 1999 and 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Telecom S.A. as of December 31, 2000, and the results of its operations, changes in its shareholders’ equity and changes in its financial position for the years ended December 31, 1999 and 2000, in conformity with generally accepted accounting principles in Brazil.

      The generally accepted accounting principles in Brazil vary in certain respects from generally accepted accounting principles in the Unites States of America. Application of generally accepted accounting principles in the United States of America would have affected results of operations and shareholders’ equity for the years ended December 31, 1999 and 2000, to the extent summarized in Note 28 to the financial statements.

/s/	KPMG AUDITORES INDEPENDENTES

KPMG Auditores Independentes

April 25, 2001, except as to note 28,

which is as of June 19, 2002

Curitiba, Paraná

F-2

INDEPENDENT AUDITORS’ REPORT

To Global Telecom S.A.:

      We have audited the accompanying balance sheet of GLOBAL TELECOM S.A. (a Brazilian Corporation) as of December 31, 2001, and the related statements of operations, changes in shareholders’ equity (deficit), and changes in financial position for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GLOBAL TELECOM S.A. as of December 31, 2001, and the results of its operations and changes in its financial positions for the year then ended, in conformity with generally accepted accounting principles in Brazil.

      As explained in Note 3(b) to the financial statements, effective January 1, 2001, the Company changed its method of accounting for subscriber acquisition costs.

      Accounting principles generally accepted in Brazil vary in certain respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net income (loss) attributable to shareholders for the year ended December 31, 2001 and the determination of shareholders’ equity as of December 31, 2001 to the extent summarized in Note 28 to the financial statements.

/s/ DELOITTE TOUCHE TOHMATSU

June 17, 2002

Curitiba, Brazil

F-3

GLOBAL TELECOM S.A.

BALANCE SHEETS

As of December 31, 2000 and 2001

	December 31,

	2000	2001

	(In thousands of
	Brazilian reais)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	69,999	52,904
Accounts receivable, net	42,265	62,306
Inventories	21,978	56,877
Recoverable taxes	9,429	7,704
Other current assets	4,894	10,259

Total current assets	148,565	190,050

NON-CURRENT ASSETS:
Recoverable and deferred taxes	—	113,374
Other non-current assets	1,483	234

Total non-current assets	1,483	113,608

PERMANENT ASSETS:
Property, plant and equipment, net	1,189,686	1,462,693
Deferred assets, net	412,671	239,733

Total permanent assets	1,602,357	1,702,426

Total	1,752,405	2,006,084

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Loans and financing	9,166	212,465
Accounts payable	107,969	247,158
Taxes payable	18,423	16,481
Payroll and related accruals	3,971	9,412
License acquisition right	286,012	—
Other liabilities	4,949	8,272

Total current liabilities	430,490	493,788

NON-CURRENT LIABILITIES:
Loans and financing	1,043,175	2,094,763
Taxes payable	4,050	37,679
Accrued contingencies and other	357	7,654

Total non-current liabilities	1,047,582	2,140,096

SHAREHOLDERS’ EQUITY (DEFICIT):
Capital stock	615,481	696,997
Advances for future capital increase	210,000	128,471
Special reserve of goodwill	—	95,271
Accumulated deficit	(551,148)	(1,548,539)

Total shareholders’ equity (deficit)	274,333	(627,800)

Total	1,752,405	2,006,084

The accompanying notes are an integral part of these financial statements.

F-4

GLOBAL TELECOM S.A.

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 1999, 2000 and 2001

	Years ended December 31,

	1999	2000	2001

	(In thousands of Brazilian reais — except
	losses per share amounts)
OPERATING REVENUE, NET	82,664	246,683	425,930

COST OF SERVICES AND MERCHANDISE	(95,828)	(278,078)	(452,209)

NEGATIVE GROSS MARGIN	(13,164)	(31,395)	(26,279)
OPERATING EXPENSES:
Selling expenses	(53,616)	(96,920)	(149,780)
General and administrative expenses	(26,740)	(37,823)	(50,649)
Financial expenses, net	(43,317)	(211,789)	(574,441)
Other operating expenses, net	(5,911)	(30,376)	(54,617)

TOTAL OPERATING EXPENSES	(129,584)	(376,908)	(829,487)

OPERATING LOSS	(142,748)	(408,303)	(855,766)
Non-operating expenses, net	(43)	(54)	(350)

LOSS BEFORE TAXES	(142,791)	(408,357)	(856,116)
Income taxes	—	—	—

NET LOSS	(142,791)	(408,357)	(856,116)

Shares outstanding	1,515,630	1,515,630	1,789,974

Loss per thousand shares	(0.094)	(0.269)	(0.478)

The accompanying notes are an integral part of these financial statements.

F-5

GLOBAL TELECOM S.A.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

For the Years Ended December 31, 1999, 2000 and 2001

		Advances for	Special
		Future	Reserve
	Capital	Capital	of	Accumulated
	Stock	Increase	Goodwill	Deficit	Total

	(In thousands of Brazilian reais)
BALANCE AT DECEMBER 31, 1998	365,481	—	—	—	365,481
Capital increase	250,000	—	—	—	250,000
Net loss	—	—	—	(142,791)	(142,791)

BALANCE AT DECEMBER 31, 1999	615,481	—	—	(142,791)	472,690
Advances for future capital increase	—	210,000	—	—	210,000
Net loss	—	—	—	(408,357)	(408,357)

BALANCE AT DECEMBER 31, 2000	615,481	210,000	—	(551,148)	274,333
Prior year adjustments	—	—	—	(141,275)	(141,275)
Takotel’s shareholder’s equity merged	81,516	(81,529)	—	—	(13)
Special Reserve of Goodwill	—	—	95,271	—	95,271
Net loss	—	—	—	(856,116)	(856,116)

BALANCE AT DECEMBER 31, 2001	696,997	128,471	95,271	(1,548,539)	(627,800)

The accompanying notes are an integral part of these financial statements.

F-6

GLOBAL TELECOM S.A.

STATEMENTS OF CHANGES IN FINANCIAL POSITION

For the Years Ended December 31, 1999, 2000 and 2001

	1999	2000	2001

	(In thousands of Brazilian reais)
SOURCES OF FUNDS:
From shareholder’s	250,000	210,000	(13)
From third parties —
Long-term debt	439,696	377,857	2,048,893
Non-current tax payable, other than income taxes	—	4,050	33,629

Total sources	689,696	591,907	2,082,509

USES OF FUNDS:
Net loss	142,791	408,357	856,116
Items not affecting working capital:
Depreciation and amortization	(47,531)	(158,161)	(158,932)
Exchange and monetary variations on non-current items, net	(41,553)	(190,371)	(291,020)
Provision for losses on property, plant and equipment	—	—	(20,671)
Provision for contingencies and other	—	(357)	(7,297)
Net book value of property, plant and equipment sold	(206)	(67)	(1,612)

Total used in operations	53,501	59,401	376,584
Property, plant and equipment	233,792	150,523	422,559
Deferred charges	214,764	90,833	—
Prepayment of non-current liabilities	—	—	1,288,325
Payment of license acquisition rights	212,682	257,158	—
Non-current assets	5	1,478	16,854

Total uses	714,744	559,393	2,104,322

(INCREASE) DECREASE IN NEGATIVE WORKING CAPITAL	(25,048)	32,514	(21,813)
REPRESENTED BY:
Ending negative working capital:
Current assets	95,368	148,565	190,050
Current liabilities	409,807	430,490	493,788

	(314,439)	(281,925)	(303,738)
Less — beginning negative working capital	(289,391)	(314,439)	(281,925)

(INCREASE) DECREASE IN NEGATIVE WORKING CAPITAL	(25,048)	32,514	(21,813)

The accompanying notes are an integral part of these financial statements.

F-7

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS

For the Years Ended December 31, 1999, 2000 and 2001
(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

1.     Background, Liquidity and Future Operations

      Global Telecom Ltda. was constituted on December 22, 1997 as a limited liability company. On January 29, 1999, the shareholders converted the Company into a closely held corporation called Global Telecom S.A. (GT or the Company). The Company provides mobile telephone services under a license granted by the National Agency for Telecommunications (“ANATEL”) in accordance with Brazilian laws and sells telecommunication equipment.

      On April 8, 1998, under Act 098 of ANATEL, the Company was granted a license to operate B Band mobile telephone services for concession area 5, covering two states of Brazil (Paranà and Santa Catarina), for a 15-year period, renewable for further 15 years, subject to review and approval by ANATEL, since it is required compliance with ANATEL’s goals and a payment fee which amount will be defined two years before the renewal.

      The license acquisition price was R$773,918, with a down payment of R$309,567, corresponding to 40% of the total price. The remaining 60% were paid in three equal annual installments, starting on April 8, 1999, restated by the variation of IGP-DI from Fundação Getúlio Vargas, plus interest at the rate of 1% per month, starting from April 7, 1997 the date the proposal for license was delivered to ANATEL.

      The company has incurred operating losses and negative cash flow from operations since inception and has a working capital and shareholders’ equity deficit at December 31, 2001. Operating losses and negative cash flows from operations are expected to continue in the future until such time as the Company is successful in securing a subscriber base capable of generating a higher level of operating revenues.

      The Company has limited capital resources available to fund capital expenditures, fund maturities of debt as they become due and to support its operations until such time, the Company is able to generate positive cash flow from operations.

      The Company is therefore dependent upon its shareholders (or their affiliates) to provide funds to support operations and fund maturities of debt as they become due. Certain of the Company’s shareholders (or their affiliates) have indicated their intent to continue to provide financial support through additional equity or debt funding.

2.     Corporate Restructuring

      On February 6, 2001, Global Telecom S.A.’s shareholders, composed by the following holding companies (“The holdings”): — Daini do Brasil (“Daini”), — Global Telcom Telecomunicações S.A. (“Globaltelcom”) and — Inepar S.A. — Participações em Investimentos de Telecomunicações (“Inepar”), acquired all Motorola NMG Brasil Ltda.’s share capital, changing the company’s name to Takotel Telecom Ltda. (“Takotel”), which held 19,31% of common shares and 42,24% of preferred shares of GT’s capital stock.

      On the same date, “The holdings” which held in a majority of GT’s capital stock, sold 49% of their common shares and 100% of their preferred shares (in total representing 83% of the economic interest in GT) to Telesp Celular Participações S.A. (“TCP”), in accordance with the Purchase and Stock Sales Agreement, signed on January 13, 2001.

      In accordance with the Purchase and Stock Sales Agreement, “TCP” has the commitment to acquire the remaining 51% of common voting shares, (representing a 17% of economic interest in GT) from the three original shareholders, at a fixed price upon formal approval to be obtained from ANATEL, or by December 2003, the year in which the industry will be no longer regulated, whichever is earlier.

F-8

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

      Due to current acquisitions, “TCP” and “The holdings” settled a goodwill in the amount of R$585,548 and R$175,502, respectively, according to the shareholder’s participation in the acquired companies.

      Prior to the transactions described above, the shareholders of GT were as follow:

Participation in
The Holdings	Capital Stock

Daini	49.08%
Globaltelcom	10.26%
Inepar	6.07%
Takotel	34.59%

Total	100.00%

      Through several legal acts, on December 2001, “TCP” and “The holdings” created new holdings companies with contribution of investment and paid goodwill, generated at the acquisition of GT shares.

      The new created holdings companies and Takotel, before being merged by GT, recorded a provision for controlling shareholder’s integrity, which reflects the net value between the total goodwill to be amortized and its correspondent tax credit.

      After the merger of the new created holdings companies and Takotel into GT, the difference between the goodwill and the provision for controlling shareholder’s integrity, was recorded as Special Reserve of Goodwill in GT’s books, which will be capitalized when the tax benefit are realized.

      After the completion of the transactions described above, the participation of “The holdings” at GT, is as follows:

Participation in
The Holdings	Capital Stock

Daini	75.55%
Globaltelcom	15.73%
Inepar	8.72%

Total	100.00%

      After merger of Takotel into GT through a series of transactions, in effect, the participation of “TCP” on “The holdings” referred above, remain unchanged in 83% of total capital stock.

Effects on Global Telecom S.A.

      On December 21st, 2001, an Extraordinary Shareholders Meeting, approved the new created holdings companies and Takotel incorporation by Global Telecom. The goodwill amounting to R$95,271 was recorded at Global Telecom as Non-Current Assets, against Special Reserve of Goodwill. As required by CVM Instruction No. 349/01, the Company recorded a reduction in the reserve in the shareholder’s equity and the goodwill. The net amounts remaining on the balance sheet reflect only the potential future tax benefit related to the corporate restructuring.

      The goodwill amortization will be based on the expected future income streams from Company’s operations.

F-9

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

3.	Presentation of the Financial Statements

      These Financial Statements were prepared in accordance with accounting practices derived from Brazilian corporate law and the applicable rules for telecommunications service companies, established by ANATEL.

a) Previous Published Financial Information

      The presentation of the financial statements is consistent with the presentation of the published financial statements of the Company, from which the accompanying financial information was extracted, except for certain reclassifications to balance sheet in December 31, 2000 and net loss for the years of 1999 and 2000, which are being presented in a way to be comparable with the presentation of the 2001 financial statements, and also due to the restatement of such financial statements in order to reverse the recognition of deferred tax assets in relation to net operating loss carryforwards for income and social contribution tax purposes, which had given rise to an exception paragraph in the previously issued auditor report.

      The table below presents the adjustments and reclassifications within the Balance Sheets and the Statement of Operations.

	1999	2000

Current assets and liabilities:
Offset of account receivables overdue more than 180 days	N/A	(14,349)
Reversion of allowance for doubtful accounts related to account receivables overdue more than 180 days	N/A	14,349
Reclassification from other accounts payable to suppliers	N/A	22,514
Reclassification from other accounts payable to payroll and related accruals	N/A	163
Non-current assets:
Write-off of deferred tax assets	N/A	(181,398)
Statements of operations:
Write off of deferred tax assets	(46,891)	(134,507)
Offset of account receivables overdue more than 180 days	603	14,349
Reversion of allowance for doubtful accounts related to account receivables overdue more than 180 days	(603)	(14,349)
Reclassification of amortization of deferred assets recorded as general and administrative expenses to other operating expenses	5,500	31,663

b)	Change in Accounting Practices

      In 2001, the prior year adjustments pertains to certain accounting changes for which, their effect has been recognized as an adjustment to beginning accumulated deficit balance (Note 25c). The accounting changes are described below:

Subscriber acquisition cost — These subsidies mainly consisted of sales of handsets below cost, which had been deferred and amortized during the estimated period over which the subscriber was expected to remain as a customer. Even though such procedure is supported by BR GAAP, the Company decided to conform this practice to US GAAP requirements as allowed by BR GAAP. In 2000 the Company used to record these subsidies as deferred assets. Since January 1, 2001 these subsidies are being recorded as merchandising expenses, and the accumulated deferred asset was written-off as a prior year adjustment (See Note 4 g).

F-10

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

4.	Summary of the Principal Accounting Practices

      (a) Cash and Cash Equivalents — Are represented by temporary cash investments, stated at cost plus interest accrued to the balance sheet date, with original maturity dates of 90 days or less.

      (b) Accounts Receivable — Accounts receivables from telephone subscribers are calculated at the tariff rate on the date the services were rendered. Accounts receivable, net also include services provided to customers up to the balance sheet date, but not yet invoiced, as well as the accounts receivable from sale of handsets and accessories.

      (c) Allowance for Doubtful Accounts — Provision is made for accounts receivable for which recoverability is considered to be remote.

      (d) Inventories — Consist of handsets and accessories, for sale to third parties, stated at the average acquisition cost, where necessary allowance is recorded to reduce handsets and accessories to their net realizable value.

      (e) Foreign Currency Transactions — Is recorded at the prevailing exchange rate at the time of the related transactions. Foreign currency denominated assets and liabilities are translated using the exchange rate at the balance sheet date. Exchange variances are recognized in the statements of operations as they occur.

      (f) Property, Plant and Equipment — Is stated at the cost of acquisition or construction, less accumulated depreciation. Depreciation of property, plant and equipment is calculated under the straight-line method based on the estimated useful lives of these assets.

      In 2000, no capitalized interest was recorded on construction-in-progress as the majority of acquisitions of property, plant and equipment in those years was made as turn-key project conditions. In 2001, interest and other financial costs, amounting to R$15,205, incurred on loans whose specific purpose was the financing of construction-in-progress, was capitalized as part of property, plant and equipment.

      Considering the current technological stage of telecommunication equipment and its technological obsolescence, based on an Appraisal Report and the expected remaining useful life, the Company changed its depreciation rates effective January 1st, 2001, as follows:

	Rates (% per year)

Composition	2000 and 1999	2001

Supports and protectors	5.00	3.50
Automatic switch	7.70	10.00
Private handsets	12.50	33.00

      These charges resulted in an increase in depreciation expense of R$3,937 in 2001. Had these changes been applied to 2000, these would have resulted in an increase to depreciation expense of R$2,093 in that year. The Appraisal report was made by (Planconsult Planejamento e Consultoria — Planconsult).

      (g) Deferred Assets — Pre-operational costs are recorded at acquisition and formation cost, and are amortized using the straight-line method over 10 years, starting from the beginning of operations. Subscriber acquisition costs refers to subsidies granted to subscribers, mainly represented by sale incentives of handsets, that were deferred until December 31, 2000, and had been amortized using straight-line method over 5 years, starting from the subsequent month of the subscriber’s acquisition (See Note 3b).

      (h) License Acquisition Right — Classified as property, plant and equipment asset, the costs are being amortized using the straight-line method over the initial license period beginning in the month of its acquisition (April, 1997).

      (i) Vacation Payable Accrual — Cumulative vacation payable due to employees is accrued as earned.

F-11

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

      (j) Income and Social Contribution Taxes — Calculated and recorded based on the tax rates in effect on the balance sheet date, on an accrual basis. The Company did not record deferred tax assets in excess of deferred tax credits, since their realization is not considered to be more likely than not.

      (k) Loans and Financing — Loans and financing include accrued interest to the balance sheet date.

      (l) Accrued Contingencies — Are based on legal advice and management’s opinion as to the likely outcome of the outstanding matters.

      (m) Revenue Recognition — Revenues for all services are recognized when the services are provided. Revenues for pre-paid services are recognized when the service is rendered. Revenues from cellular telephone services consist of monthly subscription changes, usage charges, network usage charges and charges for maintenance and other customer services. Billings are monthly. Unbilled revenues from the billing date to the month end are estimated and recognized as revenues during the month in which the service was provided. Revenues from sales of handsets are recognized when they are sold to customers or to authorized dealers, who do not have rights of return besides normal warranty claims.

      (n) Net Interest Expense — Represents interest earned (incurred) during the period and exchange and monetary variation resulting from financial investments and loans and financing.

      (o) Research and Development — Research and development costs are charged to expense as incurred. Total research and development costs were R$29,363, R$42,392 and R$46,601 for 1999, 2000 and 2001, respectively.

      (p) Derivative Financial Instruments — GT enters into currency swap contracts to reduce the impact of the devaluation of the Real to other foreign currencies, specifically as it relates to its obligations. Open currency swap contracts are been carried at their settlement amounts in the balance sheet date. Gains and losses on open and matured currency swap contracts are being recorded in current operations.

      (q) Loss per Share — Loss per thousand shares is calculated based on the number of shares outstanding at the balance sheet date.

      (r) Segment Information — The Company operates solely in one segment for local and regional cellular telecommunications. All revenues are generated in states of Paraná and Santa Catarina.

      (s) Use of Estimates — The preparation of financial statements requires management to make estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the period reported. Actual results could differ from those estimates.

F-12

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

5.     Operating Revenue, Net

	1999	2000	2001

Monthly subscription charges	17,006	59,522	99,819
Usage charges	26,053	95,913	138,234
Interconnection charges	18,609	75,655	147,088
Sale of merchandise	45,136	79,612	147,451
Other	656	1,515	4,570

Total gross operating revenue	107,460	312,217	537,162
Value added and other sales taxes	(22,690)	(60,849)	(100,787)
Discounts granted and other	(2,106)	(4,685)	(10,445)

Net operating revenue	82,664	246,683	425,930

      There are no customers, which contributed more than 10% of gross operating revenues in 1999, 2000 and 2001.

6.     Cost of Services and Merchandise

	1999	2000	2001

Depreciation	(8,207)	(57,883)	(52,778)
License acquisition right amortization	(26,323)	(61,065)	(61,065)
Personnel	(2,005)	(6,960)	(5,707)
Interconnection	(12,864)	(45,141)	(65,602)
Materials and services	(1,462)	(4,487)	(16,315)
Rentals and insurance	(7,630)	(24,176)	(26,677)
Fistel regulated taxes (See Note 16)	(57)	(2,711)	(11,285)
Cost of merchandise sold	(34,679)	(68,176)	(201,393)
Other	(2,601)	(7,479)	(11,387)

Total	(95,828)	(278,078)	(452,209)

      If the change in accounting practices, related to subscriber acquisition costs have been adopted in 1999 and 2000, there would have been an increase in the cost of merchandise sold, in the amount of R$75,548 and R$90,833, respectively.

F-13

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

7.     Selling Expenses

	1999	2000	2001

Personnel	(8,710)	(15,247)	(22,111)
Marketing and publicity	(29,363)	(42,392)	(46,601)
Third-party services	(7,767)	(10,410)	(34,861)
Leases and insurance	(1,233)	(1,383)	(1,634)
Provision for doubtful accounts receivable	(2,845)	(20,374)	(32,823)
Depreciation	(984)	(2,485)	(6,085)
Other	(2,714)	(4,629)	(5,665)

Total	(53,616)	(96,920)	(149,780)

8.     General and Administrative Expenses

	1999	2000	2001

Personnel	(8,916)	(13,147)	(17,380)
Third-party services	(8,008)	(14,596)	(18,290)
Leases and insurance	(590)	(1,155)	(1,774)
Depreciation	(6,517)	(5,065)	(7,341)
Other	(2,709)	(3,860)	(5,864)

Total	(26,740)	(37,823)	(50,649)

9.     Financial Expenses, Net

	1999	2000	2001

Financial income	11,659	14,003	9,022
Gains on swap contracts	—	—	27,391

Total	11,659	14,003	36,413

Interest expenses	(15,613)	(101,484)	(129,402)
Monetary exchange variation	(28,349)	(109,844)	(224,721)
Loss on swap contracts	—	—	(221,794)
Other financial expenses	(11,014)	(14,464)	(50,142)

Total	(54,976)	(225,792)	(626,059)

Net financial expenses before interest capitalization	(43,317)	(211,789)	(589,646)
Less capitalized interest	—	—	15,205

Net financial expenses	(43,317)	(211,789)	(574,411)

F-14

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

10.     Other Operating Expenses, Net

	1999	2000	2001

Provision for losses on property, plant and equipment	—	—	(20,671)
Amortization of deferred assets	(5,500)	(31,663)	(31,663)
Accrued liability for contingencies (net of reversals)	—	(357)	(7,282)
Other income and expenses, net	(411)	1,644	4,999

Total	(5,911)	(30,376)	(54,617)

11.     Income Taxes

      Brazilian income taxes comprise federal income tax and social contribution tax. In 1999, 2000 and 2001 the statutory rate for income tax was 25%, and the statutory rates for social contribution tax were 8% through April 1999 and 12% until January 2000. In February 2000 the rate was changed to 9%. The combined statutory rates were 33% through April 1999, 37% from May 1999 to January 2000 and 34% from February 2000 to December 2001.

      On December 31, 2001, the Company had accumulated tax loss carryforwards, in the amount of R$1,397,029, whose related tax asset, in the amount of R$461,020 was not recorded in the financial statements.

      The accumulated tax loss carryforwards do not expire and can be offset against future taxable income. The tax legislation also define that tax loss carryforwards can be used, in any year, up to the limit of 30% of income before taxes, determined in accordance with Brazilian accounting practices and considering adjustments defined by tax legislation.

12.	Cash and Cash Equivalents

	2000	2001

Cash and banks	6,511	2,298
Temporary cash investments:
Certificates of Deposit	63,488	50,606

Total	69,999	52,904

      Certificates of Deposit are investments with daily marketability that bear interest based on Brazilian Bonds and interbank certificate of deposit rate (CDI rate) denominated in reais. The Company considers all temporary cash investments with original maturity of 90 days or less since the acquisition date to be cash equivalents.

13.	Accounts Receivable, Net

	2000	2001

Unbilled services to subscribers	14,675	12,542
Billed amounts to subscribers	20,830	25,044
Billed amounts to sales of handsets and accessories	6,318	23,683
Interconnection charges and other	7,410	10,674
Allowance for doubtful accounts	(6,968)	(9,637)

Total	42,265	62,306

F-15

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

      Billed amount to subscribers and sales of handsets and accessories, are distributed as follows:

	2000	2001

Current	9,094	26,053
Past due — 1 to 30 days	6,911	8,660
Past due — 31 to 60 days	3,034	3,017
Past due — over 60 days	8,109	10,997

Total	27,148	48,727

      The changes in the allowance for doubtful accounts were as follows:

	1999	2000	2001

Beginning balance	—	(2,235)	(6,968)
Provision charged to selling expense	(2,845)	(20,374)	(32,823)
Write-offs	610	15,641	30,154

Ending balance	(2,235)	(6,968)	(9,637)

14.     Inventories

	2000	2001

Handsets and accessories	30,793	65,008
Other	274	493

	31,067	65,501
Allowance for losses on realization	(9,089)	(8,624)

Total	21,978	56,877

15.     Recoverable and Deferred Taxes

	2000	2001

Deferred taxes from corporate restructuring	—	95,271
Value Added Tax (ICMS)	7,009	25,537
Other	2,420	270

Total	9,429	121,078

Current	9,429	7,704
Non current	—	113,374

      Receivable value-added taxes represent the amount paid in the acquisition of equipment and inventories and can be offset against future VAT payable on all telecommunications revenues. The long-term portion VAT receivable, in the amount of R$18,103 refers to acquisition of fixed assets and can be realized in 48 monthly installments against payable VAT balance.

      The non-current balance also includes Income Tax and Social Contribution from corporate restructuring goodwill in the amount of R$95,271 (See Note 2).

F-16

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

16.     Other Assets

	2000	2001

Fistel	—	6,490
Prepaid expenses	3,833	2,819
Advances to suppliers	775	950
Financial expenses	1,741	—
Other	28	234

Total	6,377	10,493

Current	4,894	10,259
Non-current	1,483	234

      Fistel consists of prepaid regulated taxes (ANATEL), based on new monthly subscriptions, which are being charged to expense according to churn rate of telephone subscribers.

      Prepaid expenses consist primarily of contracted services, which are being charged to expense over the terms of the service contracts.

      Financial expenses refer to fees paid on loans, charged to expense over the terms of the related loan contracts.

17.     Property, Plant and Equipment, Net

     a.     Composition

	2000	2001

License acquisition costs	915,926	915,926
Transmission equipment	281,368	408,009
Computer hardware and software	89,298	152,210
Automatic switching equipment	38,912	83,466
Supports and protectors	51,858	79,690
Buildings	5,940	10,976
Handsets	5,512	9,149
Land	2,081	2,986
Other assets	16,188	20,081
Construction-in-progress	13,654	158,208

Total cost	1,420,737	1,840,701
Provision for losses	—	(20,671)
Accumulated amortization of license acquisition costs	(167,883)	(228,948)
Accumulated depreciation	(63,168)	(128,389)

Property, plan and equipment, net	1,189,686	1,462,693

      During 2001, interest incurred on loans and financing used for the construction-in-progress amounted to R$15,205 and was capitalized by the Company. Construction-in-progress refers to equipment not in operation as of the related balance date. In 2000, no capitalized interest was recorded on construction-in-progress as the majority of acquisitions of Property, plant and equipment in those years were made as turnkey project conditions.

F-17

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

      The Company recorded in 2001 provisions for loss on its analog equipment, based on its technological obsolescence and its expected contribution to future operations.

b. Depreciation Rates

      The annual depreciation rates applied to property, plant and equipment are as follows:

	% (per year)

	1999 and 2000	2001

License Acquisition	6.70	6.70
Transmission equipment	10.0	10.0
Computer hardware and software	20.0	20.0
Supports and protectors	5.00	3.50
Automatic switching equipment	7.70	10.0
Buildings	4.00	2.80
Private Handsets	12.50	33.00
Other assets (excluding land)	4.00 to 20.00	4.00 to 20.00

c. Rentals

      The Company rents premises and cellular tower locations through a number of lease agreements that expire at different dates. Total annual rental expense under these agreements were as follows:

	1999	2000	2001

Rental expenses	17,306	26,067	32,072

      Rental commitments of operating leases with remaining noncancellable terms in excess of one year are:

2001
Year Ending December 31,
2002	32,884
2003	31,021
2004	30,289
2005	29,817
2006	28,552
2007 and after	43,610

Total minimum payments	196,143

F-18

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

18.     Deferred Assets, Net

	2000	2001

Pre operational expenses:
License acquisition right amortization	80,496	80,496
Financial expenses	184,430	184,430
General and administrative expenses	43,633	43,633
Subscriber acquisition costs (See Note 25)	166,381	—

Total	474,940	308,559
Accumulated amortization of pre-operational-expenses	(37,163)	(68,826)
Accumulated amortization of subscriber acquisition costs	(25,106)	—

Deferred assets, net	412,671	239,733

19.     Loans and Financing

a. Composition

	Annual Interest rate	2000	2001

Working capital:
Motorola Credit Corporation(1)	Libor + 4%	233,494	—
Export — Import Bank of Japan — Eximbank(2)	Libor + 0.125%	322,641	—
J.P. Morgan(3)	32.17%	—	35,386
Equipment:
Motorola Credit Corporation(4)	Libor + 4%	428,188	—
Banco do Brasil(5)	0.8%	—	65,372
Floating Rate Notes — (6)	EURIBOR + 2.75%	—	1,671,540
BNDES(7)	UMBNDES and TJLP + 3.6%	—	311,444
Interest payable on the above loans and settlement value of swap contracts		68,018	223,486

Total		1,052,341	2,307,228

Current		9,166	212,465
Non current		1,043,175	2,094,763

(1)	Motorola — Working capital — financing of pre-operational activities. This loan was contracted in December 1998, with a total credit line of US$110 million. The first payment of principal was due in 2002, with amortization in 6 annual installments. This loan was guaranteed by the shareholders of the Company. This loan was pre-paid on July 2001, using the proceeds from the Floating Rate Notes. This debt was repaid as its approximate carrying amount on each prepayment date. No significant gains or losses resulted from this early extinguishment of debt.

(2)	Eximbank — Working capital — financing of operational activities. This loan was contracted in September 1999 (US$220 million). The first payment of principal was due in August 5, 2002, with amortization in 10 semi-annual installments. This loan was pre-paid on July and September 2001, using the proceeds from the Floating Rate Notes. This debt was repaid as its approximate carrying amount on each prepayment date. No significant gains or losses resulted from this early extinguishment of debt.

F-19

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

(3)	JP Morgan — This loan was contracted in November 29, 2001, and is due in a single installment in February 2002. This loan was paid on the due date.

(4)	Motorola — Equipment — financing for the acquisition of equipment. This loan was contracted on December 1998, with a total credit line of US$220 million. The first payment of principal was due in 2002, with amortization in 6 annual installments. This loan was guaranteed by the shareholders of the Company. This loan was pre-paid on July 2001, using the proceeds from Floating Rate Notes. This debt was repaid as its approximate carrying amount on each prepayment date. No significant gains or losses resulted from this early extinguishment of debt.

(5)	Banco do Brasil — This loan was contracted on April 2001, equivalent to ¥ 3,707,351 thousands, with maturity in a single installment on March 2002.

(6)	Floating Rate Notes — These notes issued by the Company in July 2001 and were acquired by Portugal Telecom International Finance B.V. (related finance co. to the parent company of “TCP” — See Note 2), equivalent to EUR 810 millions, and are due in a single installment in 2004. The interest is due annually.

The interest is due annually and is consistent with market conditions taking into account the country risk. On a swapped basis the cost of debt is proportionate to the interbank offered rate in Brazil (CDI). At December 31, 2001 the CDI rate was 19% per annum.

(7)	Banco Nacional de Desenvolvimento Econômico e Social — This loan was contracted with BNDES and banks Bradesco S.A. and Alfa S.A. in July 2001. Principal of this loan will be paid in 60 monthly installments starting in November 2002. This loan is guaranteed the Company’s revenues, which can be retained by Banco Bradesco S.A., in the amount up to 140% of the monthly installment and also by collateral given by Telesp Celular Participações S.A. (“TCP”).

This loan agreement requires compliance with certain covenants such as the maintenance of minimum indexes of capitalization, short-term liquidity, financial result, covering of the service of the debt and loans and financing limit. At the date of the financial statements, the Company was not in compliance with these covenants and is in the process of renegotiating such covenants with creditors, which have expressed their intention of not requiring the payment of such debt within next year.

     b.     Repayment Schedule

      Loans and financing are scheduled to be repaid as follows:

	2001

	Foreign	Brazilian
	Currency	reais	Total

2002	189,422	23,043	212,465
2003	—	62,289	62,289
2004	1,802,012	62,289	1,864,301
2005	—	62,289	62,289
After 2005	—	105,884	105,884

Total	1,991,434	315,794	2,307,228

     c.     Swap Contracts

      During 2001, the Company entered into currency swap contracts to reduce the impact of devaluation of the Brazilian real on its Euro and Yen denomination obligations. Under the terms of these swap arrangements, the Company is required to pay the counterparts the amounts, if any, that represents the excess of the variation of the CDI (interbank) rate or a fixed interest rate over the variations of the applicable foreign

F-20

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

currency exchange rate, all computed on the notional amounts. If the inverse occurs, the Company is entitled to receive the difference from the counterparts. At each balance sheet date the swap contracts are being carried at their estimated net settlement amount. The gains and losses attributable to these instruments are being recognized in income on a current basis.

      At December 31, 2001 the Company has currency swap contracts for the equivalent of R$1,128,707 of debt in foreign currencies (equivalent to EUR 509,834 and ¥ 3,707,351 in 2001) with the purpose to originally reduce the effect of a potential devaluation of the Brazilian currency. In 2001 the result of these instruments was a loss of R$194,403. During 2000, the Company partially used derivative instruments to manage risks conditioned to oscillations provoked by US dollars quotations, to which these financial loans were indexed. At December 31, 2000, these contracts totaled US$39,905. The net result for the year, from operations using these instruments, was a gain of R$3,557.

      The parameters for the currency swap contracts in Euro and Yens are subject to foreign currency variation plus fixed interest rates from 0.8% to 8.39%.

      Part of the currency swap contracts in Euros, in the amount of R$96,443, was subrogated from a swap currency contract originally signed with a commercial bank by Telsp Celular S.A.

20.     Accounts Payable

	2000	2001

Materials and services — local currency	100,084	234,361
Services — foreign currency	5,733	10,931
Interconnection — telecommunication companies	2,152	1,866

Total	107,969	247,158

21.     Taxes Payable

	2000	2001

Value-added taxes (ICMS)	7,682	40,786
Withholding income tax	10,577	7,826
Fistel	2,458	2,577
Other taxes on revenues	1,756	2,971

Total	22,473	54,160

Current	18,423	16,481
Non-current	4,050	37,679

      The non-current balance refers mainly to a government program called “Paraná Mais Emprego”, related to the postponement of VAT payment. The agreement was signed on July 21, 2000 with additional authorization in November 2000. This agreement provides that the VAT payment due date will be postponed to the 49th subsequent month from the VAT debit month, subject to monetary variation based on the official government index (FCA).

F-21

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

22.     Payroll and Related Accruals

	2000	2001

Wages, salaries and social security charges	682	1,232
Accrued vacation and social security charges	2,962	3,641
Accrued bonuses	163	4,400
Other	164	139

Total	3,971	9,412

23.	Accrued Contingencies and Other

      The Company is part to certain legal proceedings arising in the normal course of business, including civil, administrative, tax and labor proceedings. The Company considers the risk of loss of each contingency, such risk being classified as probably, possible or remote, considering the analysis of their legal advisors. The contingencies where a loss is considered probable to occur are recorded in the financial statements.

      The composition of the provisions recorded as liabilities, is as follows:

	2000	2001

Labor	—	1,244
Tax	—	6,000
Civil and other	357	410

Total	357	7,654

      The labor contingencies were computed based an estimate made by management of the Company, supported by its legal advisors, of the probably losses with judicial processes from former employees.

      The tax contingencies primarily relate to subjects linked to the taxation of the portable terminals of cellular mobile telephony, in the State of Paraná, during the period from December 14, 2002 to July 02, 2001. In this period, the tax rate was reduced for 7%, according to item 14-A of the Table I of the Attachment II of RICMS/PR (Value-added tax regulation in the state of Paraná), which was later revoked with retroactively effect.

      In the State of Santa Catarina, the Company had a reduction in the base computation of VAT, for the period from August 1999 to December 2001. The tax rule prescribes that any amount of benefit not used should be reverted. The Company is arguing such reversal.

      The provisions for civil contingencies were computed based an estimate of the causes filed against the Company.

      Potential contingencies, related basically to civil claims, classified as possible risk of loss by the legal advisors, which was not accrued by the Company, amount to R$1,320.

24.	Fair Values of Financial Assets and Liabilities

      Estimated fair values of the Company’s financial assets and liabilities have been determined using available market information and valuation methodologies identified to be appropriate by the management of the Company. However, considerable judgment was required in interpreting the market data to determine the estimated fair values. Accordingly, the estimates presented below are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values.

F-22

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

      The fair value information as of December 31, 2000 and 2001 presented below is based on pertinent information available to management as of those dates. Although management is not aware of any factors that would significantly affect the estimated fair value amounts at December 31, current estimates of fair values may differ significantly from the amounts shown.

	2000		2001

	Book	Fair	Book	Fair
	Value	Value	Value	Value

Loans and financing	1,052,341	993,026	2,067,697	1,987,094
Currency swap contracts	(78,030)	(78,030)	239,531	292,005

Total	974,311	914,996	2,307,228	2,279,099

Loans and Financing

      The fair values of loans and financing were determined based on current market interest rates of similar instruments, with similar maturities and credit risk.

Cash, Cash Equivalents, Accounts Receivable, Other Current Assets, Accounts Payable and Accrued Expenses

      The carrying value of cash, cash equivalents, accounts receivable, other current assets, accounts payable and accrued expenses are a reasonable estimate of their fair value.

Currency Swap Contracts

      The derivative financial instruments held by the Company consists of foreign currency swap contracts, which are described in notes 19(c). The Company engages in these currency swap contracts for hedging purposes.

      Currency Swap contracts were entered into in order to reduce the currency exchange risk resulting from the Company’s Euro and Yen denominated loans. Although the amounts and maturities related to the contracts are not fully matched to the Company’s foreign currency denominated liabilities, the amounts hedged represent management’s estimate of the Company’s foreign currency liabilities expected to mature at or near the maturity dates of the derivative contracts. Foreign currency swap contracts are recorded at the settlement amount at the balance sheet date.

      The fair market value of these instruments has been determined based on the discounted projected cash flow as of the balance sheet date. The projected cash flow considers estimated future exchange rates, future interest rates and other factors present at balance sheet date.

25.	Shareholders’ Equity (Deficit)

a.	Capital

      The capital stock is comprised of preferred shares and common shares, all without par value. Capital as of December 31, 2001 amounts to R$696,997 (R$615,481 in 1999 and 2000).

F-23

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

      Paid-in in capital and authorized is represented by shares without par value, distributed as follows:

	1999 and 2000		2001

	Shares Issued		Shares Issued
	and		and
	Outstanding	Amount	Outstanding	Amount

Common shares	505,210	205,160	596,658	232,332
Preferred shares	1,010,420	410,321	1,193,316	464,665

Total	1,515,630	615,481	1,789,974	696,997

      At an Extraordinary Shareholder’s meeting held on April 6th, 2000, the amount of R$210,000 was authorized and received related to advances for future capital increase, that must be capitalized after the approval of ANATEL. On December 21st, 2001 R$81,529 from this amount was used on the corporate restructuring process.

      Each common share has one voting right in the general meetings. Preferred shares are nonvoting and have priority in the reimbursement of capital in case of dissolution of the Company. According to the new Brazilian corporate legislation, preferred shareholders, if there is no provision in the corporate by-laws to the contrary, will have the right to an additional 10% of dividends paid to the common shareholders.

      Under Brazilian corporate law, the number of non-voting shares or shares with limited voting rights, such as the preferred shares, may not exceed two-thirds of the total number of shares.

b.	Special Reserve of Goodwill

      The goodwill special reserve on incorporation represents the balancing item of the goodwill registered at non-current asset. When the tax credit benefit related to the goodwill occurs, will be capitalized in the name of the original shareholders.

c.	Prior Year Adjustments

      Prior year adjustments are represented by the change in accounting practice, which were calculated and recorded on the opening balance, as follows:

2001

Write off of subscriber acquisition cost	(166,381)
Write off of subscriber acquisition cost — accumulated amortization	25,106

Total adjustments (See Note 3b)	(141,275)

      Write off of subscriber acquisition costs and accumulated amortization — In 2000 and previously, the Company deferred the costs associated with the acquisition of new subscriber. In 2001, new subscriber acquisition costs were expensed as incurred and the unamortized accumulated balance of prior years was written-off as a prior year adjustment (Note 3b).

26.	Insurance (Unaudited)

      At December 31, 2001, in the opinion of management, all significant and high-risk assets and obligations were insured.

F-24

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

27.	Transactions With Related Parties

      The main balances of assets and liabilities due to related parties as of December 31, 2000 and 2001, as well as the transactions with related parties affecting net income for the years ended December 31, 1999, 2000 and 2001, were as follows:

	Balances of Assets and Liabilities

			Suppliers and
			Other Accounts		Advances to
	Interconnection	Loans	Payable		Suppliers

	2001	2000	2000	2001	2000

Telesp Celular Partic, S.A.	—	—	—	2,693	—
Telesp Celular S.A.	221	—	—	—	—
Motorola Credit Corporation	—	720,534	—	—	—
Motorola do Brasil Ltda.	—	—	23,346	—	3,715
Motorola Industrial Ltda.	—	—	11,798	—	—
DDI do Brasil Ltda.	—	—	3,098	—	—
Nicho Iwai do Brasil Ltda.	—	—	625	—	—

	Transactions (Statement of Operations)

	Interconnection
	Expenses	Financial Expenses

	2001	1999	2000	2001

Telesp Celular S.A.	4,163	—	—	—
Telesp Celular Participações S.A.	—	—	—	5,640
Motorola Credit Corporation	—	68,581	116,025	257,111

      In the opinion of management such transactions were carried out under usual market conditions for the respective types of operations.

28.     Summary of the Differences Between BR GAAP and US GAAP

      The Company’s accounting policies comply with generally accepted accounting principles in Brazil (BR GAAP). In July 1997, the three-year cumulative inflation rate for Brazil fell below 100%. Thus, at that time, Brazil was not considered to be a highly inflationary economy for United States reporting purposes.

      US GAAP disclosure requirements differ from those required by BR GAAP. However, in these financial statements, the level of disclosure has been expanded to comply with US GAAP.

      Reconciliation between Net income and Shareholders’ equity (deficit) according to BR GAAP compared to US GAAP is presented later more in this note.

      Main accounting practices per BR GAAP, when differ significantly from US GAAP are described below:

a. Different Criteria for Capitalizing and Amortizing Capitalized Interest

      In 1999 and 2000, the Company elected to not record capitalized interest for BR GAAP purposes. In 2001, the Company elected to record capitalized interest for BR GAAP purposes, on its construction-in-progress.

      Under US GAAP, in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 34 — Capitalization of Interest Costs, interest incurred on borrowings is capitalized to the extent that borrowings do not exceed construction-in-progress. The credit is a reduction of interest expense. Under

F-25

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

US GAAP, the amount of interest capitalized excludes the monetary gain associated with the borrowings and the foreign exchange gains and losses on foreign currency borrowings, and other financial expenses related to borrowings.

      The effects of these different criteria for capitalizing and amortizing capitalized interest are presented below:

	1999	2000	2001

Capitalized interest difference:
US GAAP capitalized interest —
Interest which would have been capitalized and credited to income	2,563	6,992	4,465

Less — BR GAAP capitalized interest —
Interest capitalized and credited to income (up to the limit of interest and foreign exchange variation incurred on loans obtained for financing capital investments)	—	—	(15,205)

US GAAP difference	2,563	6,992	(10,740)

Amortization of capitalized interest difference:
Amortization under BR GAAP	—	—	552
Less — Amortization under US GAAP	(69)	(665)	(1,076)

US GAAP difference	(69)	(665)	(524)

b. Classification of Financial Expenses

      Under BR GAAP financial expenses are classified as operating expenses. For US GAAP purposes financial expenses are usually discloses in the statement of income or operations as other expenses not related to operations.

c. Permanent Assets

      Losses on disposals of permanent assets were R$206 in 1999, R$67 in 2000 and R$1,612 in 2001. Such losses were included in non-operating expenses for BR GAAP. Under US GAAP such losses would have reduced operating income.

d. Losses per Share

      In 1999, 2000 and 2001, the BR GAAP computation of losses per share is based on shares outstanding at year-end, and does not distinguish between common and preferred. Under US GAAP Statement of Financial Accounting Standards No. 128, “Earnings per Share”, the computation is based on the weighted average common and preferred shares outstanding during the year. There are no potential dilutive common stock equivalents outstanding.

e. Valuation of Long-lived Assets

      For US GAAP, the Company uses the provisions of SFAS No. 121 Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be disposed of to evaluate need to record impairment on its property, plant and equipment items. In accordance with this standard, the Company periodically evaluates the carrying value of long-lived assets to be held and used, when events and circumstances warrant such a review. The carrying value of long-lived assets is considered impaired when the anticipated undiscounted cash

F-26

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

flow from such assets is less than their carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the assets.

      The Company has performed a review of its long-lived assets and concluded that the Company’s evaluation of its ability to recover the carrying value of its long-lived assets was based upon projections of future operations that assumed a higher level of revenues and gross margin percentages that the Company has historically achieved. There is no more assurances that the Company will be successful in achieving these improvements in its revenues and gross margin percentages. Being the Company unable to achieve such improvements it would result in a significant impairment provision being recorded related to its investments in property, plant and equipment and the license acquired to operate its cellular network by Anatel.

f. Currency Swap Contracts

      Statement of Financial Accounting Standards (SFAS) No. 133 “Accounting for Derivative Instruments and Hedging Activities” established accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value.

      SFAS 133 requires that the changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. During June 2000, the FASB issued Statement of Financial Accounting Standards No. 138 (SFAS 138) which amends SFAS 133 for certain derivative instruments and certain hedging activities. SFAS 133, as amended is effective for fiscal years beginning after June 15, 2000 and should not be retroactively applied to financial statements of prior periods.

      The Company adopted SFAS 133, as amended on January 1, 2001. Since the Company did not have significant derivative outstanding as of December 31, 2000, the implementation of SFAS 133 did not have a material impact on the Company’s results of operations and financial position.

      As mentioned in Note 19 (c) the Company contracted swap contracts for long term agreements at various exchange rates, in a total amount of R$1,128,707. There were EUR 509,834 and ¥ 3,707,351 at December 31, 2001 (notional amount outstanding at the balance sheet dates). Under BR GAAP, foreign currency swap contracts are recorded at the notional amount multiplied by the terms of the contract as if it had been settled at the balance sheet date. The premium accrued at that date is recorded as an expense and payable.

      For US GAAP purposes, these swap contracts do not qualify for hedge accounting, as the premium and other contract terms are subject to the effects of certain variable factors including foreign currency exchange and interest rates. US GAAP requires that financial instruments of this nature be recorded at fair value through earnings. Accordingly, an adjustment has been included in the reconciliation to US GAAP.

      During the year ended December 31, 2001, realized losses on swap contracts amounted to R$27,313. As of the same date, unrealized losses, which represent the fair value of the currency swap contracts amounted to R$292,005.

      The table below shows the fair value of the Company’s derivatives as of December 31, 2001:

			Fair Value/
	Expiration Date	Notional Amount	Unrealized Losses

Foreign exchange swap CDI/EURO	July 2004	EUR 299,692	124,897
Foreign exchange swap CDI/EURO	November 2004	EUR 210,142	94,667
Foreign exchange swap CDI/YEN	March 2002	¥ 3,707,351	72,441

F-27

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

g. License Acquisition Interest Capitalization

      The incurred interest between the date of the documentation and proposal submission to obtain the license acquisition to operate B Band and mobile telephone services, and the date of the initial operations of the Company was recorded as deferred assets according to Brazilian GAAP. Under US GAAP the interest was capitalized as license acquisition cost. The amount of reversal relates to differences on interests accrued in 1998.

h. Amortization of License Acquisition Costs

      The Company recorded amortization of license acquisition costs during the start-up period as deferred assets according to Brazilian GAAP. Under US GAAP such amortization was reversed and the amortization period starts on the start-up date, January 1st, 1999.

i. Commissions Fees

      Until December 31, 2000, arrangement fees paid, in order to obtain new financing, were recorded as expenses under Brazilian GAAP. Under US GAAP these fees have been recorded as prepaid expenses and have been amortized over the period of the liability.

j. Special Reserve of Goodwill

      The related tax benefits transferred to the Company as a result of the corporate restructurings, as described in Note 2 above and recorded as an equity contribution under BR GAAP as a Special Reserve of Goodwill, are reversed for US GAAP purposes, as the basis in such tax benefits of the transferring entities reflects a valuation allowance in accordance with US GAAP.

k. Deferred Income Taxes

      The Company, as mentioned in Note 11, currently has substantial net loss carryforwards amounting to R$133,315, R$566,875 and R$1,397,029 at December 31, 1999, 2000 and 2001. The net tax loss carryforwards (tax benefit), amounting to R$49,327, R$156,747 and R$461,020 at December 31, 1999, 2000 and 2001.

      These tax carryforwards do not have a time limitation or expiration date and are subject to a limit of 30% of income before taxes, per each fiscal year, determined in accordance with Brazilian accounting practices and considering adjustments defined by Brazilian tax legislation.

      In addition during 2001, the Company recorded a deferred tax asset amounting to R$95,271 referring to the future benefit arising from the amortization of an intangible asset originating from the corporate restructuring as previously described in note 2 to the accompanying financial statements.

      The Company has record a 100% valuation allowance against the net deferred tax assets described above due to their uncertainty of their ultimate realization.

F-28

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	1999	2000	2001

Deferred tax assets:
Net Tax Loss Carryforwards	49,327	156,747	461,020
Tax benefit from intangible arising from Corporate restructuring	—	—	95,271
Deferred tax liabilities:	—	—	—

Total deferred tax assets before valuation allowance	49,327	156,747	556,291
Valuation Allowances	(49,327)	(156,747)	(556,291)

Net deferred tax asset	—	—	—

l.	Deferred Assets

      The Company has recorded pre-operational costs and subscribers acquisition costs as deferred assets, to be amortized on a straight-line basis over 10 and 5 years, respectively, as allowed by BR GAAP. Under US GAAP such deferrals and respective amortization have been fully reversed.

m.	FISTEL Fee

      Under Brazilian GAAP, the Fistel (Telecommunication Inspection Fund) fee assessed on each activation of a new cellular line is deferred beginning on January 1st, 2001 for amortization over the customers’ estimated subscription period. For US GAAP purposes, this tax is charged directly to the consolidated statement of income.

n.	Classification of Debt

      Under BR GAAP, debt amounting to R$311,444 in which the Company was not in compliance with certain covenants, has been maintained as a non-current liability since renegotiations of such covenants are currently in progress and the creditors have expressed their intent of not requiring payment of such debt within the next year. Under US GAAP it is required that the Company obtains a formal waiver of the covenants from the creditors and such waiver should be for a period of not less than a year. For US GAAP purposes as of December 31, 2001 loans and financing under current liabilities should be increased by R$311,444. In turn, for US GAAP purposes, as of December 31, 2001, loans and financing under non-current liabilities should be decreased by R$311,444.

o.	Classification of License Acquisition Cost

      Under BR GAAP license acquisition costs are reported as a component of property, plant and equipment, net on the balance sheet. For US GAAP purposes, the license fee would be reported as an intangible asset and not included in property, plant and equipment.

p.	Classification of Inventories Provision

      Under BR GAAP inventory provision are classified as part of other operating or selling expenses. Under US GAAP these items should be included as part of cost of sales. For the years ended December 31, 1999, 2000 and 2001 charges to current operations pertaining to inventory provisions that should be reflected as part of cost of sales for US GAAP purposes amounted to R$1,702, R$7,387 and (R$465), respectively.

F-29

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

q.	Revenue Recognition

      For US GAAP, the Company recognizes service revenue as the services are provided. Prepaid service revenue is deferred and amortized based on subscriber airtime usage. Sales of handsets along with the related cost of the handset are amortized over three years. The excess of the cost over the amount of deferred revenue related to handset sales is recognized on the date of sale. The following is a reconciliation of net revenue between BR CL and US GAAP:

	1999	2000	2001

Net revenue under BR CL	82,664	246,683	425,930
Value added and other sales taxes	14,342	49,967	80,400
Deferred revenue — sales of handsets, net of amortization	(39,651)	(55,500)	(88,377)

Net revenue under US GAAP	57,355	241,150	417,953

(i)	Value-Added and Other Sales Taxes

      Under BR CL, these taxes are recorded in revenue net of the related tax expense. Under US GAAP, these taxes are recorded gross as revenue and related cost of services and merchandise. Accordingly, this difference in accounting policy has no impact in net income (loss) nor in shareholders’ equity. The impact of this difference under US GAAP was to increase both revenues and cost of merchandise and services by R$14,342, R$49,967 and R$80,400 for 1999, 2000 and 2001, respectively.

(ii)	Deferred Revenue Sales of Handsets

      Under BR CL, revenues and costs related to handset sales, including applicable value added and other sales taxes, are recognized when sold. Under US GAAP, revenue on sales of handsets along with the related cost of the handset, including applicable value added and other sales taxes are amortized over three years. Any excess of the cost over the amount of deferred revenue related to handset sales is recognized on the date of sale. As substantially all of the Company’s handsets are sold below cost, this difference in accounting policy had no impact on net income (loss) nor in shareholders’ equity. The amount of unamortized deferred revenue and the related amounts of unamortized deferred costs was R$95,151 and R$183,528 at December 31, 2000 and 2001, respectively.

F-30

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

      Reconciliation of the Net Loss between BR GAAP and US GAAP:

	1999	2000	2001

BR GAAP net loss for the year	(142,791)	(408,357)	(856,116)
Add (deduct):
Different criteria for:
Capitalized interest	2,563	6,992	(10,740)
Amortization of capitalized interest	(69)	(665)	(524)
Reversal of deferred assets	(256,465)	(90,833)	—
Reversal of license acquisition costs	(13,176)	—	—
Amortization of license acquisition costs	(6,161)	(6,161)	(6,161)
Amortization of deferred assets	9,626	52,643	31,663
FISTEL fee	—	—	(6,490)
Swap contracts	—	—	(52,474)
Commissions paid in 1998 and 1999 for Motorola loans	2,878	—	—
Amortization of commissions fees	(260)	(434)	(2,782)
Loss on incorporation of advance for future capital increase	—	—	(13)

US GAAP net loss for the year	(403,855)	(446,815)	(903,637)

Basic Loss per Share Computation:
Basic and diluted loss per thousands shares — common and preferred	(0.280)	(0.295)	(0.593)
Weighted average common and preferred shares outstanding	1,440,630	1,515,630	1,523,251
Diluted average common and preferred shares outstanding	1,440,630	1,515,630	1,523,251

      Reconciliation of the Shareholders’ Equity (Deficit) between BR GAAP and US GAAP:

	1999	2000	2001

BR GAAP shareholders’ equity (deficit)	472,690	274,333	(627,800)
Add (deduct):
Different criteria for:
Capitalized interest	2,563	9,555	(1,185)
Amortization of capitalized interest	(69)	(734)	(1,258)
Interest capitalized on license acquisition costs	42,006	42,006	42,006
Amortization of license acquisition costs	39,599	33,438	27,277
Deferred assets	(384,107)	(474,940)	(308,559)
Deferred assets, accumulated amortization	9,626	62,269	68,826
FISTEL fee			(6,490)
Swap contracts	—	—	(52,474)
Special reserve of goodwill	—	—	(95,271)
Commissions paid in 1998 and 1999 for Motorola loans	3,216	2,782	—

US GAAP shareholders’ equity (deficit)	185,524	(51,291)	(954,928)

F-31

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

	1999	2000	2001

Supplementary information:
Total assets under US GAAP	1,367,086	1,521,932	2,098,486
Current liabilities	423,024	462,207	927,583
Non-current liabilities	758,538	1,111,016	2,215,831
Intangible assets	809,108	748,043	686,978
Net property, plant and equipment	419,259	527,964	825,185

      Statements of changes in shareholder’s equity in accordance with US GAAP:

	1999	2000	2001

Shareholder’s equity (deficit) under US GAAP as of beginning of the year	339,379	185,524	(51,291)
Capital increase	250,000	—	—
Advance for future capital increase	—	210,000	—
Net loss for the year	(403,855)	(446,815)	(903,637)

Shareholder’s equity (deficit) under US GAAP as of ending of the year	185,524	(51,291)	(954,928)

31.     Additional Disclosures Required by US GAAP

     a.     Concentration of Credit Risks

      Credit risk with respect to trade accounts receivable is diminished due to the diversified nature of the Company’s customers. The Company continually monitors the level of trade accounts receivable and limits the exposure to bad debts by cutting access to the telephone network if any invoice is 15 days past due. Exceptions comprise telephone services that must be maintained for reasons of safety or national security.

      In conducting its business, Global Telecom S.A. is fully dependent upon the cellular telecommunications concession, granted by the Federal Government.

      The collective labor agreements currently in force expire in August 2003 with a salary renegotiation scheduled for September 2002.

     b.     Commitments (Unaudited)

      Planned capital expenditures for 2002 are approximately R$270,000. Most of the 2002 capital expenditures relate to infrastructure, information technology and transmission equipment.

      The Company is subject to obligations concerning quality of services, network expansion and modernization. Failure to meet these obligations may result in fines and penalties up to 0.05% of net operating revenues per day until the company complies with its obligations, as well as potential revocation of the concession.

      The Company believes that it is currently in compliance with its quality of service and expansion obligations.

F-32

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

     c.     Currency Analysis

      Debts in foreign currency are denominated in US dollars, Euro and Yens. Exchange rates are as follows:

	Units of One Brazilian real
Exchange Rate
at December 31,	US Dollars	Euro	Yens

1999	1.7890	1.80689	0.017459
2000	1.9554	1.84173	0.017082
2001	2.3204	2.06363	0.017707

     d.     Post-retirement Benefits

      The Company has no pension plan, post-retirement health care insurance or other benefits plan. Therefore, SFAS No. 87 — “Employers’ Accounting for Pensions” and SFAS No. 106 — “Employers’ Accounting for Post-retirement Benefits other than Pensions” has no effect on Company’s financial statements.

     e.     New Accounting Pronouncements

     SAB No. 101 — “Views on Selected Revenue Recognition Issues”

      In December 1999, the Securities and Exchange Commission (“SEC”) issue Staff Accounting Bulletin (“SAB”) No. 101, “Views on Selected Revenue Recognition Issues”, which sets forth the SEC’s views in applying US GAAP to selected revenue recognition issues. The SAB provides that if registrants have not applied the accounting therein they should implement the SAB and report a change in accounting principle. SAB No. 101, as amended, became effective as of the fourth quarter of 2000. The adoption of SAB No. 101 did not have a material impact on the reported amounts of net income or shareholders’ equity under US GAAP.

     SFAS No. 141 — Business Combinations

      During June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141 (SFAS 141), “Business Combinations”. SFAS 141 addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16 (Opinion 16), “Business Combinations” and FASB Statement No. 38, “Accounting for Preacquisition Contingencies of Purchased Enterprises”. All business combinations in the scope of SFAS 141 are to be accounted for using one method the purchase method. In addition, SFAS 141 requires that intangible assets be recognized as assets apart from goodwill if they meet two criteria — the contractual — legal criterion or the separability criterion. To assist in identifying acquired intangible assets, SFAS 141 also provides a list of intangible assets that meet either of those criteria. In addition to the disclosure requirements prescribed in Opinion 16, SFAS 141 requires disclosure of the primary reasons for a business combination and the allocation of the purchase price paid to the assets acquired and liabilities assumed by major balance sheet caption. SFAS 141 also requires that when the amounts of goodwill and intangible assets acquired are significant to the purchase price paid, disclosure of other information about those assets is required, such as the amount of goodwill by reportable segment and the amount of the purchase price assigned to each major intangible asset class. The provisions of SFAS 141 apply to all business combinations initiated after June 30, 2001. SFAS 141 also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. The Company is currently evaluating the impact of the provisions of SFAS 141 to its consolidated financial positions and results of operations. Based on an initial assessment of the provisions and requirements of SFAS 141, management understands that the implementation of this statement will not result in any impact to the Company’s financial statements.

F-33

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

     SFAS No. 142 — “Goodwill and Other Intangible Assets”

      During June 2001, FASB issue SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion 17, Intangible Assets. SFAS No. 142 also amends SFAS No. 121, “Accounting for the Impairment of Long Lived Assets and for long-lived Assets to Be Disposed Of”, to exclude from its scope goodwill and intangible assets that are not amortized. SFAS No. 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The provision of SFAS No. 142 is required to be applied starting with fiscal years beginning after December 15, 2001. Early application is permitted for entities with fiscal years beginning after March 15, 2001, provided that the first interim financial statements have not been issued. An exception to SFAS No. 142 application date is for goodwill and intangible assets acquired after June 30, 2001, which will be immediately subject to the non-amortization and amortization provisions of this statement. Based on an initial assessment of the provisions and requirements of SFAS 142, management understands that the implementation of this statement will not result in any impact to the Company’s financial statements.

     SFAS No. 143 — “Accounting for Asset Retirement Obligations”

      During June 2001 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 143 (SFAS No. 143), Accounting for Asset Retirement Obligations”. SFAS No. 143 basically requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement cost is capitalized as part of the carrying amount of the long-lived asset. Under SFAS No. 143 the liability for an asset retirement obligation is discounted and accretion expense is recognized using the credit-adjusted risk-free interest rate in effect when the liability was initially recognized. In addition, disclosure requirements contained in SFAS No. 143 will provide more information about asset retirement obligations. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002 with earlier application encouraged. Based on an initial assessment of the provisions and requirements of SFAS 143, management understands that the implementation of this statement will not result in any impact to the Company’s financial statements.

SFAS No. 144 — “Accounting for the Impairment or Disposal of Long-Lived Assets”

      During August 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards SFAS No. 144 — “Accounting for the Impairment or Disposal of Long-Lived Assets” supersedes Statement of Financial Accounting Standards No. 121 (SFAS No. 121), “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of” but retains SFAS No. 121 fundamental provisions for (a) recognition/ measurement of impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale. SFAS No. 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30 (APB No. 30), “Reporting the Results of Operations” for segments of a business to be disposed of but retains APB No. 30’s requirement to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of or it is classified as held for sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those years, with early application encouraged. The Company is currently evaluating the impact of SFAS No. 144 in its financial statements. Based on an initial assessment of the provisions and requirements of SFAS 144, management understands that the implementation of this statement will not result in any impact to the Company’s financial statements.

F-34

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

f. Statement of Cash Flows

      Brazilian GAAP does not require the presentation of a statement of cash flows as required by US GAAP. Changes in working capital are presented in the statements of changes in financial positions. US GAAP requires the presentation of a statement of cash flows describing a company’s cash flows from operating, financing and investing activities (prepared based in the amounts in BR GAAP), as follows:

GLOBAL TELECOM S.A.

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 1999, 2000 and 2001

	Years Ended December 31,

	1999	2000	2001

	(In thousands of Brazilian reais)
OPERATING ACTIVITIES:
Net loss	(142,791)	(408,357)	(856,116)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	47,531	158,161	158,932
Exchange and monetary variation on non-current items, net	41,553	190,371	291,020
Provision for doubtful accounts	2,845	20,374	32,823
Provision for losses on property, plant and equipment	—	—	20,671
Net book value of property, plant and equipment sold	206	67	1,612
Changes in operating assets:
(Increase)/Decrease in accounts receivable	(20,025)	(43,863)	(52,864)
(Increase)/Decrease in recoverable taxes	(19,709)	17,939	8,595
(Increase)/Decrease in inventories	(22,172)	2,160	(34,899)
(Increase)/Decrease in other current assets	(1,500)	(3,379)	(12,235)
(Increase)/Decrease in other non-current assets	(5)	(1,479)	(16,854)
(Increase)/Decrease in deferred assets	(214,764)	(90,833)	—
Changes in operating liabilities:
Increase/(Decrease) in payroll and related accruals	2,140	1,281	5,441
Increase/(Decrease) in suppliers	40,622	(43,417)	139,189
Increase/(Decrease) in taxes and contribution obligations	7,658	10,582	(1,942)
Increase/(Decrease) in other account payable	(4,856)	4,334	3,323
Increase/(Decrease) in non-current liabilities	—	4,407	40,926

Net cash used in operating activities	(283,267)	(181,652)	(272,378)

INVESTING ACTIVITIES:
Payments of license of concession	(212,682)	(257,158)	(292,691)
Purchase of property, plant and equipment	(233,792)	(150,523)	(422,559)

Net cash used in investing activities	(446,474)	(407,681)	(715,250)

FINANCING ACTIVITIES:
Net increase (decrease) in non-current loans	46,830	47,904	(1,078,347)
New loans obtained — non-current	439,696	377,857	2,048,893
From shareholders’	250,000	210,000	(13)

Net cash provided by financing activities	736,526	635,761	970,533

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6,785	46,428	(17,095)
CASH AND CASH EQUIVALENTS IN THE BEGINNING OF THE YEAR	16,786	23,571	69,999

CASH AND CASH EQUIVALENTS AT END OF THE YEAR	23,571	69,999	52,904

SUPPLEMENTARY CASH FLOW INFORMATION:
Interest paid	37,210	62,946	146,548

F-35

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      Neither the laws of Brazil nor other constitutive documents provide for indemnification of directors and officers. However, the registrant’s directors and officers and certain of its controlling persons benefit from insurance against civil liabilities, including civil liabilities in connection with the registration, offering and sale of the securities.

Item 21.	Exhibits and Financial Statements

      (a) Exhibits.

      The following documents are filed as exhibits to the registration statement:

Exhibit
Number		Description

2	.1*	Protocol of the Merger of Shares of Tele Centro Oeste Celular Participações S.A. into Telesp Celular Participações S.A. for the purpose of the former’s conversion into a Wholly Owned Subsidiary.
2	.2*	Justification of the Merger of Shares of Tele Centro Oeste Celular Participações S.A. into Telesp Celular Participações S.A. for the purpose of the former’s conversion into a Wholly Owned Subsidiary.
2	.3**	First Amendment to the Protocol of the Merger of Shares of Tele Centro Oeste Celular Participações S.A. by Telesp Celular Participações S.A. for the Conversion of TCO into a Wholly-Owned Subsidiary.
2	.4**	First Amendment to the Justification of the Merger of Shares of Tele Centro Oeste Celular Participações S.A. by Telesp Celular Participações S.A. for the Conversion of TCO into a Wholly-Owned Subsidiary.
2	.5**	Appraisal by KPMG Corporate Finance Ltda. of the Shareholders’ Equity at Market Value of Telesp Celular Participações S.A. dated November 2003 (reissue of the report dated October 24, 2003).
3.1		By-Laws (Estatuto Social) of Telesp Celular Participações S.A. (together with an English translation), incorporated by reference to Exhibit 1.1 to the Annual Report on Form 20-F/A of Telesp Celular Participações S.A. filed on June 24, 2003 (the “2002 TCP 20-F”) (SEC file number 001-14493).
3.2		Amended and Restated By-Laws (Estatuto Social) of Tele Centro Oeste Celular Participações S.A. (English translation), incorporated by reference to Exhibit 1.1 to the Annual Report on Form 20-F of Tele Centro Oeste Celular Participações S.A. filed on June 30, 2003 (the “2002 TCO 20-F”) (SEC file number 001-14489).
4.1		Amended and Restated Deposit Agreement dated as of November 2, 1998, between Telesp Celular Participações S.A. and The Bank of New York, as depositary, incorporated by reference to the registration statement on Form F-6EF of Telesp Celular Participações S.A. filed on October 18, 2002 (SEC file No. 333-100644).
4.2		Note Purchase Agreement relating to the issuance by Global Telecom S.A. of €710,000,000 of floating rate notes due 2004, dated July 27, 2001, among Portugal Telecom International Finance B.V., Global Telecom S.A. and Citibank N.A. London, incorporated by reference to the Annual Report on Form 20-F of Telesp Celular Participações S.A. for the fiscal year ended December 31, 2001 filed on June 21, 2002 (the “2001 TCP 20-F”) (SEC file number 001-14493).
4.3		Agency Agreement relating to the issuance by Global Telecom S.A. of €710,000,000 of floating rate notes due 2004, dated July 27, 2001, between Citibank N.A. London and Global Telecom S.A., incorporated by reference to the 2001 TCP 20-F.

Exhibit
Number		Description

4.4		Note Purchase Agreement relating to the issuance by Telesp Celular Participações S.A. of €416,050,488.19 of floating rate notes due 2004, dated November 28, 2001, among Portugal Telecom International. Finance B.V., Telesp Celular Participações S.A. and Citibank N.A. London, incorporated by reference to the 2001 TCP 20-F.
4.5		Agency Agreement relating to the issuance by Telesp Celular Participações S.A. of €416,050,488.19 of floating rate notes due 2004, dated November 28, 2001, among Citibank N.A. London and Telesp Celular Participações S.A., incorporated by reference to the 2001 TCP 20-F.
5	.1**	Opinion of Machado, Meyer, Sendacz e Opice Advogados regarding the preferred shares of TCP.
8	.1**	Opinion of Machado, Meyer, Sendacz e Opice Advogados regarding tax matters and certain other matters.
10.1		Consulting Agreement (Instrumento Particular de Prestagem de Serviços de Consultoria) dated as of January 7, 1999, between Telesp Celular S.A. and Portugal Telecom S.A. (currently Portugal Telecom S.G.P.S. S.A.), incorporated by reference to the Annual Report on Form 20-F of Telesp Celular Participações S.A. for the year ended December 31, 2000, filed on June 29, 2001 (SEC file number 001-14493).
10.2		Shareholders’ Agreement dated as of February 6, 2001, among DDI Corporation, Inepar Telecomunicacões S.A., ITX Corporation and Telesp Celular Participações S.A., incorporated by reference to the 2001 TCP 20-F.
10.3		First Amendment to the Shareholders’ Agreement of Global Telecom S.A. dated August 14, 2001, among Telesp Celular Participações S.A., KDDI Corporation (formerly known as DDI Corporation), Inepar Telecomunicagoes S.A. and ITX Corporation (together with an English translation), incorporated by reference to the 2001 TCP 20-F.
10.4		Share Sale and Purchase Agreement dated January 13, 2001, among DDI Corporation, Inepar Telecomunicagoes S.A. and ITX Corporation (the “Sellers”) and Telesp Celular Participações S.A. (the “Purchaser”), incorporated by reference to the 2001 TCP 20-F.
10.5		Irrevocable Promise of Purchase and Sale of Shares Agreement and Other Covenants dated January 13, 2001, among DDI Corporation, Inepar Telecomunicagoes S.A. and ITX Corporation (the “Sellers”) and Telesp Celular Participações S.A. (the “Purchaser”), incorporated by reference to the 2001 TCP 20-F.
10.6		Supply Agreement (Contrato de Fornecimento) dated as of August 27, 2001, between Global Telecom S.A. and Motorola do Brasil Ltda. (together with an English summary), incorporated by reference to the 2001 TCP 20-F.
10.7		Financing Agreement (Contrato de Financiamento) dated July 19, 2001, among the Brazilian Social and Economic Development Bank (Lender), Global Telecom S.A. (Borrower) and Telesp Celular S.A. (Guarantor) (together with an English summary), incorporated by reference to the 2001 TCP 20-F.
10.8		Financing Agreement (Contrato de Financiamento) dated July 19, 2001, among Banco Bradesco S.A. and Banco Alfà de Investimento S.A. (Lenders) and Global Telecom S.A. (Borrower) and Telesp Celular S.A. (Guarantor) (together with an English summary), incorporated by reference to the 2001 TCP 20-F.
10	.9**	Agreement for the Purchase of Shares, dated March 24, 2003 (English translation), among Bid S.A., Splice do Brasil Telecomunicações e Eletrônica S.A., Telesp Celular Participações S.A., Brasilcel N.V., Cabo Paulista S.A. and Fixcel S.A.*
10	.10**	Terms of Closing (Purchase and Sale of Shares Issued by Tele Centro Oeste Celular Participações S.A.), dated April 11, 2003, among Bid S.A., Splice do Brasil Telecomunicações e Eletrônica S.A., Telesp Celular Participações S.A., Brasilcel N.V., Belpart Participações Ltda. (as successor to Cabo Paulista S.A.) and Fixcel S.A.*
10	.11**	Term of Assignment and Transfer of Shares, Financial Settlement and Acquittance (Purchase and Sale of Shares Issued by Tele Centro Oeste Celular Participações S.A.), dated April 25, 2003 (English translation), among Bid S.A., Splice do Brasil Telecomunicações e Eletrônica S.A., Telesp Celular Participações S.A., Brasilcel N.V., Belpart Participações Ltda. (as successor to Cabo Paulista S.A.) and Fixcel S.A.*

Exhibit
Number		Description

10.12		Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and Telesp Celular S.A. on December 10, 2002, incorporated by reference to Exhibit 4.1 to the Annual Report on 2002 TCP20-F.
10.13		Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and Telesp Celular S.A. on December 10, 2002, incorporated by reference to Exhibit 4.1 to the Annual Report on 2002 TCP20-F.
10.14		Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and Global Telecom S.A. on December 10, 2002, incorporated by reference to Exhibit 4.1 to the Annual Report on 2002 TCP20-F.
10.15		Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and TCO on February 3, 2003, incorporated by reference to Exhibit 4.1 to the Annual Report on 2002 TCO 20-F.
10.16		Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and Telegoias on February 3, 2003, incorporated by reference to Exhibit 4.2 to the Annual Report on 2002 TCO 20-F.
10.17		Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and Telems on February 3, 2003, incorporated by reference to Exhibit 4.3 to the Annual Report on 2002 TCO 20-F.
10.18		Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and Telemat on February 3, 2003, incorporated by reference to Exhibit 4.4 to the Annual Report on 2002 TCO 20-F.
10.19		Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and Teleron on February 3, 2003, incorporated by reference to Exhibit 4.5 to the Annual Report on 2002 TCO 20-F.
10.20		Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and Teleacre on February 3, 2003, incorporated by reference to Exhibit 4.6 to the Annual Report on 2002 TCO 20-F.
10.21		Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and NBT on February 3, 2003, incorporated by reference to Exhibit 4.7 to the Annual Report on 2002 TCO 20-F.
10	.22**	Private Instrument of the Terms of the First Issue of Non-Convertible Debentures of Telesp Celular Participações S.A., dated July 14, 2003, among Telesp Celular Participações S.A., Telesp Celular S.A. and Oliveira Trust D.T.V.M. Ltd.
15	.1**	Letter of Deloitte Touche Tohmatsu Auditores Independentes.
21	.1*	List of Subsidiaries.
23	.1**	Consent of Deloitte Touche Tohmatsu Auditores Independentes.
23	.2**	Consent of Deloitte Touche Tohmatsu Auditores Independentes.
23	.3**	Consent of Deloitte Touche Tohmatsu Auditores Independentes.
23	.4**	Consent of Deloitte Touche Tohmatsu Auditores Independentes.
23	.5**	Consent of Deloitte Touche Tohmatsu Auditores Independentes.
23	.6**	Consent of Ernst & Young Auditores Independentes S.C.
23	.7**	Consent of KPMG Auditores Independentes.
23	.8**	Consent of KPMG Auditores Independentes.
23	.9**	Consent of KPMG Auditores Independentes.
23	.10**	Consent of KPMG Corporate Finance Ltda.
23	.11**	Consent of Consult Consultoria, Engenharia e Avaliações S/ C Ltda.
23	.12**	Consent of Citigroup Global Markets Inc.
23	.13**	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Exhibit
Number		Description

23	.14**	Consent of Machado, Meyer, Sendacz e Opice Advogados.
23	.15**	Consent of Planconsult Planejamento e Consultoria — Planconsult.
24	.1*	Powers of attorney of certain officers and directors of Telesp Celular Participações S.A. (included in signature page).

*	Previously filed.

**	Filed herewith.

      There are omitted from the exhibits filed with or incorporated by reference into this registration statement certain promissory notes and other instruments and agreements with respect to our long-term debt, none of which authorizes securities in a total amount that exceeds 10% of our total assets. We hereby agree to furnish to the Securities and Exchange Commission copies of any such omitted promissory notes or other instruments or agreements as the Commission requests.

      (b) Schedules.

      None required.

Item 22.	Undertakings

      The undersigned registrant hereby undertakes:

(1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(2) The registrant hereby undertakes (1) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (2) to arrange for a facility in the U.S. for the purpose of responding to such requests.

(3) To supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil, on December 19, 2003.

TELESP CELULAR PARTICIPAÇÕES S.A.

By:	/s/ FRANCISCO JOSÉ AZEVEDO PADINHA

Name:	Francisco José Azevedo Padinha

Title:	Chief Executive Officer

By:	/s/ FERNANDO ABELLA GARCIA

Name:	Fernando Abella Garcia
Title:	Executive Vice President for Finance Planning and Control

POWER OF ATTORNEY AND SIGNATURES

      Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities held on December 19, 2003.

Signature	Title

/s/ FRANCISCO JOSÉ AZEVEDO PADINHA Francisco José Azevedo Padinha	Chief Executive Officer

/s/ FERNANDO ABELLA GARCIA Fernando Abella Garcia	Executive Vice President for Finance, Planning and Control and Investor Relations Officer (Principal Financial Officer)

* Carlos Cesar Mazur	Principal Accounting Officer

* Félix Pablo Ivorra Cano	President of the Board of Directors

* Iriarte José Araújo Esteves	Director

* Fernando Xavier Ferreira	Director

* Antonio Viana Baptista	Director

* Ernesto Lopez Mozo	Director

Signature	Title

* Ignacio Aller Malo	Director

* Zeinal Abedin M. Bava	Director

* Carlos Manuel L. Vasconcellos Cruz	Director

* Eduardo Perestrelo Correia de Matos	Director

* Pedro Manuel Brandão Rodrigues	Director

* Antonio Gonçalves de Oliveira	Director

/s/ DONALD J. PUGLISI Donald J. Puglisi Managing Director Puglisi & Associates	Authorized Representative in the United States

*By: /s/ FRANCISCO JOSÉ AZEVEDO PADINHA Francisco José Azevedo Padinha, as Attorney-in-Fact /s/ FERNANDO ABELLA GARCIA Fernando Abella Garcia, as Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description

2	.1*	Protocol of the Merger of Shares of Tele Centro Oeste Celular Participações S.A. into Telesp Celular Participações S.A. for the purpose of the former’s conversion into a Wholly Owned Subsidiary.
2	.2*	Justification of the Merger of Shares of Tele Centro Oeste Celular Participações S.A. into Telesp Celular Participações S.A. for the purpose of the former’s conversion into a Wholly Owned Subsidiary.
2	.3**	First Amendment to the Protocol of the Merger of Shares of Tele Centro Oeste Celular Participações S.A. by Telesp Celular Participações S.A. for the Conversion of TCO into a Wholly-Owned Subsidiary.
2	.4**	First Amendment to the Justification of the Merger of Shares of Tele Centro Oeste Celular Participações S.A. by Telesp Celular Participações S.A. for the Conversion of TCO into a Wholly-Owned Subsidiary.
2	.5**	Appraisal by KPMG Corporate Finance Ltda. of the Shareholders’ Equity at Market Value of Telesp Celular Participações S.A. dated November 2003 (reissue of the report dated October 24, 2003).
3.1		By-Laws (Estatuto Social) of Telesp Celular Participações S.A. (together with an English translation), incorporated by reference to Exhibit 1.1 to the Annual Report on Form 20-F/A of Telesp Celular Participações S.A. filed on June 24, 2003 (the “2002 TCP 20-F”) (SEC file number 001-14493).
3.2		Amended and Restated By-Laws (Estatuto Social) of Tele Centro Oeste Celular Participações S.A. (English translation), incorporated by reference to Exhibit 1.1 to the Annual Report on Form 20-F of Tele Centro Oeste Celular Participações S.A. filed on June 30, 2003 (the “2002 TCO 20-F”) (SEC file number 001-14489).
4.1		Amended and Restated Deposit Agreement dated as of November 2, 1998, between Telesp Celular Participações S.A. and The Bank of New York, as depositary, incorporated by reference to the registration statement on Form F-6EF of Telesp Celular Participações S.A. filed on October 18, 2002 (SEC file No. 333-100644).
4.2		Note Purchase Agreement relating to the issuance by Global Telecom S.A. of €710,000,000 of floating rate notes due 2004, dated July 27, 2001, among Portugal Telecom International Finance B.V., Global Telecom S.A. and Citibank N.A. London, incorporated by reference to the Annual Report on Form 20-F of Telesp Celular Participações S.A. for the fiscal year ended December 31, 2001 filed on June 21, 2002 (the “2001 TCP 20-F”) (SEC file number 001-14493).
4.3		Agency Agreement relating to the issuance by Global Telecom S.A. of €710,000,000 of floating rate notes due 2004, dated July 27, 2001, between Citibank N.A. London and Global Telecom S.A., incorporated by reference to the 2001 TCP 20-F.
4.4		Note Purchase Agreement relating to the issuance by Telesp Celular Participações S.A. of €416,050,488.19 of floating rate notes due 2004, dated November 28, 2001, among Portugal Telecom International. Finance B.V., Telesp Celular Participações S.A. and Citibank N.A. London, incorporated by reference to the 2001 TCP 20-F.
4.5		Agency Agreement relating to the issuance by Telesp Celular Participações S.A. of €416,050,488.19 of floating rate notes due 2004, dated November 28, 2001, among Citibank N.A. London and Telesp Celular Participações S.A., incorporated by reference to the 2001 TCP 20-F.
5	.1**	Opinion of Machado, Meyer, Sendacz e Opice Advogados regarding the preferred shares of TCP.
8	.1**	Opinion of Machado, Meyer, Sendacz e Opice Advogados regarding tax matters and certain other matters.
10.1		Consulting Agreement (Instrumento Particular de Prestagem de Serviços de Consultoria) dated as of January 7, 1999, between Telesp Celular S.A. and Portugal Telecom S.A. (currently Portugal Telecom S.G.P.S. S.A.), incorporated by reference to the Annual Report on Form 20-F of Telesp Celular Participações S.A. for the year ended December 31, 2000, filed on June 29, 2001 (SEC file number 001-14493).

Exhibit
Number		Description

10.2		Shareholders’ Agreement dated as of February 6, 2001, among DDI Corporation, Inepar Telecomunicacões S.A., ITX Corporation and Telesp Celular Participações S.A., incorporated by reference to the 2001 TCP 20-F.
10.3		First Amendment to the Shareholders’ Agreement of Global Telecom S.A. dated August 14, 2001, among Telesp Celular Participações S.A., KDDI Corporation (formerly known as DDI Corporation), Inepar Telecomunicagoes S.A. and ITX Corporation (together with an English translation), incorporated by reference to the 2001 TCP 20-F.
10.4		Share Sale and Purchase Agreement dated January 13, 2001, among DDI Corporation, Inepar Telecomunicagoes S.A. and ITX Corporation (the “Sellers”) and Telesp Celular Participações S.A. (the “Purchaser”), incorporated by reference to the 2001 TCP 20-F.
10.5		Irrevocable Promise of Purchase and Sale of Shares Agreement and Other Covenants dated January 13, 2001, among DDI Corporation, Inepar Telecomunicagoes S.A. and ITX Corporation (the “Sellers”) and Telesp Celular Participações S.A. (the “Purchaser”), incorporated by reference to the 2001 TCP 20-F.
10.6		Supply Agreement (Contrato de Fornecimento) dated as of August 27, 2001, between Global Telecom S.A. and Motorola do Brasil Ltda. (together with an English summary), incorporated by reference to the 2001 TCP 20-F.
10.7		Financing Agreement (Contrato de Financiamento) dated July 19, 2001, among the Brazilian Social and Economic Development Bank (Lender), Global Telecom S.A. (Borrower) and Telesp Celular S.A. (Guarantor) (together with an English summary), incorporated by reference to the 2001 TCP 20-F.
10.8		Financing Agreement (Contrato de Financiamento) dated July 19, 2001, among Banco Bradesco S.A. and Banco Alfà de Investimento S.A. (Lenders) and Global Telecom S.A. (Borrower) and Telesp Celular S.A. (Guarantor) (together with an English summary), incorporated by reference to the 2001 TCP 20-F.
10	.9**	Agreement for the Purchase of Shares, dated March 24, 2003 (English translation), among Bid S.A., Splice do Brasil Telecomunicações e Eletrônica S.A., Telesp Celular Participações S.A., Brasilcel N.V., Cabo Paulista S.A. and Fixcel S.A.*
10	.10**	Terms of Closing (Purchase and Sale of Shares Issued by Tele Centro Oeste Celular Participações S.A.), dated April 11, 2003, among Bid S.A., Splice do Brasil Telecomunicações e Eletrônica S.A., Telesp Celular Participações S.A., Brasilcel N.V., Belpart Participações Ltda. (as successor to Cabo Paulista S.A.) and Fixcel S.A.*
10	.11**	Term of Assignment and Transfer of Shares, Financial Settlement and Acquittance (Purchase and Sale of Shares Issued by Tele Centro Oeste Celular Participações S.A.), dated April 25, 2003 (English translation), among Bid S.A., Splice do Brasil Telecomunicações e Eletrônica S.A., Telesp Celular Participações S.A., Brasilcel N.V., Belpart Participações Ltda. (as successor to Cabo Paulista S.A.) and Fixcel S.A.*
10.12		Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and Telesp Celular S.A. on December 10, 2002, incorporated by reference to Exhibit 4.1 to the Annual Report on 2002 TCP20-F.
10.13		Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and Telesp Celular S.A. on December 10, 2002, incorporated by reference to Exhibit 4.1 to the Annual Report on 2002 TCP20-F.
10.14		Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and Global Telecom S.A. on December 10, 2002, incorporated by reference to Exhibit 4.1 to the Annual Report on 2002 TCP20-F.
10.15		Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and TCO on February 3, 2003, incorporated by reference to Exhibit 4.1 to the Annual Report on 2002 TCO 20-F.
10.16		Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and Telegoias on February 3, 2003, incorporated by reference to Exhibit 4.2 to the Annual Report on 2002 TCO 20-F.

Exhibit
Number		Description

10.17		Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and Telems on February 3, 2003, incorporated by reference to Exhibit 4.3 to the Annual Report on 2002 TCO 20-F.
10.18		Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and Telemat on February 3, 2003, incorporated by reference to Exhibit 4.4 to the Annual Report on 2002 TCO 20-F.
10.19		Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and Teleron on February 3, 2003, incorporated by reference to Exhibit 4.5 to the Annual Report on 2002 TCO 20-F.
10.20		Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and Teleacre on February 3, 2003, incorporated by reference to Exhibit 4.6 to the Annual Report on 2002 TCO 20-F.
10.21		Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and NBT on February 3, 2003, incorporated by reference to Exhibit 4.7 to the Annual Report on 2002 TCO 20-F.
10	.22**	Private Instrument of the Terms of the First Issue of Non-Convertible Debentures of Telesp Celular Participações S.A., dated July 14, 2003, among Telesp Celular Participações S.A., Telesp Celular S.A. and Oliveira Trust D.T.V.M. Ltd.
15	.1**	Letter of Deloitte Touche Tohmatsu Auditores Independentes.
21	.1*	List of Subsidiaries.
23	.1**	Consent of Deloitte Touche Tohmatsu Auditores Independentes.
23	.2**	Consent of Deloitte Touche Tohmatsu Auditores Independentes.
23	.3**	Consent of Deloitte Touche Tohmatsu Auditores Independentes.
23	.4**	Consent of Deloitte Touche Tohmatsu Auditores Independentes.
23	.5**	Consent of Deloitte Touche Tohmatsu Auditores Independentes.
23	.6**	Consent of Ernst & Young Auditores Independentes S.C.
23	.7**	Consent of KPMG Auditores Independentes.
23	.8**	Consent of KPMG Auditores Independentes.
23	.9**	Consent of KPMG Auditores Independentes.
23	.10**	Consent of KPMG Corporate Finance Ltda.
23	.11**	Consent of Consult Consultoria, Engenharia e Avaliações S/ C Ltda.
23	.12**	Consent of Citigroup Global Markets Inc.
23	.13**	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.
23	.14**	Consent of Machado, Meyer, Sendacz e Opice Advogados.
23	.15**	Consent of Planconsult Planejamento e Consultoria — Planconsult.
24	.1*	Powers of attorney of certain officers and directors of Telesp Celular Participações S.A. (included in signature page).

*	Previously filed.

**	Filed herewith.